UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

NewStar Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.01 per share
(2)

Aggregate number of securities to which transaction applies: As of the close of business on November 6, 2017, 41,555,754 shares of common stock outstanding (including 789,967 shares of common stock subject to vesting), 35,000 shares of common stock subject to outstanding employee stock options and 12,000,000 shares of common stock subject to outstanding warrants

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Exchange Act Rule 0-11(c), the filing fee of $64,370.87 was determined by multiplying 0.0001245 by the aggregate merger consideration of $517,035,129.76. The aggregate merger consideration was calculated by multiplying the 41,555,754 outstanding shares of common stock (including 789,967 shares of common stock subject to vesting) by the per share merger consideration of $12.44, which consists of $11.44 in upfront per share consideration and one contingent value right that NewStar estimates could result in additional cash payments of up to $1.00 per share, and adding the foregoing product to $81,550.00, the product obtained by multiplying the 35,000 shares of common stock subject to outstanding employee stock options by $2.33, the per share merger consideration of $12.44 less the $10.11 weighted average exercise price per share of such outstanding employee stock options (in each case, as of the close of business of November 6, 2017). As all of the warrants have an exercise price per share of $12.62, which is higher than the per share merger consideration of $12.44, no consideration will be payable in respect of the 12,000,000 shares of common stock subject to outstanding warrants.

	(4)	Proposed maximum aggregate value of transaction: $517,035,129.76
	(5)	Total fee paid: $64,370.87

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1250

Boston, MA 02116

November 29, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of NewStar Financial, Inc., which we will hold at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, on December 21, 2017, at 10 a.m., local time.

As previously announced, on October 16, 2017 NewStar entered into a merger agreement with First Eagle Holdings, Inc. and an asset purchase agreement with GSO Diamond Portfolio Holdco LLC, a subsidiary of a newly formed investment fund advised by GSO Capital Partners LP.

Under the merger agreement, NewStar will be acquired by a subsidiary of First Eagle and holders of our common stock will be entitled to receive for each share of NewStar common stock issued and outstanding immediately before the merger (i) $11.44 in cash and (ii) one contractual contingent value right. The contingent value rights, as more fully described in the attached proxy statement, represent the right to receive the net tax refunds that are expected to be received by NewStar following the closing as a result of tax losses generated primarily by the proposed transactions. We estimate these tax refunds will total approximately $1.00 per contingent value right if the transactions close in 2017, or $0.84 per contingent value right if the transactions close in 2018. We expect to be able to file for such tax refunds by the third quarter of 2018, although the payment and distribution of the cash proceeds from such refunds will likely require additional time and may vary due to factors not within our control.

Immediately prior to the merger, under the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to GSO Diamond Portfolio Holdco LLC. The proceeds of the asset sale will be used to pay down outstanding NewStar debt and to fund a portion of the merger consideration payable by First Eagle. NewStar stockholders will not receive directly any portion of the asset sale proceeds. Completion of the asset sale and the merger are conditioned on each other, and we will not complete either transaction unless both are completed.

We are holding a special meeting to seek your approval to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement.

Our board of directors, by the unanimous vote of all directors voting, has approved the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements. The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the transactions contemplated by the asset purchase agreement.

At the special meeting, stockholders will also be asked to vote on (i) an advisory (non-binding) proposal to approve specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the merger and (ii) a proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals regarding the merger agreement and the asset purchase agreement. The board recommends that stockholders vote “FOR” each of these proposals.

Information about the special meeting, the proposals to be voted on at the meeting and other related matters is contained in the accompanying proxy statement, which we urge you to read carefully and in its entirety, including the annexes and the documents referred to or incorporated by reference in the proxy statement.

Your vote is very important. The transactions cannot be completed unless holders of a majority of the outstanding shares of common stock vote “FOR” the adoption of the merger agreement and “FOR” the approval of the transactions contemplated by the asset purchase agreement. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and “AGAINST” the proposal to approve the transactions contemplated by the asset purchase agreement.

On behalf of the Board of Directors of

NewStar Financial, Inc.,

Timothy J. Conway

Chairman and Chief Executive Officer

Boston, Massachusetts

November 29, 2017

Neither the SEC nor any state securities commission has approved or disapproved either the asset sale or the merger, passed upon the merits or fairness of either the asset sale or the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated November 29, 2017 and is first being mailed to stockholders on or about November 30, 2017.

NEWSTAR FINANCIAL, INC.

500 Boylston Street, Suite 1250

Boston, MA 02116

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of NewStar Financial, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of NewStar Financial, Inc., a Delaware corporation (“NewStar”) will be held at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, on December 21, 2017, at 10 a.m. local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, by and among NewStar, First Eagle Holdings, Inc., a Delaware corporation, FE Holdco, LLC, a Delaware limited liability company, and FE Merger Sub, Inc., a Delaware corporation;

2. To consider and vote on a proposal to approve the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017, by and between NewStar and GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company;

3. To approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the transactions; and

4. To approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.

Only holders of record of our common stock at the close of business on November 20, 2017, are entitled to receive notice of, and to vote at, the special meeting or at any postponement or adjournment thereof.

Your vote is very important. The transactions cannot be completed unless holders of a majority of the outstanding shares of common stock vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to approve the transactions contemplated by the asset purchase agreement. Both the merger proposal and the asset sale proposal must be approved by NewStar’s stockholders in order for the transactions to be completed. The failure to vote on either of these proposals will have the same effect as a vote “AGAINST” both proposals.

After reading the accompanying proxy statement, please make sure to vote your shares by proxy promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by proxy by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker or other nominee, please follow the instructions you receive from it to vote your shares.

If you have any questions or need assistance in voting your shares of common stock, please contact our proxy solicitor, Georgeson LLC, toll free at (866) 695-6078.

By order of the Board of Directors,

Robert K. Brown

Secretary

Dated: November 29, 2017

i

Annex

ii

SUMMARY

This Summary highlights selected information contained in this proxy statement. Since this Summary may not contain all of the information that may be important to you, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as any other related documents filed with the Securities and Exchange Commission, which we refer to as the “SEC”. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

The Parties to the Transaction Agreements (page 21)

NewStar Financial, Inc.

NewStar Financial, Inc., which we refer to as “NewStar”, “we” or “our”, is a Delaware corporation. NewStar is a commercial finance company engaged in direct lending activities and asset management. NewStar’s common stock, par value $0.01 per share, which we refer to as “common stock”, is listed on the Nasdaq Stock Market, which we refer to as the “NASDAQ”, under the symbol “NEWS”.

Additional information about NewStar is contained in our public filings with the SEC. See “Where You Can Find Additional Information” beginning on page 146 of this proxy statement.

First Eagle Holdings, Inc., FE Holdco, LLC and FE Merger Sub, Inc.

First Eagle Holdings, Inc., which we refer to as “First Eagle”, is a Delaware corporation and an affiliate of First Eagle Investment Management, LLC, which is an independent, privately-owned investment management firm headquartered in New York with approximately US $116 billion in assets under management (as of September 30, 2017). An entity jointly owned by funds advised by The Blackstone Group L.P., which we refer to as “Blackstone” (which is listed on the New York Stock Exchange under the symbol “BX”) and Corsair Capital LLC, which we refer to as “Corsair”, is the majority owner of First Eagle. For more information about First Eagle, Corsair and Blackstone see “Additional Information Regarding First Eagle and Corsair” beginning on page 131 of this proxy statement.

FE Holdco, LLC, which we refer to as “FE Holdco”, is a Delaware limited liability company and a wholly owned subsidiary of First Eagle.

FE Merger Sub, Inc., which we refer to as “Merger Sub”, is a Delaware corporation and a wholly owned subsidiary of FE Holdco. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

GSO Diamond Portfolio Holdco LLC

GSO Diamond Portfolio Holdco LLC, which we refer to as the “Asset Buyer”, is a Delaware limited liability company. The Asset Buyer is a wholly owned subsidiary of GSO Diamond Portfolio Fund LP, which we refer to as the “GSO Fund”, a newly formed investment fund advised by GSO Capital Partners LP., which we refer to as “GSO”. GSO is the global credit investment platform of Blackstone. The partners in the GSO Fund, who will provide the equity capital to fund a portion of the asset purchase price, consist of various institutional investors and family offices, as well as certain affiliates of GSO.

The Asset Buyer was formed for the purpose of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the asset purchase agreement.

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Certain Relationships Among the Parties

For information on relationship among the parties to the transactions listed above and certain of their affiliates, see “The Parties to the Transactions” beginning on page 21 of this proxy statement and “Additional Information Regarding First Eagle and Corsair” beginning on page 131 of this proxy statement.

The Merger and Asset Sale (page 31)

On October 16, 2017, NewStar entered into:

•	an Agreement and Plan of Merger as may be amended from time to time, which we refer to as the “merger agreement”, with First Eagle, FE Holdco and Merger Sub; and

•	an Asset Purchase Agreement as may be amended from time to time, which we refer to as the “asset purchase agreement”, with the Asset Buyer.

Under the merger agreement, Merger Sub will be merged with and into NewStar, which we refer to as the “merger”, with NewStar surviving the merger as a wholly-owned subsidiary of FE Holdco (and indirect wholly owned subsidiary of First Eagle).

Immediately prior to the merger, pursuant to the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to the Asset Buyer, which we refer to as the “asset sale”. The purchase price to be paid by the Asset Buyer to NewStar is $2,370,700,000, which will be subject to adjustment as provided in the asset purchase agreement.

The closing of the merger is conditioned upon, among other things, the closing of the asset sale and will occur immediately following the asset sale. The net proceeds paid to NewStar by the Asset Buyer in connection with the asset sale will be applied to pay off most of our outstanding debt obligations and the remainder will be used by First Eagle to pay a portion of the upfront cash merger consideration, as described below. No portion of the asset sale proceeds will be paid directly to NewStar stockholders, who will be entitled to receive solely the merger consideration described below.

If the merger is completed, each share of common stock outstanding immediately prior to the merger will be entitled to receive (i) $11.44 in cash, without interest, which we refer to as the “upfront per share cash consideration”, and (ii) one contractual contingent value right, which we refer to as a “contingent value right” and collectively, with the upfront per share cash consideration, as the “merger consideration”. Shares held by holders who properly exercise appraisal rights under Delaware law will not be converted into the right to receive the merger consideration and will instead have such rights as are granted under applicable Delaware law.

Following the merger, NewStar will become a privately held company, wholly owned by First Eagle, and NewStar’s common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”.

The Contingent Value Rights (page 92)

Each holder of a contingent value right will have the right to receive a pro-rata share of amounts attributable to certain post-closing U.S. federal and state income tax refunds received by NewStar as a result of losses recognized upon the closing of the asset sale. These losses may be carried back to the two taxable years prior to, and interim period ending on, the closing date of the transactions. Under applicable SEC rules, the contingent value rights may not be sold or transferred (with certain limited exceptions, including transfer by will or intestacy). The contingent value rights will not represent any equity or ownership interest in NewStar, First Eagle or any of their affiliates (or any other person) and will not be represented by any certificates or other instruments.

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NewStar currently expects the income tax refunds received to total approximately $41.6 million if the closing occurs in 2017 (which would result in payments of approximately $1.00 in the aggregate for each contingent value right) or approximately $35.0 million if the closing occurs in the first quarter of 2018 (which would result in payments of approximately $0.84 in the aggregate for each contingent value right). NewStar currently expects to be able to file for these refunds by the third quarter of 2018. Such expectations differ from the projections previously prepared by management that were provided to NewStar’s financial advisors primarily due to management’s updated expectations that NewStar’s full fiscal year 2017 earnings will be lower than management previously estimated and due to lower estimated state tax refunds as a result of applicable state alternative minimum tax requirements, as further described in “Special Factors—NewStar’s Current Expectations Regarding the Contingent Value Rights” on page 77.

The refund filings can only be made after the purchase price for the asset sale is finally determined pursuant to certain post-closing adjustment procedures and allocated for tax purposes among the purchased assets, as further described in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Payment of the Asset Sale Consideration” on page 114.

As further described below, under the merger agreement the holders of the contingent value rights will receive a payment of 30% of each tax refund (net of certain adjustments) promptly after First Eagle receives such refund and 60% of the net tax refund will be disbursed upon approval by the Congressional Joint Committee on Taxation, which we refer to as the “JCT”, with the remaining amount disbursed upon the earlier of the expiration of the applicable statute of limitations and the completion by the Internal Revenue Service, which we refer to as the “IRS”, of any audit for the applicable tax year.

Under U.S. federal income tax law and regulations, a refund request is generally based on tax loss carrybacks to prior tax years and is generally processed and paid promptly after the refund claim is filed. However, refund claims exceeding $5 million are subject to review and approval by the JCT, and if such approval is denied in whole or in part, the disapproved portion must be returned by the taxpayer to the IRS. Accordingly, 70% of the net tax refund will be retained in an escrow account (with 60% of the net tax refund released upon JCT approval and the remainder released upon completion of an IRS audit or the expiration of the statute of limitations for the applicable tax years).

Recently proposed tax legislation could adversely affect the availability of tax loss carrybacks—see “—Recent Developments Potentially Affecting the Contingent Value Rights”, below.

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The following table presents the current expectation of NewStar management as to the expected amount, and possible timing, of payments to the holders of the contingent value rights. However, as such payments are subject to approvals by the IRS, JCT and other taxing authorities and current tax law (which is subject to change), there can be no assurance that any payment will be made under the contingent value rights, or the amount or timing of any such payment.

Assuming a 2017 closing of the merger and asset sale[1]
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$6.6 million (First Quarter 2018)	$2.0 million (First Quarter 2018)	$4.6 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

Assuming a First Quarter 2018 closing of the merger and asset sale[2]
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$9.5 million	$2.9 million	$6.6 million
File 2017 and 2018 final state tax return (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.4 million	$0.1 million	$0.3 million
Total	$35.0 million	$10.6 million	$24.4 million

Payments on the Contingent Value Rights

Upon receipt of any such tax refunds, an amount equal to 30% of such refund (net of any increase in U.S. federal income tax liability resulting from NewStar’s receipt of any state income tax refund), which we refer to as a “net tax refund”, will be promptly disbursed to the holders of the contingent value rights.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the product of (i) 30% multiplied by (ii) the amount of the applicable net tax refund divided by

[1]	In addition, this table assumes that NewStar’s 2017 tax returns have been filed by the second quarter 2018.
[2]	In addition, this table assumes that NewStar’s 2017 tax returns and final 2018 tax returns have been filed by the third quarter 2018.

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•	the number of contingent value rights then outstanding (which will be deemed to include, as of such payment date, such number of contingent value rights that would have been issued to stockholders who have properly demanded their statutory rights of appraisal under applicable Delaware law or who have not properly exchanged their shares for payment of the merger consideration).

•	The remainder of such net tax refund will be held in an interest bearing account, which we refer to as the “tax holdback account”, that will be invested as directed by the CVR Committee (as further described below) in specified short-term, high quality investments. Any interest earned on the funds in the tax holdback account will be for the benefit of, and any losses will be for the account of, the holders of the contingent value rights.

As described above, under applicable federal tax law, applications for refunds in excess of $5 million are subject to review and approval by the JCT before becoming final. Upon any U.S. federal income tax refund described above being approved by the JCT prior to completion of the IRS audit or the expiration of the statute of limitations for the applicable tax year, an amount equal to 60% of the applicable net tax refund (plus any interest earned to date on such amount), which we refer to as a “JCT approval payment”, will be promptly disbursed to the holders of the contingent value rights.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the JCT approval payment divided by

•	the number of contingent value rights then outstanding (as calculated as set forth above).

•	The initial payment will be increased by an amount equal to 60% of any net tax refund for any “quick refund” of NewStar’s estimated payments of U.S. federal income taxes for the taxable year that ends on the closing date (plus any interest earned to date on such amount in the tax holdback account). Any such “quick refund” is technically just a reduction in 2017 estimated tax payments and therefore will not require JCT approval.

The remaining amount of any net tax refund (plus any interest earned to date on such amount) will be promptly disbursed to the holders of the contingent value rights upon the earlier of: (x) the expiration of the statute of limitations applicable to the IRS’s review of the tax return for the taxable year to which such net tax refund relates and (y) the time that the IRS closes its income tax audit of NewStar for the taxable year to which such net tax refund relates.

•	At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:
•	the amount of the remaining net tax refund payment divided by

•	the number of contingent value rights then outstanding (as calculated as set forth above).

In the event any net tax refund is reduced as a result of a final resolution of liability for any tax by or as a result of any final court decision, settlement or other “determination” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Contingent Value Rights” on page 92), an amount equal to the tax owed will be disbursed to NewStar from the tax holdback account, which may result in there being no further funds in the tax holdback account to be disbursed to the holders of contingent value rights.

The holders of the contingent value rights will have no obligation or liability to return or otherwise repay to First Eagle or NewStar any amounts previously disbursed to such holders, even if the funds remaining in the tax holdback account are not sufficient to satisfy in full NewStar’s tax obligation or liability arising as a result of such determination.

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CVR Committee

Prior to the merger, NewStar will form a committee (comprised of one individual reasonably acceptable to First Eagle), which we refer to as the “CVR Committee”, with authority to monitor compliance with the foregoing and enforce, on behalf of the holders of the contingent value rights, the obligations of First Eagle and NewStar with respect thereto.

The CVR Committee will have the right to control any audit, dispute or action with respect to the tax refunds, provided that the CVR Committee may not settle any such audit, dispute or action without the prior written consent of First Eagle and NewStar.

Any decision of the CVR Committee with respect to the matters set forth above will be binding on all holders of the contingent value rights; provided, that the holders of at least 25% of the outstanding contingent value rights will be entitled to direct the CVR Committee to act on behalf of the holders of the contingent value rights to enforce: (A) the preparation of the refund tax returns by the CVR Committee; (B) the filing of such tax returns by First Eagle; and (C) the deposit by NewStar of the net tax refunds actually received with the CVR Agent. Furthermore, each holder of a contingent value right is entitled to enforce the right to receive the payments set forth above to which such holder is entitled.

Recent Developments Potentially Affecting the Contingent Value Rights

On November 2, 2017 and November 9, 2017, respectively, the House Ways and Means Committee and the Senate Committee on Finance each introduced tax reform legislation under the Tax Cuts and Jobs Act, which we refer to as the “Tax Bill”. The Tax Bill, if enacted under either version, would eliminate the ability to carryback net operating losses, which we refer to as “NOLs” arising in tax years beginning after 2017, subject to limited exceptions not relevant to the contingent value rights. As a result, if the Tax Bill were enacted under either version and the transactions contemplated by the asset purchase agreement were to close in 2018, NewStar would not be able to carryback the losses generated in connection with the closing of the asset sale, and as such, holders of the contingent value rights would not be entitled to any payments thereunder. On November 16, 2017, the Tax Bill proposed by the House Ways and Means Committee passed in the U.S. House of Representatives, but the Tax Bill proposed by the Senate Committee on Finance has not yet been voted upon by the full U.S. Senate. If the Senate version is passed by the full U.S. Senate, both versions of the Tax Bill will go to a joint congressional conference for reconciliation before an agreed-upon version goes back to both the U.S. House of Representatives and the U.S. Senate for a final vote. There is substantial uncertainty as to whether either version of the Tax Bill will be enacted or, if enacted, whether the final legislation will limit the carryback of NOLs to the same extent, if at all. Accordingly, holders are urged to consult their tax advisors regarding this issue.

The Special Meeting (page 23)

The special meeting of the stockholders of NewStar will be held at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, on December 21, 2017, at 10 a.m. local time, which we refer to as the “special meeting”.

Proposals to Be Voted on at the Special Meeting (page 23)

At the special meeting, you will be asked to consider and vote upon the following proposals:

•	the proposal to adopt the merger agreement, which we refer to as the “merger proposal”;

•	the proposal to approve the transactions contemplated by the asset purchase agreement, which we refer to as the “asset sale proposal”;

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•	the proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar in connection with the merger, which we refer to as the “compensation proposal”; and

•	the proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposals regarding the merger agreement and the asset purchase agreement, which we refer to as the “adjournment proposal”.

Record Date, Stockholders Entitled to Vote and Quorum (page 23)

Only holders of record of our shares of common stock as of the close of business on November 20, 2017, which we refer to as the “record date”, will be entitled to receive notice of, and to vote at, the special meeting or any adjournments thereof. As of the record date, there were 41,555,453 shares of common stock outstanding.

Holders of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of common stock entitled to vote at the special meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. Under our bylaws, in the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned by the chairman of the special meeting.

Required Vote (page 23)

Merger and Asset Sale Proposals

The merger proposal and the asset sale proposal each requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Compensation and Adjournment Proposals

The compensation proposal and adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the special meeting.

Voting by NewStar’s Directors and Executive Officers (page 24)

At the close of business on the record date for the special meeting, NewStar’s directors and executive officers beneficially owned and had the right to vote 3,333,053 shares of common stock (excluding, in the cases of our directors Mr. Bradley E. Cooper and Mr. Richard E. Thornburgh, the 4,000,000 shares and 4,263,075 shares owned by certain Capital Z entities and Corsair entities, respectively, which are stockholders of NewStar and with which such directors are affiliated) which represents approximately 8.0% of the shares of common stock entitled to vote at the special meeting.

It is expected that NewStar’s directors and executive officers will vote their shares of common stock:

•	“FOR” the merger proposal;

•	“FOR” the asset sale proposal;

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•	“FOR” the compensation proposal; and

•	“FOR” the adjournment proposal.

Conditions to Completion of the Merger and the Asset Sale (page 108 and page 120)

Merger Agreement

The obligations of NewStar and First Eagle to complete the merger are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the merger proposal;

•	the asset sale has been completed;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, which we refer to as the “HSR Act”, has expired or been terminated; and

•	no government order preventing the merger is in effect and no law has been enacted prohibiting the merger.

The obligations of First Eagle to complete the merger are subject to the satisfaction (or waiver by First Eagle) of additional conditions, including:

•	NewStar’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Closing” beginning on page 108 of this proxy statement);

•	NewStar has complied in all material respects with its covenants;

•	there has not been a material adverse effect (as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Representations and Warranties; Material Adverse Effect” beginning on page 96 of this proxy statement); and

•	NewStar has obtained client consents such that, as of the closing, the aggregate run rate revenue of such consenting clients (generally equal to assets under management multiplied by annualized management fees) is at least ninety percent (90%) of the run rate revenue of all clients as of October 12, 2017.

The obligations of NewStar to complete the merger are subject to the satisfaction (or waiver by NewStar) of additional conditions, including:

•	First Eagle’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Closing” beginning on page 108 of this proxy statement); and

•	First Eagle has materially complied with its covenants.

Asset Purchase Agreement

The obligations of NewStar and the Asset Buyer to complete the asset sale are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the asset sale proposal;

•	all closing conditions to the merger have been satisfied, and First Eagle has committed to NewStar and the Asset Buyer (and NewStar has committed to the Asset Buyer) that the merger will occur immediately after the closing of the asset sale;

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•	the waiting period under the HSR Act has expired or been terminated; and

•	no government order preventing the asset sale is in effect and no law has been enacted which prohibits the asset sale.

The obligations of the Asset Buyer to complete the asset sale are subject to the satisfaction (or waiver by the Asset Buyer) of the following additional conditions, among others:

•	the representations and warranties of NewStar are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Closing” beginning on page 120 of this proxy statement);

•	NewStar has complied in all material respects with its covenants;

•	all conditions precedent to the closing under the merger agreement have been satisfied and the Asset Buyer has received the irrevocable, unconditional commitment of NewStar, First Eagle and Merger Sub that the merger will occur immediately following the closing under the asset purchase agreement; and

•	NewStar has delivered certain assignment and transfer documents and instruments.

The obligations of NewStar to complete the asset sale are subject to the satisfaction (or waiver by NewStar) of the following additional conditions, among others:

•	the Asset Buyer’s representations and warranties are true and correct (subject to certain qualifications as further described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Closing” beginning on page 120 of this proxy statement);

•	the Asset Buyer has materially complied with its covenants; and

•	the Asset Buyer has delivered certain assignment and transfer documents and instruments.

Go-Shop and No Solicitation (page 101)

During the period from October 16, 2017 and continuing until 12:01 a.m. (New York time) on November 16, 2017, which we refer to as the “no-shop period start date”, NewStar had the right to, among other things, solicit proposals or offers that constitute, or could reasonably be expected to lead to, an “acquisition proposal” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement) for at least 20% of the shares or assets of NewStar and engage in discussions or negotiations with any person with respect to such proposals or offers, so long as such person is subject to an acceptable confidentiality agreement. As described further in “Special Factors—Background of the Transactions” beginning on page 31 of this proxy statement, during the go-shop process NewStar, with the assistance of Credit Suisse and Houlihan Lokey, contacted 53 parties to solicit alternative transaction proposals and seven other parties made unsolicited inquiries. NewStar entered into confidentiality agreements with 22 of those parties. NewStar did not receive any acquisition proposals during the go-shop period.

Beginning on the no-shop period start date, NewStar may not solicit any proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal or engage in any negotiations or discussions concerning any such proposals or offers.

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However, NewStar may engage in negotiations or discussions following the no-shop period start date and prior to the approval of the merger proposal and the asset sale proposal by the NewStar stockholders with any person that provides NewStar:

•	a written acquisition proposal prior to the no-shop period start date, which proposal the board has determined in good faith is or would reasonably be expected to lead to a “superior proposal” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement); or

•	a bona fide written acquisition proposal that was not solicited by NewStar in breach of the non-solicitation provisions, whether before or after the no-shop period start date, if the board has determined in good faith (i) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Termination for a Superior Proposal (page 104)

Prior to the approval of the merger proposal and the asset sale proposal by the NewStar stockholders, NewStar is permitted to terminate the merger agreement and the asset purchase agreement in order to enter into a definitive agreement to effect a superior proposal provided certain conditions are satisfied. Prior to such termination NewStar must notify First Eagle and the Asset Buyer of such superior proposal and provide them the right to negotiate with NewStar for five business days (or an additional three business days upon any amendment to such proposal) to make adjustments to the terms of the merger agreement and the asset purchase agreement so that such proposal would cease to be a superior proposal.

•	NewStar will be obligated to pay, in the aggregate, a $10 million termination fee ($7 million to the Asset Buyer and $3 million to First Eagle), which we refer to as the “go shop termination fee”, if NewStar terminates the merger agreement and the asset purchase agreement to enter into a definitive agreement to effect a superior proposal with an “excluded party” (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement)..

•	The go shop termination fee is only payable if First Eagle and the Asset Buyer are notified by NewStar of its intention to accept such superior proposal no later than fourteen days after the no-shop period start date.

•	NewStar will be obligated to pay, in the aggregate, a $15 million termination fee ($10.5 million to the Asset Buyer and $4.5 million to First Eagle) if:

•	NewStar terminates the merger agreement and the asset purchase agreement to enter into a definitive agreement to effect a superior proposal and the go shop termination fee is not payable; or

•	the Asset Buyer and First Eagle terminate the merger agreement and asset purchase agreement, respectively, as a result of NewStar having materially breached the non-solicitation provisions of such agreements or the board having changed its recommendation with respect to the transactions contemplated by the merger agreement and the asset purchase agreement.

Other Termination Rights (page 109 and page 121)

The merger agreement and the asset purchase agreement can also each be terminated, subject to certain exception, in the following circumstances:

•	if the closing has not occurred by April 16, 2018, which we refer to as the “end date”;

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•	if there is a final non-appealable court order or other governmental action permanently prohibiting the closing;

•	if a party has materially breached its representations, warranties or covenants (and such breach is either not cured within 20 business days or is not capable of being cured) and, as a result, the non-breaching party is not obligated to close such agreement;

•	if stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting;

•	if the merger agreement is terminated, then the asset purchase agreement can be terminated; or

•	if the asset purchase agreement is terminated, then the merger agreement can be terminated.

NewStar is also entitled to terminate the asset purchase agreement if the Asset Buyer fails to close the asset sale within three business days after the date the Asset Buyer is required to close under the asset purchase agreement, as described in further detail in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Termination”.

Buyer Termination Fee (page 123)

In the event NewStar terminates the asset purchase agreement as a result of the failure of the Asset Buyer to close when required or as a result of a material breach by the Asset Buyer of the asset purchase agreement, the Asset Buyer will be obligated to pay to NewStar a termination fee of $25 million, which we refer to as the “buyer termination fee”.

Following the date of the asset purchase agreement, the general partner of the GSO Fund (and any feeder funds thereof) called $30 million of capital from the limited partners thereof and, upon receipt of such capital, deposited such amount with a third party bank subject to the terms of a control agreement as further described below.

The GSO Fund has provided a limited guarantee of the Asset Buyer’s obligation to pay the buyer termination fee and therefore, if the buyer termination fee is due, such funds will be used to pay the buyer termination fee. Such funds may also be used to pay the costs and expenses incurred by NewStar in connection with assisting the Asset Buyer in its efforts to obtain the required financing under the asset purchase agreement. The GSO Fund and NewStar entered into a control agreement with such bank under which funds cannot be disbursed from the account without joint instruction from NewStar and the GSO Fund.

In the event the $30 million is withdrawn from the designated account subject to the control agreement in violation of the asset purchase agreement, NewStar will have the right to terminate the asset purchase agreement and in such a circumstance the Asset Buyer will be obligated to pay NewStar the buyer termination fee (and the GSO Fund, as described above, has guaranteed payment of such fee). The general partner of the GSO Fund (and any feeder funds thereof) has assigned to NewStar the right to call capital from its limited partners in such a circumstance in an amount sufficient to pay such fee and related expenses.

Financing (page 79)

First Eagle’s obligations under the merger agreement are not subject to any financing condition. First Eagle will use the proceeds from the asset sale, and other cash available to NewStar at closing, to pay a portion of the upfront merger consideration, with any remaining amount required to make such payments to be funded by First Eagle with its available cash on hand or borrowings under its existing credit facilities.

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In addition, while the Asset Buyer’s obligations under the asset purchase agreement are not subject to any financing condition, concurrently with the signing of the asset purchase agreement:

•	a wholly owned subsidiary of the Asset Buyer entered into a debt commitment letter with Wells Fargo Bank, N.A., which we refer to as “Wells Fargo”, providing for acquisition financing under a secured revolving credit facility of up to $1.6 billion and a debt commitment letter with CDPQ Fixed Income V Inc., which we refer to as “CDPQ”, an affiliate of Caisse de depot et placement du Quebec, providing for acquisition financing of a term loan of at least $225 million, such commitment letters, which we refer to as the “debt commitment letters”, and such debt financings, which we refer to as the “debt facility”; and

•	the Asset Buyer entered into an equity commitment letter, which we refer to as the “equity commitment letter”, with the GSO Fund, a newly-created investment fund managed by GSO, providing for equity financing of up to $850 million.

The GSO Fund was formed for the purpose of the asset sale and it has obtained commitments from its limited partners of $850 million for the closing of the asset sale to pay the purchase price. The general partner of the GSO Fund has assigned to NewStar the right, under certain circumstances, to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof) and to seek to cause such limited partners to contribute capital to the GSO Fund (and any feeder fund thereof) in accordance with the terms of the limited partnership agreement of the GSO Fund (and any feeder fund thereof).

The funding of the debt financing is subject to the satisfaction of the conditions set forth in the debt commitment letters and the funding of the equity financing (and right of NewStar to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof)) is subject to the conditions set forth in the equity commitment letter and assignment agreement, respectively, each as further described in “Special Factors—Financing of the Transactions” beginning on page 79 of this proxy statement.

When the Merger Becomes Effective (page 108)

We anticipate completing the merger and the asset sale by the first quarter of 2018, subject to the satisfaction of the closing conditions as described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Conditions to Closing” beginning on page 108 of this proxy statement and the section entitled “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Conditions to Closing ” beginning on page 120 of this proxy statement.

Recommendation of NewStar’s Board of Directors (page 41)

Our board has, by the unanimous vote of all directors voting:

•	determined that the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements are advisable and in the best interests of NewStar and its stockholders;

•	determined that the transactions contemplated by the merger agreement and the asset purchase agreement are fair to NewStar’s unaffiliated securityholders;

•	adopted resolutions approving the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements and declared the advisability of the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements; and

•	resolved to recommend that the stockholders of NewStar adopt the merger agreement on the terms and subject to the conditions set forth in the merger agreement and approve the transactions contemplated

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by the asset purchase agreement on the terms and subject to the conditions set forth in the asset purchase agreement and directed that such matters be submitted to NewStar’s stockholders at the special meeting for their approval.

The board, by the unanimous vote of all directors voting, recommends that the stockholders of NewStar vote “FOR” the merger proposal, “FOR” the asset sale proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

For a description of the reasons considered by the board in deciding to recommend approval of the merger proposal and the asset sale proposal, see “Special Factors—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 of this proxy statement.

Opinions of NewStar’s Financial Advisors (page 54)

Opinion of Credit Suisse Securities (USA) LLC

NewStar has engaged Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse”, to act as a financial advisor to NewStar in connection with the proposed transaction. In connection with this engagement, Credit Suisse delivered an opinion, dated October 16, 2017, to the board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders (as defined below) and their respective affiliates) pursuant to the merger agreement. For purposes of Credit Suisse’s analyses and opinion, the term (i) “transaction” refers to, collectively, the merger and the asset sale and (ii) “excluded holders” refers to, collectively, certain investors in First Eagle Investment Management, LLC, including Corsair, Arnhold and S. Bleichroeder Holdings Inc., which we refer to as “Bleichroeder”, and Blackstone, First Eagle Investment Management, LLC, First Eagle, FE Holdco and their respective investors, and certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation. The full text of Credit Suisse’s written opinion, dated October 16, 2017, is attached to this proxy statement as Annex C and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address the asset sale or any other terms, aspects or implications of the proposed merger, the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar or the underlying business decision of the board or NewStar to proceed with the transaction or related transactions. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

Opinion of Houlihan Lokey Capital, Inc.

On October 16, 2017, Houlihan Lokey Capital, Inc., which we refer to as “Houlihan Lokey”, orally rendered its opinion to the board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of October 16, 2017, the fairness, from a financial point of view, to the holders of common stock other than the excluded holders (as defined below) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction. For purposes of the summaries of Houlihan Lokey’s analyses and opinion in this proxy statement, we refer to the term “excluded holders” as Corsair, GSO, Blackstone and their respective affiliates, and we refer to the term “transaction” as the merger and the asset sale as a single, unitary transaction.

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Houlihan Lokey’s opinion was directed to the board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board, any security holder of NewStar or any other person as to how to act or vote with respect to any matter relating to the transaction or any portion or aspect of the transaction or otherwise.

Treatment of Employee Stock Options and Restricted Stock (page 92)

Under the merger agreement, outstanding equity-based awards issued by NewStar will be treated at the effective time of the merger as follows:

Stock Options. At the effective time of the merger, each option granted by NewStar to purchase shares of NewStar common stock under its 2006 Incentive Plan, whether or not vested, which is outstanding and unexercised immediately prior to the effective time, will be cancelled, and in consideration for such cancelled option, the holder thereof will be entitled to receive (less applicable withholding taxes) (a) a cash payment equal to the product of (i) the excess, if any, of the upfront per share consideration over the exercise price per share of common stock subject to such option multiplied by (ii) the total number of shares of common stock subject to such option and (b) one contingent value right for each share of common stock subject to such option.

Restricted Stock. At the effective time of the merger, each share of common stock that is subject to vesting (whether time-based, performance-based or otherwise), which we refer to as “restricted stock”, will be cancelled, and the holder thereof will be entitled to receive in consideration for each such cancelled share (less applicable withholding taxes) (i) a cash payment equal to the upfront per share consideration and (ii) one contingent value right.

Treatment of Warrants (page 92)

At the effective time of the merger, each outstanding NewStar warrant to purchase shares of common stock will become exercisable solely for the merger consideration in accordance with the terms of such warrant and continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant in effect immediately prior to the merger.

Interests of NewStar’s Directors and Executive Officers in the Transactions (page 82)

In considering the recommendation of the board that you vote “FOR” the proposals to be considered and voted on at the special meeting, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of our stockholders generally. The board was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and asset purchase agreement and recommend that our stockholders approve the merger proposal and the asset sale proposal.

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Material U.S. Federal Income Tax Consequences of the Merger (page 85)

The receipt of cash and contingent value rights by U.S. holders of shares of common stock will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the contingent value rights with respect to which there is substantial uncertainty. For a more complete description of the U.S. federal income tax consequences of the merger, see the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement. You should consult your own tax advisor about the tax consequences (including the application and effect of any state, local or foreign income and other tax laws) to you of the merger in light of your particular circumstances.

Regulatory Approvals (page 88)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies. On October 30, 2017, BCP CC Holdings, L.P., which is the “ultimate parent entity” of First Eagle under the HSR Act and rules thereunder, NewStar and the Asset Buyer filed their respective Notification and Report Forms with the Antitrust Division and the FTC, and the Antitrust Division and the FTC granted early termination of the applicable waiting period on November 21, 2017.

Rights of Appraisal (page 139)

Under Delaware law, holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of common stock and who otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the “DGCL”, will be entitled to seek appraisal of, and obtain payment in cash for the judicially determined fair value of, their shares of common stock in lieu of receiving the merger consideration if the merger is completed. This value could be more than, the same as, or less than the merger consideration.

Any holder of shares of common stock intending to exercise appraisal rights, among other things, must submit a written demand for appraisal to us prior to the vote on the merger proposal, must not vote in favor of the merger proposal and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Annex E to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in the loss of the right of appraisal.

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QUESTIONS AND ANSWERS ABOUT

THE SPECIAL MEETING AND THE TRANSACTIONS

The following questions and answers address briefly some questions you may have regarding the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of NewStar. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, as well as any amendments thereto or other related documents filed with the SEC.

Q:	Why am I receiving this proxy statement?

A:	On October 16, 2017, NewStar entered into the merger agreement with First Eagle and the asset purchase agreement with the Asset Buyer. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement, along with the other matters to be voted on at the special meeting.

Q:	What is a quorum?

A:	A quorum will be present if holders of a majority of the shares of common stock outstanding on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you hold the shares of common stock in your own name and submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not tell the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	How does the board recommend that I vote?

A:	The board, by the unanimous vote of all directors voting, recommends that our stockholders vote: “FOR” the merger proposal, “FOR” the asset sale proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Q:	What effects will the transactions have on NewStar?

A:	Shares of our common stock are currently registered under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act”, and are listed on NASDAQ under the symbol “NEWS”. As a result of the merger, NewStar will cease to be a publicly traded company and will be wholly owned by First Eagle.

Following the consummation of the merger, the registration of shares of our common stock and our reporting obligations under the Exchange Act will be terminated. In addition, upon the consummation of the merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q:	Is the merger expected to be taxable to owners of our common stock?

A:

In general, your receipt of the cash and contingent value rights in exchange for each of your shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and

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may be a taxable transaction under state, local or non-U.S. income or other tax laws. The amount of gain or loss you recognize, and the timing of such gain or loss, depends in part on the U.S. federal income tax treatment of the contingent value rights, with respect to which there is substantial uncertainty. Your gain or loss will also be determined by the tax basis in your shares of common stock. You should read “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement for a discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to NewStar’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the transaction. The SEC rules require NewStar to seek approval on a non-binding, advisory basis of certain payments that will or may be made to NewStar’s named executive officers in connection with the merger. The vote on this proposal is an advisory vote and will not be binding on NewStar or First Eagle. If both the merger proposal and asset sale proposal are approved by our stockholders and the merger is completed, the merger-related compensation may be paid to NewStar’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the transactions affect you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and following the recorded instructions; or

•	the Internet, by accessing the website www.voteproxy.com and following the instructions on the website.

If you intend to submit your proxy by telephone or over the Internet, you must do so by 11:59 p.m. Eastern Standard Time on the day before the special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the merger proposal and “AGAINST” the asset sale proposal. Even if you plan to attend the special meeting, to ensure that your shares of common stock are voted, please submit a proxy to vote your shares of common stock by marking, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by:

•	delivering to NewStar’s Corporate Secretary in writing at NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by NewStar’s Corporate Secretary prior to the special meeting;

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•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);

•	signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received prior to the special meeting; or

•	submitting a new proxy by telephone or over the Internet by 11:59 P.M. Eastern Standard Time on the day before the special meeting.

Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to approve each of the merger proposal and the asset sale proposal is based on the total number of shares of common stock outstanding on the record date, not just the shares of common stock that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve the asset sale and adopt the merger agreement.

The vote to approve each of the compensation proposal and the adjournment proposal is based on the total number of shares of common stock present, in person or by proxy, at the special meeting. Therefore, if you do not vote, and assuming a quorum is present for the special meeting, your failure to vote will have no effect on the compensation proposal or the adjournment proposal.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Will my shares of common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares of common stock so held will not be combined for voting purposes with shares you hold of record and you will need to submit separate proxy cards or voting instruction cards for each. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:	If you transfer your shares of common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of common stock immediately prior to the consummation of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the date on which the merger will be consummated. So, if you transfer your shares of common stock after the record date but before the special meeting, you will have transferred your right to receive the merger consideration in the merger, but retained the right to vote at the special meeting.

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Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No, do not send in your certificates now. After the merger is completed, if you hold shares of common stock represented by certificates, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock for the merger consideration and if you hold book-entry shares you will receive a check or wire transfer for the merger consideration with respect to such shares. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:	I do not know where my stock certificate is – how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to provide a customary indemnity agreement in order to cover any potential loss.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable stockholder provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the transactions, or require assistance in submitting your proxy or voting your shares of common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson LLC, which we refer to as “Georgeson”, which is acting as the proxy solicitation agent for NewStar in connection with the transactions.

If your broker, bank or other nominee holds your shares of common stock in “street name”, you should also call your broker, bank or other nominee for additional information.

Georgeson, NewStar’s proxy solicitor, may be contacted at: (866) 695-6078.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements”, which are identified by the use of the words “believe”, “expect”, “may”, “could”, “should”, “plan”, “project”, “anticipate”, “intend”, “estimate”, “will”, “contemplate”, “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations, including the expected completion and timing of the transactions and other information relating to the transactions. You should be aware that forward-looking statements involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of NewStar. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	failure to obtain the required vote of NewStar’s stockholders;

•	the timing to consummate the transactions;

•	the risk that a condition to the closing of either the merger or the asset sale may not be satisfied or that the closing of the transactions might otherwise not occur;

•	the risk that a regulatory approval that may be required for the asset sale or the merger is not obtained or is obtained subject to conditions that are not anticipated;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreements;

•	the failure of the Asset Buyer to obtain the necessary financing;

•	the outcome of any legal proceedings that have been or may be instituted against NewStar and others relating to the transaction agreements;

•	the failure to obtain any income tax refund on which the value of the contingent value rights are based, due to a change in law or otherwise;

•	the diversion of management time on transaction-related issues;

•	risk that the transactions and their announcement could have an adverse effect on NewStar’s stock price, on its ability to retain customers and retain and hire key personnel; and

•	other risk factors as detailed from time to time in NewStar’s reports filed with the SEC, including NewStar’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, periodic current reports on Form 8-K and other documents filed with the SEC. The foregoing list of important factors is not exclusive. See “Where You Can Find Additional Information” beginning on page 146 of this proxy statement.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers of this proxy statement should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

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THE PARTIES TO THE TRANSACTIONS

NewStar Financial, Inc.

NewStar is a Delaware corporation with principal executive offices located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116. NewStar is a commercial finance company engaged in direct lending activities and asset management. NewStar’s common stock is listed on NASDAQ under the symbol “NEWS”.

Additional information about NewStar is contained in our public filings with the SEC. See “Where You Can Find Additional Information” beginning on page 146 of this proxy statement.

First Eagle Holdings, Inc., FE Holdco, LLC and FE Merger Sub, Inc.

First Eagle is a Delaware corporation and an affiliate of First Eagle Investment Management, LLC, which is an independent, privately-owned investment management firm headquartered in New York with approximately US $116 billion in assets under management (as of September 30, 2017). An entity jointly owned by funds advised by Blackstone (which is listed on the New York Stock Exchange under the symbol “BX”) and Corsair is the majority owner of First Eagle. For more information about First Eagle, Corsair and Blackstone see “Additional Information Regarding First Eagle and Corsair” beginning on page 131 of this proxy statement.

FE Holdco is a Delaware limited liability company and a wholly owned subsidiary of First Eagle.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of FE Holdco. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

The principal executive offices of each of First Eagle, FE Holdco and Merger Sub are located at 1345 Avenue of the Americas, New York, NY 10105.

GSO Diamond Portfolio Holdco LLC

The Asset Buyer is a Delaware limited liability company. The Asset Buyer is a wholly owned subsidiary of the GSO Fund, a newly formed investment fund advised by GSO. GSO is the global credit investment platform of Blackstone. The partners in the GSO Fund, who will provide the equity capital to fund a portion of the asset purchase price, consist of various institutional investors and family offices, as well as certain affiliates of GSO.

The Asset Buyer was formed for the purpose of entering into the asset purchase agreement and consummating the transactions contemplated by the asset purchase agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the asset purchase agreement. The principal executive offices of the Asset Buyer are located at 345 Park Avenue, New York, NY 10154.

Certain Relationships Among the Parties

An entity jointly owned by investment funds advised by Blackstone and Corsair is the majority owner of First Eagle Investment Management, LLC. GSO, which sponsored and acts as investment advisor to the GSO Fund, is a division of Blackstone. GSO also acts as sub-advisor to certain Franklin Square investment funds, which funds collectively own $300 million principal amount of NewStar subordinated notes and warrants which are currently exercisable for approximately 4.9% of our common stock (but could be exercisable for up to approximately 22.4% upon exercise by the holders of certain advance notice provisions in the warrants). As of the date of this proxy statement, the exercise price for the warrants is $12.62 per share. Since such investment, NewStar collaborated with GSO and certain of its affiliates on various strategic initiatives, including providing funding for NewStar asset-based and leveraged finance transactions and providing anchor investments in new credit funds sponsored by NewStar.

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Other investment funds advised by Corsair beneficially own 4,263,075 shares of our common stock, representing approximately 10.3% of the outstanding shares. In addition, Mr. Richard E. Thornburgh, an officer of Corsair, is also a director of NewStar (although he did not participate in any board deliberations relating to the merger or the asset sale).

Our board was aware of these relationships and took them into account in considering whether to approve the merger agreement and the asset purchase agreement. See “Special Factors—Background of the Transactions” beginning on page 31 of this proxy statement, “Special Factors—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 of this proxy statement and “Special Factors—Interests of NewStar’s Directors and Executive Officers in the Transactions” beginning on page 82 of this proxy statement.

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THE SPECIAL MEETING

We are furnishing this proxy statement to NewStar’s stockholders as part of the solicitation of proxies by the board for use at the special meeting and at any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, on December 21, 2017, at 10 a.m. local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, our stockholders will be asked to consider and vote on the following matters.

•	the merger proposal;

•	the asset sale proposal;

•	the compensation proposal; and

•	the adjournment proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve the merger proposal or the asset sale proposal, then neither the merger nor the asset sale will occur.

Record Date and Quorum

Only holders of record of shares of common stock as of the close of business on November 20, 2017, which is the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting or any adjournments thereof. As of the record date, there were 41,555,453 shares of common stock outstanding.

Holders of shares of common stock are entitled to one vote on each matter submitted to a vote for each share of common stock owned at the close of business on the record date.

The presence of a majority of the outstanding shares of common stock entitled to vote at the special meeting, represented in person or by proxy at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares of common stock considered to be present at the special meeting in determining a quorum. In the absence of a quorum at the special meeting, the meeting of stockholders may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented at the meeting.

Required Vote for Approval

Merger and Asset Sale Proposals

The merger proposal and the asset sale proposal each requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Compensation and Adjournment Proposals

The compensation proposal and adjournment proposal each requires the affirmative vote of holders of a majority of the shares of common stock present, in person or by proxy, and entitled to vote at the special meeting.

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Effects of Failing to Vote and Abstentions; Broker Non-Votes

Failing to vote either in person or by proxy at the special meeting will have the same effect as a vote “AGAINST” the merger proposal and “AGAINST” the asset sale proposal, but such failure to vote (assuming a quorum is present for the special meeting) will have no effect on the compensation proposal or adjournment proposal.

Abstaining from voting on a proposal at the special meeting will have the same effect as a vote “AGAINST” such proposal.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting on one or more proposals. Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Under applicable rules, brokers, banks or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. All proposals to be voted on by you at the special meeting are “non-routine” matters, and therefore brokers do not have discretionary authority to vote on any of the proposals. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Accordingly, there can be no broker non-votes at the special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the meeting.

Voting by NewStar’s Directors and Executive Officers and by Corsair

At the close of business on the record date, directors and executive officers of NewStar were entitled to vote 3,333,053 shares of common stock (excluding, in the cases of our directors Messrs. Cooper and Thornburgh, the 4,000,000 shares and 4,263,075 shares owned by certain Capital Z entities and Corsair entities, respectively, which are stockholders of NewStar and with which such directors are affiliated), or approximately 8.0% of the shares of common stock outstanding on that date.

We currently expect that NewStar’s directors and executive officers will vote their shares of common stock “FOR” the merger proposal, “FOR” the asset sale proposal and “FOR” the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Subject to receipt of approval from the Corsair limited partners advisory committee, the Corsair entities holding 4,263,075 shares of NewStar common stock intend to vote in favor of the merger and asset sale.

Voting; Proxies; Revocation

Attendance

All holders of shares of common stock as of the close of business on the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares of common stock in “street name”, you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

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Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Submitting a Proxy or Providing Voting Instructions

To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy or voting instruction form, even if you plan to attend the special meeting in person.

Shares Held by Record Holder. If you are a stockholder of record as of the record date, you may provide voting instructions by proxy using one of the methods described below.

•	Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by proxy by telephone by calling toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and following the recorded instructions or via the Internet, by accessing the website www.voteproxy.com and following the instructions on the website. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below. If you are submitting a proxy by telephone or over the Internet, your voting instructions must be received by 11:59 p.m. Eastern Standard Time the day before the special meeting.

•	Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares will be voted in the manner directed by you on your proxy card.

Shares Held in “Street Name”. If your shares are held by a bank, broker or other nominee on your behalf in “street name”, your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	by delivering to NewStar’s Corporate Secretary in writing at NewStar Financial, Inc., Attn: Secretary, 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116 a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked and that is received by NewStar’s corporate secretary prior to the special meeting;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must also vote in person at the special meeting);

•	by signing and delivering a new proxy relating to the same shares of common stock and bearing a later date and that is received prior to the special meeting; or

•	by submitting a new proxy by telephone or over the Internet by 11:59 p.m. Eastern Standard Time on the day before the special meeting.

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Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to NewStar or by sending a written notice of revocation to NewStar, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by NewStar before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special meeting may be adjourned or postponed one or more times to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal and/or asset sale proposal. If a quorum is present and this adjournment proposal is approved, the special meeting could be adjourned by the board if there are not sufficient votes at that time to approve the merger proposal or the asset sale proposal. In addition, even if there is not a quorum present at the special meeting, under our bylaws the special meeting may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the voting power of the shares represented at the meeting.

In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons specified in the merger agreement, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment is provided to the stockholders within a reasonable amount of time in advance of the special meeting.

Any adjournment or postponement of the special meeting will allow NewStar’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting (as it may be adjourned or postponed).

Solicitation of Proxies

The board is soliciting your proxy, and we will bear the cost of soliciting proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of our outstanding common stock. Georgeson, a proxy solicitation firm, has been retained to assist it in the solicitation of proxies for the special meeting and we will pay Georgeson approximately $8,500, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by Georgeson or, without additional compensation, by certain of NewStar’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing your shares of common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of common stock for the merger consideration.

Questions and Additional Information

If you have more questions about the transaction or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson toll-free at (866) 695-6078.

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PROPOSAL 1: THE MERGER PROPOSAL

NewStar’s stockholders will consider and vote upon a proposal to adopt the merger agreement. For a summary of the merger agreement, see “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement” beginning on page 91 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

The merger proposal requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve both the merger proposal and the asset sale proposal, then neither the merger nor the asset sale will occur.

The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the merger proposal.

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PROPOSAL 2: THE ASSET SALE PROPOSAL

NewStar’s stockholders are being asked to consider and vote upon a proposal to approve the transactions contemplated by the asset purchase agreement. For a summary of the merger agreement, see “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement” beginning on page 113 of this proxy statement. A copy of the asset purchase agreement is attached as Annex B to this proxy statement.

The asset sale proposal requires the affirmative vote of stockholders holding a majority of the shares of common stock outstanding and entitled to vote on such proposal.

Our stockholders must approve both the merger proposal and the asset sale proposal in order for the transaction to occur. If our stockholders fail to approve both the merger proposal and the asset sale proposal, then neither the merger nor the asset sale will occur.

The board, by the unanimous vote of all directors voting, recommends that stockholders vote “FOR” the asset sale proposal.

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PROPOSAL 3: COMPENSATION PROPOSAL

NewStar’s stockholders are being asked to consider and vote upon a proposal for a non-binding, advisory vote to approve the payment by NewStar of certain compensation that may be paid or become payable to the named executive officers of NewStar that is based on or otherwise relates to the merger and asset sale, as disclosed in the section entitled “Special Factors—Interests of NewStar’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation”, beginning on page 83, including the table entitled “Golden Parachute Payments” and accompanying footnotes. This proposal, commonly known as “say-on-golden parachutes”, and which we refer to as the “compensation proposal”, gives NewStar’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from NewStar that is based on or otherwise relates to the merger and asset sale. This compensation is summarized in the table and footnotes thereto under “Special Factors—Interests of NewStar’s Directors and Executive Officers in the Transactions”, beginning on page 82 of this proxy statement.

As an advisory vote, this proposal is not binding upon NewStar, First Eagle or the board, and approval of this proposal is not a condition to completion of the merger or the asset sale. Accordingly, you may vote to approve the merger proposal and the asset sale proposal and vote not to approve the compensation proposal (and vice versa). Because the transaction-related executive compensation to be paid in connection with the transactions is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal and asset sale proposal are approved (subject only to the contractual conditions applicable thereto).

However, NewStar seeks your support and believes that your support is appropriate because NewStar has a comprehensive executive compensation program designed to link the compensation of our executives with NewStar’s performance and the interests of NewStar’s stockholders. Accordingly, the board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement and vote on the following resolution:

“RESOLVED, that the stockholders of NewStar Financial, Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of NewStar Financial, Inc. that is based on or otherwise relates to the merger and asset sale, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Special Factors—Interests of NewStar’s Directors and Executive Officers in the Transactions—Golden Parachute Compensation”, beginning on page 83 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The above resolution approving the merger-related compensation of NewStar’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the compensation proposal.

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PROPOSAL 4: ADJOURNMENT PROPOSAL

NewStar’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting from time to time, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal or the asset sale proposal if there are not sufficient votes at the time of the special meeting to approve both proposals.

If there is a quorum present at the special meeting and this proposal is approved, the special meeting could be adjourned to a later date or time for the purpose of soliciting additional proxies in favor of the merger proposal or asset sale proposal if there are not sufficient votes at the time of the special meeting. If there is not a quorum present at the special meeting, under our by-laws the special meeting may be adjourned by the chairman of the meeting or by vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons.

If the special meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board unanimously recommends a vote “FOR” the adjournment proposal.

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SPECIAL FACTORS

Overview

NewStar is seeking stockholder approval for the merger proposal and the asset sale proposal. Under the merger agreement, NewStar will be acquired by a subsidiary of First Eagle and holders of our common stock issued and outstanding immediately before the merger will be entitled to receive for each share, except for certain shares as set forth in the merger agreement, (i) $11.44 in cash, without interest and (ii) one contingent value right. Immediately prior to the merger, under the asset purchase agreement, NewStar will sell a portfolio of its investment assets, including loans and other credit investments, to the Asset Buyer. The proceeds of the asset sale will be used to pay down outstanding NewStar debt and to fund a portion of the merger consideration payable by First Eagle. NewStar stockholders will not receive directly any portion of the asset sale proceeds. Completion of the asset sale and the merger are conditioned on each other, and we will not complete either transaction unless both are completed.

The Board, by the unanimous vote of all directors voting, has approved the merger agreement and the asset purchase agreement and recommends that stockholders vote “FOR” the merger proposal and “FOR” the asset sale proposal.

Following the completion of the merger, NewStar’s shares of common stock will no longer be traded on NASDAQ or any other public market. In addition, the registration of shares of NewStar common stock under the Exchange Act will be terminated.

Background of the Transactions

NewStar’s board and senior management team have regularly reviewed and evaluated the company’s operations, performance, prospects and strategic direction. In connection with these reviews, and with the assistance of our financial and legal advisors, our board and management have regularly considered potential strategic alternatives, including possible acquisitions, divestitures, recapitalizations and business combinations, with the goal of maximizing stockholder value. In addition, from time to time, and as noted below, NewStar has solicited and received inquiries from third parties regarding potential business combination transactions.

In early 2013 (including at a February board meeting), our board discussed in depth NewStar’s strategic position and alternatives and the potential benefits of pursuing a sale of the company. In July 2013, our board held a retreat with our senior management team to discuss NewStar’s strategic position and alternatives. Representatives of NewStar’s financial advisor, Credit Suisse, its outside special counsel, Simpson Thacher & Bartlett, and its outside general counsel, Locke Lord, were also present at the meeting. The discussion covered the factors that had affected NewStar’s operations since the financial crisis including the substantial contraction of the securitization markets and other wholesale funding sources for NewStar’s business, which had resulted in higher costs of capital and lower leverage; the entry of other non-bank lenders into NewStar’s core markets; and the impact of the Dodd-Frank Act on the lending and funding markets, particularly the collateralized loan obligation (CLO) markets and the related risk retention requirements applicable to securitization sponsors.

The discussion also covered the steps NewStar had taken over the prior several years to diversify its revenue and funding sources, including acquiring an asset-based lending business in 2010, launching an equipment finance business in 2011 and unsuccessfully attempting to acquire a bank in 2009. NewStar had also taken steps to streamline its operations and reduce its expense base. The board concluded, however, that despite these initiatives the trading price of our common stock did not reflect the intrinsic value of the company at that time.

The board then considered a range of potential strategic alternatives with input from NewStar’s legal and financial advisors, including whether to initiate a sale process, try again to acquire a bank or execute on the standalone business plan. The board concluded that in light of the fundamental changes to the lending and

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funding markets that affected NewStar’s business model, the best way to maximize stockholder value would be to explore a business combination for the company. Accordingly, the board determined that it was advisable to initiate a sale process and authorized management to begin such a process with the assistance of Credit Suisse, which the board determined to engage given, among other things, Credit Suisse’s qualifications, experience and reputation, as well as its familiarity with NewStar and its business. This engagement lapsed following the conclusion of the 2013 process which did not ultimately result in a transaction.

Starting in mid September 2013, in accordance with the directives of the board, Credit Suisse, on behalf of NewStar, began an outreach to prospective buyers. Over 60 potential bidders were contacted, including banks, diversified finance companies, private equity firms, direct lending firms and insurance companies. Sixteen companies signed confidentiality agreements with NewStar. Several of the companies that were contacted expressed an unwillingness to further consider a transaction with NewStar due to unfavorable changes in bank regulation (particularly the leveraged lending guidance then-recently released by the OCC, FDIC and Federal Reserve). On September 18, 2013, Bloomberg reported that NewStar was working with Credit Suisse in a sale process. In November 2013, NewStar received preliminary indications of interest from two potential buyers – a large, foreign-based bank and a non-bank commercial lender. Both of these indications were withdrawn in January 2014, in one case due to expressed valuation concerns and in the other due to expressed concerns about the changes in the bank regulations applicable to leveraged lending released several months earlier.

After the conclusion of the 2013 sale process, management and the board again reassessed NewStar’s strategic position and considered a variety of alternatives to improve its profitability, including a greater focus on asset management activities and platform scale as well as options to reorganize as a publicly traded partnership to reduce corporate taxes. During this period NewStar also engaged in discussions with various other parties, including GSO, about potential business combinations or other transactions.

During the summer of 2014, GSO approached NewStar to discuss a variety of strategic alternatives, one of which was a possible transaction involving an equity investment in NewStar and a strategic cooperation arrangement between GSO and its affiliates and NewStar, including co-lending opportunities for each to participate in loans originated by the other and GSO providing anchor investments in future credit funds or CLOs sponsored by NewStar.

The NewStar board met on September 16, 2014 to consider this proposal. The board discussed how the investment and ongoing strategic cooperation with GSO could allow NewStar to accelerate growth of its asset management business, which was a growth strategy that had been under consideration by the board. In light of the results of the 2013 sale process and the board’s and management’s subsequent decision to emphasize development of the asset management platform, the board concluded that the proposed GSO arrangements were consistent with advancing NewStar’s business strategy, and beneficial to enhancing stockholder value. Negotiations among the parties continued through September and October 2014.

On November 4, 2014, NewStar entered into an investment agreement with three investment funds advised by Franklin Square Capital Partners and sub-advised by an affiliate of GSO. The investment agreement provided for the investors to purchase $300 million principal amount of 10-year subordinated notes issued by NewStar and warrants to purchase 12 million shares of NewStar’s common stock at $12.62 per share, which was approximately 25% of the then current total outstanding shares. The warrants contain a provision limiting their exercisability to 4.99% of NewStar’s outstanding common stock unless the warrantholders provide NewStar with at least 61 days prior notice of their election for the warrants to be exercisable for a higher number of shares. The first stage of the transaction closed in December 2014, and the remaining warrants and subordinated notes were issued in January 2015.

Throughout 2015 NewStar focused on accelerating the growth of its asset management business, including closing a $400 million managed credit fund in January 2015, with anchor investments from funds sponsored by Franklin Square and sub-advised by GSO, acquiring a credit manager with $2.3 billion in assets under management in October 2015 and developing the relationship with GSO to increase asset origination.

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Although NewStar continued to increase its net income and its earnings per share from 2014, NewStar’s return on equity remained low and our share price continued to decline, reaching a low of $4.25 per share in February 2016.

At a board meeting on May 11, 2016, Mr. Conway summarized the challenging market conditions in leveraged finance and reported that GSO had reached out to him to discuss the possibility of exploring a going private transaction involving management and likely other parties. Mr. Conway stated that he informed GSO that before proceeding he would obtain the board’s authorization to explore a possible transaction, which would include equity participation by NewStar management and likely Corsair and Capital Z as well. After discussion, the independent directors were supportive of management proceeding in this manner with a potential going-private transaction.

Discussions among GSO, management, Corsair and Capital Z continued until the summer of 2016, when they were terminated due to a lack of agreement among such parties on the terms of a potential transaction. Management continued exploring a potential transaction, in consultation with GSO, for the remainder of 2016 and into early 2017. During that time period NewStar management had preliminary contact or meetings with over 20 parties to solicit their interest in investing in an acquisition of, or acquiring, NewStar.

Mr. Conway provided the board with periodic updates regarding management’s exploration of a potential going-private transaction, including at a board meeting on February 24, 2017. However, management discussions with potential investors did not result in any agreement on the terms of a proposed transaction or commitment by investors to provide the necessary capital to finance a transaction, and by the spring of 2017 any ongoing consideration of a going-private transaction was terminated.

Subsequently, Mr. Conway was introduced by a senior Corsair executive to Mehdi Mahmud, chief executive officer of First Eagle, and NewStar and First Eagle began discussions regarding the potential benefit of combining NewStar’s leveraged loan asset management platform with First Eagle’s traditional investment asset management business. These discussions expanded to include the possibility of GSO sponsoring a fund to acquire NewStar’s loan and investment portfolio in order to facilitate a combination of the NewStar and First Eagle asset management businesses.

On April 13, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting. Senior management provided an overview of a new potential transaction in which one or more institutional investors would provide the financing for a newly-formed fund managed by GSO to acquire substantially all of NewStar’s loan portfolio and other assets and, concurrently with such asset sale, another party would acquire the remainder of NewStar and its asset management platform. First Eagle and another asset manager, which we refer to as “Party A”, had expressed interest in acquiring NewStar’s asset management platform. Senior management informed the board that, unlike the going-private transaction previously explored, management would not have any equity participation in the acquisition, would receive the same merger consideration as the other stockholders and had not discussed post-closing employment or compensation arrangements with the other potential parties to the transaction then being discussed. The board also considered the relationship of one of our directors, Mr. Thornburgh, to Corsair, which holds with Blackstone a majority interest in First Eagle. Given Corsair’s interest in one of the potential bidders for the asset management platform, the board determined, and Mr. Thornburgh concurred, that it would be appropriate to exclude Mr. Thornburgh from board deliberations on the potential transactions being considered. For purposes of the remainder of this section, each reference to the board or board of directors of NewStar (or any meeting thereof) is intended to refer to that board or meeting without any participation by Mr. Thornburgh who on and after such time recused himself from such board meetings and deliberations. The board also noted Mr. Thornburgh’s relationships with Credit Suisse, including Mr. Thornburgh’s position as a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and service as Chairman of the Board of Directors of Credit Suisse Securities (USA) LLC. A representative of Simpson Thacher reviewed with the board its fiduciary duties in connection with the potential transactions being considered. The board discussed the

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potential transaction involving GSO, along with other possible strategic alternatives, including continuing with NewStar’s existing strategy to transition to a capital-light asset manager or a sale of NewStar to a single buyer, and concluded that, in light of GSO’s familiarity with NewStar’s business and loan portfolio and its prominence in fundraising for a broad variety of asset classes, it was worth exploring a potential transaction of the type described involving GSO. Accordingly, the board authorized management to engage in further discussions with GSO, First Eagle and Party A regarding a potential transaction.

Following such meeting, NewStar engaged in further discussions with GSO, First Eagle and Party A regarding the proposed transactions and such parties continued to engage in due diligence reviews of NewStar and its loan and investment portfolio subject to confidentiality agreements that each had entered into with NewStar. Toward the end of April, Party A indicated to NewStar that it was no longer interested in acquiring the company’s asset management platform because of the amount of ongoing capital needs of the business required to support proposed lending activity and comply with risk retention rules applicable to securitization sponsors.

On May 3, 2017, our board met, with members of senior management and representatives of Locke Lord participating in the meeting. Senior management provided an update on the status of discussions with GSO and First Eagle. The board discussed Credit Suisse’s potential engagement as NewStar’s financial advisor for a sale or other business combination transaction involving the company. The board determined that Mr. Thornburgh’s relationships with Credit Suisse would not adversely affect Credit Suisse’s ability to act as a financial advisor to NewStar, and the board approved re-engaging Credit Suisse as NewStar’s financial advisor in connection with a sale or other business combination transaction involving the company. NewStar selected Credit Suisse as its financial advisor because of, among other things, Credit Suisse’s familiarity with NewStar and its business, including NewStar’s prior sale process in 2013, and Credit Suisse’s qualifications, experience and reputation.

During this period, GSO and First Eagle continued their due diligence review of NewStar’s operations and asset portfolio.

On or about May 4, 2017, a representative of a private equity firm, which we refer to as “Party B”, contacted senior management of NewStar and indicated that Party B would be interested in evaluating a possible acquisition of NewStar.

On May 16, 2017, our board met, with members of senior management and representatives of Locke Lord, Credit Suisse and Simpson Thacher also participating. Senior management provided an update on the status of discussions with GSO and First Eagle and also reported to the board on the indication of interest received from Party B. The board discussed the potential transaction and whether to initiate a broader process for the sale of the company. A representative of Simpson Thacher reviewed with the board its fiduciary duties in connection with these matters. Credit Suisse reviewed with the board the results of the 2013 sale process and discussed the current state of the mergers and acquisitions market for companies, such as NewStar, in the leveraged loan business, noting that it believed, based on the bank regulatory environment and the results of the 2013 sale process, that potential buyers would likely consist primarily of alternative asset managers, such as GSO and Party B, rather than banks or other regulated financial institutions. The board concluded that management should continue discussions with GSO and First Eagle and with Party B and that it would not be in the best interests of the NewStar stockholders to initiate a broader sale process at this time.

On May 25, 2017, an affiliate of Party B, which affiliate was engaged in the business of providing financing to middle market companies, signed a confidentiality agreement with NewStar. Party B and its affiliate began a due diligence review of NewStar and engaged in discussions with NewStar regarding a potential transaction.

On June 6, 2017, NewStar received a letter from GSO and First Eagle expressing their initial indication of interest in an asset purchase transaction in which a GSO-managed fund would purchase NewStar’s loan and investment portfolio and First Eagle would acquire NewStar’s asset management platform, with NewStar’s stockholders to receive the net proceeds from such sale, following repayment of debt and other liabilities, which net proceeds were estimated by GSO and First Eagle to result in payment to NewStar’s stockholders of $11.50 to $12.25 per share.

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On June 7, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting. The board and senior management, together with NewStar’s financial and legal advisors, discussed the asset sale proposal from GSO and First Eagle and Party B’s interest in an acquisition of the entire company. The board concluded that an asset sale transaction, with the public company stockholders being left with a shell company that could liquidate and distribute proceeds to its stockholders over time once all outstanding liabilities were satisfied, was not a viable structure for a transaction. Instead, the board concluded that GSO and First Eagle should be requested to develop a proposal that involved a merger or other acquisition of shares from the stockholders. The board instructed management and Credit Suisse to request this change in proposed transaction structure, as well as improved financial and other terms, from GSO and First Eagle and to request that Party B provide a proposal as well.

Following the board meeting, in accordance with the board’s directives, NewStar management and Credit Suisse engaged in discussions with GSO and First Eagle to improve their proposal and with Party B to provide a proposal. On June 12, 2017, Credit Suisse, on behalf of NewStar, sent GSO and First Eagle a letter requesting that they provide additional information to NewStar, including details regarding the basis for the range of the proposed purchase price, transaction structure, their valuation of tax refunds that may result from losses generated by the transaction and an allocation of value between the assets and the asset manager.

On June 19, 2017, in accordance with the board’s directives, Credit Suisse, on behalf of NewStar, sent Party B a bid instruction letter requesting that a preliminary indication of interest be submitted to NewStar by June 30, 2017.

On June 21, 2017, First Eagle and GSO submitted a revised indication of interest letter providing additional details of their proposal, including that they were prepared to consider an acquisition of the shares of NewStar and would be open to discussions regarding structures such as a contingent value right that would allow NewStar’s stockholders to benefit from any post-closing tax refund proceeds resulting from the proposed transaction. The revised indication of interest continued to estimate that the transaction would result in proceeds to the NewStar stockholders of $11.50 to $12.25 per share.

On June 30, 2017, Party B submitted an indication of interest for an acquisition of all of NewStar’s common stock at a price of $12.00 per share in cash. On July 5, 2017, Party B submitted a revised indication of interest that retained its initial $12.00 per share offer and also indicated that as the alternative to acquiring NewStar, Party B would be interested in acquiring all of NewStar’s loans valued at 99.5% of current net carrying value and third party CLO tranches at market value. Party B indicated that the transaction would be financed with existing funds and would not require financing from unaffiliated third parties.

On July 11, 2017, GSO and First Eagle submitted an indication of interest for a proposed transaction that involved a GSO-managed fund, with equity provided from third party investors (who were not identified), acquiring specified loan and investment assets from NewStar, and First Eagle acquiring NewStar using the net proceeds from such asset sale, following NewStar settling its outstanding debt and other liabilities with such asset sale proceeds, together with the proceeds from certain other transactions including the sale of certain real estate owned by NewStar and the transfer by NewStar of loans it had originated into a newly formed fund, as well as additional cash from First Eagle. GSO and First Eagle estimated, based on the pricing formula attached to their proposal, that this transaction would result in the NewStar stockholders receiving $11.50 per share (assuming, among other things, that the owned real estate was sold for its carrying value of $15.6 million), plus up to $0.48 per share of book value accretion in the third and fourth quarters prior to closing plus tax refunds of $0.93 per share to be paid following the closing pursuant to contingent value rights to be issued to the stockholders at closing.

NewStar and its advisors continued to engage in discussions with GSO and First Eagle and with Party B and assist such parties in their diligence with respect to NewStar and its loan and investment assets. NewStar, together with its tax advisors, also evaluated the contingent value rights based on tax refunds that were being proposed by GSO and First Eagle.

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On July 26, 2017, following further negotiations, GSO and First Eagle submitted a revised indication of interest letter for a transaction with the same structure as proposed in their July 11 letter, but increased the preliminary estimated per share purchase price to $11.68 per share, plus up to $0.48 per share of book value accretion and contingent value rights for an additional $0.93 per share as in the previous letter.

On July 31, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Locke Lord participating in the meeting, to discuss the indications of interest received from GSO and First Eagle and from Party B, including management’s evaluation of the tax refunds, and related payments under the contingent value rights, that could be obtained in the proposed transaction with GSO and First Eagle. In connection with this meeting, following execution of Credit Suisse’s engagement letter as of July 27, 2017, Credit Suisse provided information to the board regarding Credit Suisse’s material relationships with GSO, First Eagle, Party B and certain other parties. Credit Suisse also provided the board with a list of illustrative potential acquirors of NewStar and/or its assets in addition to summary overviews of the indications of interest received from GSO, First Eagle and Party B. At this meeting, the board expressed concerns about the lack of detail in the GSO and First Eagle proposal regarding the equity and debt financing for the transaction, as well as the fact that the stockholders were not assured a certain purchase price in such a transaction. The board also considered Party B’s proposal, noting the simpler transaction structure but lower expected aggregate value compared to the proposal from GSO and First Eagle. The board instructed NewStar’s management and advisors to continue discussions and negotiations with GSO and First Eagle and with Party B and seek clarification and improvement of their respective indications of interest. In addition, management reported that GSO had requested the opportunity to make an in-person presentation to the board regarding their plans to raise debt and equity financing for the proposed transaction, and related matters. The board concluded that it would be useful to receive such a presentation from GSO.

On August 4, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and GSO participating in the meeting. The representatives of GSO noted that, as a result of their familiarity with NewStar’s assets and loan origination capabilities due to the ongoing strategic cooperation between NewStar and GSO since the 2014 investment transaction, GSO was highly confident in its ability to secure equity commitments from leading institutional investors and other credit market participants to invest in a fund that would acquire NewStar’s loan and investment portfolio. The representatives of GSO described GSO’s fundraising process and noted that, if NewStar permitted GSO to solicit third party interest in such a transaction, in approximately two weeks GSO would be able to present a list of potential investors to the company. The GSO representatives also provided our board with an overview of GSO’s debt financing plans and the steps GSO had taken so far to secure committed debt financing. After the representatives of GSO left the meeting, the board discussed and concluded that GSO should be allowed to solicit interest from third party investors for equity commitments to invest in the proposed transaction and develop its debt financing plan. Our board also instructed management, with the assistance of NewStar’s legal and financial advisors, to request final bids by a specified date later in the month.

During this period the independent directors held separate regularly scheduled meetings with NewStar’s financial and legal advisors (including on July 31, August 4, August 9 and August 16) to be briefed on and discuss the ongoing negotiations and communications with GSO, First Eagle and Party B.

On August 10, 2017, a draft merger agreement prepared by Simpson Thacher was sent to Party B and on August 14, 2017, a detailed term sheet prepared by Simpson Thacher for the proposed GSO and First Eagle transaction was sent to GSO and First Eagle (which was prepared for discussion purposes in lieu of draft definitive agreements due to the greater complexity of the GSO and First Eagle proposal and need for additional detail to develop various provisions). On August 16, 2017, in accordance with the board’s directives, bid instruction letters were sent by Credit Suisse, on behalf of NewStar, to GSO and First Eagle and to Party B, requesting that each bidder submit a final written offer on August 23 together with a markup of the merger agreement (for Party B) or the detailed term sheet (for GSO / First Eagle).

On August 22, 2017, Party B submitted a markup of the merger agreement, which included a financing condition; however Party B did not submit a proposal letter or any other indication of interest. Over the next

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several days representatives of Simpson Thacher negotiated the merger agreement markup with counsel for Party B.

On August 23, 2017, GSO and First Eagle submitted a proposal with a variable purchase price formula (which would result in a purchase price then estimated to be $11.85 per share plus the contingent value right then estimated at $1.00 per share) along with a markup of the detailed term sheet for the transaction. The proposal provided that the purchase price would be calculated as of a “measurement date” prior to mailing the proxy statement to NewStar stockholders, with the actual purchase price to be paid to stockholders to be based on a variety of factors, including adjustments as a result of loans that became non-performing or impaired after signing, the unpaid principal balance of the performing loans on the measurement date, the net book value of certain investment securities to be retained by NewStar, projected earnings of NewStar through the closing and debt and liabilities of the company as of the measurement date. In addition, the proposal provided that stockholders would only be paid under the contingent value rights once the tax refunds were approved by the Joint Committee on Taxation and were no longer subject to audit or challenge by the IRS. The letter provided names of the proposed investors that had signed indications of interest to subscribe for equity in the newly-formed fund that would purchase the NewStar assets and also attached letters from Wells Fargo and CDPQ stating that they were highly confident of their ability to provide debt financing for a transaction.

Following receipt of the GSO and First Eagle proposal, NewStar and its financial and legal advisors discussed the proposal, including the formula purchase price, contingent value rights, and other issues raised by the proposal, including that NewStar was not permitted to enforce the equity commitment letters to be provided by the third party investors, the fact that the reverse termination fee under the asset purchase agreement was 4% of transaction equity value and was not guaranteed by a credit-worthy entity, the lack of a go-shop period to solicit potential proposals after entering into the definitive agreements and the fact that GSO and First Eagle would not need to close the transaction if 5% or more of the NewStar stockholders made appraisal demands. On August 25, 2017, management instructed Credit Suisse to convey NewStar’s concerns regarding these issues to Wells Fargo, the financial advisor to GSO and First Eagle. Later on August 25, 2017, as instructed, representatives of Credit Suisse spoke with representatives of Wells Fargo regarding NewStar’s concerns and, following that call, Wells Fargo indicated to Credit Suisse that GSO and First Eagle would be submitting a revised proposal to attempt to address these issues.

On August 25, 2017, Party B sent a letter to NewStar stating that it remained interested in the opportunity and expected to be able to finish business due diligence in a few weeks but indicated it was not in a position to submit a proposal at that time.

On August 28, 2017, GSO and First Eagle submitted a revised proposal, with a fixed price bid of $11.44 per share (with a potential $0.05 increase if certain real estate owned by NewStar is sold for at least $12 million) and the contingent value rights receiving payment of 25% of any tax refund upon receipt, with the remainder held back pending JCT approval and completion of the IRS audit. While the letter did not address the other issues with the proposal that had been discussed with Wells Fargo, the letter indicated that GSO and First Eagle believed there could be a commercially reasonable resolution to such matters. The letter also noted that the proposal was conditioned on NewStar agreeing to negotiate exclusively with GSO and First Eagle.

On August 29, 2017, our board met, with members of senior management and representatives of Credit Suisse, Simpson Thacher and Richards, Layton & Finger, our Delaware counsel, participating in the meeting. Representatives of Simpson Thacher and Richards Layton reviewed with the board its fiduciary duties. The board reviewed the prior attempts to sell NewStar in the 2013 sale process and the multiple parties that had been contacted and had had discussions with NewStar since then regarding strategic alternatives. The board then discussed the proposal received from GSO and First Eagle, including the change to a fixed purchase price from a purchase price formula and the other issues with the GSO and First Eagle proposal. The board also discussed the letter from Party B indicating an inability to submit a bid at that time. The board instructed management to negotiate with GSO and First Eagle to resolve the remaining issues in order to improve the terms of their proposal.

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Over the course of the next several days, in accordance with the board’s directives, NewStar and its advisors had discussions with GSO, First Eagle and their advisors regarding the terms of the GSO and First Eagle proposal. GSO and First Eagle agreed to modify their proposal to provide, among other things, that the contingent value rights would pay to stockholders 30% of any tax refund promptly upon receipt, the transaction agreements would contain a go shop that would have a 2% termination fee (with a 3% fee in other circumstances), there would not be an appraisal demand closing condition, NewStar would be provided adequate enforcement rights with respect to the equity commitment letter and the reverse termination fee would be increased to 5% of transaction equity value.

On August 31, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the revised proposal from GSO and First Eagle and authorized management to continue to negotiate a transaction with GSO and First Eagle on such terms. The board also considered that GSO and First Eagle had conditioned such proposal on NewStar agreeing to negotiate exclusively with them. The board considered the fact that Party B had not submitted a proposal and determined that the transaction with GSO and First Eagle was in an advanced stage with a high likelihood of completion, and accordingly approved NewStar entering into an agreement to provide for a limited period of exclusivity to finalize a transaction.

On September 4, 2017, NewStar entered into an exclusivity agreement with GSO and First Eagle, which granted them exclusivity until September 27, 2017.

On September 5, 2017, in accordance with NewStar’s directives, a representative of Credit Suisse informed Party B that NewStar had determined to proceed with negotiations with a different party. Party B did not indicate an interest in remaining in the process during that call and did not make any further inbound calls or inquiries to NewStar or its advisors.

On September 10, 2017, Simpson Thacher sent a draft merger agreement to Goodwin Procter, legal counsel to First Eagle and Sidley Austin, legal counsel to GSO, and on September 13, 2017, Simpson Thacher sent a draft asset purchase agreement to Sidley Austin and Goodwin Procter.

On September 20, 2017, Goodwin Procter sent a revised merger agreement to Simpson Thacher and in the evening of September 22, 2017, Sidley Austin sent a revised asset purchase agreement to Simpson Thacher. Over the course of the next week the parties and their advisors discussed issues presented by these revised drafts, including ensuring that the debt financing would be sufficient to provide the necessary funding for the asset purchase, since Wells Fargo would be providing a fixed advance rate only for existing loans in the portfolio (and not new loans or loans in the pipeline) and Wells Fargo would only advance funds against new loans if it approved the new loans in advance, representations and warranties and interim operating covenants in both the asset purchase agreement and the merger agreement and the closing conditions relating thereto and provisions with respect to guaranteeing payment of the reverse termination fee.

On September 22, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the status of negotiations and also approved NewStar engaging Houlihan Lokey as an additional financial advisor to, among other things, if appropriate and requested by NewStar, provide an opinion to our board with respect to whether the consideration to be received by the holders of NewStar common stock in the proposed transaction or certain other transactions was fair, from a financial point of view, to such holders and assist NewStar in soliciting and evaluating indications of interest and proposals regarding alternative transactions after the signing of a definitive agreement with respect to the proposed transaction. Houlihan Lokey subsequently provided our board with information with respect to its relationships with First Eagle, GSO and certain other parties. Our board concluded that these relationships did not adversely affect Houlihan Lokey’s ability to provide objective advice as our financial advisor. Houlihan Lokey was selected as a financial advisor based on Houlihan Lokey’s experience and reputation and its familiarity with NewStar, having acted as financial advisor to NewStar in connection with the

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sale of its equipment finance business in 2016. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings.

On September 26, 2017, our board met, with members of senior management and representatives of Credit Suisse and Simpson Thacher participating in the meeting. The board discussed the status of negotiations.

On September 28, 2017, Simpson Thacher sent Goodwin Procter and Sidley Austin a revised draft of the merger agreement. On September 30, 2017 Goodwin Procter sent Simpson Thacher a revised draft of the merger agreement reflecting further comments, including with respect to representations and warranties, interim operating covenants and conditions to closing.

From October 1, 2017 through October 7, 2017, the parties exchanged drafts of the asset purchase agreement, merger agreement and ancillary documents. While the parties were negotiating the transaction documents, GSO, First Eagle and their advisors continued to conduct a due diligence review of NewStar and its loan and investment assets. During this time, representatives of GSO and First Eagle also discussed with representatives of NewStar the fact that GSO and First Eagle were continuing to negotiate with each other the allocation of assets between the two purchasers. The revisions to the asset purchase agreement, including changes to the assets to be acquired by the GSO-sponsored fund and the purchase price payable (including the addition of pre-closing estimates and post-closing true-ups of the purchase price), reflected these ongoing discussions between GSO and First Eagle. In addition, the parties continued to negotiate and discuss the interim operating covenants restricting NewStar’s business in between signing and closing. Such discussions were complicated by a number of factors, including the need to obtain advance approval by Wells Fargo under the debt commitment letter for new loans and other funding commitments by NewStar, the fact that many of the loans and investments assets in the pool of assets to be purchased by GSO would prepay between signing and closing, with GSO wanting to acquire any assets acquired with the proceeds from such prepayments and the fact that First Eagle required limitations on NewStar’s ability to take on additional debt to fund new loans being acquired by GSO.    In addition, the parties continued to discuss the detailed representations regarding the loan and investment assets and related closing conditions.

Our board held meetings on October 3, October 7 and October 9 to discuss the status of negotiations and related transactional matters with members of senior management and NewStar’s financial and legal advisors. In advance of the October 7th meeting, Credit Suisse provided the board with updated information regarding its material relationships with GSO, First Eagle and certain other parties and, at the October 7th meeting, Credit Suisse and Houlihan Lokey discussed their respective preliminary financial perspectives with respect to NewStar and the proposed merger consideration.

On October 10, 2017, representatives of NewStar, GSO, First Eagle and their respective advisors met at the offices of Simpson Thacher in New York to address outstanding issues with respect to the allocation of assets and post-closing adjustments between GSO and First Eagle, the purchase price to be paid by GSO for such assets, the interim operating covenants for the operation of NewStar’s business between signing and closing and other issues raised by the transaction agreements. Significant progress was made towards resolving such issues and on October 10, 2017, Simpson Thacher sent Sidley Austin and Goodwin Procter a revised draft of the asset purchase agreement and on October 11, 2017, Simpson Thacher sent a revised draft of the merger agreement. Over the course of the next several days the parties continued to exchange drafts of and negotiate the transaction agreements.

On October 15, 2017, our board met, with members of senior management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher participating in the meeting. At the meeting, representatives of Simpson Thacher reviewed with the board the key provisions of the near-final transaction agreements. Our board discussed the strategic, business and legal considerations related to the proposed transaction and the benefits and risks of the transactions compared to the alternatives available to NewStar. Our board also discussed the terms of the anticipated go-shop process. Based on the foregoing, our board indicated it was supportive of the terms of the transaction, subject to finalization of the remaining supporting schedules and related matters.

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On October 16, 2017, after trading closed on the NASDAQ, our board met to consider the proposed transaction. Members of NewStar’s management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher also participated in the meeting. Members of NewStar’s management updated the board on the projections of the value of the contingent value rights. Representatives of Simpson Thacher reviewed the proposed transaction agreements and the other transaction documents with the board and updated the board on the negotiation of the transaction agreements. At the request of our board, Credit Suisse and Houlihan Lokey then separately reviewed with the board their respective financial analyses and each rendered an oral opinion, confirmed by delivery of a written opinion dated October 16, 2017, to the board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed and qualifications and limitations on the review undertaken and other matters considered in connection with the preparation of such opinions, the merger consideration to be received by holders (other than excluded holders, as defined in such opinion, and their respective affiliates) of NewStar common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Credit Suisse, Houlihan Lokey and Simpson Thacher also discussed with the board the proposed go-shop process. Following discussions among the board, NewStar’s senior management and advisors regarding the proposed transactions, the members of the board present unanimously approved the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements, declared advisable the merger agreement, the asset purchase agreement and the transactions contemplated by such agreements, recommended that NewStar stockholders vote for the proposal to adopt the merger agreement and approve the transactions contemplated by the asset purchase agreement and approved the amendment to the bylaws making the Court of Chancery of the State of Delaware the exclusive jurisdiction in which litigation may be brought if such litigation is a derivative action, an action asserting a breach of a fiduciary duty, an action arising under the DGCL, the amended and restated certificate of incorporation of NewStar or the bylaws of NewStar, or an action governed by the internal affairs doctrine. For further information concerning the factors considered by the board in reaching its decision to approve the transaction agreements and transactions, its decision to declare the transaction agreements and the transactions advisable and its decision to recommend that NewStar stockholders vote to adopt the merger agreement and approve the asset sale, see “—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 of this proxy statement.

On the evening of October 16, 2017, after trading closed on the NASDAQ, the parties executed the merger agreement, the asset purchase agreement and related transaction agreements. Early in the morning on October 17, 2017, before trading opened on the NASDAQ, NewStar and First Eagle issued a joint press release announcing the transactions.

Beginning on October 17, 2017, NewStar commenced the go-shop process with outreaches to potential bidders selected by NewStar with assistance from its financial advisors Credit Suisse and Houlihan Lokey. During the go-shop process, NewStar, with the assistance of Credit Suisse and Houlihan Lokey, contacted 53 parties (including Party B) to solicit alternative transaction proposals and seven other parties made unsolicited inquiries shortly after the proposed transactions with First Eagle and the Asset Buyer, and the commencement of the go-shop process, were publicly announced. NewStar entered into confidentiality agreements with 22 of those parties (including Party B), which were provided access to additional information, including access to a virtual data room.

Our board met on a weekly basis during the go-shop period, with members of senior management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher participating in the meetings, to discuss the status of the go-shop process.

On November 2, 2017, the House Ways and Means Committee released the Tax Bill, which, due to a provision that would eliminate the ability to carryback NOLs arising in tax years beginning after 2017, would result in holders of the contingent value rights not being entitled to any payments thereunder if the closing of the asset sale were to occur in 2018 and the Tax Bill is enacted in its current form (as described in further detail in “—Recent Developments Potentially Affecting the Contingent Value Rights”). Following release of the Tax Bill, over the course of the next several days, NewStar discussed its potential impact on the transaction with its accounting, financial and legal advisors and Mr. Conway provided the other directors (excluding Mr. Thornburgh) an update regarding these matters.

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On November 3, 2017, at the request of Party B, NewStar and Party B had a call to address questions from Party B regarding its due diligence review of NewStar.

On November 9, 2017, NewStar filed the preliminary proxy statement that included disclosure regarding the potential impact of the Tax Bill on the contingent value rights. Later that day, the Senate Committee on Finance released its version of the Tax Bill, which has a comparable provision that would eliminate the ability to carryback net operating losses arising in tax years beginning after 2017, subject to limited exceptions not relevant to the contingent value rights (as described in further detail in “Recent Developments Potentially Affecting the Contingent Value Rights”).

On November 15, 2017, our board met, with members of senior management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher participating in the meeting. Credit Suisse and Houlihan Lokey provided our board with an update on the go-shop process, which had not resulted in any alternative acquisition proposals from any of the parties solicited (including from Party B) or that had made unsolicited inquiries, and noted that certain of the parties had expressed varying reasons for declining to pursue a potential transaction with NewStar that included, among other things, the size of NewStar’s investment portfolio, misalignment with their current strategy, the implied valuation for the investment portfolio required to exceed the merger consideration to be paid by First Eagle and the inability to pay a premium to the merger consideration. The board also discussed possible steps to mitigate any potential adverse impact from the Tax Bill, including trying to accelerate the proxy statement mailing to ensure the special stockholders’ meeting is held before year-end.

At 12:01 a.m. (New York time) on November 16, 2017, the go-shop period ended. NewStar did not receive any acquisition proposals during the go-shop period.

On November 16, 2017, the Tax Bill proposed by the House Ways and Means Committee passed in the U.S. House of Representatives.

On November 17, 2017, Mr. Conway informed representatives of First Eagle and GSO of the results of the go-shop process, as required by the merger agreement and asset purchase agreement, and indicated that NewStar, together with its accounting advisors, was evaluating potential strategies to mitigate the potential impact of the Tax Bill.

On November 20, 2017, our board met, with members of senior management and representatives of Credit Suisse, Houlihan Lokey and Simpson Thacher participating in the meeting, to discuss the potential impact of the Tax Bill on NewStar in the event the transactions with First Eagle and the Asset Buyer do not close by year-end, including the potential effects of the Tax Bill, if enacted, on NewStar’s operations.

Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions

At a meeting of the board held on October 16, 2017, the board approved the merger agreement and the asset purchase agreement by a unanimous vote of the directors present (with Mr. Thornburgh having been recused from the meeting as described above), and the board recommends that stockholders vote “FOR” the merger proposal and “FOR” the asset sale proposal.

Our board has, by the unanimous vote of all directors voting:

•	determined that the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements are advisable and in the best interests of NewStar and its stockholders;

•	determined that the transactions contemplated by the merger agreement and asset purchase agreement are fair to NewStar’s unaffiliated securityholders;

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•	adopted resolutions approving the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements and declared the advisability of the merger agreement and the asset purchase agreement and the transactions contemplated by such agreements; and

•	resolved to recommend that the stockholders of NewStar adopt the merger agreement on the terms and subject to the conditions set forth in the merger agreement and approve the transactions contemplated by the asset purchase agreement on the terms and subject to the conditions set forth in the asset purchase agreement and directed that such matters be submitted to NewStar’s stockholders at the special meeting for their approval.

In reaching its decision, the board evaluated the merger and the asset sale in consultation with NewStar’s senior management and its financial, tax and legal advisors, and, at its October 16, 2017 meeting and at other meetings at which it considered the proposed transactions, the board considered a number of factors.

The reasons considered by the board in favor of the merger proposal and the asset sale proposal included the following (not necessarily in order of relative importance):

•	the merger consideration to be received by the NewStar stockholders of (i) $11.44 per share in upfront cash and (ii) one contingent value right, which was estimated to be worth an additional $0.88 to $1.00 per share;

•	the total merger consideration was estimated at $12.32 to $12.44 per share, which represented a premium of 10.4% to 11.5% over NewStar’s three-month volume weighted average price of $11.16 per share as of October 16, 2017, the last trading day before the transaction announcement;

•	the current and historical market prices for NewStar’s common stock, including those set forth in the table under “Market Price of Common Stock and Dividends” beginning on page 143 of this proxy statement;

•	the fact that a significant portion of the merger consideration would be paid in cash at the closing, which provides certainty and immediate liquidity and value to NewStar’s stockholders, enabling NewStar’s stockholders to realize value that has been created at NewStar while eliminating long-term business and execution risk;

•	the potential risks and uncertainties facing NewStar’s stockholders associated with possible strategic alternatives to the merger and asset sale (including remaining independent and continuing with its existing or a modified business plan), and the timing and likelihood of accomplishing such alternatives;

•	NewStar’s extended efforts over the past four years to find a buyer for the company, which did not produce any buyer at a price equal to that provided by the GSO / First Eagle transaction offers, as well as NewStar’s discussions with a variety of other parties regarding possible alternative transactions and its consideration of numerous strategic alternatives, including going private or reorganizing as a publicly traded partnership, none of which resulted in an actionable alternative (all as further described in “—Background of the Transactions” beginning on page 31 of this proxy statement);

•	the fact that until the no-shop period start date, NewStar would have the right to solicit proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal and engage in discussions or negotiations with any person with respect to such proposals or offers (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement);

•	the fact that, under certain circumstances, NewStar would have the right to engage in negotiations or discussions following the no-shop period start date with any person that makes an acquisition proposal to NewStar (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement);

•	the right of NewStar to terminate the merger agreement and asset purchase agreement to accept a superior proposal subject to the payment of a termination fee of either $10 million or $15 million in

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certain circumstances (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement);

•	the right of the board under certain circumstances to change its recommendation that NewStar’s stockholders vote to approve the merger proposal and the asset sale proposal (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Change of Recommendation” beginning on page 105 of this proxy statement);

•	the financial presentation and opinion of Credit Suisse, dated October 16, 2017, to the board as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken;

•	the financial analysis reviewed by Houlihan Lokey with the board as well as the oral opinion of Houlihan Lokey rendered to the board on October 16, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of such date, the fairness, from a financial point of view, to the holders of NewStar common stock other than the excluded holders (as defined in such opinion) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction (as defined in such opinion);

•	the likelihood that the merger and asset sale would be completed;

•	the business reputation and capabilities of GSO and First Eagle;

•	the fact that stockholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL will have the right to demand appraisal of the fair value of their shares under the DGCL;

•	the board discussed other potential transactions leading up to the transactions with First Eagle and GSO, as described in “Special Factors–Background of the Transactions”, and directed management to pursue exploratory discussions with various parties, but none of those discussions led to a formal indication of interest or a proposal for the board to consider;

•	in respect of the proposal from Party B, as described in further detail in the paragraphs beneath these bullets, the board’s view was that the timing and likelihood of receiving a definitive offer was uncertain at best, given among other things:

○	Party B’s decision to not submit any offer subsequent to its preliminary, non-binding indication of interest of $12.00 per share provided on July 5, 2017, which indication of interest was and continued to be subject to completion of Party B’s due diligence review;

○	the fact that, after NewStar informed Party B on September 5, 2017 that it was negotiating a transaction with another party, Party B did not initiate any further inquiries or discussions with NewStar while NewStar, First Eagle and the Asset Buyer negotiated the terms of the merger agreement and asset purchase agreement for over a month prior to signing on October 16, 2017; and

○	the fact that the merger agreement and asset purchase agreement have a go-shop provision that allowed NewStar to contact Party B after signing the merger agreement and asset purchase agreement and the board’s determination that the termination fees under such agreements would not be a meaningful deterrent to Party B (or any other party) proposing an alternative acquisition proposal (and, as described in “Special Factors–Background of the Transactions”, NewStar in fact contacted Party B during the go-shop period and Party B signed a confidentiality agreement and conducted a limited due diligence review of NewStar, but neither Party B nor any other party submitted an acquisition proposal during the go-shop period or afterwards);

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•	the fact that the transactions with First Eagle and Asset Buyer would provide more value to NewStar’s stockholders than the transaction proposed by Party B’s indication of interest regardless of whether the transactions close in 2017 or 2018;

•	the fact that NewStar had not received a firm offer from any other person for the acquisition of NewStar, despite its efforts over the years to sell the company as further described in the “Background”, including:

○	a 2013 sale process in which over 60 parties were contacted and which was reported in the press; however, NewStar only received two preliminary indications of interest, both of which were later withdrawn;

○	the lack of any proposals received in connection with the exploration of a transaction with GSO during 2016 and early 2017, despite over 20 parties being contacted to solicit their interest in investing in an acquisition of, or acquiring, NewStar; and

○	the fact that Party A, after undertaking an extensive due diligence review of NewStar, determined that it was not interested in pursuing a transaction involving NewStar; and

•	the fact that the merger and asset sale are each subject to approval by the affirmative vote of holders of a majority of the outstanding shares of NewStar common stock.

The board also considered the following potentially negative factors associated with the merger and asset sale (not necessarily in order of relative importance):

•	the fact that NewStar will no longer exist as an independent public company and NewStar stockholders will forgo any future increase in NewStar’s value that might result from our earnings or possible growth as an independent company;

•	the fact that a portion of the merger consideration to be paid to NewStar’s stockholders is based solely on the receipt of tax refunds following the closing, a large portion of which is subject to approval by government agencies, and both the timing and amount of such payments could be uncertain and subject to factors outside NewStar’s control;

•	the fact that the Asset Buyer is a newly formed entity with no assets other than the debt commitment letters and equity commitment letters and therefore if the Asset Buyer fails to obtain sufficient financing, the transactions will not be completed;

•	the fact that the debt commitment letters do not commit the lenders to provide a minimum level of debt financing; instead, the amount of debt available to the Asset Buyer will depend on the valuation of the loans and investments being acquired by the Asset Buyer ascribed to such assets by Wells Fargo in accordance with the terms of the debt commitment letters;

•	the fact that while GSO and Blackstone-affiliated funds and entities are committing $175 million, the remainder of the equity financing is to be provided by 8 additional third party investors and the risk, given the number of investors and the fact that they are located in multiple foreign jurisdictions, that if the investors do not fund when required, NewStar would be unable to enforce (or enforce in a timely manner) a sufficient amount of equity commitments to be able to close the transaction;

•	the fact that while NewStar would generally be entitled to a $25 million reverse termination fee if the Asset Buyer fails to close when required (including as a result of the failure of the Asset Buyer to obtain sufficient financing), Asset Buyer did not have those funds at signing and will only have those funds if its investors provide such funds;

•	the fact that even if paid, the reverse termination fee may not fully compensate NewStar for the costs of non-consummation in the circumstances in which it is payable;

•	the fact that the asset purchase agreement is subject to a closing condition allowing only $5 million of inaccuracies in the detailed loan and investment schedules and the fact that there can be no assurance that all other conditions to the parties’ obligations to consummate the merger and asset sale will be satisfied, and, as a result, the possibility that the merger and asset sale might not be completed;

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•	the fact that the transaction agreements contain significant restrictions on NewStar’s ability to conduct its business prior to the closing, including limitations on originating, acquiring or selling loans, taking actions with respect to existing loans and incurring additional indebtedness;

•	the possibility that termination fees payable to First Eagle and the Asset Buyer might have the effect of discouraging alternative acquisition proposals or reducing the purchase price in such proposals;

•	the fact that any gains arising from the receipt of the merger consideration would generally be taxable to NewStar’s stockholders that are U.S. holders for U.S. federal income tax purposes; and

•	the potential of litigation in connection with the merger.

In the judgment of the board, however, these potential risks were favorably offset by the potential benefits of the merger and asset sale, including those described above.

Since 2013 NewStar has sought on a number of occasions to sell the company or engage in strategic alternatives. As described under “Special Factors–Background of the Transactions”, these efforts have been in response to fundamental changes in the lending and funding markets following the financial crisis that adversely affected NewStar’s business model and its ability to generate adequate returns on capital for its stockholders as an independent commercial finance company. After the unsuccessful sale process in 2013 NewStar pursued other alternatives to enhance stockholder value, including the issuance of subordinated notes and warrants to the Franklin Square funds, but despite these efforts NewStar’s return on equity and total stockholder return continued to lag the market and the board and management determined it was in the best interests of NewStar’s stockholders to resume seeking a sale of the company as the best way to maximize stockholder value.

The transaction with GSO and First Eagle was the result of these efforts, which had not previously resulted in any other party making a firm offer for the acquisition of NewStar. After Party B submitted preliminary, non-binding indications of interest on June 30, 2017 and July 5, 2017 (each of which stated that as a result of Party B’s substantial industry experience it expected to be able to complete its due diligence review of NewStar and negotiate definitive documents in three to four weeks), NewStar spent considerable efforts engaging in discussions with Party B and assisting Party B with its due diligence review of the company. Furthermore, a letter was sent to each of Party B and GSO and First Eagle requesting that a proposal be submitted by August 23rd. While GSO and First Eagle submitted a proposal at that time, Party B did not, despite ongoing efforts by NewStar with the assistance of its advisors to encourage Party B to submit a proposal.

Instead, several days after the bid deadline, Party B sent a letter indicating that it was not in a position to submit a proposal at that time, despite the fact that it had submitted its initial indication of interest almost two months before, on June 30th. GSO and First Eagle submitted a revised proposal on August 28, which proposal was conditioned on NewStar negotiating exclusively with GSO and First Eagle. The board approved granting GSO and First Eagle exclusivity only following further negotiation with such parties and obtaining their agreement on key deal terms as described under “Special Factors–Background of the Transactions”, including the fact that there would be a go-shop process in the definitive agreement which would permit NewStar to contact Party B. In addition, the board considered the fact that Party B still had not made a proposal, the fact that the proposal from GSO and First Eagle was conditioned on receiving exclusivity and the judgment of the board and management that the GSO and First Eagle proposal was likely to lead to the signing of definitive transaction agreements on the terms proposed. Accordingly, the board directed NewStar to enter into an agreement providing for a limited period of exclusivity.

After Party B was informed on September 5, 2017 that NewStar was negotiating a transaction with another party, Party B did not initiate any further inquiries or discussions with NewStar while NewStar, First Eagle and the Asset Buyer negotiated the terms of the merger agreement and asset purchase agreement for over a month prior to signing the merger agreement and asset purchase agreement on October 16, 2017. Furthermore, despite Party B indicating that it would be in a position to complete its due diligence review and submit a proposal in a few weeks, Party B never submitted a proposal subsequent to its August 25 letter. In addition, Party B did not submit a proposal after being contacted in the go-shop period, signing a new confidentiality agreement, being provided access to the virtual data room and having access to NewStar’s management to address questions from Party B regarding its due diligence review.

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Neither the merger proposal nor the asset sale proposal require the approval of at least a majority of unaffiliated stockholders, nor did the independent directors on the board retain an unaffiliated representative to act on behalf of NewStar’s unaffiliated stockholders for purposes of negotiating the terms of the merger agreement and asset purchase agreement or preparing a report concerning the fairness of such agreements and the transactions contemplated thereby. Nevertheless, the board believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and asset sale and to permit the board to represent effectively the interests of NewStar’s unaffiliated stockholders based upon the following factors:

•	the fact that the board (excluding Mr. Thornburgh, who was recused from all board meetings and deliberations regarding the transactions and consideration of other strategic alternatives, including during the go-shop process, and apart from Mr. Conway, our Chief Executive Officer) consists of five independent and disinterested directors of NewStar who are not affiliated with any of Corsair, First Eagle, GSO or Blackstone, are not employees of NewStar or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of NewStar’s unaffiliated stockholders other than their interests described under “—Interests of NewStar’s Directors and Executive Officers in the Transactions” beginning on page 82;

•	the fact that almost 85% of NewStar’s stock is owned by investors unaffiliated with either Corsair or management of NewStar, including an investor with an ownership interest as large as Corsair’s and four other investors each having, individually, a more than 5% ownership interest in NewStar;

•	the fact that, with the assistance of its financial and legal advisors, and at the direction of the board (excluding Mr. Thornburgh), NewStar conducted vigorous negotiations with First Eagle and GSO, which, among other matters, resulted in (i) a go-shop process being permitted under the merger agreement and asset purchase agreement, (ii) a buyer termination fee of 5% of the transaction equity value, which fee is held in a deposit account subject to a control agreement with NewStar, (iii) the NewStar stockholders being entitled to promptly receive 30% of any applicable tax refund under the contingent value right promptly upon NewStar’s receipt of such refund, even if still subject to audit by the IRS, and (iv) the lack of a closing condition relating to the number of stockholders making appraisal demands;

•	the fact that NewStar has solicited interest for a transaction providing for the acquisition of NewStar from multiple parties since 2013 and had not received a firm offer from any person other than the Asset Buyer and First Eagle, and that the merger agreement and asset purchase agreement expressly permitted NewStar to conduct an unrestricted go-shop process after signing (which also did not result in the receipt of any acquisition proposals); and

•	the fact that our board was aware that it had no obligation to enter into or recommend any transaction and that the board had the authority to “say no” to any proposals made by First Eagle, GSO or other potential acquirors.

The foregoing discussion is not intended to be exhaustive, but NewStar believes it addresses the material information and factors considered by the board in its consideration of the merger and asset sale, including factors that may support the merger, as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the board did not find it practicable to quantify or otherwise assign relative weights to and did not make specific assessments of the factors considered in reaching its determination, and individual members of the board may have given different weights to different factors. The board did not reach any specific conclusion with respect to any of the factors or reasons considered.

The above factors are not presented in any order of priority. This explanation of the factors and reasoning set forth above contained forward-looking statements and should be read in conjunction with the section of this proxy statement/prospectus entitled “Cautionary Statement Concerning Forward-Looking Statements”.

In the course of the board reaching its decisions described above, the board did not consider the liquidation value of NewStar because it considered NewStar (and its asset manager platform) to be a viable, going concern, and liquidation sales generally result in proceeds substantially less than sales of going concerns and, as described above in “—Background of the Transactions” beginning on page 31 of this proxy statement, the board had

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determined that selling assets and distributing proceeds to its stockholders over time after all outstanding liabilities were satisfied was not a viable transaction alternative.

Purpose and Reasons of NewStar for the Transactions

As discussed above, our board and management determined previously that a sale of the company was likely the best way to maximize stockholder value, and after exploring alternatives over an extended period determined that the transactions with GSO and First Eagle are the strategic alternative that provides the highest value reasonably available at this time. This determination was based on the analyses, determinations and conclusions of the board described in detail above under “—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 of this proxy statement.

Primary Benefits and Detriments of the Transactions

Benefits and Detriments to NewStar’s Unaffiliated Stockholders

The primary benefits of the merger and asset sale to NewStar’s unaffiliated stockholders will be their right to receive a cash payment of $11.44 and one contingent value right for each share of NewStar common stock. Additionally, after the merger, such stockholders will not be subject to the risk associated with ownership of NewStar common stock, including any possible decrease in NewStar’s future earnings, growth or value.

The primary detriments of the merger to our stockholders are the lack of interest of such stockholders in any potential future earnings, growth or value that may be realized by NewStar after the merger. Additionally, the receipt of cash and a contingent value rights in exchange for shares of NewStar common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to our stockholders who are U.S. holders. See “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 85 of this proxy statement.

Benefits and Detriments to NewStar, First Eagle and Corsair

Following the merger, First Eagle will indirectly own all of the outstanding NewStar shares. Accordingly, the primary benefits of the merger and asset sale to NewStar, First Eagle and Corsair are the following:

•	If NewStar and First Eagle successfully execute the business strategy for NewStar to become an investment manager of third-party credit assets for institutional and retail investors, the value of First Eagle’s investment in NewStar (and indirectly, Corsair’s investment in First Eagle) could increase because of possible increases in future earnings, revenues and cash flow, increases in the underlying value of NewStar or the payment of distributions that would accrue to First Eagle and Corsair.

•	NewStar will be relieved of the burdens on companies having publicly traded equity securities, including the pressure to meet analyst forecasts and investor expectations, which may result in decisions to attempt to produce better short-term results, but which may not over the long-term lead to a maximization of stockholder value.

•	Registration of NewStar’s shares under the Exchange Act will be terminated, which will reduce its legal and other costs related to complying with certain filing and reporting obligations that the federal securities laws impose on public companies. First Eagle and Corsair will benefit from any such cost savings realized by NewStar after it becomes a private company.

•	Any losses recognized upon the closing of the asset sale that do not result in tax refunds for NewStar will be allowed under applicable income tax law to be carried forward and offset taxable income that may be generated following the closing by NewStar or First Eagle. While such net operating loss carryforwards would be subject to limitations including the amount that can be used each year, the Tax Bill (as further described in “—Recent Developments Potentially Affecting the Contingent Value Rights”) would permit carryforwards to be used in perpetuity (and not subject to the current 20 year limit on such carryforwards).

The primary detriments of the merger and asset sale to NewStar, First Eagle and Corsair are the following:

•	The risk of any possible decrease in the earnings, revenues and cash flow, growth or the value of NewStar following the merger will be borne by First Eagle and, indirectly, Corsair.

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•	Following the merger, there will be no trading market for shares of NewStar stock.

•	The risk that potential benefits sought as a result of the merger may not be realized.

Position of First Eagle as to the Fairness of the Merger

Under the SEC rules governing “going-private” transactions, the First Eagle Filing Persons may be deemed to be affiliates of NewStar, and, therefore, they are required to express their beliefs as to the fairness of the merger to NewStar’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The First Eagle Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the First Eagle Filing Persons should not be construed as a recommendation to any NewStar stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The First Eagle Filing Persons attempted to negotiate with the NewStar board the terms of a transaction that would be most favorable to the First Eagle Filing Persons, and not necessarily to NewStar’s unaffiliated stockholders, and, accordingly, the First Eagle Filing Persons did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated stockholders. The First Eagle Filing Persons did not participate in the deliberations of the NewStar board regarding, or receive advice from NewStar’s legal or financial advisors as to, the substantive or procedural fairness of the merger to NewStar’s unaffiliated stockholders. The First Eagle Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to NewStar’s unaffiliated stockholders.

Based on their knowledge and an evaluation of available information regarding NewStar, as well as discussions with NewStar regarding its business and the factors considered by, and the analysis and resulting conclusions of, the NewStar board with respect to the merger as discussed in this proxy statement under the heading “—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 (which analysis and resulting conclusions with respect to the merger the First Eagle Filing Persons adopt), the First Eagle Filing Persons believe that the merger is substantively and procedurally fair to NewStar’s unaffiliated stockholders. In particular, the First Eagle Filing Persons believe that the merger is both substantively and procedurally fair to NewStar’s unaffiliated stockholders based on their consideration of the following factors, among others, which are not listed in any relative order of importance:

•	the fact that the NewStar board includes five independent and disinterested directors of NewStar who are not affiliated with any of Corsair, First Eagle, GSO or Blackstone, are not employees of NewStar or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of, NewStar’s unaffiliated stockholders other than their interests described under “—Interests of NewStar’s Directors and Executive Officers in the Transactions” beginning on page 82;

•	the fact that the NewStar board determined, by the unanimous vote of all members of the board (other than Mr. Thornburgh, who did not participate in such determination), that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, NewStar’s unaffiliated stockholders;

•	the fact that the Corsair Filing Persons did not participate in First Eagle’s negotiations with NewStar with respect to the merger, and the Corsair designees on the First Eagle board of directors did not participate in any board deliberations of First Eagle relating to the merger;

•	the historical market prices of NewStar’s common stock as compared to the merger consideration, and NewStar’s return on equity as compared to the industry;

•	the fact that the per share merger consideration to be received by the NewStar stockholders of (i) $11.44 in upfront cash and (ii) one contingent value right, and the other terms and conditions of the merger agreement, resulted from vigorous negotiations between First Eagle with the assistance of its advisors, on the one hand, and NewStar with the assistance of its advisors, on the other hand;

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the fact that a significant portion of the merger consideration would be paid in cash at closing, which provides certainty and immediate liquidity and value to NewStar’s stockholders, enabling NewStar’s

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stockholders to realize value that has been created at NewStar while eliminating long-term business and execution risk;

•	notwithstanding that the opinions of Credit Suisse and Houlihan Lokey were provided for the information and assistance of the NewStar board and none of the First Eagle Filing Persons is entitled to, and did not, rely on such opinions, the fact that the NewStar board received opinions from Credit Suisse and Houlihan Lokey, each dated October 16, 2017, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders (as defined in such opinions) and their respective affiliates) pursuant to the merger agreement;

•	the fact that all stockholders of NewStar, including the Corsair Filing Persons that beneficially own shares of NewStar common stock, will receive the same consideration in the merger;

•	NewStar’s efforts to find a buyer for the company, which did not produce any buyer at a price equal to that provided by the GSO / First Eagle transaction offers, as well as NewStar’s discussions with a variety of other parties regarding possible alternative transactions and its consideration of numerous strategic alternatives, none of which resulted in an actionable alternative (all as further described in “—Background of the Transactions” beginning on page 31 of this proxy statement);

•	the fact that until the no-shop period start date, NewStar had the right to solicit proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal and engage in discussions or negotiations with any person with respect to such proposals or offers (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement), and the fact that such solicitation activities did not result in the receipt of any acquisition proposals;

•	the fact that, under certain circumstances, NewStar may engage in negotiations or discussions following the no-shop period start date with any person that makes an acquisition proposal to NewStar (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement);

•	the fact that NewStar may terminate the merger agreement and asset purchase agreement to accept a superior proposal subject to the payment of a termination fee of either $10 million or $15 million in certain circumstances (as further described in “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Go-Shop; No Solicitation” beginning on page 101 of this proxy statement);

•	the fact that First Eagle’s obligations under the merger agreement are not subject to any financing condition;

•	the fact that stockholders who do not vote to adopt the merger agreement and who comply with the requirements of the DGCL will have the right to demand appraisal of the fair value of their shares under the DGCL; and

•	the fact that the merger and asset sale are each subject to approval by the affirmative vote of holders of at least a majority of the outstanding shares of NewStar common stock, and almost 85% of such outstanding shares are held by unaffiliated stockholders.

In their consideration of the fairness of the merger, the First Eagle Filing Persons did not find it practicable to, and did not, appraise the assets of NewStar to determine the liquidation value for the NewStar unaffiliated stockholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered NewStar to be a viable going concern and (iv) subject to the asset sale, NewStar will continue to operate its business following the merger.

While First Eagle and GSO did consider the aggregate net book value and aggregate equity carrying value of certain investments held by NewStar as part of their determination of the consideration payable in the merger and asset sale, the First Eagle Filing Persons did not consider the net book value of NewStar, which is an accounting

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concept, for purposes of determining the fairness of the merger consideration to NewStar’s unaffiliated stockholders, because net book value does not take into account the prospects of NewStar or trends or business risks inherent in its industry.

The First Eagle Filing Persons also did not seek to establish a pre-merger going concern value for the NewStar common stock to determine the fairness of the merger consideration to NewStar’s unaffiliated stockholders. The First Eagle Filing Persons believe that the trading price of the common stock at any given time represents the best available indicator of NewStar’s going concern value at the time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. To the extent the pre-merger going concern value was reflected in the price of the NewStar common stock prior to the announcement of the merger, the merger consideration per share of common stock represented a premium to the going concern value of NewStar.

None of the First Eagle Filing Persons was aware of, and thus did not consider in its fairness determination, any firm offers during the prior two years by any person for (i) the merger or consolidation of NewStar with or into another company, (ii) the sale or transfer of all or a substantial part of NewStar’s assets, or (iii) the purchase of NewStar’s securities that would enable the holder to exercise control of NewStar.

The foregoing is a summary of the information and factors considered by the First Eagle Filing Persons in connection with their evaluation of the fairness of the merger to NewStar’s unaffiliated stockholders, which is not intended to be exhaustive but is believed to include all material factors considered by the First Eagle Filing Persons. The First Eagle Filing Persons did not find it practicable to assign, and did not assign, quantify or otherwise attach relative weights to the individual factors considered in reaching their conclusions as to the fairness of the merger. Rather, the First Eagle Filing Persons made their fairness determination after considering all of the foregoing factors as a whole. The First Eagle Filing Persons believe that these factors provide a reasonable basis for their belief that the merger is fair to NewStar’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any NewStar stockholder to vote in favor of the proposal to adopt the merger agreement. None of the First Eagle Filing Persons makes any recommendation as to how NewStar’s stockholders should vote their shares of common stock on any proposals to be voted upon at the special meeting.

Position of the Corsair Filing Persons as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, the Corsair Filing Persons may be deemed to be affiliates of NewStar, and, therefore, they are required to express their beliefs as to the fairness of the merger to NewStar’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. The Corsair Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Corsair Filing Persons should not be construed as a recommendation to any NewStar stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

As described under the heading “—Background of the Transactions” beginning on page 31, Mr. Richard E. Thornburgh, a senior advisor to Corsair and a director of NewStar, did not participate in any board deliberations of NewStar relating to the merger. None of the Corsair Filing Persons participated in the negotiations with NewStar with respect to the merger, including the price to be paid to NewStar’s stockholders in the merger. In addition, the Corsair designees on the board of directors of First Eagle did not participate in any board deliberations of First Eagle relating to the merger.

The Corsair Filing Persons did not participate in the deliberations of the NewStar board regarding, or receive any advice from NewStar’s legal or financial advisors as to, the substantive or procedural fairness of the merger to NewStar’s unaffiliated stockholders. The Corsair Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to NewStar’s unaffiliated stockholders. No financial advisor provided the Corsair Filing Persons with any analysis, opinion or appraisal with respect to the fairness of the merger consideration to the unaffiliated stockholders.

Based on its knowledge and analysis of available information regarding NewStar, as well as the factors considered by, and the analyses and resulting conclusions of, the NewStar board discussed under

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“—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 (which analysis and resulting conclusions with respect to the merger the Corsair Filing Persons adopt), each Corsair Filing Person believes that the merger is substantively and procedurally fair to NewStar’s unaffiliated stockholders based on its consideration of the following factors, which are not listed in any relative order of importance:

•	the fact that the NewStar board includes five independent and disinterested directors of NewStar who are not affiliated with any of Corsair, First Eagle, GSO or Blackstone, are not employees of NewStar or any of its affiliates and have no financial interest in the merger different from, or in addition to the interests of, NewStar’s unaffiliated stockholders other than their interests described under “—Interests of NewStar’s Directors and Executive Officers in the Transactions” beginning on page 82;

•	the NewStar board determined, by the unanimous vote of all members of the board (other than Mr. Thornburgh, who did not participate in such determination), that the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, NewStar’s unaffiliated stockholders;

•	the Corsair Filing Persons did not participate in or seek to influence the deliberative process of, or the conclusions reached by, the NewStar board or the negotiating positions of the NewStar board;

•	the NewStar board had no obligation to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or any other transaction;

•	the NewStar board was fully informed about the extent to which the interests of certain stockholders of NewStar who are also Corsair Filing Persons in the merger differed from those of the unaffiliated stockholders;

•	the NewStar board determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the unaffiliated stockholders;

•	NewStar common stock traded as low as $8.03 per share during the 52-week period prior to the announcement of the execution of the merger agreement;

•	the merger consideration, other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger, were the result of extensive negotiations over an extended period of time between NewStar with the assistance of its advisors on the one side and GSO and First Eagle with the assistance of their advisors on the other side;

•	notwithstanding that the opinions of Credit Suisse and Houlihan Lokey were provided for the information and assistance of the NewStar board and none of the Corsair Filing Persons are entitled to, and did not, rely on such opinions, the fact that the board received opinions from Credit Suisse and Houlihan Lokey, each dated October 16, 2017, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders (as defined in such opinions) and their respective affiliates) pursuant to the merger agreement;

•	the recognition of the potential disadvantages that NewStar would continue to face as an SEC-reporting public company, including continuing to be subject to the (i) regulatory compliance costs; and (ii) requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help NewStar’s actual or potential competitors, customers, lenders and vendors compete against NewStar or make it more difficult for NewStar to negotiate favorable terms with them, as the case may be;

•	NewStar, under certain circumstances as set out in the merger agreement, is able to specifically enforce the terms of the merger agreement; and

•	the merger is not conditioned on any financing being obtained by GSO or First Eagle, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the unaffiliated stockholders.

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As stated above, the Corsair Filing Persons did not participate in any board or other deliberations on either the NewStar or GSO / First Eagle side regarding the merger, including the price to be paid to NewStar’s stockholders. However, in accordance with the requirements of Rule 13e-3 and the related rules under the Exchange Act, the Corsair Filings Persons hereby confirm the following:

•	The Corsair Filing Persons did not consider NewStar’s net book value, which is defined as total assets minus total liabilities, as a factor. The Corsair Filing Persons believe that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of NewStar as a going concern because it does not take into account the future prospects of NewStar, market conditions, trends in the industry in which NewStar conducts its business or the business risks inherent in competing with other companies in the same industry.

•	In its consideration of the fairness of the merger, the Corsair Filing Persons did not consider NewStar’s liquidation value to be a relevant valuation method because it considers NewStar to be a viable, going concern business where value is derived from cash flows generated from its continuing operations and because NewStar will continue to operate its business following the merger.

•	The Corsair Filing Persons did not seek to establish a pre-merger going concern value for NewStar common stock to determine the fairness of the merger consideration to the unaffiliated stockholders. Each of the Corsair Filing Persons believes that the trading price of the common stock at any given time represents the best available indicator of NewStar’s going concern value at the time, so long as the trading price of that time is not impacted by speculation regarding the likelihood of a potential transaction. To the extent the pre-merger going concern value was reflected in the pre-announcement price of NewStar common stock, the merger consideration represented a premium to the going concern value of NewStar.

•	Each of the Corsair Filing Persons is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of NewStar with or into another company, (b) a sale of all or a substantial part of NewStar’s assets or (c) the purchase of the NewStar voting securities that would enable the holder to exercise control over the Company.

•	The Corsair Filing Persons did not perform or receive any independent reports, opinions or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The foregoing is a summary of the information and factors considered and given weight by each of the Corsair Filing Persons in connection with its evaluation of the substantive and procedural fairness of the merger to the unaffiliated stockholders, which is not intended to be exhaustive, but includes all material factors considered by the Corsair Filing Persons. The Corsair Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the substantive and procedural fairness of the merger to the unaffiliated stockholders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Each of the Corsair Filing Persons believes these factors provide a reasonable basis for its belief that the merger is substantively and procedurally fair to the unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any stockholder of NewStar to vote in favor of the proposal to adopt the merger agreement. None of the Corsair Filing Persons makes any recommendation as to how stockholders of NewStar should vote their shares of NewStar common stock on the proposal to adopt the merger agreement.

Purpose and Reasons of First Eagle and Corsair for the Merger

Under the SEC rules governing “going-private” transactions, each of the Corsair Filing Persons and First Eagle Filing Persons may be deemed to be affiliates of NewStar, and, therefore, they are required to express their purposes and reasons for the merger to NewStar’s “unaffiliated security holders,” as defined under Rule 13e-3 of

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the Exchange Act. The Corsair Filing Persons and First Eagle Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The views of each of the Corsair Filing Persons and First Eagle Filing Persons should not be construed as a recommendation to any NewStar stockholder as to how that stockholder should vote their shares of common stock on any proposals to be voted upon at the special meeting.

If the merger is completed, NewStar will become an indirect, wholly owned subsidiary of First Eagle, and the common stock of NewStar will cease to be publicly traded. For the First Eagle Filing Persons, the primary purpose of the merger is to allow First Eagle to indirectly own equity interests in NewStar and to bear the rewards and risks of such ownership after the merger is completed and the NewStar common stock ceases to be publicly traded. First Eagle has been interested in expanding its investment platform to include fundamental capabilities in corporate and middle market credit investing in order to enhance its ability to serve both institutional and retail investors through many life cycles and market cycles. First Eagle expects that, following completion of the merger, First Eagle will be able to expand its asset management platform by providing NewStar’s credit strategies to institutional and retail investors. First Eagle decided to undertake the merger at this time given GSO’s interest in contemporaneously acquiring a portfolio of NewStar’s investment assets, which provided an opportunity for First Eagle to pursue a transaction with NewStar. For the Corsair Filing Persons, the primary purpose of the merger is to receive the merger consideration. In addition to the reasons cited in the section above entitled “—Recommendation of the NewStar Board and Its Reasons for the Transactions; Fairness of the Transactions” beginning on page 41 of this proxy statement, the Corsair Filing Persons believe that this is the appropriate time to sell NewStar in light of the fact that (a) the NewStar board has endeavored on multiple occasions over the past four years to sell the company (or find another compelling strategic alternative) (as described in “—Background of the Transactions” beginning on page 31 of this proxy statement) and (b) the Corsair Filing Persons believe the sale of NewStar to be the value maximizing alternative relative to the value proposition for NewStar’s stockholders as a standalone public company.

The First Eagle Filing Persons believe that structuring the merger as described in this proxy statement is preferable to other transaction structures because it (i) will enable First Eagle to indirectly acquire all of the outstanding NewStar common stock at the same time, (ii) will allow NewStar to cease to be a publicly registered and reporting company, and (iii) represents an opportunity for NewStar’s stockholders to receive cash for their shares of common stock. The First Eagle Filing Persons did not consider any other alternative transaction structures or other alternative means to accomplish the foregoing purposes, other than a potential purchase of the assets related to NewStar’s asset management platform. The NewStar board rejected the asset purchase structure and requested that First Eagle instead develop a proposal that involved a merger or other acquisition of shares from NewStar’s stockholders (as further described in “—Background of the Transactions” beginning on page 31 of this proxy statement).

Plans for NewStar After the Merger

If the merger is consummated, the First Eagle Filing Persons currently anticipate that NewStar’s operations initially will be conducted following the closing substantially in the same manner as they are currently being conducted, except for (i) changes resulting from the consummation of the asset sale, (ii) NewStar ceasing to be a public company and instead being an indirect wholly owned subsidiary of First Eagle, (iii) the repayment of certain debt of NewStar in connection with the closing, and (iv) NewStar ceasing to pay a quarterly dividend. The First Eagle Filing Persons are currently conducting a review of NewStar and its business and operations with a view towards determining how to improve NewStar’s long-term earnings potential (including by reducing NewStar’s costs and expenses related to being a public company following the merger) as part of the First Eagle platform, and expect to complete such review following consummation of the merger. Except as described in this proxy statement, the First Eagle Filing Persons have advised NewStar that they do not have any current intentions, plans or proposals to cause NewStar to engage in any of the following:

•	any extraordinary corporate transaction following consummation of the merger involving NewStar’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of NewStar or any of its subsidiaries; or

•	any other material changes to NewStar’s corporate structure or business.

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Following consummation of the merger, the First Eagle Filing Persons will continue to assess NewStar’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of NewStar. The First Eagle Filing Persons reserve the right to make any changes to NewStar’s operations after the consummation of the merger that they deem appropriate in light of additional evaluation and review or in light of future developments.

Certain Effects of the Merger

The tables below set forth the direct and indirect interests in NewStar’s net book value and net income of the Corsair Filing Persons and the First Eagle Filing Persons prior to and immediately after consummation of the proposed merger based on NewStar’s net book value at December 31, 2016 and September 30, 2017, and net income for the year ended December 31, 2016 and the nine months ended September 30, 2017. The net book value and net income numbers for NewStar included in the tables below were derived from NewStar’s financial statements and do not reflect the pro forma effects of the asset sale.

	Ownership of NewStar Prior to the Merger			Ownership of NewStar After the Merger
	% Ownership at Dec. 31, 2016	Net book value at Dec. 31, 2016	Net income for the year ended Dec. 31, 2016	% Ownership	Net book value at Dec. 31, 2016	Net income for the year ended Dec. 31, 2016
	(in thousands)
Corsair Filing Persons	9.96	$64,456	N/A	23.3	$150,849	N/A
First Eagle Filing Persons	—	—	—	100.0	$647,422	$28,224

	Ownership of NewStar Prior to the Merger			Ownership of NewStar After the Merger
	% Ownership at Sept. 30, 2017	Net book value at Sept. 30, 2017	Net income for the nine months ended Sept. 30, 2017	% Ownership	Net book value at Sept. 30, 2017	Net income for the nine months ended Sept. 30, 2017
	(in thousands)
Corsair Filing Persons	10.28	$66,365	N/A	23.2	$149,814	N/A
First Eagle Filing Persons	—	—	—	100.0	$645,752	$10,119

Opinions of NewStar’s Financial Advisors

Opinion of Credit Suisse Securities (USA) LLC

NewStar has engaged Credit Suisse to act as a financial advisor to NewStar in connection with the proposed transaction. In connection with this engagement, the board requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement. On October 16, 2017, at a meeting of the board held to evaluate the proposed transaction, Credit Suisse rendered an oral opinion, confirmed by delivery of a written opinion dated October 16, 2017, to the board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the merger consideration to be received by holders of NewStar common stock (other than excluded holders and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. For purposes of Credit Suisse’s analyses and opinion, the term “excluded holders” refers to, collectively, certain investors in First Eagle Investment Management, LLC, including Corsair, Bleichroeder and Blackstone, First Eagle Investment Management, LLC, First Eagle, FE Holdco and their respective investors, and certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation.

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The full text of Credit Suisse’s written opinion, dated October 16, 2017, to the board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the board (in its capacity as such) for its information in connection with its evaluation of the merger consideration from a financial point of view and did not address the asset sale or any other terms, aspects or implications of the proposed merger, the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar or the underlying business decision of the board or NewStar to proceed with the transaction or related transactions. Credit Suisse’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transaction or otherwise.

In arriving at its opinion, Credit Suisse reviewed drafts, dated October 15, 2017 and October 16, 2017, of the merger agreement and the asset purchase agreement, respectively, and certain publicly available business and financial information relating to NewStar. Credit Suisse also reviewed certain other information relating to NewStar provided to or discussed with Credit Suisse by the management of NewStar, including financial forecasts and estimates relating to NewStar prepared by the management of NewStar, which we refer to as the “forecasts”, as well as certain tax information relating to NewStar provided to Credit Suisse by the management of NewStar as reviewed and discussed by the management of NewStar with NewStar’s tax advisors, including estimates and other information as to certain potential tax attributes of NewStar, potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the asset sale, and underlying assumptions with respect to the contingent value right, which we refer to as the “tax information”, and Credit Suisse met with the management of NewStar to discuss the businesses and prospects of NewStar. Credit Suisse also considered certain financial and stock market data of NewStar, and Credit Suisse compared that data with similar data for companies with publicly traded equity securities in businesses Credit Suisse deemed relevant, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which had been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the forecasts and the tax information that Credit Suisse was directed to utilize in its analyses, Credit Suisse was advised by the management of NewStar, and Credit Suisse assumed, with NewStar’s consent, that such forecasts and tax information were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of NewStar and the other matters covered thereby and were appropriate for Credit Suisse’s use and reliance for purposes of its analyses and opinion. With respect to the tax information, including, without limitation, as to tax filings and potential tax refunds, Credit Suisse also assumed, with NewStar’s consent, that (i) all applicable tax filings and claims for refunds would be timely made on behalf of NewStar, (ii) such potential tax refunds would be received by NewStar in full in the amounts and at the times indicated by the management of NewStar, (iii) such potential tax refunds would be paid to NewStar’s stockholders in accordance with the terms of the merger agreement in the amounts and at the times contemplated therein without adjustment, delay or condition and (iv) the tax information regarding such tax filings, potential tax refunds, including the amounts and timing of such potential tax refunds, and any other tax matters relevant to the contingent value right or otherwise was consistent with the advice received by NewStar from its tax advisors. Credit Suisse expressed no opinion as to any forecasts or tax information (including, without limitation, as to potential tax refunds or the amounts or timing thereof) or the assumptions on which they were based. Credit Suisse relied, with NewStar’s consent and without independent verification, upon the assessments of the management of NewStar as to, among other things, (A) the asset sale, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (B) the financial and other terms associated with the contingent value right, including, without limitation, the likelihood, amount and timing of payments pursuant to the contingent value right, (C) the potential impact on

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NewStar of certain market, competitive, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lending and asset management industries and related credit and financial markets and (D) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key sources of financing, employees and other commercial relationships of NewStar. Credit Suisse assumed, with NewStar’s consent, that there would be no developments with respect to any such matters that would have an adverse effect on NewStar or the transaction or that otherwise would be meaningful in any respect to Credit Suisse’s analyses or opinion.

In connection with its opinion, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of NewStar or any other entity, nor was Credit Suisse furnished for purposes of its analyses or opinion with any such evaluations or appraisals, and Credit Suisse’s analyses should not be construed as such. Credit Suisse is not an appraiser or an expert in the evaluation of, nor did Credit Suisse express any view or opinion as to, any loan portfolios or individual credit files or the adequacy or sufficiency of allowances for doubtful accounts and credit losses, provisions for loan losses, loan loss reserves or any other similar matters. Credit Suisse was advised by the management of NewStar and therefore Credit Suisse assumed, with NewStar’s consent, that any such allowances, provisions and reserves were in the aggregate adequate and sufficient to cover such losses. Credit Suisse also was not requested to make, and it did not make, an evaluation of the solvency or fair value of NewStar, First Eagle Investment Management, LLC or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

Credit Suisse assumed, with NewStar’s consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed or occur that would have an adverse effect on NewStar or the transaction or that otherwise would be meaningful in any respect to Credit Suisse’s analyses or opinion and that the transaction would be consummated on or prior to March 31, 2018 and otherwise consummated in accordance with the terms of the merger agreement, the asset purchase agreement and related documents and in compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of NewStar advised Credit Suisse, and Credit Suisse also assumed, with NewStar’s consent, that the terms of the merger agreement and the asset purchase agreement, when executed, would conform in all material respects to the terms reflected in the drafts reviewed by Credit Suisse. Credit Suisse did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Credit Suisse assumed that NewStar had or would obtain such advice or opinions from appropriate professional sources, and Credit Suisse relied, with NewStar’s consent, upon the assessments of representatives of NewStar as to such matters.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of its date, of the merger consideration (to the extent expressly specified in such opinion), without taking into account any premium or discount for control, liquidity or otherwise, including any illiquidity discount with respect to the contingent value right or any interest income on any undistributed portion of applicable tax refunds, and without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of NewStar held by such holders. Credit Suisse’s opinion did not in any way address any other consideration to be received in connection with the transaction or related transactions or proportionate allocation or relative fairness. Credit Suisse’s opinion also did not address the asset sale or any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, the form or structure, or financial or other terms of, the asset sale, the form of the merger consideration or any terms, aspects or implications of any sub-advisory, investment management, servicing or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the transaction, any related transactions or otherwise. In addition, Credit Suisse’s opinion did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or other consideration to any officers, directors, employees or stockholders of any party to the transaction or related transactions or any related entities, or class of such persons, relative to the merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

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Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of Credit Suisse’s opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. As the board was aware, the credit, financial and stock markets, the industries and markets in which NewStar and its customers operate, and the trading prices of NewStar common stock, have experienced and continue to experience volatility and Credit Suisse expressed no view or opinion as to any potential effects of such volatility on NewStar, NewStar common stock or the transaction. It should be understood that subsequent developments may affect Credit Suisse’s opinion, and Credit Suisse does not have any obligation to update, revise, reaffirm or withdraw its opinion. Credit Suisse did not express any opinion as to the actual value of the contingent value right when issued or actual payment amounts when received pursuant to the contingent value right or the prices at which NewStar common stock or other securities would trade or be transferable at any time, including following consummation of the transaction. In connection with Credit Suisse’s engagement, Credit Suisse was not requested to, and it did not, undertake a third-party solicitation process on behalf of NewStar with respect to the acquisition of all or a part of NewStar; however, at the direction of the board, Credit Suisse was requested, following public announcement of the transaction and as contemplated by the terms thereof, to undertake a go-shop process on behalf of NewStar to solicit third-party indications of interest in the acquisition of NewStar. Credit Suisse’s opinion did not address the relative merits of the transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar, nor did it address the underlying business decision of the board or NewStar to proceed with the transaction or related transactions.

In preparing its opinion to the board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NewStar, First Eagle and the other parties involved in the transaction and related transactions. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to NewStar or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, determine or recommend the merger consideration, which was determined through negotiations among NewStar, First Eagle and certain related entities, and the decision to enter into the merger agreement and the asset purchase agreement was solely that of the board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the board in its evaluation of the merger consideration and should not be viewed as determinative of the views of the board or management with respect to the transaction or the consideration payable in the transaction.

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Financial Analyses

The summary of the financial analyses described in this section entitled “—Financial Analyses” is a summary of the material financial analyses reviewed by Credit Suisse with the board on October 16, 2017 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For purposes of the analyses described below, the term (i) “implied CVR value” refers to implied present value ranges for the contingent value right (derived using a selected range of discount rates of 6.0% to 10.0%), based on the tax information, including the amounts and timing of potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the asset sale, of approximately $0.74 to $0.91 on a per share basis assuming the transaction closes by December 31, 2017 (with the low-end of such range reflecting NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders three years from the applicable tax filing date, referred to as the “three-year tax refund distribution date”, and the high-end of such range reflecting NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders nine months from the applicable tax filing date, referred to as the “nine-month tax refund distribution date”), and approximately $0.65 to $0.80 on a per share basis assuming the transaction closes during the first quarter (ending March 31, 2018) of NewStar’s fiscal year 2018 (with the low-end of such range reflecting NewStar management’s three-year tax refund distribution date assumption and the high-end of such range reflecting NewStar management’s nine-month tax refund distribution date assumption), (ii) “implied per share merger consideration reference ranges” refers to the cash consideration of $11.44 per share and the applicable implied CVR value and (iii) “June 30, 2017 adjusted tangible book value” refers to the tangible book value of NewStar as of June 30, 2017, based on public filings and other publicly available information, adjusted for cash used to repurchase shares of NewStar common stock and cash proceeds received by NewStar from the exercise of NewStar stock options during the period from July 1, 2017 through October 16, 2017 per NewStar management. The financial analyses described below performed in connection with Credit Suisse’s opinion, dated October 16, 2017, to the board do not address the potential impact, if any, of the Tax Bill or any other changes in tax or other laws on NewStar or any other entity or on the consideration payable in the transaction.

October 16, 2017 Financial Presentation

The financial presentation provided to the board in connection with Credit Suisse’s opinion, dated October 16, 2017, to the board, referred to as the October 16, 2017 financial presentation, included the following material financial analyses:

Selected Public Companies Analysis. Credit Suisse reviewed certain financial and stock market information relating to NewStar and the following 17 selected publicly traded business development companies, which we refer to as “BDCs”, in the middle-market lending and asset management industries with business characteristics, including product mix and loan origination capability, that Credit Suisse considered generally similar to those of NewStar, consisting of three selected publicly traded BDCs that are internally managed, which we collectively refer to as the “selected internally-managed BDCs”, and 14 selected publicly traded BDCs that are externally managed, which we collectively refer to as the “selected externally-managed BDCs” and, together with the selected internally-managed BDCs, which we refer to as the “selected BDCs”:

Selected Internally-Managed BDCs	Selected Externally-Managed BDCs
• Hercules Capital, Inc.	• Apollo Investment Corporation

• Main Street Capital Corporation	• Ares Capital Corporation

• Triangle Capital Corporation	• BlackRock Capital Investment Corporation

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Selected Internally-Managed BDCs	Selected Externally-Managed BDCs

• Fifth Street Finance Corp.

• FS Investment Corporation

• Goldman Sachs BDC, Inc.

• Golub Capital BDC, Inc.

• New Mountain Finance Corporation

• PennantPark Investment Corporation

• Prospect Capital Corporation

• Solar Capital Ltd.

• TCG BDC, Inc.

• TCP Capital Corp.

• TPG Specialty Lending, Inc.

Credit Suisse reviewed, among other information, closing stock prices as of October 13, 2017 as a multiple of reported tangible book value per share as of June 30, 2017. Financial data of the selected BDCs were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of NewStar was based on information relating to NewStar provided by the management of NewStar and public filings, publicly available Wall Street research analysts’ estimates and other publicly available information.

Credit Suisse observed that NewStar’s June 30, 2017 adjusted tangible book value per share multiple was 0.79x. The overall low to high June 30, 2017 tangible book value per share multiples (and mean and median multiples) observed for the selected BDCs, including the overall low to high June 30, 2017 tangible book value per share multiples (and mean and median multiples) observed for the selected internally-managed BDCs and the selected externally-managed BDCs, were as follows:

Selected BDCs	Low	High	Mean	Median
June 30, 2017 tangible book value per share	0.67x	1.76x	1.05x	1.00x

Selected Internally-Managed BDCs
June 30, 2017 tangible book value per share	0.93x	1.76x	1.33x	1.29x

Selected Externally-Managed BDCs
June 30, 2017 tangible book value per share	0.67x	1.29x	0.99x	1.00x

Credit Suisse also observed, among other things, for informational purposes, the calendar year 2017 and calendar year 2018 estimated returns on average equity (“ROAE”) of NewStar and the selected BDCs based on publicly available Wall Street research analysts’ mean estimates, which indicated calendar year 2017 and calendar year 2018 estimated ROAE for NewStar of approximately 2.8% and 4.4%, respectively, and calendar year 2017 and calendar year 2018 estimated ROAE for the selected BDCs, to the extent meaningful and publicly available, of (i) in the case of calendar year 2017 estimated ROAE, an overall range of approximately 6.9% to 12.9% (with a mean of 9.8% and a median of 10.0%) for the selected BDCs, with a calendar year 2017 estimated ROAE range of approximately 11.2% to 11.5% (with a mean and a median of 11.3%) for the selected internally-managed BDCs and a calendar year 2017 estimated ROAE range of approximately 6.9% to 12.9% (with a mean of 9.5% and a median of 9.4%) for the selected externally-managed BDCs, and (ii) in the case of the calendar year 2018 estimated ROAE, an overall range of approximately 7.7% to 12.8% (with a mean of 9.8% and a median of 9.9%) for the selected BDCs, with a calendar year 2018 estimated ROAE range of approximately 11.3% to 12.8% (with a mean and a median of 12.1%) for the selected internally-managed BDCs and a calendar year 2018 estimated ROAE range of approximately 7.7% to 11.1% (with a mean of 9.4% and a median of 9.6%) for the selected externally-managed BDCs.

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Credit Suisse then applied a selected range of June 30, 2017 tangible book value multiples of 0.70x to 0.90x derived from the selected BDCs to the June 30, 2017 adjusted tangible book value of NewStar. Approximate implied per share equity values for NewStar derived from such selected range of June 30, 2017 tangible book value multiples were calculated as total implied equity value divided by the total number of fully diluted shares of NewStar common stock estimated by the management of NewStar to be outstanding as of October 16, 2017. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$10.49 – $13.28	$12.18 – $12.35	$12.09 – $12.24

Selected Precedent Transactions Analysis. Credit Suisse reviewed publicly available financial information relating to the following two selected transactions involving target BDCs in the middle-market lending and asset management industries with business characteristics that Credit Suisse considered generally similar to those of NewStar, which we collectively refer to as the “selected transactions”:

Announcement Date	Acquiror	Target
10/3/16	CĪON Investment Corporation	Credit Suisse Park View BDC, Inc.
5/23/16	Ares Capital Corporation/American Capital Agency Corp.	American Capital, Ltd.

Credit Suisse reviewed, among other information, transaction values in the selected transactions, based on the purchase prices paid in the selected transactions, as a multiple of the target company’s latest reported tangible book value prior to the announcement date of the relevant transaction. Financial data (pro forma, in the case of the CĪON Investment Corporation/Credit Suisse Park View BDC, Inc. transaction, for the assignment of certain assets from CĪON Investment Corporation to Credit Suisse Park View BDC, Inc. post-closing) of the selected transactions were based on public filings and other publicly available information. Financial data of NewStar was based on information relating to NewStar provided by the management of NewStar and public filings and other publicly available information.

Credit Suisse noted, for informational purposes, an additional transaction involving a target BDC in the middle-market lending and asset management industries, the Pennant Park Floating Rate Capital Ltd./MCG Capital Corporation transaction announced on April 29, 2015, which indicated an implied latest reported tangible book value multiple paid in such transaction of 0.99x; however, given MCG Capital Corporation’s high concentration of cash (relative to total assets) resulting from the liquidation of its business, Credit Suisse viewed such company and implied tangible book value multiple as not meaningful for purposes of analysis.

Credit Suisse observed that NewStar’s June 30, 2017 adjusted tangible book value per share multiple was 0.79x. The overall low to high latest reported tangible book value multiples (and mean and median multiples) observed for the selected transactions were as follows:

Selected Transactions	Low	High	Mean	Median
Latest reported tangible book value	0.89x	0.94x	0.92x	0.92x

Credit Suisse then applied a selected range of latest reported tangible book value multiples derived from the selected transactions of 0.80x to 0.90x to the June 30, 2017 adjusted tangible book value of NewStar. Approximate implied per share equity values for NewStar derived from such range of selected latest reported tangible book value multiples were calculated as total implied equity value divided by the total number of fully diluted shares of NewStar common stock estimated by the management of NewStar to be outstanding as of

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October 16, 2017. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$11.99 – $13.28	$12.18 – $12.35	$12.09 – $12.24

Dividend Discount Analysis. Credit Suisse performed a dividend discount analysis of NewStar to calculate the estimated present value of the distributed cash flows that NewStar was forecasted to generate during the last two quarters of NewStar’s fiscal year ending December 31, 2017 through the full fiscal year ending December 31, 2020 based on financial forecasts and estimates relating to NewStar prepared by the management of NewStar. Credit Suisse calculated terminal values for NewStar by applying a selected range of tangible book value multiples of 0.75x to 0.95x to NewStar’s estimated tangible book value as of December 31, 2020. The present values (as of June 30, 2017) of the distributed cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 10.0%. Approximate implied per share equity values for NewStar were calculated as total implied equity value divided by the total number of fully diluted shares of NewStar common stock estimated by the management of NewStar to be outstanding as of October 16, 2017. This analysis indicated the following approximate implied per share equity value reference range for NewStar, as compared to the implied per share merger consideration reference ranges:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration Reference Ranges Based on:
	Assumed Closing by 12/31/17	Assumed Closing During First Quarter of FY2018
$10.15 – $13.43	$12.18 – $12.35	$12.09 – $12.24

Certain Additional Information

Credit Suisse observed certain additional information that was not considered part of Credit Suisse’s financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•	historical trading prices of NewStar common stock during the 52-week period ended October 13, 2017, which indicated low and high intraday prices for NewStar common stock during such period of approximately $8.03 and $12.51 per share, respectively; and

•	price targets for NewStar common stock as reflected in selected publicly available Wall Street research analysts’ reports, each dated August 2, 2017, which indicated an overall low to high target stock price range of $12.00 to $14.00 per share.

Preliminary Discussion Materials

In addition to the October 16, 2017 financial presentation provided to the board in connection with Credit Suisse’s opinion, dated October 16, 2017, to the board as summarized above, Credit Suisse also provided, for informational purposes, certain preliminary discussion materials to the board as summarized below. The preliminary financial considerations and other information in the preliminary discussion materials reflected market data as of dates proximate to such materials and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and information, including tax information relating to NewStar, made available to Credit Suisse as of, the date of such materials. Accordingly, to the extent preliminary financial analyses or information were included in such preliminary discussion materials, such preliminary financial analyses or information may have differed from the October 16, 2017 financial presentation as a result of, among other things, changes in NewStar’s internal financial forecasts, estimates and assumptions, such financial, economic, monetary, market and other conditions and circumstances and other information. Credit Suisse also continued to refine various aspects of such preliminary financial considerations and other information. The October 16, 2017 financial presentation superseded the preliminary discussion materials.

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None of the preliminary discussion materials constituted an opinion of, or recommendation by, Credit Suisse with respect to a possible transaction or otherwise. Credit Suisse noted for the board that it does not provide tax advice and that any board materials, preliminary or otherwise, that included tax information were based on tax information and assumptions provided to or discussed with Credit Suisse by the management of NewStar and/or by NewStar management in consultation with its tax advisors.

•	November 20, 2017 Preliminary Discussion Materials. The November 20, 2017 preliminary discussion materials reflected, for illustrative purposes, the potential theoretical impact on NewStar of the “Tax Cuts and Jobs Act” legislation proposed by the U.S. House of Representatives Committee on Ways and Means based on NewStar management’s financial forecasts and estimates under two hypothetical scenarios, the first of which assumed the transaction had not been contemplated and the second of which assumed termination of the contemplated transaction. The November 20, 2017 preliminary discussion materials included, among other things, hypothetical sensitivities to NewStar management’s financial forecasts and estimates for NewStar on a standalone basis, taking into account the potential theoretical effects of such proposed legislation if enacted and certain assumptions of NewStar’s management including, illustratively, a reduction in NewStar’s implied marginal corporate tax rate, a write-off by NewStar of a portion of its deferred tax assets and a 50% dividend payout ratio on incremental net income, which indicated, in the two hypothetical scenarios described above, that NewStar’s fiscal year 2018 estimated after-tax ROAE would decrease from approximately 4.5% to 3.7% in the first scenario and from approximately 4.5% to 1.5% in the second scenario, NewStar’s fiscal year estimated 2019 and fiscal year estimated 2020 after-tax ROAE would increase from approximately 4.8% to 5.7% and approximately 6.0% to 7.1%, respectively, in the first scenario and from approximately 4.8% to 5.9% and approximately 6.0% to 7.2%, respectively, in the second scenario and, in the second scenario, that transaction-related termination costs would offset, through NewStar’s fiscal year 2020 (the end of the projected period reflected in NewStar management’s forecasts), the incremental net income resulting from a reduction in NewStar’s implied marginal corporate tax rate.

•	October 7, 2017 Preliminary Discussion Materials. The October 7, 2017 preliminary discussion materials were substantially similar to the October 16, 2017 financial presentation and contained, among other things:

•	a preliminary selected public companies analysis, a preliminary selected precedent transactions analysis and a preliminary dividend discount analysis of NewStar, which preliminary financial analyses generally used the same methodologies and indicated the same approximate implied per share equity value reference ranges as described above under “—October 16, 2017 Financial Presentation”;

•	historical trading prices of NewStar common stock during the 52-week period ended October 3, 2017, which indicated low and high intraday prices for NewStar common stock during such period of approximately $8.03 and $11.99 per share, respectively; and

•	price targets for NewStar common stock as reflected in selected publicly available Wall Street research analysts’ reports, each dated August 2, 2017, which indicated an overall low to high target stock price range of $12.00 to $14.00 per share.

•	August 31, 2017 Preliminary Discussion Materials. The August 31, 2017 preliminary discussion materials included, among other things:

•	an update on NewStar’s discussions with GSO/First Eagle Investment Management, LLC and an overview of the indication of interest received by NewStar from GSO/First Eagle Investment Management, LLC and Party B’s July 5, 2017 indication of interest for an acquisition of NewStar’s common stock at a price of $12.00 per share in cash (which indication of interest had not been updated since July 5, 2017 and was referenced for informational purposes), and certain related considerations, which overview indicated, among other things:

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○	in the case of Party B’s $12.00 per share proposal, implied multiples for NewStar based on NewStar’s June 30, 2017 adjusted tangible book value per share, June 30, 2017 adjusted tangible book value per share (as further adjusted by the management of NewStar to account for NewStar’s intangible assets, capitalized financing fees, unamortized debt discounts and debt repayment costs), referred to as realizable adjusted tangible book value per share, and calendar year 2017 and calendar year 2018 estimated earnings per share (“EPS”) of 0.80x, 0.98x, 27.9x and 17.4x, respectively; and

○	in the case of the GSO/First Eagle Investment Management, LLC proposal, overall approximate per share merger consideration ranges (as more fully described in the overview of certain preliminary illustrative federal tax considerations below) of $12.24 to $12.40 assuming the transaction closed by December 31, 2017 and $12.13 to $12.27 assuming the transaction closed during the first quarter of fiscal year 2018, which implied the following ranges of multiples for NewStar:

◾	assuming the transaction closed by December 31, 2017, (i) June 30, 2017 adjusted tangible book value per share multiples of 0.82x to 0.83x, (ii) June 30, 2017 realizable adjusted tangible book value per share multiples of 1.00x to 1.02x, and (iii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 28.5x to 28.8x and 17.7x to 18.0x, respectively, and

◾	assuming the transaction closed during the first quarter of fiscal year 2018, (i) June 30, 2017 adjusted tangible book value per share multiples of 0.81x to 0.82x, (ii) June 30, 2017 realizable adjusted tangible book value per share multiples of 0.99x to 1.01x and (iii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 28.2x to 28.5x and 17.6x to 17.8x, respectively; and

•	an overview of certain preliminary illustrative federal tax considerations per NewStar’s management in consultation with NewStar’s tax advisors relating to a sale of NewStar’s loan portfolio followed by a sale of NewStar’s asset management business through a merger as outlined in GSO’s/First Eagle Investment Management, LLC’s indication of interest, which, based on the proposed terms of the contingent value right reflected in such indication of interest, including that 30% of tax refund proceeds would be distributed to NewStar’s stockholders promptly upon receipt of the tax refund, and assumptions of NewStar’s management in consultation with NewStar’s tax advisors as to, among other things, timing of closing of the transaction and timing of tax filings and refunds, indicated implied present values (as of September 30, 2017) of such contingent value right of approximately $33.2 million to $39.8 million (or $0.80 to $0.96 on a per share basis, which implied an overall approximate per share merger consideration range of $12.24 to $12.40) assuming the transaction closed by December 31, 2017 and approximately $28.5 million to $34.4 million (or $0.68 to $0.83 on a per share basis, which implied an overall approximate per share merger consideration range of $12.13 to $12.27) assuming the transaction closed during the first quarter of fiscal year 2018, in each case utilizing a selected range of discount rates of 7.0% to 10.0% reflecting, at the low-ends of such implied present value ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders three years from the applicable tax filing date and, at the high-ends of such implied present value ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders six months from the applicable tax filing date.

•	August 29, 2017 Preliminary Discussion Materials. The August 29, 2017 preliminary discussion materials included, among other things:

•

an update on NewStar’s discussions with GSO/First Eagle Investment Management, LLC and Party B, including an overview of the indication of interest received by NewStar from GSO/First Eagle Investment Management, LLC and Party B’s July 5, 2017 indication of interest for an acquisition of NewStar’s common stock at a price of $12.00 per share in cash (which indication of

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interest had not been updated since July 5, 2017 and was referenced for informational purposes), and certain related considerations, which overview indicated, among other things:

○	in the case of Party B’s $12.00 per share proposal, the same implied multiples for NewStar based on NewStar’s June 30, 2017 adjusted tangible book value per share, June 30, 2017 realizable adjusted tangible book value per share and calendar year 2017 and calendar year 2018 estimated EPS as described above under “—August 31, 2017 Preliminary Discussion Materials”; and

○	in the case of the GSO/First Eagle Investment Management, LLC proposal and based on GSO’s estimated asset values for NewStar subject to certain price adjustments, overall approximate per share merger consideration ranges (as more fully described in the overview of certain preliminary illustrative federal tax considerations below) of $12.53 to $12.70 assuming the transaction closed by December 31, 2017 and $12.45 to $12.65 assuming the transaction closed during the first quarter of fiscal year 2018, which implied the following ranges of multiples for NewStar:

◾	assuming the transaction closed by December 31, 2017, (i) June 30, 2017 adjusted tangible book value per share multiples of 0.84x to 0.85x, (ii) June 30, 2017 realizable adjusted tangible book value per share multiples of 1.03x to 1.04x, and (iii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 29.2x to 29.5x and 18.2x to 18.4x, respectively, and

◾	assuming the transaction closed during the first quarter of fiscal year 2018, (i) June 30, 2017 adjusted tangible book value per share multiples of 0.83x to 0.84x, (ii) June 30, 2017 realizable adjusted tangible book value per share multiples of 1.02x to 1.04x and (iii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 28.9x to 29.4x and 18.0x to 18.3x, respectively; and

•	an overview of certain preliminary illustrative federal tax considerations per NewStar management in consultation with NewStar’s tax advisors relating to a sale of NewStar’s loan portfolio followed by a sale of NewStar’s asset management business through a merger as outlined in GSO’s/First Eagle Investment Management, LLC’s indication of interest, which overview generally was similar in approach for the overview described above under “—August 31, 2017 Preliminary Discussion Materials” and indicated, based on the proposed terms of the contingent value right reflected in such indication of interest and assumptions of NewStar’s management in consultation with NewStar’s tax advisors, including as to timing of closing of the transaction and timing of tax filings and refunds, implied present values (as of June 30, 2017) of the contingent value right of approximately $29.6 million to $38.1 million (or $0.71 to $0.91 on a per share basis, which implied an overall approximate per share merger consideration range of $12.53 to $12.70) assuming the transaction closed by December 31, 2017 and approximately $26.0 million to $35.4 million (or $0.63 to $0.85 on a per share basis, which implied an overall approximate per share merger consideration range of $12.45 to $12.65) assuming the transaction closed during the first quarter of fiscal year 2018 reflecting, at the low-ends of such implied present value ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders by September 30, 2021 and, at the high-ends of such implied present value ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders by December 31, 2018;

•

illustrative sensitivities to the per share merger consideration proposed by GSO/First Eagle Investment Management, LLC assuming hypothetical changes in the amount of NewStar’s non-performing and performing loans and the receipt of varying amounts (ranging from 0% to 100%) of NewStar’s potential federal tax refunds given the illiquidity and non-transferability of the contingent value rights comprising the merger consideration, which indicated overall approximate per share merger consideration ranges of $12.39 to $12.80 (assuming, at the low-end of such

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range, that three of NewStar’s performing loans become non-performing loans and, at the high-end of such range, that three of NewStar’s non-performing loans become performing loans) and $10.28 to $12.77 (assuming, at the low-end of such range, that 10% of NewStar’s performing loans become non-performing loans and no federal tax refunds are received by NewStar and, at the high-end of such range, none of NewStar’s performing loans become non-performing loans and 100% of NewStar’s federal tax refunds are received by NewStar); and

•	an illustrative timeline for a transaction with GSO/First Eagle Investment Management, LLC and Party B and certain related considerations, including a potential go-shop process.

•	July 31, 2017 Preliminary Discussion Materials and Supplemental Preliminary Discussion Materials. The July 31, 2017 preliminary discussion materials included, among other things:

•	an update on NewStar’s discussions with GSO/First Eagle Investment Management, LLC and Party B, including an overview of the indication of interest received by NewStar from GSO/First Eagle Investment Management, LLC and Party B’s July 5, 2017 indication of interest for an acquisition of NewStar’s common stock at a price of $12.00 per share in cash (which overview also reflected an additional potential purchase price amount of $0.29 per share preliminarily discussed with, but not subsequently proposed by, Party B), and certain related considerations, which overview indicated, among other things:

○	in the case of an illustrative purchase price of $12.29 per share from Party B, implied multiples for NewStar based on NewStar’s March 31, 2017 book value per share (as adjusted for cash used to repurchase shares of NewStar common stock) and calendar year 2017 and calendar year 2018 estimated EPS of 0.80x, 22.8x and 16.4x, respectively; and

○	in the case of the GSO/First Eagle Investment Management, LLC proposal and based on GSO’s estimated asset values for NewStar subject to certain price adjustments, (i) an overall approximate per share merger consideration of $12.89 (based on the aggregate cash consideration reflected in the GSO/First Eagle Investment Management, LLC proposal before discounting to present value and as adjusted for cash used to repurchase shares of NewStar common stock and to pay dividends) and (ii) an overall approximate per share merger consideration range (as more fully described in the overview of certain preliminary illustrative federal tax considerations below) of $12.74 to $12.82 assuming the transaction closed by December 31, 2017, which implied the following multiples for NewStar:

◾	utilizing the approximate per share merger consideration of $12.89, (i) a March 31, 2017 book value per share (as adjusted for cash used to repurchase shares of NewStar common stock) multiple of 0.83x and (ii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 23.9x and 17.2x, respectively, and

◾	assuming the transaction closed by December 31, 2017, (i) March 31, 2017 book value per share (as adjusted for cash used to repurchase shares of NewStar common stock) multiples of 0.82x to 0.83x and (ii) calendar year 2017 and calendar year 2018 estimated EPS multiples of 23.6x to 23.7x and 17.0x to 17.1x, respectively; and

•

an overview of certain preliminary illustrative federal tax considerations per NewStar management in consultation with NewStar’s tax advisors relating to a sale of NewStar’s loan portfolio followed by a sale of NewStar’s asset management business through a merger as outlined in GSO’s/First Eagle Investment Management, LLC’s indication of interest, which overview generally was similar to the approaches for the overviews described above under “—August 31, 2017 Preliminary Discussion Materials” and “—August 29, 2017 Preliminary Discussion Materials” and indicated, based on the proposed terms of the contingent value right reflected in such indication of interest and assumptions of NewStar’s management in consultation with NewStar’s tax advisors, including as to timing of closing of the transaction and timing of tax filings and refunds, implied present values (as of June 30, 2017) of the potential federal tax

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refunds that NewStar management estimated could be received by NewStar, as a result of, and in connection with, such asset sale of approximately $30.8 million to $35 million (or $0.74 to $0.81 on a per share basis, which implied an overall approximate per share merger consideration range of $12.74 to $12.82) assuming the transaction closed by December 31, 2017 reflecting, at the low-ends of such implied present value ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders two years from the applicable tax filing date and, at the high-ends of such ranges, NewStar management’s timing assumption of the distribution of remaining proceeds of a tax refund to NewStar’s stockholders 12 months from the applicable tax filing date; and

•	a list of certain potential strategic alternatives for NewStar, including the status quo, a sale of NewStar or a sale of NewStar’s assets, and illustrative potential acquirors of NewStar and/or its assets.

The July 31, 2017 supplemental preliminary discussion materials were substantially similar to the July 31, 2017 preliminary discussion materials and were based on the same estimates, assumptions and other information provided by NewStar’s management in consultation with NewStar’s tax advisors as described above except that, in addition to reflecting the implied present values (as of June 30, 2017) of the potential federal tax refunds that NewStar management estimated could be received by NewStar assuming the transaction closed by December 31, 2017, such supplemental preliminary discussion materials also reflected such implied present values assuming the transaction closed during the first quarter of fiscal year 2018, which indicated implied present values of approximately $27.2 million to $32.0 million (or $0.65 to $0.76 on a per share basis, which implied an overall approximate per share merger consideration range of $12.50 to $12.61).

Additionally, the overview in the July 31, 2017 supplemental preliminary discussion materials regarding the indication of interest received by NewStar from GSO/First Eagle Investment Management, LLC and Party B’s July 5, 2017 indication of interest reflected, among other things, implied multiples for NewStar based on NewStar’s March 31, 2017 book value per share (as adjusted for cash used to repurchase shares of NewStar common stock and to pay dividends), referred to as March 31, 2017 adjusted book value per share, of 0.82x in the case of an illustrative purchase price of $12.29 per share from Party B and, in the case of the GSO/First Eagle Investment Management, LLC proposal, (i) 0.86x, utilizing the approximate per share merger consideration of $12.89 and (ii) 0.85x to 0.85x, assuming the transaction closed by December 31, 2017. Such overview further indicated with respect to the GSO/First Eagle Investment Management, LLC proposal, based on the overall approximate per share merger consideration range of $12.50 to $12.61 assuming the transaction closed during the first quarter of fiscal year 2018, implied March 31, 2017 adjusted book value per share multiples for NewStar of 0.83x to 0.84x and calendar year 2017 and calendar year 2018 estimated EPS multiples for NewStar of 23.1x to 23.3x and 16.7x to 16.8x, respectively.

•	April 13, 2017 Preliminary Discussion Materials. The April 13, 2017 preliminary discussion materials included, among other things:

•	an illustrative comparison of (i) NewStar’s closing stock price on April 11, 2017 of $10.83 per share, (ii) NewStar’s 52-week high intraday stock price as of April 11, 2017 of $11.37 per share and (iii) NewStar’s assets other than its asset management business of $11.52 per share based on financial forecasts and estimates relating to NewStar prepared by the management of NewStar assuming a sale of NewStar’s investment portfolio at approximately 99% of its aggregate carrying value and a sale of certain related assets, which indicated that NewStar’s market value appeared to attribute negligible value to NewStar’s asset management business and that a sale of NewStar at illustrative hypothetical purchase prices for NewStar common stock of $12.00 to $15.00 per share implied calendar year 2018 and calendar year 2019 estimated EPS multiples for NewStar’s asset management business of 2.0x to 16.2x and 1.2x to 10.1x, respectively, as compared to calendar year 2018 and calendar year 2019 estimated EPS multiples for NewStar’s asset management business implied by NewStar’s closing stock price on April 11, 2017 which were not meaningful (less than zero), in each case based on financial forecasts and estimates relating to NewStar’s asset management business prepared by the management of NewStar; and

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•	an overview of, among other things, assets under management (including the types of investment vehicles for such assets and related management fees), and growth and profitability observed for NewStar’s asset management business and two publicly traded asset managers, Fifth Street Asset Management Inc. (“FSAM”) and Medley Management Inc. (“Medley”), with business operations focused primarily on external management of credit vehicles investing in debt securities, based on, in the case of NewStar’s asset management business, financial forecasts and estimates relating to NewStar’s asset management business prepared by the management of NewStar for calendar years 2017 and 2018 and, in the case of FSAM and Medley, publicly available information, which indicated that the overall profitability of NewStar’s asset management business would generally be lower than that of FSAM and Medley historically.

Miscellaneous

NewStar selected Credit Suisse to act as a financial advisor to NewStar in connection with the transaction based on Credit Suisse’s qualifications, experience and reputation. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

NewStar has agreed to pay Credit Suisse for its financial advisory services in connection with the proposed transaction an aggregate fee currently estimated to be approximately $5 million, of which a portion was payable upon the rendering of Credit Suisse’s opinion and approximately $4 million is contingent upon consummation of the transaction. Credit Suisse also may receive an additional fee currently estimated to be approximately $1 million, at the sole discretion of NewStar, upon consummation of the transaction. In addition, NewStar has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

As the board was aware, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services unrelated to the transaction to certain investors in First Eagle Investment Management, LLC, including Corsair, Bleichroeder and Blackstone, and to certain other parties involved in the transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation, for which services Credit Suisse and its affiliates have received and would expect to receive compensation, including, during the two-year period prior to the date of Credit Suisse’s opinion, having acted or acting as (i) with respect to Bleichroeder, lead arranger, administrative agent and an underwriter for certain debt offerings of certain portfolio companies of Bleichroeder and (ii) with respect to Blackstone, (A) financial advisor to certain portfolio companies of Blackstone in connection with merger and acquisition transactions, (B) co-manager, lead or joint bookrunner, joint arranger, administrative agent and/or underwriter for certain equity and debt offerings of Blackstone and/or certain of its affiliates and portfolio companies and (C) co-manager, co-lead manager, joint lead bookrunner, joint arranger and/or administrative agent for, and/or as a lender under or participant in, certain securitization, currency, block trade and derivatives transactions and credit facilities of Blackstone and certain of its portfolio companies. During the two-year period prior to the date of Credit Suisse’s opinion, Credit Suisse and its affiliates received aggregate fees for the services described in clause (i) above of approximately $2 million from certain portfolio companies of Bleichroeder and for the services described in clause (ii) above of approximately $95 million from Blackstone and/or certain of its related entities and portfolio companies.

As the board also was aware, one of NewStar’s directors, Mr. Thornburgh, currently (i) is a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and serves as chairman of the board of managers of Credit Suisse Securities (USA) LLC and (ii) serves as a senior advisor and vice chairman of Corsair Investments LLC and as a member of its investment committee.

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Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NewStar, First Eagle Investment Management, LLC, the other excluded holders or any other entity that may be involved in the transaction or related transactions and certain of their respective affiliates (and portfolio companies or managed or related entities, as applicable), as well as provide investment banking and other financial services to such entities.

Opinion of Houlihan Lokey Capital, Inc.

On October 16, 2017, Houlihan Lokey orally rendered its opinion to the board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the board dated October 16, 2017), as to, as of October 16, 2017, the fairness, from a financial point of view, to the holders of common stock other than the excluded holders (as defined in such opinion) of the merger consideration to be received by such holders (other than the excluded holders) pursuant to the merger agreement in connection with the transaction (as defined in such opinion).

Houlihan Lokey’s opinion was directed to the board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex D to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the board, any security holder of NewStar or any other person as to how to act or vote with respect to any matter relating to the transaction or any portion or aspect of the transaction or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

1.	reviewed a draft, dated October 15, 2017, of the merger agreement and a draft, dated October 15, 2017, of the asset purchase agreement;

2.	reviewed certain publicly available business and financial information relating to NewStar that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of NewStar made available to Houlihan Lokey by NewStar, including financial projections prepared by the management of NewStar relating to NewStar for the years ending December 31, 2017 through 2020, which we refer to as the “projections”;

4.	reviewed certain estimates prepared by the management of NewStar with the assistance of NewStar’s tax advisors regarding the probability, timing and amounts of the contingent payments to be paid pursuant to the contingent value rights, which we refer to as the “CVR estimates”;

5.	spoke with certain members of the management of NewStar and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of NewStar, the transaction and related matters;

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6.	compared the financial and operating performance of NewStar with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, Houlihan Lokey was advised, and Houlihan Lokey assumed, that (i) the projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of NewStar as to the future financial results and condition of NewStar and (ii) the CVR estimates were reasonably prepared in good faith on basis reflecting the best currently available estimates and judgments of management of NewStar as to the probability, timing and amounts of the contingent payments to be paid pursuant to the contingent value rights. Houlihan Lokey assumed that the projections and the CVR estimates provided a reasonable basis on which to evaluate NewStar and the transaction and, with NewStar’s approval, used and relied upon the projections and the CVR estimates for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the projections, the CVR estimates or the respective assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of NewStar since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. With NewStar’s consent, Houlihan Lokey assumed that any adjustments to the purchase price (as defined in the asset purchase agreement) for the purchased assets (as defined in the asset purchase agreement) pursuant to the asset purchase agreement, merger agreement or otherwise would not be material to its analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the asset purchase agreement, the merger agreement and all other related documents and instruments referred to in the asset purchase agreement or the merger agreement were true and correct, (b) each party to the asset purchase agreement, the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the transaction would be satisfied without waiver thereof, and (d) the transaction would be consummated in a timely manner in accordance with the terms described in the asset purchase agreement, the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the transaction or NewStar that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the asset purchase agreement and the merger agreement would not differ in any respect from the drafts of the asset purchase agreement and the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of NewStar or any other party, including, without limitation, the loans being transferred in the asset sale, nor was Houlihan Lokey provided with any such appraisal in connection with its opinion. Houlihan Lokey did not make an independent evaluation of the adequacy of NewStar’s allowances for loan or credit losses, nor did Houlihan Lokey review any individual loan files, credit memos or assigned asset

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values. NewStar advised Houlihan Lokey that, in the absence of the transaction, NewStar was not contemplating sales of assets that would generate losses that could be used to offset past or future taxes payable on its income and, at NewStar’s direction, for purposes of its analyses and opinion, Houlihan Lokey assumed that such potential losses would not be realized or utilized by NewStar on a standalone basis and, consequently, had no current value to NewStar. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NewStar was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which NewStar was or may have been a party or was or may have been subject. Houlihan Lokey noted that, for purposes of its opinion, Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions because Houlihan Lokey did not identify a sufficient number of relevant transactions in which Houlihan Lokey deemed the acquired companies to be sufficiently similar to NewStar.

In connection with the rendering of its opinion, Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the transaction or any portion or aspect of the transaction, the securities, assets, business or operations of NewStar or any other party, or any alternatives to the transaction or any portion or aspect of the transaction, (b) negotiate the terms of the transaction or any portion or aspect of the transaction, (c) assist NewStar in structuring the transaction or any portion or aspect of the transaction, or (d) advise the board, NewStar or any other party with respect to alternatives to the transaction or any portion or aspect of the transaction.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, including potential changes in U.S. trade and tax laws, regulations and government policies and the enforcement thereof as were or could be proposed by parts of the federal government. Houlihan Lokey did not express any opinion as to the price or range of prices at which common stock could be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the board (in its capacity as such) in connection with its evaluation of the transaction and may not be used for any other purpose without its prior written consent. Under the terms of Houlihan Lokey’s engagement by NewStar, NewStar agreed that Houlihan Lokey was acting as an independent contractor and that Houlihan Lokey was not acting as an agent or fiduciary of NewStar, the security holders or creditors of NewStar or any other person or entity in connection with its engagement. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the board, NewStar, any security holder or any other party as to how to act or vote with respect to any matter relating to the transaction, any portion or aspect of the transaction or otherwise.

Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of common stock other than the Excluded Stockholders of the merger consideration to be received by such holders (other than the excluded stockholders) pursuant to the merger agreement in connection with the transaction and did not address any other aspect or implication of the transaction or any portion or aspect of the transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the board, NewStar, its security holders or any other party to proceed with or effect the transaction or any portion or aspect of the transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the transaction, including the form and structure of the merger consideration, or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the transaction to the holders of any class of securities, creditors or other constituencies of NewStar, or to any other party, except if and only to the extent expressly set forth in the last sentence of the

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opinion, (iv) the fairness of any portion or aspect of the transaction taken separately and not as a single, unitary transaction, including, without limitation, the fairness of the purchase price for the purchased assets to be received by NewStar in the asset sale or the fairness of the merger consideration to be received by the holders of common stock in the merger taken separately and not as part of a single, unitary transaction, (v) the relative merits of the transaction or any portion or aspect of the transaction, as compared to any alternative business strategies or transactions that might have been available for NewStar or any other party, (vi) the fairness of any portion or aspect of the transaction to any one class or group of NewStar’s or any other party’s security holders or other constituents vis-à-vis any other class or group of NewStar’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not NewStar, the Asset Buyer, FE Holdco, First Eagle, Merger Sub, any of their respective security holders or any other party was receiving or paying reasonably equivalent value in the transaction, or any portion of the transaction, (viii) the solvency, creditworthiness or fair value of NewStar, the Asset Buyer, FE Holdco, First Eagle, Merger Sub or any other participant in the transaction, or any portion or aspect of the transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the transaction, or any portion of the transaction, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, with the consent of the board, Houlihan Lokey relied on the assessments by the board, NewStar and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to NewStar, the transaction, any portion or aspect of the transaction, or otherwise.

In preparing its opinion to the board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses for comparative purposes is identical to NewStar and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples Houlihan Lokey applied its experience and judgment. The estimates contained in the projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the

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control of NewStar. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the board in evaluating the transaction. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the board with respect to the transaction or the merger consideration. The type and amount of consideration payable pursuant to the merger agreement in connection with the transaction were determined through negotiation between NewStar and the other parties to the transaction, and the decision to enter into the asset purchase agreement and the merger agreement was solely that of the board and the NewStar board of directors.

Financial Analyses

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the board on October 16, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey calculated an implied value reference range for the merger consideration based on the upfront per share cash consideration of $11.44 per share and the implied value reference range of a contingent value right indicated by Houlihan Lokey’s financial analysis. The CVR estimates prepared and provided by NewStar’s management and approved for Houlihan Lokey’s use by the board contemplated two scenarios, the transaction closing on or prior to December 31, 2017 and the transaction closing after December 31, 2017 and on or prior to March 31, 2018. For purposes of its analyses of the first scenario, Houlihan Lokey considered two approaches: (a) applying discount rates ranging from 1.15% to 1.42% based on interpolated U.S. treasury rates to the projected payment of 30% of the net tax refund to be made promptly after receipt of such refund by First Eagle as provided in the CVR estimates and a discount rate of 5% based on, among other things, the yield on NewStar’s outstanding senior unsecured notes to the projected payment of the remainder of the net tax refund as provided in the CVR estimates and (b) applying discount rates based on interpolated U.S. treasury rates to the projected payments as provided in the CVR estimates and assuming that funds held in escrow following payment would accrue interest at the applicable discount rate. For purposes of the second scenario, Houlihan Lokey also considered two approaches: (a) applying discount rates ranging from 1.39% to 1.42% based on interpolated U.S. treasury rates to the projected payment of 30% of the net tax refund to be made promptly after receipt of such refund by First Eagle as provided in the CVR estimates and a discount rate of 5% based on, among other things, the yield on NewStar’s outstanding senior unsecured notes to the projected payment of the remainder of the net tax refund as provided in the CVR estimates and (b) applying discount rates based on interpolated U.S. treasury rates to the projected payments as provided in the CVR estimates and assuming that funds held in escrow following payment would accrue interest at the applicable discount rate. Houlihan Lokey’s analysis indicated an implied value reference range of $0.77 to $0.99 per contingent value right which, together with the upfront per share cash consideration, indicated an implied value reference range for the merger consideration of $12.21 to $12.43 per share of common stock.

In addition, for purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including net income, adjusted net income, book value and, with respect to NewStar, adjusted book value. “Adjusted net income” generally refers to the amount of the relevant company’s net income for a specified period, as adjusted for certain non-recurring items. We refer to NewStar’s “adjusted book value” as the book value of NewStar as of a specific date, as adjusted to exclude the portion of NewStar’s 8.25% Subordinated Notes recorded in equity due to the issuance of warrants in connection therewith.

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Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing price of the common stock of the selected companies listed below as of October 13, 2017, the estimates of future financial performance of NewStar relied upon for the financial analyses described below were based on the projections, and the estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	equity value as a multiple of adjusted net income for the last twelve months, which we refer to as “LTM adjusted net income”;

•	equity value as a multiple of estimated net income for the 2017 fiscal year, which we refer to as “FY 2017E adjusted net income”;

•	equity value as a multiple of estimated net income for the 2018 fiscal year, which we refer to as “FY 2018E adjusted net income”; and

•	equity value as a multiple of book value.

The selected companies and resulting, low, high, median and mean multiples were:

•	Chesswood Group Limited

•	CIT Group Inc.

•	ECN Capital Corp.

•	Element Fleet Management Corp.

•	GATX Corporation

•	Marlin Business Services Corp.

•	PacWest Bancorp

Equity Value to
	Adjusted Net Income			Book Value
	LTM	FY 2017E	FY 2018E
Low	10.3x	10.8x	8.8x	0.88x
High	25.1x	23.4x	17.9x	2.27x
Median	13.8x	16.4x	14.5x	1.26x
Mean	15.8x	16.1x	13.7x	1.38x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 13.0x to 16.0x to NewStar’s LTM adjusted net income, 15.0x to 18.0x to NewStar’s FY 2017E adjusted net income, 13.0x to 16.0x to NewStar’s FY 2018E adjusted net income, 0.80x to 0.95x to NewStar’s book value and 0.80x to 0.95x to NewStar’s adjusted book value. The selected companies analysis indicated implied value reference ranges per share of common stock of $8.50 to $10.45 based on the LTM adjusted net income multiple, $5.86 to $7.03 based on the FY 2017E adjusted net income multiple, $9.09 to $11.18 based on the FY 2018E adjusted net income multiple, $12.40 to $14.25 based on the book value multiple and $11.43 to $13.35 based on the adjusted book value multiple, as compared to the implied value reference range of the merger consideration of $12.21 to $12.43 per share of common stock pursuant to the merger agreement in connection with the transaction.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of NewStar based on the projections. Houlihan Lokey applied a range of terminal value multiples of 13.0x to 16.0x to NewStar’s estimated net income per share for the fiscal year ending December 31, 2020 and discount rates ranging from 11.0% to 13.0%. The discounted cash flow analysis indicated an implied value reference range per

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share of common stock of $9.58 to $12.44, as compared to the implied value reference range of the merger consideration of $12.21 to $12.43 per share of common stock pursuant to the merger agreement in connection with the transaction.

Other Matters

Houlihan Lokey was engaged by NewStar to act as its financial advisor in connection with the transaction and will receive fees for its services, a substantial portion of which is contingent upon the consummation of the transaction. The board engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by NewStar, an engagement fee of $100,000 became payable to Houlihan Lokey upon its engagement, an opinion fee of $600,000 became payable to Houlihan Lokey upon the rendering of its opinion to the board with respect to the proposed transaction and a transaction fee of $1,000,000, against which the engagement fee and the opinion fee are creditable to the extent previously paid, will become payable to Houlihan Lokey upon the consummation of the transaction. In addition, pursuant to NewStar’s request, following the execution of the asset purchase agreement and the merger agreement Houlihan Lokey began assisting NewStar in soliciting proposals from third parties regarding a sale, merger, business combination or other similar transaction involving NewStar or a revised transaction with First Eagle and will become entitled to an opinion fee to be mutually agreed upon the rendering of an opinion with respect to a transaction with a third party and a transaction fee of $1,000,000 upon the consummation of any such transaction. NewStar has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, NewStar, the Asset Buyer, FE Holdco, First Eagle or any other party that may be involved in the transaction or any portion or aspect of the transaction and their respective affiliates or any currency or commodity that may be involved in the transaction or any portion or aspect of the transaction. In addition, Houlihan Lokey understood that ORIX Corporation, a stockholder of Houlihan Lokey, and/or one or more of its affiliates, is (i) a participant in a syndicated loan to First Eagle Investment Management, Inc., (ii) an investor in an investment fund that is a member of the GSO Group (as defined below) and (iii) is a lender or a participant in syndicated loans to, and is a limited partner of, one or more members of the Blackstone Group (as defined below).

As the board was aware, Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to NewStar, First Eagle Investment Management, Inc. or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, First Eagle Investment Management, Inc. (which we refer to collectively, with First Eagle Investment Management, Inc., as the “First Eagle Group”), and/or GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GSO (which we refer to collectively, with GSO, as the “GSO Group”), and/or Blackstone, an affiliate of First Eagle Investment Management, Inc. and GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (which we refer to collectively, with Blackstone, as the “Blackstone Group”) for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Among other things Houlihan Lokey has (i) acted as financial advisor to NewStar in connection with its sale of its equipment finance business, which transaction closed in December 2016 for which financial advisory services to NewStar Houlihan Lokey received fees of approximately $1.2 million and (ii) (A) acted as financial advisor to Seneca Mortgage Servicing LLC, which we refer to as “Seneca”, a member of the GSO Group, in connection with its sale of mortgage servicing rights, which transaction closed in September 2017 and (B) acted as financial advisor to GSO in connection with the sale by Seneca of certain assets, which transaction closed in August 2016, (C) acted as financial advisor to Multi Corporation, a member of the Blackstone Group, in its sale of a majority interest in OPG Center-Parking GmbH, which transaction closed in February 2016, (D) acted as financial advisor to a member of the Blackstone Group, in connection with its sale of its German real estate portfolio, which occurred in 2016, (E) acted as a co-manager for a follow-on offering of equity securities by Extended Stay America, a member of the

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Blackstone Group, in November 2015, and (F) acted as financial advisor to a creditor group, of which an affiliate of GSO was a member, in connection with its interests as a creditor of Smile Brands Group, Inc., which representation was completed in November 2015 for which financial advisory services to GSO, Blackstone and their affiliates Houlihan Lokey received aggregate fees of approximately $9.6 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to NewStar, the Asset Buyer, FE Holdco, First Eagle, members of the First Eagle Group, the GSO Group, the Blackstone Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders (including, without limitation, Corsair, which we refer to, together with security holders and affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Corsair, as the “Corsair Group”) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by First Eagle Investment Management, Inc., GSO, Blackstone, Corsair, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, NewStar, the Asset Buyer, FE Holdco, First Eagle, members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the transaction or any portion or aspect of the transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Certain NewStar Unaudited Prospective Financial Information

NewStar does not as a matter of course make public projections as to future earnings or other results given, among other reasons, the uncertainty of the underlying assumptions and estimates. In connection with the proposed transaction, NewStar’s management prepared and provided selected unaudited prospective financial information as summarized below.

The projections were not prepared with a view to public disclosure and the projections are included in this proxy statement because such information was provided to certain parties in connection with the proposed transaction. Such information was reviewed by the board in its evaluation of the proposed transaction and also provided to NewStar’s financial advisors, Credit Suisse and Houlihan Lokey. The same projections were provided to each of Credit Suisse and Houlihan Lokey and such projections are referred to as the “forecasts” in the section “Opinion of Credit Suisse Securities (USA) LLC” set forth above and are referred to as the “projections” in the section “Opinion of Houlihan Lokey Capital, Inc.” set forth above. The projections were approved by the board for Credit Suisse’s and Houlihan Lokey’s use and reliance in connection with their respective financial analyses and opinions as described under “Opinions of NewStar’s Financial Advisors”. The projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as “GAAP”, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No reconciliation of non-GAAP financial measures in the projections to GAAP measures was created or used during the sale process. Furthermore, neither KPMG LLP, our independent auditor, nor any other independent accountant has examined, reviewed, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The projections included in this proxy statement have been prepared by, and are the responsibility of, our management.

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A summary of the material non-public unaudited prospective financial information that was included in the projections is set forth below:

($ in millions except per share amounts)	2017E		2018E	2019E	2020E
Total Origination Volume	$1,646		$2,175	$2,584	$2,721
Ending Period AUM	7,161	(1)	7,830	8,349	9,247
Net Interest Income	59		67	60	72
Non-Interest Income	27		40	47	56
Net Income	16		29	31	41
Book Value Per Share	$15.68		$16.94	$17.65	$18.62
Leverage (Debt/Equity)	4.8x		4.5x	3.0x	2.6x
Return on Average Equity(2)	2.5%		4.5%	4.8%	6.0%
Tangible Book Value	$627		$608	$641	$683
Dividends	3		3	3	3

Although a summary of the projections is presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger or the asset sale. Further, the projections do not take into account the potential consequences should the merger and asset sale fail to be consummated, and should not be viewed in that context. As a result, there can be no assurance that the projections will be realized, and actual results may be materially better or worse than those contained in the projections. The inclusion of this information should not be regarded as an indication that the board, our management, our advisors or other representatives or any other recipient of this information considered, or now considers, the projections to be material information of NewStar or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such.

The summary of the projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the merger proposal or the asset sale proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger and asset sale, including whether or not to seek appraisal rights with respect to our common stock. NewStar has made no representation to First Eagle or the Asset Buyer, in the merger agreement, asset purchase agreement or otherwise, concerning the projections.

The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NewStar contained in our public filings with the SEC. The projections are forward-looking statements. For information on factors that may cause our future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 20 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when NewStar prepared the projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the projections are shown to be in error. In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to rely on the projections included in this proxy statement.

(1)	Does not include credit mark on Arch Street CLO portfolio, loans held for sale portfolio and debt security portfolio incurred in the first half of 2017 in the aggregate amount of approximately $3 million. Including this credit mark, the 2017E ending period AUM would be $7,158 million.
(2)	Based on average book value of equity for trailing five quarters. Based on average book value of equity for trailing four quarters, 2018E and 2020E return on average equity would be 4.6% and 5.9%, respectively.

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NewStar’s Current Expectations Regarding the Contingent Value Rights

As described in this proxy statement, each holder of a contingent value right will have the right to receive a pro-rata share of amounts attributable to certain post-closing U.S. federal and state income tax refunds received by NewStar as a result of losses recognized upon the closing of the asset sale. Under current law, these losses may be carried back to the two taxable years prior to, and interim period ending on, the closing date of the transactions. NewStar currently expects the income tax refunds received to total approximately $41.6 million if the closing occurs in 2017 (which would result in payments of approximately $1.00 in the aggregate for each contingent value right) or approximately $35.0 million if the closing occurs in the first quarter of 2018 (which would result in payments of approximately $0.84 in the aggregate for each contingent value right). Such expectations differ from the projections previously prepared by management (and summarized below in “Summary of Projections Provided to NewStar’s Financial Advisors Regarding the Contingent Value Rights”) that were provided to NewStar’s financial advisors primarily due to management’s updated expectations that NewStar’s full fiscal year 2017 earnings will be lower than management previously estimated and due to lower estimated state tax refunds as a result of applicable state alternative minimum tax requirements.

Under the merger agreement, the holders of the contingent value rights will receive a payment of 30% of each tax refund (net of certain adjustments) promptly after First Eagle receives such refund and 60% of the net tax refund will be disbursed upon approval by the JCT, with the remaining amount disbursed upon the earlier of the expiration of the applicable statute of limitations and the completion by the IRS of any audit for the applicable tax year.

NewStar currently expects to be able to file for these refunds by the third quarter of 2018 and receive the tax refunds by the fourth quarter of 2018, except that if the closing occurs in 2017, NewStar estimates that it can file the tax refund for NewStar’s estimated federal taxes paid in 2017 in the first quarter of 2018 and receive such refund in the first quarter of 2018. These refund filings (other than with respect to the refund for NewStar’s estimated federal taxes paid in 2017) can only be made after the purchase price for the asset sale is finally determined pursuant to certain post-closing adjustment procedures and allocated for tax purposes among the purchased assets, as further described in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Payment of the Asset Sale Consideration” on page 114.

In addition, recently proposed tax legislation could adversely affect the availability of tax loss carrybacks—see “—Recent Developments Potentially Affecting the Contingent Value Rights”, below.

The following table presents the current expectation of NewStar management as to the expected amount, and possible timing, of payments to the holders of the contingent value rights. However, as such payments are subject to approvals by the IRS, JCT and other taxing authorities and current tax law (which is subject to change), there can be no assurance that any payment will be made under the contingent value rights, or the amount or timing of any such payment.

Assuming a 2017 closing of the merger and asset sale[3]
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$6.6 million (First Quarter 2018)	$2.0 million (First Quarter 2018)	$4.6 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

[3]	In addition, this table assumes that NewStar’s 2017 tax returns have been filed by the second quarter 2018.

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Assuming a First Quarter 2018 closing of the merger and asset sale[4]
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$24.5 million	$7.4 million	$17.1 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$9.5 million	$2.9 million	$6.6 million
File 2017 and 2018 final state tax return (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.4 million	$0.1 million	$0.3 million
Total	$35.0 million	$10.6 million	$24.4 million

Summary of Projections Provided to NewStar’s Financial Advisors Regarding the Contingent Value Rights

In connection with the board’s evaluation of the proposed transaction prior to NewStar entering into the merger agreement and asset purchase agreement, NewStar’s management prepared and provided prospective information regarding the timing of payments with respect to contingent value rights. Such information was approved by the board for Credit Suisse’s and Houlihan Lokey’s use and reliance in connection with their respective financial analyses and opinions. The same information was provided to each of Credit Suisse and Houlihan Lokey and such projections are referred to as “tax information” in the section “Opinion of Credit Suisse Securities (USA) LLC” set forth above and are referred to as “CVR estimates” in the section “Opinion of Houlihan Lokey Capital, Inc.” set forth above. A summary of these projections is included in this proxy statement in order to provide stockholders additional information regarding the contingent value rights and information in respect thereof made available to the board and NewStar’s financial advisors.

The timing of JCT approval and completion of IRS audits is not necessarily predictable, so the contingent value rights were analyzed by Credit Suisse and Houlihan Lokey assuming, per NewStar management, payments of the remaining funds were made to holders of the contingent value rights nine months, 18 months and three years after the tax refund filings are expected to be made in the third quarter of 2018.

Numbers in tables reflect rounding to nearest hundred thousand.

Assuming a 2017 closing of the merger and asset sale
Refund Filing	Anticipated receipt by NewStar of Refunds Fourth Quarter 2018 (except as noted below)	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018 (except as noted below)	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File “quick refund” of estimated federal taxes paid in 2017 (First Quarter 2018)	$5.6 million (First Quarter 2018)	$1.7 million (First Quarter 2018)	$3.9 million
File carryback claim for 2015 federal taxes paid (Third Quarter 2018)	$7.7 million	$2.3 million	$5.4 million
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$25.5 million	$7.7 million	$17.8 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2015 and 2016 state taxes paid (Third Quarter 2018)	$0.7 million	$0.2 million	$0.5 million
Total	$41.6 million	$12.5 million	$29.1 million

[4]	In addition, this table assumes that NewStar’s 2017 tax returns and final 2018 tax returns have been filed by the third quarter 2018.

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Assuming a First Quarter 2018 closing of the merger and asset sale
Refund Filing	Anticipated Refund to be received by NewStar Fourth Quarter 2018	Distribution of 30% to CVR holders promptly upon receipt Fourth Quarter 2018	Distribution of Remainder of Refund (estimated between second quarter of 2019 and third quarter of 2021)
File carryback claim for 2016 federal taxes paid (Third Quarter 2018)	$25.5 million	$7.7 million	$17.8 million
File carryback claim for 2017 federal taxes paid (Third Quarter 2018)	$8.5 million	$2.5 million	$5.9 million
File 2017 final state tax return (Third Quarter 2018)	$2.1 million	$0.6 million	$1.5 million
File carryback claim for 2016 state taxes paid (Third Quarter 2018)	$0.6 million	$0.2 million	$0.4 million
Total	$36.6 million	$11.0 million	$25.6 million

Although a summary of the information set forth in all of the tables above are presented with numerical specificity, the projections reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as necessarily indicative of actual future results. Important factors that may affect actual results and cause the projections not to be achieved include disputes with the IRS or other taxing authorities regarding the refunds, the possibility that the JCT will not approve such refunds and changes in tax laws.

Recent Developments Potentially Affecting the Contingent Value Rights

On November 2, 2017 and November 9, 2017, respectively, the House Ways and Means Committee and the Senate Committee on Finance each introduced the Tax Bill. The Tax Bill, if enacted under either version, would eliminate the ability to carryback NOLs arising in tax years beginning after 2017, subject to limited exceptions not relevant to the contingent value rights. As a result, if the Tax Bill were enacted under either version and the transactions contemplated by the asset purchase agreement were to close in 2018, NewStar would not be able to carryback the losses generated in connection with the closing of the asset sale, and as such, holders of the contingent value rights would not be entitled to any payments thereunder. On November 16, 2017, the Tax Bill proposed by the House Ways and Means Committee passed in the U.S. House of Representatives, but the Tax Bill proposed by the Senate Committee on Finance has not yet been voted upon by the full U.S. Senate. If the Senate version is passed by the full U.S. Senate, both versions of the Tax Bill will go to a joint congressional conference for reconciliation before an agreed-upon version goes back to both the U.S. House of Representatives and the U.S. Senate for a final vote. There is substantial uncertainty as to whether either version of the Tax Bill will be enacted or, if enacted, whether the final legislation will limit the carryback of NOLs to the same extent, if at all. Accordingly, holders are urged to consult their tax advisors regarding this issue.

Financing of the Transactions

First Eagle’s obligations under the merger agreement are not subject to any financing condition. First Eagle will use the proceeds from the asset sale, and other cash available to NewStar at closing, to pay a portion of the upfront merger consideration, with any remaining amount required to make such payments to be funded by First Eagle with its available cash on hand or borrowings under its existing credit facilities.

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In addition, while the Asset Buyer’s obligations under the asset purchase agreement are not subject to any financing condition, concurrently with the signing of the asset purchase agreement:

•	a wholly owned subsidiary of the Asset Buyer entered into a debt commitment letter with Wells Fargo providing for acquisition financing under a secured revolving credit facility of up to $1.6 billion and a debt commitment letter with CDPQ providing for acquisition financing of a term loan of at least $225 million; and

•	the Asset Buyer entered into an equity commitment letter with the GSO Fund, a newly-created investment fund managed by GSO, providing for equity financing of up to $850 million.

The GSO Fund

The GSO Fund was formed for the purpose of the asset sale and it has obtained commitments from its limited partners of $850 million for the closing of the asset sale to pay the purchase price. The general partner of the GSO Fund has assigned to NewStar the right to issue capital contribution notices to the limited partners of the GSO Fund (and of any feeder fund thereof) and to seek to cause such limited partners to contribute capital to the GSO Fund (and any feeder fund thereof) in accordance with the terms of the limited partnership agreement of the GSO Fund (and any feeder fund thereof). NewStar may only exercise such rights if:

•	the general partner of the GSO Fund (and any feeder funds thereof) has not delivered capital contribution notices to each of the limited partners by the date that is the eleventh calendar day prior to the anticipated closing date, which notices must provide for the capital contributions to be made within ten calendar days and that if funded would, together with the proceeds of the debt financing and the termination fee deposit, be sufficient for the Asset Buyer to have the funds required to close the asset sale;

•	such capital contribution notices have been delivered to the limited partners but one or more limited partners has failed to fund the entire amount set forth in its respective notice when required, subject to the Asset Buyer’s closing conditions under the asset purchase agreement have been satisfied (or in the case of conditions that by their nature are only to be satisfied at the closing, would be satisfied if the closing were to occur on the anticipated closing date); or

•	the closing has not occurred and:

•	the Asset Buyer’s closing conditions under the asset purchase agreement have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (but subject to the satisfaction of such conditions at the closing) at the time when the closing is required to occur pursuant to the asset purchase agreement;

•	the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letters; and

•	NewStar has confirmed to the Asset Buyer that if specific performance is granted, then NewStar is ready, willing and able to consummate the closing on a timely basis and will take such actions required of it to effect the closing.

Equity Financing

Funding of the equity financing from the GSO Fund is subject to the conditions provided in the equity commitment letter, which include:

•	the Asset Buyer’s closing conditions under the asset purchase agreement are satisfied, other than those conditions that by their nature are to be satisfied at the closing, but subject to the prior or substantially concurrent satisfaction of such conditions;

•

the substantially simultaneous funding of (A) the debt financing (or any alternate financing that has been obtained) and (B) the equity contribution by the limited partners of the GSO Fund (and any feeder

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funds thereof) in an amount that (together with the funds in the deposit account) is sufficient to fund the purchase price; and

•	the substantially simultaneous closing of the asset sale.

•	The GSO Fund will not be permitted to assert a failure of the condition in the bullet immediately above if the GSO Fund’s failure to fund its equity commitment shall have been the cause of the failure of the closing.

The obligations of GSO Fund to fund the equity financing will terminate automatically and immediately upon the earliest to occur of:

•	the closing of the asset sale; and

•	the termination of the asset purchase agreement.

NewStar is party to the equity commitment letter for the purpose of enforcing the GSO Fund’s obligation to fund the equity commitment to Buyer. NewStar is only permitted to enforce such obligations by specific performance against the Asset Buyer to the permitted under the asset purchase agreement as further described below in “Asset Purchase Agreement—Specific Performance”.

Debt Financing

The commitment of each lender under its respective debt commitment letter expires upon the earliest to occur of:

•	the termination of the asset purchase agreement without consummation of the asset sale;

•	April 23, 2018, unless the lender, in its discretion, agrees to an extension;

•	the consummation of the asset sale with or without the funding of the debt facilities;

•	the date NewStar (or its affiliates) enters into a purchase agreement relating to the asset sale that is not GSO or an affiliate thereof; and

•	the mutual agreement of the lender and Asset Buyer.

The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document.

The Asset Buyer has agreed to use reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letters. If any portion of the debt financing becomes unavailable in the manner contemplated in the debt commitment letters, the Asset Buyer has agreed to use its reasonable best efforts to arrange as promptly as practicable alternative debt financing on terms and conditions not materially less favorable to NewStar than those contained in the debt commitment letters and in an amount, together with the available amounts under the other commitment letters, that is sufficient to consummate the asset sale.

The availability of the debt facilities is subject, among other things, to:

•	there not having been a material adverse effect;

•	consummation of the asset sale prior to or substantially concurrently with the initial borrowing under the debt facility;

•	the equity financing contemplated by the equity commitment letter has been made, or substantially concurrently with the initial funding of the debt facility will be made, in at least an amount equal to $360,000,000;

•	payment of the lenders’ fees and expenses;

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•	execution of definitive facilities documentation and delivery of certain closing documents (including, among others, a solvency certificate, a borrowing base certificate and customary legal opinions);

•	delivery of all “know your customer” and anti-money laundering documentation and other information; and

•	the accuracy of certain representations and warranties.

As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event that the debt financing described herein is not available. Although the debt financing described above is not subject to a due diligence or “market out”, such financing may not be considered assured.

Interests of NewStar’s Directors and Executive Officers in the Transactions

Members of the board and our executive officers have various interests in the merger described in this section that may be different from, or in addition to, the interests of our stockholders generally. You should keep this in mind when considering the recommendation of the board for the approval of the merger proposal and the asset sale proposal. The members of the board were aware of these interests and considered them at the time they approved the merger agreement and the asset purchase agreement and in making their recommendation that our stockholders approve the merger proposal and asset sale proposal the other transactions contemplated by the merger agreement.

Treatment of Equity Awards

Under the merger agreement, the equity-based awards held by our directors and named executive officers will be treated as described in the section entitled “The Merger Agreement and the Asset Purchase Agreement—Merger Agreement—Treatment of Employee Stock Options and Restricted Stock”.

The following table sets forth the cash proceeds that each of our non-employee directors and executive officers would receive at the closing of the merger in respect of their outstanding restricted stock awards and stock options, in each case, based on the number of shares subject to each equity award held as of November 8, 2017, the treatment of such equity awards pursuant to the terms of the merger agreement and the merger consideration. Accordingly, the table describes payments in respect of equity awards that may vest prior to the completion of the merger based upon the completion of continued service and independent of the occurrence of the merger.

Name	Restricted Stock (#)	Restricted Stock ($)(1)	Options (#)	Options ($)(2)		Estimated Total Cash Consideration for Equity Awards ($)
Timothy J. Conway	79,466	988,557	—	—		988,557
John K. Bray	35,934	447,019	—	—		447,019
Patrick F. McAuliffe	50,390	626,852	—	—		626,852
Mark du Four	50,390	626,852	—	—		626,852
Daniel McCready	44,351	551,726	—	—		551,726
Charles N. Bralver	7,731	96,174	—	—		96,174
Richard Thornburgh	10,309	128,244	—	—		128,244
Frank R. Noonan	10,309	128,244	10,000	23,300		151,544
Maureen O’Hara	10,309	128,244	10,000	23,300		151,544
Brian L.P. Fallon	10,309	128,244	10,000	23,300		151,544
Bradley E. Cooper	7,731	96,174	5,000	11,650	(3)	107,824

(1)

Dollar amounts in this column represent the number of shares of unvested restricted stock being cancelled in exchange for the merger consideration in the transaction, multiplied by the aggregate cash consideration per

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share expected to be received of (i) the upfront merger consideration of $11.44 per share and (ii) an assumed contingent value right payment of $1.00 per share to be paid over time as outlined elsewhere in this proxy statement. This represents the maximum estimated payment under each contingent value right and is based on an assumption that the transaction will close in 2017. If the transaction closes in 2018, the expected total payments relating to shares of restricted stock, including payments of $0.84 per share relating to the contingent value rights, are estimated to be $975,842 for Mr. Conway, $441,269 for Mr. Bray, $618,789 for each of Messrs. McAuliffe and du Four, $544,630 for Mr. McCready, $94,936 for each of Messrs. Bralver and Cooper and, $126,594 for each of Messrs. Thornburgh, Noonan and Fallon and Ms. O’Hara.
(2)	Dollar amounts in this column represent the total number of shares subject to outstanding options, whether vested or unvested, multiplied by the aggregate cash consideration per share expected to be received as a result of the transaction, with an assumed contingent value right payment of $1.00 per share as described in footnote (1) based on an assumption that the transaction will close in 2017, in each case, less the aggregate exercise price of the related options. If the transaction closes in 2018, the expected total payments relating to stock options, including payments of $0.84 per share relating to the contingent value rights, are estimated to be $13,300 for each of Messrs. Noonan and Fallon and Ms. O’Hara, and $6,650 for Mr. Cooper, with total payments relating to both restricted stock and options of $139,894 for each of Messrs. Noonan and Fallon and Ms. O’Hara, and $101,586 for Mr. Cooper.
(3)	For Mr. Cooper, the dollar amount is determined based on the 5,000 options held by CZPM. Mr. Cooper is a stockholder of Capital Z GP and CZPM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with CZPM, Capital Z III GP, Capital Z III LP, and Capital Z III, and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by such entities.

Change in Control and Employment and Severance Arrangements

The Company has entered into an employment agreement with each of Timothy Conway, John Bray, Patrick McAuliffe, Mark du Four and Daniel McCready (collectively, our “named executive officers”). The agreements specify the terms of employment for our named executive officers and compensation due upon certain termination events, including termination of employment without cause, or resignation for good reason, within two years from the date of a change in control of the Company (a “qualifying termination”). The transactions contemplated by the merger agreement will qualify as a change of control. A termination of employment by an executive officer would be for “good reason” if the officer experienced a reduction in base salary from the base salary then in effect, or if he were relocated more than 20 miles from the Company’s principal place of business. For Messrs. Conway and Bray, “good reason” would also include a material diminution of duties, which includes an assignment of duties inconsistent with or significantly different from the duties, responsibilities and status as an officer and executive of a public company. Further for Mr. Conway, “good reason” would also include any requirement to not report directly to the Board of Directors, or a materially adverse change in incentive plan structure or terms. For each named executive officer, these severance benefits are estimated and quantified in the table below and generally include the following: the payment of two times the named executive officer’s base salary; a pro-rated bonus for the year of termination (pro-rated through the termination date based on the target bonus for the year); an amount equal to two times the executive’s target incentive bonus in respect of the year in which the termination occurs; the continuation of health benefits for a two-year period following termination; and accelerated vesting of equity awards.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the table below presents the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to NewStar’s named

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executive officers. This merger-related compensation is subject to a non-binding advisory vote of NewStar’s stockholders, as set forth in Proposal 3 to this proxy statement.

The amounts set forth in the table below have been calculated assuming, solely for purposes of this golden parachute disclosure, that the merger is consummated on December 31, 2017; where applicable, the upfront merger consideration of $11.44 and a contingent value right that may provide up to an additional $1.00 in payments; and that each named executive officer experiences a qualifying termination of employment as of December 31, 2017. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions based on the timing of the closing of the transaction and other assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

	Golden Parachute Compensation(1)
	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Timothy Conway	6,750,000	988,557	48,484	—	7,787,041
John Bray	3,150,000	447,019	38,330	—	3,635,349
Patrick McAuliffe	3,750,000	626,852	48,484	24,248	4,449,584
Mark du Four	3,750,000	626,852	48,484	24,248	4,449,584
Daniel McCready	3,150,000	551,726	38,330	—	3,740,056

(1)	Amounts reflected in the above table under the “Cash” and “Perquisites/Benefits” columns are attributable to double-trigger arrangements (i.e., the amounts are triggered by a qualifying termination of employment of the named executive officer within two years following a change of control) and are payable under the applicable employment agreement. Amounts set forth under the “Equity” and “Other” columns are expected to become payable in connection with the transactions without respect to whether there is a qualifying termination.
(2)	For each named executive officer, amounts in this column consist of (i) a lump sum severance payment equal to two times his annual base salary as of the date of the assumed termination, (ii) a lump sum payment equal to two times his target bonus for the current year and (iii) a lump sum payment in an amount equal to a pro-rated portion of his target bonus for the current year, from the beginning of the year through the termination date.

The following table breaks down the amounts in this column by type of payment:

Name	2x Annual Base Salary ($)	2x Target Bonus ($)	Pro-rated bonus ($)
Timothy Conway	1,500,000	3,500,000	1,750,000
John Bray	900,000	1,500,000	750,000
Patrick McAuliffe	750,000	2,000,000	1,000,000
Mark du Four	750,000	2,000,000	1,000,000
Daniel McCready	750,000	1,600,000	800,000

(3)	For each named executive officer, amounts in this column reflect the aggregate dollar value of restricted stock awards for which vesting would be accelerated under the merger agreement, based on the upfront merger consideration of $11.44 per share and an assumed $1.00 contingent value payment, which assumes a closing of the transactions in 2017. If the transaction closes in 2018, the expected total value of payments, including payments of $0.84 per share relating to the contingent value rights, are estimated to instead be $975,842 for Mr. Conway, $441,269 for Mr. Bray, $618,789 for each of Messrs. McAuliffe and du Four, and $544,630 for Mr. McCready.

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The following table breaks down the amounts payable to the named executive officers with respect to outstanding restricted stock awards (a) at the upfront merger consideration of $11.44 per share, (b) assuming an aggregate of $1.00 in CVR payments per share, and (c) alternatively, assuming an aggregate of $0.84 in CVR payments per share:

Name	Restricted Stock (#)	Upfront Merger Consideration of $11.44 per share ($)	CVR at $1.00 ($)	CVR at $0.84 ($)
Timothy Conway	79,466	909,091	79,466	66,751
John Bray	35,934	411,085	35,934	30,185
Patrick McAuliffe	50,390	576,462	50,390	42,328
Mark du Four	50,390	576,462	50,390	42,328
Daniel McCready	44,351	507,375	44,351	37,255

(4)	For each named executive officer, amounts in this column represent the value of the continuation of health benefits for two years.
(5)	Amounts in this column represent anticipated payments in respect of the early termination of the Company’s 2016 Co-Investment Plan in which two named executive officers participate. Payments represent the estimated fair market value of the equity instruments underlying such plan, and are expected to be paid in a single-trigger lump sum shortly after closing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock. This discussion applies only to U.S. holders that hold common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer as the “Code”, and that exchange shares of such common stock in the merger in return for cash and contingent value rights. This discussion does not address the consequences of the merger to holders who receive cash pursuant to the exercise of appraisal rights. This discussion does not describe all of the tax consequences that may be relevant to a U.S. holder in light of the U.S. holder’s particular circumstances or to U.S. holders subject to special rules, such as:

•	dealers in securities;

•	traders subject to a mark-to-market method of tax accounting with respect to common stock;

•	persons holding common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who acquired common stock through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	persons who own or are deemed to own 10% or more of shares of common stock;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or

•	persons who are not U.S. holders.

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If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is for general information only and should not be construed as tax advice or a substitute for careful tax planning. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the merger. Tax considerations under state, local and foreign laws and alternative minimum tax considerations are not addressed.

For purposes of this discussion, we refer to the term “U.S. holder” as a beneficial owner of common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Consequences of the Merger Generally

The exchange of common stock for cash and contingent value rights in the merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the contingent value right, with respect to which there is substantial uncertainty.

The merger consideration consists of cash and contingent value rights; consequently, the receipt of the merger consideration may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of a contingent value right will not be available because the common stock is traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the merger consideration in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a contingent value right should be treated as “open transactions” or “closed transactions”, and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The contingent value rights also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of a contingent value right.

Receipt of the Contingent Value Rights

Treatment as Closed Transaction

If the value of the contingent value rights can be “reasonably ascertained”, the transaction should generally be treated as a “closed transaction” for U.S. federal income tax purposes, in which event a U.S. holder should generally recognize capital gain (or loss) for U.S. federal income tax purposes upon consummation of the merger

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equal to the positive (or negative) difference between (x) the sum of (i) the fair market value of the contingent value rights received and (ii) the amount of cash received, and (y) such U.S. holder’s adjusted tax basis in the shares of common stock surrendered pursuant the merger.

If the transaction is “closed” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the contingent value rights will equal the fair market value of the contingent value rights on the date of the consummation of the merger. The holding period of the contingent value rights will begin on the day following the date of the consummation of the merger.

Treatment as Open Transaction

The receipt of the contingent value rights would generally be treated as an “open transaction” if the value of the contingent value rights cannot be “reasonably ascertained”. If the receipt of the merger consideration is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder would first recover its adjusted tax basis in the common stock surrendered pursuant to the merger and then should generally recognize (i) capital gain, if any, for U.S. federal income tax purposes upon consummation of the merger if and to the extent the amount of cash received exceeds such U.S. holder’s adjusted tax basis in the shares of common stock surrendered in the merger or (ii) capital loss, if any, only after all payments in respect the contingent value rights have been received or it is determined that no further payments in respect of the contingent value rights can be received. Gain or loss recognized in the transaction must be determined separately for each identifiable block of common stock surrendered pursuant to the merger (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the holder’s holding period in the shares of common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax. Subject to the Section 483 rules discussed below under “Payments Under the Contingent Value Rights”, if the transaction is “open” for U.S. federal income tax purposes, the contingent value rights would not be taken into account in determining the holder’s taxable gain upon receipt of the merger consideration and a U.S. holder would take no tax basis in the contingent value rights, but would generally recognize capital gain as payments with respect to the contingent value rights are made or deemed made in accordance with the U.S. holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the contingent value rights), together with the amount received upon consummation of the merger discussed above, exceeds such U.S. holder’s adjusted tax basis in the shares of common stock surrendered pursuant the merger.

It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment.

Payments Under the Contingent Value Rights

Treatment as Closed Transaction

There is no authority directly on point with respect to the treatment of payments similar to those under the contingent value right. You should therefore consult your tax advisor as to the taxation of such payments. Under characterization as a “closed transaction”, a payment with respect to each contingent value right would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the contingent value right to the extent thereof. A payment in excess of such amount may be treated as either (i) payment with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

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Treatment as Open Transaction

If the transaction is treated as an “open transaction”, a payment in the future to a U.S. holder of a contingent value right should be treated as a payment under a contract for the sale or exchange of shares of common stock to which Section 483 of the Code applies. Under Section 483 of the Code, a portion of a payment made pursuant to the contingent value right more than one year after the date of the exchange of the shares of common stock for the merger consideration will be treated as interest, which will be ordinary income to the U.S. holder of the contingent value right. The interest amount will equal the excess of the amount received over its present value at the consummation of the merger, calculated using the applicable federal rate as the discount rate and using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to the contingent value right that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset (or as recovery of the adjusted tax basis in shares of common stock), as discussed above.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the contingent value right, you are urged to consult your tax advisor concerning the tax consequences resulting from the receipt of the contingent value right in the merger.

Backup Withholding

Payments made in exchange for shares of common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding currently at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under any state, local or foreign tax laws.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On October 30, 2017, BCP CC Holdings, L.P., which is the “ultimate parent entity” of First Eagle under the HSR Act and rules thereunder, NewStar and the Asset Buyer filed their respective Notification and Report Forms with the Antitrust Division and the FTC, and the Antitrust Division and the FTC granted early termination of the applicable waiting period on November 21, 2017.

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Estimated Fees and Expenses

The estimated fees and expenses incurred or expected to be incurred by NewStar in connection with the transactions are as follows:

Amount to be Paid
(in thousands)
Financial advisory, legal and other advisory fees	$9,150
Printing, proxy solicitation and mailing costs	$100
SEC filing fees	$64
Miscellaneous	$686

Total	$10,000

These expenses will not reduce the merger consideration to be received by NewStar’s stockholders.

Except as provided in “The Merger Agreement and the Asset Purchase Agreement—The Merger Agreement—Expenses” on page 111 of this proxy statement and in “The Merger Agreement and the Asset Purchase Agreement—Asset Purchase Agreement—Expenses” on page 123 of this proxy statement, the merger agreement and asset purchase agreement each provide that each party will pay all costs and expenses incurred by it in connection with the the merger and asset sale.

Accounting Treatment of the Merger

NewStar, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of NewStar based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

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THE MERGER AGREEMENT AND THE ASSET PURCHASE AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this document as Annex A and which is incorporated by reference into this document and of the asset purchase agreement, a copy of which is attached to this document as Annex B and which is incorporated by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement or asset purchase agreement that is important to you. We encourage you to carefully read the merger agreement and the asset purchase agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this document.

Explanatory Note Regarding the Merger Agreement and the Asset Purchase Agreement

The following summary of the merger agreement and asset purchase agreement, and the copy of the merger agreement attached as Annex A to this document and the copy of the asset purchase agreement attached as Annex B to this document, are intended to provide information regarding the terms of the merger agreement and asset purchase agreement and are not intended to provide any factual information about NewStar or modify or supplement any factual disclosures about NewStar in its public reports filed with the SEC. In particular, the merger agreement, the asset purchase agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to NewStar.

The merger agreement and asset purchase agreement contain representations and warranties by and covenants of NewStar, First Eagle, FE Holdco, Merger Sub and the Asset Buyer that were made only for purposes of such agreements and as of specified dates. The representations, warranties and covenants in the merger agreement and asset purchase agreement were made solely for the benefit of the parties thereto, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures and being made for the purposes of allocating contractual risk between the parties to the merger agreement or asset purchase agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors.

In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement and the asset purchase agreement, which subsequent information may or may not be fully reflected in NewStar’s public disclosures. The representations, warranties and covenants in the merger agreement and the asset purchase agreement and any descriptions thereof should be read in conjunction with the disclosures in NewStar’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information”. Moreover, the description of the merger agreement and asset purchase agreement below does not purport to describe all of the terms of such agreements and is qualified in its entirety by reference to the full text of such agreement, a copy of the merger agreement is attached hereto as Annex A and is incorporated herein by reference and a copy of the asset purchase agreement is attached hereto as Annex B and is incorporated herein by reference.

Additional information about NewStar may be found elsewhere in this document and NewStar’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 146 of this proxy statement.

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Merger Agreement

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into NewStar, with NewStar surviving the merger as an indirect wholly owned subsidiary of First Eagle.

Certificate of Incorporation; Bylaws

At the effective time of the merger, the certificate of incorporation of NewStar will be amended, as set forth in Exhibit A of the merger agreement, and, as so amended, will be the certificate of incorporation of NewStar until amended in accordance with applicable law. At the effective time of the merger, and without any further action on the part of NewStar and Merger Sub, the bylaws of NewStar will be amended, as set forth in Exhibit B of the merger agreement, and, as so amended, will be the bylaws of NewStar until amended in accordance with applicable law.

Directors and Officers

At the effective time, until successors are duly elected or appointed and qualified, (a) the directors of Merger Sub immediately prior to the effective time will be the directors of NewStar and (b) the officers of NewStar immediately prior to the effective time will be the officers of NewStar.

When the Merger Becomes Effective

Unless First Eagle and NewStar agree on another date, the closing of the merger will take place on the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions (other than those conditions which by their terms are to be satisfied at the closing, but subject to the satisfaction of such conditions at the closing) set forth in the merger agreement.

At the closing, First Eagle and NewStar will file with the Delaware Secretary of State a certificate of merger and make all other filings or recordings required under the DGCL in connection with the merger. The merger will become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as First Eagle and NewStar may agree and as is set forth in the certificate of merger.

Effect of the Merger on NewStar’s Common Stock

At the effective time of the merger, each share of common stock outstanding immediately prior to the effective time of the merger (other than cancelled shares and dissenting shares, each as described below) will be converted automatically into the right to receive (i) the upfront per share consideration and (ii) one contingent value right.

All shares of common stock owned by NewStar (including treasury shares) or owned by First Eagle, FE Holdco or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients), which we refer to as the “cancelled shares”, will be cancelled and retired and no consideration will be delivered in exchange therefor.

Shares of common stock that are issued and outstanding immediately prior to the effective time and which are held by holders who have not voted in favor of or consented to the merger and who are entitled to demand, and have properly demanded, their statutory rights of appraisal in respect of such shares of common stock in accordance with Section 262 of the DGCL, which we refer to as the “dissenting shares”, will not be cancelled or converted into the right to receive the merger consideration.

If any holder of dissenting shares loses such holder’s rights under Section 262 of the DGCL, such holder’s dissenting shares will be deemed to have been each cancelled and converted into the right to receive the merger

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consideration. At the effective time of the merger, any holder of dissenting shares will cease to have any rights, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. For more information regarding dissenters’ rights, see the section entitled “Rights of Appraisal” beginning on page 139 of this proxy statement.

Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger, will be converted into and become one share of common stock of NewStar, as the surviving company in the merger, and will constitute the only outstanding shares of capital stock of NewStar.

Treatment of Employee Stock Options and Restricted Stock

At the effective time of the merger, each option granted by NewStar to purchase shares of NewStar common stock under its 2006 Incentive Plan, whether or not vested, which is outstanding and unexercised immediately prior to the effective time, will, without any action on the part of First Eagle, FE Holdco, Merger Sub, NewStar or the holder, be cancelled, and in consideration for such cancelled option, the holder thereof will be entitled to receive (less applicable withholding taxes) (i) a cash payment equal to the product of (x) the excess, if any, of (A) the upfront per share consideration over (B) the exercise price per share of common stock subject to such option multiplied by (y) the total number of shares of common stock subject to such option, which payment will be made by NewStar no later than the next regularly scheduled payroll date of NewStar following the effective time and (ii) one contingent value right for each share of common stock subject to such option.

At the effective time of the merger, each share of restricted stock will, without any action on the part of First Eagle, FE Holdco, Merger Sub, NewStar or the holder, be cancelled and the holder will be entitled to receive in consideration for each such cancelled share (less applicable withholding taxes): (i) a cash payment equal to the upfront per share consideration, no later than the next regularly scheduled payroll date of NewStar following the effective time and (ii) one contingent value right.

Treatment of Warrants

As of the effective time of the merger, each outstanding NewStar warrant to purchase shares of common stock will become exercisable solely for the merger consideration in accordance with the terms of such warrant and continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant in effect immediately prior to the merger.

Contingent Value Rights

Each holder of a contingent value right will have the right to receive the payments set forth below. The contingent value rights will not represent any equity or ownership interest in NewStar, First Eagle, FE Holdco, Merger Sub or any affiliate thereof, in any constituent company to the merger, or in any other person and will not be represented by any certificates or other instruments. The contingent value rights will not have any voting or dividend rights, and except as set forth below, no interest will accrue on any amounts payable on the contingent value rights to any holder thereof.

The contingent value rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the contingent value right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other entity which is the holder thereof.

Prior to the effective time of the merger, First Eagle will designate an agent, which may be the same person as the paying agent (as described in the section below), that is reasonably acceptable to NewStar, to hold the net tax refunds in accordance with the terms of the merger agreement, which we refer to as the “CVR Agent”.

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As a result of the closing of the transactions contemplated by the asset purchase agreement, NewStar anticipates that it will recognize a loss for U.S. federal and state income tax purposes, which we refer to as the “asset purchase loss”.

Following the closing of the merger, at the direction of the CVR Committee, First Eagle and NewStar will use reasonable best efforts to obtain U.S. federal and state income tax refunds for the two taxable years prior to, and interim period ending on, the closing date as a result of the asset purchase loss.

In addition, the CVR Committee will prepare the tax returns to claim such refund, which we refer to each as a “refund return”, subject to First Eagle’s approval. First Eagle will timely file any such refund return within ten business days after any such refund return has been so approved.

•	Prior to any such filing, the CVR Committee, First Eagle and NewStar will cooperate in good faith to resolve any disputes with respect to any such refund returns.

•	In the event they are unable to resolve any such objections within 15 days, an accounting firm will be engaged to resolve such objections within 15 days following its engagement, which resolution will be final and binding.

Following NewStar’s receipt of any U.S. federal and state income tax refunds described above, NewStar will promptly (within five business days) deposit with the CVR Agent the net tax refund amount. The CVR Agent will promptly deposit with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) an amount equal to 30% of such net tax refund. At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the product of (i) 30% multiplied by (ii) the amount of the applicable net tax refund divided by

•	the number of contingent value rights then outstanding (which will be deemed to include such number of contingent value rights that would have been issued to stockholders who have properly demanded their statutory rights of appraisal under applicable Delaware law or who have not properly exchanged their shares for payment of the merger consideration).

The remainder of such net tax refund will be held by the CVR Agent in the tax holdback account. Any interest earned on the funds in the tax holdback account will be for the benefit of, and any losses will be for the account of, the holders of contingent value rights.

In the event any U.S. federal income tax refund described in this section is approved by the JCT prior to completion of the IRS audit, the CVR Agent will promptly deposit with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) an amount equal to the applicable JCT approval payment. At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the applicable JCT approval payment divided by

•	the number of contingent value rights then outstanding (calculated in the manner as set forth above).

The first JCT approval payment will also include an amount equal to 60% of any net tax refund that is a “quick refund” of NewStar’s estimated payments of U.S. federal income taxes for the taxable year that ends on the closing date (plus any interest earned to date on such amount in the tax holdback account).

The remaining amount of any net tax refund (plus any interest earned to date on such amount) will be promptly deposited by the CVR Agent with the paying agent (and the paying agent will promptly disburse to the holders of contingent value rights) such remaining refund payment upon the earlier of:

•	the expiration of the statute of limitations applicable to the IRS’s review of the tax return for the taxable year to which such net tax refund relates; and

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•	the time that the IRS closes its income tax audit of NewStar for the taxable year to which such net tax refund relates.

At the time of such distribution, each contingent value right will entitle the holder to a payment equal to the quotient of:

•	the amount of the remaining refund payment divided by

•	the number of contingent value rights then outstanding (calculated in the manner as set forth above).

In the event any net tax refund is reduced as a result of a “determination” (as described below), the CVR Agent will disburse to NewStar an amount equal to the cash tax owed as a result of such reduction, which disbursement will reduce the amount held in the tax holdback account (but not below zero) and may result in there being no further funds in the tax holdback account to be disbursed to the holders of contingent value rights.

•	A “determination” means the final resolution of liability for any tax for any taxable period as a result of:

•	a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States;

•	a final settlement with the IRS, a closing agreement or accepted offer in compromise under applicable provisions of federal tax law (or a comparable agreement under the laws of other jurisdictions, which resolves the liability for the taxes addressed in such agreement for any taxable period);

•	any allowance of a refund or credit in respect of an overpayment of tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the tax; or

•	any other final disposition, including by reason of the expiration of the applicable statute of limitations.

•	Holders of contingent value rights will have no obligation to return or otherwise forfeit any amounts previously paid to such holders in the event that, after any such payment, there is a determination that adversely affects any of the net tax refunds.

CVR Committee

Prior to the merger, NewStar will form the CVR Committee with authority to monitor compliance with the above provisions and enforce, on behalf of the holders of contingent value rights, the obligations of First Eagle and NewStar pursuant to the provisions described in this section.

•	The member of the CVR Committee will have the authority to appoint any successor member to the CVR Committee reasonably acceptable to First Eagle.

•	Prior to the closing, NewStar will designate an alternate individual reasonably acceptable to First Eagle to serve on the CVR Committee in the event of the death or disability of the member of the CVR Committee or the resignation of such member without designation of a successor.

The CVR Committee will have full authority on behalf of the holders of contingent value rights to enforce the provisions set forth above. Any decision, act or instruction of the CVR Committee with respect to the matters set forth in the provisions described in this section will be final, binding and conclusive on all holders of contingent value rights.

The reasonable and documented out-of-pocket costs and expenses of the CVR Committee, including reasonable and documented fees for counsel and accountants and reasonable compensation for service of the members of such committee will be paid by First Eagle, and First Eagle will indemnify each person who is or was a member of the CVR Committee.

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First Eagle and NewStar will use reasonable best efforts to:

•	obtain the maximum amount of net tax refunds reasonably available and as reflected on the relevant refund return;

•	cooperate with audits, and challenge in good faith any determination by a taxing authority or court adversely affecting all or any portion of such refunds where, after consultation with First Eagle, the CVR Committee has determined that such challenge has a reasonable possibility of success; and

•	provide the CVR Committee and its counsel and accountants with reasonable access to the books and records of First Eagle and NewStar relevant to the net tax refunds.

First Eagle and NewStar will keep the CVR committee informed on a reasonably current basis of the status of the foregoing. The CVR Committee will have the opportunity to control any such audit, dispute or action, and none of First Eagle, NewStar or the CVR Committee, as applicable, will settle or agree to settle any such audit, dispute or action without the prior written consent of the other party, which consent will not be unreasonably withheld, conditioned or delayed.

Any decision of the CVR Committee with respect to the matters set forth above will be binding on all holders of the contingent value rights; provided, that the holders of at least 25% of the outstanding contingent value rights will be entitled to direct the CVR Committee to act on behalf of the holders of the contingent value rights to enforce: (A) the preparation of the refund tax returns by the CVR Committee; (B) the filing of such tax returns by First Eagle; and (C) the deposit by NewStar of the net tax refunds actually received with the CVR Agent. Furthermore, each holder of a contingent value right is entitled to enforce the right to receive the payments set forth above to which such holder is entitled.

CVR Agent

The cash deposited with the CVR Agent pursuant to the provisions described in this section will be invested by the CVR Agent as directed by the CVR Committee. If there are losses with respect to such investments that cause the tax holdback account to diminish below the level required to make cash payments to the holders of contingent value rights as contemplated by the provisions described in this section, First Eagle will have no obligation to replace or restore such portion of the funds in the tax holdback account. Nor will First Eagle have any obligation to replace or restore any interest or other income from any investment of the net tax refunds in the tax holdback account. Any interest and other income resulting from such investment will become a part of the tax holdback account.

The CVR Agent will keep a register, which we refer to as the “CVR register”, for the purpose of registering contingent value rights and any permitted transfers of contingent rights.

•	Subject to the transfer restrictions described above, every request made to transfer a contingent value rights must be in writing and accompanied by a written instrument of transfer, duly executed by the holder thereof (or his, her or its attorney duly authorized in writing, personal representative or survivor) and setting forth in reasonable detail the circumstances relating to the transfer.

•	Upon receipt of such written notice, the CVR Agent will register the transfer of the contingent value rights in the CVR register.

•	First Eagle and the CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer.

The holder of a contingent value right may at any time at its option abandon all of its remaining rights in a contingent value right by written notice to the CVR Agent and First Eagle or by transfer of such contingent value right to First Eagle without consideration therefor. Nothing in the provisions described in this section is intended to prohibit First Eagle from offering to acquire a contingent value right for consideration in its sole discretion.

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Payment of the Merger Consideration

Prior to the effective time of the merger, First Eagle will designate a paying agent that is reasonably acceptable to NewStar, which we refer to as the “paying agent”. At the closing, First Eagle will cause to be deposited (including by directing NewStar to deposit the proceeds paid to NewStar by the Asset Buyer in connection with the closing of the asset sale), with the Paying Agent cash in U.S. dollars sufficient to pay the aggregate upfront per share consideration with respect to all shares of common stock (other than restricted stock, cancelled shares and dissenting shares), which we refer to as the “upfront consideration payment fund”.

With respect to any dissenting shares, First Eagle will be required to deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate upfront per share consideration payable in respect of such dissenting shares promptly following the holder thereof failing to perfect or effectively withdrawing or losing its right to dissent under the DGCL.

The cash deposited with the Paying Agent will be invested by the Paying Agent as reasonably directed by First Eagle. To the extent that there are losses with respect to such investments, or the upfront consideration payment fund diminishes for other reasons below the level required to make prompt cash payment of the upfront per share consideration, First Eagle will promptly restore such lost funds so as to ensure that the upfront consideration payment fund is at all times maintained at a level sufficient to make such cash payments.

As soon as reasonably practicable after the effective time, the Paying Agent will mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the effective time represented shares of common stock, if any, which we refer to as a “certificate”, and each former holder of record of shares of common stock held in book-entry form, which we refer to as “book-entry shares”, in each case other than holders of restricted stock, cancelled shares and dissenting shares, transmittal materials, including a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares, as applicable, in exchange for the merger consideration.

Upon proper surrender of a certificate or book-entry shares for exchange and cancellation to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of record of such certificate or book-entry shares (other than restricted stock, cancelled shares and dissenting shares) will be entitled to receive the merger consideration in exchange therefor, and the certificate or book-entry share so surrendered will immediately be cancelled.

Representations and Warranties; Material Adverse Effect

The merger agreement contains representations and warranties of NewStar, subject to certain exceptions in the merger agreement, in the confidential disclosure letter delivered in connection with the merger agreement and in certain of NewStar’s public filings, as to, among other things:

•	corporate organization;

•	capitalization;

•	corporate authority and the recommendation of NewStar board;

•	consents and approvals of governmental entities and other third parties relating to the execution, delivery or performance of the merger agreement;

•	NewStar’s SEC filings and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of a material adverse effect and certain other changes or events;

•	legal proceedings;

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•	compliance with applicable law;

•	permits and regulatory matters;

•	clients;

•	advertisements under the Investment Advisers Act of 1940;

•	tax matters;

•	employee and employee benefit plan matters;

•	material contracts;

•	excluded assets;

•	real property;

•	intellectual property;

•	labor matters;

•	environmental matters;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	anti-takeover statutes;

•	transactions with affiliates;

•	broker’s fees;

•	receipt by the board of opinions from NewStar’s financial advisors;

•	insurance matters; and

•	the accuracy of the representations and warranties of NewStar given under the asset purchase agreement.

The merger agreement also contains representations and warranties of First Eagle, FE Holdco and Merger Sub to NewStar, subject to certain exceptions in the merger agreement, as to, among other things:

•	corporate organization;

•	corporate authority;

•	governmental and third party consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	ownership of common stock;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	arrangements with NewStar’s stockholders;

•	availability of funds to consummate the asset sale; and

•	the absence of a First Eagle material adverse effect.

Some of the representations and warranties in the merger agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to NewStar or a “First Eagle material adverse effect” with respect to First Eagle, as discussed below.

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For purposes of the merger agreement, a “material adverse effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have:

•	a material adverse effect on the business, results of operations or financial condition of NewStar and its subsidiaries taken as a whole (but excluding the purchased assets and the assumed liabilities under the asset purchase agreement); or

•	a material adverse effect on NewStar’s ability to consummate the transactions contemplated by the merger agreement on a timely basis.

In determining whether a “material adverse effect” has occurred under the first bullet in the immediately preceding sentence, there will be excluded any fact, event, development, change, effect or occurrence to the extent resulting from the following (except, in the case of the first, second, third, fourth and fifth bullets below, such events, changes, conditions, occurrences or effects will be taken into account to the extent they disproportionately adversely affect NewStar and its subsidiaries, taken as a whole (excluding the purchased assets and the assumed liabilities), compared to other similarly situated companies in the financial services industry):

•	any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere;

•	any change, event or development affecting the financial services industry generally;

•	the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism;

•	the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any adoption, implementation, proposal or change in any applicable law or GAAP or published interpretations of any of the foregoing;

•	the entry into or the announcement or performance of the merger agreement or the asset purchase agreement or the transactions contemplated thereby, including (a) the identity of First Eagle, the Asset Buyer and their respective affiliates or their announced plans with respect to the conduct of the business of NewStar and its subsidiaries following the closing of the transactions and (b) the impact thereof on any relationships of NewStar and its subsidiaries with business partners, present or prospective borrowers or employees;

•	any change in credit ratings or the ratings outlook for NewStar or any of its subsidiaries by any applicable rating agency (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	any action taken or not taken to which First Eagle has consented in writing or any action expressly required to be taken by the merger agreement or taken at the written request of First Eagle;

•	any action expressly required to be taken by the asset purchase agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of First Eagle (or the failure to take any action that the asset purchase agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of First Eagle expressly restricts) which will include, without limitation, any reduction or cessation of loan originations, purchases or securitizations in order to comply with the covenant in the merger agreement restricting NewStar’s conduct prior to the asset sale closing or the funding requirements for the financing contemplated by the debt commitment letters;

•

the failure of NewStar or its subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of

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the merger agreement; provided that the exception in this bullet will not be construed as implying that NewStar is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any future period (provided that the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	changes in the market price or trading volumes of NewStar common stock or any suspension of trading on NASDAQ generally (provided that the underlying facts giving rise or contributing to such changes, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred).

For purposes of the merger agreement, a “First Eagle material adverse effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to prevent or materially delay First Eagle’s or Merger Sub’s ability to consummate the merger.

Conduct of Business Pending the Merger

The merger agreement provides that except as (i) expressly contemplated or permitted by the merger agreement or the asset purchase agreement, (ii) consented to in writing by First Eagle or (iii) required by applicable law or in connection with the performance by NewStar and its subsidiaries of their obligations under any applicable collateral management agreement, until the closing of the merger, (x) NewStar, its subsidiaries and NewStar funds will (i) conduct its business in all material respects in the ordinary course consistent with past practice and in accordance with applicable fund documentation and (ii) use its reasonable best efforts to maintain and preserve intact its business organization (including relationships with clients, regulators and other persons material to the business of NewStar and its subsidiaries) and keep available the services of its officers and employees and (y) subject to certain exceptions, NewStar and its subsidiaries will not, among other things:

•	adjust, split, combine, reclassify NewStar’s securities;

•	set any record or payment dates for the payment of any dividends or distributions or make any dividend, excluding a regular quarterly cash dividend payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share;

•	issue, sell, grant, redeem or otherwise acquire any of NewStar’s securities, except (i) pursuant to the exercise of equity awards or warrants or (ii) to cover tax withholding obligations under the NewStar stock plan pursuant to the exercise of options;

•	sell, transfer, encumber, license, abandon or otherwise dispose of any of its material assets or properties, except:

•	as expressly required by any specified contract in force as of October 16, 2017;

•	sales of certain loans held for sale; provided such sales are for cash (or equity securities in connection with any restructuring, waiver or workout) and at an aggregate price not less than the aggregate acquisition cost of such loans; or

•	sales of assets (other than certain specified assets) to be purchased by the Asset Buyer under the asset purchase agreement;

•	acquire another person or division thereof or otherwise make material purchases of any property or assets, except pursuant to foreclosures and similar transactions in the ordinary course of business consistent with past practice;

•	purchase, originate, otherwise acquire or enter into any new loan commitment, increase any loan commitment, or fund any loans, other than:

•	transfers of assets not being acquired by the Asset Buyer to NewStar or its subsidiaries;

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•	funding commitments under loans and investments owned by NewStar as of October 16, 2017 (which would be purchased by the Asset Buyer to the extent still owned by NewStar at the closing) on the terms in effect as of October 16, 2017 subject to certain limitations as set forth in the merger agreement; and

•	prior to the specified date (as described below), purchasing, originating or entering into any new commitment with respect to loans that are to be purchased by the Asset Buyer or increasing commitments in respect thereof, provided that (x) the aggregate funding obligations for all such loans and commitments is less than (y) the aggregate proceeds received after October 16, 2017 as a result of the prepayment, sale or other disposition of loans that would have been purchased by the Asset Buyer if such prepayment, sale or other disposition had not occurred, with (x) and (y) only being measured as of a date that is ten business days before the date scheduled for the special meeting or such other date as may be agreed by the parties, which we refer to as the “specified date”;

•	enter into or renew, extend, amend or modify in any material respect or terminate or waive any material terms or conditions of, any material contract;

•	subject to certain exceptions, increase, or commit to increase, the compensation of any of its employees, officers, directors or independent contractors, except for annual increases in the base salary or wages of employees (other than the members of the management committee) in the ordinary course of business at a time (and in an amount) that is consistent with past practice;

•	grant or pay any severance, retention payment, annual incentive payment, bonus or welfare benefit or perquisite;

•	become a party to, amend, terminate, establish or enter into any material benefit plan;

•	hire or terminate (other than for cause) any employee other than to replace non-officer employees whose employment is terminated after October 16, 2017, on terms substantially similar to the arrangements of the employee being replaced;

•	communicate with any NewStar employee regarding the compensation, benefits or other treatment (as an employee) that he or she will receive, or that will be provided generally to NewStar employees or subsets thereof, in connection with the merger, unless such communications are consistent with prior directives or communications provided or approved by First Eagle;

•	make or incur any capital expenditures or expenditures with respect to certain owned real property unless the cost of such expenditures is borne by the Asset Buyer;

•	amend its certificate of incorporation, bylaws or similar governing documents;

•	incur, assume or issue instruments or securities evidencing any indebtedness or assume, guarantee or otherwise become responsible for the obligations of any person or agree to allow any lien (other than permitted liens) on any material properties or assets, or prohibit the imposition of any lien on any material properties or assets; except for:

•	indebtedness for borrowed money between NewStar and/or any of its wholly owned subsidiaries (other than any subsidiary that will be acquired by the Asset Buyer);

•	the rollover of repurchase facilities in effect as of October 16, 2017;

•	any indebtedness (and related liens) incurred in connection with the redemption of a specified CLO prior to the closing;

•	borrowings under NewStar’s warehouse lines to fund any delayed draw term loan, revolving loan facility, incremental facility, letter of credit facility or similar commitment in effect as of October 16, 2017 or made thereafter in accordance with the terms of the merger agreement;

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•	before the specified date, borrowings under NewStar’s warehouse lines in an aggregate amount that does not exceed the aggregate amount of indebtedness retired in connection with any prepayment of, or any sale or other disposition of assets that would have been purchased by the Asset Buyer if they had not been prepaid or sold; provided that this bullet shall only be taken into account and measured as of the specified date; and

•	borrowings to fund ordinary course expenses of NewStar and its Subsidiaries, provided that any indebtedness incurred pursuant to this bullet and the previous five bullets is on terms in effect as of October 16, 2017;

•	cancel or forgive indebtedness or claims owed to or held by NewStar other than (A) indebtedness or claims that are assets to be purchased by the Asset Buyer (other than certain specified assets) or (B) for immaterial amounts in the ordinary course of business;

•	enter into any settlement agreement, or otherwise release, waive or compromise, any claims or actions (i) related to any transaction litigation or (ii) that is (or is threatened) against NewStar or any of its subsidiaries or any NewStar fund that (A) involves the payment by NewStar or any of its subsidiaries or any NewStar fund of an amount that exceeds $100,000 individually or $250,000 in the aggregate (excluding any amounts that will be paid under existing insurance policies of NewStar or any of its subsidiaries) or (B) materially restricts the ongoing business and operations of NewStar or any of its subsidiaries or any NewStar fund;

•	make any changes in its accounting principles, methods, practices or policies, except as may be required by reason of a change in applicable law or GAAP;

•	make or change any tax election or file any amendment to a tax return, enter into any closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a refund and certain other tax matters as set forth in the merger agreement;

•	enter into any new line of business;

•	change its lending, investment, risk and asset liability management policies in any material respect; lend on terms other than in accordance with such polices; or modify, settle, collect or enforce any debt held by NewStar, any of its subsidiaries or any NewStar fund other than in accordance with such policies;

•	fail to conduct its cash management consistent in all material respects with past practices or maintain its books and records other than in the ordinary course of business;

•	fail to maintain in full force and effect the existing insurance policies and bonds or to timely replace such insurance policies or bonds with comparable insurance policies;

•	fail to maintain any applications for or registrations of material intellectual property;

•	take or fail to take any action, the result of which is that NewStar or any of its subsidiaries or any of NewStar funds is or will be required to register as an investment company under the Investment Company Act;

•	take or fail to take any action, the result of which act or failure to act is intended or would reasonably be expected to result in any closing condition not being satisfied or that materially impair or delay consummation of the closing; and

•	agree to, or make any commitment to, take any of the foregoing actions.

Go-Shop; No Solicitation

During the period from October 16, 2017 and continuing until the no-shop period start date, NewStar, its subsidiaries and their respective representatives had the right to:

•	initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an acquisition proposal (as described below);

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•	provide information regarding, and afford access to the business, properties, assets, books, records and personnel of, NewStar, its subsidiaries and its affiliates to any persons (and their representatives, including potential financing sources) relating to a potential acquisition proposal; provided that (A) prior to receiving any non-public information or access any such person must be party to an acceptable confidentiality agreement and (B) NewStar will provide to First Eagle and the Asset Buyer any such non-public information that is provided to any such person that was not previously made available to First Eagle prior to or substantially concurrently with the time it is provided to such person;

•	engage in discussions or negotiations with any persons that are party to an acceptable confidentiality agreement (and their respective representatives, including potential financing sources) with respect to any acquisition proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an acquisition proposal); and

•	cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any acquisition proposals. We refer to these rights as the “go shop provisions”.

In addition, NewStar may grant a waiver or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential acquisition proposal or amendment to a confidential acquisition proposal to be made to NewStar or the board.

No later than two business days after the no-shop period start date, NewStar will notify First Eagle and the Asset Buyer of the identity of each excluded party (as described below) from whom NewStar received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date which notice will include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to NewStar or any of its representatives.

Except as permitted by the merger agreement, from October 16, 2017 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with the applicable section of the merger agreement, NewStar and its subsidiaries will not, and NewStar will cause its (and its subsidiaries’) representatives not to:

•	initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an acquisition proposal;

•	enter into, continue, or otherwise engage in any negotiations or discussions concerning any acquisition proposal or any such inquiry, proposal or offer;

•	provide access to its properties, books, records or personnel or any non-public information to, any person relating to an acquisition proposal or any such inquiry, proposal or offer; or

•	waive the applicability of any takeover statutes in respect of any person (other than the parties and their affiliates).

In addition, NewStar will not, and will cause its subsidiaries and its and their respective representatives not to:

•	reimburse or agree to reimburse any person any expenses in connection with any acquisition proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal; or

•	enter into any agreement with respect to an acquisition proposal (other than an acceptable confidentiality agreement) or any agreement that requires NewStar to abandon or terminate or fail to consummate the merger or the transactions contemplated by the asset purchase agreement.

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Beginning on the no-shop period start date, NewStar will promptly (and in any event within two calendar days) notify First Eagle and the Asset Buyer of:

•	the receipt of any acquisition proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an acquisition proposal) that is received on or after the no-shop period start date, which notice will include the identity of the person(s) making, and a summary of the material terms of, such acquisition proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to NewStar or any of its representatives; and

•	any written change to the financial or other material terms and conditions of any such acquisition proposal (or such inquiry, proposal or offer) described above.

NewStar will keep First Eagle and the Asset Buyer reasonably informed on a prompt basis of the status of any acquisition proposal.

Beginning on the no-shop period start date and prior to obtaining stockholder approval of the merger proposal and the asset sale proposal, if NewStar or any of its representatives receives a bona fide written acquisition proposal that was not solicited in breach of the provisions described in this section, including from an excluded party (whether received from an excluded party prior to, on or after the no-shop period start date), and the board has determined in good faith (i) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as summarized below) and (ii) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then NewStar and its representatives may, prior to receipt of the requisite stockholder approval:

•	engage in discussions or negotiations with such person who has made such acquisition proposal (and its representatives); and

•	provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, NewStar, its subsidiaries and its affiliates to such person who has made such acquisition proposal (and its representatives);

Prior to engaging in any discussions or negotiations or providing any non-public information or access NewStar must enter into an acceptable confidentiality agreement with such person. NewStar will provide to First Eagle and the Asset Buyer any non-public information that is provided to any such person that was not previously made available to First Eagle and the Asset Buyer prior to or substantially concurrently with the time it is provided to such person.

Except as expressly permitted by the provisions described below under the heading “—Change of Recommendation”, from October 16, 2017 until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance with the terms therein, the board will not:

•	withhold, withdraw, amend, qualify or modify NewStar recommendation (or publicly propose to withhold, withdraw, amend, qualify or modify), in a manner adverse to First Eagle or the Asset Buyer;

•	adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any acquisition proposal or submit to a vote of NewStar stockholders any acquisition proposal;

•	fail to reaffirm its recommendation of NewStar recommendation following the public announcement of an acquisition proposal within five (5) business days after First Eagle or the Asset Buyer so requests (or if the special meeting is to occur earlier than the end of such five (5) business day period, at least one (1) business day prior to the special meeting);

•	fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an acquisition proposal within ten (10) business days of the commencement (as

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such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the special meeting is to occur earlier than the end of such ten (10) business day period, at least one (1) business day prior to the special meeting);

We refer to any of the foregoing actions as a “change in recommendation”.

For purposes of the merger agreement:

•	“acquisition proposal” means any inquiry, proposal or offer from any person (other than a joint offer from First Eagle, FE Holdco, Merger Sub and the Asset Buyer) with respect to (x) the acquisition of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of common stock (or of securities representing twenty percent (20%) or more of the total voting power of NewStar) or (y) the acquisition of twenty percent (20%) or more of the consolidated assets (including stock of NewStar’s subsidiaries) of NewStar and its subsidiaries.

•	“excluded party” means any person from whom NewStar or any of its representatives has received a written acquisition proposal after the execution of the merger agreement and prior to the no-shop period start date, which written acquisition proposal the board has determined in good faith prior to the start of the no-shop period start date is or would reasonably be expected to lead to a superior proposal. A person will cease to be an excluded party if:

•	such acquisition proposal is withdrawn (with any amendment, modification or replacement of such acquisition proposal not, in and of itself, be deemed a withdrawal of such acquisition proposal); or

•	such acquisition proposal, in the good faith determination of the board (after consultation with its outside counsel and its financial advisor), no longer is or would reasonably be expected to lead to a superior proposal.

•	“superior proposal” means a bona fide written acquisition proposal (except all references in the definition of acquisition proposal to “twenty percent (20%) or more” are replaced with references to “fifty percent (50%) or more”) which the board concludes in good faith is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of NewStar from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any changes to the terms of the merger agreement irrevocably offered in writing by First Eagle and the Asset Buyer in response to such superior proposal).

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Termination of Agreements to Enter into a Superior Proposal

Prior to obtaining stockholder approval for the merger proposal and the asset sale proposal, NewStar may terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal (and/or the board may make a change in recommendation with respect to a superior proposal) if and only if:

•	NewStar has received a bona fide written acquisition proposal (including an acquisition proposal from an excluded party) that was not solicited in breach of the provisions described above in “—Go Shop; No Solicitation” that the board has determined in good faith constitutes a superior proposal and NewStar has materially complied with the other provisions described above in “—Go Shop; No Solicitation” with respect to such acquisition proposal;

•	the board has determined in good faith that the failure to terminate the merger agreement and/or make such change in recommendation would be inconsistent with its fiduciary duties under applicable law;

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•	NewStar delivers to First Eagle and the Asset Buyer a written notice advising First Eagle and the Asset Buyer that the board proposes to take such action, which notice contains a copy of the proposed agreement in respect of the superior proposal, including the identity of the party making such superior proposal;

•	until 5 p.m., New York time, on the fifth business day following the day on which NewStar delivered such notice, if requested by First Eagle and the Asset Buyer, NewStar will engage in good faith negotiations with First Eagle, the Asset Buyer and their respective representatives to make such adjustments in the terms and conditions of the merger agreement and the asset purchase agreement and related agreements so that such acquisition proposal would cease to constitute a superior proposal;

•	any revision or amendment to the financial terms or other material terms and conditions of such superior proposal will be deemed to constitute a new superior proposal and will require a new notice, except that the notice period with respect to such superior proposal will become three (3) business days instead of five (5) business days; and

•	following the end of the applicable notice period(s) described above, the board determines in good faith (a) taking into account any modifications to the merger agreement and the asset purchase agreement proposed by First Eagle and the Asset Buyer prior to such time, that such acquisition proposal continues to constitute a superior proposal and (b) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Change of Recommendation

At any time prior to obtaining stockholder approval of the merger proposal and asset sale proposal, NewStar or its board may make a change in recommendation (other than in response to or in respect of an acquisition proposal or a superior proposal) if and only if:

•	the board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law as a result of any event, fact, circumstance, development or occurrence relating to or affecting NewStar or its subsidiaries and which was not known by or reasonably foreseeable to the board as of the date of the merger agreement, which we refer to as an “intervening event”;

•	NewStar delivers to First Eagle and the Asset Buyer a written notice advising First Eagle and the Asset Buyer that the board proposes to take such action and specifying the reasons therefor, which notice will include a description of the applicable intervening event;

•	until 5:00 p.m., New York City time, on the fifth business day following the day on which NewStar delivered such notice, if requested by First Eagle and the Asset Buyer, NewStar will engage in good faith negotiations with First Eagle, the Asset Buyer and their respective representatives to make such adjustments in the terms and conditions of the merger agreement and the asset purchase agreement so that the need for making such change in recommendation would be obviated; and

•	following such time referred to in the immediately preceding bullet, the board determines in good faith (taking into account any modifications to the merger agreement and the asset purchase agreement proposed by First Eagle and the Asset Buyer prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

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Potential Transactions involving First Eagle and the Asset Buyer

NewStar will not, and will cause its subsidiaries and its and their respective representatives not to:

•	assist or facilitate the Asset Buyer or any of its affiliates to solicit or initiate discussions or engage in negotiations with, or provide information to, the Asset Buyer with respect to any potential sale of or transaction involving NewStar other than the transactions with First Eagle contemplated by the merger agreement and the asset purchase agreement; and

•	assist or facilitate First Eagle or any of its affiliates to solicit or initiate discussions or engage in negotiations with, or provide information to, First Eagle with respect to any potential sale of or transaction involving NewStar other than the transactions with the Asset Buyer contemplated by the merger agreement and the asset purchase agreement.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Regulatory Approvals

Subject to the terms and conditions of the merger agreement, NewStar, First Eagle and the Asset Buyer will use their respective commercially reasonable efforts to:

•	consummate the merger or asset sale, as applicable, and cause the closing conditions set forth in the merger agreement or asset purchase agreement, as applicable, to be satisfied as promptly as practicable (and in any event prior to the end date);

•	prepare as promptly as practicable all necessary applications, notices or filings required to be made to or filed with any governmental entities by such party in connection with the transactions contemplated by the merger agreement or asset purchase agreement, as applicable;

•	obtain or make as promptly as practicable all consents or approvals from any governmental entities or other persons which are required to be obtained in connection with the transactions contemplated by the merger agreement;

•	defend all lawsuits or other actions to which it or its subsidiaries is a party challenging or affecting the merger agreement or asset purchase agreement, as applicable, or the consummation of the transactions contemplated by such agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other section;

•	have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealed order with respect to thereto; and

•	resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated thereby.

Subject to the other provisions of the merger agreement, each of NewStar, First Eagle and the Asset Buyer will:

•	to the extent permitted by applicable law, promptly inform the other party of any substantive communication received by such party from, or given by such party to, any governmental entity in connection with the transactions contemplated by the merger agreement or asset purchase agreement, as applicable;

•	consult with the other parties (subject to applicable law) in connection with any applications, notices, filings or requests made in connection with the transaction contemplated by the merger agreement or asset purchase agreement, as applicable;

•	use commercially reasonable efforts to furnish to the other party and any governmental entities such information and assistance as may be reasonably requested; and

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•	not independently participate in any meeting with any governmental entity without giving the other party sufficient prior notice of the meeting and, to the extent permitted by such governmental entity, the opportunity to attend and/or participate in such meeting.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Special Meeting

NewStar will take all action necessary to promptly hold the special meeting for the purpose of obtaining stockholder approval of the merger proposal and the asset sale proposal as promptly as practicable (but no later than 40 days) following the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary proxy statement. Except to the extent there has been a permitted change in recommendation, NewStar will use its reasonable best efforts to obtain the requisite stockholder approval and keep First Eagle and the Asset Buyer reasonably informed on the status of such efforts.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Employee Matters

From the closing date through December 31, 2018, First Eagle will provide to continuing employees:

•	annual base salary and base wages, and cash incentive compensation opportunities, that are no less favorable, in the aggregate, to such annual base salary and base wages, and cash incentive compensation opportunities provided to such employees immediately prior to the effective time of the merger; and

•	the right to participate in any employee benefit plans or arrangements maintained by First Eagle as similarly situated employees of First Eagle.

In the event that a continuing employee’s employment is terminated other than for cause within the twelve (12) month period immediately following the closing date, such terminated employee will receive certain minimum severance benefits. This will not apply to any continuing employee who, in the event of such termination, is eligible for severance under any other then applicable agreement (including any employment, severance or change of control agreement).

Indemnification of Directors and Officers; Insurance

After the closing of the merger, First Eagle will indemnify, to the fullest extent provided in the certificate of incorporation and bylaws of NewStar as in effect on the date of the merger agreement and permitted by applicable law, each present and former director and officer of NewStar or any of its subsidiaries, against any costs or expenses (including reasonable attorneys’ fees), losses, claims, damages, liabilities or awards paid in settlement or incurred in connection with any actual or threatened action, arising out of, relating to or in connection with matters existing or occurring at or prior to the effective time of the merger.

For a period of six years following the closing of the merger, the provisions in NewStar’s certificate of incorporation and by-laws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in NewStar’s certificate of incorporation and bylaws in effect as of the date of the merger agreement.

Prior to or at the closing of the merger, NewStar will purchase six year prepaid “tail policies” for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage and amounts

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and containing terms and conditions that are at least as advantageous to the insureds as the current policies maintained by NewStar with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the effective time of the merger, including the transactions contemplated by the merger agreement. NewStar will not pay more than 250% of the most recent annual premium paid by NewStar prior to the effective time of the merger for such “tail policies”.

NewStar will also honor and perform under all specified indemnification agreements entered into by NewStar with any director or officer prior to the date of the merger agreement.

Stockholder Litigation

In the event that any claim or action is brought (or threatened to be brought) by any securityholders of NewStar relating to the merger agreement, the asset purchase agreement or any transactions contemplated by such agreements, NewStar will promptly notify First Eagle and the Asset Buyer of any such claim or action and will keep First Eagle and the Asset Buyer reasonably informed with respect to the status thereof. NewStar will give First Eagle and the Asset Buyer the opportunity to participate in the defense of any such claim or action. NewStar will not settle or agree to settle any such claim or action without First Eagle’s and the Asset Buyer’s prior written consent.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including, among others, covenants relating to access to information, public announcements relating to the merger, notice of changes or events that would or would be reasonably likely to prevent the satisfaction of any closing condition, actions to minimize the effect of any anti-takeover laws, delisting from NASDAQ, consents of clients, compliance with the asset purchase agreement, fund matters including the redemption of outstanding notes issued by NewStar Commercial Loan Funding 2014-1 LLC and exemptions under Rule 16b-3 of the Exchange Act.

Conditions to Closing

Mutual Conditions

The obligations of NewStar and First Eagle to complete the merger are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the merger proposal;

•	the asset sale has been completed;

•	the waiting period applicable to the merger under the HSR Act has expired or been terminated; and

•	no government order preventing the consummation of the merger is in effect and no law has been enacted prohibiting the merger.

Additional Conditions to the Obligations of First Eagle

The obligations of First Eagle to complete the merger are subject to the satisfaction (or waiver by First Eagle) of the following additional conditions:

•	the accuracy of the representations and warranties of NewStar to the extent required by the merger agreement as described below:

•	the representation regarding the capitalization of NewStar being true and correct in all respects, except for any de minimis inaccuracies;

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•	the following representations, among others, being true and correct in all material respects: corporation organization, authority, non-contravention of organizational documents, clients and applicable asset under management and run rate revenue, excluded assets, anti-takeover statutes, broker’s fees, opinions of financial advisors and the absence of certain actions with respect to certain assets that would have required the prior written consent of First Eagle if such action had been taken after the date of the merger agreement;

•	the representations regarding no material adverse effect having occurred being true and correct in all respects;

•	the representations regarding the status of NewStar, its subsidiaries and all NewStar funds under the Investment Company Act of 1940 being true and correct in all respects; and

•	all of NewStar’s other representations and warranties being true and correct in all respects subject to a “material adverse effect” standard;

•	NewStar has complied in all material respects with its covenants;

•	since the date of the merger agreement, there not having occurred any fact, event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect;

•	First Eagle has received a certificate signed on behalf of NewStar, by an executive officer of NewStar, certifying that the conditions described in the three previous bullets have been satisfied; and

•	NewStar has (i) obtained client consents such that, as of the closing, the aggregate run rate revenue of such consenting clients (generally equal to assets under management multiplied by annualized management fees) is at least ninety percent (90%) of the run rate revenue of all clients as of October 12, 2017 and (ii) provided First Eagle with reasonable evidence of such client consents and a certificate of an appropriate officer of NewStar setting forth in reasonable detail NewStar’s calculation of the run rate revenue of such consenting clients.

Additional Conditions to the Obligations of NewStar

The obligations of NewStar to complete the merger are subject to the satisfaction (or waiver by NewStar) of the following additional conditions:

•	the representations and warranties of First Eagle being true and correct (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), subject to a First Eagle material adverse effect;

•	First Eagle has materially complied with its covenants; and

•	NewStar has received a certificate signed on behalf of First Eagle, by an executive officer of First Eagle, certifying that the conditions described in the two previous bullets have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time in the following circumstances:

•	by mutual consent of First Eagle and NewStar in a written instrument;

•	by either First Eagle or NewStar, if:

•	any court or other governmental entity of competent jurisdiction has issued a final nonappealable order or taken any other action permanently restraining or otherwise prohibiting the merger;

•	the merger has not occurred by the end date; provided that this termination right will not be available to a party if such party has caused of the failure of the merger to occur by such time;

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•	the other party has breached any of the representations, warranties, covenants or agreements made by the other party in the merger agreement, and such breach (i) is not cured within twenty business days (or, if earlier, two business days prior to the end date), or which breach, by its nature, cannot be cured prior to the end date and (ii) would entitle the non-breaching party to not consummate the merger; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement;

•	the stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting (or at any adjournment or postponement thereof); or

•	the asset purchase agreement has been terminated.

•	by First Eagle, prior to stockholder approval of the merger proposal or the asset sale proposal having been obtained, if:

•	NewStar has materially breached the go-shop and the non-solicitation provisions; or

•	the board has made a change in recommendation; or

•	by NewStar, prior to stockholder approval of the merger proposal and asset sale proposal having been obtained, in order to enter into a definitive agreement to effect a superior proposal; provided that substantially concurrently with such termination NewStar enters into such agreement with respect to such superior proposal and concurrently prior to such termination, NewStar has paid the go shop termination fee or the termination fee (each as described below under the heading “—Termination Fees”), which we refer to as the “superior proposal merger termination right”.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will become null and void and have no effect, and there will be no liability of any nature whatsoever under the merger agreement or in connection with the transactions contemplated by the merger agreement on the part of First Eagle, FE Holdco, Merger Sub or NewStar (or any of their respective subsidiaries or representatives), provided that, among other things, the confidentiality agreement will survive any such termination and a party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement or fraud.

Termination Fees

Go Shop Termination Fee

NewStar is required to pay a termination fee of $10 million in the aggregate (with First Eagle to be paid $3 million and the Asset Buyer to be paid $7 million) if the merger agreement and asset purchase agreement are terminated by NewStar in order to enter into a definitive agreement to effect a superior proposal with an excluded party; provided that the initial superior proposal notice with respect to such excluded party was delivered to First Eagle and the Asset Buyer no later than fourteen days after the no shop period start date.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Termination Fee

NewStar is required to pay a termination fee of $15 million in the aggregate (with First Eagle to be paid $4.5 million and the Asset Buyer to be paid $10.5 million) if the merger agreement and asset purchase agreement are terminated as follows:

•	if the merger agreement or asset purchase agreement is terminated by First Eagle or the Asset Buyer, as applicable, as a result of NewStar materially breaching the non-solicitation provisions of such agreements or a change of recommendation; or

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•	if the merger agreement and asset purchase agreement are terminated by NewStar in order to enter into a definitive agreement to effect a superior proposal in a circumstance in which the go shop termination fee is not payable

•	if all of the following occur:

•	the merger agreement or asset purchase agreement is terminated as a result of (i) a material breach by NewStar of such agreement, (ii) as a result of the stockholder approval of the merger proposal or asset not proposal not being obtained, or (iii) the closing not occurring by the end date;

•	(x) an acquisition proposal was made to NewStar (but not publicly announced) and such acquisition proposal has not been unconditionally withdrawn prior to the termination of the merger agreement and asset purchase agreement or (y) an acquisition proposal was publicly announced at any time after October 16, 2017 and prior to the termination of merger agreement and asset purchase agreement; and

•	within twelve (12) months after such termination, NewStar or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, an acquisition proposal, NewStar shall pay First Eagle and the Asset Buyer the termination fee on or before the second business day after the date such acquisition proposal is consummated. For purposes of this bullet and the immediately preceding bullet, all references to “20% or more” in the definition of acquisition proposal shall instead refer to “50% or more”.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Expenses

Except as otherwise expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense whether or not the merger is consummated. First Eagle will bear any filing fees in connection with the HSR Act filing.

Amendment of Merger Agreement and Asset Purchase Agreement

NewStar shall not amend, modify or supplement the merger agreement or consent to any amendment or modification of or supplement to the merger agreement or waive any of its rights thereunder and not terminate the merger agreement under the provisions requiring mutual consent of NewStar and First Eagle. NewStar shall keep Asset Buyer informed on a reasonably current basis of the status of the transactions contemplated by the asset purchase agreement.. Similarly, NewStar shall not amend, modify or supplement the asset purchase agreement or consent to any amendment or modification of or supplement to the asset purchase agreement or waive any of its rights thereunder and not terminate the asset purchase agreement under provisions requiring mutual consent of NewStar and the Asset Buyer. NewStar shall keep First Eagle informed on a reasonably current basis of the status of the transactions contemplated by the asset purchase agreement.

Subject to compliance with applicable law and the above paragraph, the merger agreement and asset purchase agreement may be amended by the parties thereto; provided, however, that after stockholder approval of the merger proposal and asset sale proposal, no amendment may be made which by law requires the further approval of the stockholders of NewStar without the receipt of such further approval.

The summary of the applicable provisions of the asset purchase agreement are included for convenience in this section.

Governing Law

The merger agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

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Specific Performance

The parties to the merger agreement will be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of the merger agreement and seek to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which such party is entitled at law or in equity.

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Asset Purchase Agreement

Structure of the Asset Sale

At the closing of the asset sale, NewStar will sell to the Asset Buyer (or certain designated subsidiaries thereof) a portfolio of its investment assets, including loans and other credit investments (and certain related properties, rights, contracts and claims), as further described below, and the Asset Buyer will assume certain liabilities and obligations of NewStar and its subsidiaries to the extent arising out of or relating to such purchased assets.

The purchased assets include:

•	certain specified loans, securities, warrants, equity investments and other investments and assets, which we refer to as the “signing date investments”, that remain outstanding as of the closing;

•	news loans, securities and other investments and assets acquired or funded by NewStar or certain subsidiaries after the signing of the asset purchase agreement that remain outstanding as of the closing date, which we refer to as the “new loans”, and all rights, warrants and equity interests in connection with any new loans, which, together with the new loans and the assets described in the previous bullet, we refer to as the “purchased investments”;

•	membership interests of certain entities, which we refer to as the “purchased entities”;

•	all rights under the definitive agreements relating to the purchased investments;

•	all accrued interest in respect of the purchased investments that is unpaid as of the closing, which we refer to as the “interest receivable”;

•	all accrued unused line fees in respect of the purchased investments that are unpaid as of the closing, which we refer to as “unused line fees”;

•	all rights in the collateral securing any purchased investment;

•	any property that has reverted to NewStar’s ownership or possession upon the default of a borrower under any of the purchased investments;

•	if certain real property owned by a subsidiary of NewStar, which we refer to as the “owned real property”, is sold prior to closing, an amount of cash equal to the sale price net of any out-of-pocket expenses incurred by NewStar in respect of such sale to the extent such sale price is in excess of ten million ($10,000,000) dollars;

•	copies of all books and records relating primarily to the purchased investments; and

•	the rights of action and claims to the extent related to the purchased assets and assumed liabilities.

At the closing the Asset Buyer will (or will cause the applicable designated buyer entity to) assume and pay, perform and discharge as they become due, all of the liabilities and obligations of NewStar and its subsidiaries to the extent arising out of or relating to the purchased assets (or to which any purchased asset is subject), which we refer to as the “assumed liabilities”. The assumed liabilities include:

•	all commitments and obligations to fund or advance additional amounts with respect to the purchased assets;

•	all obligations under documentation with respect to the purchased assets (including loan and credit agreements, securitization agreements, note purchase agreements, security agreements and all related modifications, waivers or consents);

•	all obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the purchased assets.

All liabilities and obligations of NewStar or any of its subsidiaries that are not assumed liabilities will be retained by NewStar and its subsidiaries, which we refer to as the “retained liabilities”.

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When the Asset Sale Is Consummated

The closing of the asset sale will take place on the date that is the third business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions set forth in the asset purchase agreement (other than those conditions which by their terms are to be satisfied at the closing, but subject to the satisfaction of such conditions at the closing).

Payment of the Asset Sale Consideration

The purchase price to be paid by the Asset Buyer to NewStar is $2,370,700,000, which will be increased at the closing by the “Estimated Adjustment Amount” (as described below) if such amount is a positive number and decreased at the closing by the absolute value of the Estimated Adjustment Amount if such amount is a negative number.

The Estimated Adjustment Amount is calculated based on NewStar’s pre-closing estimates of:

•	the amount of accrued interest receivable; plus

•	the amount of accrued unused line fees; plus

•	the amount of distributions in respect of certain CLO interests to be included in the purchased investments (based on the number of days in the then-current payment period with respect to such CLO interest from the date such period commenced through the closing date divided by the total number of days in such payment period), which we refer to as the “Other Assets”; minus

•	the “Net Cash Amount” (which may be a positive or negative number), which is the difference between the “Starting Assets” (as described below) and the “Closing Adjusted Assets” (as described below).

•	“Starting Assets” is calculated by adding:

•	the aggregate outstanding balance, as of September 30, 2017, of specified loans and CLO notes owned by NewStar as of such date; plus

•	the aggregate book value, as of September 30, 2017, of specified rights, warrants and other equity investments owned by NewStar as of such date.

•	“Closing Adjusted Assets” is calculated by adding:

•	the aggregate outstanding balance of the loans and CLO notes to be acquired by the Asset Buyer at the closing; plus

•	the aggregate book value of NewStar’s other rights, warrants and other equity investments to be acquired by the Asset Buyer at the closing; plus

•	the aggregate amount of any charge offs resulting in a reduction of the principal balance of the related purchased investments made on or after September 30, 2017; plus

•	the amount of “Realized Losses”, if any, calculated as the positive difference between (x) the aggregate reserve price for all assets that have been sold after September 30, 2017 and prior to the closing and (y) the aggregate cash proceeds received by NewStar from such sales.

•	Notwithstanding the above calculation, in no event will the Net Cash Amount be less than (i) negative three hundred million dollars plus (ii) the aggregate unfunded amounts as of the closing in respect of any revolving loan commitments, delayed draw term loans and similar investments that are purchased investments.

Following the closing, no later than the fifth business day after all “payment dates” for the first quarter of 2018 have occurred with respect to certain CLO interests described in the third bullet of the calculation of Estimated Adjustment Amount as described above, NewStar will deliver to the Asset Buyer its calculation of the actual amounts of interest receivable, unused line fees, Other Assets and Net Cash Amount, in each case of the close of business on the closing date.

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The Asset Buyer will have 10 business days to notify NewStar of any objections to such calculation. If the parties fail to resolve all objections within 10 days following delivery of such dispute notice, then the Asset Buyer and NewStar shall retain a third party national accounting firm to resolve such dispute. Such accounting firm is to complete its review within 20 days after being requested to conduct such review. The amounts of interest receivable, unused line fees, Other Assets and Net Cash Amount as agreed by the Asset Buyer and NewStar or as determined by the accounting firm shall be final and binding on the parties.

If the sum of the finally determined interest receivable, unused line fees and Other Assets minus the finally determined Net Cash Amount is greater than the Estimated Adjustment Amount, then the Asset Buyer shall pay NewStar the difference. If the Estimated Adjustment Amount is greater than the sum of the finally determined interest receivable, unused line fees and Other Assets minus the finally determined Net Cash Amount, then NewStar shall pay the Asset Buyer the difference.

At the same time as the purchase price is finally determined as described in the paragraph above, the Asset Buyer shall deliver to NewStar and the CVR Committee a schedule allocating such purchase price among the purchased assets, which schedule is to be prepared in accordance with Section 1060 of the Code and the applicable treasury regulations thereunder. Within fifteen days following receipt of such schedule the CVR Committee is to provide notice to the Asset Buyer and NewStar of any objections. In the event the CVR Committee, the Asset Buyer and NewStar are unable to resolve any such objections within fifteen days following receipt of such dispute notice, the Asset Buyer, Surviving Corporation and the CVR Committee shall engage a third party accounting firm to resolve such objections and use their reasonable best efforts to cause such accounting firm to resolve such objections within 15 days following its engagement. As noted above, once such purchase price allocation is determined, the refund return prepared by the CVR Committee can be finalized, and First Eagle can file such refund return in accordance with the procedures described above.

Representations and Warranties; Material Adverse Effect

In the asset purchase agreement, NewStar has made representations and warranties to the Asset Buyer with respect to, among other things:

•	corporate organization;

•	corporate authority and the recommendation of NewStar board;

•	consents and approvals of governmental entities and other third parties relating to the execution or performance of the asset purchase agreement;

•	legal proceedings and compliance with applicable law;

•	the signing date investments and the purchased investments;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	anti-takeover statutes;

•	broker’s fees;

•	tax matters;

•	purchased entities;

•	real property;

•	absence of a material adverse effect since September 30, 2017; and

•	the accuracy of the representations and warranties of NewStar given under the merger agreement.

The asset purchase agreement also contains representations and warranties of the Asset Buyer to NewStar, as to, among other things:

•	corporate organization;

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•	corporate authority and no violation;

•	governmental and third party consents and approvals relating to the execution and performance of the asset purchase agreement;

•	ownership of common stock;

•	broker’s fees;

•	the accuracy and completeness of the information supplied for the purposes of this proxy statement;

•	investment status;

•	arrangements with NewStar’s stockholders;

•	financing;

•	limited guaranty; and

•	the absence of an Asset Buyer material adverse effect.

Some of the representations and warranties in the asset purchase agreement are qualified by materiality or knowledge qualifications or a “material adverse effect” qualification with respect to NewStar or a “Buyer material adverse effect” with respect to the Asset Buyer, as discussed below.

For purposes of the asset purchase agreement, we refer to a “material adverse effect” as any event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have:

•	a material adverse effect on the purchased assets and the assumed liabilities taken as a whole; or

•	a material adverse effect on NewStar’s ability to consummate the transactions contemplated hereby on a timely basis.

In determining whether a “material adverse effect” has occurred under the first bullet in the previous sentence, there will be excluded any fact, event, development, change, effect or occurrence to the extent resulting from the following (except, in the case of the first, second, third, fourth and fifth bullets below, to the extent they disproportionately adversely affect NewStar and its subsidiaries, taken as a whole, compared to other similarly situated companies in the financial services industry):

•	any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere;

•	any change, event or development affecting the financial services industry generally;

•	the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism;

•	the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any adoption, implementation, proposal or change in any applicable law or GAAP or published interpretations of any of the foregoing;

•	the entry into or the announcement or performance of the asset purchase agreement or the merger agreement or the transactions contemplated thereby, including (a) the identity of the Asset Buyer, First Eagle and their respective affiliates or their announced plans with respect to the purchased assets or assumed liabilities following the closing or (b) the impact on the purchased assets or assumed liabilities;

•

any change in credit ratings or the ratings outlook for NewStar by any applicable rating agency (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded

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from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred);

•	any action taken or not taken to which the Asset Buyer has consented in writing or any action expressly required to be taken by the asset purchase agreement or taken at the written request of the Asset Buyer;

•	the failure of NewStar or its subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of the asset purchase agreement (provided that the underlying facts giving rise or contributing to such failure, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred); or

•	changes in the market price or trading volumes of NewStar common stock or any suspension of trading on NASDAQ generally (provided that the underlying facts giving rise or contributing to such change, if not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether a material adverse effect has occurred).

For purposes of the asset purchase agreement, we refer to a “Buyer material adverse effect” as any fact, event, development, change, effect or occurrence that, individually or in the aggregate with all other facts, events, developments, changes, effects or occurrences, has, or would reasonably be expected to have a material adverse effect on the Asset Buyer’s ability to consummate the transactions contemplated by the asset purchase agreement on a timely basis.

Conduct of Business Pending the Asset Sale

The asset purchase agreement provides that except as (i) expressly contemplated or permitted by the asset purchase agreement or the merger agreement, (ii) consented to in writing by the Asset Buyer or (iii) required by applicable law or required by NewStar and its subsidiaries pursuant to the obligations under any applicable CLO management contract, NewStar will, and will cause each of its subsidiaries to: (w) conduct its business with respect to the purchased assets and assumed liabilities in the ordinary course consistent with past practice, (x) use reasonable best efforts to preserve and maintain intact the purchased assets, (y) hold the net proceeds (after repayment of indebtedness) from the sale of any purchased assets in cash or reinvest such proceeds only in certain types of loan assets, securities and other investments and (z) not, and not permit any of its subsidiaries to:

•	purchase or originate any loans included in the purchased assets unless such loan:

•	is purchased or originated or otherwise acquired in the ordinary course of business or in conformity with NewStar’s existing policies and guidelines (subject to waivers or modifications consistent with past practice);

•	Wells Fargo (as administrative agent under the credit facilities contemplated under the debt commitment letters) has:

•	agreed that the loan would be approved for the debt facility and is otherwise an eligible loan under the debt facility; and

•	agreed to an “assigned value” for such loan that is not less than the “minimum assigned value” (as defined in the asset purchase agreement) for such type of loan;

•	after giving effect to the purchase or origination of such loan, the aggregate principal balance of the funds that could be borrowed under the debt facility would not be less than $1,601,010,000;

•	has a purchase price between 98% and par (or, in the case of any new loan originated by NewStar, an original issue discount of not more than 2%); and

•	accrues interest at a floating current cash interest rate (i.e. not including any interest which may be paid-in-kind) of not less than LIBOR (or the equivalent thereof as defined in the applicable definitive agreement) plus 4.00% per annum;

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•	make any changes in its policies and practices with respect to underwriting, originating, acquiring or servicing purchased assets, except as may be required by any governmental entity or the terms of any agreement;

•	impose or allow any lien on any of the purchased assets, other than permitted liens or liens that will be released at closing;

•	sell any asset that would otherwise be purchased by the Asset Buyer, except (i) in the ordinary course of business, (ii) as required by any contract, and (iii) for sales of loans that are designated as being “held for sale”;

•	make any tax election or otherwise take any action that would change the U.S. federal income tax classification of any purchased entity or issuer of CLO equity interests to be purchased by the Asset Buyer;

•	consent to certain specified matters in respect of any purchased investment unless NewStar has previously consulted with the Asset Buyer regarding such consent;

•	amend or modify any purchased investment if such amendment or other modification would result in a “value adjustment event” under the debt commitment letters, unless Wells Fargo confirms that it will not reduce the assigned value of such purchased investment as a result. The following actions, among others, would constitute Value Adjustment Events for a loan:

•	waiver of interest payments, or allowing any interest due in cash to be deferred or capitalized;

•	contractually or structurally subordinating such loan to other indebtedness;

•	reducing or forgiving any or all of the principal amount due;

•	delaying or extending the scheduled maturity date;

•	substituting or releasing collateral securing such loan, which materially and adversely affects the value of such loan; or

•	amending, waiving or otherwise modifying certain financial covenant tests and ratios;

•	amend or modify any purchased investment if such amendment or other modification would result in such purchased investment ceasing to be an eligible loan under the debt commitment letter;

•	release, compromise or waive any material claim or right that is part of the purchased assets, except in the ordinary course of business or as required by the terms of any servicing, management or advisory agreement with respect to the purchased assets;

•	purchase any loan or other investment that would be included in the purchased assets from any non-call period subsidiary or any other entity for which NewStar or any affiliate thereof acts as collateral manager or investment advisor (other than any purchased entity or NewStar Commercial Loan Funding 2012-2 LLC);

•	increase any delayed draw term loan commitment, incremental facility, revolving loan commitment or similar facility if such increase would result in the aggregate commitments thereunder, which we refer to as the “committed funding amount”, being in excess of $300,000,000;

•	purchase or originate any new loan commitment if doing so would result in the committed funding amount being in excess of $300,000,000;

•	sell any assets that would otherwise be sold to the Asset Buyer for an aggregate amount less than the aggregate reserve price for such assets;

•	purchase or acquire any collateralized loan obligation securities; or

•

purchase or acquire any other security or investment that would be included in the purchased assets unless it is purchased or otherwise acquired in the ordinary course of business or in conformity with

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NewStar’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice).

Go-Shop; No Solicitation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Termination of Agreements to Enter into a Superior Proposal

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Change of Recommendation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Potential Transactions Involving First Eagle and the Asset Buyer

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Regulatory Approvals

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Special Meeting

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Stockholder Litigation

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Financing Assistance from NewStar

Prior to the closing NewStar will use reasonable best efforts to provide all cooperation reasonably requested by the Asset Buyer in connection with the arrangement of the debt financing so long as it does not unreasonably interfere with the business or ongoing operations of NewStar, including:

•	having the appropriate senior officers of NewStar available to participate in a reasonable number of meetings, due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies;

•	cooperating with the marketing efforts and due diligence efforts of the Asset Buyer and its financing sources;

•	providing the Asset Buyer and its financing sources with certain information required under the debt commitment letters;

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•	taking such actions as are reasonably requested by the Asset Buyer to assist with collateral audits and due diligence examinations;

•	providing reasonable assistance with the preparation of the borrowing base certificate contemplated by the debt commitment letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the debt financing; and

•	at least three business days prior to the closing date, providing all documentation and other information about each of the applicable entities that the debt financing sources have reasonably determined is required to comply with applicable law.

Prior to the asset sale closing or in the event the asset purchase agreement is terminated, the Asset Buyer will, promptly upon the request of NewStar, reimburse NewStar for all reasonable and documented out-of-pocket costs and expenses incurred by NewStar and its subsidiaries in connection with such cooperation and will indemnify and hold harmless NewStar and its subsidiaries and their respective representatives from and against any and all losses and out-of-pocket costs or expenses incurred in connection with the financing and any information utilized in connection therewith (other than any information prepared or provided by NewStar or any of its subsidiaries or any of their respective representatives) except to the extent resulting from bad faith, gross negligence or willful misconduct of NewStar or any of its subsidiaries or any of their respective representatives.

Other Covenants and Agreements

The asset purchase agreement also contains additional covenants, including, among others, covenants relating to access to information and delivery of definitive agreements, public announcements relating to the merger, notice of changes or events that would or would be reasonably likely to prevent the satisfaction of any closing condition, compliance with the merger agreement, payoff and satisfaction of certain indebtedness including certain collateralized loan obligations and warehouse facilities, redemption of NewStar’s senior notes, the debt and equity financing, updated information regarding the purchased investments, certain tax matters, remitting certain cash collateral and depositing termination fees.

Conditions to Closing

Mutual Conditions

The respective obligations of NewStar and the Asset Buyer to effect the asset sale are subject to the satisfaction of the following conditions:

•	NewStar’s stockholders have approved the asset sale proposal;

•	all closing conditions for the merger have been satisfied, and First Eagle has committed to NewStar and the Asset Buyer (and NewStar has committed to the Asset Buyer) that the merger will occur immediately after the closing of the asset sale;

•	the waiting period under the HSR Act has expired or been terminated; and

•	no government order preventing the asset sale is in effect and no law has been enacted which prohibits the asset sale.

Additional Conditions to the Obligations of the Asset Buyer

The obligations of the Asset Buyer to effect the asset sale closing are subject to the satisfaction (or waiver by the Asset Buyer) of the following additional conditions:

•	the accuracy of the representations and warranties of NewStar to the extent required by the asset purchase agreement as described below:

•	the representations regarding the ownership of the purchased investments and certain specified information about the purchased investments being true and correct in all respects other than

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inaccuracies that, if taken into account as of September 30, 2017, would not result in the aggregate net book value and aggregate equity carrying value of all the signing date investments decreasing by $5 million or more in the aggregate;

•	the following representations, among others, being true and correct in all material respects: corporate organization, authority, certain information regarding the purchased investments and the enforceability of the documentation related thereto, broker’s fees, the purchased entities and title of the owned real property (unless the owned real property is sold);

•	the representation regarding the absence of a material adverse effect since September 30, 2017 being true and correct in all respects; and

•	the other representations and warranties being true and correct in all respects subject to a “material adverse effect” standard;

•	NewStar has complied in all material respects with its covenants;

•	all conditions precedent to the closing under the merger agreement have been satisfied and the Asset Buyer has received the irrevocable, unconditional commitment of NewStar, First Eagle and Merger Sub that the merger will occur immediately following the closing under the asset purchase agreement; and

•	the Asset Buyer has received a certificate signed on behalf of NewStar, by an executive officer of NewStar, certifying that the conditions set forth in the two previous bullets have been satisfied; and

•	NewStar and its subsidiaries have delivered to the Asset Buyer and the designated buyer entities the required transfer and assignment documents and instruments.

Additional Conditions to the Obligations of NewStar

The obligation of NewStar to effect the asset sale closing is subject to the satisfaction (or waiver by NewStar) of the following additional conditions:

•	the representations and warranties of the Asset Buyer being true and correct in all respects, subject to a Buyer material adverse effect;

•	the Asset Buyer has materially complied with its covenants; and

•	NewStar has received a certificate signed on behalf of the Asset Buyer, by an executive officer of the Asset Buyer, certifying that the conditions described in the two previous bullets have been satisfied.

Termination

The asset purchase agreement may be terminated at any time prior to the asset sale closing, in the following ways:

•	by mutual consent of the Asset Buyer and NewStar;

•	by either the Asset Buyer or NewStar, if:

•	any court or other governmental entity has issued a final nonappealable order or taken any other action prohibiting the closing;

•	the closing has not occurred by the end date; provided that this termination right will not be available to a party if such party’s actions have resulting in the closing not occurring by such date; provided further that the Asset Buyer’s failure to consummate the asset sale when required as a result of the financing not being available will not be considered a breach of the asset purchase agreement for purposes of this bullet;

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•	the other party has breached any of its representations, warranties, covenants or agreements in the asset purchase agreement, and such breach (i) is not cured within twenty business days (or, if earlier, two business days prior to the end date), or which breach, by its nature, cannot be cured prior to the end date and (ii) would entitle the non-breaching party not to close the transactions; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the asset purchase agreement;

•	the stockholder approval of the merger proposal or the asset sale proposal has not been obtained at the special meeting (or at any adjournment or postponement thereof); or

•	the merger agreement has been terminated.

•	by the Asset Buyer, prior to the stockholder approval of the merger proposal or asset sale proposal having been obtained, if:

•	NewStar has materially breached the go-shop and the non-solicitation provisions; or

•	the board has made a change in recommendation; or

•	by NewStar:

•	prior to the stockholder approval of the merger proposal and asset sale proposal having been obtained, in order for NewStar to enter into a definitive agreement with respect to a superior proposal; provided that concurrently or prior to such termination, NewStar pays the go shop termination fee or the termination fee, as applicable (each as described above under the heading “—Merger Agreement—Termination Fees”);

•	(i) all of the Asset Buyer’s closing conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the asset sale closing; provided, that such conditions are capable of being satisfied if the asset sale closing were to occur), (ii) on the date the closing should have occurred, NewStar notified the Asset Buyer that NewStar is ready, willing and able to consummate the asset sale closing and the merger and (iii) the Asset Buyer failed to close by the third business day after the date the closing should have occurred, and NewStar stood ready, willing and able to close throughout such period, which we refer to as the “closing failure termination right”; or

•	if the Asset Buyer or the GSO Fund removes all or any portion of the amount on deposit with the depositary bank (which is an amount equal to the buyer termination fee plus $5 million, which we refer to as the “termination fee deposit”) from the deposit account in breach of the asset purchase agreement, which we refer to as the “deposit failure termination right”.

Effect of Termination

In the event of termination of the asset purchase agreement, there will be no liability of any nature whatsoever under the asset purchase agreement (or in connection with the transactions contemplated by the asset purchase agreement) on the part of the Asset Buyer or NewStar (or any of their respective subsidiaries or representatives), provided that the confidentiality agreement will survive any termination of the asset purchase agreement and a party will not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the asset purchase agreement (provided that in no event will the Asset Buyer be liable for damages in excess of an amount equal to the buyer termination fee).

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Termination Fees

Buyer Termination Fee

The Asset Buyer is required to pay NewStar the buyer termination fee if the asset purchase agreement is terminated:

•	by NewStar under its closing failure termination right, deposit failure termination right or material breach termination right; or

•	by the Asset Buyer because the closing as not occurred by the end date in a circumstance where NewStar could have terminated the asset purchase agreement pursuant to one or more of the rights listed in the bullet immediately above.

In the event the asset purchase agreement is terminated in circumstances in which the Buyer termination fee is not payable but the Asset Buyer has willfully and materially breach the asset purchase agreement, NewStar shall be entitled to seek damages in an amount no greater than the Buyer termination fee.

Go Shop Termination Fee

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Termination Fee

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Expenses

Except as otherwise expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense whether or not the merger is consummated. The Asset Buyer will bear any filing fees in connection with the HSR Act filing.

Amendment

The applicable provisions in the asset purchase agreement are described above the “Summary of the Merger Agreement”.

Governing Law

The asset purchase agreement will be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

Specific Performance

The parties to the asset purchase agreement are entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of the asset purchase agreement and seek to enforce specifically the terms and provisions of the asset purchase agreement, in addition to any other remedy to which such party is entitled at law or in equity.

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Notwithstanding the foregoing, NewStar will be entitled to seek specific performance to enforce the Asset Buyer’s obligation to effect the closing and cause the GSO Fund to fund under the equity commitment letter if and only if:

•	all conditions to the Asset Buyer’s obligation to close have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing (but subject to the satisfaction of such conditions at the closing) at the time when the closing is required to occur pursuant to the asset purchase agreement;

•	the debt financing has been funded or will be funded at the closing on the terms set forth in the debt commitment letters; and

•	NewStar has confirmed that if specific performance is granted, then NewStar is ready, willing and able to consummate the closing on a timely basis and will take such actions required of it to effect the closing.

Provisions for Unaffiliated Security Holders

No provision has been made (i) to grant NewStar’s unaffiliated stockholders access to the corporate files of NewStar, any other party to the merger agreement or the asset purchase agreement or any of their respective affiliates, or (ii) to obtain counsel or appraisal services for NewStar’s unaffiliated stockholders at the expense of NewStar, any other such party or affiliate.

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ADDITIONAL INFORMATION REGARDING NEWSTAR

Proceedings Involving NewStar and its Directors and Executive Officers

During the past five years, neither NewStar nor any of NewStar’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither NewStar nor any of NewStar’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

NewStar’s Board and Executive Officers

The board presently consists of seven members. The persons listed below are the directors and executive officers of NewStar as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board or until the earlier of his or her resignation or removal. The business address and telephone number of each executive officer is: 500 Boylston Street, Suite 1250, Boston, MA, telephone number (617) 848-2500. Each of the individuals listed below is a citizen of the United States.

Directors

•	Charles N. Bralver (65) joined the board on February 5, 2009. Mr. Bralver is a corporate director and advisor. He served as a partner with Massif Partners, LLP, an asset management firm, from 2010 to 2012. From May 2007 to December 2010, Mr. Bralver was the Senior Associate Dean for International Business and Finance at the Fletcher School at Tufts University. Mr. Bralver was a founding partner of Oliver Wyman & Company where from 1984 through 2007 he held several positions, including Vice Chairman, Head of Europe, Head of North America, and Head of Capital Markets. From 2007 to 2009 he served as a strategic advisor to the Financial Services Practice at Warburg Pincus LLC. He also serves on the Senior Advisory Boards of Oliver Wyman and Silverpoint Capital, as a member of the Board of Advisors of The Fletcher School and a member of the investment committee of Ultra Capital Partners LLC, a sustainable infrastructure fund. In 2010, Mr. Bralver joined the Board of Directors of Canaccord Financial, Inc., a Canadian investment bank, and in 2015 joined the Board of Directors of the Cooperative Bank, a British commercial bank.

•	Timothy Conway (63) has been NewStar’s Chief Executive Officer and President, and has served on the board since NewStar’s inception in June 2004. He was elected Chairman of the Board in September 2006. From July 2002 to June 2004, Mr. Conway worked full-time on NewStar’s founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. He previously held various senior management positions at Citicorp Securities, Inc., where he was a Managing Director and Senior Securities Officer, responsible for the bank’s private placement, loan syndication and acquisition finance businesses.

•	Bradley Cooper (50) is a Partner of Capital Z Partners Management, LLC, the successor to Capital Z Management, LLC (which he joined as a founding Partner in July 1998). He previously held similar positions at Insurance Partners, L.P. and International Insurance Advisors, L.P. Mr. Cooper serves on the Board of Directors of MountainView Capital Holdings, LLC, PMG Holdings Corporation, Hamilton Insurance Group, Ltd., Centrue Financial Corporation and Five Hole LLC. Mr. Cooper has previously served on the Board of Directors of Universal American Finance Corp., Permanent General Companies, Inc., Opportunity Bancshares, Inc. and Anchor Bancorp Wisconsin.

•	Brian L.P. Fallon (66) joined the board on November 21, 2008. Mr. Fallon is President of TDC Development Group, a division of The Davis Companies (TDC). Prior to joining TDC in August of

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2015, Mr. Fallon was a Partner of O’Connor Capital Partners from 2007 to 2015. Mr. Fallon was a Managing Director and Principal of Extell Development Company from 2002 to 2007. From 1982 to 2002, Mr. Fallon was a Partner at Meredith & Grew, Inc. and served on the Board of Directors. Mr. Fallon is involved in various non-profit boards and activities and served on the Advisory Council of the Robert F. Kennedy Children’s Action Corps. He is currently Chairman and Director of the Board at The Community Builders, Inc.

•	Frank Noonan (74) was most recently the Chief Executive Officer of R.H. Donnelley Co., a Yellow Pages and online local commercial search company, from 1991 to 2002. He also served as President of R.H. Donnelley Co. from August 1991 to July 1998 and was Chairman from July 1998 through December 2002. Before that, he served as Senior Vice President, Finance, with Dun & Bradstreet and as a member of its Board of Directors. He was previously a Director and member of the Audit Committee of Toys “R” Us, Inc., Risk Metrics Group and Avnet, Inc.

•	Maureen P. O’Hara (63) is the Robert W. Purcell Professor of Finance at the Johnson Graduate School of Management, Cornell University, where she joined the faculty in 1979. Ms. O’Hara serves on the Board of Trustees of TIAA, where she is on the Investment Committee, the Audit Committee and Risk Committee. She was previously a Director of Investment Technology Group, Inc.

•	Richard E. Thornburgh (64) was Vice Chairman of Corsair Capital LLC, an investment firm, from February 2006 until he stepped down in December 2015. He currently serves as a senior advisor as a member of Corsair’s private equity investment committee. From 1976 until December 2005, Mr. Thornburgh held management positions at the Credit Suisse Group and its various subsidiaries and predecessor institutions, at the time of his retirement he served as Executive Vice Chairman of Credit Suisse First Boston and member of the Executive Board of Credit Suisse Group. He currently serves as Vice Chairman of the Board of Directors of the Credit Suisse Group and is on its Risk, Audit and Executive Committees. He also currently serves as Chairman of the Board of Credit Suisse Holdings (USA). Mr. Thornburgh is also currently a director at S&P Global, Inc. where he is Chairman of the Financial Policy Committee and serves on the Audit and Executive Committees. He is also a Director of CapStar Financial, Inc.

Executive Officers

•	Timothy Conway (63) is NewStar’s Chief Executive Officer and President. See above for Mr. Conway’s biography.

•	John K. Bray (60) has been NewStar’s Chief Financial Officer since 2005. Prior to joining NewStar, Mr. Bray held several positions at Fleet since 1979, including Director of Finance—Line of Business where he was responsible for all financial management of revenue producing divisions, Director of Finance for the Wholesale and International Banking Divisions and Executive Vice President and Chief Financial Officer of Fleet Credit Card Services. Mr. Bray holds a B.A. in Economics from Holy Cross and an MBA from the University of Hartford.

•	Patrick F. McAuliffe (59) is NewStar’s Head of Leverage Finance Origination. He joined NewStar in 2005 and prior to that Mr. McAuliffe was Regional Executive in Bank of America’s Metro New York Region, leading its middle market lending business in the tri-state area. He previously served in a variety of senior roles over a 20+ year career at FleetBoston Financial before its merger with Bank of America. He has a B.S. degree in Accounting from Manhattan College.

•	Mark du Four (52) is NewStar’s Head of Leverage Finance Capital Markets. He joined NewStar from Fleet Securities, Inc., where he was a Managing Director in the Loan Sales and Trading Group. Before joining Fleet, Mark was a Director in BMO Nesbitt Burns’ Global Distribution Group and vice president in Chase Securities’ Global Syndicated Finance Group, a Corporate Finance Associate with Chase’s Global Oil and Gas Group and a CPA for Coopers and Lybrand. He received an M.B.A. from the University of Texas at Austin and a B.S. from Virginia Tech.

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•	Daniel McCready (60) is NewStar’s Chief Investment Officer. He joined NewStar in 2013 and prior to that he was Chief Credit Officer of Corporate Finance at CIT Group. His previous experience includes credit management and restructuring at GE Capital and CIBC World Markets and sponsor finance origination and debt capital markets at Bankers Trust/Deutsche Bank and Bank of America. Mr. McCready holds a B.S. in Physics from the U.S. Naval Academy and an M.B.A. in Finance and Investment from George Washington University.

Selected Summary Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial information relating to NewStar. The selected consolidated financial statements of NewStar as of and for the nine month period ended September 30, 2017 and September 30, 2016, and the fiscal years ended December 31, 2016 and December 31, 2015 have been derived from our consolidated financial statements, which for the fiscal years ended December 31, 2016 and December 31, 2015 have been audited by KPMG LLP, an independent registered public accounting firm. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ending September 30, 2017 which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information” beginning on page 146.

	Nine Months Ended September 30, 2017		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statement of operations data:
Net interest income	44,603	68,683	89,371	80,799	78,396	84,713	88,354
Provision for credit losses	10,341	24,906	27,541	18,387	27,108	9,738	12,651
Total non-interest income	16,853	34,477	54,260	18,357	11,216	13,512	11,571
Total operating expenses	33,836	47,977	67,439	51,928	45,516	49,398	46,297
Operating income before income taxes	17,279	30,277	48,651	28,841	16,988	39,089	40,977
Net results from consolidated VIE	—	—	—	—	1,091	2,062	—
Income before income taxes	17,279	30,277	48,651	28,841	18,079	41,151	40,977
Income tax expense	7,160	12,383	20,427	11,951	7,485	16,556	17,000
Net income attributable to NewStar Financial, Inc. common stockholders	$10,119	$17,894	$28,224	$16,890	$10,594	$24,595	$23,977

Basic Earnings per share	$0.24	$0.38	$0.61	$0.37	$0.21	$0.51	$0.51
Diluted Earnings per share	0.24	0.38	0.61	0.35	0.21	0.46	0.45
Balance Sheet Data:
Cash and cash equivalents	$62,538	$36,266	$154,480	$35,933	$33,033	$43,401	$27,212
Restricted Cash	251,653	370,487	262,643	153,992	95,411	167,920	208,667
Cash collateral on deposit with custodians	7,564	7,564	7,564	61,081	38,975	—	—
Investments in debt securities, available for sale	175,837	90,814	119,307	94,177	46,881	22,198	21,127
Loans, held for sale	371,941	429,718	144,060	478,785	200,569	14,831	51,602
Loans and Leases, net	2,995,997	3,186,998	3,239,191	3,134,072	2,305,896	2,095,250	1,720,789
Other Assets	137,104	281,513	113,347	93,343	63,730	240,878	108,609

Total assets	$4,002,634	$4,403,360	$4,040,592	$4,051,383	$2,784,495	$2,584,478	$2,138,006

Credit facilities, net	$456,961	$492,758	$445,493	$832,686	$482,818	$326,846	$221,417
Term debt Securitizations, net	2,102,706	2,327,717	2,195,064	1,821,519	1,182,760	1,202,565	1,115,324
Senior notes, net	375,287	373,462	373,919	372,153	—	—	—
Corporate Debt	—	—	—	—	234,344	194,993	97,037
Subordinated notes, net	246,929	239,543	241,390	209,509	150,758	—	—
Repurchase agreements, net	80,569	52,591	55,046	96,224	56,319	66,696	29,446
Other liabilities	94,430	245,559	82,258	59,814	36,499	177,168	79,965

Total liabilities	$3,356,882	$3,731,630	$3,393,170	$3,391,905	$2,143,498	$1,968,268	$1,543,189

Total stockholders’ equity	645,752	671,730	647,422	659,478	640,997	616,210	594,817

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	Nine Months Ended September 30, 2017		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Net cash from (used for):
Operating Activities	(204,374)	121,431	411,861	(217,375)	(110,777)	56,843	37,738
Investing Activities	206,740	(331,143)	(258,278)	(967,720)	(30,600)	(504,409)	(147,810)
Financing Activities	(94,308)	212,111	(35,036)	1,187,995	131,009	463,755	118,816
Supplemental data:
Dividends paid	$2,523	—	—	—	—	—	—
Book value per share	$15.57	—	$15.12	—	—	—	—
Performance Ratios:
Return on average assets	0.34%	0.59%	0.69%	0.49%	0.42%	1.08%	1.17%
Return on average equity	2.10	3.61	4.28	2.56	1.72	4.07	4.14
Net interest margin, before provision	1.54	2.25	2.19	2.39	—	3.90	4.34
Loan portfolio yield	6.38	6.38	6.46	6.27	6.09	6.68	6.54
Efficiency ratio	55.06	46.51	46.95	52.37	50.32	49.30	46.46
Credit Quality and Leverage Ratios:
Delinquent loan rate (at period end)	1.20%	0.50%	0.64%	0.84%	1.84%	0.22%	3.59%
Non-accrual loan rate (at period end)	3.39%	2.66%	2.99%	3.43%	3.70%	3.04%	4.05%
Non-performing asset rate (at period end)	3.88%	3.12%	3.45%	3.44%	3.84%	3.60%	4.77%
Net charge off rate (end of period loans)	0.94%	0.58%	1.00%	0.10%	1.07%	0.77%	1.49%
Net charge off rate (average period loans)	0.84%	0.50%	0.88%	0.11%	1.10%	0.91%	1.43%
Allowance for credit losses ratio (at period end)	1.52%	2.29%	1.76%	1.81%	1.84%	1.80%	2.78%
Debt to equity (at period end)	5.05%	5.19%	5.11%	5.05%	3.29%	3.15%	2.46%
Equity to assets (at period end)	16.13%	15.25%	16.02%	16.28%	23.02%	23.84%	27.82%

Book Value per Share of NewStar Common Stock

As of September 30, 2017, the book value per share of NewStar common stock was $15.57.

Ratio of Earnings to Fixed Charges

The following table presents NewStar’s ratio of earnings to fixed charges for the nine month periods ended September 30, 2017 and September 30, 2016 and for the fiscal years ended December 31, 2016 and 2015, respectively.

	Nine Months Ended September 30, 2017		Years Ended December 31,
	2017	2016	2016	2015
Ratio of Earnings to Fixed Charges
Pretax income	$17,279	$30,277	$48,651	$28,841
Fixed Charges	45,880	45,974	61,336	46,770

	$63,159	$76,251	$109,987	$75,611

Fixed Charges
Interest on Senior and Subordinated Notes	$44,639	$44,546	$59,495	$45,036
Facility Lease Payments	1,241	1,428	1,841	1,734

	$45,880	$45,974	$61,336	$46,770

Ratio of earnings to fixed charges	1.38	1.66	1.79	1.62

Prior Public Offerings

Since its initial public offering in December 2006, NewStar has not made an underwritten public offering of NewStar common stock that was required to be registered under the Securities Act.

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Transactions in NewStar Common Stock

There have been no transactions in shares of NewStar common stock during the past 60 days by NewStar, NewStar’s executive officers and directors, the First Eagle Filing Persons, the Corsair Filing Persons or their respective affiliates.

In addition, the following table shows purchases of shares of NewStar common stock during the past two years effected by NewStar, showing the number of shares purchased, the range of prices paid and the average price paid per each applicable quarter. All purchases were made pursuant to publicly announced share repurchase programs, including open market purchases pursuant to a trading plan under Rule 10b5-1 of the Exchange Act, other than the purchase of 2,000,000 shares from funds affiliated with Capital Z, and 500,000 shares from a former executive officer, in two privately negotiated transactions each in October 2016. The First Eagle Filing Persons and the Corsair Filing Persons have not purchased any shares of NewStar common stock during the past two years.

Period	Total Number of Shares Purchased	Average Price Paid Per Share	Range of Prices Paid Per Share
Fourth Quarter 2017 (through November 24, 2017)	0	N/A	N/A
Third Quarter 2017	302,401	$10.80	$10.34 – $11.00
Second Quarter 2017	629,996	$10.29	$8.91 – $10.99
First Quarter 2017	896,841	$9.80	$8.86 – $10.91
Fourth Quarter 2016	3,898,545	$8.76	$8.15 – $9.00
Third Quarter 2016	22,472	$8.79	$8.11 – $9.00
Second Quarter 2016	1,089,721	$7.13	$7.00 – $9.00
First Quarter 2016	124,863	$7.02	$4.88 – $8.97
Fourth Quarter 2015	7,421	$8.86	$8.71 – $8.93

Description of NewStar’s Business

For more information about NewStar’s business, see “Item 1. Business” of NewStar’s Form 10-K for the fiscal year ended December 31, 2016, a copy of which is attached hereto as Exhibit F, which we refer to as the “Form 10-K”.

Description of NewStar’s Properties

For more information about NewStar’s properties, see “Item 2. Properties” of the Form 10-K.

Description of NewStar’s Legal Proceedings

For more information about NewStar’s legal proceedings, see “Item 3. Business” of the Form 10-K and “Item 1. Legal Proceedings” of NewStar’s Form 10-Q for the fiscal quarter ended September 30, 2017, a copy of which is attached hereto as Exhibit G, which we refer to as the “Form 10-Q”.

NewStar’s Financial Statements

For NewStar’s financial statements, see “Item 15. Exhibits, Financial Statement Schedules” of the Form 10-K and “Item 1. Financial Statements (Unaudited)” of the Form 10-Q.

Supplementary Financial Information

For supplementary financial information about NewStar, see “Item 8. Financial Statements and Supplementary Data” of the Form 10-K.

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Management’s Discussion and Analysis

For NewStar management’s discussion and analysis of financial condition and results of operations, see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Form 10-K and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Form 10-Q.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

For information about any changes in and disagreements with accountants on accounting and financial disclosure, see “Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of the Form 10-K.

Quantitative and Qualitative Disclosures About Market Risk

For quantitative and qualitative disclosures about market risk, see “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” of the Form 10-K and “Item 3. Quantitative and Qualitative Disclosures About Market Risk” of the Form 10-Q.

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ADDITIONAL INFORMATION REGARDING FIRST EAGLE AND CORSAIR

First Eagle

First Eagle Filing Persons

First Eagle Holdings, Inc. is a Delaware corporation and the parent company of First Eagle Investment Management, LLC, an independent, privately-owned investment management firm (which we refer to as “FEIM”). The business address for First Eagle is 1345 Avenue of the Americas, New York, New York 10105, and the telephone number is (212) 698-3300.

FE Holdco, LLC is a Delaware limited liability company and a wholly owned subsidiary of First Eagle. FE Holdco was formed in connection with the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. The business address for FE Holdco is 1345 Avenue of the Americas, New York, New York 10105, and the telephone number is (212) 698-3300.

Merger Sub is a Delaware corporation and a wholly owned subsidiary of FE Holdco. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. The business address for Merger Sub is 1345 Avenue of the Americas, New York, New York 10105, and the telephone number is (212) 698-3300.

We refer to First Eagle, FE Holdco and Merger Sub in this proxy statement collectively as the “First Eagle Filing Persons.”

Directors and Executive Officers

Set forth below for each of the directors and executive officers of the First Eagle Filing Persons is his or her respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director or executive officer. Except as noted below, all such persons are citizens of the United States of America.

John P. Arnhold is a Director of First Eagle. Mr. Arnhold served as the Chairman of FEIM from 2002 until March 2016, and as Non-Executive Chairman from March 2016 until June 2017. Mr. Arnhold formerly served as Chief Executive Officer of FEIM from 2002 to 2010 and Chief Investment Officer of FEIM from 2010 to 2016. Mr. Arnhold currently remains employed with FEIM as an investment professional. Mr. Arnhold’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

Joseph Baratta is a Director of First Eagle. Mr. Baratta is Global Head of Private Equity at Blackstone, where he has worked since 1998. Mr. Baratta’s principal business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Martin Brand is a Director of First Eagle. Mr. Brand is a Senior Managing Director in the Private Equity Group of Blackstone, where he has worked since 2003. Mr. Brand’s principal business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Jean-Luc Gravel is a Director of First Eagle. Since 2009, Mr. Gravel has served as Executive Vice-President, Equity Markets of the Investment Management Group of La Caisse de dépôt et placement du Québec, a long-term institutional investor that manages funds primarily for public and parapublic pension and insurance plans. Mr. Gravel’s principal business address is c/o La Caisse de dépôt et placement du Québec, 1000, place Jean-Paul-Riopelle, Montréal (Québec) H2Z 2B3. Mr. Gravel is a citizen of Canada.

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Andrew Gundlach is a Director of First Eagle. Mr. Gundlach has been employed at FEIM as an investment professional since 2006. Mr. Gundlach’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

J. Tomilson Hill is a Director of First Eagle. Mr. Hill is President and Chief Executive Officer of the Hedge Fund Solutions Group of Blackstone and Vice Chairman of Blackstone, where he has worked since 1993. Mr. Hill’s principal business address is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

D.T. Ignacio Jayanti is a Director of First Eagle. Mr. Jayanti is Managing Partner of Corsair and serves as Chairman of its Investment Committee and heads the firm’s Operating Committee. Mr. Jayanti joined Corsair in 1993. Mr. Jayanti’s principal business address is c/o Corsair, 717 Fifth Avenue, New York, New York 10022. Mr. Jayanti is a citizen of the United Kingdom.

Michael Kellen is a Director of First Eagle. Mr. Kellen joined First Eagle in 1978 and has served in a variety of capacities with the firm and its affiliates since that time, including Co-President and Co-Chief Executive Officer of First Eagle until January 2016 and Vice Chairman of FEIM until June 2017. Mr. Kellen remains employed at FEIM as an investment professional. Mr. Kellen’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

Bridget Macaskill is Chairman of the Board of Directors of First Eagle. In 2009, Ms. Macaskill joined FEIM as President. Ms. Macaskill served as President and Chief Executive Officer of FEIM from 2010 until March 2016. Ms. Macaskill remains employed by FEIM as a Senior Advisor. Ms. Macaskill’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

Mehdi Mahmud is a Director of each of First Eagle, FE Holdco and Merger Sub, and President and Chief Executive Officer of each of First Eagle, FE Holdco and Merger Sub. Mr. Mahmud is also President and Chief Executive Officer of FEIM and President of First Eagle Funds. Mr. Mahmud joined First Eagle in March 2016. Prior to that time, Mr. Mahmud was employed by Jennison Associates, LLC, an investment firm, from 2003 to 2016, where he served in a variety of capacities, including Chief Executive Officer from 2012 and Chairman of the Board from 2013. Mr. Mahmud’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

David O’Connor is a Director of each of FE Holdco and Merger Sub, and General Counsel and Secretary of each of First Eagle, FE Holdco and Merger Sub. Mr. O’Connor also serves as General Counsel and Head of Legal and Compliance of FEIM, where he has worked since January 2017. From June 2005 through May 2015, Mr. O’Connor served as Executive Vice President and General Counsel for Delaware Investments, an investment management firm, and the Delaware Investments Family of Funds. Mr. O’Connor’s principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

Gunnar Overstrom III is a Director of First Eagle. Mr. Overstrom is Portfolio Manager of Three Corner Global Investors LP, an investment management firm. The firm was formed by Mr. Overstrom in 2012, and has a strategic relationship with Corsair. Mr. Overstrom’s principal business address is c/o Three Corner Global Investors LP, 717 Fifth Avenue, New York, New York 10022.

Lynn Perkins is a Director of each of FE Holdco and Merger Sub, and Chief Financial Officer and Treasurer of each of First Eagle, FE Holdco and Merger Sub. Ms. Perkins also serves as Chief Financial Officer of FEIM, where she has worked since 2013. From April 2011 to February 2013, Ms. Perkins was a managing director within Credit Suisse’s Asset Management organization. Ms. Perkins’ principal business address is c/o First Eagle, 1345 Avenue of the Americas, New York, New York 10105.

Peter Seligmann is a Director of First Eagle. Mr. Seligmann has served as Chairman of the Board of Conservation International since 1987. He served as Chief Executive Officer of Conservation International from 1987 to July 2017. Since that time, he has served as Chief Executive Officer of Nia Tero Foundation. Mr. Seligmann’s principal business address is 3131 East Madison Street, Suite 201, Seattle, Washington 98112.

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Corsair/Blackstone Joint Venture

The majority owner of First Eagle is BCP CC Holdings, L.P. BCP CC Holdings L.P. is a Delaware limited partnership and its principal business consists of performing the functions of, and serving as, the entity through which Corsair and Blackstone hold their interest in First Eagle. The business address of BCP CC Holdings and its general partner is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

BCP CC Holdings GP L.L.C. is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the general partner of BCP CC Holdings L.P. The members of BCP CC Holdings GP L.L.C. are Corsair IV Financial Services Capital Partners L.P. and Blackstone Capital Partners VI L.P.

Corsair IV Financial Services Capital Partners, L.P. is a Cayman Islands exempted limited partnership and its principal business consists of investing in securities.

•	Corsair Management IV LP is a Cayman Islands exempted limited partnership and its principal business consists of performing the functions of, and serving as, the sole general partner of Corsair IV Financial Services Capital Partners, L.P.

•	Corsair Capital LLC is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the general partner of Corsair Management IV LP and other affiliated Corsair entities. Corsair Capital LLC is jointly controlled by Nicholas B. Paumgarten and D.T. Ignacio Jayanti.

•	Nicholas B. Paumgarten is the founder of Corsair. His principal occupation is serving as a member of the investment committee of Corsair. He is a citizen of the United States of America.

•	D.T. Ignacio Jayanti is the managing partner of Corsair. His principal occupation is serving as chairman of Corsair’s investment committee and head of Corsair’s operating committee. He is a citizen of the United Kingdom.

The business address of each of the foregoing is 717 Fifth Avenue, New York, New York 10022.

Blackstone Capital Partners VI L.P. is a Delaware limited partnership and its principal business consists of investing in securities.

•	Blackstone Management Associates VI L.L.C. is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the sole general partner of Blackstone Capital Partners VI L.P. and other affiliated Blackstone entities.

•	BMA VI L.L.C. is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the sole member of Blackstone Management Associates VI L.L.C.

•	Blackstone Holdings III L.P. is an entity formed under the laws of Quebec, Canada and its principal business consists of performing the functions of, and serving as, the managing member of BMA VI L.L.C. and in similar capacities for other affiliated Blackstone entities.

•	Blackstone Holdings III GP L.P. is a Delaware limited partnership and its principal business consists of performing the functions of, and serving as, the general partner of Blackstone Holdings III L.P. and other affiliated Blackstone entities.

•	Blackstone Holdings III GP Management L.L.C. is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the general partner of Blackstone Holdings III GP L.P. and other affiliated Blackstone entities.

•	The Blackstone Group L.P. is a Delaware limited partnership and the sole member of Blackstone Holdings III GP Management L.L.C., and its principal business consists of performing the functions of,

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and serving as, the sole member of Blackstone Holdings III GP Management L.L.C., and in similar capacities for other affiliated Blackstone entities.

•	Blackstone Group Management L.L.C. is a Delaware limited liability company and its principal business consists of performing the functions of, and serving as, the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

•	Stephen A. Schwarzman is Chairman, Chief Executive Officer and Co-Founder of Blackstone and has been involved in all phases of the firm’s development since its founding in 1985. His principal occupation is serving as an executive of Blackstone Group Management L.L.C. He is a citizen of the United States of America.

The business address of each of the foregoing is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

Other Information

During the past five years, none of the First Eagle Filing Persons or other persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Except for the merger agreement and as described below, none of the First Eagle Filing Persons has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NewStar. As described under the heading “—Background of the Transactions” beginning on page 31 of this proxy statement, First Eagle and GSO submitted joint proposals to the NewStar board with respect to the proposed merger and asset sale. Concurrently with the execution of the merger agreement and the asset purchase agreement, the First Eagle Filing Persons entered into a cooperation agreement with GSO, the GSO Fund and the Asset Buyer pursuant to which the parties set forth their rights and obligations with respect to each other in connection with the transactions. The cooperation agreement addresses, among other things: (i) the exclusivity of the arrangement between First Eagle and GSO with respect to the transactions; (ii) the respective efforts of First Eagle and GSO to close the transactions; (iii) the making of amendments or giving of waivers by First Eagle and GSO under the respective transaction agreements; (iv) the allocation of certain transaction-related liabilities between First Eagle and GSO; and (v) the obligation of each of First Eagle and GSO to indemnify the other party for certain liabilities related to the transactions.

As of the date of this proxy statement, none of the First Eagle Filing Persons or other persons listed above (other than Corsair as described below) own any shares of NewStar common stock.

Corsair

Corsair Capital LLC is a Delaware limited liability company that is engaged in the management and oversight of Corsair entities that invest in the financial services industry. The business address for Corsair Capital LLC is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

Corsair II, L.P. is a Delaware limited partnership that invests in the financial services industry. The business address for Corsair II, L.P. is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

Corsair II, L.L.C. is a Delaware limited liability company and the general partner of Corsair II, L.P. The business address for Corsair II, L.L.C. is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

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Corsair PTJB, LLC is a Delaware limited liability company and the sole member of Corsair II, L.L.C. Corsair Capital LLC is the manager of Corsair PTJB, LLC. The business address for Corsair PTJB, LLC is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

Corsair III Financial Services Capital Partners, L.P. is a Delaware limited partnership that invests in the financial services industry. The business address for Corsair III Financial Services Capital Partners, L.P. is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

Corsair III Financial Services Offshore 892 Partners, L.P. is a Delaware limited partnership that invests in the financial services industry. The business address for Corsair III Financial Services Offshore 892 Partners, L.P. is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

Corsair III Management, L.P. is a Delaware limited partnership and the general partner of Corsair III Financial Services Capital Partners, L.P. and Corsair III Financial Services Offshore 892 Partners, L.P. Corsair Capital LLC is the general partner of Corsair III Management, L.P. The business address for Corsair III Management, L.P. is 717 Fifth Avenue, New York, New York 10022, and the telephone number is (212) 224-9400.

We refer to the foregoing Corsair entities in this proxy statement collectively as the “Corsair Filing Persons.”

During the past five years, none of the Corsair Filing Persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

For information regarding the ownership of NewStar common stock by the Corsair Filing Persons, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 136 of this proxy statement.

None of the Corsair Filing Persons has any contract, arrangement, understanding or relationship with any other person with respect to any securities of NewStar, except for a registration rights agreement among NewStar and certain Corsair entities.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 20, 2017 with respect to:

•	NewStar’s named executive officers

•	NewStar’s directors

•	NewStar’s directors and executive officers as a group, and

•	each person or entity that we know (based on filings of Schedules 13D and 13G with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

Unless otherwise indicated below, the address of these parties is 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

As of November 6, 2017, there were 41,590,754 (including 35,000 shares reserved for issuance upon the exercise of options) shares of common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and restricted stock units, options, warrants and convertible securities that will vest or are currently exercisable or convertible within 60 days of November 6, 2017 into shares of common stock are deemed to be outstanding and to be beneficially owned by the person holding the restricted stock units, options, warrants or convertible securities for the purpose of computing the percentage ownership of the person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Nominees
Charles N. Bralver	168,068	*
Timothy J. Conway	1,629,494	3.92%
Bradley E. Cooper(1)	32,637	*
Brian L.P. Fallon(2)	109,892	*
Frank R. Noonan(3)	99,697	*
Maureen P. O’Hara(4)	136,455	*
Richard E. Thornburgh(5)	154,293	*
John K. Bray(6)	620,404	1.49%
Patrick F. McAuliffe	175,298	*
Daniel D. McCready	99,037	*
Mark du Four	137,778	*
All directors, nominees and executive officers of NewStar as a group (11 Persons) (7)	3,363,053	8.09%

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Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Other Security Holders with More Than 5% Ownership
Corsair II, L.P.(8)(9)	4,263,075	10.25%
Corsair III Financial Services Capital Partners, L.P. Corsair III Financial Services Offshore 892 Partners, L.P. 717 Fifth Avenue New York, NY 10022
Capital Z Partners Management, LLC(10)(11)	4,045,244	9.73%
Capital Z Partners III, L.P. 142 West 57th St, 3rd Floor New York, NY 10019
Timothy E. Moriarty(12)	3,637,234	8.75%
c/o McGrath, Doyle & Phair 150 Broadway-Suite 1915 New York, NY 10038
Swiss Reinsurance Company(13)	3,000,000	7.21%
Mythenquai 50/60 CH-8022 Zurich, Switzerland
Dimensional Fund Advisors LP(14)	2,428,268	5.84%
Building One 6300 Bee Cave Road Austin, TX 78746
Oaktop Capital Management II, L.P.(15)	2,257,204	5.43%
One Main Street Suite 202 Chatham, NJ 07928

(1)	Mr. Cooper’s beneficial ownership shown in the table excludes (i) the 40,244 shares and 5,000 options held by Capital Z Partners Management, LLC (“CZPM”) and (ii) the 4,000,000 shares held by Capital Z Partners III, L.P. (“Capital Z III”). Mr. Cooper is a stockholder of Capital Z GP and CZPM and an officer and co-owner of CZPM. Mr. Cooper may be deemed to be part of a group along with CZPM, Capital Z Partners III GP, Ltd. (“Capital Z III GP”), Capital Z Partners III GP, L.P. (“Capital Z III LP”), and Capital Z III, and may be deemed to be the beneficial owner of the securities held by such entities, although Mr. Cooper disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein (within the meaning of Rule 16a-1 of the Securities Exchange Act) in an indeterminate portion of the securities beneficially owned by such entities.
(2)	Includes 10,000 shares issuable upon the exercise of options.
(3)	Includes 10,000 shares issuable upon the exercise of options.
(4)	Includes 10,000 shares issuable upon the exercise of options.
(5)	Mr. Thornburgh’s beneficial ownership shown in the table excludes the 4,263,075 shares directly owned by Corsair II, L.P., Corsair III Financial Services Capital Partners, L.P. (“Corsair III”) and Corsair III Financial Services Offshore 892 Partners, L.P. (“Corsair III Offshore”). Mr. Thornburgh is an indirect participant in, and an officer of Corsair II, L.L.C. and Corsair Capital LLC (“Corsair”), which have investment authority over such shares, but he disclaims beneficial ownership of such shares.
(6)	Includes 3,770 shares held by Mr. Bray’s spouse.
(7)	Includes 35,000 shares issuable upon the exercise of options.
(8)

Corsair is the general partner of Corsair III Management, L.P. (“Corsair Management”), which is the general partner of Corsair III and Corsair III Offshore. Corsair is also the manager of Corsair PTJB, LLC (“PTJB”), which is the sole member of Corsair II, L.L.C., which is the general partner of Corsair II, L.P. As reported in a Schedule 13D/A filed November 9, 2016, Corsair and Corsair Management may be deemed to be the

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beneficial owners of the 3,812,268 shares directly owned by Corsair III and the 187,732 shares directly owned by Corsair III Offshore. Additionally, Corsair may be deemed to the beneficial owner of the 263,075 shares directly owned by Corsair II, L.P. Corsair and Corsair Management share voting and investment power over all such shares.
(9)	Richard E. Thornburgh is an officer of Corsair and a member of PTJB, and is also a director of the Company (See Footnote 5 above).
(10)	Capital Z III GP is the general partner of Capital Z III LP and the ultimate general partner of Capital Z III. CZPM performs investment and management services for Capital Z III. As reported in a Schedule 13D/A filed November 9, 2016, Capital Z III LP and Capital Z III GP may be deemed to be the beneficial owners of the 4,000,000 shares directly owned by Capital Z III. Capital Z III GP and Capital Z III LP share voting and investment power over all such shares. Additionally, CZPM directly owns 40,244 shares and 5,000 shares issuable upon the exercise of options, and may also be deemed to be the beneficial owner of the 4,000,000 shares directly owned by Capital Z III. CZPM has sole voting and investment power over the shares it holds directly and shares voting and investment power over the shares held directly by Capital Z III.
(11)	Bradley E. Cooper is an officer and Director of Capital Z III GP and also a director of the Company (See Footnote 9 below). Robert A. Spass and Bradley E. Cooper are the natural persons who exercise sole or shared voting and/or dispositive powers over the Company’s securities held by Capital Z III GP. The address of each of these individuals is c/o Capital Z Partners Management, LLC, 142 West 57th Street, 3rd floor, New York, NY 10019.
(12)	As reported in a Schedule 13D/A filed with the SEC on October 6, 2010.
(13)	As reported in a Schedule 13G filed with the SEC on January 23, 2015. Voting and dispositive power of the 3,000,000 shares shown as beneficially owned by Swiss Reinsurance Company is shared with Swiss Re Ltd, Swiss Reinsurance Company Ltd, Swiss Re Principal Investments Company Ltd, and Swiss Re Direct Investments Company Ltd.
(14)	As reported in a Schedule 13G/A filed with the SEC on February 9, 2017. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled fund, group trusts and separate accounts (such as investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, neither Dimensional Fund Advisors LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all shares reported above are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(15)	As reported in a Schedule 13G filed with the SEC on February 14, 2017.

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RIGHTS OF APPRAISAL

The following discussion summarizes appraisal rights under the DGCL. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by the full text of Section 262 of the DGCL, which we refer to as “Section 262”, which is attached to this proxy statement as Annex E. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, holders of shares of common stock who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement is to be submitted for adoption and approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex E.

ANY HOLDER OF COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX E BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF COMMON STOCK, NEWSTAR BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Any holder of common stock wishing to exercise appraisal rights must, before the stockholder vote on the adoption of the merger agreement at the special meeting is taken, deliver to NewStar a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the adoption of the merger agreement. A holder of common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger. The holder must not vote in favor of the adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will effectively constitute a waiver of the stockholder’s right of appraisal and will effectively nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy, vote or abstention on the adoption of the merger agreement. The demand must reasonably inform NewStar of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock should be executed by or on

139

behalf of the holder of record. The demand should set forth the registered holder’s name as it appears on the holder’s stock certificates. A demand for appraisal will be sufficient if it reasonably informs NewStar of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy-in-common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner. If a stockholder holds shares of common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to NewStar at:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Attention: Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to NewStar, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of NewStar. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If NewStar does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by NewStar

Within ten days after the effective date of the merger, NewStar, as the surviving corporation in the merger, must notify each holder of common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, of the date on which the merger became effective.

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Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, NewStar, or any holder of common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served upon NewStar in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all such holders. NewStar is under no obligation to and has no present intention to file a petition and holders should not assume that NewStar will file a petition. Accordingly, any holders of common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of common stock who has complied with the requirements of Section 262 will be entitled, upon written request, to receive from NewStar a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by NewStar or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. The foregoing notwithstanding, a person who is the beneficial owner of shares of common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from NewStar the statement described in this paragraph. If a petition for appraisal is not timely filed, then the right to appraisal will cease.

If a petition for an appraisal is timely filed by a holder of shares of common stock and a copy thereof is served upon NewStar, NewStar will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders, the Delaware Court of Chancery will conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Notwithstanding a stockholder’s compliance with the foregoing requirements for demanding appraisal and timely commencement of an appraisal proceeding, the Court of Chancery shall dismiss the proceedings as to all stockholders otherwise entitled to appraisal unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares eligible for appraisal or (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of common stock, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares of common stock as of the effective time of the merger exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such fair value, with interest, if any, by NewStar to the stockholders entitled thereto. At any time before the entry of judgment in the proceedings, NewStar may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided in Section 262 of the DGCL only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as

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determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by NewStar or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by NewStar pursuant to Section 262 of the DGCL and who has submitted such stockholder’s stock certificates to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. NewStar does not anticipate offering greater than the merger consideration to any stockholder who exercises appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of the Common Stock shares is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon NewStar and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective date of the merger, be entitled to vote such shares for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distributions payable to stockholders of record at a date prior to the effective date of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger, either within 60 days after the effective date of the merger or thereafter with the written approval of the corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration, without interest, for shares of his, her or its common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisor. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall govern.

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MARKET PRICE OF COMMON STOCK AND DIVIDENDS

The common stock is traded on the NASDAQ under the symbol “NEWS”.

The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low	Dividend
2017
First Quarter	$11.06	$8.80	$0.02
Second Quarter	$11.17	$8.54	$0.02
Third Quarter	$11.93	$9.43	$0.02
Fourth Quarter (through November 28, 2017)	$12.59	$11.55	$0.02	(1)
2016
First Quarter	$9.43	$4.25	—
Second Quarter	$10.75	$6.53	—
Third Quarter	$11.37	$7.41	—
Fourth Quarter	$11.10	$8.03	—
2015
First Quarter	$12.88	$9.43	—
Second Quarter	$12.86	$9.38	—
Third Quarter	$12.55	$8.12	—
Fourth Quarter	$10.99	$7.85	—

(1)	On November 1, 2017, NewStar’s board declared a dividend of $0.02 per share, to be paid on December 15, 2017 to stockholders of record on November 29, 2017.

The closing sale price of our common stock on October 16, 2017, which was the last trading day before the merger was publicly announced, was $12.13 per share. On November 28, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock was $11.78 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

As of November 20, 2017, there were 41,555,453 shares of common stock outstanding, held by approximately 43 holders of record.

NewStar currently pays a quarterly dividend on the common stock, and last paid a quarterly dividend on September 15, 2017, of $0.02 per share. Under the terms of the merger agreement, during the period before completion of the merger, NewStar will not, and will not permit any subsidiary of NewStar, to declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) NewStar’s regular quarterly cash dividend in respect of shares of NewStar’s common stock payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of NewStar to NewStar.

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MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless NewStar has received contrary instructions from one or more of the stockholders. NewStar will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to NewStar Financial, Inc., Attn: Corporate Secretary, 1901 Campus Place, Louisville, Kentucky 40299 or by contacting the Corporate Secretary at (502) 627-7000. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting NewStar at the address and phone number set forth in the prior sentence.

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SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2018 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2018 annual meeting will be held. If the 2018 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2018 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2018 annual meeting of stockholders (if one is held) may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by the Secretary of NewStar at our principal executive offices no later than January 21, 2018. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act and under our by-laws, such proposals must have been received by the Secretary of NewStar at our principal executive offices by January 21, 2018.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

NewStar files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. NewStar’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Copies of NewStar’s Form 10-K for the fiscal year ended December 31, 2016 and NewStar’s Form 10-Q for the fiscal quarter ended September 30, 2017 are attached hereto as Exhibit F and Exhibit G, respectively, and are incorporated herein by reference.

NewStar will make available a copy of its public reports, without charge, upon written request to NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, MA 02116. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to NewStar and in no event later than five business days prior to the date of the special meeting, or no later than December 14, 2017. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to NewStar’s reasonable expenses in furnishing such exhibit) to NewStar Financial, Inc., Attn: Corporate Secretary, 500 Boylston Street, Suite 1250, Boston, MA 02116.

Because the merger is a “going private” transaction, NewStar has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 29, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

FIRST EAGLE HOLDINGS, INC.,

FE HOLDCO, LLC,

FE MERGER SUB, INC.

and

NEWSTAR FINANCIAL, INC.

Dated as of October 16, 2017

A-1

i

ii

		Page
8.13	Specific Performance	55
8.14	Definitions	55

Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B	Amended and Restated Bylaws of the Surviving Corporation

iii

INDEX OF DEFINED TERMS

2017 Bonus	5.6(c)
2018 Bonus	5.6(d)
Accounting Firm	2.6(c)
Acquisition Proposal	5.5(k)(i)
Advertisement	3.12
Agreement	Preamble
Asset Buyer	Recital
Asset Purchase Agreement	Recital
Asset Purchase Loss	2.6(c)
Assets Under Management	3.11(a)(i)
Base Date	3.11(a)
Base Date Run Rate Revenue	3.11(a)
Book-Entry Shares	2.5(c)
Business Employees	3.14(h)
Buyer	Preamble
Buyer Entities	Article IV
Cancelled Shares	2.1(a)
Capitalization Date	3.2(a)
Certificate	2.5(c)
Certificate of Merger	1.2
Change in Company Recommendation	5.5(f)
CLO Interests	3.17(c)
Closing	1.4
Closing Date	1.4
Code	2.7
Company	Preamble
Company Common Stock	2.1(a)
Company Contract	3.15(a)
Company Disclosure Letter	Article III
Company Equity Award	2.3(b)
Company Funds	3.8(a)
Company Option	2.3(a)
Company Preferred Stock	3.2(a)
Company Recommendation	3.3(b)
Company Restricted Stock	2.3(b)
Company SEC Reports	3.5(a)
Company Securities	3.2(b)
Company Stock Plan	2.3(a)
Company Stockholders Meeting	5.4(a)
Company Warrant	2.4
Confidentiality Agreement	5.3(b)
Contingent Value Right	2.1(b)
Contingent Workers	3.14(h)
Continuing Employees	5.6(a)
Credit Suisse	3.25
CVR Agent	2.6(b)
CVR Committee	2.6(i)
CVR Register	2.6(m)
Delaware Secretary of State	1.2

Derivatives Contract	3.16
DGCL	1.1
Dissenting Shares	2.2(a)
DTC	2.6(m)
Effective Time	1.2
End Date	7.1(c)
Enforceability Exceptions	3.3(c)
Environmental Laws	3.21
ERISA	3.11(e)
ERISA Affiliate	3.14(g)
Exchange Act	3.5(a)
Excluded Party	5.5(k)(ii)
FCPA	3.9(h)
Fund Reports	3.11(l)
Go Shop Termination Fee	7.2(b)
Houlihan Lokey	3.25
HSR Act	3.4(b)
Indemnified Parties	5.7(a)
Intellectual Property	3.19
Interest Expense	7.2(e)
Intervening Event	5.5(h)(i)
Intervening Event Notice	5.5(h)(ii)
Investment Adviser Entity	3.10(c)
JCT Approval Payment	2.6(e)
Merger	Recitals
Merger Consideration	2.1(b)
Merger Sub	Preamble
Net Tax Refund	2.6(d)
No-Shop Period Start Date	5.5(a)
Notice Period	5.5(g)(iv)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Plans	5.6(a)
Paying Agent	2.5(a)
Performance Composite	3.12
Plans	3.14(a)
Proxy Statement	3.4(b)
Records	3.12
Records Requirements	3.12
Refund Return	2.6(c)
Remaining Refund Payment	2.6(g)
Representatives	5.5(a)
Requisite Company Stockholder Approval	3.3(a)
Run Rate Revenue	3.11(a)(ii)
Securities Act	3.5(a)
Specified Date	5.1(f)
Superior Proposal	5.5(k)(iii)
Superior Proposal Notice	5.5(g)(iii)
Surviving Corporation	1.1

iv

Takeover Statute	3.23
Tax Holdback Account	2.6(d)
Termination Fee	7.2(c)
Trustee Reports	3.11(l)

Upfront Consideration Payment Fund	2.5(a)
Upfront Per Share Consideration	2.1(b)
willful and material breach	7.2(a)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among First Eagle Holdings, Inc., a Delaware corporation (“Parent”), FE Holdco, LLC, a Delaware limited liability company and a wholly-owned, direct Subsidiary of Parent (“Buyer”), FE Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct Subsidiary of Buyer (“Merger Sub”), and NewStar Financial, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the parties intend to effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (the “Asset Buyer”), pursuant to which, among other things, immediately prior to the consummation of the Merger, the Asset Buyer or Subsidiaries of the Asset Buyer will acquire the Purchased Assets and assume the Assumed Liabilities of the Company and its Subsidiaries on the terms and subject to the conditions set forth in the Asset Purchase Agreement; and

WHEREAS, the Board of Directors of the Company has (a) determined that the Merger and the transactions contemplated by the Asset Purchase Agreement are fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and (c) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement and approve the transactions contemplated by the Asset Purchase Agreement on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into the Company and the Company shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The term “Effective Time” shall mean the time when the Merger becomes effective, which shall be upon the filing of the Certificate of Merger or at such other subsequent time on the Closing Date as the parties may agree and as is set forth in the Certificate of Merger; but which in any event shall be after the consummation of the transactions contemplated by the Asset Purchase Agreement.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises (but, for the avoidance of doubt, not any of the Purchased Assets) of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties (but, for the avoidance of doubt, not any of the Assumed Liabilities) of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 9:00 a.m. Eastern time on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) set forth in Article VI. The date on which the Closing occurs is the “Closing Date”.

1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.6 Bylaws. At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so as to read in their entirety as set forth on Exhibit B hereto and, as so amended, shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

1.7 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly appointed, or their earlier death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Capital Stock. At the Effective Time, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder of any of the shares of capital stock of the Company or Merger Sub, the Merger shall be effected in accordance with the following terms:

(a) All shares of common stock, $0.01 par value, of the Company (the “Company Common Stock”) owned by the Company (including treasury shares) or owned by Parent, Buyer or Merger Sub (other than shares in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity for the benefit of customers or clients) shall be cancelled and retired and no consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted automatically into and become thereafter the right to receive (i) $11.44 in cash, without interest (the “Upfront Per Share Consideration”) and

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(ii) one contractual contingent value right (a “Contingent Value Right” and, together with the Upfront Per Share Consideration, the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall be cancelled and extinguished automatically, shall no longer be outstanding and shall cease to exist, and each former holder of such shares will cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration to be paid in consideration therefor in accordance with and subject to this Article II.

(c) Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2 Dissenting Shares.

(a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand, and have properly demanded, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be cancelled or converted into the right to receive the Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Dissenting Shares shall thereupon be deemed to have been each cancelled and converted, at the Effective Time, into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence.

(b) The Company shall give Parent (i) prompt notice (and in any event within one (1) Business Day) of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL or other applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to lead all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal, settle or compromise (or offer to settle or compromise) any such demands, approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

2.3 Treatment of Options and Other Stock-Based Awards.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each a “Company Option”) under the 2006 Incentive Plan (as the same may be amended to the date hereof, the “Company Stock Plan”) whether or not vested, which is outstanding and unexercised immediately prior thereto shall, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder thereof, be cancelled, and in consideration for such cancelled Company Option, the holder thereof shall be entitled to receive (less applicable withholding Taxes) (i) a cash payment (without any interest) equal to the product of (x) the excess, if any, of (A) the Upfront Per Share Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Option multiplied by (y) the total number of shares of Company Common Stock subject to such Company Option, which payment shall be made by the Surviving Corporation no later than the next regularly scheduled payroll date of the Surviving Corporation following the Effective Time and (ii) one Contingent Value Right for each share of Company Common Stock subject to such Company Option. As of the Effective Time, each holder of a Company Option shall cease to have any rights with respect thereto, except for the right to receive the consideration therefor, if any, in accordance with and subject to

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this Section 2.3(a). Any Company Options with an exercise price equal to or greater than the Merger Consideration shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration.

(b) At the Effective Time, each share of Company Common Stock that is subject to vesting (whether time-based, performance-based, or otherwise) (“Company Restricted Stock” and together with the Company Options the “Company Equity Awards”) shall, without any action on the part of Parent, Buyer, Merger Sub, the Company or the holder thereof, be cancelled and the holder thereof shall be entitled upon proper surrender of the Certificate therefor to receive in consideration for each such cancelled share (less applicable withholding Taxes): (i) a cash payment (without any interest) equal to the Upfront Per Share Consideration, payable by the Surviving Corporation no later than the next regularly scheduled payroll date of the Surviving Corporation following the Effective Time and (ii) one Contingent Value Right. As of the Effective Time, each holder of Company Restricted Stock shall cease to have any rights with respect thereto, except for the right to receive the consideration therefor in accordance with and subject to this Section 2.3(b). In no event shall this Section 2.3(b) and Section 2.1(b) result in a duplication of benefits in respect to any Company Restricted Stock.

(c) At or prior to the Effective Time, the Company, the Board of Directors of the Company or a committee thereof, as applicable, shall adopt any resolutions and take any actions that are necessary (i) to effectuate the provisions of this Section 2.3, and (ii) to ensure that, as of the Effective Time, (A) the Company Stock Plan shall terminate and (B) no holder of a Company Equity Award shall have any rights with respect thereto, including any rights to acquire any capital stock of the Company or the Surviving Corporation, except the right to receive the payment contemplated by this Section 2.3 in cancellation thereof. At the Effective Time, Parent shall deposit, or shall cause to be deposited, funds with the Surviving Corporation to the extent necessary for the Surviving Corporation to make the payments contemplated by Section 2.3(a)(i) and Section 2.3(b)(i).

2.4 Treatment of the Company Warrants. Effective as of the Effective Time, each warrant to purchase shares of Company Common Stock that is then outstanding (each, a “Company Warrant”) shall become exercisable solely for the Merger Consideration in accordance with the terms thereof and continue to have, and be subject to, the same terms and conditions as set forth in the applicable Company Warrant in effect immediately prior to the Effective Time. Prior to the Effective Time, the Company shall timely deliver all notices as described in Section 2.4 of the Company Disclosure Letter to each holder of a Company Warrant, and take any other actions to the extent necessary pursuant to the terms of the Company Warrants to effectuate the provisions of this Section 2.4.

2.5 Paying Agent.

(a) Prior to the Effective Time, Parent shall designate a paying agent that is reasonably acceptable to the Company (the “Paying Agent”). At the Closing, Parent shall deposit, or shall cause to be deposited (including by directing the Company to deposit the proceeds paid to the Company by the Asset Buyer in connection with the closing of the transactions contemplated by the Asset Purchase Agreement), with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the aggregate Upfront Per Share Consideration with respect to all shares of Company Common Stock (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) (the “Upfront Consideration Payment Fund”). With respect to any Dissenting Shares, Parent shall be required to deposit, or cause to be deposited, with the Paying Agent funds sufficient to pay the aggregate Upfront Per Share Consideration payable in respect of such Dissenting Shares promptly following the holder thereof failing to perfect or effectively withdrawing or losing its right to dissent under the DGCL.

(b) The cash deposited with the Paying Agent pursuant to this Section 2.5 shall be invested by the Paying Agent as reasonably directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in time or demand deposits, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital

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exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Upfront Consideration Payment Fund diminishes for other reasons below the level required to make prompt cash payment of the Upfront Per Share Consideration with respect to shares of Company Common Stock as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the portion of the Upfront Consideration Payment Fund lost through such investments or other events so as to ensure that the Upfront Consideration Payment Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Upfront Consideration Payment Fund, and any amount in excess of the amount sufficient to pay the aggregate Upfront Per Share Consideration with respect to all shares of Company Common Stock (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) shall be promptly returned to Parent, Buyer or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.5 shall not be used for any purpose other than as contemplated by this Section 2.5.

(c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail or otherwise provide to each former holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, if any (each a “Certificate”) and each former holder of record of shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) (other than holders of Company Restricted Stock, Cancelled Shares and Dissenting Shares), transmittal materials, including a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Paying Agent and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, as applicable, in exchange for the Merger Consideration).

(d) Upon proper surrender of a Certificate or Book-Entry Shares for exchange and cancellation to the Paying Agent in accordance with the terms of such transmittal materials and instructions, the holder of record of such Certificate or Book-Entry Shares (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) shall be entitled to receive the Merger Consideration in exchange therefor, and the Certificate or Book-Entry Share so surrendered shall immediately be cancelled. Promptly after such surrender, the Paying Agent shall pay to the holder thereof an amount equal to the aggregate Upfront Per Share Consideration for the shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares.

(e) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Paying Agent, upon the provision of reasonable documents by the holder of such Certificates or Book-Entry Shares required to evidence and effect such transfer and to evidence that any applicable transfer or similar Taxes have been paid or are not applicable, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(f) Any portion of the Upfront Consideration Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be delivered, at the request of Parent, to Parent, Buyer or the Surviving Corporation, and any payments with respect to any Contingent Value Rights that any former stockholder is entitled to receive, but has not properly surrendered the applicable Certificate or Book-Entry Shares in exchange for such Contingent Value Rights by the time of the final distribution of any Remaining Refund Payment, shall be returned to Buyer or the Surviving Corporation by the CVR Agent at Parent’s request upon the final distribution of any Remaining Refund Payment under Section 2.6(g). Any holders of Certificate or Book-Entry Shares (other than Company Restricted Stock, Cancelled Shares and Dissenting Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Upfront Per Share Consideration or such payment with respect to the Contingent Value Rights, as applicable.

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(g) Notwithstanding anything to the contrary contained herein, none of Parent, Buyer, the Company, the Surviving Corporation, the Paying Agent, the CVR Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, such Person shall be entitled to receive the aggregate Merger Consideration with respect to all shares of Company Common Stock represented by such lost, stolen or destroyed Certificate.

2.6 Contingent Value Rights.

(a) Each holder of a Contingent Value Right shall have the right to receive the payments set forth in this Section 2.6. The Contingent Value Rights will not represent any equity or ownership interest in the Company, Parent, Buyer or any Affiliate thereof, in any constituent company to the Merger, or in any other Person and will not be represented by any certificates or other instruments. The Contingent Value Rights will not have any voting or dividend rights, and except as set forth in Section 2.6(k), no interest shall accrue on any amounts payable on the Contingent Value Rights to any holder thereof.

(b) Prior to the Effective Time, Parent or Buyer shall designate an agent, which may be the same Person as the Paying Agent, that is reasonably acceptable to the Company, to hold the Net Tax Refunds in accordance with the terms of this Section 2.6 (the “CVR Agent”).

(c) As a result of the closing of the transactions contemplated by the Asset Purchase Agreement, the Company anticipates that it will recognize a loss for U.S. federal and state income tax purposes (the “Asset Purchase Loss”). Following the Closing, at the direction of the CVR Committee, Parent and Buyer shall, and shall cause the Surviving Corporation to, use its reasonable best efforts to obtain U.S. federal and state income tax refunds for the two (2) taxable years ending immediately before the taxable year that ends on and includes the Closing Date and the taxable period that ends on and includes the Closing Date solely as a result of the Asset Purchase Loss (determined on a with and without basis), including filing IRS Forms 4466 and 1139, as appropriate (and analogous state tax forms, as applicable) and any necessary amended returns, responding promptly to questions from taxing authorities and information requests; provided that each of Parent, Buyer, the Surviving Corporation and the CVR Committee shall provide, or shall cause to be provided, any information or assistance to the others as is reasonably necessary for Parent, Buyer, the Surviving Corporation and the CVR Committee to comply with their respective obligations under this Section 2.6. In addition, the CVR Committee shall prepare, or cause to be prepared, any Tax Return on which a claim for a refund is made (a “Refund Return”), including any IRS Form 4466 or 1139, and any such Refund Return shall be submitted to Parent for its approval, which approval shall not be unreasonably withheld, conditioned or delayed, and Parent shall timely file any such Refund Return but in no event later than ten (10) Business Days after any such Refund Return has been so approved. Prior to any such filing, the CVR Committee, Parent and the Surviving Corporation shall cooperate in good faith to resolve any disputes with respect to any such Refund Returns; provided that in the event the CVR Committee, Parent and the Surviving Corporation are unable to resolve any such objections within fifteen (15) days after such Refund Return is submitted to Parent, the CVR Committee, Parent and the Surviving Corporation shall, within one Business Day following the end of such fifteen (15) day period, engage Deloitte & Touche LLP, or if Deloitte & Touche is unable to serve, another nationally recognized accounting firm (the “Accounting Firm”) to resolve such objections, and Parent, the Surviving Corporation and the CVR Committee shall use their reasonable best efforts to cause the Accounting Firm to resolve such objections within fifteen

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(15) days following its engagement, which resolution shall be final and binding on Parent, the Surviving Corporation and the CVR Committee (and, for the avoidance of doubt, the holders of the Contingent Value Rights).

(d) Following the Surviving Corporation’s (or any of its Affiliate’s) receipt of any U.S. federal and state income tax refunds described in Section 2.6(c), the Surviving Corporation shall promptly, and in any event within five (5) Business Days following such receipt, deposit (or cause to be deposited) by wire transfer of immediately available funds the entire amount of such refund, reduced by any increase in U.S. federal income tax liability resulting from the Surviving Corporation’s receipt of any state income tax refund (as reasonably determined by the Surviving Corporation on a with and without basis) (any such refund, as so reduced, a “Net Tax Refund”) with the CVR Agent and shall give written notice of such receipt of deposit to the CVR Committee. For the avoidance of doubt, in no event shall Parent, Buyer or the Surviving Corporation be required to deposit or distribute any amounts under this Section 2.6 unless and until the Surviving Corporation (or any of its Affiliates) actually receives the related Net Tax Refund from the applicable Governmental Entity. Following receipt of any such Net Tax Refund by the CVR Agent, Parent or Buyer shall direct the CVR Agent to promptly (and in any event within five (5) Business Days) deposit with the Paying Agent an amount equal to 30% of such Net Tax Refund, and Parent or Buyer shall direct the Paying Agent to promptly disburse such funds to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the product of (i) 30% multiplied by (ii) the amount of the applicable Net Tax Refund divided by (B) the number of Contingent Value Rights then outstanding. As used in this Agreement, the “number of Contingent Value Rights then outstanding” shall be deemed to include, as of such payment date, (i) such number of Contingent Value Rights that former holders of Company Common Stock who have not properly surrendered their Certificate or Book-Entry Shares for exchange and cancellation to the Paying Agent in accordance with the terms of this Agreement would be entitled to receive upon such surrender and (ii) such number of Contingent Value Rights that would have been issued to holders of Dissenting Shares in the event that such holders’ shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), and the Paying Agent shall disburse to Parent such amount which would otherwise have been paid in respect of the Contingent Value Rights associated with such Dissenting Shares whenever any amounts are disbursed hereunder to the holders of Contingent Value Rights. The remainder of such Net Tax Refund shall be held by the CVR Agent in an interest bearing account (the “Tax Holdback Account”) pursuant to Section 2.6(k) and disbursed in accordance with the terms of this Section 2.6. Any interest earned on the amount in the Tax Holdback Account shall be for the benefit of the holders of Contingent Value Rights, and Parent or Buyer shall direct the CVR Agent to transfer the interest then-accrued to date on any funds to be disbursed by the CVR Agent from the Tax Holdback Account to the Paying Agent for payment to the holders of Contingent Value Rights.

(e) In the event any U.S. federal income tax refund described in Section 2.6(c) is approved by the Joint Committee on Taxation, Parent or Buyer shall promptly (and in any event within five (5) Business Days after receipt of written notice of such approval) notify the CVR Agent and the CVR Committee, and Parent or Buyer shall direct the CVR Agent to promptly (and in any event within five (5) Business Days after receipt from Parent or Buyer of written notice of such approval) deposit with the Paying Agent an amount equal to (i) 60% of the applicable Net Tax Refund plus (ii) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account (clauses (i) and (ii), as may be increased pursuant to Section 2.6(f), the “JCT Approval Payment”), and Parent or Buyer shall direct the Paying Agent to promptly disburse such funds to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the JCT Approval Payment divided by (B) the number of Contingent Value Rights then outstanding. In the event any Net Tax Refund is reduced as a result of a Determination, the amount set forth in clause (i) above shall be instead the greater of (x) zero and (y) the amount of such Net Tax Refund (as so reduced) less the amount previously paid with respect to such Net Tax Refund pursuant to Section 2.6(d).

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(f) The first JCT Approval Payment shall be increased by an amount equal to (x) 60% of the Net Tax Refund attributable to any tax refund previously received that is a “quick refund” of the Company’s estimated payments of U.S. federal income taxes for the taxable year that includes and ends on the Closing Date plus (y) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account. In the event any such Net Tax Refund is reduced as a result of a Determination, the amount set forth in clause (x) above shall be instead the greater of (1) zero and (2) the amount of such Net Tax Refund (as so reduced) less the amount previously paid with respect to such Net Tax Refund pursuant to Section 2.6(d).

(g) Parent or Buyer shall direct the CVR Agent to promptly deposit with the Paying Agent, and give written notice of such deposit to the CVR Committee, an amount equal to (i) the remaining amount of any Net Tax Refund plus (ii) any interest accrued to date on the amount of such Net Tax Refund held in the Tax Holdback Account (clauses (i) and (ii), as may be reduced pursuant to the proviso below, the “Remaining Refund Payment”) upon the earlier of: (x) the expiration of the statute of limitations (without taking into account any extensions or waivers thereof that were initiated by the Company unilaterally and without consultation with the CVR Committee, and without application of special statutes of limitations for substantial understatement, substantial omission, fraud or similar circumstances) applicable to the IRS’s review of the Tax Return for the taxable year to which such Net Tax Refund relates and (y) the time that the IRS closes its income tax audit of the Surviving Corporation for the taxable year to which such Net Tax Refund relates (in which case all remaining funds in the Tax Holdback Account related to such Net Tax Refund shall be deposited with the Paying Agent). Parent or Buyer shall direct the Paying Agent to promptly disburse the Remaining Refund Payment to the holders of Contingent Value Rights, with each Contingent Value Right entitling the holder thereof to a payment equal to the quotient of (A) the amount of the Remaining Refund Payment divided by (B) the number of Contingent Value Rights then outstanding.

(h) In the event any Net Tax Refund is reduced as a result of a Determination, Parent or Buyer shall direct the CVR Agent to disburse to the Surviving Corporation an amount equal to the cash tax owed (computed on a with and without basis) as a result of such reduction, which disbursement shall reduce the amount held in the Tax Holdback Account. For the avoidance of doubt, in the event of a Determination that does not reduce the amount of such Net Tax Refund, no funds shall be disbursed to the Surviving Corporation from the Tax Holdback Account. Furthermore, holders of Contingent Value Rights shall have no obligation to return or forfeit any amounts paid pursuant to this Section 2.6 in the event that, after any such payment, there is a Determination that adversely affects any of the Net Tax Refunds.

(i) Prior to the Closing, the Company will form a committee (comprised of one individual reasonably acceptable to Parent) (the “CVR Committee”) with authority to monitor compliance with the foregoing and enforce, on behalf of the holders of Contingent Value Rights, the obligations of Parent, Buyer and the Company pursuant to this Section 2.6. The member of the CVR Committee shall have the authority to determine and appoint any successor member to the CVR Committee reasonably acceptable to Parent; provided that, prior to the Closing, the Company will designate an alternate individual reasonably acceptable to Parent to serve on the CVR Committee in the event of the death or disability of the member of the CVR Committee or the resignation of such member without designation of a successor. The CVR Committee shall be an express third party beneficiary of the provisions of this Section 2.6 with full authority on behalf of the holders of Contingent Value Rights to enforce the provisions hereof and to settle, negotiate or compromise any claims hereunder. Any decision, act or instruction of the CVR Committee with respect to the matters set forth in this Section 2.6 shall be final, binding and conclusive on all holders of Contingent Value Rights. The reasonable and documented out-of-pocket costs and expenses of the CVR Committee, including reasonable and documented fees for counsel and accountants and reasonable compensation for service of the members of such committee as set forth on Section 2.6(i) of the Company Disclosure Letter shall be paid by Parent, and Parent shall indemnify each person who is or was a member of the CVR Committee on the terms set forth in Section 2.6(i) of the Company Disclosure Letter.

(j) Parent, Buyer and the Surviving Corporation shall use reasonable best efforts to (i) obtain the maximum amount of Net Tax Refunds reasonably available and as reflected on the relevant Refund Return,

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(ii) cooperate with audits, and challenge in good faith through appropriate administrative or court proceedings any determination by a taxing authority or court adversely affecting all or any portion of such refunds where, after consultation with Parent, the CVR Committee has determined (after consultation with its accounting advisors and outside counsel) that such challenge has a reasonable possibility of success and (iii) provide the CVR Committee and its counsel and accountants with reasonable access to the books and records of the Surviving Corporation, Buyer and Parent relevant to the Net Tax Refunds, including submissions to and reports or correspondence from the IRS. Parent, Buyer and the Surviving Corporation shall keep the CVR Committee informed on a reasonably current basis of the status of the foregoing, including by promptly informing the CVR Committee of all proceedings, material correspondence and substantive meetings and discussions with the IRS; provided that, for the avoidance of doubt, Parent shall not provide copies of any of its or its Affiliates’ Tax Returns to the CVR Committee (other than the Refund Returns or Tax Returns related solely to the Refund Returns). Parent, Buyer and the Surviving Corporation shall give the CVR Committee the opportunity to control any such audit, dispute or Action, and Parent, Buyer and the Surviving Corporation or the CVR Committee, as applicable, shall not settle or agree to settle any such audit, dispute or Action without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(k) The cash deposited with the CVR Agent pursuant to this Section 2.6 shall be invested by the CVR Agent as set forth on Section 2.6(k) of the Company Disclosure Letter. To the extent that there are losses with respect to such investments that cause the Tax Holdback Account to diminish below the level required to make cash payments to the holders of Contingent Value Rights as contemplated by this Section 2.6, Parent or Buyer shall have no obligation to replace or restore, or cause to be replaced or restored, such portion of the funds in the Tax Holdback Account (or any obligation to replace or restore any interest or other income from any investment of the Net Tax Refunds in the Tax Holdback Account). Any interest and other income resulting from such investment shall become a part of the Tax Holdback Account. The funds deposited with the Paying Agent pursuant to this Section 2.6 shall not be used for any purpose other than as contemplated by this Section 2.6.

(l) The Contingent Value Rights may not be sold, assigned, transferred, pledged or encumbered in any manner, other than transfers by will or intestacy, by inter vivos or testamentary trust where the Contingent Value Right is to be passed to the beneficiaries upon the death of the trustee, pursuant to a court order, by operation of law, or in connection with the dissolution, liquidation or termination of a corporation, limited liability company, partnership or other entity which is the holder thereof.

(m) The CVR Agent shall keep a register (the “CVR Register”) for the purpose of registering Contingent Value Rights and transfers of Contingent Value Rights as herein provided. The CVR Register shall show one position for Cede & Co representing all the shares of Company Common Stock held by the Depositary Trust Company (“DTC”) on behalf of the street name holders of the shares of Company Common Stock held by such holders as of immediately prior to the Effective Time, and any payments to be made under this Section 2.6 to any street holders of shares of Company Common Stock shall be accomplished by the Paying Agent sending one lump payment to DTC. Neither Parent, Buyer, the Company, the Surviving Corporation, the Paying Agent or the CVR Agent or any of their respective Affiliates shall have any responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of any other former holder of record of Certificates or Book-Entry Shares, Company Restricted Stock or Company Options, the Contingent Value Rights shall be registered in the name and address of such former holder of record of Certificates or Book-Entry Shares, Company Restricted Stock or Company Options as such names and addresses are provided to Parent by or on behalf of the Company prior to the Closing.

(n) A holder of a Contingent Value Right may make a written request to the CVR Agent to change such holder’s address of record in the CVR Register. The written request must be duly executed by the holder. Subject to any reasonable procedures imposed by the CVR Agent, the CVR Agent shall promptly record the change of address in the CVR Register upon receipt of such written notice.

(o) Subject to the restrictions on transferability set forth in Section 2.6(l), every request made to transfer a Contingent Value Right must be in writing and accompanied by a written instrument of transfer in form

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reasonably satisfactory to Parent or Buyer, the CVR Committee and the CVR Agent, duly executed by the holder thereof, his, her or its attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the CVR Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the Contingent Value Rights in the CVR Register. Parent, Buyer and the CVR Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer. No transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(p) Notwithstanding anything to the contrary contained herein, the holder of a Contingent Value Right may at any time at its option abandon all of its remaining rights in a Contingent Value Right by written notice to the CVR Agent and Buyer or by transfer of such Contingent Value Right to Buyer without consideration therefor. Nothing in this Section 2.6 is intended to prohibit Parent or Buyer from offering to acquire Contingent Value Rights for consideration in its sole discretion.

2.7 Withholding. Each of Parent, Buyer, the Surviving Corporation, the Company, the CVR Agent and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax Law. To the extent that such amounts are properly withheld by Parent, Buyer, the Surviving Corporation or the Paying Agent and paid over to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person, in respect of whom such deduction and withholding were made by Parent, Buyer, the Surviving Corporation or the Paying Agent.

2.8 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of shares of Company Common Stock or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted to provide to Parent and the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.8 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as otherwise specified in the corresponding sections of a disclosure letter delivered by the Company to Parent prior to or concurrently herewith (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure) or (ii) as disclosed in the Company SEC Reports filed after January 1, 2016 and at least three (3) Business Days prior to the date hereof (but excluding disclosures contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or that are otherwise cautionary, predictive or forward-looking in nature and, with respect to Section 3.15, excluding any exhibits or schedules included or incorporated by reference in such Company SEC Reports) (it being acknowledged and agreed that nothing disclosed in the Company SEC Reports shall be deemed to be a qualification of, or modification to, the representations and

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warranties set forth in Section 3.1, Section 3.2, Section 3.3 or Section 3.4), the Company hereby represents and warrants to Parent, Buyer and Merger Sub as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary. The copies of the certificate of incorporation and bylaws of the Company which have previously been made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the operating or conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except, in the case of clause (ii), where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary of the Company, each as amended to date.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 145,000,000 shares of Company Common Stock and 5,000,000 shares of the Company Preferred Stock. As of the close of business on October 13, 2017 ( the “Capitalization Date”), there were (i) 41,480,754 shares of Company Common Stock issued and outstanding (including 789,967 shares of Company Restricted Stock), (ii) no shares of preferred stock, $0.01 par value, of the Company (the “Company Preferred Stock”) issued and outstanding, (iii) 110,000 shares of Company Common Stock reserved for issuance upon the exercise of the Company Options and 4,001,067 shares of Company Common Stock reserved for future issuance under the Company Stock Plan, (iv) 16,182,143 shares of Company Common Stock held by the Company as treasury shares and (v) 12,000,000 shares of Company Common Stock reserved for issuance pursuant to the Company Warrants. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any preemptive rights. From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Options outstanding as of the Capitalization Date. All of the issued and outstanding shares of Company Common Stock, the Company Warrants and the Company Options were issued in compliance in all material respects with applicable securities Laws.

(b) Except (i) as set forth in Section 3.2(a), or (ii) as set forth on Section 3.2(b) of the Company Disclosure Letter: (x) there are not any outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (C) subscriptions, options, warrants, calls, convertible securities, redemption rights or other Contracts that require the purchase or issuance of, or give any Person a right to purchase or otherwise acquire, any shares of Company Common Stock or Company Preferred Stock or any other capital stock or other voting security of the Company or its Subsidiaries or (D) restricted stock, calls, restricted stock units, stock appreciation rights, performance stock, contingent value rights, “phantom” stock or similar securities or rights that provide economic benefits based, directly or indirectly,

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on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or its Subsidiaries (the items in clauses (A), (B), (C) and (D), collectively, “Company Securities”) and (y) there are no Contracts to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (1) issue, grant, transfer, sell or encumber any Company Securities, (2) redeem, repurchase or otherwise acquire any Company Securities or (3) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.2(c) of the Company Disclosure Letter: (i) Exhibit 21 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 sets forth (x) a correct and complete list of all the Company’s Subsidiaries and (y) the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding Company Securities of each of the Company’s Subsidiaries, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of preemptive rights and (iii) except for the CLO Interests that are equity securities, neither the Company nor any of its Subsidiaries owns any equity securities of any other Person, other than the Company or its Subsidiaries.

(d) No bonds, debentures, notes or other Indebtedness having the right to vote (or that are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are outstanding.

(e) Section 3.2(e) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of all holders of the Company Options and the Company Restricted Stock, and, with respect to each, the type of award, the date of grant, the number of shares of Company Common Stock subject to such award and, with respect to each Company Option, the exercise price thereof. The Company Stock Plan is the only equity plan maintained by the Company and its Subsidiaries, and all of the Company Options and Company Restricted Stock set forth in Section 3.2(e) of the Company Disclosure Letter were issued thereunder.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all Company Warrants, and, with respect to each, the holder thereof, the date of issuance, the number of shares of Company Common Stock subject thereto, the number of shares of Company Common Stock for which each Company Warrant is currently exercisable, the expiration date and the exercise price (including any prior adjustments thereto). The Company has made available to Parent true, correct and complete copies of the Company Warrants, including any amendments thereto.

(g) Except as set forth on Section 3.2(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract that restricts the transfer of, that relates to (or that provides a proxy for) the voting of, or that provides registration rights in respect of the shares of Company Common Stock.

3.3 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Asset Purchase Agreement, to perform its obligations hereunder and thereunder and to consummate the Merger, the other transactions contemplated by this Agreement and the transactions contemplated by the Asset Purchase Agreement, subject to the adoption of this Agreement and the approval of the transactions contemplated by the Asset Purchase Agreement, in each case by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”).

(b) The Board of Directors of the Company at a duly held meeting has, by a unanimous vote of all the directors voting, (i) determined that this Agreement and the Asset Purchase Agreement and the transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving this Agreement, the Asset Purchase Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Asset Purchase

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Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement on the terms and subject to the conditions set forth in this Agreement and approve the transactions contemplated by the Asset Purchase Agreement on the terms and subject to the conditions set forth in the Asset Purchase Agreement (this clause (iii), the “Company Recommendation”) and directed that such matters be submitted to the Company’s stockholders at the Company Stockholders Meeting for their approval.

(c) Except for the Requisite Company Stockholder Approval, no other corporate proceedings or actions on the part of the Company are necessary to approve this Agreement or the Asset Purchase Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Asset Purchase Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Buyer and Merger Sub, if applicable) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”).

3.4 Consents and Approvals.

(a) Subject to the receipt of the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Asset Purchase Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with the terms and provisions hereof or thereof, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Company or any similar governing documents of any of its Subsidiaries or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 3.4(b) and Section 3.11(a) are duly obtained or made, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and the Asset Purchase Agreement and the consummation by the Company of the transactions contemplated hereby and thereby except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with the applicable requirements of NASDAQ and the Exchange Act, including the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Company Stockholders Meeting (including any amendments or supplements thereto, the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.5 SEC Filings; Financial Statements.

(a) The Company has filed or furnished, as applicable, on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be

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filed or furnished by it with the SEC since January 1, 2014 (all such forms, reports, statements, certificates and other documents filed or furnished since January 1, 2014, collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file or furnish periodic or other reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (including all rules and regulations promulgated thereunder, the “Exchange Act”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing made prior to the date hereof), each of the Company SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (including all rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and other applicable Law, each as in effect on the date of any such filing.

(b) None of the Company SEC Reports contained, when filed (or, if amended or superseded by a subsequent filing, as of the date of such subsequent filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports and, to the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review. The Company has made available to Parent correct and complete copies of all comment letters received by the Company from the SEC relating to the Company SEC Reports, together with all written responses of the Company thereto, as well as correct and complete copies of all other material correspondence between the SEC, on the one hand, and the Company, on the other hand, occurring since January 1, 2014. Since January 1, 2014, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Each of the financial statements included in the Company SEC Reports (including the related notes, where applicable) fairly presented the consolidated financial position of the Company and its Subsidiaries and the results of the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of the unaudited financial statements, to normal recurring adjustments which were not or are not expected to be material in nature or amount). Each of such financial statements (including the related notes, where applicable), complied at the applicable time of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing) in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in the case of the unaudited financial statements for the absence of footnotes and normal adjustments as permitted by the rules and regulations of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(d) Since January 1, 2014, each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Section 302 and Section 906 of SOX with respect to the Company SEC Reports.

(e) The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, (ii) has implemented and maintains internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of

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financial statements for external purposes in accordance with GAAP and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such written disclosures described in clause (iii) above that have been made by management to the Company’s auditors and audit committee since January 1, 2014.

3.6 Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved for in the financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (or in the notes thereto), (ii) for liabilities incurred in the ordinary course of business since June 30, 2017 or incurred in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement, (iii) for obligations or liabilities arising under the Contracts disclosed in the Company Disclosure Letter pursuant to this Agreement or entered into in accordance with the terms of this Agreement (none of which relate to a breach of or default under such Contract by the Company or any of its Subsidiaries) or (iv) for liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to or has incurred any liability or obligations of any nature whatsoever (whether absolute, accrued or contingent or otherwise, whether due or to become due).

3.7 Absence of Certain Changes or Events. Since December 31, 2016 through the date of this Agreement (a) except for the transactions contemplated by this Agreement and the Asset Purchase Agreement, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practices, (b) neither the Company nor any of its Subsidiaries has taken any action that would have required the prior written consent of Parent under clauses (e), (n), (o), (p), (q) and (r) of Section 5.1 if such action had been taken after the date of this Agreement and (c) no event, development, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since September 30, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action with respect to the Loans Held for Sale, the Dartmouth Assets or the CLO Interests that would have required the prior written consent of Parent under clauses (d), (e) or (f) of Section 5.1 if such action had been taken after the date of this Agreement.

3.8 Legal Proceedings.

(a) (i) Since January 1, 2014 there have been no Actions pending, or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, rights or properties or their respective present or former officers, directors or employees (in their capacity as such) (other than routine examinations in the ordinary course of the business of the Company or its Subsidiaries), and (ii) since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014), to the Company’s knowledge, there have been no Actions pending or threatened against any of the Funds that are Clients (“Company Funds”) (other than routine examinations in the ordinary course of the business of the Company or its Subsidiaries that, in the case of examinations commenced prior to the date of this Agreement, have been completed and as to which there are no unresolved issues). To the knowledge of the Company, no investigation or examination by any Governmental Entity with respect to the Company or its Subsidiaries or any Company Funds is pending or threatened.

(b) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company Funds, or any of their respective assets, rights or properties or their respective present or former officers, directors or employees (in their capacity as such), are subject to or bound by, or since January 1, 2014 have been subject to or bound by, any Order.

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3.9 Compliance with Law.

(a) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary), each of the Company, its Subsidiaries and, to the knowledge of the Company, the Company Funds has been in material compliance with all applicable Laws and Orders and, in the case of each of the Company Funds, all of its Fund Documentation, and has timely filed all material reports, registrations and statements required to be filed with any Governmental Entity, and has paid all material fees and assessments due and payable in connection therewith.

(b) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or any Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary), none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Company Fund has received any written notice from any Governmental Entity alleging that the Company or any of its Subsidiaries or any Company Fund is in violation of any applicable Law, Order or Permit.

(c) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees or, to the knowledge of the Company, any other person “associated” (as defined in the Advisers Act) with any of them is or has since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary) engaged in any conduct that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Advisers Act or is otherwise ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a “person associated with” an investment adviser, nor is there any Action pending or, to the knowledge of the Company, threatened, by any Governmental Entity, which would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation.

(d) Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors or employees or, to the knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser to a registered investment company, nor is there any Action pending or, to the knowledge of the Company, threatened, by any Governmental Entity, that would result in the ineligibility of the Company, any of its Subsidiaries or any such “affiliated person” to serve as an investment adviser to a registered investment company pursuant to Section 9(a) or 9(b) of the Investment Company Act.

(e) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief by or from any Governmental Entity have been obtained and are currently in effect, nor are any requests pending therefor, by or with respect to the Company or any of its Subsidiaries or, to the knowledge of the Company, any Company Fund in connection with their businesses.

(f) To the knowledge of the Company, there have been no material violations by any officers, directors or employees of the Company or its Subsidiaries since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary) of the code of ethics, insider trading policies, personal trading policies or other policies required by applicable Law of the Company and its Subsidiaries.

(g) Since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014, the date the Company acquired such Subsidiary), the Company and its Subsidiaries have complied with all applicable Laws regarding privacy of Clients and other Persons in all material respects.

(h) The Company and its Subsidiaries have not, and to the knowledge of the Company, none of their respective officers, directors, agents, employees or other persons acting on their behalf have, directly or indirectly, taken any action that would cause the Company or its Subsidiaries to be in violation of the Foreign

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Corrupt Practices Act of 1977, as amended (“FCPA”), and the rules and regulations thereunder, the UK Bribery Act 2010, as amended, any other similar anti-bribery or anti-corruption Law, or any rule or regulation promulgated under any of the foregoing, or Rule 206(4)-5 under the Advisers Act.

(i) None of the Company, any of its Subsidiaries or any Company Fund is a financial institution required by the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, to establish or maintain an anti-money laundering program or a customer identification program.

3.10 Permits.

(a) The Company, its Subsidiaries and, to the knowledge of the Company, the Company Funds hold and are in compliance with, and since January 1, 2014 (or, with respect to any Subsidiary of the Company acquired after January 1, 2014 (or any Company Fund advised by any such Subsidiary), the date the Company acquired such Subsidiary) have held and have been in compliance with, in all material respects, all Permits necessary for the lawful conduct of their business and the ownership and use of their properties and assets, and each of such Permits is valid and in full force and effect, except where the failure to so hold or be in compliance with such Permits, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries. No such Permits are (with respect to the Company Funds, to the knowledge of the Company) subject to any suspension, cancellation, modification or revocation or any Action related thereto, and, to the knowledge of the Company, no such suspension, cancellation, modification or revocation or Action is threatened. The consummation of each of the Merger and the Asset Purchase, in and of itself and assuming that the Consents, notifications, filings and registrations referred to in Section 3.4(b) and Section 3.11(a) are duly obtained or made, would not cause the revocation, modification or cancellation of, or violation under, any such Permit. Each such Permit is listed in Section 3.10(a) of the Company Disclosure Letter.

(b) Each employee of the Company and its Subsidiaries who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Entity with respect to the operation of the Company and its Subsidiaries is duly registered or licensed as such and such registration or license is in full force and effect and there are no Actions pending, or, to the knowledge of the Company, threatened to terminate, suspend, limit or adversely modify any such registration or license.

(c) Section 3.10(c) of the Company Disclosure Letter lists the Company and each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser under applicable Law as of the date hereof, as well as the Governmental Entity with which the Company and each such Subsidiary is (or is required to be) so registered, licensed or qualified (each such registered entity, an “Investment Adviser Entity”). Each Investment Adviser Entity is registered as an investment adviser under the Advisers Act and has been so registered at all times since January 1, 2011 to the extent required by the Advisers Act.

(d) Since January 1, 2014 (or the date the Company acquired such Investment Adviser Entity, if such date is after January 1, 2014): (i) each Investment Adviser Entity has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with any applicable Governmental Entity, including all required Form PFs and Form ADVs and amendments to Form PF and Form ADV (including any amendment required under applicable Law to be filed to make the disclosure set out therein not incomplete or inaccurate), and (ii) each Form ADV or amendment to Form ADV of each Investment Adviser Entity, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in the case of (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to

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the applicable entity. True, correct and complete copies of each Investment Adviser Entity’s Form ADV (Parts 1 and 2) filed since January 1, 2016, reflecting all amendments thereto, have been made available to Parent.

(e) None of the Company or its Subsidiaries is or has been since January 1, 2011 required under any applicable Law to be registered, licensed or qualified as a bank, trust company, broker-dealer, commodity broker-dealer, commodity pool operator, commodity trading advisor, government securities broker, government securities dealer, real estate broker, insurance company, insurance broker, municipal advisor, municipal securities dealer or transfer agent. The Company has not received since January 1, 2014 any notice of any Action concerning any failure to obtain any such registration, license or qualification.

3.11 Clients.

(a) Section 3.11(a) of the Company Disclosure Letter lists all of the Clients, including all Company Funds and, with respect to each Client, (i) the Investment Advisory Agreement and all other Contracts pursuant to which the Company and its Subsidiaries provide investment advisory, investment sub-advisory, collateral management or similar services to the Client, (ii) the Client Consent required in connection with the transactions contemplated by this Agreement (including the parties from whom such Client Consent must be obtained and the manner in which such Client Consent may be obtained in accordance with applicable Law and applicable Fund Documentation or Contracts) and (iii) the Assets Under Management and Run Rate Revenue for such Client as of the close of business on the second Business Day immediately preceding the date of this Agreement (or the last practicable date prior to such date for which Assets Under Management for any such Client is available as indicated therein) (such date, the “Base Date”; and such Run Rate Revenue, which shall exclude any Client that Section 3.11(a) of the Company Disclosure Letter indicates is to be excluded, the “Base Date Run Rate Revenue”). Other than the Persons listed on Section 3.11(a) of the Company Disclosure Letter or acting as managing member of a Subsidiary that is a limited liability company, neither the Company nor any of its Subsidiaries acts as investment adviser, investment sub-adviser, collateral manager, general partner, managing member, manager or administrator to, or receives fees from, any other Person.

For purposes of this Agreement:

(i) “Assets Under Management” means, with respect to any Client, as of a specified date, the dollar amount of assets under management in respect of which the Company and its Subsidiaries are entitled to investment advisory and investment management fees from such Client as of such date; provided, however, that the calculation of Assets Under Management shall exclude any increase or decrease in Assets Under Management resulting from market appreciation or depreciation or currency fluctuations from and after the Base Date.

(ii) “Run Rate Revenue” means, with respect to any Client, as of a specified date, the aggregate annualized investment advisory and investment management fees payable to the Company and its Subsidiaries, determined by multiplying the Assets Under Management for such Client as of such specified date (or the last practicable date prior to such specified date for which Assets Under Management for any such Client is available) by the applicable annual base fee rate for such Client under the applicable Investment Advisory Agreement at such specified date (not including any performance-based, incentive or similar fees), after taking into account any fee rebates or fee sharing arrangements. Run Rate Revenue shall be calculated to exclude any Client indicated on Section 3.11(a) of the Company Disclosure Letter to be excluded from such calculation.

(b) The Company has made available to Parent true, correct and complete copies of the material Fund Documentation of each Company Fund.

(c) Each Company Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own and operate its properties and to carry on its business as now conducted.

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Each Company Fund is duly qualified, licensed or registered to do business and in good standing in each jurisdiction where it is required to do so under applicable Law except for such failures to be so qualified, licensed or registered that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) All shares or other ownership interests in each of the Company Funds were sold in accordance with, in all material respects, applicable securities Law and their respective Fund Documentation and have been duly authorized and are validly issued and (if applicable) fully-paid and non-assessable.

(e) To the knowledge of the Company, based on the representations from each Person that is, or that holds an interest in, a Client no portion of the assets of any such Client constitutes the assets of a “benefit plan investor” within the meaning of the U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101(f) (as modified by Section 3(42) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”). No “bad actor” disqualifying event described in Rule 506(d)(i)-(viii) under the Securities Act is applicable to any officer of the Company or any of its Subsidiaries.

(f) To the knowledge of the Company, no Fund Documentation or other offering materials or disclosure documents issued or used by a Company Fund, or the Company or any of its Subsidiaries with respect to a Company Fund, contained at the time it was issued or used any untrue statement of a material fact, or any omission to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(g) Since January 1, 2014, to the knowledge of the Company, there have been no claims made in writing or threatened in writing by any Client or investor in any Company Fund alleging breach of fiduciary duty, breach of investment guidelines or restrictions, or violation of any applicable Law.

(h) None of the Company, its Subsidiaries or any Company Fund is, or at any time was, required to register as an investment company under the Investment Company Act. Each of the Company Funds that rely on Rule 3a-7 under the Investment Company Act has been operated in a manner that permits it to satisfy the exemption to registration contained in Rule 3a-7 under the Investment Company Act and each of the Company and its Subsidiaries have been operated in a manner that permits them to satisfy the exemption from the definition of investment company in Section 3(a)(1)(C) of the Investment Company Act.

(i) Except as set forth on Section 3.11(i) of the Company Disclosure Letter, neither the Company or any of its Subsidiaries nor any Company Fund is party to any Contract under which it pays or receives any rebate or commission payable to a broker, solicitor, or placement agent, or other financial inducement to direct business.

(j) Each existing Investment Advisory Agreement is in writing and is in compliance with the Advisers Act (to the extent applicable) and applicable Law, and since January 1, 2014 (or the date of such Investment Advisory Agreement or the date the Company acquired the Investment Adviser Entity party to such Investment Advisory Arrangement, in each case if such date is after January 1, 2014), has been performed by the applicable Investment Adviser Entity in accordance with its terms and applicable Law, in each case, in all material respects. Since January 1, 2014 (or the date the Company acquired the applicable Investment Adviser Entity, if such date is after January 1, 2014), each Client account has been managed and advised (and the fees and expenses payable thereunder have been calculated and charged) in compliance with the terms of the applicable Investment Advisory Agreement, its investment guidelines and restrictions, any Fund Documentation, the Advisers Act and applicable Law, in each case, in all material respects.

(k) Except as set forth on Section 3.11(k) of the Company Disclosure Letter, there is no Contract in effect pursuant to which the Company or any of its Subsidiaries have undertaken or agreed to cap, discount, waive or reimburse any or all fees or charges payable by any of the Clients.

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(l) Since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014), with respect to each Company Fund, to the knowledge of the Company, there have been no material errors or omissions in any financial report delivered or made available by the Company or any of its Subsidiaries to the investors therein (the “Fund Reports”) pursuant to the applicable Fund Documentation. To the knowledge of the Company, there are no material errors or omissions in the most recent monthly reports of the Company Funds delivered by the applicable trustees (the “Trustee Reports”) released on or before the date of this Agreement pursuant to the applicable Fund Documentation.

(m) Since January 1, 2014 (or the date the Company acquired the Investment Adviser Entity that is adviser to such Company Fund, if such date is after January 1, 2014) through the date of this Agreement, with respect to each Company Fund, no event of default, termination event, coverage test failure, funding test failure, over-collateralization trigger, interest coverage trigger or early amortization event (in each case whether now cured or uncured) has occurred.

(n) The Company and its Subsidiaries have not granted any waiver under any Contract or released any Company Fund, in whole or in part, from any of its obligations under the applicable Investment Advisory Agreement. No material breach and no default or event of default has occurred or is continuing under any Investment Advisory Agreement or related Fund Documentation, no event or condition exists that would constitute cause to remove the Company or any of its Subsidiaries as collateral manager or in any other capacity, and no holder of the Company Funds’ outstanding securities is soliciting votes or requests for direction, or has threatened in writing to remove the Company or any of its Subsidiaries as collateral manager or in any other capacity. The Company and its Subsidiaries have not made any prior assignment of rights or obligations under any of their Investment Advisory Agreements or applicable Fund Documentation.

(o) Except as set forth on Section 3.11(o) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries or any Company Fund is party to any ISDA Master Agreement or other agreement pursuant to which any asset, investment, credit extension or commitment of the Company or any of its Subsidiaries or any Company Fund is hedged, or any insurance “wrapper” or similar contract.

(p) Since January 1, 2014, no collateral management fees have been waived, reduced, postponed, assigned or the subject of any claim asserted by any Person against the Company or any of its Subsidiaries pursuant to any right of set-off, counterclaim or deduction.

(q) The Company and its Subsidiaries are in compliance in all material respects with their obligations under any commitment made by them pursuant to Rule 17g-5 under the Exchange Act.

(r) Set forth in Section 3.11(r) of the Company Disclosure Letter is a list of all material amendments or waivers that have been requested and are pending as of the date of this Agreement, and all restructurings or workouts that are in process as of the date of this Agreement, in each case with respect to the Loans Held for Sale.

3.12 Advertisements. No advertisement, as that term is defined in Rule 206(4)-1 promulgated under the Advisers Act, published, circulated, or distributed by or on behalf of the Company or any of its Subsidiaries (each, an “Advertisement”) is fraudulent, deceptive, or misleading as such terms are used in Rule 206(4)-1 promulgated under the Advisers Act. The Company maintains the following records (the “Records”): all documentation necessary to form the basis for, demonstrate, or recreate the calculation of the performance or rate of return of all accounts managed by the Company and included by the Company in each performance composite presently maintained by the Company (each, a “Performance Composite”), and any other accounts with the same or similar strategy to those in the Performance Composites, as required by the Advisers Act and rules and regulations thereunder (collectively, the “Records Requirements”). The Records are accurate and complete, and include all documents or records that form the basis for, demonstrate, or recreate the calculation of the

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performance rate of return of all accounts in each Performance Composite and any other accounts with the same or similar strategy to those in the Performance Composites, including records with respect to performance that was produced by any employee or officer of the Company at a prior firm, as required by the Records Requirements.

3.13 Taxes.

(a) (i) Each of the Company and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct, and complete in all material respects, (y) paid in full all material Taxes due and payable (whether or not shown on such Tax Returns), or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes not yet due and payable; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by or Tax Returns of the Company or any of its Subsidiaries which deficiencies have not since been resolved; (iii) there are no Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; (iv) each of the Company and its Subsidiaries has properly withheld, collected, and timely remitted to the appropriate taxing authorities all Taxes required to have been withheld, collected and remitted with respect to their respective employees, agents, contractors, non-residents, security holders and other Persons under all applicable laws and has complied with all applicable material legal requirements relating to the payment, reporting and withholding of Taxes; and (v) none of the Company or its Subsidiaries has received any claim in writing, by any taxing authority that the Company or any Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(b) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(c) No audit, examination, investigation or other proceeding with respect to any material Tax Return or material Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such audit, examination, investigation or other proceeding. There are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension is currently pending.

(d) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group filing a consolidated federal income tax return (other than the group the common parent of which was the Company); (ii) is a party to or is bound by or has any obligation under any Tax sharing, allocation or indemnification agreement or arrangement (other than (A) such an agreement or arrangement exclusively between or among the Company and its wholly-owned Subsidiaries; or (B) any commercial agreement entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes); or (iii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law) as transferee, successor or otherwise.

(e) Neither the Company nor any of its Subsidiaries has been a party to or participated in a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(f) Neither the Company nor any of its Subsidiaries will be required to include in any taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the

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Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of (i) the installment method of accounting, the completed contract method of accounting, a change in method of accounting (or use of an improper method of accounting) for a taxable period ending on or prior to the Closing Date, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code, an installment sale or open transaction disposition made on or prior to the Closing Date, or comparable provisions of state, local or foreign Tax Law; (ii) any closing or similar agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) resulting from any intercompany transaction occurring on or before the Closing; or (iv) any prepaid amount received on or prior to the Closing Date other than in the ordinary course of business.

(g) Each Subsidiary of the Company and, to the knowledge of the Company, each Company Fund is, and has been at all times since its formation, treated as a partnership or a disregarded entity for U.S. federal and applicable State and local income tax purposes.

(h) To the knowledge of the Company, each Company Fund has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) paid in full all Taxes due and payable (whether or not shown on such Tax Returns), and (iii) properly withheld, collected, and timely remitted to the appropriate taxing authorities all Taxes required to have been withheld, collected and remitted with respect to their respective employees, agents, contractors, non-residents, security holders and other Persons under all applicable laws and has complied with all applicable material legal requirements relating to the payment, reporting and withholding of Taxes, including under Sections 1471 through 1474 of the Code and any current or future regulations or any Treasury Regulations or other administrative guidance promulgated thereunder or other official interpretations thereof and any intergovernmental or foreign financial institution agreement implementing the foregoing.

(i) To the knowledge of the Company, no material deficiencies for any Taxes have been proposed, asserted or assessed against or with respect to any Taxes due by or Tax Returns of any Company Fund which deficiencies have not since been resolved. To the knowledge of the Company, no Company Fund has been a party to or participated in a “listed transaction” for purposes of Section  6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

3.14 Employees; Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list or description of each material employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, retirement, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether or not subject to ERISA) that is sponsored by, or maintained or contributed to as of the date of this Agreement by the Company or any of its Subsidiaries (collectively, the “Plans”).

(b) The Company has previously provided or made available to Parent and Merger Sub true and complete copies of each of the Plans and each of the following: (i) audited financial statements and the actuarial valuation reports for each such Plan (if applicable) for the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each such Plan, (iii) any summary plan description by the Company or its Subsidiaries to the Company Employees concerning the extent of the benefits provided under such Plan, and (iv) for the most recently completed year, the Form 5500 and attached schedules (if applicable).

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(c) Each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service, or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired, and to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in any such letter being revoked or not being issued or reissued. (i) Each of the Plans has been operated in material compliance and administered in all material respects and was established in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code; (ii) there are no pending, or, to the knowledge of the Company, threatened or anticipated material Actions (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trusts related thereto and no facts or circumstances exist that could give rise to any such Actions; and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, in progress or to the knowledge of the Company, threatened.

(d) None of the Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(e) Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(f) Except as provided in Section 2.3 of this Agreement or as set forth on Section 3.14(f) of the Company Disclosure Letter, no Plan exists that, as a result of the execution of this Agreement or the Asset Purchase Agreement, shareholder approval of this Agreement or the Asset Purchase Agreement, or the consummation of the transactions contemplated by this Agreement or the Asset Purchase Agreement (in each case, whether alone or in connection with any subsequent event(s)), in respect of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, provides for or could (i) result in severance pay becoming due or any increase in the amount of compensation, benefits or severance pay upon any termination of employment on or after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Plans, (iii) increase any benefits otherwise payable under any Plan, (iv) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered), or (v) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or has any liability with respect of, or within the preceding six (6) years has maintained, sponsored or contributed to, or could reasonably be expected to have, any liability with respect to (x) any employee benefit plan that is (or was) subject to Section 412 of the Code, Title IV of ERISA or Section 302 of ERISA, (y) any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, or (z) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, an “ERISA Affiliate” includes any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

(h) Section 3.14(h) of the Company Disclosure Letter sets forth a true and complete list of all the employees of the Company and its Subsidiaries as of the date of this Agreement (the “Business Employees”), describing or identifying for each: the entity by which he/she is employed, his/her position, title, date of hire, whether classified as exempt or non-exempt for wage and hour purposes, business location, annual base salary or other wage rate, bonus potential and eligibility (including annual bonus in respect of 2016 and target or anticipated bonus for 2017), and status (i.e., active or inactive and if inactive, the type of leave and estimated

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return date). Section 3.14(h) of the Company Disclosure Letter sets forth a complete and accurate list of all independent contractors, consultants, temporary employees, and leased employees employed or used with respect to the business of the Company or any of its Subsidiaries and who are compensated and classified as other than employees (“Contingent Workers”). The Company or applicable Subsidiary has properly classified and treated any independent contractors, consultants and all other Contingent Workers in accordance with all applicable Laws and for purposes of all Plans.

(i) Except as set forth on Section 3.14(i) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable Laws respecting labor and employment (including respecting fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, classification of workers as either employees or independent contractors, classification of employees as either exempt or non-exempt for wage and hour purposes, whistleblowing and anti-retaliation, child labor, prevailing wages, plant closings and mass layoffs, affirmative action, and immigration); (ii) neither the Company nor any of its Subsidiaries is delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees, incentive payments or grants, or other direct compensation due with respect to any employment, engagement or services performed to the date hereof or amounts required to be reimbursed to such Business Employees or Contingent Workers; (iii) there are no, and since January 1, 2014 there have been no Actions with respect to employment or labor matters (including involving allegations of employment discrimination, harassment, retaliation, misclassification of workers or employees, wage and hour violations, or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory, administrative or arbitral forum, under any private dispute resolution procedure, or internally; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being audited by any Governmental Entity or, to the knowledge of the Company, investigated or subject to imminent or threatened audit or investigation by any Governmental Entity; and (v) neither the Company nor any of its Subsidiaries is, and since January 1, 2014 neither the Company nor any of its Subsidiaries has been, subject to any Order by any Governmental Entity or private settlement contract in respect of any labor or employment matters.

(j) Neither the Company nor any of its Subsidiaries has effectuated or experienced a “plant closing” or “mass layoff” as defined in the federal WARN Act or any similar state, local or foreign Law affecting any site of employment of the Company or any of its Subsidiaries or one or more facilities, or otherwise effectuated or experienced any event or terminations requiring advance written notice under the federal WARN Act or any such similar state, local or foreign Law.

3.15 Certain Contracts.

(a) As of the date hereof, except as set forth on Section 3.15 of the Company Disclosure Letter or pursuant to any Plan listed on Section 3.14(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries or any Company Fund is a party to or is bound by any Contract, whether written or oral (other than this Agreement, the Asset Purchase Agreement, or any Contract solely between or among the Company and/or its wholly-owned Subsidiaries other than any Subsidiary that is a Purchased Entity):

(i) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been filed as an exhibit to one of the Company SEC Reports;

(ii) pursuant to which the Company or any of its Subsidiaries provides services to any Client;

(iii) which (A) limits (or purports to limit) the ability of the Company or any of its Subsidiaries to compete in any line of business, investment strategy or geographic region, or with any Person, including any Contract that requires the Company or its Subsidiaries to work exclusively with any Person in any area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) requires the Company or any of its Subsidiaries (or any of their present or future affiliates) to make referrals of business or requires the Company or any of

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its Subsidiaries (or any of their present or future affiliates) to make available investment opportunities or provide products or services to any Person on a priority or exclusive basis, (C) provides for “most favored nation” rights with respect to pricing or other terms to another Person, (D) limits (or purports to limit) the ability of the Company or any of its Subsidiaries to use, pursue registration of, or otherwise exploit any material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including any Contract that grants any exclusive right in Intellectual Property to any third party, or (E) limits the ability of the Company or any of its Subsidiaries to solicit or hire any Person as a client, investor or service provider (other than obligations with respect to non-solicitation of employees of another Person pursuant to confidentiality agreements entered into by the Company or its Subsidiaries);

(iv) which relates to a joint venture, partnership or other similar agreement or arrangement entered into by the Company or one of its Subsidiaries for its own account;

(v) which (A) is (i) a repurchase or reverse repurchase agreement or (ii) an indenture, credit agreement, loan agreement, note purchase agreement, security agreement, guarantee, reimbursement agreement, note, mortgage or other Contract providing for or securing Indebtedness (or guaranteeing or having the effect of guaranteeing the Indebtedness of another Person) (other than any such Indebtedness between or among the Company and/or its wholly-owned Subsidiaries other than any Subsidiary that is a Purchased Entity) and, with respect to each Contract described in this clause (A), the total funded Indebtedness of the Company and its Subsidiaries as of the close of business on September 30, 2017 is set forth next to such Contract on Section 3.15(a)(v)(A) of the Company Disclosure Letter (and such amount has not increased, in any material respect, from September 30, 2017 through the date of this Agreement other than as a result of any interest accrued through such date or as otherwise set forth on Section 3.15(a)(v)(A) of the Company Disclosure Letter), (B) grants a Lien (other than a Permitted Lien) or restricts the granting of Liens on any property or asset that is material to the Company and its Subsidiaries, or (C) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(vi) which relates to the acquisition or disposition of any business by the Company or its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) and which contains representations, covenants or other obligations (including earn-out, deferred, or other contingent payment obligations or indemnification obligations) that remain outstanding (excluding any Contract for which all such rights and obligations have been satisfied or under which there remain only immaterial obligations);

(vii) under which the Company or any Subsidiary is granted any license or similar right relating to Intellectual Property of a third party which involves the payment of $100,000 or more on an annual basis (but excluding licenses for commercially available, off-the-shelf software);

(viii) (A) which requires payments in excess of $100,000 individually (or $250,000 in the aggregate) to be made by the Company or any of its Subsidiaries upon a change in control thereof or (B) provides for a right of termination upon a change in control and involves the payment by or to the Company or its Subsidiaries of more than $100,000 per annum individually (or $250,000 in the aggregate);

(ix) which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(x) which is a consulting agreement involving the payment of more than $100,000 per annum (other than any such contract that is terminable with less than sixty (60) days’ notice without any required payment or other conditions (other than the condition of notice));

(xi) which is a swap, forward or other derivatives Contract, including any such Contract relating to any credit default swap, total return swap, currency, interest rate, or other hedging activity;

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(xii) which is an insurance wrapper or other credit support or similar agreement with or with respect to any Company Fund;

(xiii) which is an agreement between the Company or any of its Subsidiaries, on the one hand, and any director, officer, or Affiliate of the Company or any of its Subsidiaries, on the other hand;

(xiv) providing for indemnification of any officer, director, employee or agent;

(xv) which is a collective bargaining or other Contract with any labor union, works council or other labor organization; or

(xvi) which required aggregate payments to or from the Company or its Subsidiaries during the 12 month period ending August 31, 2017 in excess of $100,000 (other than any Investment Advisory Agreement, any Contract relating to the Purchased Assets or the Assumed Liabilities or any other Contract under which the Company and the counterparties thereto have no continuing obligations).

Each Contract of the type described in this Section 3.15(a) is referred to herein as a “Company Contract”. True, correct and complete copies of each Company Contract, including all amendments thereto, have been made available to Parent.

(b) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and/or the applicable Company Fund and is in full force and effect and enforceable in accordance with its terms (other than as a result of the expiration of the term of such Company Contract or other termination of such Company Contract in accordance with the terms of this Agreement) subject to the Enforceability Exceptions, and, to the knowledge of the Company, is valid and binding on the other parties thereto. The Company and each of its Subsidiaries and the Company Funds and, to the knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under any Company Contract and no event or condition has occurred or exists which constitutes or, after notice or lapse of time or both, would constitute a breach, default or violation on the part of the Company, any of its Subsidiaries or any Company Fund, or to the knowledge of the Company, of any other party thereto, under any such Company Contract, in each case except for any such breach, default or violation that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.16 Derivative Contracts. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”) entered into by the Company or its Subsidiaries or any of the Company Funds were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any applicable Governmental Entity, in each case in all material respects, and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries or Company Funds enforceable in accordance with their terms (subject to the Enforceability Exceptions). Neither the Company nor its Subsidiaries nor any of the Company Funds, nor to the Company’s knowledge any other party thereto, is in material breach of any of its obligations under any Derivative Contracts and the financial position of the Company and its Subsidiaries and, if applicable, the Company Funds (on a consolidated basis thereunder, where applicable) has been reflected in the books and records of the Company and such Subsidiaries and/or the Company Funds in accordance with GAAP consistently applied.

3.17 Excluded Assets.

(a) As of the close of business on September 30, 2017, other than the Loans Held for Sale and the Purchased Assets, the Company and its Subsidiaries did not hold any loans or loan assets (other than loans or loan assets that have been charged off) and had not made any commitments to provide financing to any Person.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a complete and accurate list (i) as of the close of business on September 30, 2017 of the Loans Held For Sale, including with respect to each loan the

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issuer name; asset name; commitment; outstanding principal balance; unfunded commitment; unamortized fees/OID; accrued interest; accrued unused fees; amortized cost; net book value; destination portfolio; and lien position and (ii) the Company Fund for which the loan is being held.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a complete and accurate list as of the close of business on September 30, 2017 of all of the interests in Company Funds owned by the Company or its Subsidiaries (the “CLO Interests”), including the entity owning the interest; name of issuer; outstanding principal balance, accrued interest and book value as of September 30, 2017; and whether such CLO Interest is to be sold to Asset Buyer under the Asset Purchase Agreement. All the CLO Interests have been duly authorized and validly issued and are free and clear of all Liens (other than restrictions imposed by the applicable Fund Documentation).

(d) All of the Excluded Assets are owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens and, with respect to the Loans Held for Sale, Liens under warehouse facilities that are listed in Section 3.15(a)(v) of the Company Disclosure Letter.

(e) The aggregate unfunded amounts of the Committed Funding Amount (as defined in the Asset Purchase Agreement) as of the date of this Agreement is less than $300,000,000.

3.18 Properties and Leases. Section 3.18 of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property owned, leased, subleased or licensed by the Company or its Subsidiaries. The Company and its Subsidiaries (i) have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests, as applicable, or other comparable Contract rights in or relating to, all of the real property and other tangible assets used in, in any material respect, or necessary for the conduct of their businesses as currently conducted (after taking into account the transactions contemplated by the Asset Purchase Agreement), free and clear of all Liens except for Permitted Liens, and (ii) are collectively the lessee of all material property which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties. Each lease for such property described in clause (i) and (ii) of the preceding sentence is valid and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Company, the lessor, and no event or condition has occurred or exists which constitutes or, after notice or lapse of time or both, would constitute a material default or violation on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, of any other party thereto. True, correct and complete copies of each such lease, including all amendments thereto, have been made available to Parent.

3.19 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all (a) trademarks, service marks, trade names, slogans, logos and other identifiers of source, and all goodwill related thereto, (b) copyrights, (c) patents and industrial designs (including the inventions therein), (d) computer programs (whether in source code or object code), databases, data compilations, technology and all documentation related thereto, and (e) trade secrets, including know-how, algorithms, models, methodologies, processes, and other confidential information (including any registrations or applications for registration of any of the foregoing) (collectively, the “Intellectual Property”) necessary to carry on their business substantially as currently conducted. Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all issued patents and patent applications, trademark registrations and applications, copyright registrations and Internet domain names owned by the Company or any Subsidiary. All Intellectual Property owned by the Company and its Subsidiaries is in full force and effect, and the Company or a Subsidiary is the sole owner of all such Intellectual Property free and clear of any Liens. Neither the Company nor any such Subsidiary has received any notice of infringement or misappropriation of or conflict with, and there are no infringements or misappropriation of or conflicts with, the rights of others with respect to the use of any Intellectual Property. To the Company’s knowledge, no activity by the Company or its Subsidiaries infringes or violates (or in the past infringed or violated) any other party’s Intellectual Property or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any other party’s Intellectual Property. To the

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Company’s knowledge, no other party is infringing or misappropriating any Intellectual Property owned by the Company or a Subsidiary. The Company and its Subsidiaries have taken commercially reasonable measures to prosecute, maintain and protect their owned Intellectual Property, including the confidentiality of trade secrets. There have been no material security breaches in the information technology systems of the Company or its Subsidiaries. During the two (2) year period prior to the date of this Agreement, there has been no failure with respect to the information technology systems of the Company or its Subsidiaries that has had a material effect on the operations of the Company or its Subsidiaries.

3.20 Labor Matters. Neither the Company nor any of its Subsidiaries (a) is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization, (b) has any duty to recognize or bargain with any union or labor organization or other person purporting to act as the exclusive bargaining representative of any Business Employees or Contingent Workers and no union or other labor organization claims or demands to represent any Business Employees or Contingent Workers, or (c) has committed or engaged in any unfair labor practice. There is no strike or other material labor dispute pending or, to the Company’s knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries’ Business Employees or Contingent Workers seeking to certify a collective bargaining unit or engaging in other similar organizational activity.

3.21 Environmental Matters. The Company and its Subsidiaries are and have been in compliance with applicable Law relating to the protection of human health or safety, the environment, natural resources, hazardous or toxic substances, materials or wastes, pollutants, contaminants, petroleum or its byproducts, or asbestos-containing materials (collectively, “Environmental Laws”). Neither the Company nor any of its Subsidiaries is subject to any pending, or to knowledge of the Company, threatened Action, Order or any written notice alleging material noncompliance with, or liability under, any Environmental Law. Neither the Company nor any of its Subsidiaries has released, generated, stored, treated, transported, disposed of, or arranged for the disposal of hazardous or toxic substances, materials or wastes, pollutants, contaminants, petroleum or its byproducts, or asbestos-containing materials at any location except as would not reasonably be expected to give rise to material liability under Environmental Law. The Company has made available to Parent copies of all material environmental reports, studies and assessments in its possession or reasonable control relating to the owned and leased real property, facilities or operations of the Company or any of its Subsidiaries.

3.22 Information in Proxy Statement. The Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein that are supplied by Parent, Merger Sub or the Asset Buyer (or their respective Affiliates) for inclusion therein.

3.23 Takeover Statutes. The Company has taken all action necessary to exempt and/or exclude this Agreement, the Asset Purchase Agreement, and the transactions and agreements contemplated by this Agreement and the Asset Purchase Agreement, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any and all other similar antitakeover Law (each Law referred to in clauses (i) and (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies to this Agreement, the Asset Purchase Agreement, or the transactions and agreements contemplated by this Agreement and the Asset Purchase Agreement, including the Merger.

3.24 Affiliated Transactions. Since January 1, 2014, there have been no transactions or Contracts between the Company or any of its Subsidiaries on the one hand, and the affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Reports.

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3.25 Broker’s Fees. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. The fee payable by the Company to each of Credit Suisse and Houlihan Lokey in connection with the transactions contemplated hereby and by the Asset Purchase Agreement is described, with respect to Credit Suisse, in an engagement letter between the Company and Credit Suisse and, with respect to Houlihan Lokey, in an engagement letter between the Company and Houlihan Lokey. The Company has provided to Parent complete and correct copies of such engagement letters with Credit Suisse and Houlihan Lokey.

3.26 Opinions of Financial Advisors. The Board of Directors of the Company has received the separate opinions of Credit Suisse and Houlihan Lokey, each to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications and other matters set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than excluded holders as set forth in such opinions and their respective affiliates) is fair from a financial point of view to such holders. A signed copy of each such opinion will be made available to Parent on a non-reliance basis for informational purposes only promptly following receipt thereof by the Board of Directors of the Company.

3.27 Insurance. Section 3.27 of the Company Disclosure Letter contains a true, correct and complete list of all material insurance policies and bonds insuring each of the Company and its Subsidiaries and their personnel, assets, properties and operations. The Company has made available to Parent true, correct and complete copies of all such policies and bonds. All such policies and bonds provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law or any Company Contract outstanding as of the date hereof, are outstanding and in full force and effect, and no insurer has refused, denied or disputed coverage of any claim made thereunder. All premiums and other payments due under any such policy or bond have been paid, and all claims thereunder have been filed in due and timely fashion. None of the Company or its Subsidiaries is in material default under any provisions of any such insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance, nor has any insurer threatened cancellation or non-renewal of any such insurance. For all claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

3.28 Asset Purchase Agreement. The Company has provided Parent with a true, correct and complete copy of the Asset Purchase Agreement (including all schedules, exhibits and annexes thereto). The representations and warranties of the Company in the Asset Purchase Agreement are true and correct as of the date hereof.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e), neither the Company nor any Representative of the Company (or other Person) has made any express or implied representation or warranty of any kind or nature with respect to (x) the Company or the condition, value or quality of the Company or the Company’s business or operations, (y) any opinion, information, projection, forecast or advice regarding future results, prospects or activities of the Company or the Company’s business or operations or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent or Merger Sub). Neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent or Merger Sub) and Parent or Merger Sub may not rely on any express or implied representation or warranty of any kind or nature (and may not rely on any opinions, information, projections, forecasts, advice, materials, presentations,

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statements or information of any kind or nature), other than, in each case, the representations and warranties of the Company expressly contained in Article III of this Agreement or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e), and all other representations and warranties are specifically disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER AND MERGER SUB

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by Parent to the Company prior to or concurrently herewith (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent, Buyer and Merger Sub (collectively, the “Buyer Entities”) hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Entity has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

4.2 Authority.

(a) Each Buyer Entity has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The Board of Directors of Parent at a duly held meeting has approved this Agreement, the execution and delivery of this Agreement and the transactions contemplated hereby, and the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its stockholders and declared this Agreement and the Merger to be advisable in accordance with the DGCL and (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Except as described in Section 4.2(b), no other corporate proceedings or actions on the part of any Buyer Entity is necessary to approve this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by each Buyer Entity and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each Buyer Entity, as applicable, enforceable against such Buyer Entity, as applicable, in accordance with its terms and conditions, except as enforcement may be limited by the Enforceability Exceptions. Except as obtained as of the date hereof, no vote or consent of the holders of any class or series of capital stock or other securities of Parent or Buyer is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The adoption of this Agreement by Buyer as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

4.3 Consents and Approvals.

(a) The execution and delivery of this Agreement by the Buyer Entities, the consummation by the Buyer Entities of the transactions contemplated hereby, and the compliance by the Buyer Entities with any of the

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terms or provisions hereof, do not and will not (i) violate any provision of the limited liability company agreement or certificate of formation of Buyer or the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 4.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Buyer Entities or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer Entities under, any Contract to which any Buyer Entity is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of Parent or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer Entities of this Agreement and the consummation by the Buyer Entities of the transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with any applicable requirements of the Exchange Act, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Ownership of Shares. As of the date of this Agreement, none of the Buyer Entities or any of their controlled affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire (other than pursuant to this Agreement) or vote any shares of Company Common Stock. As of the date of this Agreement, to the knowledge of Parent, none of the Buyer Entities or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.5 Broker’s Fees. Except for Wells Fargo Securities, LLC, none of the Buyer Entities or any other Subsidiary of Parent or any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.6 Information in Proxy Statement. The information provided by Parent or any of its Affiliates for inclusion in the Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.7 Certain Arrangements. As of the date hereof, there are no Contracts, whether written or oral, between Parent, Buyer or any of their respective Subsidiaries or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock, any member of the Company’s management or any member of the Company’s board of directors, on the other hand, relating to the Company or the transactions contemplated by this Agreement or to the operations or business of the Company following the Closing.

4.8 Availability of Funds. At the Closing, Parent and Buyer will have available cash funds that, together with the net proceeds to the Company from the transactions contemplated by the Asset Purchase Agreement, will be sufficient for Parent, Buyer and the Surviving Corporation to make (or cause to be made) the payments contemplated by Article II (other than any payments with respect to the Contingent Value Rights) and to pay all

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fees and expenses of Parent, Buyer and the Surviving Corporation in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement.

4.9 No Other Representations.

(a) Except for the representations and warranties contained in this Article IV or in any certificate delivered by Parent, Buyer and Merger Sub at the Closing pursuant to Section 6.3(c), none of Parent, Buyer or Merger Sub or any of their respective Representatives has made any express or implied representation or warranty of any kind or nature, and all other representations and warranties are specifically disclaimed.

(b) Parent, Buyer and Merger Sub each acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (ii) has had reasonable access to (x) the books and records of the Company and its Subsidiaries and (y) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby.

(c) Parent, Buyer and Merger Sub each acknowledges and agrees that, except for the representations and warranties of the Company contained in Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section 6.2(e): (i) neither the Company nor any Representative of the Company has made any express or implied representation or warranty of any kind or nature with respect to (x) the Company or the condition, value or quality of the Company or the Company’s business or operations, (y) any opinion, information, projection, forecast or advice regarding future results, prospects or activities of the Company or the Company’s business or operations or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Buyer, Merger Sub or their affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent, Buyer or Merger Sub), (ii) neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to Parent, Buyer, Merger Sub or their affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to Parent, Buyer, or Merger Sub) and (iii) Parent, Buyer, or Merger Sub have not relied on any express or implied representation or warranty of any kind or nature, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or Section  6.2(e) and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

COVENANTS

5.1 Conduct of Business Prior to the Effective Time. Except as (i) expressly contemplated or permitted by this Agreement or the Asset Purchase Agreement, (ii) consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by applicable Law or in connection with the performance by the Company and its Subsidiaries of their obligations under any applicable Collateral Management Agreement: during the period from the date of this Agreement to the Effective Time, (x) the Company shall, and shall cause each of its Subsidiaries and the Company Funds to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and in accordance with applicable Fund Documentation and (ii) use its reasonable best efforts to maintain and preserve intact its business organization (including relationships with clients, regulators and other persons material to the business of the Company and its

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Subsidiaries) and to keep available the services of its officers and employees and (y) the Company shall not, and shall not permit any of its Subsidiaries to, do the following:

(a) adjust, split, combine, reclassify or effect any similar transaction with respect to the Company Securities;

(b) set any record or payment dates for the payment of any dividends or distributions on the Company Securities or make, declare, set aside or pay any dividend or make any other distribution on the Company Securities, except (i) for dividends paid before the Closing by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company or (ii) a regular quarterly cash dividend on the Company Common Stock payable in the fourth quarter of calendar year 2017 at a rate not in excess of $0.02 per share;

(c) issue, sell, dispose, authorize, grant, redeem, purchase or otherwise acquire, any Company Securities, except (i) pursuant to the exercise of the Company Equity Awards or the Company Warrants, or (ii) pursuant to the surrender of shares of Company Common Stock to the Company or the withholding of shares of Company Common Stock by the Company to cover tax withholding obligations under the Company Stock Plan pursuant to the exercise of the Company Options;

(d) sell, transfer, mortgage, grant a Lien on, encumber, license, abandon, permit to lapse or otherwise dispose of any of its material assets or properties to any Person, by merger, consolidation, asset sale, other business combination (including formation of a joint venture) or otherwise, except (i) as expressly required by the terms of any Contract in force at the date of this Agreement and expressly referenced in Section 5.1(d) of the Company Disclosure Letter, (ii) sales by the Company or its Subsidiaries of Loans Held for Sale in accordance with Section 5.17; provided that any sales pursuant to the foregoing clause (ii) are for cash (or equity securities in connection with any restructuring, waiver or workout) and at an aggregate price not less than the aggregate acquisition cost of such Loans Held for Sale or (iii) sales by the Company or its Subsidiaries of Purchased Assets other than (A) the sale of any Dartmouth Assets or (B) the sale of the Owned Real Property (as defined in the Asset Purchase Agreement) or the equity of NWP NEWS LLC for proceeds (net of all expenses of the Company and its Subsidiaries relating thereto) of less than $10,000,000 or involving any ongoing obligations of the Company or any of its Subsidiaries;

(e) make any acquisition of another Person or division thereof or otherwise make material purchases of any property or assets from any Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity) by merger, consolidation, asset purchase, other business combination or otherwise, except (i) pursuant to foreclosures and other similar transactions in the ordinary course of business consistent with past practice;

(f) purchase, originate, otherwise acquire or enter into any new loan commitment, increase any loan commitment, or fund any loans, other than (i) transfers in accordance with Section 5.17(e); (ii) funding commitments under Signing Date Investments (as defined in the Asset Purchase Agreement) on the terms in effect as of the date of this Agreement, provided that the aggregate amount funded under this clause (ii) does not exceed the aggregate unfunded amounts of the Committed Funding Amount (as defined in the Asset Purchase Agreement) as of the date of this Agreement; and (iii) prior to the Specified Date, purchasing, originating, otherwise acquiring or entering into any new commitment with respect to loans that are Purchased Assets (or would be Purchased Assets if the closing of the transactions contemplated by the Asset Purchase Agreement were to have occurred immediately following such funding or acquisition) or increasing commitments in respect thereof, provided that (x) the aggregate funding obligations (including future commitments) of the Company and its Subsidiaries under such purchases, originations, acquisitions and commitments for all such loans and commitments is less than (y) the aggregate proceeds received by the Company and its Subsidiaries after the date of this Agreement as a result of the prepayment, sale or other disposition of loans that would have been Purchased Assets if such prepayment, sale or other disposition had not occurred, with this proviso only being

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taken into account, and (x) and (y) being measured, as of a date that is ten Business Days before the date scheduled for the Company Stockholders Meeting or such other date as may be agreed by the parties (the “Specified Date”);

(g) enter into or renew, extend, amend or modify in any material respect or terminate or waive any material terms or conditions of, any Company Contract or Contract that would have been a Company Contract if entered into prior to the date of this Agreement;

(h) except (i) as required by Law or (ii) as required by any Contract outstanding as of the date hereof (including any Plan) and listed in the Company Disclosure Letter: (A) increase, or commit to increase, the compensation (including base salary, wages and annual or long-term incentive opportunities or payments or benefits) of any of its employees, officers, directors or independent contractors, except for annual increases in the base salary or wages of employees (other than the members of the management committee) in the ordinary course of business at a time (and in an amount) that is consistent with past practice and subject to Section 5.1(h) of the Company Disclosure Letter, (B) grant or pay any severance, retention payment, annual incentive payment, bonus, or benefit in the form of a welfare benefit or perquisite, or (C) become a party to, amend, terminate, establish or enter into any Plan or any other arrangement that would have been a Plan had it been in effect on the date hereof;

(i) hire or terminate (other than for cause) any employee other than to replace non-officer employees who terminate during the period from the date of this Agreement to the Effective Time, on terms substantially similar to the arrangements of the employee being replaced;

(j) communicate with or to any Company employee regarding the compensation, benefits or other treatment (in his or her capacity as an employee) that he or she will receive, or that will be provided generally to Company employees or subsets thereof, in connection with the Merger, unless such communications are consistent with prior directives or communications provided or approved by Parent;

(k) make or incur any capital expenditures or expenditures with respect to the Owned Real Property (as defined in the Asset Purchase Agreement) unless the cost of such expenditures is borne by the Asset Buyer;

(l) amend its certificate of incorporation, bylaws or similar governing documents;

(m) incur, assume or issue instruments or securities evidencing any Indebtedness, or assume, guarantee or otherwise become responsible for the obligations of any Person or agree to permit, permit or suffer any Lien (other than Permitted Liens) on any properties or assets that are material to the Company or any of its Subsidiaries, or agree or covenant to restrict or prohibit the imposition of any Lien on any properties or assets that are material to the Company or any of its Subsidiaries (other than any such “negative pledge” that is a Permitted Lien) except for (i) Indebtedness for borrowed money of the Company or any of its wholly-owned Subsidiaries to the Company or any of its other wholly-owned Subsidiaries (other than any Subsidiary that is a Purchased Entity, (ii) the rollover of repurchase facilities in effect as of the date of this Agreement, (iii) any Indebtedness (and related Liens) incurred in connection with the redemption of the 2012-2 CLO Transaction prior to the Closing; (iv) borrowings under the Company’s warehouse lines to fund any delayed draw term loan, revolving loan facility, incremental facility, letter of credit facility or similar commitment in effect as of the date of this Agreement or made or entered into in after the date of this Agreement in accordance with the terms of this Agreement; (v) between the date of this Agreement and the Specified Date, borrowings under the Company’s warehouse lines in an aggregate amount that does not exceed the aggregate amount of Indebtedness retired in connection with any prepayment of, or any sale or other disposition by the Company and its Subsidiaries of, any Purchased Assets between the date of this Agreement and the Specified Date; provided that this clause (v) shall only be taken into account and measured as of the Specified Date; and (vi) borrowings to fund ordinary course expenses of the Company and its Subsidiaries, provided that any Indebtedness incurred pursuant to the foregoing clauses (i)-(vi) is on terms in effect as of the date of this Agreement;

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(n) cancel or forgive any Indebtedness or claims owed to or held by the Company other than (A) Indebtedness or claims that are Purchased Assets (other than Dartmouth Assets) or (B) for immaterial amounts in the ordinary course of business;

(o) enter into any settlement agreement, or otherwise release, waive or compromise, any claims or Actions (i) related to any Transaction Litigation, except in accordance with Section 5.11 or (ii) that is (or is threatened) against the Company or any of its Subsidiaries or any Company Fund, that (A) involves the payment by the Company or any of its Subsidiaries or any Company Fund of an amount that exceeds $100,000 individually or $250,000 in the aggregate (excluding any amounts that will be paid under existing insurance policies of the Company or any of its Subsidiaries) or (B) materially restricts the ongoing business and operations of the Company or any of its Subsidiaries or any Company Fund;

(p) make any changes in its accounting principles, methods, practices or policies, except as may be required by reason of a change in applicable Law or GAAP, in each case as concurred in by the Company’s independent public accountants;

(q) (A) make or change any Tax election or file any amendment to a Tax Return, (B) enter into any closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a refund of a material amount of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, (C) take any position on any Tax Return that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (D) change any method of Tax accounting;

(r) enter into any new line of business outside the business being conducted by the Company and its Subsidiaries as of the date of this Agreement;

(s) change its lending, investment, risk and asset liability management policies in any material respect; lend (including purchasing or otherwise investing in any loans or debt securities) on terms other than in accordance with its lending, investment, risk and asset liability management polices as in effect as of the date of this Agreement; modify, settle, collect or enforce (including the exercise of any remedies) any debt held by the Company, any of its Subsidiaries or any Company Fund other than in accordance with its lending, investment, risk and asset liability management policies as in effect on the date of this Agreement;

(t) fail to conduct its cash management consistent in all material respects with past practices, including with respect to the timing of collection of receivables and payment of payables and other liabilities, or maintain its books and records other than in the ordinary course of business;

(u) fail to maintain in full force and effect the existing insurance policies and bonds of the Company and its Subsidiaries or to timely replace such insurance policies or bonds with comparable insurance policies covering the Company, its Subsidiaries, the Company Funds and their respective properties, assets and businesses;

(v) fail to maintain any applications for or registrations of Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities);

(w) take or fail to take any action, the result of which is that the Company or any of its Subsidiaries or any of the Company Funds is or will be required to register as an investment company under the Investment Company Act;

(x) take or fail to take any action, the result of which act or failure to act is intended or would reasonably be expected to result (alone or with any other actions or failures to act) in any condition set forth in Article VI not being satisfied or that would (alone or with any other actions or failures to act) materially impair or delay consummation of the Closing; and

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(y) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

5.2 Regulatory Matters.

(a) The Company and Parent agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days following the date hereof.

(b) Subject to the terms and conditions of this Agreement, each of Parent, Buyer, Merger Sub and the Company shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by this Agreement; (iv) defend all lawsuits or other Actions to which it or its Subsidiaries is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto; and (vi) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.

(c) Subject to the other provisions of this Agreement, each of the Company, on the one hand, and the Buyer Entities, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transaction contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transaction contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests); (iv) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; and (v) not independently participate in any meeting (including telephonic meetings) with any Governmental Entity in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

(d) Notwithstanding anything in this Section 5.2 to the contrary, materials provided by or on behalf of Parent to the Company or its counsel or the Company to Parent or its counsel may be redacted to the extent necessary (1) to remove references concerning Parent’s or the Company’s valuation analyses with respect to the Company, (2) as necessary to comply with Contracts in effect on the date hereof, (3) to address reasonable concerns regarding attorney-client privilege or (4) to remove personal, proprietary and other confidential business information.

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5.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to its properties, books, and records, and to its Representatives, and shall make available to Parent and its Representatives, all other data, information, agreements and documents concerning its business, properties and personnel as Parent or its Representatives may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries. Without limiting the foregoing, the Company will provide to Parent copies of the updated Purchased Investment Tape (as defined under the Asset Purchase Agreement) on a weekly basis as and when provided to Asset Buyer pursuant to Section 5.14 of the Asset Purchase Agreement. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that, in the Company’s reasonable and good faith judgment based on the advice of counsel, such access or disclosure (i) would violate any confidentiality agreements with a third party in effect on the date hereof, (ii) is with respect to information that is subject to attorney-client privilege or (iii) would violate any Law applicable to the Company, its Subsidiaries or any Company Funds; provided that, in each of clauses (i), (ii) and (iii), the parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i), (ii) or (iii) above.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated August 8, 2017, among First Eagle Investment Management, LLC, GSO Capital Partners LP and the Company (the “Confidentiality Agreement”).

5.4 Stockholders Meeting.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall take all action required under the DGCL, the certificate of incorporation and bylaws of the Company and the applicable requirements of NASDAQ, and otherwise by applicable Law, necessary to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (but no later than 40 days) following the Proxy Clearance Date, for the purpose of approving and adopting this Agreement and approving the transactions contemplated by the Asset Purchase Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). The Company shall not submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement in accordance with Article VII.

(b) The Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without the prior written consent of Parent. Notwithstanding the immediately preceding sentence or Section 5.4(a), (i) the Company may postpone or adjourn the Company Stockholders Meeting to the extent required by Law or the SEC, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting as required by applicable Law or the SEC and (ii) the Company may postpone or adjourn the Company Stockholders Meeting (and the Company shall postpone or adjourn the Company Stockholders Meeting (but in no event for more than 30 days in the aggregate) if requested by Parent): (x) to allow additional time to solicit additional proxies to the extent the Company (or Parent, as the case may be) reasonably believes necessary in order to obtain the Requisite Company Stockholder Approval or (y) to allow additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock present (either in person or by proxy) at the meeting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, in the case of the foregoing clause (ii), the Company shall, and shall cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence in person of the Company’s stockholders) as expeditiously as reasonably possible, it being understood that time shall be of the essence; provided, further, that, in the case of each of the foregoing clauses

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(i) and (ii), the Company shall consult with Parent prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Parent.

(c) Except to the extent there has been a Change in Company Recommendation in accordance with Section 5.5, the Company, acting through its Board of Directors (or a committee thereof), shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Requisite Company Stockholder Approval and to keep Parent reasonably informed on the status of such efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated prior thereto.

(d) In connection with the Company Stockholders Meeting, (i) the Company shall as promptly as reasonably practicable following execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC the preliminary Proxy Statement, (ii) the Company shall mail the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable after the Proxy Clearance Date, and (iii) the Company shall as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement that the Company has reasonably determined, after consultation with outside counsel, is required by applicable Law. The Company, Parent and their respective Affiliates shall make any other filings with the SEC as may be required to consummate the transactions contemplated by this Agreement. The Company and Parent shall each use its respective reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the foregoing and will provide copies of such comments to the other party promptly and in any event within 24 hours following receipt thereof, and (B) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; provided that each party shall provide the other party a reasonable opportunity to review and comment on any such response, amendment or supplement, which comments shall be considered in good faith. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with the other in connection with the foregoing, including the preparation of the filings described above and responding to the SEC with respect to all comments received in connection therewith from the SEC, including furnishing the other party, as promptly as reasonably practicable, with all information concerning themselves, their Subsidiaries and Affiliates and its and their respective directors, officers and stockholders and such other matters as may be required to be included in the Proxy Statement or other filings with the SEC as described above. Each of the Company and Parent further agrees that, if it becomes aware prior to the Effective Time of any information relating to it, its Subsidiaries or affiliates or its and their respective officers, directors or stockholders, that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including, if applicable, promptly filing with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by applicable Law, disseminating such amendment or supplement to the stockholders of the Company.

5.5 Go Shop and Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to any Persons (and their Representatives, including potential financing sources) relating to a potential

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Acquisition Proposal; provided that (x) prior to receiving any non-public information or access any such Person must be party to an Acceptable Confidentiality Agreement and (y) the Company shall provide to Parent any such non-public information that is provided to any such Person that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company may grant a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company.

(b) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives (and, in the case of any Excluded Party, a summary of all Acquisition Proposals by such Excluded Party that were not made in writing). On the No-Shop Period Start Date, the Company shall terminate all access of any Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) that has executed a confidentiality agreement with the Company after the date of this Agreement in connection with such Person’s consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company.

(c) Except as expressly permitted by Section 5.5(a), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company and its Subsidiaries shall not, and the Company shall cause its (and its Subsidiaries’) Representatives not to: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, (iii) provide access to its properties, books, records or personnel or any non-public information to, any Person relating to an Acquisition Proposal or any such inquiry, proposal or offer, or (iv) waive the applicability of any Takeover Statutes in respect of any Person (other than the parties and their Affiliates). In addition, the Company shall not, and shall cause it Subsidiaries and its and their respective Representatives not to, (A) reimburse or agree to reimburse any Person making any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal for any of their expenses in connection with such Acquisition Proposal, inquiry or offer or (B) execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.5) or any agreement that requires the Company to abandon or terminate or fail to consummate the Merger or the transactions contemplated by the Asset Purchase Agreement.

(d) Beginning on the No-Shop Period Start Date, the Company shall promptly (and in any event within two (2) calendar days) notify Parent (i) of the receipt of any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) that is received on or after the No-Shop Period Start Date, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal (or such inquiry, proposal or offer) and copies of drafts of proposed

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agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and (ii) of any written change to the financial or other material terms and conditions of any such Acquisition Proposal (or such inquiry, proposal or offer) described in clause (i) above (including, for the avoidance of doubt, any Acquisition Proposal involving an Excluded Party), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives. The Company shall keep Parent reasonably informed on a prompt basis of the status of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 5.5, beginning on the No-Shop Period Start Date and prior to obtaining the Requisite Company Stockholder Approval, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 5.5, including from an Excluded Party (whether received from such Excluded Party prior to, on or after the No-Shop Period Start Date), and the Board of Directors shall have determined in good faith (i) after consultation with its outside counsel and financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside counsel that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, prior to receipt of the Requisite Company Stockholder Approval, (A) engage in, enter into or otherwise participate in any discussions or negotiations with such Person who has made such Acquisition Proposal (and its Representatives) and (B) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to such Person who has made such Acquisition Proposal (and its Representatives); provided that (y) prior to engaging in any discussions or negotiations or providing any non-public information or access the Company must enter into an Acceptable Confidentiality Agreement with such Person and (z) the Company shall provide to Parent any such non-public information that is provided to any such Person that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.

(f) Except as expressly permitted by the other provisions of this Section 5.5, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Board of Directors of the Company shall not (i) withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify), in a manner adverse to Parent, the Company Recommendation, (ii) adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any Acquisition Proposal or submit to a vote of the Company stockholders any Acquisition Proposal, (iii) fail to reaffirm its recommendation of the Company Recommendation following the public announcement of an Acquisition Proposal within five (5) Business Days after Parent so requests (or if the Company Stockholders Meeting is to occur earlier than the end of such five (5) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting); provided that Parent may only make two (2) such requests with respect to any Acquisition Proposal, (iv) fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the Company Stockholders Meeting is to occur earlier than the end of such ten (10) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting) or (v) fail to include the Company Recommendation in the Proxy Statement (any of the foregoing in clauses (i), (ii), (iii), (iv) or (v) a “Change in Company Recommendation”).

(g) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company may terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to a Superior Proposal (and/or the Board of Directors of the Company may make a Change in Company Recommendation with respect to a Superior Proposal) if and only if:

(i) the Company has received a bona fide written Acquisition Proposal (including an Acquisition Proposal from an Excluded Party) that was not solicited in breach of this Section 5.5 that the

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Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel) constitutes a Superior Proposal and the Company has materially complied with the other provisions of this Section 5.5 with respect to such Acquisition Proposal;

(ii) the Company’s Board of Directors has determined in good faith that the failure to terminate this Agreement in accordance with Section 7.1(g) and/or make such Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company delivers to Parent and the Asset Buyer a written notice (a “Superior Proposal Notice”) advising Parent and the Asset Buyer that the Company’s Board of Directors proposes to take such action and containing a copy of the proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, including the identity of the party making such Superior Proposal;

(iv) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (the “Notice Period”), if requested by Parent and the Asset Buyer, the Company will, and will cause its Representatives to, engage in good faith negotiations with Parent, Asset Buyer and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Asset Purchase Agreement and related agreements so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any revision or amendment to the financial terms or other material terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such Superior Proposal will become three (3) Business Days instead of five (5) Business Days); and

(v) following the end of the Notice Period(s) referred to above, the Board of Directors of the Company determines in good faith (a) after consultation with its outside counsel and financial advisor, and taking into account any modifications to this Agreement and the Asset Purchase Agreement proposed by Parent and the Asset Buyer prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(h) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company or its Board of Directors may make a Change in Company Recommendation other than in response to or in respect of an Acquisition Proposal or a Superior Proposal if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of any event, fact, circumstance, development or occurrence relating to or affecting the Company or its Subsidiaries, including the business, operations, assets or liabilities of the Company or its Subsidiaries, and which was not known by or reasonably foreseeable to the Company’s Board of Directors (or a committee thereof) as of the date of this Agreement (an “Intervening Event”); provided, however, that in no event shall any action taken by the Company in order to comply with the covenants set forth in this Agreement or the Asset Purchase Agreement, and the consequences of any such action, constitute an Intervening Event;

(ii) the Company delivers to Parent and the Asset Buyer a written notice (an “Intervening Event Notice”) advising Parent and the Asset Buyer that the Company’s Board of Directors proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event;

(iii) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice, if requested by Parent and the Asset Buyer, the Company will, and will cause its Representatives to, engage in good faith negotiations

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with Parent, the Asset Buyer and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Asset Purchase Agreement so that the need for making such Change in Company Recommendation would be obviated; and

(iv) following such time referred to in clause (iii) above, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel, and taking into account any modifications to this Agreement and the Asset Purchase Agreement proposed by Parent and the Asset Buyer prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In the event that the Company delivers Parent a Superior Proposal Notice or an Intervening Event Notice, the Company shall have been deemed to have automatically waived any standstill to which Parent or any of its Affiliates is a party solely for the limited purpose of permitting Parent, Buyer and Merger Sub to negotiate with the Company in accordance with the terms of clause (g) or (h) above, as applicable.

(i) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that in each case of (i), (ii) and (iii), the Company expressly publicly reaffirms the Company Recommendation in such disclosure and does not include any statement that itself would be a Change in Company Recommendation.

(j) From the date of this Agreement until the Closing, or until this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not assist or facilitate Asset Buyer or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, the Asset Buyer with respect to any potential sale of or transaction involving the Company other than the transactions with Parent contemplated by this Agreement and the Asset Purchase Agreement.

(k) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a joint offer from Parent, Buyer, Merger Sub and the Asset Buyer) with respect to (x) the acquisition in any manner, directly or indirectly (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock (or of securities representing twenty percent (20%) or more of the total voting power of the Company) or (y) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) of twenty percent (20%) or more of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries.

(ii) “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is

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withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor), no longer is or would reasonably be expected to lead to a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for the purpose of this definition of Superior Proposal, all references in the definition of Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “fifty percent (50%) or more”) which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent and the Asset Buyer in response to such Superior Proposal pursuant to, and in accordance with, Section 5.5(g)).

5.6 Employees; Employee Benefit Plans.

(a) From the Closing Date through December 31, 2018, Parent shall provide, or shall cause to be provided, to those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries and remain so employed (the “Continuing Employees”) annual base salary and base wages, and cash incentive compensation opportunities, that are no less favorable, in the aggregate, to such annual base salary and base wages, and cash incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time and shall entitle Continuing Employees to participate in any employee benefit plans or arrangements maintained by Parent, Buyer, the Surviving Corporation or any other direct or indirect Subsidiary of Parent (collectively, the “Parent Plans”) as similarly situated employees of Parent and its Subsidiaries. For the avoidance of doubt, in determining cash incentive compensation opportunities for the calendar year ending December 31, 2018 to be provided to Continuing Employees, such amounts will be no less favorable, in the aggregate, than those earned by the Company Employees prior to the Effective Time for the calendar year ending December 31, 2017, regardless of when any such amounts are paid.

(b) Parent shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give Continuing Employees full credit for purposes of eligibility, vesting and benefit accruals under the Parent Plans, for such Continuing Employees’ service with the Company or any Subsidiary of the Company (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries under similar Plans, (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time, and (iii) use commercially reasonable efforts to provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits.

(c) Notwithstanding anything in this Agreement to the contrary, with respect to the cash incentive awards applicable to any Continuing Employee for calendar year 2017 (as to each Continuing Employee, a “2017 Bonus”), if the Closing occurs (x) during the 2017 calendar year, the Company shall pay at Closing (fully in cash) to each Continuing Employee, the 2017 Bonus set forth on Section 3.14(h) of the Company Disclosure Letter, in each case prorated (except as set forth on Section 3.14(h) of the Company Disclosure Letter) to reflect the portion of the year elapsed between January 1, 2017 and the Closing Date and (y) during the 2018 calendar year, but prior to the payment of the 2017 Bonus to the Continuing Employees, the Company shall pay at Closing (fully in cash) to each Continuing Employee, an amount equal to such Continuing Employee’s 2017 Bonus set forth on Section 3.14(h) of the Company Disclosure Letter.

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(d) Notwithstanding anything in this Agreement to the contrary, if the Closing does not occur during the 2017 calendar year, the Company shall be permitted to establish the terms and conditions of the cash incentive awards applicable to Continuing Employees for calendar year 2018 (the “2018 Bonus”) in consultation with Parent and subject to Parent’s written consent (such consent not to be unreasonably withheld, conditioned or delayed) prior to any approval, implementation, communication or disclosure with respect to the 2018 Bonus.

(e) Without limiting the provisions of Section 5.6(a) and Section 5.6(b) above, in the event that a Continuing Employee’s employment with the Surviving Corporation (or such other controlled Affiliate of Parent following the Closing that such Continuing Employee is employed by) is terminated by the Surviving Corporation (or such other controlled Affiliate of Parent following the Closing that such Continuing Employee is employed by) other than for cause (as reasonably determined by the Surviving Corporation or applicable controlled Affiliate of Parent) within the twelve (12) month period immediately following the Closing Date, such terminated Continuing Employee shall receive severance benefits no less favorable than those set forth on Section 5.6(e) of the Company Disclosure Letter. Any such severance shall be subject to the terminated Continuing Employee’s signing a separation agreement containing a general release of claims in a form and manner satisfactory to the Surviving Corporation or applicable controlled Affiliate of Parent. The provisions of this Section 5.6(e) shall not apply to any Continuing Employee who, in the event of such termination, is eligible for severance under any other then applicable agreement (including any employment, severance or change of control agreement). In no event shall this Section 5.6(e) result in a duplication of severance pay or benefits for any Continuing Employee.

(f) The Company shall take all actions necessary to provide for the termination of the Company’s 2016 Co-Investment Plan, such that all awards issued thereunder shall be terminated and cashed out in accordance with their terms, at or before the Effective Time. As of the Effective Time, each holder of an award under the Company’s 2016 Co-Investment Plan shall cease to have any rights with respect thereto, except for the right to receive payment therefor, if any.

(g) If directed by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall terminate any and all Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Effective Time. In the event that Parent requests that such 401(k) plans(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of which shall be subject to review and reasonable approval by Parent, such approval not to be unreasonably withheld, conditioned or delayed).

(h) The provisions of this Section 5.6 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.6) under or by reason of any provision of this Agreement. Nothing contained in this Section 5.6 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 5.6(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

5.7 Indemnification; Directors’ and Officers’ and Other Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless, as and to the fullest extent provided in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and permitted by applicable Law, each present and

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former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement or incurred in connection with any actual or threatened Action, arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur at or prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, and shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Action, including any expenses incurred in enforcing such Person’s rights under this Section 5.7; provided that the Person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification pursuant to this Section 5.7.

(b) The provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Company’s certificate of incorporation and bylaws in effect as of the date hereof, which provisions shall not, except to the extent required by applicable Law, be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Prior to or at the Effective Time, the Company shall purchase from insurance carriers, following reasonable consultation with Parent, six (6) year prepaid “tail policies” for directors’ and officers’ liability insurance and fiduciary liability insurance providing at least the same coverage and amounts and containing terms and conditions that are at least as advantageous to the insureds as the current policies maintained by the Company and its Subsidiaries with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the Effective Time, including the transactions contemplated hereby. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policies” in full force and effect and continue to honor their respective obligations thereunder. Notwithstanding the foregoing, the Company shall not pay more than 250% of the most recent annual premium paid by the Company prior to the Effective Time in respect of each such policy described in the first sentence of this Section 5.7(d), but in case such coverage is not available for such amount, the Company shall purchase as much coverage as reasonably practicable for such amount. In addition, if requested by and with the consultation and consent of Parent, prior to or at the Effective Time, the Company shall purchase prepaid “tail policies” with respect to claims arising from actual or alleged acts, errors or omissions that occurred at or before the Effective Time for (i) employment practices liability insurance; (ii) “cyber” and data security liability insurance; and/or (iii) professional/errors and omissions liability insurance, including any “claims-made” fidelity bond, surety bond or similar coverage.

(d) Parent agrees to cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company with any director or officer prior to the date hereof and that are set forth on Section 5.7(d) of the Company Disclosure Letter.

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.7.

(f) The provisions of this Section 5.7 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(g) The rights of the Indemnified Parties under this Section 5.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or the comparable

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governing instruments of any of its Subsidiaries. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 5.7 is not prior to, or in substitution for, any such claims under any such policies.

5.8 Advice of Changes. Parent and the Company shall promptly advise the other party of any change or event of which it becomes aware which it believes would or would be reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VI hereof; provided, however, that any noncompliance with this Section 5.8 shall not be taken into account in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or give rise to any right of termination under Article VII.

5.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.10 Publicity. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement (other than in the case of the Company, a Change in Company Recommendation and related public statements or any other statements contemplated by Section 5.5(i)) without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may, upon the advice of outside counsel, be required by Law or the rules and regulations of any applicable securities exchange. Parent and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Asset Purchase Agreement shall be a joint press release in the form agreed to by the Company, Parent and Asset Buyer.

5.11 Transaction Litigation. In the event that any Transaction Litigation is brought, or threatened to be brought, against the Company or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time, the Company shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including by promptly informing Parent of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection therewith and the right to provide advice with respect to the Transaction Litigation as to which the Company shall give due consideration. The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.12 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from NASDAQ as promptly as practicable after (and only after) the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Asset Purchase Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take all actions as are necessary so that such transactions contemplated by this Agreement and the Asset Purchase Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Asset Purchase

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Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statute on such transactions. The Company shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Statute to become applicable to this Agreement or any of the transactions contemplated hereby or under the Asset Purchase Agreement.

5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Buyer, Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

5.15 Client Consents.

(a) The Company shall use commercially reasonable efforts to obtain the Client Consents; provided that neither the Company nor any of its Subsidiaries shall be required to offer or grant any material accommodation or material alteration of terms (financial or otherwise) to obtain such required Consents.

(b) The Company shall keep Parent reasonably informed of the status of obtaining the Client Consents and shall, prior to the Closing, make available to Parent copies of all such executed Client Consents and, upon reasonable prior notice from Parent, make available for Parent’s inspection the originals of such Client Consents and any related materials and other records relating to such consent process. Without limiting the foregoing, in connection with obtaining the Client Consents, the Company shall obtain Parent’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed) of the form and substance of any notice or other materials to be distributed to the Client or other Persons in order to obtain the necessary Client Consent.

(c) The Company shall promptly notify Parent after the receipt by the Company or any of its Subsidiaries of any written notice that any Client (i) has ceased or will cease to use any services of the Company or any of its Subsidiaries, (ii) has substantially reduced, or will substantially reduce, the use of services of the Company or any of its Subsidiaries or (iii) has sought, or is seeking, to reduce any fees it will pay for any services of the Company or any of its Subsidiaries.

5.16 Asset Purchase Agreement. The Company shall (i) use its reasonable best efforts to comply with the terms of the Asset Purchase Agreement, (ii) not amend, modify or supplement the Asset Purchase Agreement or consent to any amendment or modification of or supplement to the Asset Purchase Agreement or waive any of its rights thereunder and (iii) not terminate the Asset Purchase Agreement under provisions requiring mutual consent of the Company and the Asset Buyer. The Company shall keep Parent informed on a reasonably current basis of the status of the transactions contemplated by the Asset Purchase Agreement, including by (A) providing Parent a copy of all notices received by the Company from the Asset Buyer or provided by the Company to the Asset Buyer under the Asset Purchase Agreement and (B) notifying the Company as promptly as practicable (and in any event within one Business Day) upon becoming aware of any event that has given rise to, or that would reasonably be expected to give rise to, a right of termination by either party under the Asset Purchase Agreement. For the avoidance of doubt, none of Parent, Buyer or Merger Sub shall be responsible for any actions or inactions of Asset Buyer. Notwithstanding any term of the Asset Purchase Agreement, (a) if the Company or any of its Subsidiaries is permitted to take an action under the Asset Purchase Agreement but is prohibited from taking (or otherwise restricted in taking) such action under this Agreement, the Company shall not take such action (or shall otherwise comply with the restrictions in respect of such action) and (b) if the Company or any of its Subsidiaries is permitted not to take an action under the Asset Purchase Agreement but it is required to take such action under this Agreement, the Company shall (or shall cause its Subsidiary to) take such action.

5.17 Fund Matters.

(a) The Company shall notify Parent promptly of the occurrence of any event described in Section 3.11(m) or (n) and shall make available to Parent any Trustee’s or other report from a Company Fund or a service provider to a Company Fund that is provided to the Company or any of its Subsidiaries or to investors in any Company Fund after the date of this Agreement.

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(b) Before the Closing, the Company shall take all necessary actions to indefeasibly deposit with the trustee under the indenture of NewStar Commercial Loan Funding 2014-1 LLC the redemption price for all outstanding notes, and all other amounts required to be funded in connection with an optional redemption of the outstanding notes, under such indenture.

(c) The Company shall use its reasonable best efforts to sell or cause to be sold before the Closing all of the Loans Held for Sale to the Company Funds, in each case to the “target portfolio” indicated in Section 5.17(c) of the Company Disclosure Letter. Each sale of Loans Held for Sale shall be effected on arms’ length terms (including pursuant to the terms of any Collateral Management Agreement or other applicable Contract then in effect), for cash and otherwise in a manner consistent with past practice. From and after the date of this Agreement, the Company will provide to Parent on a weekly basis a written report showing all sales of Loans Held for Sale since the date of this Agreement and since the date of any prior report, and identifying in each case the buyer of the loan and the sale price.

(d) Upon Parent’s reasonable request, the Company shall use its reasonable best efforts to cooperate with Parent in connection with Parent’s efforts to arrange for financing of the Dartmouth Assets.

(e) The Company will and will cause its Subsidiaries to take all necessary action so that before the Effective Time all Excluded Assets are owned solely by the Company and its Subsidiaries (other than the Purchased Entities) free and clear of all Liens other than Permitted Liens.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) The transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms thereof.

(b) This Agreement shall have been adopted by the Requisite Company Stockholder Approval.

(c) The waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

(d) No Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall be in effect and no Law shall have been enacted by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

6.2 Conditions to Obligations of the Buyer Entities. The obligations of Parent, Buyer and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Sections 3.2 shall be true and correct in all respects, except for any de minimis inaccuracies, both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (ii) Sections 3.1, 3.3, 3.4(a)(i), 3.11(a), 3.15(a)(v), 3.17, 3.23, 3.25 and 3.26 and the last sentence of Section 3.7 shall be true and correct in all material respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (iii) Section 3.7(c) and 3.11(h) shall be true and correct in all respects both when

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made and as of the Effective Time as if made as of the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date) and (iv) the other sections in Article III not referenced in clauses (i), (ii) or (iii) above shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have complied in all material respects with the covenants required to be complied with by the Company under this Agreement at or prior to the Closing Date.

(c) Since the date of this Agreement, there shall not have occurred any fact, event, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Parent shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) The Company (i) shall have obtained Client Consents such that, as of the Closing, the aggregate Consenting Client Run Rate Revenue is at least ninety percent (90%) of Base Date Run Rate Revenue and (ii) shall have provided Parent with reasonable evidence of such Client Consents and a certificate of an appropriate officer of the Company setting forth in reasonable detail the Company’s calculation of the Consenting Client Run Rate Revenue.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent, Buyer and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent, Buyer and Merger Sub shall have complied in all material respects with the covenants required to be complied with by Parent, Buyer and Merger Sub under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of Parent, by an executive officer of Parent, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company, by written notice to the other party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final non-appealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

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(c) by either Parent or the Company, by written notice to the other party, if the Effective Time shall not have occurred on or before April 16, 2018 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

(d) by either Parent or the Company, by written notice to the other party, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if the other party shall have breached any of the representations, warranties, covenants or agreements made by such other party herein, and such breach (i) is not cured within twenty (20) Business Days (or, if earlier, two (2) Business Days prior to the End Date) following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI;

(e) by either Parent or the Company, by written notice to the other party, if the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken;

(f) by Parent, by written notice to the Company, prior to the Requisite Company Stockholder Approval having been obtained: (i) if the Company shall have materially breached Section 5.5 or (ii) if the Board of Directors of the Company shall have made a Change in Company Recommendation;

(g) by the Company, by written notice to Parent, prior to the Requisite Company Stockholder Approval having been obtained and subject to compliance with Section 5.5(g) in order to enter into a definitive agreement to effect a Superior Proposal; provided that (x) substantially concurrently with such termination the Company enters into such agreement with respect to such Superior Proposal and (y) concurrently or prior to such termination, the Company shall have paid the Go Shop Termination Fee or the Termination Fee in accordance with Section 7.2(b) or (c), as applicable; or

(h) by either Parent or the Company, by written notice to the other party, if the Asset Purchase Agreement shall have been terminated.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability of any nature whatsoever hereunder (or in connection with the transactions contemplated by this Agreement) on the part of the Buyer Entities or the Company (or any of their respective Subsidiaries or Representatives), except that (i) the Confidentiality Agreement shall survive any termination of this Agreement, (ii) this Section 7.2 and Article VIII shall survive any termination of this Agreement and (iii) notwithstanding anything to the contrary contained in this Agreement, a party shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or fraud. For purposes of this Section 7.2, a “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) The Company shall pay Parent (or its designee), by wire transfer of immediately available funds, an amount equal to $3 million (the “Go Shop Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party; provided that the initial Superior Proposal Notice with respect to such Excluded Party has been validly

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delivered to Parent and Asset Buyer no later than the date that is fourteen (14) days after the No-Shop Period Start Date or (ii) this Agreement is terminated under Section 7.1(h) after the Asset Purchase Agreement has been terminated under Section 7.1(g) of the Asset Purchase Agreement in a circumstance in which a Go Shop Termination Fee (as defined in the Asset Purchase Agreement) was payable to the Asset Buyer under Section 7.2(c) therein; provided further that in the case of clauses (i) and (ii), the payment of the Go Shop Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(c) The Company shall pay Parent (or its designee), by wire transfer of immediately available funds, an amount equal to $4.5 million (the “Termination Fee”) if (i) this Agreement is terminated by Parent pursuant to Section 7.1(f), which payment shall be made within two (2) Business Days of the date of such termination, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) in a circumstance in which the Go Shop Termination Fee is not payable or (iii) this Agreement is terminated under Section 7.1(h) after the Asset Purchase Agreement has been terminated under Section 7.1(f) or Section 7.1(g) of the Asset Purchase Agreement in a circumstance in which the Termination Fee (as defined in the Asset Purchase Agreement) was payable to Asset Buyer under Section 7.2(d) therein; provided that in the case of clauses (ii) and (iii), the payment of the Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(d) If (1) this Agreement is terminated by (A) either Parent or the Company pursuant to Section 7.1(e), (B) by either Parent or the Company pursuant to Section 7.1(c), (C) by either Parent or the Company pursuant to Section 7.1(h) if and only if the Asset Purchase Agreement was terminated (x) by the Company or the Asset Buyer pursuant to Section 7.1(c) or Section 7.1(e) therein or (y) by the Asset Buyer pursuant to Section 7.1(d) therein, or (D) by Parent pursuant to Section 7.1(d), and (2) (x) an Acquisition Proposal shall have been made to the Company (but not publicly announced) and such Acquisition Proposal has not been unconditionally withdrawn prior to the termination of this Agreement or (y) an Acquisition Proposal shall have been publicly announced at any time after the date of this Agreement and prior to the termination of this Agreement and (3) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Company shall pay Parent (or its designee), by wire transfer of immediately available funds, the Termination Fee on or before the second Business Day after the date such Acquisition Proposal is consummated. For purposes of this Section 7.2(d), all references to “20% or more” in the definition of Acquisition Proposal shall instead refer to “50% or more”.

(e) The parties acknowledge and agree that in no event shall the Company be required to pay both the Go Shop Termination Fee and the Termination Fee, it being understood and agreed that only one payment of either the Go Shop Termination Fee or the Termination Fee shall ever be payable hereunder. The Company, Parent, Buyer and Merger Sub agree that the agreements contained in Section 7.2 are integral parts of the transactions contemplated by this Agreement and that neither the Go Shop Termination Fee nor the Termination Fee shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If, in order to obtain such payment of the Go Shop Termination Fee or the Termination Fee, Parent commences a suit against the Company that results in a judgment for the payment of the Go Shop Termination Fee or Termination Fee, as applicable, the Company shall also be required to pay to Parent interest on the termination fee that was so payable at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”).

(f) Parent, Buyer and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Go Shop Termination Fee or Termination Fee, as applicable, is payable by the Company pursuant to this Section 7.2, Parent, Buyer and Merger Sub shall be precluded from any remedy against the Company, at law or in equity or otherwise other than payment by the Company to Parent of such Go Shop

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Termination Fee or Termination Fee if and when payable hereunder (and Interest Expense, if applicable), and none of Parent, Buyer or Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, other Representatives in connection with this Agreement or the transactions contemplated hereby (or the Asset Purchase Agreement or the transactions contemplated thereby).

ARTICLE VIII.

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and (ii) this Article VIII.

8.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, no amendment may be made which by Law requires the further approval of the stockholders of the Company without the receipt of such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.3 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated. Parent shall bear any filing fees in connection with the HSR Act filing.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally or by electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

(a)	if to the Company, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:         Robert K. Brown

Email:               rbrown@newstarfin.com

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Lee Meyerson

Email:               lmeyerson@stblaw.com

(b)	if to Parent, Buyer, Merger Sub or the Surviving Corporation, to:

First Eagle Holdings, Inc.

1345 Avenue of the Americas, 48th Floor

New York, NY 10105

Attention:         Lynn Perkins

                           David O’Connor

Email:               lynn.perkins@feim.com

                           david.oconnor@feim.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         Thomas J. LaFond

                           Lisa R. Haddad

Email:               tlafond@goodwinlaw.com

                           lhaddad@goodwinlaw.com

8.6 Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. A reference to a “Subsidiary” of any Person means a direct or indirect Subsidiary of such Person. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex or the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including via facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 8.5. Each of Parent, Merger Sub and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a valid and enforceable substitute provision to effect the original intent of the parties.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party.

8.12 Third Party Beneficiaries.

(a) Except for: (i) Article II following the Effective Time, with respect to the rights of former holders of Company Common Stock to receive the Merger Consideration, the former holders of the Company Equity Awards to receive the consideration under Section 2.3(a) with respect to Company Options or the consideration under Section 2.3(b) with respect to Company Restricted Stock, as applicable, and the holders of Contingent Value Rights to receive the payments set forth in Section 2.6, which shall be for the benefit of any Person entitled to such payment thereunder, (ii) Section 2.6, which shall be for the benefit of the CVR Committee following the Effective Time (it being understood that such rights may only be enforced by the CVR Committee on behalf of the holders of Contingent Value Rights; provided that the holders of at least twenty-five (25%) of the outstanding

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Contingent Value Rights as set forth in the CVR Register shall be entitled to direct the CVR Committee to act on behalf of the holders of Contingent Value Rights to enforce: (A) the preparation of the Tax Returns by the CVR Committee in accordance with Section 2.6; (B) the filing of such Tax Returns by Parent in accordance with Section 2.6; and (C) the deposit by the Surviving Corporation of the Net Tax Refunds actually received with the CVR Agent in accordance with Section 2.6) and (iii) Section 5.7, which shall be for the benefit of each Indemnified Party, his or her heirs, executors or administrators and his or her representatives following the Effective Time, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Each of the parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

8.14 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.14:

“2012-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of December 18, 2012, between NewStar Commercial Loan Funding 2012-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any third party containing terms no less favorable to the Company than those contained in the Confidentiality Agreement as determined by the Company in good faith (except that such confidentiality agreement need not have a standstill); provided, however, that such Confidentiality Agreement may contain provisions that permit the Company to comply with Section 5.5.

“Action” means any legal, administrative, arbitral or other suit, proceeding, claim or action, whether civil, criminal or administrative.

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means

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possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither Asset Buyer nor the Fund (as defined in the Asset Purchase Agreement) is, nor shall they be deemed or considered to be, an Affiliate of Parent, Buyer or Merger Sub.

“Assumed Liabilities” has the meaning set forth in the Asset Purchase Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Client” means any Person to which the Company or any of its Subsidiaries provides investment management or investment advisory services, including any sub-advisory services, relating to loans, securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Agreement; provided that a Client shall not include any Person that is provided such investment management or investment advisory services in connection with any fund that is contemplated to be redeemed or liquidated (or acquired by the Asset Buyer) in connection with the transactions contemplated by the Asset Purchase Agreement. For the avoidance of doubt, “Clients” shall not include the Company or any of its Subsidiaries.

“Client Consent” means, with respect to any Client, any Consent required in respect of such client pursuant to any Investment Advisory Agreement, any Fund Documentation or under the Advisers Act, in each case in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby and in each case in form and substance reasonably satisfactory to Parent.

“Collateral Management Agreement” means each of the Contracts listed on Section 8.14(a) of the Company Disclosure Letter.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any third-party Person, including any Governmental Entity, noteholder, swap counterparty, insurer, rating agency or trustee.

“Consenting Client” means a Client set forth on Section 3.11(a) of the Company Disclosure Letter for which the applicable Client Consent has been obtained (and remains in effect) as of the Closing Date and which, as of the Closing Date, has not terminated, or provided written notice of its intent to terminate, its client relationship with, the Company or any of its Subsidiaries.

“Consenting Client Run Rate Revenue” means aggregate Run Rate Revenue for all Consenting Clients, determined using the date that is one (1) Business Day prior to the anticipated Closing Date as the measurement date; provided that Consenting Client Run Rate Revenue shall be determined excluding any changes in Run Rate Revenue of a Consenting Client resulting from any increases or decreases in assets under management or asset values due to market appreciation or depreciation or currency fluctuations, in each case occurring after the Base Date.

“Contract” means any written or oral contract, agreement, lease, sublease, note, bond, mortgage, indenture, guarantee, option, license, instrument, or other binding obligation or agreement of any kind.

“Dartmouth Assets” means the loans and loan assets listed on Section 5.17(d) of the Company Disclosure Letter, which Section includes the same types of information with respect to the listed loans and loan assets as is set forth in Section 3.17(b) of the Company Disclosure Letter with respect to the Loans Held for Sale.

“Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of: (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no

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longer be appealed to a court other than the Supreme Court of the United States; (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the liability for the Taxes addressed in such agreement for any taxable period; (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (d) any other final disposition, including by reason of the expiration of the applicable statute of limitations

“Entity” means a Person that is not a natural person.

“Excluded Assets” has the meaning set forth in the Asset Purchase Agreement.

“Fund” means any collateralized loan obligation issuer, investment fund or credit fund or other pooled investment vehicle or credit vehicle that is a distinct Entity (including any corporation, limited liability company, limited or general partnership, joint venture or trust, and including each separate portfolio or series of any of the foregoing and whether or not dedicated to a single investor).

“Fund Documentation” means, with respect to each Company Fund, all certificates of incorporation, bylaws, certificates of formation, operating agreements, partnership agreements and other similar organizational and governing documents, indentures and any notes, collateral administration, collateral management, and servicing agreements, services agreements, offering memoranda and subscription agreements, in each case, as in effect in respect of such Company Fund.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or self-regulatory organization, authority, agency, stock exchange, court, organization, tribunal, arbitrator, division, commission, minister or instrumentality, or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish, municipality, locality, jurisdiction or other political subdivision thereof.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums, and any other fees, expenses, indemnities and other amounts, in each case payable as a result of any change of control, prepayment or discharge) of such Person: (i) for borrowed money (including obligations in respect of drawings under overdraft facilities and obligations under repurchase agreements and reverse repurchase agreements); (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice); (iv) under capital leases (in accordance with GAAP); (v) in respect of letters of credit, standby commitments and bankers’ acceptances, in each case to the extent drawn; (vi) pursuant to any swap, collar or other hedging agreement or any credit default swap, total return swap or other derivative instrument; (vii) required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person as of the relevant date prepared in accordance with GAAP; and (viii) any guarantee of any of the foregoing obligations.

“Investment Advisory Agreement” means a Contract under which the Company or any of its Subsidiaries acts as an investment manager, investment adviser, collateral manager or sub-advisor to, or manages any investment or trading account for, any Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry (including inquiry to applicable compliance and legal advisors), of any of the individuals listed in Section 8.14(b)

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of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, after due inquiry, of any of its officers listed in Section 8.14(b) of the Parent Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule (including risk retention rules), regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liens” means liens, mortgages, pledges, charges, hypothecations, encumbrances, adverse rights or claims, security interests or similar adverse claims.

“Loans Held for Sale” means the loans and loan assets listed on Section 5.17(c) of the Company Disclosure Letter.

“made available” means, except with respect to Section 5.5, that such information, document or material was (a) publicly available on the SEC EDGAR database as of 11:59 p.m. Eastern time on October 13, 2017; or (b) made available for review by Parent or Parent’s Representatives in the virtual data room maintained by the Company with Intralinks in connection with the transactions contemplated by this Agreement as of 3:00 p.m. Eastern time on October 16, 2017.

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have: (i) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities), or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect (solely as contemplated by clause (i) above) has occurred, there shall be excluded any fact, event, development, change, effect or occurrence to the extent resulting from (a) any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere, (b) any change, event or development affecting the financial services industry generally, (c) the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism, (d) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or published interpretations of any of the foregoing, (f) the entry into or the announcement or performance of this Agreement or the Asset Purchase Agreement (as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of Parent) or the transactions contemplated hereby or thereby, including (x) the identity of Parent, Asset Buyer and their respective Affiliates or their announced plans with respect to the conduct of the business of the Company and its Subsidiaries following the Closing and (y) the impact thereof on any relationships of the Company and its Subsidiaries with business partners, present or prospective borrowers or employees (it being understood that this clause (f) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from the entry into or announcement or performance of this Agreement or any action taken by the Company or any of its Subsidiaries pursuant to clause (x) of the first paragraph of Section 5.1 or any comparable provision under the Asset Purchase Agreement), (g) any change in credit ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, (h) any action taken or not taken to which Parent has consented in writing or any action expressly required to be taken by this Agreement or taken at the written request of Parent (it being understood that, with respect to any action expressly required to be taken by this Agreement, this clause (h) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from any action expressly required to be taken by this Agreement), (i) any action expressly required to be taken by the Asset Purchase Agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior

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consent of Parent (or the failure to take any action that the Asset Purchase Agreement as in effect as of the date hereof or as amended, modified or supplemented with the prior consent of Parent expressly restricts) which shall include, without limitation, any reduction or cessation of loan originations, purchases or securitizations in order to comply with Section 5.1 of the Asset Purchase Agreement or the funding requirements for the financing contemplated by the Debt Commitment Letter (as defined in the Asset Purchase Agreement), (j) the failure of the Company or its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any future period or (k) changes in the market price or trading volumes of the Company Common Stock or any suspension of trading on NASDAQ generally; provided, however, that the exception in clauses (g), (j) and (k) shall not prevent the underlying facts giving rise or contributing to such change or failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided further that with respect to clauses (a), (b), (c), (d) and (e), such events, changes, conditions, occurrences or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole (but excluding, for this purpose, the Purchased Assets and the Assumed Liabilities), compared to other similarly situated companies in the financial services industry.

“NASDAQ” means the NASDAQ Global Select Market.

“Order” means an injunction, order, writ, directive, judgment, decree, award or regulatory restriction of any Governmental Entity.

“Parent Material Adverse Effect” means, any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger.

“Permit” means any governmental license, registration, permit, certificate, approval or authorization.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (ii) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, Contracts, performance and return of money bonds, and similar obligations, (iii) Liens under applicable securities Laws and (iv) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby pursuant to activities not prohibited under Section 5.4.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, firm, Governmental Entity, or any other entity or organization or any group (as defined in Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing).

“Proxy Clearance Date” means the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary Proxy Statement.

“Purchased Assets” has the meaning set forth in the Asset Purchase Agreement.

“Purchased Entity” has the meaning set forth in the Asset Purchase Agreement.

59

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member; provided that no Company Fund shall be considered a Subsidiary of the Company.

“Tax Return” means any return, report, declaration, information return or other document (including any related or supporting information) filed or required to be filed with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

“Taxes” means (i) all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, gross receipts, production, escheat, stamp, occupation, premium, excise, property, sales, transfer, franchise, payroll, alternative or add-on minimum, withholding, social security or other taxes; (ii) any interest, penalty, fine, assessment, or additions to the amounts set forth in clause (i); and (iii) any liability in respect of any items described in clauses (i) and (ii) payable by reason of successor, transferee, or other liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by any securityholders of the Company, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Asset Purchase Agreement or any transactions contemplated hereby or thereby.

[Remainder of Page Left Blank Intentionally]

60

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

NewStar Financial, Inc.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

First Eagle Holdings, Inc.

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

FE Holdco, LLC

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

FE Merger Sub, Inc.

By:	/s/ Mehdi A. Mahmud
Name: Mehdi A. Mahmud
Title: Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEWSTAR FINANCIAL, INC.

NewStar Financial, Inc., a corporation organized and existing under the laws of the State of Delaware since its original incorporation date of May 27, 2004 (the “Corporation”) under the name “Novus Capital, Inc.,” pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:	The name of the Corporation is NewStar Financial, Inc.

SECOND:	The Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is: The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:	The total number of shares of stock which this Corporation is authorized to issue is:

One Hundred (100) shares of Common Stock, par value $0.0001 per share.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation (the “By-laws”).

SIXTH:	Elections of directors need not be by written ballot unless the By-laws shall so provide.

SEVENTH:

A.	Limitations on Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification or repeal of this Article SEVENTH shall adversely affect the rights and protection afforded to a director of the Corporation under this Article SEVENTH for acts or omissions occurring prior to such amendment, modification or repeal.

B.	Indemnification of Directors and Officers. Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as such director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in the second paragraph of this Part B, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under the first paragraph of this Part B is not paid in full by the Corporation within twenty (20) days after such claim has been received in writing by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Part B shall not be exclusive of, and the Corporation is authorized to honor or provide, any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise, which other right may provide indemnification and advancement in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

C.	Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

D.	Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

EIGHTH:	The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

The remainder of this page is intentionally left blank

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been subscribed this      day of     ,          by the undersigned who affirms that the statements made herein are true and correct.

NewStar Financial, Inc.

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]

EXHIBIT B

AMENDED AND RESTATED BY-LAWS

of

NEWSTAR FINANCIAL, INC.

(the “Corporation”)

1. Stockholders

(a) Annual Meeting. The annual meeting of stockholders shall be held for the election of directors each year at such place, date and time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting. If no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-laws or otherwise all the force and effect of an annual meeting.

(b) Special Meetings. Special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, but such special meetings may not be called by any other person or persons. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

(c) Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-laws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder’s address as it appears in the records of the Corporation. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the “DGCL”).

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(d) Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

(e) Voting and Proxies. Except as otherwise provided by the Certificate of Incorporation or by law, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by either written proxy or by a transmission permitted by Section 212(c) of the DGCL, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

(f) Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

(g) Presiding Officer. Meetings of stockholders shall be presided over by the Chairman of the Board, if one is elected, or in his or her absence, the Vice Chairman of the Board, if one is elected, or if neither is elected or in their absence, a President. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders if the Chairman of the Board, the Vice Chairman of the Board or a President is unable to do so for any reason.

(h) Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(i) Action without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Corporation’s principal place of business or to the officer of the Corporation having custody of the minute book. Every written consent shall bear the date of signature and no written consent shall be effective unless, within sixty (60) days of the earliest dated consent delivered pursuant to these By-laws, written consents signed by a sufficient number of stockholders entitled to take action are delivered to the Corporation in the manner set forth in these By-laws. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

(j) Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1(j) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2. Directors

(a) Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

(b) Number and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

(c) Vacancies; Reduction of Board. A majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

(d) Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e) Removal. To the extent permitted by law, a director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

(f) Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, the President, or by two or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

(g) Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting. Notice shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communications, sent to such director’s business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to such director’s business or home address at least forty-eight (48) hours in advance of the meeting.

(h) Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

(i) Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, unless otherwise provided in the following sentence, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws. So long as there are two (2) or fewer Directors, any action to be taken by the Board of Directors shall require the approval of all Directors.

(j) Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

(k) Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, establish one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these By-laws.

Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time.

3. Officers

(a) Enumeration. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board of Directors may appoint, or empower the Chief Executive Officer or a President to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these By-laws or as the Board of Directors may from time to time determine.

(b) Appointment. The officers of the Corporation, except such officers as may be appointed in accordance with the last sentence of Section 3(a), shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

(c) Qualification. No officer need be a stockholder or Director. Any two (2) or more offices may be held by the same person.

(d) Tenure. Each of the officers of the Corporation shall hold office at the pleasure of the Board of Directors and until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(e) Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the directors then in office.

(f) Chairman of the Board and Vice Chairman. Unless otherwise provided by the Board of Directors, the Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

(g) Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(h) Presidents. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation’s business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

(i) Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

(j) Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(k) Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

(l) Other Powers and Duties. Subject to these By-laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to such officer’s office, and such duties and powers as may be designated from time to time by the Board of Directors.

4. Capital Stock

(a) Certificates of Stock. To the extent certificated, each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by a President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares. The Board of Directors may, in its sole description, determine that all or any class or series of capital stock shall not be in certificated form.

(b) Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor (to the extent certificated) properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

(c) Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of such stockholder’s post office address.

(d) Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (ii) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(e) Lost Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

5. Indemnification

(a) The Corporation shall have power to indemnify its directors, executive officers, other officers, employees and other agents as set forth in the Certificate of Incorporation and the DGCL.

6. Miscellaneous Provisions

(a) Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31 of each year.

(b) Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

(c) Execution of Instruments. Subject to any limitations which may be set forth in a resolution of the Board of Directors, all deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by, a President, or by any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

(d) Voting of Securities. Unless the Board of Directors otherwise provides, a President, any Vice President or the Treasurer or the Secretary may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

(e) Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

(f) Corporate Records. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

(g) Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

(h) Amendments. The By-laws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal the By-laws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal By-laws.

(i) Waiver of Notice. Whenever notice is required to be given under any provision of these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

(j) Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6(j).

Annex B

Execution Version

ASSET PURCHASE AGREEMENT

by and between

GSO DIAMOND PORTFOLIO HOLDCO LLC

and

NEWSTAR FINANCIAL, INC.

Dated as of October 16, 2017

B-1

i

Exhibit A	Purchased Entities

Exhibit B	Form of Loan Assignment Agreement

Exhibit C	Form of Master Participation Agreement

Exhibit D	Form of Assignment and Assumption Agreement

Exhibit E	Form of Control Agreement

INDEX OF DEFINED TERMS

2012-2 Payoff Letter	5.10(b)
2014-1 Payoff Letter	5.10(c)
2015-1 and 2015-2 Payoff Letters	5.10(a)
Accountants	2.2(c)
Accounting Firm	2.4
Accounting Principles	2.2(b)
Acquisition Proposal	5.5(j)(i)
Aggregate 9/30 Equity Carrying Value	3.5(d)(i)
Aggregate 9/30 Net Book Value	3.5(d)(i)
Agreement	Preamble
Allocation Schedule	2.4
Alternative Financing	5.12(b)
Assignment and Assumption Agreement	2.3(a)(vii)
Assumed Liabilities	1.3
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Termination Fee	7.2(b)
Change in Company Recommendation	5.5(f)
CLO Securities Transfer Documents	2.3(a)(v)
Closing	2.1
Closing Date	2.1
Closing Purchase Price	2.2(a)
Closing Purchased Investments Tape	5.14(b)
Commitment Letters	4.9(a)
Company	Preamble
Company Disclosure Letter	Article III
Company Recommendation	3.2(b)
Company Stockholders Meeting	5.4(a)
Confidentiality Agreement	5.3(b)
Control Agreement	5.17
Credit Suisse	3.8
Debt Commitment Letters	4.9(a)
Debt Financing	4.9(a)
Debt Financing Source Related Parties	5.12(d)
Debt Financing Sources	5.12(b)
Deposit Account	5.17
Depositary Bank	5.17
DFS Action	8.9(c)
DFS Provisions	8.12(a)
Dispute Notice	2.2(c)
Draw-Down Rights Assignment Agreement	4.9(a)
End Date	7.1(c)
Enforceability Exceptions	3.2(c)
Entity Assignment Agreements	2.3(a)(iv)
Equity Commitment Letters	4.9(a)

Equity Financing	4.9(a)
Equity Interest Assignment Agreements	2.3(a)(ii)
Equity Investors	4.9(a)
Estimated Adjustment Amount	2.2(b)
Excluded Assets	1.2
Excluded Party	5.5(j)(ii)
Existing Purchased Investments	1.1(a)
Final Interest Receivable	2.2(c)
Final Net Cash Amount	2.2(c)
Final Other Assets	2.2(c)
Final Unused Fees	2.2(c)
Financing	4.9(a)
Fund	4.9(a)
Fund Commitment Letter	4.9(a)
Fund Equity Financing	4.9(a)
Go Shop Termination Fee	7.2(c)
Guarantor	Preamble
Houlihan Lokey	3.8
HSR Act	3.3(b)
Interest Expense	7.2(g)
Interest Receivable	1.1(e)
Intervening Event	5.5(h)(i)
Intervening Event Notice	5.5(h)(ii)
Lenders	4.9(a)
Limited Guaranty	4.10
Loan Assignment Agreements	2.3(a)(i)
Loan Owner	3.5(a)
Merger	Preamble
Merger Agreement	Preamble
Merger Buyer	Preamble
Merger Sub	Preamble
New Loans	1.1(b)
Non-Assigned Purchased Investment	1.4
No-Shop Period Start Date	5.5(a)
Notice Period	5.5(g)(iv)
Owned Real Property	3.11
Parent	Preamble
Participation Agreements	2.3(a)(iii)
Payoff Letters	5.10(d)
Preliminary Adjustment Statement	2.2(c)
Preliminary Allocation Schedule	2.4
Proxy Statement	3.3(b)
Purchase Price	2.2(a)
Purchased Assets	1.1
Purchased Entities	1.1(c)
Purchased Investments	1.1(b)
Related Party	8.15
Representatives	5.5(a)
Repurchase Facility Release Letter	5.10(d)

Required Amount	4.9(d)
Requisite Company Stockholder Approval	3.2(a)
Retained Liabilities	1.3
Securities Act	4.7
Senior Notes Redemption Notice	5.11(a)
Subordinated Notes Redemption Notice	5.11(b)
Subscription Agreements	4.9(a)

Superior Proposal	5.5(j)(iii)
Superior Proposal Notice	5.5(g)(iii)
Takeover Statute	3.7
Termination Fee	7.2(d)
Termination Fee Deposit	5.17
Transaction Documents	8.15
Unused Fees	1.1(f)
Warehouse Payoff Letters	5.10(a)
willful and material breach	7.2(a)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of October 16, 2017 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between GSO Diamond Portfolio Holdco LLC, a Delaware limited liability company (the “Buyer”) and NewStar Financial, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Buyer wishes to acquire certain assets (including the membership interests in certain Entities) from the Company and its Subsidiaries, in exchange for the payment of the Purchase Price and the assumption by the Buyer of certain liabilities of the Company and its Subsidiaries, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc., a Delaware corporation (“Parent”), FE Holdco, LLC, a Delaware limited liability company (“Merger Buyer”) and FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, immediately following the consummation of the transactions contemplated by this Agreement, Parent, Merger Buyer, Merger Sub and the Company will effect a merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, GSO Diamond Portfolio Fund LP (the “Guarantor”) entered into a Limited Guaranty pursuant to which the Guarantor has guaranteed certain obligations of the Buyer under this Agreement on the terms and conditions set forth in such Limited Guaranty.

Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Company shall sell, assign and transfer (or cause to be sold, assigned and transferred) to the Buyer or the applicable Designated Buyer Entity, and the Buyer will (or will cause the applicable Designated Buyer Entity to) purchase, acquire and accept from the Company and/or the applicable Subsidiaries of the Company the following assets, properties, rights, contracts and claims of the Company and its Subsidiaries, wherever located, whether tangible or intangible, and all right, title and interest thereto and thereunder free and clear of all Liens, other than Permitted Liens (collectively, the “Purchased Assets”):

(a) the Signing Date Investments that remain outstanding as of the Closing Date (including such loan assets, securities, warrants, equity investments and other investments owned by the Applicable Entities that remain outstanding as of the Closing Date (as defined below) but excluding any Excluded Assets) and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (the “Existing Purchased Investments”);

(b) the loan assets, securities and other investments and assets (including the loan assets, securities and other investments owned by the Applicable Entities but excluding any Excluded Assets) of the type set forth on Schedule A of the Company Disclosure Letter acquired or funded by the Company or any Subsidiary thereof (other than any Non-Call Period Subsidiary) after the execution of this Agreement that remain outstanding as of the Closing Date and all rights (including all amounts due and payable thereon and including, in the case of any such assets that have unfunded revolving loan commitments and/or delayed draw term loan commitments, any amounts funded before the Closing in respect of such commitments) with respect thereto (collectively, the “New Loans”) and all rights, warrants and equity interests acquired by the Company or any of its Subsidiaries after the execution of this Agreement in connection with any New Loans (such rights, warrants and equity interests, together with the New Loans and the Existing Purchased Investments, the “Purchased Investments”);

(c) the membership interests of the Entities set forth on Exhibit A (the “Purchased Entities”);

(d) all rights of the Company and its Subsidiaries under the Definitive Agreements to the extent related to the Purchased Investments;

(e) all accrued interest in respect of the Purchased Investments, that is unpaid as of the Closing (the “Interest Receivable”);

(f) all accrued unused line fees in respect of the Purchased Investments that are unpaid as of the Closing, including as set forth on Schedule A of the Company Disclosure Letter to the extent remaining as of the Closing (“Unused Fees”);

(g) all right, title and interest of the Company and its Subsidiaries in the collateral securing any Purchased Investment;

(h) any property of obligors held by the Company or its Subsidiaries that is subject to any of the Purchased Investments, or that has reverted to the Company’s (or its Subsidiaries’) ownership, possession or control upon the default of a borrower under any of the Purchased Investments or previously outstanding loans in the exercise by the Company (or its Subsidiaries) of any remedies thereunder;

(i) if either the Owned Real Property or the equity of NWP NEWS LLC is sold or otherwise disposed of prior to the Closing, the amount of cash equal to the sale price of the Owned Real Property or the equity of NWP NEWS LLC, net of any out-of-pocket expenses incurred by the Company in respect of such sale or disposition if such sale price is in excess of ten million ($10,000,000) dollars (and then such out-of-pocket expenses shall only be netted against the sale price to the extent the aggregate amount of cash in respect of this Section 1.1(j) is greater than ten million ($10,000,000) dollars);

(j) copies of all books and records relating primarily to the Purchased Investments; provided, however, that the Company shall have the right to retain copies of all such books and records; all transaction files, documents, instruments, notices, papers, books and records (whether in paper, digital or other tangible or intangible form) that relate to any Purchased Investment, New Loan or Purchased Entity, including all credit memos and other credit files related to the obligors thereof; and

(k) the benefits, rights, rights of action and claims (express or implied) to the extent related to the Purchased Assets and Assumed Liabilities acquired and assumed by the Buyer pursuant to the terms of this Agreement.

Notwithstanding the foregoing, the Purchased Assets and Assumed Liabilities shall not include any rights or obligations, respectively, of the Company or any of its Subsidiaries in its capacity as administrative agent, collateral agent or similar loan agent in respect of any of the Purchased Investments.

Prior to the Closing, the Company shall use its commercially reasonable efforts to transfer the ownership of the Purchased Assets to a Purchased Entity at or before the Closing (other than (i) any Purchased Investments held by NewStar Commercial Loan Funding 2014-1 LLC or (ii) any Purchased Assets that are CLO securities).

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1.2 Excluded Assets. Notwithstanding any provision to the contrary set forth in this Agreement, the Company and its Subsidiaries will retain and will not transfer to the Buyer any assets and properties of the Company and its Subsidiaries other than the Purchased Assets, including those assets and properties set forth on Schedule 1.2 (the “Excluded Assets”).

1.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall (or shall cause the applicable Designated Buyer Entity to) assume, and following the Closing the Buyer shall pay, perform and discharge as they become due, all of the liabilities and obligations of the Company and its Subsidiaries to the extent arising out of or relating to the Purchased Assets (or to which any Purchased Asset is subject), including (a) all commitments and obligations to fund or advance additional amounts with respect to such Purchased Assets, (b) all duties, liabilities, commitments and obligations arising under or relating to any documentation included in or evidencing the Purchased Assets (including any Definitive Agreements and any other loan and credit agreements, securitization agreements, note purchase agreements, security agreements and all modifications, waivers and consents relating to any of the foregoing) and (c) all duties, liabilities and obligations arising out of or relating to the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection (including the exercise or failure to exercise any remedies at law, in equity, under contract or otherwise) of the Purchased Assets by the Company or its Subsidiaries (or their respective predecessors), in each case of this Section 1.3, whether arising before or after the Closing and whether known or unknown, asserted or unasserted, at the time of the Closing other than those arising in the Company’s or any applicable Subsidiary’s role as the administrative agent, collateral agent or similar loan agent in respect thereof (which are not required to be assumed) (such assumed liabilities, collectively, the “Assumed Liabilities”). Except as otherwise agreed by the Buyer and Parent, all liabilities and obligations of the Company or any of its Subsidiaries that are not Assumed Liabilities shall be retained by the Company and its applicable Subsidiaries (the “Retained Liabilities”). The “Retained Liabilities” shall include all liabilities and obligations of the Company and its Subsidiaries arising out of, relating to or incurred in connection with (i) any (A) current indebtedness for borrowed money of the Company or any Subsidiary (including any Purchased Entity and including NewStar Commercial Loan Funding 2014-1 LLC’s indebtedness under the 2014-1 CLO Transaction) or any current obligations evidenced by bonds, notes, debentures or letters of credit of the Company or any Subsidiary (it being understood that the Non-Call Period Subsidiaries will continue to owe the Non-Call Period Subsidiary Existing Debt after giving effect to the Closing) and (B) obligations relating to any former indebtedness of the Company or any of its Subsidiaries or obligations relating to any former bonds, notes, debentures or letters of credit of the Company of any of its Subsidiaries, (ii) any securities issued by the Company or any of its Subsidiaries (other than any securities included in the Purchased Assets pursuant to Section 1.1), (iii) any claims, rights or benefits of any current or former employees, contractors, or vendors of the Company or any of its Subsidiaries and any other Employee-Related Liabilities, (iv) Taxes of the Company or any of its Subsidiaries, (v) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any applicable Law (other than arising from the origination, acquisition, ownership, participation, warehousing, sale, assignment, conveyance, servicing or collection of the Purchased Assets), (vi) any violation or breach (or alleged violation or breach) by the Company or any of its Subsidiaries of any Contract (other than the Contracts included in the Purchased Assets) and (vii) any of the assets of the Company or any of its Subsidiaries other than the Purchased Assets.

1.4 Non-Assignable Purchased Investments. If at the Closing an attempted assignment or transfer (whether by operation of law or otherwise) of any Purchased Investment, or any claim or right or any benefit arising thereunder or resulting therefrom, that, without the consent of a third party (including any Governmental Entity) that has not been obtained, would be ineffective, would constitute a breach or other contravention thereof or a violation of Law, or would put any of the Company or any Subsidiary in default of any Contracts (each a “Non-Assignable Purchased Investment”), then the Closing shall occur with respect to the Purchased Investments as to which the assignment or transfer can be made without consent and, with respect to each of the Non-Assignable Purchased Investments, the Company, the Company’s Subsidiaries, the Buyer and the Buyer’s Subsidiaries shall enter into a Participation Agreement under which Buyer (or the applicable Designated Buyer Entity) would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens associated

3

with such Non-Assignable Purchased Investment in accordance with this Agreement, including, to the extent permitted, with respect to any Definitive Agreement related to such Non-Assignable Purchased Investment (and subject to the limitations, if any, contained in such Definitive Agreement), by transferring at the Closing a participation interest or sub-participation interest in the financing arrangement contemplated by such Definitive Agreement, and otherwise on terms reasonably satisfactory to Buyer and Company. For the avoidance of doubt, any asset, claim, right or benefit subject to a Participation Agreement shall be a Purchased Asset for all purposes under this Agreement. For each Non-Assignable Purchased Investment, Company will, and will cause each of its Subsidiaries to, use its commercially reasonable efforts during the one hundred and twenty (120) day period immediately following the Closing Date to arrange for the transfer or assignment of such Non-Assignable Purchased Investment to Buyer or the applicable Designated Buyer Entity. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that constitute Purchased Assets in accordance with the terms of this Agreement, but that were not so transferred, the Company or its Subsidiaries, as applicable, shall promptly assign and transfer to the Buyer or the applicable Designated Buyer Entity all of their right, title and interest in and to such assets at the sole cost and expense of Buyer. If any party discovers, within one hundred and twenty (120) days following the Closing Date, that there were assets of the Company and/or its Subsidiaries that do not constitute Purchased Assets in accordance with the terms of this Agreement, but that were so transferred, the Buyer or the applicable Subsidiary shall promptly assign and transfer to the Company or its applicable Subsidiary all of their right, title and interest in and to such assets at the sole cost and expense of the Company. In furtherance of the foregoing, not less than sixty (60) days following the Closing Date, the Company shall prepare and deliver to the Buyer (i) an updated Purchased Investments Tape as of the close of business on the Closing Date, (ii) a report of any loans or actions with respect to the assets and liabilities reflected on such Purchased Investments Tape that did not comply with Section 5.1 and (iii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments, including reasonably detailed information regarding the sources and uses of any Signing Date Investments that were liquidated or reinvested prior to the Closing Date.

1.5 Designated Buyer Entities. Buyer shall have the right to designate that all or any portion of the Purchased Assets will be purchased by one or more Designated Buyer Entities and that all or a portion of the Assumed Liabilities will be assumed by one or more Designated Buyer Entities by making such designations in writing to the Company at any time prior to the third (3rd) Business Day prior to Closing (in each case so long the jurisdiction (or type) of such Designated Buyer Entity would not reasonably be expected to prevent or delay the transfer of such portion of the Purchased Assets to such Designated Buyer Entity at the Closing, including as a result of an inability to obtained required opinion letters related to Tax matters with respect to such transfer as contemplated by Section 2.3(a)(ix)). The Company agrees that it will comply with any such designations received by Buyer pursuant to this Section 1.5. No transfer of property by Buyer is being made and no obligation by Buyer is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries, including the Company and its Subsidiaries. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE II.

CLOSING AND PURCHASE PRICE

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, unless another time, date or place is agreed to in writing by the parties, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 8:00 a.m. Eastern time on the date that is the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) set forth in Article VI. The date on which the Closing occurs is the “Closing Date”.

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2.2 Purchase Price.

(a) At the Closing, as consideration for the Purchased Assets, the Buyer shall pay to the Company, by wire transfer of immediately available funds, $2,370,700,000, (i) plus, if the Estimated Adjustment Amount is a positive number, the Estimated Adjustment Amount or (ii) minus, if the Estimated Adjustment Amount is a negative number, the absolute value of the Estimated Adjustment Amount (collectively, the “Closing Purchase Price” and as adjusted pursuant to Section 2.2(c), the “Purchase Price”) and Buyer or the Designated Buyer Entities shall assume the Assumed Liabilities. For the avoidance of doubt, at Closing Buyer may direct that any of the funds remaining in the Deposit Account be transferred to the Company in partial satisfaction of the Purchase Price, and the amount of any funds so transferred to the Company will reduce the wire transfer the Buyer is required to make to the Company pursuant to this Section 2.2(a).

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Buyer a written statement, together with reasonable supporting documentation, setting forth a good faith estimate of (i) the amount of the Interest Receivable as of the close of business on the anticipated Closing Date, (ii) the amount of the Unused Fees as of the close of business on the anticipated Closing Date, (iii) the amount of the Other Assets as of the close of business on the anticipated Closing Date and (iv) the Net Cash Amount (the sum of (i) through (iii), minus (iv), the “Estimated Adjustment Amount”), in each case prepared in a manner consistent with the principles (the “Accounting Principles”) used in the preparation of the Signing Interest Receivable and Signing Unused Fees set forth on Schedule A of the Company Disclosure Letter and, in the case of the Net Cash Amount, in a manner consistent with the principles used in the preparation of Schedule A of the Company Disclosure Letter. The Buyer shall have the right to review the Company’s statement of the Estimated Adjustment Amount, and the Company shall give Buyer reasonable access to the Company’s books and records and personnel in connection with such review and shall consider in good faith any proposed changes of Buyer thereto. To the extent the Company and Buyer agree to any changes to the Company’s original written statement of the Estimated Adjustment Amount, such modifications shall be incorporated by the Company and the Estimated Adjustment Amount shall be revised accordingly; provided that if the Company and Buyer are not able to reach mutual agreement prior to the Closing Date, the Estimated Adjustment Amount provided by the Company to Buyer, as modified to include any changes agreed to by the Company and Buyer, shall be the Estimated Adjustment Amount for purposes of this Section 2.2 and otherwise in this Agreement. For the avoidance of doubt, the Estimated Adjustment Amount may be a negative number.

(c) No later than the fifth (5th) Business Day after all “Payment Dates” for the first quarter of 2018 have occurred with respect to the Other Assets, the Company shall deliver to Buyer a written statement (the “Preliminary Adjustment Statement”) setting forth in reasonable detail the Company’s calculation of the amount of Interest Receivable, Unused Fees, Other Assets and Net Cash Amount, in each case as of the close of business on the Closing Date in accordance with the Accounting Principles. Following the Closing and prior to the delivery of the Preliminary Adjustment Statement the Company shall, from time to time, provide Buyer with a reasonable opportunity to review drafts of the Preliminary Adjustment Statement and the Company’s calculations with respect thereto, and the Company and the Buyer will cooperate in good faith in connection with the preparation of the Preliminary Adjustment Statement. Following receipt of the Preliminary Adjustment Statement, if Buyer has any objections to such document as prepared by the Company, Buyer shall deliver written notice to the Company of such dispute within ten (10) Business Days after the date of such receipt thereof (the “Dispute Notice”) setting forth in reasonable detail the item or amount in the Preliminary Adjustment Statement disputed by Buyer and the basis for such dispute, including Buyer’s calculation of any relevant amounts. Buyer shall only be entitled to dispute amounts set forth in the Preliminary Adjustment Statement to the extent that such amounts (i) were not prepared in accordance with the Accounting Principles or (ii) contain a mathematical or other clerical error. In the event that Buyer does not deliver a Dispute Notice within such ten (10) Business Day period, the applicable amount of the Interest Receivable, Unused Fees, Other Assets and Net Cash Amount set forth in the Preliminary Adjustment Statement shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount for purposes of this Agreement. In the event such Dispute Notice is delivered, any item or amount to which no dispute is raised in the

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Dispute Notice shall be final and binding on the parties and the Company and Buyer shall negotiate in good faith to resolve Buyer’s objections. Any objections so resolved by the Company and the Buyer shall be final and binding on the parties. If the Buyer and the Company, notwithstanding such good faith efforts, fail to resolve all such objections within ten (10) Business Days after delivery of the Dispute Notice, then the Buyer and the Company shall jointly engage an independent third-party national accounting firm (the “Accountants”) to conduct a special review of Buyer’s objections to the Interest Receivable, Unused Fees, Other Assets or Net Cash Amount, as applicable, set forth in the Preliminary Adjustment Statement, as promptly as reasonably practicable (such review to be completed no later than twenty (20) days after the Accountants are requested to conduct such special review). The Accountants shall review only those items identified by the parties as being in dispute. Upon completion of such review, the Accountants shall deliver written notice to the Company and Buyer setting forth the Accountants’ resolution of such objections and the resulting adjustments shall be deemed finally determined for purposes of this Section 2.2; provided, however, that each resolution of a disputed item by the Accountants must be within the range of differences between the Buyer’s and the Company’s positions with respect to such disputed item. The Accountants’ role in completing such review shall be limited to resolving such objections and determining the correct calculations to be used with respect to only the disputed portions of the Preliminary Adjustment Statement. In resolving such objections, the Accountants shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Preliminary Adjustment Statement, and the decision of the Accountants shall be solely based on (i) whether such item objected to was prepared in accordance with the Accounting Principles or (ii) whether the item objected to contains a mathematical or other clerical error. Any dispute as to the interpretation or construction of this Agreement shall not be resolved by the Accountants and instead shall be resolved pursuant to the general dispute resolution provisions contained in this Agreement. In resolving any objections, the Accountants shall act as accounting experts only and not as arbitrators. The amount of the Interest Receivable, Unused Fees and Other Assets as agreed by the Buyer and the Company or as determined by the Accountants, as the case may be, shall be final and binding as the “Final Interest Receivable,” “Final Unused Fees,” “Final Other Assets” and “Final Net Cash Amount” for purposes of this Agreement. The parties hereto shall make available to the Accountants (if applicable), such books, records and other information (including work papers) that the Accountants may reasonably request in order to review the Preliminary Adjustment Statement and the Dispute Notice. The fees and expenses of the Accountants hereunder shall be paid by the Buyer, on the one hand, and the Company, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by or on behalf of such party. For the avoidance of doubt, under no circumstances will the Final Net Cash Amount be less than the Lower Limit Amount.

(d) Promptly (but not later than two (2) Business Days) after the determination of the Final Interest Receivable, Final Unused Fees, Final Other Assets and Final Net Cash Amount:

(i) if (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount is greater than the Estimated Adjustment Amount, Buyer shall pay to the Company, by wire transfer of immediately available funds, the amount of such difference;

(ii) if the Estimated Adjustment Amount is greater than (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, the Company shall pay to Buyer, by wire transfer of immediately available funds, the amount of such difference; and

(iii) if the Estimated Adjustment Amount is equal to (A) the sum of the Final Interest Receivable, Final Unused Fees and Final Other Assets, minus (B) the Final Net Cash Amount, no payments shall be made by the parties pursuant to this Section 2.2(d).

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2.3 Closing Deliverables. At the Closing:

(a) the Company shall and shall cause its Subsidiaries to deliver to Buyer (or the applicable Designated Buyer Entities), as applicable:

(i) other than for (A) any Purchased Investments that are loans owned by any Purchased Entity, (B) any Purchased Investments that are loans subject to the Participation Agreements and (C) any Purchased Investments that are securities (other than loans), warrants or other equity interests, (1) assignment agreements, substantially in the form (or forms) of assignment agreement and/or transferor certifications attached to the Definitive Agreements for any such particular Purchased Investment or, if there is no form for any such particular Purchased Investment, to the extent acceptable to the relevant loan agent, the form attached hereto as Exhibit B or such other form acceptable to the relevant loan agent (collectively, the “Loan Assignment Agreements”), duly executed by the Company or one of its Subsidiaries, the relevant borrower or borrowers, the relevant agent, and any other required consent parties under the applicable Definitive Agreements pursuant to which such Purchased Investments listed in such Loan Assignment Agreements are assigned to the Buyer or the applicable Designated Buyer Entity;

(ii) transfer documents and assignment agreements, in form and substance reasonably satisfactory to the Buyer and the Company, providing for the transfer of securities (other than loans), warrants and other equity interests held by the Company and its Subsidiaries that constitute Purchased Investments in accordance with the respective organizational documents of the applicable issuer thereof (“Equity Interest Assignment Agreements”), duly executed by the Company its applicable Subsidiary, pursuant to which such securities, warrants and other equity interests are assigned to Buyer or the applicable Designated Buyer Entity (it being understood and agreed that such Equity Interest Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the issuer of such securities, warrants or other equity interests);

(iii) master participation agreements, substantially in the form attached hereto as Exhibit C (the “Participation Agreements”), duly executed by the Company and/or its Subsidiaries pursuant to which participations or sub-participations in Purchased Investments are assigned to the Buyer or the applicable Designated Buyer Entity; provided that the Purchased Investments shall only be subject to a Participation Agreement to the extent that (x) such Purchased Investments are not owned by a Purchased Entity and (y) such Purchased Investments are not transferred pursuant to a Loan Assignment Agreement;

(iv) transfer documents and certificates required under the related organizational documents of the Purchased Entities to transfer the membership interests of the Purchased Entities to the Buyer or the applicable Designated Buyer Entity, in form and substance reasonably satisfactory to the Buyer and the Company (the “Entity Assignment Agreements”), duly executed by the Company or one of its Subsidiaries (it being understood and agreed that such Entity Assignment Agreements shall not include any representations or warranties of the parties thereto except to the extent required by the organizational documents of the applicable Purchased Entity);

(v) transfer documents and certificates required under the related CLO transaction documents and related organizational documents of the CLO issuer to transfer the CLO notes and/or membership interests, as applicable, that are Purchased Investments, substantially in the form required under the related indenture and/or limited liability company agreement of the related CLO issuer, as applicable (the “CLO Securities Transfer Documents”), duly executed by the Company or one of its Subsidiaries and by the Buyer and/or one of its Subsidiaries, as applicable, pursuant to which such notes and/or membership are sold and assigned to the Buyer or the applicable Designated Buyer Entity;

(vi) the Payoff Letters and evidence reasonably satisfactory to Buyer that immediately following the Closing, the Senior Notes and the Subordinated Notes shall be redeemed in compliance with Section 5.11;

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(vii) an assignment and assumption agreement, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”), duly executed by the Company and any applicable Subsidiaries pursuant to which Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all other Assumed Liabilities, and acquires and accepts all other Purchased Assets not otherwise subject to documents described in this Section 2.3, so that Buyer and/or its Subsidiaries assumes, accepts and agrees to perform all Assumed Liabilities, and acquires and accepts all Purchased Assets;

(viii) originals, together with endorsements executed in blank (which shall be medallion guaranteed to the extent required by the related Definitive Agreement), of any definitive notes or certificates representing any of the Purchased Investments (or, if any such original notes or certificates exist but are not available, lost note and indemnity letters reasonably acceptable to Buyer);

(ix) to the extent required under the Definitive Agreements for any of the Purchased Investments issued by any Non-Call Period Subsidiary in connection with the transfer thereof, any opinion letters related to Tax matters as contemplated by such Definitive Agreements; and

(x) a properly executed FIRPTA certificate in respect of the Company and its Subsidiaries that are not foreign persons (within the meaning of Section 1445 of the Code), executed in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(b) the Buyer shall deliver to the Company the following:

(i) the Loan Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(ii) the Participation Agreements duly executed by the Buyer or the applicable Designated Buyer Entities;

(iii) the Entity Assignment Agreements duly executed by the Buyer or the applicable Designated Buyer Entities; and

(iv) the Assignment and Assumption Agreement duly executed by the Buyer or the applicable Designated Buyer Entities.

2.4 Purchase Price Allocation. At the same time as the Buyer delivers to the Company the Preliminary Adjustment Statement, the Buyer shall deliver to the Company and the CVR Committee a schedule (the “Preliminary Allocation Schedule”) allocating (i) the Purchase Price as set forth on the Preliminary Adjustment Statement (including, for purposes of this Section 2.4, any other consideration properly taken into account in determining purchase price for U.S. federal income tax purposes, including the Assumed Liabilities) among the Purchased Assets and (ii) further allocating any amounts allocated pursuant to clause (i) to the membership interests of each Applicable Entity that is a flow-through entity for U.S. federal income tax purposes among the assets of such Applicable Entity. The Buyer shall consider in good faith any comments from the Company and the CVR Committee with respect to such Preliminary Allocation Schedule, and at the same time as the Purchase Price is finally determined pursuant to Section 2.2, the Buyer shall deliver to the Company and the CVR Committee an updated schedule (the “Allocation Schedule”) allocating the Purchase Price as finally determined in accordance with clauses (i) and (ii) above. The Allocation Schedule (and the Preliminary Allocation Schedule) shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Within fifteen (15) days following receipt of the Allocation Schedule, the CVR Committee shall provide written notice to the Buyer and the Company of any objections to the Allocation Schedule. The Buyer, the Company and the CVR Committee shall negotiate in good faith to resolve any such objections. In the event that the CVR Committee, the Buyer and the Company are unable to resolve any such objections within fifteen (15) days following receipt of the CVR Committee’s notice of objections, the Buyer, the Company and the CVR Committee shall, within one Business Day following the end of such fifteen (15) day period, engage PricewaterhouseCoopers LLP (the “Accounting Firm”) to resolve such objections, and Buyer, the Company and the CVR Committee shall use their reasonable best efforts to cause the Accounting Firm to resolve

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such objections within fifteen (15) days following its engagement, which resolution shall be final and binding on the Buyer, the Company and the CVR Committee. Any fees charged by the Accounting Firm shall be borne one-half by the Buyer and one-half by the Company. Each of the Buyer and the Company agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule, as finally determined in accordance with the foregoing provisions of this Section 2.4. Each of the Buyer and the Company agrees to provide the other promptly with any other information required to complete Form 8594. The CVR Committee shall be an express third party beneficiary of this Section 2.4 and of Section 2.2 for the purposes of enforcing the obligations of the Company to timely deliver a Preliminary Adjustment Statement and for the Company and Buyer to timely resolve any disputes and/or cause the Accounting Firm to timely render a decision as required therein.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by the Company to the Buyer prior to or concurrently herewith (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to the Buyer as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, is duly licensed or qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction in which the Company’s ownership or the nature of the Purchased Assets or the Assumed Liabilities makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each Subsidiary of the Company that owns Purchased Assets (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where such Subsidiary’s ownership or the nature of the Purchased Assets requires it to be so licensed or qualified and (iii) has all requisite corporate (or the equivalent) power and authority to own the Purchased Assets and carry on its business with respect to the Purchased Assets as presently conducted, except in the case of clauses (ii) and (iii), where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.2 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and the Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to the adoption of the Merger Agreement and the approval of the transactions contemplated by this Agreement, in each case by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”). To the extent applicable, each Subsidiary has full corporate (or the equivalent) power and authority to perform its obligations under the Agreement and the Merger Agreement, subject to the Requisite Company Stockholder Approval, in each case in accordance with such Subsidiaries’ organizational documents.

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(b) The Board of Directors of the Company at a duly held meeting has, by a unanimous vote of all the directors voting, (i) determined that the Merger Agreement and this Agreement and the transactions thereby and hereby are advisable and in the best interests of the Company and its stockholders, (ii) adopted resolutions approving this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and declaring the advisability of this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement on the terms and subject to the conditions set forth therein and approve the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement (this clause (iii), the “Company Recommendation”) and directed that such matters be submitted to the Company’s stockholders at the Company Stockholders Meeting for their approval.

(c) Except for the Requisite Company Stockholder Approval, no other corporate proceedings or actions on the part of the Company or any Subsidiary of the Company are necessary to approve this Agreement or the Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Merger Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub, if applicable) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally (the “Enforceability Exceptions”). Each of the Closing deliveries of the Company set forth in Section 2.3(a), upon execution and delivery of the Company (assuming due authorization, execution and delivery by Buyer, if applicable) will represent a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

3.3 Consents and Approvals.

(a) Subject to the receipt of the Requisite Company Stockholder Approval, the execution and delivery of this Agreement and the Merger Agreement by the Company, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby, and compliance by the Company and its Subsidiaries with the terms or provisions hereof and thereof, do not and will not (i) violate any provision of the certificate of incorporation or bylaws of the Company or any similar governing documents of any of its Subsidiaries or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 3.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement and the Merger Agreement and the consummation by the Company of the transactions contemplated hereby and thereby except for (i) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (ii) compliance with the applicable requirements of NASDAQ and the Exchange Act, including the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (the “Proxy Statement”), (iii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the

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DGCL and (iv) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4 Legal Proceedings; Compliance with Law.

(a) There are no Actions pending, or to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries in any way relating to the Purchased Assets or the Assumed Liabilities, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened that in any way relates to the Purchased Assets or Assumed Liabilities and that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(b) None of the Purchased Assets or the Company or any of its Subsidiaries, in each case with respect to the Purchased Assets, are subject to or bound by, or since January 1, 2014 have been subject to or bound by, any Order, that would reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

(c) Since January 1, 2014, each of the Company and its Subsidiaries has been in material compliance with all applicable Laws and Orders with respect to the Purchased Assets and Assumed Liabilities, has timely filed all material reports, registrations and statements relating to the Purchased Assets required to be filed with any Governmental Entity, and has paid all fees and assessments due and payable in connection therewith, except as would not reasonably be expected to adversely affect the Purchased Assets or the Assumed Liabilities in any material respect.

3.5 Purchased Investments.

(a) The Company or a Subsidiary of the Company is (or, with respect to Purchased Investments acquired after the date hereof, will be immediately prior to Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Investments (which Purchased Investments are (or will be) owned directly), with the specific owner (both as of the date of this Agreement and immediately prior to the Closing) set forth on Section 3.5(a) of the Company Disclosure Letter (with respect to the Existing Purchased Investments) or the Closing Purchased Investments Tape (the “Loan Owner”). No Loan Owner has sold, assigned or granted a participation or other interest in (or, other than with respect to this Agreement, is subject to a Contract to sell or assign a participation or other interest in) any of the Purchased Investments to be acquired by the Buyer at the Closing other than pursuant to this Agreement. The Company or a Subsidiary of the Company is (or, with respect to Purchased Assets acquired after the date hereof, will be immediately prior to the Closing) the sole legal and beneficial owner of, and has (or will have) good title, free and clear of any Lien (other than Permitted Liens) to each of the Purchased Assets. The delivery by the Company to the Buyer (or the applicable Designated Buyer Entity) of the instruments of transfer of ownership contemplated by this Agreement will vest in the Buyer (or the applicable Designated Buyer Entity) good and valid title, free and clear of any Lien to each of the Purchased Assets and immediately following Closing Buyer (or the applicable Designated Buyer Entity) will be the sole legal and beneficial owner of, and have good and valid title to, the Purchased Assets, free and clear of any Liens (other than Permitted Liens).

(b) As of the date hereof, none of the Company, any Subsidiary of the Company or any Loan Owner has executed any written release, satisfaction or cancellation that would operate to release any Obligor under a Purchased Investment from any material Liability with respect thereto. To the knowledge of the Company, as of the date hereof, no other lender, agent or servicer has executed any written satisfaction, cancellation or release that would operate to release any Obligor from any material Liability with respect any Purchased Asset.

(c) As of the date that is two Business Days prior to the date of this Agreement, and except as set forth in Section 3.5(c) of the Company Disclosure Letter, (i) no Purchased Investment is more than thirty (30) days

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delinquent in the payment of interest or principal therein, and (ii) to the knowledge of the Company, no Obligor thereof is subject to (x) any bankruptcy or insolvency proceeding or (y) any continuing “Event of Default” under the applicable Definitive Agreements that has not been waived or is subject to forbearance.

(d)

(i) Schedule A sets forth (A) a true, correct and complete list of (1) the outstanding principal balance of all the loans included in the Signing Date Investments at September 30, 2017, (2) all charge-offs recorded by the Company on its books in respect thereof as of such date and (B) accounting reserves for impaired loans and non-performing assets included in the Signing Date Investments, in the case of this clause (B) as recorded by the Company on its books through that date (the sum of the amounts set forth in clause (A)(1) less the amounts set forth in clause (A)(2), less the amounts set forth in clause (B), the “Aggregate 9/30 Net Book Value”) and (C) the historic cost basis of all warrants and other equity investments included in the Signing Date Investments at September 30, 2017, or such lower amount recorded by the Company on its books as of such date to reflect marked-to-market adjustments, except in each case as noted on Schedule A (the sum of the amounts set forth in this clause (B), “Aggregate 9/30 Equity Carrying Value”). None of the accounting reserves on the books of the Company for any of the loans on Schedule A has changed from September 30, 2017 to the time of the execution of this Agreement.

(ii) In addition to the information described in clause (d)(i), all other information on Schedule A of the Company Disclosure Letter was true, correct and complete, in all material respects, as of September 30, 2017, including the Signing Interest Receivable, the Signing Unused Fees and with respect to each Signing Date Investment: (A) the issuer, (B) the title of the asset and asset type, (C) in the case of an Existing Loan: (1) the type and priority of security of the Company in respect of such New Loan, (2) the outstanding commitment of the Company or its applicable Subsidiary as well as any undrawn commitment of the Company or its applicable Subsidiary and any other payments or advances the Company or any of its Subsidiaries is required to make thereunder or in connection with such asset, (3) the accrued and unpaid interest thereon owed to the Company or its applicable Subsidiary and (4) the unamortized fee thereon allocable to the Company or its applicable Subsidiary, and (D) in the case of any equity interest: (1) the type of security or interest, (2) the issuer thereof and (3) any capital contribution or other similar funding obligations of the Company or any of its subsidiaries in connection therewith. Since September 30, 2017, to the execution and delivery of this Agreement, the Company and its Subsidiaries have not sold any of the assets on Schedule A or modified any of the material terms of any Definitive Agreement related to the assets set forth thereon or otherwise taken (or failed to take) any action with respect thereto that would violate Section 5.1 of this Agreement if such action was taken (or failed to be taken) after the date of this Agreement. As of the date of this Agreement, there are no revolving commitments, delayed draw term loan commitments and/or other funding commitments under committed purchase agreements and/or commitment letters in respect of the Signing Date Investments except as set forth on Schedule A of the Company Disclosure Letter.

(e) Each material Definitive Agreement (i) is valid, binding and enforceable by the Company or the Subsidiary that is a party thereto against the Obligor thereunder in accordance with its written terms, except as may be limited by the Enforceability Exceptions and (ii) is not on the date hereof the subject of any Action involving the Company or any Subsidiary, including any counterclaims or disputes alleging that such Definitive Agreement is not valid, binding or enforceable by the Company or the applicable Subsidiary thereof against the Obligor thereunder in accordance with its written terms.

(f) On or before the date of this Agreement, except as set forth in Section 3.5(f) of the Company Disclosure Letter, the Company has made available to the Buyer true and complete copies of all material Definitive Agreements in effect as of the date of this Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof. On or before the Closing Date, the Company shall have made available to the Buyer true and complete copies of all Definitive Agreements in effect as of the date of this

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Agreement, together with all material waivers, extensions, cancellations and releases thereunder to the date hereof.

(g) As of the date of this Agreement, neither the Company nor any Subsidiary thereof is in material breach of or material default under any Definitive Agreement or has received, in the twelve (12) month period preceding the date of this Agreement, written notice of any alleged material breach or material default by the Company or any Subsidiary thereof under any Definitive Agreement, and no other event has occurred that, with notice or lapse of time, would constitute a material default under any Definitive Agreement by the Company or any Subsidiary thereof.

(h) Section 3.5(h) of the Company Disclosure Letter sets forth the (i) authorized, issued and outstanding membership interests of each Applicable Entity and (ii) name of each Person that is the direct record owner of any membership or other equity interests for each Applicable Entity.

(i) Each Applicable Entity (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the operation or conduct of its business requires it to be so licensed or qualified and (iii) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted, except in the case of clauses (ii) and (iii) where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Applicable Entity, each as amended.

3.6 Information in Proxy Statement. The Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer, Parent or Merger Sub to the Company for inclusion therein.

3.7 Takeover Statutes. Assuming the accuracy of the representations and warranties of Buyer in Section 4.4, the Company has taken all action necessary to exempt or exclude this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, from: (i) the restrictions on business combinations set forth in § 203 of the DGCL; and (ii) any and all other similar antitakeover Law (each Law referred to in clause (i) or (ii), a “Takeover Statute”). Accordingly, no Takeover Statute applies with respect to the Company to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, including the Merger.

3.8 Broker’s Fees. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Asset Purchase Agreement. The fee payable by the Company to each of Credit Suisse and Houlihan Lokey in connection with the transactions contemplated hereby and by the Asset Purchase Agreement is described, with respect to Credit Suisse, in an engagement letter between the Company and Credit Suisse and, with respect to Houlihan Lokey, in an engagement letter between the Company and Houlihan Lokey. The Company has provided to Buyer copies of such engagement letters.

3.9 Taxes. (i) The Company has timely filed (or caused to be timely filed) all income and other material Tax Returns required to be filed with respect to the Purchased Assets or the Assumed Liabilities (including any Tax

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Returns required to be filed by the Applicable Entities) and has paid (or caused to be paid) all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all material Taxes required to be paid with respect to the Purchased Assets or the Assumed Liabilities (including any Taxes payable by any Applicable Entity); (iii) all monies required to be withheld in respect of the Purchased Assets or the Assumed Liabilities (including any Taxes required to be withheld by any Applicable Entity) have been collected or withheld and timely paid to the relevant taxing authorities; (iv) for U.S. federal income tax purposes, (A) each of the Applicable Entities is, and at all times since its formation has been, properly treated as a partnership or disregarded as an Entity separate from the Company and (B) the membership interests described in Section 1.1(c) have been properly treated as equity in such Applicable Entities; (v) there are no Liens for Taxes on any of the Purchased Assets (or on any assets of the Applicable Entities) other than Liens relating to current Taxes not yet due and payable; (vi) none of the Applicable Entities is liable for Taxes of any other Person pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law); and (vii) the Buyer shall not become liable for Taxes of the Company or any other Person (other than the Purchased Entities) as a result of acquiring the Purchased Assets; and (viii) any indebtedness included in the Purchased Investments or held by any of the Purchased Entities that provides for payments of interest from “sources within the United States” (within the meaning of Sections 871(h)(1) and 881(c)(1) of the Code) (A) is or will be held in “registered form” (within the meaning of Sections 871(h)(2)(B)(i) and 881(c)(2)(B)(i) of the Code) and (B) does not or will not provide for the payment of interest excluded from the definition of “portfolio interest” pursuant to Section 871(h)(4) of the Code.

3.10 Purchased Entities. As of the Closing: (i) the Purchased Entities will have no Liabilities or obligations under any Contract other than obligations for which no claim has been made under provisions of terminated agreements which expressly survive termination thereof, and (ii) the assets of the Purchased Entities are subject to no Liens other than Permitted Liens or Liens imposed by actions taken by Buyer (excluding, for the avoidance of doubt, the Closing of the transactions contemplated by this Agreement in accordance with its terms).

3.11 Real Estate.

(a) Section 3.11(a) of the Company Disclosure Letter lists the common street address for the real property owned by NWP NEWS LLC, a Subsidiary of the Company (the “Owned Real Property”). NWP NEWS LLC has good and valid fee simple title to the Owned Real Property, in each case free and clear of all Liens except for Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending or threatened, with respect to the Owned Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, NWP NEWS LLC has good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property held or used by it at the Owned Real Property, free and clear of all Liens other than Permitted Liens.

3.12 Absence of Certain Changes or Events. Since September 30, 2017, no event, development, change or effect has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.13 Merger Agreement. The Company has provided Buyer with a true, correct and complete copy of the Merger Agreement (including all schedules, exhibits and annexes thereto). The representations and warranties of the Company in the Merger Agreement are true and correct as of the date hereof.

3.14 No Other Representations or Warranties. Neither the Company nor any Representative of the Company (or other Person) has made any express or implied representation or warranty of any kind or nature with respect

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to (i) the Purchased Assets, Assumed Liabilities or the condition, value or quality of Purchased Assets except for the representations and warranties contained in this Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, (ii) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (iii) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates). Neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates) and the Buyer may not rely on any express or implied representation or warranty of any kind or nature (and may not rely on any opinions, information, projections, forecasts, advice, materials, presentations, statements or information of any kind or nature), other than the representations and warranties of the Company expressly contained in Article III of this Agreement or in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II and all other representations and warranties are specifically disclaimed.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as otherwise specified in the corresponding sections of a disclosure letter delivered by Buyer to the Company prior to or concurrently herewith (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Buyer hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case except where any failure thereof has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no other business activities.

4.2 Authority; No Violation.

(a) The Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The managing member of the Buyer has approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other limited liability company proceedings or actions on the part of the Buyer, its managing member or its direct or indirect owners are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms and conditions, except as enforcement may be limited by the Enforceability Exceptions. No vote or consent of the holders of any class or series of equity

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interests of the Buyer is necessary to approve this Agreement or the transactions contemplated hereby. Each of the Closing deliveries of the Buyer set forth in Section 2.3(b), upon execution and delivery of Buyer (assuming due authorization, execution and delivery by the Company, if applicable) will represent a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as enforcement may be limited by the Enforceability Exceptions.

4.3 Consents and Approvals.

(a) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby, nor compliance by the Buyer with any of the terms or provisions hereof, will (i) violate any provision of the operating agreement or certificate of formation of the Buyer or similar organizational documents of any of the Subsidiaries of the Buyer or (ii) assuming that the Consents, notifications, filings and registrations referred to in Section 4.3(b) are duly obtained or made, (x) violate any Law or Order applicable to the Buyer or any of the Subsidiaries of the Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of or default under (with or without notice or lapse of time, or both), result in the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Buyer or any of the Subsidiaries of the Buyer under, any Contract to which the Buyer or any of the Subsidiaries of the Buyer is a party, or by which they or any of their respective properties or assets is bound, except, in the case of the foregoing clause (ii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b) No Consents of, notifications to or filings or registrations with, any Governmental Entities are required to be obtained or made by or on behalf of the Buyer or any of its Subsidiaries in connection with the execution, delivery or performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, except for (i) any notices required to be filed under the HSR Act and the expiration or termination of any applicable waiting periods thereunder and (ii) any such Consent, notification, filing or registration the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.4 Ownership of Shares. As of the date of this Agreement, neither the Buyer nor any of its controlled Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire (other than pursuant to this Agreement) or vote any shares of Company Common Stock. As of the date of this Agreement, none of the Buyer or any of its “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

4.5 Broker’s Fees. Except for Wells Fargo Securities, LLC, none of the Buyer or any Subsidiary of the Buyer or any of their respective officers or directors has employed any broker, investment banker, financial advisor or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.6 Buyer Information. The information relating to the Buyer and any Subsidiaries of the Buyer provided to the Company by the Buyer for inclusion in the Proxy Statement will not, at the time of the filing and mailing of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.

4.7 Investment Status. As of the Closing, Buyer shall be a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Buyer is an “accredited

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investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act. The Buyer is acquiring the Purchased Assets for its own account and not for the account of any other Person.

4.8 Certain Arrangements. There are no Contracts, whether written or oral, between the Buyer or any of its Subsidiaries or controlled Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding shares of Company Common Stock, any member of the Company’s management or any member of the Company’s board of directors, on the other hand, relating to the Company, the transactions contemplated by this Agreement or the Purchased Assets, Assumed Liabilities or operations or business of the Company following the Closing.

4.9 Financing.

(a) The Buyer has delivered or made available to the Company true, complete and correct copies of (i) executed debt commitment letters from each of Wells Fargo Bank, N.A. and CDPQ Fixed Income V Inc. (the “Lenders”), including all exhibits, schedules, annexes and amendments thereto, and each fee letter associated therewith (each of which fee letters may be redacted with respect to any fees and other economics and otherwise customarily redacted provided that no provisions that, or that would reasonably be expected to, adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing may be redacted) (as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, collectively, the “Debt Commitment Letters”) providing the terms and conditions on which the Lenders have committed to provide to the Buyer debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”), (ii) an executed equity commitment letter (the “Fund Commitment Letter”) from GSO Diamond Portfolio Fund LP (the “Fund”), pursuant to which the Fund has committed to provide to the Buyer, in the form of equity financing, the cash amount set forth in the Fund Commitment Letter, subject to only the terms and conditions therein (the “Fund Equity Financing”), (iii) executed subscription agreements, and all exhibits, schedules and annexes thereto (the “Subscription Agreements”) from each of the limited partners of the Fund, and in the case of feeder funds, the limited partners therein (the “Equity Investors”) pursuant to which each Equity Investor has committed to provide to the Fund (or feeder fund, as applicable), in the form of equity financing, the cash amount set forth in its Subscription Agreement, subject to only the terms and conditions therein (together with Fund Equity Financing, the “Equity Financing” and together with the Debt Financing, the “Financing”), and (iv) an assignment from the general partner of the Fund (and any feeder fund thereof) to the Company of the right to cause each Equity Investor to provide to the Fund (or any feeder fund thereof), in the form of equity financing, the cash amount contemplated by such assignment, subject to only the terms and conditions therein (the “Draw-Down Rights Assignment Agreement” and, together with the Fund Commitment Letter and the Subscription Agreements, as each may be amended, modified, supplemented, replaced or extended from time to time in accordance with Section 5.12, the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”). As of the date hereof, except for the Commitment Letters and as expressly set forth in the Commitment Letters, there are no side letters or Contracts, understandings or arrangements to which the Buyer or the Fund (or any feeder fund thereof), on the one hand, and the Equity Investors or any of their respective Affiliates, on the other hand, is party relating to the Financing that would adversely affect the availability of all or any portion of the Financing.

(b) (i) As of the date hereof, the Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of the Buyer and the Fund, as applicable, and, to the knowledge of the Buyer, each of the Lenders and Equity Investors party thereto, in each case, subject to the Enforceability Exceptions; (ii) as of the date hereof, the Commitment Letters have not been amended or modified in any respect and no such amendment or modification is contemplated or pending by Buyer (or, to the knowledge of Buyer, the other parties thereto) as of the date hereof (other than amendments or modifications to the Debt Commitment

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Letters solely to add additional lenders, lead arrangers, bookrunners, syndication agents and similar entities); and (iii) as of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn, terminated, reduced or rescinded in any respect. The Buyer or the Fund has paid in full any and all fees (including commitment fees and other fees) required to be paid under the Commitment Letters on or prior to the date hereof.

(c) There are no conditions precedent or other contingencies (including pursuant to any “flex” provisions in the Debt Commitment Letters or otherwise) related to the funding of the full amount (or any portion) of the Debt Financing and the Equity Financing, except as expressly set forth in the Debt Commitment Letters and the Equity Commitment Letters, respectively. As of the date of this Agreement, no event has occurred or circumstance exists which (with or without notice, lapse of time or both) would reasonably be expected to (i) constitute a breach or default on the part of Buyer or the Fund (or, to the knowledge of Buyer, any Lender, Equity Investor or other party to a Commitment Letter) under any of the Commitment Letters, (ii) constitute a failure to satisfy a condition precedent by Buyer or the Fund under any of the Commitment Letters or (iii) result in all or any portion of the Debt Financing or the Equity Financing not being available by the Closing, in each case assuming the accuracy of the representations and warranties in Article III, compliance by the Company with its covenants in this Agreement and the satisfaction of the conditions set forth in Section 6.1 and Section 6.2.

(d) Assuming (i) the Financing is funded in accordance with the Commitment Letters, (ii) the accuracy of the representations and warranties set forth in Article III and (iii) the compliance and performance by the Company of its covenants and agreements set forth in this Agreement, the aggregate net proceeds of the Debt Financing and the Equity Financing will be sufficient to enable the Buyer to pay in full the Purchase Price and pay all fees and expenses required to be paid by Buyer pursuant to this Agreement (the amount so required to make such payments, the “Required Amount”).

(e) In no event shall the receipt or availability of any funds or financing (including the Equity Financing or the Debt Financing) by or to the Buyer or the Fund or any other financing transaction be a condition to the obligations of the Buyer hereunder to consummate the Closing.

4.10 Limited Guaranty. Concurrently with the execution of this Agreement, the Company and the Guarantor have entered into a limited guarantee (the “Limited Guaranty”) in favor of the Company pursuant to which the Guarantor guarantees certain payment obligations of the Buyer under this Agreement, including its obligations with respect to the Buyer Termination Fee and all reimbursement and indemnification payments owed under Section 5.13(b). As of the date hereof, the Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, there has been no default under the Limited Guaranty by the Guarantor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by the Guarantor.

4.11 Absence of Buyer Material Adverse Effect. Since the date of this Agreement, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

4.12 No Other Representations.

(a) The Buyer acknowledges and agrees that it (i) has had an opportunity to discuss the Purchased Assets and Assumed Liabilities with the management of the Company, (ii) has had reasonable access to (x) the books and records of the Company and its Subsidiaries relating to the Purchased Assets and Assumed Liabilities and (y) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted its own independent investigation of the Purchased Assets and Assumed Liabilities and the transactions contemplated hereby.

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(b) The Buyer acknowledges and agrees that: (i) except for the representations and warranties of the Company contained in Article III or in any certificate delivered by the Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, neither the Company nor any Representative of the Company has made any express or implied representation or warranty of any kind or nature with respect to (x) Purchased Assets, Assumed Liabilities or the condition, value or quality of the Purchased Assets, (y) any opinion, information, projection, forecast or advice regarding future performance, collectability or value of the Purchased Assets or Assumed Liabilities or (z) any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or representatives (including any due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its Affiliates), (ii) neither the Company nor any Representative of the Company shall have, or be subject to, any liability resulting from any materials, presentations, statements or information made, communicated, or furnished (orally or in writing) to the Buyer or its controlled Affiliates or representatives (including due diligence information, data room materials or any opinion, information, projection, forecast or advice that may have been or may be provided to the Buyer or its affiliates) and (iii) Buyer has not relied on any express or implied representation or warranty of any kind or nature, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, in any certificate delivered Company at the Closing pursuant to Section 6.2(d) or any agreement or document delivered pursuant to Article II, and that all other representations and warranties are specifically disclaimed.

ARTICLE V.

COVENANTS

5.1 Conduct of Business Prior to the Closing. Except as (i) expressly contemplated or permitted by this Agreement or the Merger Agreement, (ii) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) required by applicable Law or required by the Company and its Subsidiaries pursuant to their obligations under any applicable CLO Management Contract, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business with respect to the Purchased Assets and Assumed Liabilities in the ordinary course consistent with past practice, (x) use reasonable best efforts to preserve and maintain intact the Purchased Assets, (y) hold the net proceeds (after repayment of indebtedness) from the sale of any Purchased Assets in cash or reinvest such proceeds only in loan assets, securities and other investments of the type set forth on Schedule A of the Company Disclosure Letter and (z) not, and not permit any of its Subsidiaries to:

(a) purchase, originate or otherwise acquire any loans that would be included in the Purchased Assets unless such loan (i) is purchased, originated or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice), (ii) would constitute an “Eligible Loan” as defined in the Debt Commitment Letters and Wells Fargo Bank, N.A. (as administrative agent under the “Facility” contemplated under the Debt Commitment Letter) has (A) agreed that the loan would be approved for the Facility and is otherwise an “Eligible Loan” and (B) agreed to assign an “Assigned Value” to such loan of not less than the related Minimum Assigned Value for such loan; (iii) after giving effect to the purchase, origination or other acquisition thereof, the aggregate principal balance of the Class A Loans and Class B Loans that could be drawn under the Facility (as defined in the Debt Commitment Letter) without resulting in a Class A Borrowing Base Deficiency or a Class B Borrowing Base Deficiency (as defined in the Commitment Letter) would not be less than $1,601,010,000, in any case, as determined by the Buyer in its commercially reasonable discretion following good faith consultation with the Company (taking into account any cash constituting Purchased Assets that would be deposited into the “Principal Collection Account” for the Facility at Closing); (iv) has a purchase price between ninety-eight percent (98%) and par (or, in the case of any New Loans, originated by the Company or any Subsidiary thereof, original issue discount of not more than two percent (2%)); and (v) accrues interest at a floating current cash interest rate (i.e. not including any interest which may be paid-in-kind) of not less than LIBOR (or the equivalent thereof as defined in the applicable Definitive Agreement) plus 4.00% per annum

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(b) make any changes in its policies and practices with respect to underwriting, originating, acquiring or servicing, or buying or selling rights to service, Purchased Assets, except as may be required by any Governmental Entity or the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(c) impose or allow to be imposed any Lien on any of the Purchased Assets, other than Permitted Liens or Liens that will be released at Closing;

(d) sell any Purchased Asset to any Person that is not the Company or any Subsidiary of the Company (other than any Non-Call Period Subsidiary), except (i) in the ordinary course of business, (ii) as required by any Contract, and (iii) sales of Purchased Assets “held for sale”;

(e) make any Tax election or otherwise take any action that would change the U.S. federal income tax classification of any Applicable Entity;

(f) consent or otherwise agree to any Specified Matter in respect of any Purchased Asset unless such consent or agreement is made following the Company consulting with Buyer regarding such consent or agreement;

(g) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in a “Value Adjustment Event” (as defined in the term sheet attached to the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such Value Adjustment Event will not result in the Assigned Value (if any) of such Purchased Investment being reduced on the Business Day following the Closing Date;

(h) amend or otherwise modify any Purchased Investment if such amendment or other modification would result in such Purchased Investment ceasing to be an “Eligible Loan” (as defined the Debt Commitment Letter) unless the “Administrative Agent” confirms in writing to the Buyer that such amendment or other modification will not cause such Purchased Investment to cease to be an Eligible Loan;

(i) otherwise release, compromise or waive any material claim or right that is part of the Purchased Assets, except in the ordinary course of business or as required by the terms of any servicing, management or advisory agreement with respect to the Purchased Assets;

(j) purchase any loan or other investment that would be included in the Purchased Asset from any Specified Managed Vehicle;

(k) increase any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender in connection with any asset that would be a Purchased Investment if such increase would result in the Committed Funding Amount being in excess of $300,000,000;

(l) purchase, originate, otherwise acquire or enter into any new loan commitment (including any delayed draw term loan commitment), commitment under any incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender if doing so would result in the Committed Funding Amount being in excess of $300,000,000;

(m) sell, transfer or otherwise dispose of (i) any assets that would be included in the Purchased Investments if the Closing were deemed to occur at the time of such sale, transfer or other disposition to any Person (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary)

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for an aggregate amount less than the aggregate Reserve Price for such assets or (ii) directly or indirectly, the Owned Real Property for less than $10,000,000 of net proceeds or with any ongoing obligations or liabilities of the Company;

(n) purchase or otherwise acquire any collateralized loan obligation securities;

(o) purchase or otherwise acquire any other security or investment that would be included in the Purchased Assets unless it is purchased or otherwise acquired in the ordinary course of business or in conformity with the Company’s existing policies and guidelines (subject to waivers or modifications thereto consistent with past practice); or

(p) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Regulatory Matters.

(a) The Company and the Buyer agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days following the date hereof.

(b) Subject to the terms and conditions of this Agreement, each of the Buyer and the Company shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Article VI to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Entities by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any Governmental Entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all Consents from, notifications to or filings or registrations with, any Governmental Entities or other Persons which are required to be obtained in connection with the transactions contemplated by this Agreement or the failure to obtain would result in a breach or violation of the term of the applicable Contract; (iv) defend all lawsuits or other Actions to which it or its Subsidiaries is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect to each such lawsuit or other Action; (v) have lifted or rescinded any injunction or restraining Order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order with respect thereto and (vi) resolve any objection or assertion by any Governmental Entity challenging this Agreement or the transactions contemplated hereby.

(c) Subject to the other provisions of this Agreement, each of the Company, on the one hand, and the Buyer, on the other hand, shall (i) to the extent permitted by applicable Law, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Entity in connection with the transactions contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Law relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transactions contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications,

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notices, filings or requests); (iii) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using reasonable best efforts to comply fully with any request for additional information or documents under any applicable Law; and (iv) not independently participate in any meeting (including telephonic meetings) with any Governmental Entity in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

(d) Notwithstanding anything in this Section 5.2 to the contrary, materials provided by or on behalf of the Buyer to the Company or its counsel or the Company to the Buyer or its counsel may be redacted to the extent necessary (i) to remove references concerning the Buyer’s or the Company’s valuation analyses with respect to the Company, the Purchased Assets or the Assumed Liabilities, (ii) as necessary to comply with Contracts in effect on the date hereof, (iii) to address reasonable concerns regarding attorney-client privilege or (iv) to remove personal, proprietary and other confidential business information.

5.3 Access to Information; Delivery of Definitive Agreements.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the Buyer and its Representatives reasonable access during normal business hours to its properties, books, and records, and to its Representatives, and shall make available to the Buyer and its Representatives, all other data, information, agreements and documents concerning the Purchased Assets and Assumed Liabilities as the Buyer or its Representatives may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent that, in the Company’s reasonable and good faith judgment based on the advice of counsel, such access or disclosure (i) would violate any confidentiality agreements with a third party in effect on the date hereof, (ii) is with respect to information that is subject to attorney-client privilege or (iii) would violate any Law applicable to the Company or its Subsidiaries; provided that, in each of clauses (i), (ii) and (iii), the parties shall collaborate in good faith to make alternative arrangements to allow for such access or disclosure in a manner that does not result in the events set out in clauses (i), (ii) or (iii) above.

(b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated August 8, 2017, between the Parent, GSO Capital Partners LP and the Company (the “Confidentiality Agreement”).

(c) Prior to Closing the Company shall use its reasonable best efforts to deliver to Buyer true, accurate and complete copies of all of the Definitive Agreements.

5.4 Stockholders Meeting.

(a) The Company, acting through its Board of Directors (or a committee thereof), shall take all action required under the DGCL, the certificate of incorporation and bylaws of the Company and the applicable requirements of NASDAQ, and otherwise by applicable Law, necessary to promptly and duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (but no later than 40 days) following the Proxy Clearance Date, for the purpose of approving and adopting the Merger Agreement and approving the transactions contemplated by this Agreement (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). The Company shall not submit to the vote of its stockholders any Acquisition Proposal prior to the termination of this Agreement in accordance with Article VII.

(b) The Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without the prior written consent of Buyer. Notwithstanding the immediately preceding sentence or Section 5.4(a),

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(i) the Company may postpone or adjourn the Company Stockholders Meeting to the extent required by Law or the SEC, including to the extent that such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting as required by applicable Law or the SEC and (ii) the Company may postpone or adjourn the Company Stockholders Meeting (and the Company shall postpone or adjourn the Company Stockholders Meeting (but in no event for more than thirty (30) days in the aggregate) if requested by Buyer): (x) to allow additional time to solicit additional proxies to the extent the Company (or Buyer, as the case may be) reasonably believes necessary in order to obtain the Requisite Company Stockholder Approval or (y) to allow additional time to solicit additional proxies if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock present (either in person or by proxy) at the meeting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, in the case of the foregoing clause (ii), the Company shall, and shall cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence in person of the Company’s stockholders) as expeditiously as reasonably possible, it being understood that time shall be of the essence; provided, further, that, in the case of each of the foregoing clauses (i) and (ii), the Company shall consult with Buyer prior to making such adjournment or postponement and shall make such adjournment or postponement for the minimum amount of time that may be reasonably required, as determined by the Company in good faith after consultation with Buyer.

(c) Except to the extent there has been a Change in Company Recommendation in accordance with Section 5.5, the Company, acting through its Board of Directors (or a committee thereof), shall include the Company Recommendation in the Proxy Statement and use its reasonable best efforts to obtain the Requisite Company Stockholder Approval and to keep Buyer reasonably informed on the status of such efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated prior thereto.

(d) In connection with the Company Stockholders Meeting, (i) the Company shall, as promptly as reasonably practicable following execution of this Agreement and in any event within thirty (30) days of the date of this Agreement, prepare and file with the SEC the preliminary Proxy Statement, (ii) the Company shall mail the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable after the Proxy Clearance Date, and (iii) the Company shall as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement that the Company has reasonably determined, after consultation with outside counsel, is required by applicable Law. The Company and its Affiliates shall, on the one hand, and the Buyer shall, and shall cause its Affiliates (excluding individual business units of The Blackstone Group L.P. outside of the credit-focused business) to, on the other hand, make any other filings with the SEC as may be required in connection with the transactions contemplated by this Agreement. The Company and Buyer shall each use its respective reasonable best efforts to (A) respond as promptly as reasonably practicable to any comments received from the SEC with respect to the foregoing and will provide copies of such comments to the other party promptly and in any event within twenty-four (24) hours following receipt thereof, and (B) as promptly as reasonably practicable prepare and file any response, amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; provided that each party shall provide the other party a reasonable opportunity to review and comment on any such response, amendment or supplement, which comments shall be considered in good faith. The Company, on the one hand, and the Buyer, on the other hand, shall cooperate with the other in connection with the foregoing, including the preparation and filing of the filings described above and responding to the SEC with respect to all comments received in connection therewith from the SEC, including furnishing the other party, as promptly as reasonably practicable, with all information concerning themselves, their Subsidiaries and Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P. outside of the credit-focused business) and its and their respective directors, officers and stockholders and such other matters as may be required to be included in the Proxy Statement or other filings with the SEC as described above. Each of the Company and the Buyer further agrees that, if it becomes aware prior to the Closing of any information relating to it, its Subsidiaries or Affiliates (excluding, the case of Buyer, individual business units of The Blackstone Group L.P.

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outside of the credit-focused business) or its and their respective officers, directors or stockholders, that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including, if applicable, promptly filing with the SEC an appropriate amendment or supplement describing such information, and, to the extent required by applicable Law, disseminating such amendment or supplement to the stockholders of the Company.

5.5 Go Shop and Non-Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the thirty-first (31st) day after the date of this Agreement (the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective affiliates, directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to any Persons (and their Representatives, including potential financing sources) relating to a potential Acquisition Proposal; provided that (x) prior to receiving any non-public information or access any such Person must be party to an Acceptable Confidentiality Agreement and (y) the Company shall provide to the Buyer any such non-public information that is provided to any such Person that was not previously made available to the Buyer prior to or substantially concurrently with the time it is provided to such Person and (iii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons that are party to an Acceptable Confidentiality Agreement (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, or could reasonably be expected to lead to, an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. The Company may grant a waiver, amendment or release under any pre-existing standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company.

(b) No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify the Buyer in writing of the identity of each Excluded Party from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which notices shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives (and, in the case of any Excluded Party, a summary of all Acquisition Proposals by such Excluded Party that were not made in writing). On the No-Shop Period Start Date, the Company shall terminate all access of any Person (other than the parties to this Agreement and the Asset Purchase Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the parties to this Agreement and the Merger Agreement and their respective Representatives and the Excluded Parties and their respective Representatives) that has executed an Acceptable Confidentiality Agreement after the date of this Agreement and prior to the No-Shop Period Start Date in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company.

(c) Except as expressly permitted by Section 5.5(a), from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Company and its Subsidiaries shall not, and the Company shall cause its (and its Subsidiaries’) Representatives not to: (i) initiate, solicit or knowingly facilitate or knowingly encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, continue, or otherwise have or engage

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in any negotiations or discussions concerning any Acquisition Proposal or any such inquiry, proposal or offer, (iii) provide access to its properties, books, records or personnel or any non-public information to, any Person relating to an Acquisition Proposal or any such inquiry, proposal or offer or (iv) waive the applicability of any Takeover Statutes in respect of any Person (other than the parties and their Affiliates). In addition, the Company shall not, and shall cause it Subsidiaries and its and their respective Representatives not to, (A) reimburse or agree to reimburse any Person making any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal for any of their expenses in connection with such Acquisition Proposal, inquiry or offer or (B) execute or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar definitive agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement as provided in this Section 5.5) or any agreement that requires the Company to abandon or terminate or fail to consummate the Closing or the transactions contemplated by the Merger Agreement.

(d) Beginning on the No-Shop Period Start Date, the Company shall promptly (and in any event within two (2) calendar days) notify Buyer (i) of the receipt of any Acquisition Proposal (or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal) that is received on or after the No-Shop Period Start Date, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal (or such inquiry, proposal or offer) and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and (ii) of any written change to the financial or other material terms and conditions of any such Acquisition Proposal (or such inquiry, proposal or offer) described in clause (i) above (including, for the avoidance of doubt, any Acquisition Proposal involving an Excluded Party), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives. The Company shall keep Buyer reasonably informed on a prompt basis of the status of any Acquisition Proposal.

(e) Notwithstanding anything to the contrary in this Section 5.5, beginning on the No-Shop Period Start Date and prior to obtaining the Requisite Company Stockholder Approval, if the Company or any of its Representatives receives a bona fide written Acquisition Proposal that was not solicited in breach of this Section 5.5, including from an Excluded Party (whether prior to, on or after the No-Shop Period Start Date), and the Board of Directors shall have determined in good faith (i) after consultation with its outside counsel and financial advisor that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) after consultation with its outside counsel that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, prior to receipt of the Requisite Company Stockholder Approval, (x) engage in, enter into or otherwise participate in any discussions or negotiations with such Person who has made such Acquisition Proposal (and its Representatives) and (y) provide information (including non-public information) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company, its Subsidiaries and its affiliates to such Person who has made such Acquisition Proposal (and its Representatives); provided that (A) prior to engaging in any discussions or negotiations or providing any non-public information or access the Company must enter into an Acceptable Confidentiality Agreement with such Person and (B) the Company shall provide to Buyer any such non-public information that is provided to any such Person that was not previously made available to Buyer prior to or substantially concurrently with the time it is provided to such Person.

(f) Except as expressly permitted by the other provisions of this Section 5.5, from the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with Section 7.1, the Board of Directors of the Company shall not (i) withhold, withdraw, amend, qualify or modify (or publicly propose to withhold, withdraw, amend, qualify or modify ), in a manner adverse to the Buyer, the Company Recommendation, (ii) adopt, authorize, approve, accept, endorse, declare advisable or recommend (or publicly propose to adopt, authorize, approve, accept, endorse, declare advisable or recommend) any Acquisition Proposal or submit to a vote of the Company stockholders any Acquisition Proposal, (iii) fail to reaffirm its recommendation of the Company Recommendation following the public announcement of an Acquisition

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Proposal within five (5) Business Days after Buyer so requests (or if the Company Stockholders Meeting is to occur earlier than the end of such five (5) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting); provided that Buyer may only make two such requests with respect to any Acquisition Proposal, (iv) fail to recommend against any tender or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal within ten (10) Business Days of the commencement (as such term is defined in Rule 14d-2 of the Exchange Act) thereof (or if the Company Stockholders Meeting is to occur earlier than the end of such ten (10) Business Day period, at least one (1) Business Day prior to the Company Stockholders Meeting) or (v) fail to include the Company Recommendation in the Proxy Statement (any of the foregoing in clauses (i), (ii), (iii), (iv) or (v) a “Change in Company Recommendation”).

(g) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company may terminate this Agreement in accordance with Section 7.1(g) to enter into a definitive agreement with respect to a Superior Proposal (and/or the Board of Directors of the Company may make a Change in Company Recommendation with respect to a Superior Proposal) if and only if:

(i) the Company has received a bona fide written Acquisition Proposal (including an Acquisition Proposal from an Excluded Party) that was not solicited in breach of this Section 5.5 that the Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel) constitutes a Superior Proposal and the Company has materially complied with the other provisions of this Section 5.5 with respect to such Acquisition Proposal;

(ii) the Company’s Board of Directors has determined in good faith that the failure to so terminate this Agreement in accordance with Section 7.1(g) and/or make such Change in Company Recommendation would be inconsistent with its fiduciary duties under applicable Law;

(iii) the Company delivers to the Buyer and Parent a written notice (a “Superior Proposal Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and containing a copy of the proposed agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company, including the identity of the party making such Superior Proposal;

(iv) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Superior Proposal Notice (the “Notice Period”), if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer, Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement and related agreements so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any revision or amendment to the financial terms or other material terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such Superior Proposal will become three (3) Business Days instead of five (5) Business Days); and

(v) following the end of the Notice Period(s) referred to above, the Board of Directors of the Company determines in good faith (a) after consultation with its outside counsel and financial advisor, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal and (b) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

(h) Notwithstanding anything in this Section 5.5 to the contrary, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company or its Board of Directors may make a Change in

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Company Recommendation other than in response to or in respect of an Acquisition Proposal or a Superior Proposal if and only if:

(i) the Company’s Board of Directors determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law as a result of any event, fact, circumstances, development or occurrence relating to or affecting the Company or its Subsidiaries, including the business, operations, assets or liabilities of the Company or its Subsidiaries, and which was not known by or reasonably foreseeable to the Company’s Board of Directors (or a committee thereof) as of the date of this Agreement (an “Intervening Event”); provided, however, that in no event shall any action taken by the Company in order to comply with the covenants set forth in this Agreement or the Merger Agreement, and the consequences of any such action, constitute an Intervening Event;

(ii) the Company delivers to the Buyer and Parent a written notice (an “Intervening Event Notice”) advising the Buyer and Parent that the Company’s Board of Directors proposes to take such action and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event;

(iii) until 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Company delivered the Intervening Event Notice, if requested by the Buyer and Parent, the Company will, and will cause its Representatives to, engage in good faith negotiations with the Buyer and Parent and their respective Representatives to make such adjustments in the terms and conditions of this Agreement and the Merger Agreement so that the need for making such Change in Company Recommendation would be obviated; and

(iv) following such time referred to in clause (iii) above, the Board of Directors of the Company determines in good faith (after consultation with its outside counsel, and taking into account any modifications to this Agreement and the Merger Agreement proposed by the Buyer and Parent prior to such time) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

In the event that the Company delivers Buyer a Superior Proposal Notice or Intervening Event Notice, the Company shall have been deemed to have automatically waived any standstill to which Buyer or any of its Affiliates is a party solely for the limited purpose of permitting Buyer to negotiate with the Company in accordance with clause (g) or (h) above, as applicable.

(i) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), (ii) making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or (iii) making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that in each case of (i), (ii) and (iii), the Company expressly publicly reaffirms the Company Recommendation in such disclosure and does not include any statement that itself would be a Change in Company Recommendation.

(j) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than a joint offer from the Buyer, Parent and Merger Sub) with respect to (x) the acquisition in any manner, directly or indirectly (including by way of tender offer or exchange offer, merger, consolidation, sale of equity interests, share exchange, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock (or of securities representing twenty

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percent (20%) or more of the total voting power of the Company) or (y) the acquisition (directly or indirectly and whether by transfer, merger, consolidation, equity investment or otherwise) of twenty percent (20%) or more of the consolidated assets (including stock of Company’s Subsidiaries) of the Company and its Subsidiaries.

(ii) “Excluded Party” means any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which written Acquisition Proposal the Board of Directors of the Company has determined in good faith prior to the start of the No-Shop Period Start Date (after consultation with its outside counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, however, that a Person shall immediately cease to be an Excluded Party if (A) such Acquisition Proposal made by such Person prior to the start of the No-Shop Period Start Date is withdrawn (it being understood that any amendment, modification or replacement of such Acquisition Proposal Person shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) or (B) such Acquisition Proposal, in the good faith determination of the Board of Directors of the Company (after consultation with its outside counsel and its financial advisor) such Acquisition Proposal, no longer would reasonably be expected to lead to a Superior Proposal.

(iii) “Superior Proposal” means a bona fide written Acquisition Proposal (except that, for the purpose of this definition of Superior Proposal, all references in the definition of Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “fifty percent (50%) or more”) which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisor and outside counsel, is reasonably likely to be consummated and would result, if consummated, in a transaction that is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent and the Buyer in response to such Superior Proposal pursuant to, and in accordance with, Section 5.5(g)).

(k) From the date of this Agreement until the Closing, or until this Agreement is terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective Representatives not to, and shall not assist or facilitate Parent or any of its Affiliates to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information to, Parent with respect to any potential sale of or transaction involving the Company other than the transactions with Buyer contemplated by this Agreement and the Merger Agreement.

5.6 Advice of Changes. The Buyer and the Company shall promptly advise the other party of any change or event of which it becomes aware which it believes would or would be reasonably likely to prevent the satisfaction of any condition to closing set forth in Article VI hereof; provided, however, that any noncompliance with this Section 5.6 shall not be taken into account in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or give rise to any right of termination under Article VII.

5.7 Publicity. The Buyer and the Company shall consult with each other before issuing any press release with respect to this Agreement and shall not issue any such press release or make any such public statement (other than in the case of the Company, a Change in Company Recommendation and related public statements or any other statements contemplated by Section 5.5(i)) without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may, upon the advice of outside counsel, be required by Law or the rules and regulations of any applicable securities exchange. The Buyer and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be a joint press release in the form agreed to by the Company, the Buyer and Parent.

5.8 Transaction Litigation. In the event that any Transaction Litigation is brought, or threatened to be brought, against the Company or any members of its Board of Directors after the date of this Agreement and

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prior to the Closing, the Company shall promptly notify the Buyer in writing of any such Transaction Litigation and shall keep the Buyer reasonably informed with respect to the status thereof, including by promptly informing the Buyer of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give the Buyer the opportunity to participate in the defense of any Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection therewith and the right to provide advice with respect to the Transaction Litigation as to which the Company shall give due consideration. The Company shall not settle or agree to settle any Transaction Litigation without the Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.9 Merger Agreement. The Company shall (i) use its reasonable best efforts to comply with the terms of the Merger Agreement, (ii) not amend, modify or supplement the Merger Agreement or consent to any amendment or modification of or supplement to the Merger Agreement or waive any of its rights thereunder and (iii) not terminate the Merger Agreement under the provisions requiring mutual consent of the Company and Parent. The Company shall keep the Buyer informed on a reasonably current basis of the status of the transactions contemplated by the Merger Agreement, including by (A) providing the Buyer a copy of all notices received by the Company from the Parent or Merger Sub or provided by the Company to the Parent or Merger Sub under the Merger Agreement and (B) notifying the Buyer as promptly as practicable (and in any event within one (1) Business Day) upon becoming aware of any event that has given rise to, or that would reasonably be expected to give rise to, a right of termination by either party under the Merger Agreement. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal, settle or compromise (or offer to settle or compromise) any such demands, approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing. For the avoidance of doubt, Buyer shall not be responsible for any actions or inactions of Parent, Merger Buyer or Merger Sub. Notwithstanding any term of the Merger Agreement, (a) if the Company or any of its Subsidiaries is permitted to take an action under the Merger Agreement but is prohibited from taking (or otherwise restricted in taking) such action under this Agreement, the Company shall not take such action (or shall otherwise comply with the restrictions in respect of such action) and (b) if the Company or any of its Subsidiaries is permitted not to take an action under the Merger Agreement but it is required to take such action under this Agreement, the Company shall (or shall cause its Subsidiary to) take such action.

5.10 Collateralized Loan Obligations and Warehouse Facilities.

(a) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that (i) the 2015-1 LLC CLO Transaction and the NewStar 2015-2 LLC CLO Transaction will be redeemed effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been owned by NewStar Commercial Loan Funding 2015-1 LLC or NewStar Commercial Loan Funding 2015-2 LLC, as applicable, released) and (ii) the Wells Fargo Warehouse Facility and the Citi Warehouse Facility will be repaid effective upon the Closing (with all Liens (other than Permitted Liens) on the assets that had been pledged to secure such facilities released). The Company shall arrange for customary (x) payoff letters to be provided under the Wells Fargo Warehouse Facility and the Citi Warehouse Facility providing for the payoff on the Closing Date of all then-outstanding indebtedness and commitments thereunder and the release of all Liens thereunder (the “Warehouse Payoff Letters”), and (y) satisfaction and discharge documentation in respect of the 2015-1 CLO Transaction and the 2015-2 CLO Transaction providing for the redemption on the Closing Date of the related notes and satisfaction and discharge of the related indenture and all other documentation on the Closing Date, including the release of all Liens thereunder, each in form and substance reasonably satisfactory to Buyer (the “2015-1 and 2015-2 Payoff Letters”).

(b) The Company shall use its reasonable best efforts to redeem the 2012-2 CLO Transaction prior to the Closing and, if such redemption does not occur prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2012-2 LLC sells to the Buyer or Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding

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2012-2 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain (i) customary satisfaction and discharge documentation in respect of the 2012-1 LLC CLO Transaction evidencing the redemption of the related notes and satisfaction and discharge of the related indenture and all other documentation prior to the Closing Date, including the release of all Liens thereunder, or (ii) if the redemption of the 2012-2 CLO Transaction does not occur prior to the Closing, Lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (in the case of clause (i) or clause (ii), the “2012-2 Payoff Letter”).

(c) Prior to the Closing, the Company shall take such actions as are reasonably necessary to ensure that NewStar Commercial Loan Funding 2014-1 LLC sells to the Buyer or a Designated Buyer Entity, at the Closing, the Purchased Assets held by the NewStar Commercial Loan Funding 2014-1 LLC, free and clear of all Liens (other than Permitted Liens). In connection therewith, the Company shall obtain lien release documentation with respect to the Purchased Assets, each in form and substance reasonably satisfactory to Buyer (the “2014-1 Payoff Letter”).

(d) The Company shall arrange for customary release of all liens on the Purchased Assets in or subject to any of the Repurchase Facilities as of the Closing Date (the “Repurchase Facility Release Letter” and, together with the 2014-1 Payoff Letter, the 2015-1 and 2015-2 Payoff Letters and the 2012-2 Payoff Letter, the “Payoff Letters”).

5.11 Redemption of Notes.

(a) At least sixty (60) days prior to the anticipated Closing Date, or such shorter period as agreed to by the trustee under the Senior Indenture, the Company shall notify the trustee under the Senior Indenture of the proposed redemption date and the principal amount of Senior Notes to be redeemed and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. At least thirty (30), but no more than sixty (60) days, prior to the proposed Closing Date, the Company shall prepare and deliver (or cause the trustee under the Senior Indenture to deliver) a conditional notice of optional redemption to the holders of the Senior Notes (a “Senior Notes Redemption Notice”) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the Senior Indenture governing the Senior Notes, conditioned on the occurrence of the Closing, and such Senior Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Senior Notes and the Senior Indenture. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. The Company shall use its reasonable best efforts to cause the trustee under the Senior Indenture to give any such Senior Notes Redemption Notice to holders of the Senior Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall deposit with the paying agent under the Senior Indenture cash or cash equivalents sufficient to effect such redemption as required pursuant to the term of the Senior Indenture.

(b) Not less than ten (10) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver a conditional notice of optional redemption (a “Subordinated Notes Redemption Notice”) for all of the outstanding principal amount of the Subordinated Notes pursuant to the requisite provisions thereof, conditioned on the occurrence of the Closing, and such Subordinated Notes Redemption Notice shall otherwise comply with the terms of the redemption provisions of the Subordinated Notes. The Company shall provide Buyer with a reasonable opportunity to review and comment on drafts of the definitive documentation for any such redemption. On the Closing Date, following receipt of the Purchase Price from the Buyer, the Company shall redeem the Subordinated Notes from the holders thereof.

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5.12 Debt and Equity Financing.

(a) The Buyer shall use its reasonable best efforts to consummate the Equity Financing and Debt Financing on a timely basis to facilitate the Closing when required by Section 2.1 on the terms and conditions described in the Equity Commitment Letters and the Debt Commitment Letters, including using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) satisfy (or obtain waivers to satisfy) on, or prior to, the Closing Date, all conditions to funding in the Commitment Letters and such definitive agreements to be entered into pursuant thereto applicable to the Buyer that are within the Buyer’s control, (iii) negotiate definitive agreements with respect to the Debt Financing on terms and conditions described in the Debt Commitment Letter in all material respects and (iv) enforce its rights under the Commitment Letters, including (in the case of the Debt Commitment Letters, but not in the case of the Equity Commitment Letters), instituting lawsuits in order to enforce its rights under the Debt Commitment Letters; provided that, subject to the limitations set forth in Section 8.14, nothing in this Agreement shall limit or preclude the Company from instituting lawsuits against the Equity Investors (or the general partner of the Fund) pursuant to the Draw-Down Rights Assignment Agreement or against the Fund pursuant to the Fund Commitment Letter.

(b) In the event any portion of the Equity Financing or Debt Financing becomes unavailable on the terms and conditions contemplated in the applicable Commitment Letter: (x) the Buyer shall notify the Company as soon as reasonably practicable after becoming aware thereof (and in any event within two Business Days) and (y) the Buyer shall use its reasonable best efforts to arrange to obtain any such unavailable portion from alternative sources (the “Alternative Financing”) from alternative sources (such alternative sources for any Debt Financing, together with the Lenders and any permitted assignees thereof, the “Debt Financing Sources”), which (A) together with the funds under the remaining Commitment Letters would be in an amount sufficient for Buyer to obtain the Required Amount at Closing and consummate the transactions contemplated by this Agreement and on terms that are not materially less favorable, taken as a whole, to the Company than those in the applicable Commitment Letter (including flex provisions) as in effect on the date hereof, (B) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (C) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement and (D) would not adversely impact the ability of the Buyer, the Fund or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer or Fund to enforce its rights) against the parties to the commitments for such Alternative Financing (as compared to such rights against the Fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement).

(c) The Buyer shall, upon request of the Company, keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the Debt Financing and Equity Financing (and any Alternative Financing). Without limiting the generality of the foregoing, the Buyer shall notify the Company as promptly as reasonably practicable (i) if there exists any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter, in each case, of which the Buyer obtains knowledge, (ii) of the receipt by the Buyer of any written notice or other written communication from any Lender or Equity Investor with respect to (x) any material breach, material default, repudiation, cancellation or termination by any party to a Commitment Letter or (y) a material dispute or disagreement between Buyer and the Fund or between or among Buyer and/or the Fund, on the one hand, and any Lenders, Equity Investors or other parties to any Equity Commitment Letter, Debt Commitment Letter, or any definitive document related to the Debt Financing, on the other hand, with respect to the obligation to fund the Debt Financing or the Equity Financing, as applicable, at Closing on the terms and conditions set forth in the applicable Commitment Letters; provided that in no event will the Buyer be under any obligation to disclose any information pursuant to this Section 5.12(c) that is subject to attorney-client or similar privilege (subject to Buyer and the Company collaborating in good faith to make alternative arrangements to allow for such disclosure in a manner that does

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not result in loss of attorney-client or similar privilege). The Buyer shall not (and shall cause the Fund, any feeder funds of the Fund and the general partner of the Fund and any feeder fund thereof to not) amend, supplement, modify or waive any provision of any Commitment Letter or definitive agreements relating to the Financing other than (A) to (1) add lenders, arrangers, bookrunners, agents or similar entities, as applicable, (2) implement or exercise any of the flex provisions contained in the Debt Commitment Letters and (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any parties to the Debt Commitment Letters or (B) otherwise so long as such amendments, supplements, modifications and waivers (1) would not impose new or additional conditions or otherwise expand any of the conditions to the provision of all or any portion of the Debt Financing or Equity Financing (in each case as compared to the Debt Commitment Letters or Equity Commitment Letters in effect as of the date of this Agreement), (2) would not reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement, (3) would not adversely impact the ability of the Buyer, the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund thereof or the Company to enforce its rights (in the case of the Company, which may be the right to cause the Buyer, the Fund, any feeder fund of the Fund or the general partner of the Fund or any feeder fund thereof to enforce its rights) (as compared to such rights against the Fund, any feeder fund of the Fund, the general partner of the Fund or any feeder fund and Equity Investors under the Equity Commitment Letters (including the Draw-Down Rights Assignment Agreement) in effect as of the date of this Agreement or the Lenders under the Debt Commitment Letters in effect as of the date of this Agreement) and (4) would not reduce the amount of funds available at Closing under all the Commitment Letters in the aggregate to an amount less than an amount equal to the Required Amount.

(d) Notwithstanding anything to the contrary in this Agreement, except for the Company’s right to cause the Buyer to enforce its rights under the Debt Commitment Letter, the Company hereby waives any rights or claims it may have against any Debt Financing Source or any of their respective Affiliates and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees or Representatives (collectively, the “Debt Financing Source Related Parties”) in connection with this Agreement, the Debt Financing or the Debt Commitment Letters, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and each of its controlled Affiliates and its and their respective directors, officers and employees) agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any dispute, suit, claim, litigation, investigation, proceeding or other action against any Debt Financing Source Related Party in connection with this Agreement, the Debt Financing or the Debt Commitment Letters. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source Related Party shall have any liability for any claims, losses, settlements, damages, costs, expenses, fines or penalties to the Company (or any of its current and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, members, managers, general or limited partners, assignees and Representatives) in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 5.12(d) shall in any way limit or modify the rights and obligations of the Buyer under the Debt Commitment Letters or the definitive agreements related thereto.

5.13 Financing Assistance from the Company.

(a) Prior to the Closing the Company shall, and shall cause each of its Subsidiaries and Representatives to, use its and their reasonable best efforts to provide all cooperation reasonably requested by the Buyer in connection with the arrangement of the Debt Financing in a manner that does not unreasonably interfere with the business or ongoing operations of the Company relative to what similar financings contemplated by the Debt Commitment Letter would reasonably be expected to cause, including:

(i) participating and making the appropriate senior officers of the Company available to participate in a reasonable number of meetings (including customary one-on-one meetings with Lenders and potential financing sources and senior management and other Representatives of the Company), due diligence sessions, drafting sessions, presentations, “road shows” and sessions with prospective rating agencies;

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(ii) cooperating with the marketing efforts and due diligence efforts of the Buyer and its financing sources, including assisting with the preparation of customary offering memoranda, private placement memoranda, bank offering memoranda (including a bank information memorandum that does not include material non-public information), syndication memoranda, lender presentations and similar documents and other customary marketing materials (including delivering customary representation letters, authorization letters, confirmations and undertakings as contemplated by the Debt Commitment Letters) required in connection with the Debt Financing;

(iii) using reasonably best efforts to provide the Buyer and its financing sources with the Required Information to the extent not already provided and other pertinent information regarding the business of the Company as may be reasonably requested in writing by the Buyer in order to consummate the Debt Financing and supplementing the same to the extent any such Required Information or other information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information no misleading, as soon as reasonably practicable after obtaining knowledge thereof;

(iv) using reasonably best efforts to take such actions are reasonably requested by the Buyer to assist with collateral audits and due diligence examination, including collateral eligibility criteria and other related criteria described in or contemplated by the Debt Commitment Letters and granting any valuation agent acting on behalf of the Debt Financing Sources, at reasonable times and on reasonable advance notice, access to the books and records in respect of the Purchased Assets necessary for the preparation of a valuation report with respect to the Purchased Assets to be included in the collateral contemplated by the Debt Financing;

(v) providing reasonable assistance with the preparation of the borrowing base certificate contemplated by the Debt Commitment Letters and facilitating the granting of a security interest (and perfection thereof) in the collateral contemplated by the Debt Financing; and

(vi) at least three (3) Business Days prior to Closing, providing all documentation and other information about the Applicable Entities that the Debt Financing Sources have reasonably determined is required to comply with applicable Law that is requested at least ten (10) Business Days prior to Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

provided, that nothing in this Agreement, (including this Section 5.13) shall (x) require any such cooperation to the extent that it would (A) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above) , (B) require the Company, or any of its Subsidiaries or any of their respective boards of directors (or equivalent bodies) to approve or authorize the Debt Financing (provided, that the Company and its Subsidiaries shall cooperate with the Buyer to appoint Buyer’s designees to the respective boards of directors (or equivalent bodies) of the Applicable Entities as of Closing for purposes of approving resolutions, the effectiveness of which is to be conditioned upon the Closing, related to the Debt Financing), (C) cause any condition to the Closing set forth in Section 6.1 or Section 6.2 to not be satisfied or otherwise cause any breach of this Agreement or (D) conflict with or violate the Company’s or is Subsidiaries’ respective organizational documents, any applicable Law, any fund documentation or Definitive Agreement or other material Contracts or (y) require the Company, any of its Subsidiaries or any Representative thereof to cause the delivery of legal opinions, reliance letters or any certificates (other than the representation letters, authorization letters, confirmations and undertakings referred to in clause (ii) above).

(b) Prior to Closing or in the event this Agreement is terminated, the Buyer shall, promptly upon the request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company and its Subsidiaries in connection with the cooperation contemplated by Section 5.13(a) and shall, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims and out-of-pocket costs or expenses

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suffered or incurred by any of them in connection with the Equity Financing or Debt Financing (including any actions under this Section 5.13) and any information utilized in connection therewith (other than any information prepared or provided by the Company or any of its Subsidiaries or any of their respective Representatives) except, in each case with respect to the foregoing indemnity, to the extent resulting from bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives.

(c) Notwithstanding anything to the contrary in this Agreement, the Company shall not be deemed to have breached this Section 5.13 unless it takes an action (or fails to take an action) that it knew (or should have known) would result in a breach of this Section 5.13 and once notified that such action (or failure to act) is or would result in a breach of this Section 5.13, it fails to cure such breach promptly (and in any event within 2 Business Days of becoming so aware or so notified).

5.14 Notifications and Consultation.

(a) The Company shall deliver to Buyer on a weekly basis an updated Purchased Investments Tape as of a date no later than two (2) Business Days prior to the date of its delivery and shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Purchased Investments Tape. The Company shall provide Buyer with reasonable access to the personnel and records of the Company and its Subsidiaries to assist Buyer in evaluating such Purchased Investments Tapes and to confirm that the Company has complied with its obligations under this Agreement, including Section 5.1.

(b) The Company shall deliver to Buyer on the date that is five (5) Business Days prior to the Closing (i) an updated Purchased Investments Tape as of the close of business on such date (the “Closing Purchased Investments Tape”) and the Company shall use its reasonable best efforts to ensure that such Purchased Investments Tape is, except for de minimis inaccuracies, true, correct and accurate as of the date of such Closing Purchased Investments Tape, and (ii) a reconciliation of all loans and other investments set forth on such Purchased Investments Tape to the Signing Date Investments. The Company shall, at the request of Buyer, cause its Chief Financial Officer, Chief Investment Officer and other personnel requested by Buyer to meet with Buyer no later than two (2)  Business Days after the delivery of such Purchased Investments Tape to discuss such Purchased Investments Tape.

5.15 Certain Tax Matters.

(a) If requested by the Buyer, the Company shall reasonably cooperate with the Buyer in requesting that a so-called “Section 754 election” be made by any Entity to which an equity co-investment listed on Schedule A of the Company Disclosure Letter relates that is effective for the taxable year of such Entity that includes the Closing Date.

(b) After the Closing Date, each of the Company and the Buyer shall (and shall cause their respective Affiliates to) use their commercially reasonable efforts to: (i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing; (ii) cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns relating to the Purchased Assets (including any Tax Returns required to be filed by the Applicable Entities); (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities) in their possession; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments regarding Taxes payable in respect of the Purchased Assets or the Assumed Liabilities (including Taxes payable by the Applicable Entities); and (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Taxes.

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(c) In the event that, following the Closing Date, any Applicable Entity is properly treated, for U.S. federal income tax purposes, as a partnership between the Buyer or any of its Affiliates, on one hand, and the Company or any of its Affiliates, on the other hand, the Buyer shall prepare and file (or cause to be prepared and filed) any Tax Returns required to be filed by such Applicable Entity in good faith consultation with the Company and incorporating any reasonable comments of the Company and the Company shall reimburse the Buyer for the Company’s pro rata share (determined in accordance with the relative ownership of the equity interests in such Applicable Entity) of any out-of-pocket expenses reasonably incurred by the Buyer in preparing and filing such Tax Returns.

5.16 Cash Collateral. Following the Closing, in the event the Buyer or any of its Subsidiaries receives any cash collateral posted to secure the obligations under the Repurchase Facilities, Buyer shall, or shall cause its Subsidiaries, to promptly remit any such cash collateral to the Company.

5.17 Termination Fee Deposit. The Buyer shall cause the Fund to, and the Company shall use, their respective reasonable best efforts to enter into a Collateral Account Control Agreement within five (5) Business Days after the date of this Agreement substantially in the form set forth on Exhibit E (the “Control Agreement”) with The Bank of New York Mellon as the depositary bank (such bank or another bank reasonably acceptable to the Company, the “Depositary Bank”). In accordance with the terms of the Limited Guarantee, the general partner of the Fund and any feeder funds thereof will, promptly following the date of this Agreement, call capital from the limited partners of the Fund and any feeder funds thereof in an aggregate amount equal to the Buyer Termination Fee plus $5 million (the “Termination Fee Deposit”) and upon receipt of such capital, the Fund will promptly (and in any event within two (2) Business Days) deposit the Termination Fee Deposit with the Depositary Bank to be held in an account (the “Deposit Account”) subject to the terms of the Control Agreement (if such agreement is then in effect) and this Agreement. The Termination Fee Deposit shall only be released by the Depositary Bank (a) pursuant to Section 7.2 in connection with the termination of this Agreement or (b) in connection with the Closing, at the direction of the Buyer, to transfer such funds to the Company in partial satisfaction of the Purchase Price and each of the Company and the Buyer (on behalf of itself and the Fund) agrees to issue a “joint instruction” under the Control Agreement to cause the Depositary Bank to release the Termination Fee Deposit as so contemplated and The Company agrees not to issue any instruction or notice (including, in the case of the Company, a “notice of exclusive control”) to the contrary. For the avoidance of doubt, the Fund shall not remove (and the Buyer shall cause the Fund to not remove) all or any portion of the Termination Fee Deposit from the Deposit Account except in accordance with the foregoing.

ARTICLE VI.

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) This Agreement shall have been adopted by the Requisite Company Stockholder Approval.

(b) The waiting period applicable to the Closing under the HSR Act shall have expired or been earlier terminated.

(c) No Order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Closing shall be in effect and no Law shall have been enacted by any Governmental Entity which prohibits or makes illegal the consummation of the Closing.

6.2 Conditions to Obligations of the Buyer. The obligations of the Buyer to effect the Closing are also subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company set forth in (i) Section 3.5(a) and Section 3.5(d)(i) shall be true and correct in all respects (without giving effect to any de minimis qualifiers

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therein) both when made and as of the Closing as if made as of such date (except to the extent that any such representation or warranty is made as of an earlier date, in which case as of such date) other than inaccuracies that, if taken into account as of September 30, 2017, would not result in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of all the Signing Date Investments set forth on Schedule A decreasing by $5 million or more in the aggregate (it being understood and agreed that if such inaccuracy is a failure to own, as of September 30, 2017, a Signing Date Investment that was set forth in Schedule A such inaccuracy shall result in a corresponding decrease in the Aggregate 9/30 Net Book Value and Aggregate 9/30 Equity Carrying Value of the Signing Date Investments in the aggregate)), (ii) Section 3.1, Section 3.2, Section 3.5(b), Section 3.5(c), Section 3.5(e), Section 3.5(g), Section 3.5(h), Section 3.8, Section 3.10 and, unless the Owned Real Property or NWP News LLC is sold prior to the Closing, Section 3.11(a) shall be true and correct in all material respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), (iii) Section 3.5(d)(ii) and Section 3.12 shall each be true and correct in all respects both when made and as of the Closing as if made as of such dates (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), and (iv) the other sections in Article III not referenced in clauses (i), (ii) or (iii) above shall be true and correct in all respects (without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) both when made and as of the Closing as though made on and as of such dates (except to the extent that any such representation or warranty is expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failures of any such representations and warranties to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company shall have complied in all material respects with the covenants required to be complied with by the Company under this Agreement at or prior to the Closing Date.

(c) The Buyer shall have received a certificate signed on behalf of the Company, by an executive officer of the Company, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) The Company and its Subsidiaries shall have delivered to Buyer and the Designated Buyer Entities the documents described in, and otherwise complied with, Section 2.3(a).

(e) All conditions precedent to closing under the Merger Agreement have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions will be satisfied upon the closing of the Merger) and Buyer has received the irrevocable, unconditional commitment of each of the Company, Parent and Merger Sub that the Merger will occur immediately following the Closing.

6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a) The representations and warranties of the Buyer set forth in Article IV shall be true and correct in all respects as of the Closing as if made as of the Closing, (except to the extent such representation or warranty expressly is made as of an earlier date, in which case as of such earlier date), except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) The Buyer shall have complied in all material respects with the covenants required to be complied with by the Buyer under this Agreement at or prior to the Closing Date.

(c) The Company shall have received a certificate signed on behalf of the Buyer, by an executive officer of the Buyer, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

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(d) All conditions precedent to closing under the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the Merger Agreement; provided, that such conditions are capable of being satisfied at the closing thereof) and the Company has received the irrevocable, unconditional commitment of Parent and Merger Sub that the Merger will occur immediately following the Closing.

(e) The Buyer and the Designated Buyer Entities shall have delivered to the Company and its Subsidiaries the documents described in, and otherwise complied with, Section 2.3(b).

ARTICLE VII.

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer and the Company in a written instrument;

(b) by either the Buyer or the Company, by written notice to the other party, if any court or other Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Closing;

(c) by either the Buyer or the Company, by written notice to the other party, if the Closing shall not have occurred on or before April 16, 2018 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this Agreement required to be performed at or prior to the Closing has been the primary cause of the failure of the Closing to occur on or before the End Date; provided further that Buyer’s failure to consummate the Closing when required under this Agreement as a result of the Financing not being available shall not be considered a breach of, or failure to perform under, this Agreement for purposes of this Section 7.1(c);

(d) by either the Buyer or the Company, by written notice to the other party, (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement of such party contained herein) if the other party shall have breached any of the representations, warranties, covenants or agreements made by such other party herein, and such breach (i) is not cured within twenty (20) Business Days (or, if earlier, two (2) Business Days prior to the End Date) following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the End Date and (ii) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VI;

(e) by either the Buyer or the Company, by written notice to the other party, if the Requisite Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the transactions contemplated by this Agreement was taken;

(f) by Buyer, by written notice to the Company, prior to the Requisite Company Stockholder Approval having been obtained, (i) if the Company shall have materially breached Section 5.5 or (ii) if the Board of Directors of the Company shall have made a Change in Company Recommendation;

(g) by the Company, by written notice to the Buyer, prior to the Requisite Company Stockholder Approval having been obtained and subject to compliance with Section 5.5(g) in order to enter into a definitive agreement to effect a Superior Proposal; provided, that (x) substantially concurrently with such termination the Company enters into such agreement to effect such Superior Proposal and (y) concurrently or prior to such termination, the Company shall have paid the Go Shop Termination Fee or Termination Fee, as applicable, in accordance with Section 7.2(c) or Section 7.2(d);

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(h) by the Company, by written notice to the Buyer, if (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived by the Buyer (other than those conditions that by their nature are to be satisfied at the Closing; provided, that such conditions are capable of being satisfied if the Closing were to occur on the date of delivery by the Company of notice under this Section 7.1(h)), (ii) on the date the Closing should have occurred pursuant to Section 2.1, the Company has delivered written irrevocable notice to the Buyer that the Company is ready, willing and able to consummate the Closing and the Merger, and (iii) the Buyer has failed to consummate the Closing on or before the third (3rd) Business Day after the date the Closing should have occurred pursuant to Section 2.1 (or, if earlier, the Business Day immediately prior to the End Date), and the Company stood ready, willing and able to consummate the Closing throughout such period;

(i) by the Company, by written notice to Buyer, if (A) (1) the Depositary Bank has not received the Termination Fee Deposit by the close of business on the date thirty days after the date hereof or (2) after the deposit of the Termination Fee Deposit in the Deposit Account the Buyer or the Fund removes all or any portion of the Termination Fee Deposit from the Deposit Account other than in accordance with the terms of this Agreement or (B) the Control Agreement has not been executed by Buyer (or the appropriate Affiliate thereof) by the close of business on the date thirty days after the date hereof; or

(j) by either Buyer or the Company, by written notice to the other party, if the Merger Agreement shall have been terminated.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Buyer or the Company as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect, and there shall be no liability of any nature whatsoever hereunder (or in connection with the transactions contemplated by this Agreement) on the part of the Buyer or the Company (or any of their respective Subsidiaries or Representatives), except that (i) the Confidentiality Agreement shall survive any termination of this Agreement, (ii) this Section 7.2 and Article VIII shall survive any termination of this Agreement and (iii) subject to Section 7.2(h), a party shall not be relieved or released from any Liabilities or damages arising out of its willful and material breach of any provision of this Agreement. For purposes of this Section 7.2, a “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement; provided, that a failure by the Buyer to consummate the Closing if the Debt Financing is not available shall not be a “willful and material breach.”

(b) If this Agreement is terminated (A) by the Company pursuant to Section 7.1(d) (other than such termination resulting from a breach of the representations and warranties in Section 4.11), Section 7.1(h) or Section 7.1(i)(A) or (B) by the Buyer pursuant to Section 7.1(c) in a circumstance where the Company could have terminated the Agreement pursuant to one or more of the sections referenced in clause (A) above in accordance with its terms at the time of such termination by Buyer pursuant to Section 7.1(c), the Buyer shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, $25 million (the “Buyer Termination Fee”) no later than two (2) Business Days after the date of such termination. The Buyer Termination Fee shall be paid by the release of funds held in the Deposit Account to the Company (provided if this Agreement is terminated pursuant to Section 7.1(i), the Company shall retain all rights and remedies against the Buyer under this Agreement and against the Fund, the feeder funds thereof, the Equity Investors and the general partner of the Fund under the Limited Guarantee and Draw-Down Rights Assignment Agreement in order to obtain payment of the Buyer Termination Fee).

(c) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $7 million (the “Go Shop Termination Fee”) if (i) this Agreement is terminated by the Company pursuant to Section 7.1(g) to enter into a definitive agreement to effect a Superior Proposal with an Excluded Party, provided that the initial Superior Proposal Notice with respect to such Excluded Party was validly

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delivered to Buyer no later than the date that is fourteen days after the No-Shop Period Start Date or (ii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(g) of the Merger Agreement in a circumstance in which the Go Shop Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(b) therein; provided further that in the case of clauses (i) and (ii), the payment of the Go Shop Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(d) The Company shall pay the Buyer, by wire transfer of immediately available funds, an amount equal to $10.5 million (the “Termination Fee”) if (i) this Agreement is terminated by the Buyer pursuant to Section 7.1(f), which payment shall be made within two (2) Business Days of the date of such termination, (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) in a circumstance in which the Go Shop Termination Fee is not payable or (iii) this Agreement is terminated under Section 7.1(j) after the Merger Agreement had been terminated under Section 7.1(f) or Section 7.1(g) of the Merger Agreement in a circumstance in which the Termination Fee (as defined in the Merger Agreement) was payable to Parent under Section 7.2(c) therein; provided further that in the case of clauses (ii) and (iii) the payment of the Termination Fee shall be made concurrently with or prior to such termination of this Agreement.

(e) If (i) this Agreement is terminated by (A) either the Buyer or the Company pursuant to Section 7.1(e), (B) by either the Buyer or the Company pursuant to Section 7.1(c), (C) by the Buyer pursuant to Section 7.1(d) or (D) by either the Buyer or the Company pursuant to Section 7.1(j) after the Merger Agreement had been terminated (x) by the Company or Parent pursuant to Section 7.1(c) or Section 7.1(e) of the Merger Agreement or (y) by Parent pursuant to Section 7.1(d) of the Merger Agreement, and (ii) (x) an Acquisition Proposal shall have been made to the Company (but not publicly announced) and such Acquisition Proposal has not been unconditionally withdraw prior to the termination of this Agreement or (y) an Acquisition Proposal shall have been publicly announced at any time after the date of this Agreement and prior to the termination of this Agreement and (iii) within twelve (12) months after such termination the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the Company shall pay the Buyer, by wire transfer of immediately available funds, the Termination Fee on or before the second (2nd) Business Day after the date such Acquisition Proposal is consummated. For purposes of this Section 7.2(e), all references to “twenty percent (20%) or more” in the definition of Acquisition Proposal shall instead refer to “fifty percent (50%) or more”.

(f) The parties acknowledge and agree that in no event shall (i) the Company be required to pay both the Go Shop Termination Fee and the Termination Fee, it being understood and agreed that only one payment of either the Go Shop Termination Fee or the Termination Fee shall ever be payable hereunder and (ii) the Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(g) The Company and the Buyer agree that the agreements contained in Section 7.2 are integral parts of the transactions contemplated by this Agreement and that none of the Buyer Termination Fee, the Go Shop Termination Fee or the Termination Fee shall constitute a penalty but are liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision. If, in order to obtain such payment, the Company commences a suit against the Buyer, or the Buyer commencing a suit against the Company, that results in a judgment for the payment of the Buyer Termination Fee or for the payment of the Go Shop Termination Fee or Termination Fee, as applicable, the Buyer or the Company, as applicable, shall also be required to pay to the other party interest on the termination fee that was so payable at the annual rate equal to the prime rate, as published in The Wall Street Journal in effect on the date such payment was required to be made, through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law (“Interest Expense”). Any Interest Expense to be paid to the Company shall be paid by the release of funds held in the Deposit Account to the Company.

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(h) Notwithstanding anything to the contrary in this Agreement, if the Buyer breaches this Agreement or fails to perform any of its covenants, obligations or agreements hereunder (whether such breach or failure is willful and material, unintentional or otherwise), the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of the Company against the Buyer for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated), the Commitment Letters and the financings contemplated therein (or any failure of such financings to be consummated) shall be (i) prior to termination of this Agreement, the right to obtain an injunction, specific performance or other equitable relief in accordance with the terms and subject to the limitations of Section 8.14; and (ii) the Company’s right to terminate this Agreement in accordance with Section 7.1 and (x) receive (A) the Buyer Termination Fee (and any Interest Expense) in the circumstances under which such fee is payable pursuant to Section 7.2(b) and (B) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13 and (y) if this Agreement has been terminated in circumstances in which the Buyer Termination Fee is not payable pursuant to Section 7.2(b) and there has been a willful and material breach of this Agreement by Buyer, seek money damages from the Buyer with respect to any of Buyer’s willful and material breaches of any of its representations, warranties, covenants, obligations or agreements contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer have any monetary liability or obligations in excess of an amount equal to (1) the amount of the Buyer Termination Fee plus (2) all reimbursement and indemnification payments obligated to be paid pursuant to Section 5.13. While the Company may pursue both a grant of specific performance in accordance with Section 8.14 and the payment of the Buyer Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Closing occurring and the Buyer Termination Fee.

(i) The Buyer agrees that upon any termination of this Agreement under circumstances where the Go Shop Termination Fee or Termination Fee, as applicable, is payable by the Company pursuant to this Section 7.2, the Buyer shall be precluded from any remedy against the Company, at law or in equity or otherwise other than payment by the Company to the Buyer of such Go Shop Termination Fee or Termination Fee if and when payable hereunder (together with any interest thereon), and neither Buyer nor any of its affiliates shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, other Representatives in connection with this Agreement or the transactions contemplated hereby (or the Merger Agreement or the transactions contemplated thereby).

(j) In the event this Agreement is terminated in circumstances in which the Buyer Termination Fee is not payable, then all funds in the Deposit Account shall be released (and the Buyer and the Company shall cause such release) to the Buyer or its designee promptly after the termination of this Agreement. In all other circumstances, once the Depositary Bank has disbursed to the Company the funds to which it is entitled under this Agreement, the Company shall instruct the Depositary Bank to release any remaining funds to Buyer (or its designee). Notwithstanding anything to the contrary in this Section 7.2(j), (i) if this Agreement is terminated in circumstances in which a Buyer Termination Fee is not payable but the Company believes in good faith it is entitled to monetary damages from the Buyer in respect of a willful and material breach of this Agreement by the Buyer, (ii) the Company notifies Buyer in writing of its belief that Buyer has willfully and materially breached this Agreement and as a result the Company is entitled to monetary damages pursuant to the terms of this Agreement (which notice includes a reasonably detailed description of such breach) within seven (7) days of the date of termination of this Agreement and (iii) the Company institutes a lawsuit against Buyer in respect of such willful and material breach within thirty (30) days of the termination of this Agreement for such damages, the Buyer shall not withdraw the Buyer Termination Fee from the Deposit Account until the resolution of such lawsuit pursuant to a final determination of a court of competent jurisdiction or written settlement agreement between the Buyer and the Company. Upon such resolution, the Buyer and the Company shall (and the Buyer shall cause the Fund to) take such actions as to release the funds in the Deposit Account in accordance with such resolution.

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ARTICLE VIII.

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall survive the Closing, except for (i) (A) Section 1.3, Section 1.4, Section 2.2(c) and (d), Section 2.4, the last sentence of Section 5.11(a), the last sentence of Section 5.11(b), Section 5.15, Section 5.16, Section 7.2 and (B) those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and (ii) this Article VIII.

8.2 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters contemplated by this Agreement by the stockholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, no amendment may be made which by Law requires the further approval of the stockholders of the Company without the receipt of such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding anything to the contrary, any amendment or waiver to a DFS Provision shall not be effective as to any Debt Financing Source without the written consent of such Debt Financing Source.

8.3 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No DFS Provision may be waived without the prior written consent of the Debt Financing Sources.

8.4 Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense whether or not the Merger is consummated. The Buyer shall bear any filing fees in connection with the HSR Act filing.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery (but if such day is not a Business Day, the first Business Day following such day) if delivered personally, by facsimile or electronic transmission of a PDF document (in each case, with confirmation), on the first Business Day following the date of dispatch if delivered by an overnight courier (with confirmation) or on the third Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested) to the parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

(a)	if to the Company, to:

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attention:         Robert K. Brown

Email:               rbrown@newstarfin.com

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:         Lee Meyerson

Facsimile:         (212) 455-2502

Email:               lmeyerson@stblaw.com

(b)	if to the Buyer, to:

GSO Diamond Portfolio Holdco LLC

345 Park Avenue

New York, NY 10154

Attention:         Dan Smith and Brad Colman

Facsimile:         (646) 455-4525

Email:               dan.smith@gsocap.com

                           brad.colman@gsocap.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Attention:         Sean M. Carney

                           Mark D. Werner

                           Scott R. Williams

Facsimile:         (312) 853-7036

Email:               mwerner@sidley.com

                           scarney@sidley.com

                           swilliams@sidley.com

8.6 Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, “neither”, “nor”, “any”, “either” and “or” are not exclusive. When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars. References to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to a document, list or other item being “made available” by the Buyer means that such document, list or item was posted before the date hereof in an electronic dataroom established by the Buyer, with access granted to either the Company or its counsel. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All Exhibits and Annexes accompanying this Agreement and all information specifically referenced in any such Exhibit or Annex form an integral part of this Agreement, and references to this Agreement include reference to them. Any capitalized term used in any Exhibit, Annex or the Company Disclosure Letter or the Buyer Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement.

8.7 Counterparts. This Agreement may be executed in counterparts (including via facsimile or pdf), all of which shall be considered one and the same agreement and shall become effective when counterparts have been

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signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.8 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.9 Governing Law; Jurisdiction.

(a) Subject to Section 8.9(c), this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of laws provisions.

(b) Subject to Section 8.9(c), each of the parties (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware, (iv) waives any objection that it may now or hereafter have to the venue of any such Action in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any federal court located in the State of Delaware or that such Action was brought in an inconvenient court and agrees not to plead or claim the same and (v) consents to service being made through the notice procedures set forth in Section 8.5. Each of Buyer and the Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any Action in connection with this Agreement or the transactions contemplated hereby. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties acknowledges and irrevocably: (i) agrees that any Action, whether at law or in equity, in contract, in tort or otherwise, involving any of the Debt Financing Source Related Parties arising out of, or relating to, this Agreement, the transactions contemplated hereby or the Debt Financing, the Debt Commitment Letters or the performance of services thereunder or related thereto (a “DFS Action”) will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and submits to the exclusive jurisdiction of such court with respect to any such claim, action or proceeding; (ii) agrees not to bring (and not to support anyone else in bringing) any DFS Action in any other court; (iii) waives, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any DFS Action in any such court; (iv) waives any right such party may have to a trial by jury in respect of any DFS Action and (v) agrees that, except as set forth in the Debt Commitment Letters, any DFS Action will be governed and construed in accordance with the laws of the State of New York.

8.10 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in

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good faith in an effort to agree upon a valid and enforceable substitute provision to effect the original intent of the parties.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except that at the Closing the Buyer may assign its rights under this Agreement as collateral to the applicable Debt Financing Sources in connection with the Debt Financing.

8.12 Third Party Beneficiaries.

(a) Except for (i) Section 2.4, which is for the benefit of the CVR Committee, (ii) Section 5.12(d), Section 7.2(h), the last sentence of Section 8.2, Section 8.3, Section 8.9(c), Section 8.11 and this Section 8.12 (collectively, the “DFS Provisions”) which shall be for the benefit of, and enforceable by, the Debt Financing Sources as express third-party beneficiaries thereof, and (iii) Section 8.15 which shall be for the benefit of, and enforceable by, the Persons described therein, this Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.13 Further Assurances. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party; provided, however, except as set forth in Article II, nothing in this Section 8.13 shall require either party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

8.14 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches (or threatened breaches) of this Agreement and seek to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate. Each of the parties hereby waive any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.

(b) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.14(a)), it is agreed that the Company shall have the right to seek to obtain an injunction or specific performance to enforce Buyer’s obligation to effect the Closing in accordance with the terms of this Agreement and the Buyer’s right to cause the Fund to fund under the Equity Commitment Letter in accordance with the terms thereof if and

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only if (i) all conditions in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (but subject to the satisfaction of such conditions at the Closing) at the time when the Closing is required to occur pursuant to Section 2.1, (ii) the Debt Financing has been funded or will be funded at the Closing on the terms set forth in the Debt Commitment Letters and (iii) the Company has confirmed in a written irrevocable notice to the Buyer that if an injunction, specific performance or other equitable remedy is granted, then the Company is ready, willing and able to consummate the Closing on a timely basis and will take such actions required of it to effect the Closing in accordance with the terms of this Agreement. For the avoidance of doubt, the Company’s rights under the Draw-Down Right Assignment Agreement shall not be subject to the limitations set forth in this Section 8.14(b).

8.15 Limited Recourse. Each party agrees, on behalf of itself and its Affiliates and Related Parties, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, the Merger Agreement any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, the Merger Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Buyer Related Party, and no other Person, including any Buyer Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 7.2, Section 8.14 and this Section 8.15): (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, (ii) against the Guarantor under, if, as and when required pursuant to the terms and conditions of the Limited Guaranty, (iii) against the Fund or the applicable Equity Investors for specific performance of the Fund’s or the applicable Equity Investor’s obligation to fund their respective committed portions of the Equity Financing thereunder solely in accordance with, and pursuant to the terms and conditions of, the applicable Equity Commitment Letter or (iv) against Buyer solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Buyer and its Affiliates may assert against the financing sources pursuant to the terms and conditions of the Commitment Letters (or any definitive agreements relating thereto). Notwithstanding anything to the contrary herein or otherwise, no Buyer Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including

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the Financing), or the termination or abandonment of any of the foregoing. For purposes of this Agreement, (I) “Related Party” means any present or former director, officer, stockholder, partner, member, employee or Affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such Person’s Affiliates or immediate family members and (II) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Limited Guaranty, the Commitment Letters and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder.

8.16 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 8.16:

“2012-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of December 18, 2012, between NewStar Commercial Loan Funding 2012-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2014-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of April 17, 2014, between NewStar Commercial Loan Funding 2014-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-1 CLO Transaction” means the transactions contemplated by the Indenture, dated as of March 20, 2015, between NewStar Commercial Loan Funding 2015-1 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2015-2 CLO Transaction” means the transactions contemplated by the Indenture, dated as of September 15, 2015, between NewStar Commercial Loan Funding 2015-2 LLC and U.S. Bank National Association, as Trustee, and the other “Transaction Documents” (as defined in such Indenture).

“2016-1 Indenture” means the Indenture, dated as of March 2, 2016, between NewStar Commercial Loan Funding 2016-1 LLC and U.S. Bank National Association, as Trustee.

“2017-1 Indenture” the Indenture, dated as of September 11, 2013 (as supplemented by the First Supplemental and Second Supplemental Indentures thereto), between NewStar Commercial Loan Funding 2017-1 LLC (f/k/a NewStar Commercial Loan Funding 2013-1 LLC) and U.S. Bank National Association, as Trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and any third party containing terms no less favorable to the Company than those contained in the Confidentiality Agreement as determined by the Company in good faith (except that such confidentiality agreement need not have a standstill); provided, however, that such Confidentiality Agreement may contain provisions that permit the Company to comply with Section 5.5.

“Action” means any legal, administrative, arbitral or other suit, proceeding, claim or action, whether civil, criminal or administrative.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Fund nor Buyer is, nor shall they be deemed or considered to be, an Affiliate of Parent, Merger Buyer or Merger Sub.

“Applicable Entity” means each of the Purchased Entities and each issuer of a CLO equity interest listed on Schedule A of the Company Disclosure Letter or the applicable Purchased Investments Tape (excluding any equity interest in a third-party managed CLO).

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“Arch Street Indenture” means the Indenture, dated as of September 15, 2016, among Arch Street CLO, Ltd., Arch Street CLO, LLC and U.S. Bank National Association, as Trustee.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Material Adverse Effect” means, any fact, event, development, change, effect or occurrence that, individually or in the aggregate with all other facts, events, developments, changes, effects or occurrences, has, or would reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby on a timely basis.

“Charge Offs” means the aggregate amount of any charge offs (resulting in a reduction of the principal balance of the related Purchased Investment) made on or after September 30, 2017 with respect to the Purchased Investments set forth on the Closing Purchased Investments Tape;

“Citi Warehouse Facility” means the NewStar Warehouse Funding I LLC’s $250.0 million credit facility with Citibank, N.A., as may be amended from time to time.

“CLO Management Contracts” means the following: (i) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2012-2 LLC in connection with the 2012-2 CLO Transaction, (ii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2014-1 LLC in connection with the 2014-1 CLO Transaction, (iii) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-1 LLC in connection with the 2015-1 CLO Transaction, and (iv) the Collateral Management Agreement as in effect the date hereof between NewStar Financial, Inc. and NewStar Commercial Loan Funding 2015-2 LLC in connection with the 2015-2 CLO Transaction.

“Closing Adjusted Assets” means Closing Assets Before Adjustments plus Charge Offs plus Realized Losses.

“Closing Assets Before Adjustments” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Purchased Investments set forth on the Closing Purchased Investments Tape;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Purchased Investments set forth on the Closing Purchased Investments Tape; and

(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.) included in the Purchased Investments set forth on the Closing Purchased Investments Tape.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Funding Amount” means, as of any date, the aggregate U.S. Dollar amount in respect of all of the assets that will constitute Purchased Investments as of such date (including any New Loan and including under obligations under any commitment letters in respect of any arrangements that will constitute New Loans or which relate to Assumed Liabilities), in respect of (i) any revolving loan commitments (whether or not then drawn), (ii) any letter of credit subfacilities, any swing-line subfacilities and/or any other “fronting” subfacilities in which the Company or any Subsidiary is a risk-participating lender (whether or not then drawn but without duplication of any such amounts in clause (i)); and (iii) any unfunded term loan commitments (including any delayed draw term loan commitments) or commitment under any incremental facilities.

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“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Consent” means, as the context requires, any consent, approval, notice, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any third-party Person, including any Governmental Entity, noteholder, swap counterparty, insurer, rating agency or trustee.

“Contract” means any written or oral contract, agreement, lease, sublease, note, bond, mortgage, indenture, guarantee, option, license, instrument or other binding obligation or agreement of any kind.

“CVR Committee” has the meaning set forth in the Merger Agreement.

“Definitive Agreement” means the following documents that are customarily provided to lenders, administrative agents or holders of the applicable loan, interest, warrant or equity co-investment described below: (i) with respect to any loan included in the Purchased Assets, (a) the credit agreement or loan agreement or instrument that otherwise evidences indebtedness owing by Obligor in respect of such Purchased Asset, together with all material amendments thereto, (b) the security agreement or any other primary collateral agreement therefor, together with all material amendments thereto, (c) any guarantee agreements therefor, together with all material amendments thereto, (d) any intercreditor agreement, subordination agreement or agreement among lenders therefor, together with all material amendments thereto, (e) any material agreement which provides for any other grant of a security interest in favor of the holder of such Purchased Asset (as opposed to a collateral agent or an administrative agent on behalf of such holder), together with all material amendments thereto, and (f) any note evidencing such loan or other investment, to the extent such loan or other investment is represented by a note or other certificate, (ii) with respect to any interest (whether equity or of another class) in a collateralized loan obligation transaction (including in the issuer thereof) included in the Purchased Assets, the indenture, limited liability company agreement or note evidencing such interest to the extent such interest is represented by a note, together with all material amendments thereto, and (iii) with respect to any warrants or equity co-investment included in the Purchased Assets, the warrant, purchase or subscription agreement and any securityholder arrangements, together with all material amendments thereto, and any certificates evidencing such interests to the extent such interests are certificated.

“Designated 2016-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2016-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2016-1 Indenture.

“Designated 2017-1 Distribution Amount” means the Designated Portion of any distribution or payment on membership interests in NewStar Commercial Loan Funding 2017-1 LLC acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the 2017-1 Indenture.

“Designated Arch Street Distribution Amount” means the Designated Portion of any distribution or payment on any of the Subordinated Notes issued by Arch Street CLO, Ltd. acquired by Buyer or any Designated Buyer Entity at the Closing that is made on the initial “Payment Date” following the Closing pursuant to the priorities of payments in the Arch Street Indenture.

“Designated Buyer Entity” means the controlled Affiliate of Buyer designated in writing by Buyer to the Company no later than three Business Days prior to the Closing (or in the case of Section 1.4, at any time prior to the expiration of the periods described therein). Buyer shall be entitled to designate as many controlled Affiliates of Buyer as Designated Buyer Entities as Buyer determines to be appropriate.

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“Designated Portion” means:

(i)	for purposes of determining the Designated 2016-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2016-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period;

(ii)	for purposes of determining the Designated 2017-1 Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Interest Accrual Period” (as defined in the 2017-1 Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Interest Accrual Period; and

(iii)	for purposes of determining the Designated Arch Street Distribution Amount, a percentage equal to the quotient of:

(A) the number of days (if any) in the period from the commencement of the first “Due Period” (as defined in the Arch Street Indenture) ending after the Closing Date through and including, the Closing Date; divided by

(B) the number of days in such Due Period.

“DGCL” means the Delaware General Corporate Law.

“Employee-Related Liabilities” means all liabilities and obligations arising from, incurred in connection with or related to (a) the employment or termination of employment of, any current or former employee or contractor of the Company or any of its Subsidiaries, or (b) any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of, or employment practices with respect to, Company or any of its Subsidiaries, including, in each case, (i) any severance benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries in connection with the termination of any employee or contractor of the Company or any of its Subsidiaries on or after the Closing Date and (ii) any retention benefit payable to any employee pursuant to any employment Contracts or employee benefit, employee incentive or employee compensation plans or Contracts of the Company or any of its Subsidiaries.

“Entity” means a Person that is not a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees” means revenues of the Purchased Assets from upfront fees, unused line fees, prepayment fees, fees for serving as agent, letter of credit fees, management fees and other fees (in each case fairly presented in accordance with GAAP in all material respects).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental, legislative, judicial, taxing, administrative, quasi-governmental or self-regulatory organization, authority, agency, stock exchange, court, organization, tribunal, arbitrator, division, commission, minister or instrumentality, or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish, municipality, locality, jurisdiction or other political subdivision thereof.

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“knowledge” means (i) with respect to the Company, the actual knowledge, after due inquiry, of any of the individuals listed in Section 8.16(a) of the Company Disclosure Letter and (ii) with respect to the Buyer, the actual knowledge, after due inquiry, of any of its officers listed in Section 8.16(b) of the Buyer Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, directive, judgment, rule (including risk retention rules), regulation, ruling, stock exchange listing requirement or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Liens” means liens, mortgages, pledges, charges, encumbrances, adverse rights or claims, security interests or similar adverse claims.

“Lower Limit Amount” means an amount equal to (i) negative three hundred million dollars ($(300,000,000)) plus (ii) the aggregate unfunded amounts of the Committed Funding Amount (as set forth on the Closing Purchased Investments Tape).

“Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has had or would reasonably be expected to have: (i) a material adverse effect on the Purchased Assets and the Assumed Liabilities taken as a whole, or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect (solely as contemplated by clause (i) above) has occurred, there shall be excluded any fact, event, development, change, effect or occurrence to the extent resulting from (a) any event, development, change, effect or occurrence in or affecting financial, economic, social or political conditions generally or the securities, credit or financial markets in general, including interest rates or currency exchange rates, or any changes therein, in the United States or elsewhere, (b) any change, event or development affecting the financial services industry generally, (c) the commencement, occurrence or escalation of any war, armed hostilities or acts of terrorism, (d) the occurrence of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (e) any adoption, implementation, proposal or change in any applicable Law or GAAP or published interpretations of any of the foregoing, (f) the entry into or the announcement or performance of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, including (x) the identity of Buyer, Parent and their respective Affiliates or their announced plans with respect to the Purchased Assets or Assumed Liabilities following the Closing or (y) the impact thereof on the Purchased Assets or Assumed Liabilities (it being understood that this clause (f) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from the entry into or announcement of this Agreement or any action taken by the Company or any of its Subsidiaries pursuant to clause (w) of the first paragraph of Section 5.1 or any comparable provision under the Merger Agreement), (g) any change in credit ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency, (h) any action taken or not taken to which Buyer has consented in writing or any action expressly required to be taken by this Agreement or taken at the written request of Buyer (it being understood that, with respect to any action expressly required to be taken by this Agreement, this clause (h) shall not apply to the term “Material Adverse Effect” as used in any representation or warranty that expressly addresses the consequences resulting from any action expressly required to be taken by this Agreement), (i) the failure of the Company or its Subsidiaries to meet any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement; provided that this clause (i) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period or (j) changes in the market price or trading volumes

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of the Company Common Stock or any suspension of trading on NASDAQ generally; provided, however, that the exception in clauses (g), (i) and (j) shall not prevent the underlying facts giving rise or contributing to such change or failure, if not otherwise excluded from the definition of Material Adverse Effect, from being taken into account in determining whether a Material Adverse Effect has occurred; provided further that with respect to clauses (a), (b), (c), (d) and (e), such events, changes, conditions, occurrences or effects shall be taken into account to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the financial services industry.

“Minimum Assigned Value” means, in respect of any New Loan, the percentage opposite the loan type of such New Loan under the “Facility” contemplated by the Debt Commitment Letter (with the loan type of any New Loan shall be determined by Buyer in its commercially reasonable discretion following good faith consultation with the Company):

Loan Type	Minimum Assigned Value
Broadly Syndicated Loan	95%
Large Middle Market Loan	90%
Traditional Middle Market Loan	90%
First Lien Last Out Loan	80%
Second Lien Loan	80%

“Net Cash Amount” means the amount of the difference (which may be a positive or negative amount) between (i) Starting Assets and (ii) Closing Adjusted Assets; provided, that in no event shall the Net Cash Amount be less than the Lower Limit Amount.

“Non-Call Period Subsidiary” means NewStar Commercial Loan Funding 2016-1 LLC, NewStar Commercial Loan Funding 2017-1 LLC, and Arch Street CLO, Ltd.

“Non-Call Period Subsidiary Existing Debt” means the indebtedness existing on the date hereof owing by the Non-Call Period Subsidiaries under the following agreements:

(i) the 2016-1 Indenture and the other “Transaction Documents” (as defined in the 2016-1 Indenture);

(ii) the 2017-1 Indenture and the other “Transaction Documents” (as defined in the 2017-1 Indenture); and

(iii) the Arch Street Indenture and the other “Transaction Documents” (as defined in the Arch Street Indenture).

“NASDAQ” means the NASDAQ Global Select Market.

“Obligor” means any Person that is a borrower, obligor or issuer in respect of any Purchased Asset.

“Order” means an injunction, order, writ, directive, judgment, decree, award or regulatory restriction of any Governmental Entity.

“Other Assets” means the Designated 2016-1 Distribution Amount, the Designated 2017-1 Distribution Amount, and the Designated Arch Street Distribution Amount.

“Permitted Liens” means (A) Liens for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (B) Liens for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Liens incurred in the ordinary course of business consistent with past practice in connection with

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workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations, (C) Liens in favor of the related trustee under the 2012-2 CLO Transaction, the 2014-1 CLO Transaction, the 2015-1 CLO Transaction and/or the 2015-2 CLO Transaction, (D) transfer restrictions under applicable federal securities Laws and (E) Liens incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, firm, Governmental Entity, or any other Entity or organization or any group (as defined in Section 13(d)(3) of the Exchange Act comprised of two or more of the foregoing).

“Proxy Clearance Date” means the date the SEC (or the staff of the SEC) confirms that it has no further comments on (or that it will not be reviewing) the preliminary Proxy Statement.

“Purchased Investments Tape” means the electronic report of the Purchased Investments, containing the categories of information with respect to the Purchased Investments that are set forth on Schedule A of the Company Disclosure Letter.

“Realized Losses” means, if after September 30, 2017 and prior to the Closing the Company or any Subsidiary of the Company sells or otherwise disposes of one or more assets to any Persons (other than to the Company or any Subsidiary of the Company that is not a Non-Call Period Subsidiary) that would otherwise be a Purchased Investment, the positive difference, if any, between (i) the aggregate Reserve Prices for all such assets that have been sold or otherwise disposed of and (ii) the aggregate cash proceeds received by the Company and its Subsidiaries for all such assets.

“Repurchase Facilities” means the repurchase facilities of the Company or any of its Subsidiaries.

“Required Information” means collectively, (a) the Definitive Agreements with respect to each Purchased Investment included on the Schedule A of the Company Disclosure Letter and (b) the Closing Purchased Investments Tape and the Definitive Agreements with respect to each Purchased Investment (assuming the Closing were to occur on the date of delivery thereof) included on the Closing Purchased Investments Tape that has not already been delivered pursuant to clause (a) of this definition.

“Reserve Price” means for each Purchased Investment the amount set forth on Schedule C of the Buyer Disclosure Letter.

“SEC” means the Securities and Exchange Commission.

“Senior Indenture” means Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee.

“Senior Notes” means the notes issued under the Senior Indenture.

“Signing Date Investments means” the loan assets, securities, warrants, equity investments and other investments and assets set forth on Schedule A of the Company Disclosure Letter.

“Signing Interest Receivable” means the accrued and unpaid interest on the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

“Signing Unused Fee” means the accrued and unused line fees in respect of the Signing Date Investments as of September 30, 2017, as set forth on Schedule A of the Company Disclosure Letter.

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“Specified Managed Vehicles” means each of (i) the Non-Call Period Subsidiaries, and (ii) any other entity for which NewStar Financial Inc. or any affiliate thereof acts as collateral manager or investment advisor (other than any Purchased Entity or NewStar Commercial Loan Funding 2012-2 LLC, which are not Specified Managed Vehicles).

“Specified Matter” means, with respect to any Purchased Asset, any amendment or modification or granting any consent or waiver with respect to such Purchased Asset (or in the case of clause (j) below, the funding or purchase of a New Loan) which has the effect of any of the following:

(a) any reduction in interest rate or spread;

(b) a reduction in fees or other amounts payable;

(c) a forgiveness of principal;

(d) an extension of the maturity date;

(e) any change in amortization terms;

(f) change in any mandatory prepayment provisions;

(g) the extension of any delayed draw term loan commitment, incremental facility, any revolving loan commitment, any letter of credit subfacility, any swing-line subfacility and/or any other “fronting” subfacility in which the Company or any Subsidiary is a risk-participating lender;

(h) waive any conditions to any draw under any delayed draw term loan commitment or commitment under any revolving commitment;

(i) the elimination of any maintenance financial covenants (or any terms used in the calculation of any maintenance financial covenant);

(j) the modification of any maintenance financial covenants so that they are less burdensome on the related Obligor in any material respect;

(k) any default or event of default in respect of any default or event of default in respect of any such Purchased Asset in respect of any of the following: (i) payment default, (ii) Obligor bankruptcy or insolvency, (iii) failure to maintain any maintenance financial covenants, or (iv) failure to deliver Obligor financial statements when due;

(l) release of any substantial portion of the collateral securing such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

(m) release any material guaranty of such Purchased Asset (other than for payment in full in accordance with the relevant Definitive Agreements);

(n) subordination of any lien on any collateral securing such purchased asset or subordination of such Purchased Asset (or any guaranty thereof) to any other obligations; or

(o) permitting additional payments of junior or subordinated indebtedness or dividends/distributions.

“Subordinated Notes” means the subordinated notes issued to FS Investment Corporation, FS Investment Corporation II and FS Investment Corporation III in the aggregate principal amount of $300 million.

“Starting Assets” means the sum of:

(i) the aggregate outstanding balance of the loans included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter;

(ii) the aggregate outstanding balance of the CLO notes (other than the Subordinated Notes issued by Arch Street CLO, Ltd. or any other CLO securities that are styled as “notes” but are the first-loss tranche in the related CLO transaction) included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter; and

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(iii) the aggregate book value of the other rights, warrants and other equity investments (including the Subordinated Notes issued by Arch Street CLO, Ltd.), included in the Signing Date Investments set forth on Schedule A of the Company Disclosure Letter.

“Subsidiary” means, with respect to any Person, any other Person (i) of which at least a majority of the outstanding voting securities or other voting equity interests, or at least a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the first Person or its Subsidiary, (ii) with respect to which such first Person or its Subsidiary has the power to elect at least a majority of the board of directors or persons performing similar functions or (iii) with respect to which such first Person or its Subsidiary is a general partner or managing member.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Code Section 59A) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules).

“Transaction Litigation” means any claim or Action (including any class action or derivative litigation) asserted or commenced by any securityholders of the Company, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors of the Company, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger Agreement or any transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code.

“Wells Fargo Warehouse Facility” means the NewStar CP Funding LLC’s $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association, as may be amended from time to time.

[Remainder of Page Left Blank Intentionally]

54

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

NewStar Financial, Inc.

By:	/s/ Timothy J. Conway
Name: Timothy J. Conway
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the Buyer and the Company have caused this Agreement to be executed by their respective signatories hereunto duly authorized as of the date first above written.

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name: Marisa Beeney
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

Exhibit A

Purchased Entities

1.	NewStar CP Funding LLC

2.	NewStar Warehouse Funding I LLC

3.	NewStar Commercial Loan Funding 2015-1 LLC

4.	NewStar Commercial Loan Funding 2015-2 LLC

5.	NewStar Loan Funding LLC

6.	NewStar CRE Finance I LLC

7.	NWP NEWS LLC

EXHIBIT B

ASSIGNMENT AND ASSUMPTION1

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

[1]	The LSTA’s Form of Assignment Agreement has been drafted so that parties need not tailor the agreement depending on the identity of each assignee. In this way, electronic settlement platforms do not need to create “pop-ups”, ie, questions which appear or “pop-up” on the screen of the person completing the assignment agreement and which must be answered before the assignment agreement can be populated and finalised. By avoiding “pop-ups”, the loan market can operate more efficiently, for trades will be able to settle more promptly.
[2]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[3]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower(s):

4.	Administrative Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	[The [amount] Credit Agreement dated as of among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][11]

[Page break]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12] [NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][13] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]14 Accepted:

[NAME OF ADMINISTRATIVE AGENT], as

    Administrative Agent

By:
Title:

[Consented to:]15

[NAME OF RELEVANT PARTY]

By:
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g., Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1

[                             ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document17, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section [Successors and Assigns] of the Credit Agreement (subject to such consents, if any, as may be required thereunder)18, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender19 attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[16]	Describe Credit Agreement at option of Administrative Agent.
[17]	The term “Loan Document” should be conformed to that used in the Credit Agreement.
[18]	By confirming that it meets all the requirements to be an assignee under the Successors and Assigns provision of the Credit Agreement, the assignee is also confirming that it is not a Disqualified Institution (see section (h) of the Successors and Assigns provision).
[19]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up. If the Borrower is a U.S. Borrower, the bracketed language should be deleted.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.20 Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York [confirm that choice of law provision parallels the Credit Agreement]

[20]	The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate:

“From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

Exhibit C

MASTER PARTICIPATION AGREEMENT

MASTER PARTICIPATION AGREEMENT (this “Agreement”) dated as of [●], between [●], a [●] (“Buyer”), and [●], a [●] (in its capacity solely as a Lender (as defined below) and not as an Agent (as defined below) under each applicable Loan, “Seller”).

WHEREAS, Buyer and Seller are entering into this Agreement in connection with the consummation of the transactions contemplated under that certain Asset Purchase Agreement, dated as of October [•], 2017 between GSO Diamond Portfolio Holdco LLC, a Delaware limited partnership (the “Buyer Parent”), of which Buyer is a direct or indirect wholly-owned subsidiary, and NewStar Financial, Inc. (the “Seller Parent”), of which Seller is a wholly owned subsidiary (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “APA”) pursuant to which Seller Parent agreed to sell to Buyer Parent and its designated subsidiaries the “Purchased Assets” (as defined in the APA), including certain commercial loans owned by Seller as to which Buyer desires to purchase Participations, which Loans are identified on Schedule 2.1 hereto (the “Participated Loans” and each a “Participated Loan”), until such time as such commercial loans may be assigned and conveyed to Buyer;

WHEREAS, immediately following the consummation of the transactions contemplated under the APA, including the purchase and sale of the Purchased Assets, it is anticipated that FE Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of First Eagle Holdings, Inc., a Delaware corporation (“Falcon”), will merge with and into the Seller Parent, with the Seller Parent being the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated as of October [●], 2017, among Seller Parent, Merger Sub, Falcon and FE Holdco LLC (as amended, restated, supplemented or otherwise modified in accordance with its terms from time to time, the “Merger Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the APA, Seller and Buyer have agreed that the sale and purchase of the Participations shall be governed by the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Definitions

1.1 General. Capitalized terms used in this Agreement shall have the respective meanings ascribed in the APA. In addition, other capitalized terms used in this Agreement shall have the respective meanings ascribed in the thereto in Section 1.2 of this Agreement. Except as otherwise expressly set forth herein, each reference herein to “the Agreement,” “this Agreement,” “herein,” “hereunder” or “hereof” shall be deemed a reference to this Agreement.

1.2 In this Agreement:

“Agent” means, with respect to any Loan or Loan Facility, any Lender or Affiliate of a Lender that is identified in the underlying Credit Agreement as a “Bookrunner”, “Arranger”, “Syndication Agent”, “Documentation Agent”, “Administrative Agent”, “Collateral Agent” or other similar capacity.

“Agent Expenses” means, with respect to any Participated Loan, any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, any Agent under the related Credit Documents, for which such Agent has recourse under such Credit Documents and that are attributable or allocable to the related Transferred Rights (in each case, except to the extent previously paid or reimbursed by the applicable Borrower).

“Agreement” means this Master Participation Agreement between Seller and Buyer, as amended, modified or supplemented from time to time.

“APA” has the meaning set forth in the recitals.

“Assignment” has the meaning specified in the definition of “Operative Documents”.

“Assumed Obligations” means, with respect to any Participated Loans, all obligations and liabilities of Seller with respect to, or in connection with, the related Transferred Rights arising or occurring on or after the Closing Date, including all obligations to fund 100% of all future advances, protective advances, letter of credit reimbursement obligations and out-of-pocket expenses incurred by Seller in connection with the enforcement or work-out of the related Loan; excluding, however, the related Retained Obligations.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Borrower” means, with respect to any Participation, collectively, the Entity or Entities specified as such on Schedule 2.1 hereto with respect to the related Loan and such other borrower(s) as may be identified in the Credit Agreement of such Loan.

“Buyer” has the meaning set forth in the recitals.

“Buyer Account” means the deposit account of Buyer specified in Schedule 8.2, or such other account as Buyer may specify in writing to Seller after the Closing Date.

“Buyer Indemnitees” has the meaning specified in Section 6.1.

“Closing Date” means the date on which the conditions set forth in Section 3.1 are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated under it.

“Commitment” means, with respect to any Loan, the obligation of Seller to advance funds in connection with such Loan pursuant to the Credit Agreement with respect to such Loan, including any Unfunded Commitment.

“Confidential Information” has the meaning specified in Section 18.1.

“Contractual Currency” has the meaning specified in Section 28.1.

“Credit Agreement” means, with respect to any Participation, the credit agreement, loan agreement or similar agreement governing the related Loan (including all intercreditor agreements, subordination agreements, waivers and amendments entered into from time to time pursuant thereto or in connection therewith).

“Credit Documents” means, with respect to any Participation, the Credit Agreement and all promissory notes, Guaranties, security agreements, mortgages, deeds of trust, letters of credit, reimbursement agreements, waivers, amendments, modifications, supplements, forbearances, intercreditor agreements, subordination agreements and all other agreements, documents or instruments executed and delivered from time to time in connection with the related Loan.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Distribution” means, with respect to any Participation, any payment or other distribution, whether received by setoff or otherwise, of cash (including interest), notes, securities, or other property (including Loan Collateral) or proceeds under or in respect of the related Transferred Rights.

“Elevation” has the meaning specified in Section 15.

“Elevation Date” has the meaning specified in Section 15.

“Elevation Required Consents” means, with respect to any Participation of a Participated Loan, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the related Credit Agreement to assign the related Transferred Rights in connection with an Elevation.

“Encumbrance” means any (a) mortgage, pledge, lien, security interest, charge, hypothecation, security agreement, security arrangement or encumbrance or other adverse claim against title of any kind; (b) purchase, option, call or put agreement or arrangement; (c) subordination agreement or arrangement other than as specified in the applicable Credit Documents; or (d) agreement or arrangement to create or effect any of the foregoing.

2

“Entity” means any individual, partnership, corporation, limited liability company, association, estate, trust, business trust, Governmental Authority, fund, investment account or other entity.

“Expert” has the meaning specified in Section 12.2.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Parties from three federal funds brokers of recognized standing selected by the Parties. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Funded Loan” has the meaning specified in Section 8.7.

“Funding Advance” has the meaning specified in Section 8.5.

“Funding Date” has the meaning specified in Section 8.5.

“Funding Due Date” has the meaning specified in Section 8.5.

“Funding Notice” has the meaning specified in Section 8.5.

“Governmental Authority” means any federal, state, or other governmental department, agency, institution, authority, regulatory body, court or tribunal, foreign or domestic, and includes arbitration bodies, whether governmental, private or otherwise.

“Guaranty” means, with respect to any Participation, a guaranty of any of Borrower’s obligations under the related Credit Documents, including Borrower’s obligations in connection with the related Loan.

“Indemnified Party” has the meaning specified in Section 6.3.

“Indemnifying Party” has the meaning specified in Section 6.3.

“Initial Principal Balance” means, with respect to any Participation, the Outstanding Principal Amount of the Loan subject to such Participation as of the Closing Date.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Judgment Currency” has the meaning specified in Section 28.1.

“Judgment Currency Conversion Date” has the meaning specified in Section 28.1.

“Lender” means, with respect to any Participation, a lender under the Credit Agreement of the related Loan, and such lender’s successors, transferees and permitted assigns.

“Loan” means, with respect to any Participation, a loan tranche specified on Schedule 2.1 hereto, with the entire Initial Principal Balance (if any) and Unfunded Commitment (if any, in the case of a revolving loan tranche or a delayed draw term loan tranche) of Seller specified thereon as of the Closing Date as determined in accordance with Section 2.2, as such amount may change from time to time after the Closing Date as a result of the funding of Unfunded Commitments, the repayment of principal and other adjustments to the commitments and loans pursuant to the applicable Credit Documents.

“Loan Collateral” means, with respect to any Participation, any property, whether real or personal, tangible or intangible, of whatever kind and wherever located, whether now owned or hereafter acquired or created, in or over which an Encumbrance has been, or is purported to have been, granted to (or otherwise created) or for the benefit of the Lenders under the related Credit Documents.

“Loan Facility” means, with respect to any Loan, the loan facility evidenced by a Credit Agreement of which such Loan is a part.

3

“MNPI” has the meaning specified in Section 9.2.

“Merger Agreement” has the meaning set forth in the recitals.

“Obligor” means, with respect to any Participation, any Entity (other than Borrower, the Lenders and any administrative, collateral, syndication, documentation or other similar agent under the Credit Agreement of the related Loan) that is obligated under the related Credit Documents.

“OFAC” has the meaning specified in Section 5.1.

“Operative Documents” means (i) this Agreement and (ii) upon Elevation, the assignment document that is in the form specified in the applicable Credit Agreement for an assignment of the related Loans and Commitments (if any) (the “Assignment”).

“Outstanding Principal Amount” means, at any time, with respect to a loan, the outstanding principal amount of such loan.

“Participated Loans” has the meaning ascribed thereto in the recitals to this Agreement.

“Participation” has the meaning specified in Section 2.1(a).

“Participation Required Consents” means, with respect to any Participation, any consent(s), acknowledgment(s) and/or notice(s) (if any) required by the Credit Documents of the related Loan to grant a participation in the related Transferred Rights.

“Party” means Buyer or Seller, as applicable.

“Patriot Act” has the meaning specified in Section 5.1.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pre-Elevation Transfer” has the meaning specified in Section 10.1.

“Reimbursement Claims” means, with respect to any Participation, any claim of Seller arising in connection with the return, disgorgement or reimbursement by Seller to a Borrower, or any other Entity, of all or any portion of any payment or transfer received by Seller on account of any related Transferred Rights, including without limitation any obligation of Buyer to return a Distribution pursuant to Section 8.1.

“Remitting Party” has the meaning specified in Section 8.3(a)

“Retained Obligations” means, with respect to any Participation, all obligations and liabilities of Seller relating to the related Transferred Rights (a) arising or occurring prior to the Closing Date, and (b) arising on or after the date hereof and (i) that result from Seller’s breach of its covenants or agreements under this Agreement (except to the extent Seller has not breached its standard of care in Section 12) or of its representations, warranties, covenants or agreements under the related Credit Documents (other than any failure resulting from Buyer’s failure to fund or pay any Funding Advance to be funded or Agent Expense to be paid by it hereunder within the time frame provided hereunder or breach of any other covenant or agreement by Buyer hereunder), (ii) that result from Seller’s bad faith, gross negligence or willful misconduct or (iii) that are attributable to Seller’s actions or omissions in any capacity other than as a Lender under the related Credit Documents.

“Seller” has the meaning set forth in the recitals.

“Seller Account” means the deposit account of Seller specified in Schedule 8.2, or such other account as Seller may specify in writing to Buyer from time to time after the Closing Date.

“Seller Indemnitees” has the meaning specified in Section 6.2.

“Specified Participant Voting Rights” has the meaning specified in Section 11.1.

“Sponsor” means, with respect to any Borrower, any Entity (acting individually or collectively with other Entities in a joint enterprise) that directly or indirectly owns (or, after giving effect to any applicable

4

acquisition, will own) all or substantially all of the assets or capital stock of such Borrower or otherwise has (or, after giving effect to any applicable acquisition, will have) the power to direct the management and policies of such Borrower.

“Transactions” means the purchase and sale of the Participations to which this Agreement relates.

“Transferee” has the meaning specified in Section 10.1(a).

“Transferred Rights” means, with respect to any Participation, but only to the extent not prohibited to be participated under the terms and provisions of the related Credit Documents and any applicable Law, (a) all of Seller’s rights in its capacity as a Lender under the Credit Agreement of the related Loan and any other documents or instruments delivered pursuant thereto to the extent related to such Loan and related Commitment (if any), including without limitation, any letters of credit, Guaranties and swingline loans included in such Loan and (b) to the extent relating to the rights set forth in the preceding clause (a), all claims, suits, causes of action and any other right of Seller in its capacity as a Lender against any Entity, whether known or unknown, arising under or in connection with the Credit Agreement of the related Loan, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, any consent, amendment or other similar fees allocable to a Lender with respect to such Loan, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity included in clauses (a) and (b). For the avoidance of doubt, the term “Transferred Rights” shall not include any right to a fee or other economic benefit that Seller or any of its Affiliates receives (i) in its capacity as Agent for the related Loan or in any other capacity other than in its capacity as a Lender or (ii) as compensation for any services (other than services provided solely in its capacity as a Lender) that it may provide in connection with any Loan Facility (including without limitation, fees received in connection with underwriting, syndication, restructuring or other services provided by Seller or any of its Affiliates).

“Unfunded Commitment” means, as of any date of determination with respect to any Participation in a revolving Loan or a delayed draw term Loan, the portion of the related Commitment, including, if and to the extent applicable, the amount of any unreimbursed letter of credit draws allocable to such Loan, that has not been funded in the form of loans, advances, letter of credit disbursements or otherwise under the Credit Agreement of such Loan.

2.	Participation

2.1 In consideration of the payment of the Purchase Price (as defined in the APA) and the mutual covenants and agreements in, and subject to the terms and conditions of, this Agreement, with respect to each Loan set forth on Schedule 2.1 hereto:

(a)	Seller irrevocably sells, grants and conveys to Buyer an undivided 100% participation interest (constituting a 100% beneficial ownership interest) in and to each Loan set forth on Schedule 2.1 hereto, together with the related Commitment (if any), and the related Transferred Rights (each such participation interest, a “Participation”) effective as of the Closing Date;

(b)	Buyer irrevocably purchases, accepts and acquires each Participation, and agrees (i) to fund each Commitment promptly and in accordance with the requirements of the underlying Credit Agreement and (ii) to pay timely and in accordance with the terms and conditions of the underlying Credit Agreement and, if applicable, to reimburse Seller for all amounts paid by Seller in respect of, the Assumed Obligations relating to each such Participation, effective as of the Closing Date, including without limitation, to perform its funding obligations with respect to the Assumed Obligations thereunder; and

(c)	Seller agrees to remain responsible for, and assumes and agrees timely to perform and comply with, the Retained Obligations relating to each Participation and Seller shall hold title to the Loan and the Commitment (if any) relating to each such Participation for the benefit of Buyer to the extent of such Participation, other than any Participation with respect to which an Elevation has occurred.

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2.2 The amount of each Participation (including the Initial Principal Balance of the related Loan and the related Unfunded Commitment, if any) is set forth on Schedule 2.1 hereto. Each Participation relates to 100% of the amount of the related Loan (including any Unfunded Commitment related thereto) owned by Seller.

2.3 Buyer and Seller hereby agree that the payment of the Purchase Price (as defined in the APA) by the “Buyer” to the “Seller” under the APA shall constitute consideration for the Participations sold by Seller to Buyer.

3.	Conditions Precedent

The occurrence of the Closing Date shall be subject to the conditions that (i) each of the Parties shall have executed and delivered this Agreement and (ii) the Closing (under and as defined in the APA) shall have occurred. The Parties intend and agree that the Closing Date shall be the date of such Closing.

4.	Seller’s Acknowledgment

Seller acknowledges that each sale of a Participation to Buyer is a true and irrevocable sale.

5.	Buyer’s Representations and Warranties; Acknowledgment

5.1 Buyer represents and warrants to Seller as of the Closing Date that:

(a) No contribution or payment to Buyer pursuant to this Agreement will cause Seller to be in violation of the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001, as amended, and the regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”). Buyer is not (nor, to Buyer’s knowledge, are any of its directors, officers or agents) a person or entity subject to economic sanctions administered by OFAC.

(b) With respect to each Participation, Buyer has independently and without reliance upon any Seller, and based on such information as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon Seller’s express representations, warranties, covenants, agreements and indemnities in this Agreement. Buyer acknowledges that Seller has not given Buyer any investment advice, credit information or opinion on whether the purchase of any Participation is prudent.

5.2 Buyer acknowledges that Seller’s sale of each Participation to Buyer and Buyer’s agreement to reimburse Seller in respect of the Assumed Obligations relating to such Participation are irrevocable.

6.	Indemnification; Limitation of Liability

6.1 Seller shall indemnify, defend, and hold Buyer and its officers, directors, agents, partners, members, shareholders, controlling Entities and employees (collectively, “Buyer Indemnitees”) harmless from and against any liability, claim, cost, loss, judgment, indebtedness, damage or expense (including reasonable attorneys’ fees and expenses) that any Buyer Indemnitee incurs or suffers as a result of, or arising out of a breach of any of Seller’s covenants or agreements in this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.2 Buyer shall indemnify, defend, and hold Seller and its officers, directors, agents, partners, members, shareholders, controlling Entities, and employees (collectively, “Seller Indemnitees”) harmless from and against (i) any liability, claim, cost, loss, judgment, damage or expense (including reasonable attorneys’ fees and expenses) that any Seller Indemnitee incurs or suffers as a result of or arising out of (a) a breach of any of

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Buyer’s representations, warranties, covenants or agreements in this Agreement or (b) Seller’s acting or refraining to act pursuant to any direction of Buyer in accordance with this Agreement, in each case, within ten (10) Business Days after the Seller’s written demand therefor.

6.3 If a third party commences any action or makes any demand against either Party for which such Party (the “Indemnified Party”) is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the other Party (the “Indemnifying Party”) of such action or demand; provided, however, that if the Indemnified Party assumes the defense of the action and fails to provide prompt notice to the Indemnifying Party, such failure shall not limit in any way the Indemnifying Party’s obligation to indemnify the Indemnified Party except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend the action. The Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, participate in the defense of such action with counsel reasonably satisfactory to the Indemnified Party, or the Indemnifying Party may, at its own expense and without limiting its obligation to indemnify the Indemnified Party, assume the defense of such action with counsel reasonably acceptable to the Indemnified Party. In any event, the Party that has assumed the defense of such action shall provide the other Party with copies of all notices, pleadings, and other papers filed or served in such action. Neither Party shall make any settlement or adjustment without the other Party’s prior consent, which consent (a) in the case of the Indemnifying Party will not be unreasonably withheld if the settlement or adjustment involves only the payment of money damages by the Indemnifying Party and (b) in the case of the Indemnified Party may be withheld for any reason if the settlement or adjustment involves performance or admission by the Indemnified Party. Nothing herein shall give an Indemnifying Party access to information, or contest rights related to, the income tax returns of the Indemnified Party or its Affiliates.

6.4 Each indemnity in this Agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this Agreement or any transfer pursuant to Section 10 of this Agreement. It is not necessary for a Party to incur expense or make payment before enforcing a right of indemnity conferred by this Agreement.

6A.	Alternative Arrangements

6A.1 In the event that (i) Transferred Rights with respect to any Participation or purported Participation do not contain all of the rights of Seller that would constitute Transferred Rights under the definition of “Transferred Rights” if participation of such rights were permitted under the terms and provisions of the related Credit Documents and applicable Law (collectively, “Full Transferred Rights”), (ii) Seller has not obtained all Participation Required Consents with respect to any Participation or purported Participation or (iii) any third party claims the occurrence of any event under clauses (i) and (ii) above, then Seller will enter into an arrangement under which Buyer would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens that would be associated with such Full Transferred Rights in accordance with this Agreement (any such arrangement, an “Alternative Arrangement”). Without limiting the immediately preceding sentence, such Alternative Arrangement will include entering into an arrangement under which (i) Seller would enforce for the benefit (and at the expense) of Buyer any and all of its rights against a third party (including any Governmental Authority) associated with the affected Full Transferred Rights, (ii) Seller would promptly pay to Buyer when received all monies received by it after the Closing (as defined in the APA) with respect to the affected Full Transferred Rights and (iii) Buyer would perform or cause to be performed (at its expense) all of Seller’s obligations under the affected Full Transferred Rights. Simultaneously with the entry into an Alternative Arrangement with respect to any Participation or purported Participation, such Participation or purported Participation shall be deemed released and extinguished to the extent of such Alternative Arrangement.

7.	Costs and Expenses

7.1 If Seller pays any Agent Expenses or any Assumed Obligations after the Closing Date, Buyer shall, promptly upon the written request of the Seller that shall have paid such amounts, reimburse Seller for the full

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amount paid on such other Party’s behalf. For the avoidance of doubt, nothing in this Section 7.1 shall relieve Buyer of its obligations to fund and pay when payable and due any Assumed Obligations.

7.2 Buyer shall reimburse Seller, promptly upon invoice thereof from Seller, for all reasonable and documented out-of-pocket costs, expenses and disbursements (including reasonable and documented fees and disbursements of counsel) incurred by Seller in connection with the Agreement and the transactions contemplated hereunder, including in connection with any Elevation, any consent required for such Elevation to the extent arising after the Closing Date, the Transferred Rights, the Credit Documents or any related documents and any effort to enforce or protect Seller’s or Buyer’s rights or interests thereunder, in each case to the extent not previously reimbursed to Seller by the applicable Borrower. Seller shall use reasonable commercial efforts to notify Buyer from time to time of any expenses or disbursements incurred by Seller (including the amount and purpose of such expenses and disbursements) as to which Seller expects it may seek reimbursement from Buyer under this Section 7.2, provided that the failure to do so shall not limit Buyer’s reimbursement obligations hereunder.

8.	Distributions; Interest and Fees; Payments; Funding Obligations; Commitment Reductions

8.1 (a) If at any time on and after the Closing Date Seller received or receives a Distribution relating to a Participation:

(i) Seller shall accept and, from and after the Closing Date, hold, in a segregated account, such Distribution for the account and sole benefit of Buyer (it being understood that Distributions with respect to all Participations may be maintained in a single segregated account for the account of Buyer),

(ii) Buyer shall be the sole holder of the equitable and beneficial ownership interest in such Distribution, and Seller shall have no equitable or beneficial ownership interest in or right to receive such Distribution and such Distribution shall for all purposes constitute property of Buyer,

(iii) Seller shall deliver to Buyer such Distribution (subject to Sections 8.1(a)(iv) and 8.4, free of any withholding, setoff, recoupment, or deduction of any kind except as required by Law) promptly (but in the case of any cash Distribution, in no event later than two (2) Business Days after the date on which Seller receives such Distribution) in the same form received and, when necessary or appropriate, with Seller’s endorsement (without recourse, representation, or warranty), except to the extent prohibited under any applicable Law, and

(iv) To the extent that (i) Seller receives such Distribution net of any withholding, setoff, recoupment or deduction of any kind and (ii) such withholding, setoff, recoupment or deduction is attributable to (A) Seller’s failure to provide the relevant withholding agent with such forms, certifications, statements and any other documents as such withholding agent may reasonably request (1) to evidence Seller’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, (2) to enable such withholding agent to comply with any applicable Law, or (3) to provide such withholding agent with all documentation that it may reasonable request from time to time for withholding tax purposes or (B) Seller’s failure to provide the relevant withholding agent with any documentation provided by Buyer pursuant to, and in accordance with, Section 8.4, Seller shall, in each case, deliver to Buyer the amount of such Distribution plus the amount of any such withholding, setoff, recoupment or deduction. For the avoidance of doubt, if clause (ii) of the preceding sentence does not apply, Seller shall deliver the amount of such Distribution net of such withholding, setoff, recoupment or deduction.

If Seller fails to pay any cash Distribution to Buyer in accordance with the time period set forth in clause (iii) of this Section 8.1(a), then Seller shall pay interest on such payment for the period from (and including) the day on which such payment is actually received by Seller to (but excluding) the day such payment is actually paid to Buyer.

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(b) If a Distribution to be delivered to Buyer includes securities or other non-cash Distribution, Seller shall, to the extent permitted by law, endorse (without recourse, representation or warranty) or use commercially reasonable efforts (at Buyer’s sole expense) to assist Buyer to cause to be registered in Buyer’s name, or such name as Buyer may direct, and deliver such securities to Buyer or to such Entity as Buyer may direct as soon as practicable. Pending such transfer, Seller shall (from and after the Closing Date) hold the same on behalf and for the sole benefit of Buyer, and Seller shall have no equitable or beneficial interest in any such Distribution, and such Distribution shall for all purposes constitute property of Buyer.

(c) If all or any portion of a Distribution received by Seller and transferred to Buyer pursuant to this Section 8.1 is required to be returned or disgorged by Seller to any Entity, Buyer shall promptly return such Distribution (or portion thereof) and the amount of all related Reimbursement Claims to Seller together with all related interest and charges payable by Seller in respect thereof.

8.2 Except as provided in Sections 8.1 and 8.4, all payments made by Buyer to Seller or by Seller to Buyer under this Agreement shall be made in the lawful currency of the United States by wire transfer of immediately available funds into the Seller Account or Buyer Account, as applicable, in accordance with the wire instructions specified in Schedule 8.2.

8.3(a) With respect to the payment of any funds or other property under this Agreement (including the delivery of Distributions under Section 8.1), whether from Seller to Buyer or from Buyer to Seller, the Party required to deliver a Distribution or otherwise make a payment (the “Remitting Party”) may withhold therefrom any amount in respect of taxes required by law, including pursuant to FATCA to be withheld (a “Withholding Tax”), and any amount so withheld shall be treated for all purposes of this Agreement as having been paid to the recipient of the payment from which the amount was withheld (the “Receiving Party”).

(b) [Reserved.]

(c) Without limiting the generality of Section 8.4 or Section 10.1(a), if a payment required under this Agreement or a payment under any Transferred Rights would be subject to withholding imposed by FATCA if the Receiving Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable, or any applicable intergovernmental agreement or regulation), or on account of any of the Receiving Party’s “recalcitrant account holders” within the meaning of Section 1471(d)(6) of the Code on account of the Receiving Party’s status under FATCA, the Receiving Party shall deliver to the Remitting Party, at such time or times reasonably requested by the Remitting Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Remitting Party as may be necessary for the Remitting Party to comply with its obligations under FATCA and to determine that the Receiving Party has complied with the Receiving Party’s obligations under FATCA or to determine the amount required to be deducted and withheld from such payment. Each Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other Party in writing of its legal inability to do so.

8.4 Subject to Section 8.1(a)(iv), any taxes due and payable on any Distributions or other payments to Buyer hereunder shall be Buyer’s sole responsibility. Not more than ten (10) Business Days after the date hereof, Buyer shall furnish to Seller such forms (including a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable), certifications, statements and any other documents as Seller may reasonably request to evidence Buyer’s exemption from (or reduction in the amount of) withholding of any tax imposed by the United States of America or any other jurisdiction, whether domestic or foreign, or to enable Seller to comply with any applicable Law, and to provide Seller all documentation that Seller may reasonably request from time to time for withholding tax purposes, and Seller may refrain from remitting such Distribution or any other payments hereunder until such forms, certifications, statements and other documents have been so furnished. In addition, Buyer shall deliver such forms, certifications, statements and other documents promptly upon the obsolescence,

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expiration or invalidity of any such item previously delivered by Buyer. Buyer agrees to hold Seller harmless from any Withholding Tax imposed due to Buyer’s failure to establish that it is not subject to Withholding Tax. In the event that a payment to Buyer is subject to Withholding Tax and a Seller Indemnitee is held liable for such Withholding Tax, Buyer agrees to promptly reimburse and indemnify Seller, and hold Seller harmless, for such amount, it being understood, for the avoidance of doubt, that Buyer shall have no liability for, and shall not indemnify any Seller Indemnitee for, any Withholding Taxes described in Section 8.1(a)(iv). The obligations of Buyer to pay or reimburse Seller under this Section 8.4 for any Withholding Tax or other tax obligations shall survive the termination of this Agreement.1 Buyer agrees to pay any and all amounts owed under this Section 8.4 within ten (10) Business Days of Buyer’s receipt of a request for payment notwithstanding termination of this Agreement.

8.5 Without limiting the generality of Section 2.1, to the extent that an Unfunded Commitment or Agent Expenses are due to be funded with respect to any Participated Loan, or any other costs and expenses are due and payable by Buyer under this Agreement, Buyer shall:

(a)	in the case of any Unfunded Commitment with respect to any Participated Loan, on the date specified in the borrowing request under the related Credit Agreement requesting a draw by the applicable Borrower in respect of such Unfunded Commitment to the extent notice thereof is delivered to Buyer on the same day such borrowing request is received by Seller and, otherwise, on the later of the date specified in such borrowing request and one Business Day after delivery by Seller to Buyer of notice of such borrowing request,

(b)	in the case of any Agent Expenses with respect to any Participated Loans, promptly (and in any event within five (5) Business Days after) after delivery of a notice with respect thereto from the Agent with respect to Agent Expenses relating to such Participated Loan, and

(c)	in the case of any other costs and expenses payable by Buyer pursuant to this Agreement, within ten (10) Business Days after the Seller’s written demand therefor,[2]

Buyer shall pay, fund and deliver, as applicable, the amounts required to be funded by the Buyer under this Agreement specified therein to Seller in immediately available funds, without set-off, counterclaim or deduction of any kind, not later than 10:00 a.m. New York City time on the Funding Date except in the case of same day funding, in which case, not later than 12:00 p.m. New York City time.

Any such notice described above may be delivered by electronic mail or other electronic transmission (any such notice, a “Funding Notice”) and shall include, as applicable, (i) such Unfunded Commitments, Agent Expenses, indemnification obligations or costs and expenses then due, payable or required to be funded, as applicable; (ii) the amount with respect thereto to be funded by Buyer (the “Funding Advance”); (iii) the currency in which the Funding Advance is to be paid; and (iv) the date (the “Funding Due Date”) on which the funds are due (which Funding Due Date shall be as provided in clauses (a), (b) or (c) above, as applicable. The date on which funding specified in any Funding Notice is made is referred to as the “Funding Date”).

8.6 Upon the receipt of the Funding Advance with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation from Buyer on or prior to the Funding Due Date, Seller shall (i) accept and hold the Funding Advance for delivery to the applicable Agent for the benefit of Buyer as contemplated herein, (ii) have no equitable or beneficial interest in the Funding Advance (other than for purposes of funding the Funding Advance) and the Funding Advance shall for all purposes constitute property of Buyer, and (iii) promptly fund the Funding Advance in full, in immediately available funds, without set-off, counterclaim or deduction of any kind in accordance with the terms of the applicable Credit Agreement. If after Seller receives a Funding Advance from Buyer hereunder with respect to an Unfunded Commitment or Agent Expenses with respect to any Participation, Seller is no longer required under the Credit Documents relating to such

[1]	NTD: Section 16 addresses survival of other obligations.
[2]	NTD: Consistent with Section 6 with respect to indemnities.

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Participation to pay any portion of such Funding Advance to the Agent or Borrower under such Credit Documents, then Seller shall promptly refund such portion of the Funding Advance to Buyer.

8.7 If the Funding Advance is received by Seller at any time after 5:00 p.m. (New York time) on the Funding Date, such Funding Advance shall be deemed to have been received on the next succeeding Business Day. Without regard to (a) the date Buyer receives the Funding Notice from Seller and (b) Buyer’s payment of the Funding Advance, any funding by Seller of an Unfunded Commitment relating to any Participation (the “Funded Loan”) (together with any and all rights of Seller which arise in respect thereto (including without limitation rights to repayment and all rights in, to and under the Credit Agreement relating to such Participation)) shall be deemed to be part of the Participation under which such funding was made from and after the time such Funded Loan is made by Seller. In the event that Buyer fails to pay any Funding Advance on the applicable Funding Date, Seller may, in its sole discretion, charge Buyer interest at a per annum rate equal to the Federal Funds Rate from and including the time when such Funding Advance was required to be paid hereunder to but excluding the date Buyer pays the Funding Advance to Seller or, in the case where Seller has made a Funded Loan, from and including the time of such Funded Loan by Seller to but excluding the date Buyer pays the Funding Advance to Seller at a per annum rate equal to the rate actually payable by the Borrower under the related Loan for the same time period. Solely as between Buyer and Seller, nothing in this Section 8.7 or otherwise in this Agreement requires, or shall be deemed to require, Seller to fund any Commitment if Buyer has not delivered to Seller the relevant Funding Advance when due.

8.8 Notwithstanding anything set forth in this Agreement, Seller shall be under no obligation to bid for competitive bid loans (or similar voluntary loan facilities, if any) on behalf of Buyer under any Credit Agreement in respect of any Commitment or otherwise.

8.9 If either Party fails to make full payment of any amount under this Agreement when due, such party shall, upon demand by the other Party, pay such defaulted amount together with interest on it (for each day from (and including) the date when due to (but excluding) the date when actually paid) at a rate equal to the Federal Funds Rate.

9.	Notices; Records; Reports

9.1 All communications between the Parties in respect of, or notices, requests, directions, consents or other information sent under, this Agreement shall be in writing, hand delivered or sent by overnight courier or electronic transmission, addressed to the relevant Party at its address, electronic mail or facsimile number specified in Schedule 9.1 or at such other address, electronic mail or facsimile number as such Party may subsequently request in writing. All such communications and notices shall be confidential in accordance with Section 18 and shall be effective upon receipt.

9.2 Buyer acknowledges that over the term of the Participation, Buyer may receive from or on behalf of Seller, from time to time, material non-public information within the meaning of the United States federal securities laws with respect to any Borrower, any Obligor or any of their respective subsidiaries or any of their respective securities (“MNPI”) and the Seller shall have no obligation to withhold any MNPI with respect to any Borrower or any Obligor or any of their respective subsidiaries or securities.

10.	Further Transfers

10.1 The provisions of this Section 10.1 shall apply to any sale, assignment and any other transfer of any Participation or any of Buyer’s rights hereunder or any part thereof or interest therein, including the transfer of all or substantially all of Buyer’s economic interest in a Participation (each a “Pre-Elevation Transfer”) prior to the occurrence of an Elevation:

(a) Buyer may not make a Pre-Elevation Transfer without obtaining the prior written consent of Seller to any person other than an Affiliate of Buyer (it being understood that, with respect to a Pre-Elevation Transfer to

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any Affiliate of Buyer, Buyer shall provide reasonable prior notice to Seller); provided, however, that no Pre-Elevation Transfer shall be effective unless (i) such Pre-Elevation Transfer does not violate any applicable Law or regulation or cause Seller to violate or be in breach of any provision of any Credit Document, (ii) the transferee in such Pre-Elevation Transfer (the “Transferee”) makes to Buyer for the express benefit of Seller substantially each of the representations, warranties and covenants of the Buyer set forth herein, and (iii) the Transferee either (A) is organized under the Laws of the United States or any State thereof or (B) has (1) represented to Seller that under applicable Law and treaties no taxes will be required to be withheld by Seller with respect to any payments to be made to such Transferee in respect of the Transferred Rights and (2) shall have furnished to Seller such forms, certifications, statements and other documents as Seller has reasonably requested or may reasonably request from time to time to evidence the Transferee’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Seller to comply with any applicable Law.

(b) Notwithstanding the foregoing, Buyer may grant a security interest in any Participation or its rights under this Agreement, or any part thereof or interest therein, to any agent, lender or other financing source of Buyer without the consent of or notice to Seller.

10.2 Seller may not assign its rights or obligations under this Agreement without the prior written consent of Buyer.

10.3 Notwithstanding anything to the contrary in this Section 10, Seller acknowledges and agrees that Buyer may at any time and from time to time (i) identify to Seller in writing a third party purchaser (each, a “Designated Purchaser”) with respect to all or any part of Participated Loan and (ii) direct Seller in writing to sell and assign all or any part of such Participated Loan, as designated by Buyer to Seller in writing, to any such Designated Purchaser at a purchase price and subject to other principal economic terms (including treatment of accrued interest) agreed between Buyer and such Designated Purchaser (in their respective sole discretion) (each such sale and assignment, a “Buyer Directed Sale”); provided, that Seller shall have no obligation to cause or pursue a Buyer Directed Sale to the extent (x) such Buyer Directed Sale would contravene any applicable Law or any provision of any of the applicable Credit Documents or (y) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material, and in each such case, for which Seller has not been provided adequate indemnity. In order to effect any Buyer Directed Sale, Seller shall (a) execute and deliver the applicable Assignment with respect to the applicable Participated Loan in the form required under the related Credit Documents, together with such other Loan Syndication and Trading Association form documents with respect to such sale as are applicable at the time of such sale and are customarily required with respect to sales of similar loans and (b) execute and send a consent request or similar letter prepared by Buyer to request all necessary consents under the Credit Agreement of the related Loan; provided, that Buyer shall pay, promptly upon invoice therefor (and in any event within 10 Business Days of delivery of such invoice), any and all transfer, processing or recordation fees, costs, expenses and disbursements payable in connection with any Buyer Directed Sale under this Section 10.3 (including in connection with employing a third-party trading desk for execution thereof). Seller shall promptly notify Buyer upon the effectiveness of any such Buyer Directed Sale. The rights and obligations of Seller and Buyer accruing or relating to the period prior to the effective date of such Buyer Directed Sale, and all representations and warranties made by Seller or Buyer in this Agreement with respect to the related Participation, shall survive such Buyer Directed Sale. The proceeds received by Seller as a result of any Buyer Directed Sale shall constitute a Distribution and shall be paid over to Buyer in accordance with Section 8.1 and, to the extent of such Buyer Directed Sale, the Participation in the relevant Participated Loan shall be deemed released and extinguished.

11.	Voting

11.1 On and after the Closing Date, Seller shall continue to have sole authority to make, grant and exercise (or refrain from making, granting and exercising) all votes, whether pursuant to amendments, consents or waivers, and otherwise to exercise (or refrain from exercising) all other rights and remedies with respect to the Transferred Rights and Assumed Obligations relating to each Participation, except with respect to matters as to

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which a lender is not prohibited from granting a participant voting rights under the express terms of the applicable Credit Agreement (“Specified Participant Voting Rights”). Only with respect to such Specified Participant Voting Rights, Seller shall take (or refrain from taking) any action with respect to the Transferred Rights and Assumed Obligations relating to such Participation (an “Act”) in accordance with the prior instructions of Buyer, in each case except (A) as restricted or prohibited under applicable law, rule, order or the Credit Documents relating to such Participation (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein) or (B) if following such instructions might (in Seller’s reasonable determination) expose Seller to any obligation, liability or expense that in Seller’s reasonable judgment is material and for which Seller has not been provided adequate indemnity.

11.2 Any consent, instruction or other direction of Buyer permitted under Section 11.1 must be in writing and shall not be effective unless received by Seller no later than one (1) Business Day prior to the date on which such direction must be taken by Seller; provided, however, that if Seller gives notice to Buyer of the Act that is to be taken less than one (1) Business Day prior to the time when such Act is to be taken and Buyer gives a consent or other direction to Seller prior to the time when such Act is to be taken, Seller shall make commercially reasonable efforts to take into account such direction with respect to such Act. Absent such timely consent or other direction (including the withholding of such consent) from Buyer, Seller shall be entitled (but not required), in its sole discretion, to deem that Buyer has given its consent to take (or refrain from taking) any Act on behalf of Buyer with respect to such matters; provided, however, that in doing so, Seller shall act in good faith and subject to the provisions of Section 12.

12.	Standard of Care

12.1 Seller is not and shall not be deemed to be a fiduciary of the Buyer or any purpose hereunder, and, for the avoidance of doubt, will not be held to the standard of care of a fiduciary. Seller agrees to exercise the same care in the administration and enforcement of the Participated Loans and the Transferred Rights that it would exercise if it held the Transferred Rights solely for its own account, and except for losses that result from Seller’s gross negligence or willful misconduct in the administration and enforcement of the Participated Loans and the Transferred Rights, or breach of any of the express terms and provisions of this Agreement, it shall not be liable for any error in judgment or for any action taken or omitted to be taken by it; provided that Seller’s duty of care is subject to Section 12.2. Seller may rely on any notice, consent, certificate, request or other written document or communication received by Seller from Buyer or any Affiliate, employee or agent of Buyer that appears on its face, as determined by Seller in good faith, to be genuine.

12.2 Seller (i) may rely on legal counsel (including counsel for any Borrower, any Agent or any other Lender), independent public accountants and other consultants and advisors selected or accepted in good faith by Seller (collectively, the “Experts”), and Seller shall not be liable for any action taken or omitted to be taken by Seller in accordance with the advice of such Experts, (ii) may serve as a member of a creditors’ committee performing such acts as may be authorized and vote (subject to Section 11 hereof) as a member of a designated class of creditors for a plan of reorganization related to any Transferred Rights, (iii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, facsimile, electronic mail, or other telecommunication device) that appears on its face, as determined by Seller in good faith, to be genuine, (iv) except as expressly set forth in Section 4, makes no warranty or representation (express or implied) and shall not be responsible for any statement, warranty or representation made in connection with any Credit Agreement or any related document or for the financial condition of any Borrower, (v) shall not have any duty to inspect the property (including the books and records) of any Borrower or any Obligor, (vi) except as provided in Section 11, and subject to the standard of care set forth in Section 12.1, shall have no obligations to make any claim, or assert any lien upon, any property held by Seller or assert any offset in respect thereto and (vii) shall have no duties or obligations hereunder other than those expressly provided for herein.

12.3 Notwithstanding Sections 12.1 and 12.2 above, nothing in this Section 12 shall relieve Seller from any liability for its breach of any of its express covenants in this Agreement.

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13.	Amendments, Waivers, Exercise of Rights and Remedies

13.1 No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Parties, and no waiver of any provision of this Agreement, nor consent to any departure by either Party from it, shall be effective unless it is in writing and signed by the affected Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.2 No failure on the part of a Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver by such Party, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of each Party provided herein (a) are cumulative and are in addition to, and are not exclusive of, any rights or remedies provided by Law (except as otherwise expressly set forth in this Agreement) and (b) are not conditional or contingent on any attempt by such Party to exercise any of its rights or remedies under any other related document or against the other Party or any other Entity.

14.	Survival; Successors and Assigns; No Third Party Beneficiaries

14.1 This Agreement, including the representations, warranties, covenants and indemnities contained in this Agreement, shall inure to the benefit of, be binding upon and be enforceable by and against the Parties and their respective successors and permitted assigns.

14.2 This Agreement is for the sole benefit of Seller and Buyer, and, other than the Buyer Indemnitees and Seller Indemnitees to the express extent provided in Section 6 hereof, no third party shall be a beneficiary hereof or have any right or interest herein or have any right to enforce any terms hereof.

14.3 No officer, director, employee, shareholder, member or incorporator of, or direct or indirect limited partner in, or Affiliate of, any Party shall have any liability for the obligations of such Party under this Agreement.

15.	Elevation

(A) Upon the receipt of all necessary Elevation Required Consents with respect to any Participation of a Participated Loan or (B) at the request of Buyer, if either Seller or a direct or indirect parent company of Seller (i) becomes the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or a similar Entity charged with reorganization or liquidation of its business or assets, in each case, subject to the terms and provisions of the related Credit Documents and any applicable Law, each Party agrees to use commercially reasonable efforts and to take such actions as are reasonably necessary, as soon as reasonably practicable, to cause Buyer to become a Lender under the applicable Credit Agreement with respect to all of the Transferred Rights relating to such Participated Loan (an “Elevation”; and the date on which Buyer becomes a Lender under the applicable Credit Agreement, the “Elevation Date”); provided that, (i) no Party shall have any obligation to cause or pursue an Elevation to the extent such Elevation would contravene any Law applicable to either Party, and (ii) any (x) transfer fees and (y) out-of-pocket expenses and disbursements (including fees and disbursements of counsel) incurred by Seller, in each case of clauses (x) and (y) above, in connection with such Elevation shall be paid by Buyer in connection with such Elevation. Upon the applicable Elevation Date, to the extent of such Elevation, (i) Buyer shall assume all of the Assumed Obligations relating to such Participation, (ii) Seller shall have no further responsibility in respect of such Assumed Obligations and (iii) this Agreement shall cease to apply to such Participation except for those provisions that expressly survive the termination of this Agreement.

16.	Termination

This Agreement shall terminate on the earlier to occur of (A) the first date on which the Elevation Date shall have occurred with respect to each Participated Loan and (B) the first date when (i) Seller shall have received all

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Distributions in respect of all of the Loans and all related Commitments (if any), and Seller shall, to the extent required hereunder, have distributed all such Distributions to Buyer, provided that if any such Distributions are received in connection with a restructuring of Loans or Commitments that requires Seller contemporaneously to fund new advances to a Borrower, then such Distributions shall be retained by Seller to the extent necessary to fund such new advances, and this Agreement (A) shall not terminate and (B) shall apply to such new advances, modified mutatis mutandis, (ii) all Commitments (if any) have been terminated and (iii) no Borrower or Obligor shall have any remaining obligations under the Credit Documents (other than obligations that, in accordance with the terms of the Credit Documents, shall survive the termination thereof); provided, that Sections 6, 7, 17, 18, 23, 24, 25, 26 and 27 (and any other Section required for the enforcement of such Sections) shall survive the termination of this Agreement, including without limitation, the Buyer’s obligations to promptly pay when demanded any and all Reimbursement costs and other indemnified amounts payable by Buyer hereunder.

17.	Further Assurances

Each Party agrees to (i) execute and deliver, or cause to be executed and delivered, all such other and further agreements, documents and instruments and (ii) take or cause to be taken all such other and further actions as the other Party may reasonably request to effectuate the intent and purposes, and carry out the terms, of this Agreement, including the granting or procurement of the Participation Required Consents and, in connection with any intended Elevation, the Elevation Required Consents. Without limiting the generality of the foregoing, on and after an Elevation with respect to any Participation, Seller agrees that if (i) notes have been issued evidencing all or any portion of the applicable Loans and Commitments (if any), (ii) Buyer is entitled to request (which request shall be in writing) that a new note or notes be issued to it, and (iii) the applicable Agent, the applicable Borrower or any Governmental Authority requires either (x) the delivery of any note(s) evidencing such Loans and Commitments (if any) previously issued to Seller or (y) the delivery of customary lost note documentation by Seller prior to the issuance thereof, then Seller shall use commercially reasonable efforts to either deliver such note(s) or customary lost note documentation to the applicable Agent; provided that Seller shall not be required to deliver either a note or such lost note documentation if no note was ever issued or delivered to it and Seller shall not be required to provide to any Entity any indemnification with respect to any lost note.

Without limiting the foregoing, Seller hereby makes, constitutes and appoints the Buyer, with full power of substitution, as its true and lawful agent and attorney-in-fact with respect to each Participation, with full power and authority in its name, place and stead, to execute, acknowledge and deliver any Credit Document with respect thereto, as well as the applicable Assignment and any other agreement required by the related Credit Documents to effect any Elevation permitted under Section 15. This grant of power of attorney is coupled with an interest and irrevocable.

The Buyer shall be responsible for all reasonable out-of-pocket costs and expenses of the Seller in connection with the Seller’s performance or its obligations under this Section 17 and shall pay and reimburse Seller for all such amounts promptly upon invoice thereof.

18.	Disclosure

18.1 Each Party agrees that, without the prior consent of the other Party, it shall not disclose the contents of this Agreement or any other materials or information in connection with the Credit Documents provided to it by or on behalf of such other Party (collectively, the “Confidential Information”) to any Entity, except that (a) any Party may make any such disclosure (i) as required to implement or enforce this Agreement, (ii) if required to do so by any Law, subpoena or other legal process, (iii) to any Governmental Authority or self-regulatory Entity having or asserting jurisdiction over it, (iv) if its attorneys advise it that it has a legal obligation to do so or that failure to do so may result in it incurring a liability to any other Entity or sanctions that may be imposed by any Governmental Authority, (v) to its Affiliates and its and such Affiliates’ directors, managers, officers, employees, agents, professional advisors and auditors, (vi) to any Borrower and its professional advisors and auditors (in

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each case, on a confidential basis), (vii) to any Sponsor (in each case, on a confidential basis), (viii) to any Agent (or prospective Agent) of any Loan subject to a Participation hereunder, and (ix) to any proposed transferee, assignee or participant of the Transferred Rights or any part thereof (in each case, on a confidential basis), and (b) Buyer may make any such disclosure to any of its or any of its Affiliates’ financing sources or prospective financing sources. Notwithstanding anything contained in this Section 18.1 to the contrary, Seller shall be permitted to disclose to any lender or prospective lender under a Loan Facility that Seller has sold a participation interest in a Loan under such Loan Facility to an unaffiliated Entity and a description of the voting arrangement set forth in this Agreement.

Notwithstanding anything to the contrary herein, the following shall not be considered Confidential Information: (i) information made available to the general public other than through a breach of this Agreement, (ii) information disclosed pursuant to judicial process, and (iii) information received from independent sources on a non-confidential basis without a breach of a duty of confidentiality to any Party or a breach of this Section 18.

18.2 Buyer agrees, and shall cause its Affiliates and designees, and its and their directors, managers, officers, employees, agents, professional advisors and auditors for purposes of receiving information or documents related to any Participated Loan, including in accordance with Section 9.2 to agree, that it shall maintain the confidentiality of any information and documents delivered to Buyer or its Affiliates to the extent required therein and to the same extent as if it were a party to the applicable Credit Documents and shall, upon Seller’s request, provide to Seller a confidentiality undertaking to such effect in accordance with the terms of such Credit Documents prior to the delivery of any such information or documents.

19.	Parties’ Relationships

Each Party and any of their respective Affiliates may engage in any kind of lawful business or other relationship with any Borrower, any Obligor or any of their respective Affiliates, without liability to the other Party or any obligation to disclose such business or relationship to the other Party.

20.	Entire Agreement; Conflict

20.1 This Agreement (together with the APA) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous and contemporaneous statements, marketing materials, negotiations, promises, covenants, agreements, understandings, representations and warranties in respect thereof. As between Seller and Buyer, if there is any inconsistency between this Agreement and any of the other Operative Documents, the provisions of this Agreement shall govern and control. To the extent there are any inconsistencies between this Agreement and the APA, the terms of this APA shall govern.

21.	Counterparts; Electronic Transmission

This Agreement may be executed in multiple counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Transmission by electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. Each fully executed counterpart of this Agreement shall be deemed to be a duplicate original.

22.	Relationship Between Buyer and Seller

The relationship between Seller, on the one hand, and Buyer, on the other hand, shall be that of seller and buyer. Neither Party is a trustee or agent for the other Party, nor does either Party have any fiduciary obligations whatsoever to the other Party. In no event shall any Participation be construed as a loan from Buyer to Seller.

The Parties do not intend the arrangement contemplated by this Agreement to create a partnership or joint venture for federal, state, local or non-U.S. tax purposes. For U.S. federal income tax purposes, Seller shall be

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treated as a nominee for Buyer with respect to any Participation in a Loan. Each sale of a Participation in a Loan is intended by each of the Parties to be treated as a true sale of such Loan (including any Commitment therefor and the related Transferred Rights) by Seller to Buyer for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights) and the assumption by Buyer of all Assumed Obligations for all purposes (including, for the avoidance of doubt, for all purposes relating to income tax, financial accounting and creditors’ rights), except that, as contemplated by Section 2.1(c), Seller shall hold title to each Loan for the benefit of Buyer. Each Party agrees to act in accordance with, and to take such actions from time to time as may be reasonably requested by the other Party to confirm, reaffirm and give full effect to, such intent. The Parties agree to file all tax returns in a manner consistent with the intended characterization for tax purposes, as described in this Section 22.

23.	Severability

The illegality, invalidity or unenforceability of any provision of this Agreement under the Law of any jurisdiction shall not affect its legality, validity or enforceability under the Law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

24.	Governing Law

THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION).

25.	Waiver of Trial by Jury

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26.	Jurisdiction

26.1 The Parties irrevocably and unconditionally submit to and accept the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York for any action, suit or proceeding arising out of or based upon this Agreement or any matter relating to it and waive any objection that they may have to the laying of venue in any such court or that any such court is an inconvenient forum or does not have personal jurisdiction over them.

26.2 The Parties irrevocably agree that, should either Party institute any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise) in relation to this Agreement

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or the Transactions, no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from such action or proceeding shall be claimed by it or on its behalf, any such immunity being hereby irrevocably waived, and each Party irrevocably agrees that it and its assets are, and shall be, subject to such legal action or proceeding in respect of its obligations under this Agreement.

27.	Subrogation; Reimbursement Claims

27.1 To the extent that Buyer enforces any claim for indemnification or other right, claim or remedy against Seller under this Agreement and receives payment or another remedy from Seller in respect of such right, claim or remedy, the Parties agree that, to the extent permitted by law and the applicable Credit Documents, without the need for further action on the part of either Party, Seller shall be subrogated to the rights of Buyer against any other Entity, with respect to such right, claim or remedy to the extent that Buyer receives such payment or other remedy from Seller.

27.2 To the extent that a Borrower or any other Entity enforces any claim for return, disgorgement or reimbursement against Seller for all or any portion of any payment or transfer received by Seller on account of the Transferred Rights relating to any Participation prior to the Closing Date and receives payment or satisfaction from Seller in respect thereof, the Parties agree that (1) Buyer shall promptly reimburse and pay to Seller the amount of such disgorgement or reimbursement in accordance with Section 7.1 and 8.1 and (2) to the extent permitted by Law and the applicable Credit Documents, without the need for further action on the part of any Party, upon payment of such Reimbursement Claim, Buyer shall be subrogated to the rights of Seller against any other Entity, including Borrower, with respect to such claim.

28.	Interpretation

28.1 This Agreement includes any annexes, schedules or other documents attached to or incorporated by reference into the Agreement.

28.2 Terms used in the singular or the plural include the plural and the singular, respectively; “includes” and “including” are not limiting; and “or” is not exclusive.

28.3 Any reference to a Party includes such Party’s successors and permitted assigns.

28.4 Unless otherwise indicated, any reference to:

(a)	this Agreement or any other agreement, document or instrument shall be construed as a reference to this Agreement or, as the case may be, such other agreement, document or instrument as the same may have been modified, amended or supplemented;

(b)	a statute, law, order, rule or regulation shall be construed as a reference to such statute, law, order, rule or regulation as it may have been modified, amended or supplemented; and

(c)	“$” means United States dollars.

28.5 Section and other headings and captions are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

28.6 This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the date first above stated.

SELLER

[●]

By:
Name:
Title:

BUYER

[●]

By:
Name:
Title:

Signature Page to

Master Participation Agreement

SCHEDULE 2.1

LOANS

Attached3

[3]	To include outstanding principal balance and unfunded commitments, in each case, at closing.

SCHEDULE 8.2

WIRE TRANSFER INSTRUCTIONS

Buyer Account

Account Name:

Bank:

Account #:

ABA #:

Seller Account

Account Name:

Bank:

Account #:

ABA #:

SCHEDULE 9.1

NOTICE ADDRESSES

(A)	If to Buyer:

(B)	If to Seller:

Exhibit D

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [●], has been made and entered into by and between NEWSTAR FINANCIAL, INC., a Delaware corporation (“NewStar”) and [●], a [●]1 (collectively, the “Assignors”), and GSO DIAMOND PORTFOLIO HOLDCO LLC, a Delaware limited liability company (“Assignee”)2.

W I T N E S S E T H:

WHEREAS, Assignee and NewStar have entered into an Asset Purchase Agreement, dated as of [●], 2017 (the “Purchase Agreement”), pursuant to which NewStar has agreed to sell, transfer and assign (or cause to be sold, transferred or assigned) the Purchased Assets to Assignee, as more fully described in the Purchase Agreement and upon the terms and conditions set forth therein;

WHEREAS, pursuant to Section 1.3 of the Purchase Agreement, in connection with the acquisition of the Purchased Assets, Assignee has agreed to assume from Assignors, the Assumed Liabilities; and

WHEREAS, the Assignors and Assignee are executing this Agreement pursuant to Section 2.3(a)(vii) of the Purchase Agreement in connection with the Closing.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Assignment and Assumption.

(a) Assignors hereby irrevocably and unconditionally sell, assign and transfer to Assignee, and its successors and permitted assigns, all Purchased Assets not otherwise subject to the documents described in Section 2.3 of the Purchase Agreement; provided, that subject to Section 1.4 of the Purchase Agreement, with respect to any Purchased Asset for which a third-party consent is required for such an assignment that has not been obtained as of the date hereof, such sale, transfer and assignment shall be effective only as of the date, if any, that such consent is obtained.

(b) Assignee hereby irrevocably and unconditionally assumes, accepts and agrees to perform all Assumed Liabilities described in Section 1.3 not otherwise subject to the Loan Assignment Agreements, Equity Interest Assignment Agreements, Participation Agreements, Entity Assignment Agreements or CLO Securities Transfer Documents, and acquires and accepts all of Assignors’ and their Affiliates’ right, title and interest in, to and under the Purchased Assets.

3. No Modification of the Purchase Agreement. Nothing contained herein shall release Assignee or Assignors from any of their respective obligations under the Purchase Agreement or in any way supersede, enlarge, diminish, limit, amend or modify any of the representations, warranties, indemnities, covenants or agreements of such parties set forth in the Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

[1]	Note to Draft: Any Subsidiaries of the Company assigning Purchased Assets to be added as signatories.
[2]	Note to Draft: This Agreement to be copied (with appropriate conforming changes) if any Purchased Assets or Assumed Liabilities are purchased or assumed by a Designated Buyer Entity.

4. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

5. General Provisions. Sections 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, and 8.14 of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature Page Immediately Follows]

2

IN WITNESS WHEREOF, each of Assignor and Assignee have caused this instrument to be signed by its proper and duly authorized officer as of the date and year first written above.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

GSO DIAMOND PORTFOLIO HOLDCO LLC

By: GSO Diamond Portfolio Fund LP, its managing member

By: GSO Diamond Portfolio Associates LLC, its general partner

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]

EXHIBIT E

Form of Control Agreement

COLLATERAL ACCOUNT CONTROL AGREEMENT

COLLATERAL ACCOUNT CONTROL AGREEMENT (the “Agreement”), dated as of October [    ], 2017 among GSO Diamond Portfolio Fund LP, a Delaware limited partnership (“Main Fund”), and GSO Diamond Portfolio Feeder Fund LP, a Cayman Islands exempted limited partnership acting through its general partner GSO Diamond Portfolio Associates LLC (together with Main Fund, each a “Pledgor”), NewStar Financial, Inc. (the “Secured Party”) and The Bank of New York Mellon (“Securities Intermediary”).

W I T N E S S E T H :

WHEREAS, Pledgors have entered into an assignment and security agreement (the “Collateral Agreement”) pursuant to which Pledgors have agreed to grant a security interest in the Collateral (as defined below) to the Secured Party, in order to secure the payment of Main Fund’s obligations to the Secured Party under and as more specifically set forth in that certain equity commitment letter, dated as of October 16, 2017, between GSO Diamond Portfolio Holdco LLC and Main Fund, and in that certain limited guarantee, dated as of October 16, 2017, between Main Fund and the Secured Party (such obligations, collectively, the “Secured Obligations”); and

WHEREAS, Pledgors and Securities Intermediary are parties to one or more custodian agreements whereunder Securities Intermediary holds various assets of Pledgors (collectively, the “Custody Agreement”);

WHEREAS, Secured Party and Pledgors have requested Securities Intermediary to hold the Collateral and to perform certain other functions as more fully described herein; and

WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgors in respect of Collateral delivered to Securities Intermediary by Pledgors for the benefit of the Secured Party, subject to the terms hereof;

NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1. “Account” shall mean each segregated custodial account established pursuant to the Custody Agreement and maintained by Securities Intermediary pursuant to this Agreement in the name of Pledgors (as the same may be redesignated, renumbered or otherwise modified or any reasonably identifiable abbreviation thereof due to character limits on Securities Intermediary’s books and records) for the benefit of Secured Party as pledgee. Each Account shall be deemed to consist of a “securities account” (within the meaning of Section 8-501(a) of the UCC (as defined below)) for purposes of the UCC with respect to securities and security entitlements and a “deposit account” (within the meaning of Section 9-102 of the UCC) for purposes of the UCC with respect to cash deposited in or credited to the Account.

2. “Authorized Person” shall mean with respect to Secured Party or Pledgors, any person, whether or not an officer or employee of Secured Party or Pledgors, duly authorized by Secured Party or Pledgors, respectively, to give Oral Instructions and/or Written Instructions on behalf of Secured Party or Pledgors, respectively, such persons to be designated in a Certificate of Authorized Persons substantially in the form of Exhibit A hereto which contains a specimen signature of such person and may be amended from time to time by Secured Party or Pledgors, respectively, to add or delete any person by delivery of a revised or amended Certificate of Authorized

Persons to Securities Intermediary. Securities Intermediary may assume that such persons will continue to be Authorized Persons until such time as Securities Intermediary receives and has had reasonable time to act upon the Written Instructions of Secured Party or Pledgors, as applicable, that any such person is no longer an Authorized Person or otherwise updating the Certificate of Authorized Persons.

3. “Collateral” shall mean the investment property, other financial assets (including, without limitation, all of the securities entitlements of Pledgors in the Accounts) and any cash maintained in or credited to the Accounts and all proceeds thereof.

4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

5. “Joint Written Instructions” shall mean Written Instructions originated jointly by: (1) Secured Party and (2) Pledgors, with respect to the transfer or disposition of Collateral from the Accounts. All Joint Written Instructions shall be submitted to the Securities Intermediary by Pledgors as a single instruction containing the signatures of both Pledgors and Secured Party on a single document.

6. “Notice of Exclusive Control” shall mean a written notice signed by an Authorized Person of Secured Party, substantially in the form of Exhibit B attached hereto and provided via facsimile or attached to and transmitted by electronic mail or such other method or system specified by Securities Intermediary as available for use in connection with the transmission or delivery of a Notice of Exclusive Control to Securities Intermediary.

7. “Oral Instructions” shall mean instructions expressed in spoken words received by and acceptable to Securities Intermediary in its sole discretion. Where Securities Intermediary provides recorded lines for this purpose, such instructions must be given using such lines.

8. “UCC” shall mean the Uniform Commercial Code, as amended or restated from time to time and as in effect in the State of New York.

9. “Written Instructions” shall mean written communications (including signed writings attached to and transmitted by electronic mail) received by Securities Intermediary via S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by Securities Intermediary as available for use in connection with this Agreement.

The terms “entitlement holder”, “entitlement order”, “financial asset”, “investment property”, “proceeds”, “security”, “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II

APPOINTMENT AND STATUS OF SECURITIES INTERMEDIARY;

ACCOUNTS

1. Appointment; Identification of Collateral. (a) Secured Party and Pledgors intend that this Agreement establish “control” of each Account by Secured Party for purposes of perfecting Secured Party’s security interest in each Account pursuant to Articles 8 and 9 of the UCC, and Securities Intermediary hereby acknowledges that it has been advised of Pledgor’s grant to Secured Party of a security interest in each Account as set forth in this Agreement. Secured Party and Pledgors each hereby appoints Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in each Account in registered form in its name or the name of its nominees. Securities Intermediary hereby accepts such appointment and agrees to establish and maintain each Account and appropriate records identifying the Collateral in such Account as pledged by Pledgors to Secured Party. Pledgors hereby authorize Securities Intermediary to comply with all Oral and Written Instructions, including entitlement orders, originated by Secured Party with respect to the Collateral without further consent or direction from Pledgors or any other party.

2. Status of Securities Intermediary. The parties agree that with respect to the part of each Account consisting of a “securities account,” Securities Intermediary is acting as a “securities intermediary” within the meaning of Article 8 of the UCC, and intend that all securities and other assets (other than cash) held in the part of such Account consisting of a “securities account” shall be treated as financial assets. The parties agree that with respect to the part of each Account consisting of a “deposit account,” Securities Intermediary is acting as a “bank” within the meaning of Article 9 of the UCC and cash held in or credited to such Account shall be held in the part of such Account consisting of a “deposit account,” and such cash shall be treated as a deposit liability of Securities Intermediary. For the avoidance of doubt, the parties further agree that cash shall not be treated as a financial asset. Securities Intermediary represents that at the time of its entry into any agreement between any Pledgor and the Securities Intermediary governing any Account (each such agreement, including this Agreement, an “Account Agreement”), the Securities Intermediary had a physical office in the United States that engaged in a business or other regular activity of maintaining securities accounts. Securities Intermediary makes no representation or warranties with respect to the creation, attachment, validity, priority, perfection or enforceability of any security interest in either Account or the Collateral.

3. Use of Depositories. Secured Party and Pledgors hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with Securities Intermediary’s performance hereunder. Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository. Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgors and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository. Securities constituting Collateral deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.

Each of Pledgors and Secured Party acknowledges that securities constituting Collateral issued outside the United States (exclusive of Japanese government bonds) (“Foreign Securities”) and non-U.S. cash held in each Account may be held by Securities Intermediary or a sub-custodian within Securities Intermediary’s network of sub-custodians (each a “Subcustodian”) and such Foreign Securities or non-U.S. cash shall be held subject to the terms and conditions of Securities Intermediary’s agreements with such Subcustodians. Subcustodians may be authorized to hold Foreign Securities and non-U.S. cash in central securities depositories or clearing agencies in which such Subcustodians participate. Unless otherwise required by local law, practice or a particular subcustodian agreement, Foreign Securities and/or non-U.S. cash deposited with Subcustodians will be held by Securities Intermediary in a commingled account in the name of Securities Intermediary as custodian or trustee for its customers, and shall not (x) be registered in the name of Pledgors, payable to the order of Pledgors or specially indorsed to Pledgors unless such Foreign Security has been further indorsed to Securities Intermediary or in blank, or (y) be credited to a segregated securities account maintained in the name or for the benefit of Pledgors on the books of any centralized depository, Subcustodian or other securities intermediary unless such Foreign Security has been further indorsed to Securities Intermediary or in blank; provided; however, and notwithstanding any other provision of this Agreement to the contrary, if required by local law, practice or a particular subcustodian agreement, a Subcustodian is required to hold Foreign Securities and/or non-U.S. cash other than as specified above, Securities Intermediary shall make available notice thereof to Pledgors and Secured Party. The parties hereby further acknowledge that Securities Intermediary gives no assurance that a security entitlement is created under the UCC with respect to Pledgors’ Foreign Securities held in Euroclear or Clearstream or their successors.

4. Pledgor Representation. Each Pledgor represents and warrants that it owns the Collateral free and clear of all liens, claims, security interests and encumbrances (except those granted herein or as provided for in the

Custody Agreement) and, subject to the terms hereof, hereby grants to Secured Party a pledge and security interest in all of such Pledgor’s right, title and interest in each Account, all securities, investment property, securities entitlements, cash and financial assets credited to such Account from time to time, and all proceeds of the foregoing, as security for the Secured Obligations.

ARTICLE III

COLLATERAL SERVICES

1. Control. Prior to a receipt by Securities Intermediary of a Notice of Exclusive Control from Secured Party, Securities Intermediary shall only act upon a Joint Written Instruction and shall not honor or otherwise comply with any instructions of any kind originated by or on behalf of either Pledgor (or both Pledgors) in relation to any Account and the Collateral held therein or credited thereto without a Joint Written Instruction. It is understood and agreed that Pledgors shall be solely responsible for ensuring it obtains Secured Party’s written instruction, consent or signature, as applicable, prior to the delivery of any Joint Written Instructions to Securities Intermediary and Securities Intermediary will have no obligation to procure Secured Party’s written instruction, consent or signature, as applicable, to any such Joint Written Instructions. Securities Intermediary shall, without inquiry and in reliance upon such Joint Written Instructions and after having a reasonable amount of time, comply with such Joint Written Instructions.

2. Notice of Exclusive Control. Secured Party may, subject to terms of the Collateral Agreement, exercise sole and exclusive control of the Accounts and the Collateral held therein at any time by delivering to Securities Intermediary, with a copy to Pledgors, a Notice of Exclusive Control. Upon receipt of a Notice of Exclusive Control and after Securities Intermediary has had a reasonable time to comply with such Notice of Exclusive Control, Securities Intermediary shall, without inquiry and without the need for consent or direction from either Pledgor or any other person who is not Secured Party, thereafter comply with Oral or Written Instructions (including entitlement orders) solely from Secured Party with respect to the Accounts and will cease complying with any Joint Written Instructions (including entitlement orders) concerning the Accounts or the Collateral held therein originated by either Pledgor. Securities Intermediary will have no liability to Secured Party or Pledgors for complying with a Notice of Exclusive Control or instructions originated by Secured Party in connection therewith. Securities Intermediary shall have no duty, responsibility or obligation to independently verify, question or investigate (i) whether or not Secured Party is entitled to deliver a Notice of Exclusive Control, (ii) any fact, information, instruction, calculation or claim contained in or provided in connection with a Notice of Exclusive Control, (iii) the accuracy, completeness or veracity of any certification, covenant or statement made by Secured Party in a Notice of Exclusive Control or any subsequent instructions or directions so received, (iv) whether or not any copies of items or notices required pursuant to this Agreement or any other document or understanding entered into between the Secured Party and Pledgors were properly delivered by Secured Party to Pledgors or (v) the efficacy or sufficiency of any document or understanding entered into between the Secured Party and Pledgors (including, but not limited to, the format, content, substance, efficacy or sufficiency of such document). Securities Intermediary shall be fully protected for complying with a Notice of Exclusive Control, including any Oral or Written Instructions originated by Secured Party in connection therewith, whether or not Pledgor may allege that no rights of Secured Party exist to provide such instructions or to issue the Notice of Exclusive Control.

4. Payment of Proceeds. At all times, Securities Intermediary shall credit to the applicable Account all proceeds and interest received by it with respect to the Collateral.

5. Priority of Securities Intermediary’s Security Interest. In order to secure the repayment of any fees, charges, expenses, and other amounts payable to Securities Intermediary in accordance with the Custody Agreement, including without limitation, the repayment of any advances made by Securities Intermediary in its sole discretion, from time to time to purchase or to make payment on or against delivery of any investment property to be held in the Accounts, in each case to the extent permitted hereunder and in connection with the

Securities Intermediary’s provision of custodial services to Pledgors in respect of the Accounts (the “Covered Expenses”), Securities Intermediary shall have a continuing security interest in and right of setoff against the Accounts and the Collateral and the proceeds thereof, in each case solely in respect of the Covered Expenses, until such time as the Securities Intermediary is repaid the amount of such Covered Expenses. Securities Intermediary hereby subordinates to the security interest of the Secured Party any security interest in which Securities Intermediary may have or acquire in the Accounts and the Collateral, except for Covered Expenses. Except in respect of the Covered Expenses as set forth in this Agreement, Securities Intermediary hereby agrees that any security interest in or lien on, or right of set-off or recoupment with respect to the Accounts, the Collateral or the proceeds thereof that Securities Intermediary may now have or in the future may have is hereby subordinated to the security interest of the Secured Party.

6. Statements. Securities Intermediary shall make available to Pledgors and Secured Party through Securities Intermediary’s on-line communications and reporting system advices of transactions affecting the Accounts and monthly Account statements, subject to the Terms and Conditions attached hereto as Appendix I. Each Pledgor and Secured Party may elect to receive advices and statements electronically through the Internet to an email address specified by it for such purpose. By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure. Each Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any loss, damage or expense suffered or incurred by such Pledgor, Secured Party, or any person claiming by or through such Pledgor or Secured Party as a result of the use of such methods.

7. Notice of Adverse Claims. Upon receipt of written notice of any lien, encumbrance or adverse claim against any Account or any portion of the Collateral carried therein (other than any lien, encumbrance or claim identified herein or existing pursuant to the Custody Agreement), Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgors as promptly as practicable under the circumstances.

ARTICLE IV

GENERAL TERMS AND CONDITIONS

1. Standard of Care; Indemnification. (a) Except as otherwise expressly provided herein, Securities Intermediary shall not be liable for any costs, expenses, losses, damages, liabilities or claims, including attorneys’ fees and expenses (“Losses”) incurred by or asserted against Pledgors or Secured Party, except those Losses arising out of the gross negligence or willful misconduct of Securities Intermediary or breach by Securities Intermediary of the express terms of this Agreement. Securities Intermediary shall have no liability whatsoever for the action or inaction of any Depository. In no event shall Securities Intermediary, Pledgors or Secured Party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

Securities Intermediary’s responsibility with respect to any Foreign Securities or non-U.S. cash held by a Subcustodian is limited to the failure on the part of Securities Intermediary to exercise reasonable care in the selection or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any Losses, incurred by Pledgors or Secured Party as a result of the acts or the failure to act by any Subcustodian, other than a BNYM Affiliate (as defined below), for whose actions Securities Intermediary shall be liable as if they were its own, Securities Intermediary shall take appropriate action to recover such Losses from such Subcustodian; and Securities Intermediary’s sole responsibility and liability to Pledgor and Secured Party, as applicable, shall be limited to amounts so received from such Subcustodians (exclusive of costs and expenses incurred by Securities Intermediary). For purposes of this paragraph (d), “BNYM Affiliate” shall mean any direct or indirect subsidiary of The Bank of New York Mellon Corporation or any entity controlling or ucommon control with Securities Intermediary.

(b) Pledgors agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction, or arising out of Securities Intermediary’s performance hereunder, including reasonable and documented fees and expenses of external counsel incurred by Securities Intermediary; provided, that Pledgor shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(c) Secured Party agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all Losses sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction arising out of Securities Intermediary’s compliance with any Written Instruction or Oral Instruction of Secured Party given following delivery by Secured Party to Securities Intermediary of a Notice of Exclusive Control; provided, Secured Party shall not indemnify Securities Intermediary for those Losses arising out of Securities Intermediary’s gross negligence or willful misconduct or breach by Securities Intermediary of the express terms of this Agreement.

(d) It is expressly understood and agreed that Securities Intermediary’s right to indemnification hereunder shall be enforceable against each Pledgor and/or the Secured Party directly, without any obligation to first proceed against any third party for whom they may act, and irrespective of any rights or recourse that any Pledgor or the Secured Party may have against any such third party. This indemnity shall be a continuing obligation of Pledgors and the Secured Party, and their respective successors and assigns, notwithstanding the termination of this Agreement.

2. No Obligation Regarding Quality of Collateral. Without limiting the generality of the foregoing, Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any Losses incurred by Pledgors, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral or proceeds of such Collateral, or Collateral or proceeds of Collateral that otherwise is not freely transferable or deliverable without encumbrance in any relevant market.

3. No Responsibility Concerning Collateral Agreement. Pledgors and Secured Party hereby agree that, notwithstanding references to the Collateral Agreement in this Agreement, Securities Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Collateral Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Collateral Agreement or to know the terms and conditions of the Collateral Agreement).

4. No Duty of Oversight. Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Accounts or the proceeds thereof or whether the Collateral or the proceeds thereof are of a type required to be held in the Accounts, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of any Collateral or the proceeds thereof or to determine whether the aggregate value of the Collateral is sufficient to secure the Secured Obligations.

5. Advice of Counsel. Securities Intermediary may, with respect to questions of law or equitable principles, obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

6. No Collection Obligations. Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

7. Fees and Expenses. Pledgors agree to pay to Securities Intermediary the fees as may be agreed upon from time to time. Pledgors shall reimburse Securities Intermediary for all property incurred costs necessary to transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement. Pledgors shall also reimburse Securities Intermediary for properly incurred, reasonable and documented out-of-pocket expenses which are a normal incident of the services provided hereunder.

8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms. (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Joint Written Instructions, Written Instructions or Oral Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered. Secured Party and each Pledgor agrees (i) to forward to Securities Intermediary Written Instructions confirming its Oral Instructions by the close of business of the same day that such Oral Instructions are given to Securities Intermediary, and (ii) the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Securities Intermediary shall in no way affect the validity or enforceability of transactions authorized and effected by Securities Intermediary pursuant to its Oral Instructions that Securities Intermediary actually receives and reasonably believes to be duly authorized and delivered, where such transactions are authorized and effected by Securities Intermediary prior to its receipt of such confirming or contrary Written Instructions.

(b) If Securities Intermediary receives Joint Written Instructions or Written Instructions which appear on their face to have been transmitted via (i) computer facsimile, email (including as an attachment to an email), the Internet or other insecure electronic method, or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, Secured Party and each Pledgor understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Joint Written Instructions or Written Instructions and that Securities Intermediary shall conclusively presume that such Joint Written Instructions or Written Instructions have been sent by an Authorized Person(s); provided that, if Securities Intermediary receives any Joint Written Instructions or Written Instructions from a sender that it (in its sole discretion) believes may not be an Authorized Person, it shall make reasonable efforts to verify that such sender is an Authorized Person. Secured Party and Pledgors shall be responsible for ensuring that only its Authorized Persons transmit such Joint Written Instructions or Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care and control.

(c) Secured Party and each Pledgor acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Joint Written Instructions and Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Joint Written Instructions or Written Instructions than the method(s) selected by it. Secured Party and each Pledgor agrees that the security procedures (if any) to be followed in connection with its transmission of Joint Written Instructions or Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If Secured Party or Pledgors elect to transmit Joint Written Instructions or Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. If Secured Party or Pledgors elect (with Securities Intermediary’s prior consent) to transmit Joint Written Instructions or Written Instructions through an on-line communications service owned or operated by a third party, Secured Party or Pledgors, as applicable, agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability or transmission security of any such service.

9. Inspection. Upon reasonable request and provided Securities Intermediary shall suffer no significant disruption of its normal activities, Secured Party or Pledgors shall have access to Securities Intermediary’s books and records relating to the Accounts during Securities Intermediary’s normal business hours. Upon reasonable request, copies of any such books and records shall be provided to Secured Party or any Pledgor at its expense.

10. Account Disclosure. Securities Intermediary is authorized to supply any information regarding any Account, the Collateral or any proceeds thereof that is required by any law or governmental regulation now or hereafter in effect.

11. Force Majeure. Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God; earthquakes; fires; floods; natural disasters; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; inability to obtain labor, material, equipment or transportation.

12. Pricing Services. Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgors and/or Secured Party in connection with this Agreement. Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information. Under no circumstances shall Securities Intermediary be liable for any loss, damage or expense suffered or incurred by Pledgors or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.

13. No Implied Duties. The Securities Intermediary shall have no duties, obligations, responsibilities, or liabilities whatsoever with respect to the Accounts or the Collateral or the proceeds thereof held or deposited in the Accounts except as and to the extent expressly set forth in this Agreement, and no implied duties of any kind shall be read into this Agreement adverse to Securities Intermediary including, without limitation, the duty to preserve, exercise or enforce rights in the Accounts or the Collateral or proceeds thereof in connection with this Agreement.

14. Voting. Prior to receipt of a Notice of Exclusive Control, Securities Intermediary is authorized to act upon the Pledgors’ Written Instructions to Securities Intermediary solely to vote and/or respond to corporate action events received by Securities Intermediary in respect of the Collateral held in or credited to the Accounts.

15. Compliance with Legal Process. If any Collateral subject to this Agreement are at any time attached or levied upon, or in case the transfer, delivery, redemption or withdrawal of any such Collateral shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting such Collateral, Securities Intermediary is authorized to comply with any such order in any manner as Securities Intermediary or its legal counsel reasonably deems appropriate. If Securities Intermediary complies with any process, order, writ, judgment or decree relating to the Collateral subject to this Agreement, then Securities Intermediary shall not be liable to Pledgors or Secured Party or to any other person or entity even if such order or process is subsequently modified, vacated or otherwise determined to have been without legal force or effect.

ARTICLE V

MISCELLANEOUS

1. Termination. (a) This Agreement shall terminate upon (i) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral and Securities Intermediary’s subsequent transfer of the Collateral from the Accounts to an account designated by Pledgor in Written Instructions, (ii) Securities Intermediary’s receipt of a Notice of Exclusive Control given by Secured Party and subsequent transfer of all of the Collateral to Secured Party as directed in Written Instructions or Securities Intermediary’s receipt of a Joint Written Instruction and subsequent transfer of all of the Collateral as directed in such Joint Written Instruction, or (iii) by any party upon not less than ninety (90) days prior written notice of termination to the other parties, provided that termination pursuant to (iii) above shall not affect or terminate Secured Party’s security interest in the Collateral, and, provided, further, that termination pursuant to (iii) above shall not be effective until the Collateral has been transferred to a successor custodian reasonably satisfactory to Secured Party and identified to Securities Intermediary pursuant to a Joint Written Instruction of Pledgor and Secured Party, provided that if such Joint Written Instruction identifying a successor custodian is not received by Securities Intermediary by the end of such ninety (90) day notice period, Securities Intermediary shall transfer all of the Collateral from the Accounts to Secured Party (as Secured Party may direct pursuant to reasonable Written Instructions).

Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

2. Ambiguity and Conflict. In the event of any ambiguity or uncertainty hereunder or in any Oral Instructions, Joint Written Instructions or Written Instructions (other than any ambiguity or uncertainty relating to the delivery of a Notice of Exclusive Control by Secured Party), Securities Intermediary shall endeavor to promptly give Secured Party and Pledgors oral or written notice of such ambiguity or uncertainty and may thereafter, in its reasonable discretion, refrain from taking any action other than to retain possession of the Collateral or the proceeds thereof, unless Securities Intermediary receives clarifying or superseding Oral Instructions, Joint Written Instructions or Written Instructions that eliminate such ambiguity or uncertainty upon which Securities Intermediary shall be permitted to rely without further inquiry. In the event that ambiguity or uncertainty arises in connection with a Notice of Exclusive Control by Secured Party, the Securities Intermediary shall, as soon as may be reasonably practicable under the circumstances following its identification of any such ambiguity or uncertainty, seek written clarification or additional instructions from Secured Party. In the event of the occurrence of an ambiguity or uncertainty as set forth above, the parties intend that this Agreement shall remain in full force and effect until such ambiguity has been fully and finally resolved.

3. Certificates of Authorized Persons. Secured Party and Pledgors agree to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons. Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of such present Authorized Persons.

4. (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at 301 Bellevue Parkway, Wilmington, DE 19809; Attention: Legal Department; Fax: 302-791-3388 with a copy to: 101 Barclay Street, 15th Floor, New York, NY 10286, Attention: Scott Epstein; Fax: 877-202-5192; and AISBrokerSeg@bnymellon.com, or at such other place as Securities Intermediary may from time to time designate in writing.

(b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at 500 Boylston Street, Suite 1250, Boston, MA 02116, or at such other place as Secured Party may from time to time designate in writing.

(c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgors shall be sufficiently given if addressed to Pledgors and received by it at its offices at c/o GSO Capital Partners, 345 Park Avenue, New York, NY 10154, or at such other place as Pledgors may from time to time designate in writing.

5. Cumulative Rights; No Waiver. Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.

6. Severability; Amendments; Assignment. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

7. Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver. This Agreement and the Accounts shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The State of New York shall be deemed to be the jurisdiction of the Securities Intermediary for purposes of Articles 8 and 9 of the UCC. The Pledgors and the Securities Intermediary agree that each and every Account Agreement is hereby amended to provide that with respect to the Accounts, the law applicable to all issues specified in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary shall be the laws of the State of New York. The Pledgor and the Securities Intermediary covenant that no amendment with respect to any Account Agreement shall be entered into that would have the effect of changing the parties’ choice of law set forth in the previous sentence without the prior written consent of the Secured Party. Secured Party, Pledgors and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in New York City, New York, Borough of Manhattan in connection with any dispute arising hereunder. To the extent that in any jurisdiction Secured Party or Pledgors may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Secured Party and Pledgors each irrevocably agrees not to claim, and hereby waives, such immunity. Secured Party, Pledgors and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

8. No Third Party Beneficiaries. In performing hereunder, Securities Intermediary is acting solely on behalf of Secured Party and Pledgors and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person.

9. Headings. Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of this Agreement by electronic transmission (including .pdf) shall be effective as a manually executed counterpart of this Agreement.

11. USA PATRIOT ACT. Pledgors and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each Pledgor and Secured Party. Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgors and/or Secured Party to provide certain information including, but not limited to, Pledgors’ and/or Secured Party’s names, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgors’ and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information. Pledgors and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until the Securities Intermediary verifies the Pledgors’ and/or Secured Party’s identity in accordance with its CIP.

12. Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions. including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Notwithstanding any provision of this Agreement to the contrary, solely in connection with the Centralized Functions, (i) Pledgors consent to the disclosure of, and authorizes Securities Intermediary to disclose, information regarding Pledgors and their accounts (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) Securities Intermediary may store the names and business addresses of the

Pledgors’ employees on the systems or in the records of the BNY Mellon Group or its service providers. In addition, the BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with Pledgors. Pledgors are authorized to consent to the foregoing and confirms that the disclosure to and storage by the BNY Mellon Group of such information does not violate any relevant data protection legislation. In addition, Securities Intermediary may disclose Customer-Related Data as required by law or at the request of any governmental or regulatory authority.

IN WITNESS WHEREOF, Secured Party, each Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

PLEDGOR	GSO DIAMOND PORTFOLIO FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

PLEDGOR	GSO DIAMOND PORTFOLIO FEEDER FUND LP

BY: GSO DIAMOND PORTFOLIO ASSOCIATES LLC, its general partner

By:
Name:
Title:

SECURED PARTY	NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

By:
Title:

SECURITIES INTERMEDIARY	THE BANK OF NEW YORK MELLON

By:
Title:

APPENDIX I

ELECTRONIC ACCESS

TERMS AND CONDITIONS

These Electronic Access Terms and Conditions (the “Terms and Conditions”) set forth the terms and conditions under which The Bank of New York Mellon Corporation and/or its subsidiaries or joint ventures (collectively, “BNY Mellon”) will provide the undersigned entities and its (their) affiliates listed on Schedule A (“You” and “Your”) with access to and use of BNY Mellon’s electronic information delivery site known as “BNY Mellon Connect” and/or other BNY Mellon-designated access portals (“Electronic Access”). Access to and use of Electronic Access by You is contingent upon and is in consideration for Your compliance with the terms and conditions set forth below. Electronic Access includes access to BNY Mellon web sites accessible via BNY Mellon Connect and/or other BNY Mellon-designated access portals (“Sites”), pursuant to which You are able to access products and services provided by BNY Mellon as well as data regarding Your accounts. You may amend Schedule A by delivering a revised version to BNY Mellon.

Any particular product or service accessed by You through Electronic Access may be subject to a separate written agreement between You and BNY Mellon with respect to such products and services (each a “Services Agreement”). In addition, terms and conditions and restrictions with respect to any particular product or service accessed through Electronic Access (such as privacy and internet security matters), together with any disclaimers related to the specific products or services, may be set forth on the Sites (hereinafter referred to as “Terms of Use”) and are applicable to such products and services. By Your signature below, You agree to the Terms and Conditions. By any of Your Users accessing the Sites, and the products and services available through Electronic Access, You agree to any Terms of Use and acknowledge and accept any disclaimers and disclosures included on the Sites and the restrictions concerning the use of proprietary data provided by Information Providers (as defined below) that are posted on the Data Terms Web Site (as defined below). For the avoidance of doubt, the execution of these Terms and Conditions will not alter or amend or otherwise affect any Services Agreement whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

1.	Access Administration:

a.	To facilitate access to Electronic Access, You will furnish BNY Mellon with a written list of the names, and the extent of authority or level of access, of persons You are authorizing to access the Sites, products and services and to use the Electronic Access (“Authorized Users”) on a read-only basis. In addition, You may also designate Authorized Users who will have authority to enter transactions and provide instructions to BNY Mellon that cause a change in or have an impact on assets held by BNY Mellon for Your accounts (“Authorized Transactional Users”). Where appropriate, Authorized Users and Authorized Transactional Users are collectively referred to herein as “Users.” If You wish to allow any third party (such as an investment manager, consultant or third party service provider) or any employee of a third party to have access to Your account information through Electronic Access and be included as a “User” under these Terms and Conditions, You may designate a third party or employee of a third party as an Authorized User or Authorized Transactional User under these Terms and Conditions and any such third party or employee of a third party so designated by You (and, if a third party is so designated, any employee of such third party designated by such third party) will be included within the definition of Authorized User, Authorized Transactional User, and User as appropriate.

b.

Upon BNY Mellon’s approval of Users (which approval will not be unreasonably withheld), BNY Mellon will send You a user-id, temporary password and, where applicable, a security identification device for each User. You will be responsible for providing to Users the user-ids, temporary passwords and, where applicable, secure identification devices. You will ensure that any User receiving a secure identification device returns such device immediately following the termination of the User’s authorization to access the products and services for which the secure identification device was provided to such User. You are solely responsible for Users’ access to Electronic Access, and You and Users are solely responsible for the confidentiality of the user-ids and passwords and secure identification devices that are provided to them and will remain responsible for each secure identification device until it is returned to BNY Mellon. You, on behalf of You and Your affiliates, acknowledge and agree that, BNY Mellon will have no duty or obligation to verify or confirm the actual identity of the person who accessed Electronic Access using a validly issued user-id and password (and, where applicable, security identification device) or that the person who accessed Electronic Access using such validly issued user-id and password (and, where applicable, security identification device) is, in fact, a User (whether an Authorized User or an Authorized Transactional User).

c.	You shall not, and shall not permit any User or third party to, breach or attempt to breach any security measures used in connection with Electronic Access or Proprietary Software. Any attempt to circumvent or penetrate any application, network or other security measures used by BNY Mellon or its suppliers in connection with Electronic Access is strictly prohibited.

d.	You are also solely responsible for ensuring that all Users comply with these Terms and Conditions and any Terms of Use included on the Sites, the Service Agreement for each product or services accessed through the Sites and their associated services and all applicable terms and conditions, restrictions on the use of such products and services and data obtained through the use of Electronic Access. BNY Mellon reserves the right to prohibit access or revoke the access of any User to Electronic Access whom BNY Mellon determines has violated or breached these terms and conditions or any Terms of Use on a Site accessed by the User, including the Data Terms Web Site (as defined below), or whose conduct BNY Mellon reasonably determines may constitute a criminal offense, violate any applicable local, state, national, or international law or constitute a security risk for BNY Mellon, a BNY Mellon’s third party supplier (“BNY Mellon’s Supplier”), BNY Mellon’s clients or any Users of Electronic Access. BNY Mellon may also terminate access to all Users following termination of all Services Agreements between You and BNY Mellon.

2.	Proprietary Software: Depending upon the products and services You elect to access through Electronic Access, You may be provided software owned by BNY Mellon or licensed to BNY Mellon by a BNY Mellon Supplier (“Proprietary Software”). You are granted a limited, non-exclusive, non-transferable license to install the Proprietary Software on Your authorized computer system (including mobile devices registered with BNY Mellon) and to use the Proprietary Software solely for Your own internal purposes in connection with Electronic Access and solely for the purposes for which it is provided to You. You and Your Users may make copies of the Proprietary Software for backup purposes only, provided all copyright and other proprietary information included in the original copy of the Proprietary Software are reproduced in or on such backup copies. You shall not reverse engineer, disassemble, decompile or attempt to determine the source code for, any Proprietary Software. Any attempt to circumvent or penetrate security of Electronic Access is strictly prohibited.

3.	Use of Data:

a.	Electronic Access may include information and data that is proprietary to the providers of such information or data (“Information Providers”) or may be used to access Sites that include such information or data from Information Providers. This information and data may be subject to restrictions and requirements which are imposed on BNY Mellon by the Information Providers and which are posted on http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor web site of which You are provided notice from time to time (the “Data Terms Web Site”). You will be solely responsible for ensuring that Users comply with the restrictions and requirements concerning the use of proprietary data that are posted on the Data Terms Web Site.

b.	You consent to BNY Mellon, its affiliates and BNY Mellon’s Suppliers disclosing to each other and using data received from You and Users and, where applicable, Your third parties in connection with these Terms and Conditions (including, without limitation, client data and personal data of Users) (1) to the extent necessary for the provision of Electronic Access; (2) in order for BNY Mellon and its affiliates to meet any of their obligations under these Terms and Conditions to provide Electronic Access; or (3) to the extent necessary for Users to access Electronic Access.

c.	In addition, You permit BNY Mellon to aggregate data concerning Your accounts with other data collected and/or calculated by BNY Mellon. BNY Mellon will own such aggregated data, but will not distribute the aggregated data in a format that identifies You or Your data.

4.	Ownership and Rights:

a.	Electronic Access, including any database, any software (including for the avoidance of doubt, Proprietary Software) and any proprietary data, processes, scripts, information, training materials, manuals or documentation made available as part of the Electronic Access (collectively, the “Information”), are the exclusive and confidential property of BNY Mellon and/or BNY Mellon’s suppliers. You may not use or disclose the Information except as expressly authorized by these Terms and Conditions. You will, and will cause Users and Your third parties and their users, to keep the Information confidential by using the same care and discretion that You use with respect to Your own confidential information, but in no event less than reasonable care.

b.	The provisions of this paragraph will not affect the copyright status of any of the Information which may be copyrighted and will apply to all Information whether or not copyrighted.

c.	Nothing in these Terms and Conditions will be construed as giving You or Users any license or right to use the trade marks, logos and/or service marks of BNY Mellon, its affiliates, its Information Providers or BNY Mellon’s Suppliers.

d.	Any Intellectual Property Rights and any other rights or title not expressly granted to You or Users under these Terms and Conditions are reserved to BNY Mellon, its Information Providers and BNY Mellon’s Suppliers. “Intellectual Property Rights” includes all copyright, patents, trademarks and service marks, rights in designs, moral rights, rights in computer software, rights in databases and other protectable lists of information, rights in confidential information, trade secrets, inventions and know-how, trade and business names, domain names (including all extensions, revivals and renewals, where relevant) in each case whether registered or unregistered and applications for any of them and the goodwill attaching to any of them and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

5.	Reliance:

a.	BNY Mellon will be entitled to rely on, and will be fully protected in acting upon, any actions or instructions associated with a user-id or a secure identification device issued to a User until such time BNY Mellon receives actual notice in writing from You of the change in status of the User and receipt of the secure identification device issued to such User. You acknowledge that all commands, directions and instructions, including commands, directions and instructions for transactions issued by a User are issued at Your sole risk. You agree to accept full and sole responsibility for all such commands, directions and instructions and that BNY Mellon, will have no liability for, and you hereby release BNY Mellon from, any losses, liabilities, damages, costs, expenses, claims, causes of action or judgments (including attorneys’ fees and expenses) (collectively “Losses”) incurred or sustained by you or any other party in connection with or as a result of BNY Mellon’s reliance upon or compliance with such commands, directions and instructions.

b.	All commands, directions and instructions involving a transaction entered by Authorized Transactional User will be treated as an authorized instruction under the applicable Services Agreement(s) between You and BNY Mellon covering accounts, products and services and products provided by BNY Mellon with respect to which Electronic Access is being used whether such Services Agreement is executed prior to or after the execution of these Terms and Conditions.

6.	Disclaimers:

a.

Although BNY Mellon uses reasonable efforts to provide accurate and up-to-date information through Electronic Access, BNY Mellon, its Content Providers and Information Providers make no warranties or representations under these Terms and Conditions as to accuracy, reliability or comprehensiveness of the content, information or data accessed through Electronic Access. Without limiting the foregoing, some of the content on Electronic Access may be provided by sources unaffiliated with BNY Mellon

(“Content Providers”) and by Information Providers. For that content BNY Mellon is a distributor and not a publisher of such content and has no control over it. Information provided by Information Providers has not been independently verified by BNY Mellon and BNY Mellon makes no representation as to the accuracy or completeness of the content or information provided. Any opinions, advice, statements, services, offers or other information given or provided by Content Providers and Information Providers (including merchants and licensors) are those of the respective authors of such content and not that of BNY Mellon. BNY Mellon will not be liable to You or Users for such content or information in any way nor for any action taken in reliance on such information nor for direct or indirect damages resulting from the use of such information. For purposes of these Terms and Conditions, all information and data, including all proprietary information and materials and all client data, provided to You through Electronic Access are provided on an “AS-IS”, “AS AVAILABLE” basis.

b.	BNY Mellon makes no guarantee and does not warrant that Electronic Access or the information and data provided through the Electronic Access are or will be virus-free or will be free of viruses, worms, Trojan horses or other code with contaminating or destructive properties. BNY Mellon will employ commercially reasonable anti-virus software to its systems to protect its systems against viruses.

c.	Some Sites accessed through the use of Electronic Access may include links to websites provided by parties that are not affiliated with BNY Mellon (“Third Party Websites”). BNY Mellon will not be liable to any person for the content found on such Third Party Websites. BNY Mellon will not be responsible for Third Party Websites that collect information from parties who visit their web sites through links on the Sites. BNY Mellon will not be liable or responsible for any loss suffered by any person as a result of their use of any Third Party Websites that are linked to the BNY Mellon Sites.

d.	BNY Mellon retains complete discretion and authority to add, delete or revise in whole or in part Electronic Access, including its Sites, and to modify from time to time any Proprietary Software provided in conjunction with the use of Electronic Access and/or any of the Sites. To the extent reasonably possible, BNY Mellon will provide notice of such modifications. BNY Mellon may terminate, immediately and without advance notice, and without right of cure, any portion or component of Electronic Access or the Sites.

e.	TO THE FULLEST EXTENT PERMITTED BY LAW, THERE IS NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NO WARRANTY OF QUALITY AND NO WARRANTY OF TITLE OR NONINFRINGEMENT. THERE IS NO OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING ELECTRONIC ACCESS, THE SITES, ANY PROPRIETARY SOFTWARE, INFORMATION, MATERIALS OR CLIENT DATA.

f.	Notwithstanding the prior paragraph, The Bank of New York Mellon or an Affiliate designated by it will defend You and pay any amounts agreed to by BNY Mellon in a settlement and damages finally awarded by a court of competent jurisdiction, in an action or proceeding commenced against You based on a claim that Electronic Access or the Proprietary Software infringe plaintiff(s)’s patent, copyright, or trade secret, provided that You (i) notify BNY Mellon promptly of any such action or claim (except that the failure to so notify BNY Mellon will not limit BNY Mellon’s obligations hereunder except to the extent that such failure prejudices BNY Mellon); (ii) grant BNY Mellon or its designated Affiliate full and exclusive authority to defend, compromise or settle such claim or action; and (iii) provide BNY Mellon or its designated Affiliate all assistance reasonably necessary to so defend, compromise or settle. The foregoing obligations will not apply, however, to any claim or action arising from (i) use of the Proprietary Software Information or Electronic Access in a manner not authorized under these Terms and Conditions, the Terms of Use, or the Data Terms Web Site; or (ii) use of the Proprietary Software or Electronic Access in combination with other software or services not supplied by BNY Mellon.

7.	Limitation of Liability:

a.	IN NO EVENT WILL BNY MELLON, BNY MELLON’S SUPPLIERS OR ITS CONTENT PROVIDERS OR INFORMATION PROVIDERS BE LIABLE TO YOU OR ANYONE ELSE

UNDER THESE TERMS AND CONDITIONS FOR ANY LOSSES, LIABILITIES, DAMAGES, COSTS OR EXPENSES INCLUDING BUT NOT LIMITED TO, ANY DIRECT DAMAGES, CONSEQUENTIAL DAMAGES, RELIANCE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, PUNITIVE DAMAGES, INDIRECT DAMAGES OR DAMAGES FOR LOSS OF PROFITS, GOOD WILL, BUSINESS INTERRUPTION, USE, DATA, EQUIPMENT OR OTHER INTANGIBLE LOSSES (EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) THAT RESULT FROM (1) THE USE OF OR INABILITY TO USE ELECTRONIC ACCESS (2) THE CONSEQUENCES OF ANY DECISION MADE OR ACTION OR NON-ACTION TAKEN BY YOU OR ANY OTHER PERSON, OR FOR ANY ERRORS BY YOU IN COMMUNICATING SUCH INFORMATION; (3) THE COST OF SUBSTITUTE ACCESS SERVICES; OR (4) ANY OTHER MATTER RELATING TO THE CONTENT OR ACCESS THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR LOSS, DAMAGE OR INJURY TO PERSONS OR PROPERTY ARISING FROM ANY USE OF ANY PRODUCT, INFORMATION, PROCEDURE, OR SERVICE OBTAINED THROUGH ELECTRONIC ACCESS. BNY MELLON WILL NOT BE LIABLE FOR ANY LOSS, DAMAGE OR INJURY RESULTING FROM VOLUNTARY SHUTDOWN OF THE SERVER, ELECTRONIC ACCESS OR ANY OF THE SITES TO ADDRESS TECHNICAL PROBLEMS, COMPUTER VIRUSES, DENIAL-OF-SERVICE MESSAGES OR OTHER SIMILAR PROBLEMS.

b.	BNY MELLON’S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY UNDER THESE TERMS AND CONDITIONS FOR ANY DISPUTE OR CLAIM RELATED TO THESE TERMS OF USE, ELECTRONIC ACCESS OR SITES, IS AS FOLLOWS: IF YOU REPORT A MATERIAL MALFUNCTION IN ELECTRONIC ACCESS THAT BNY MELLON IS ABLE TO REPRODUCE, BNY MELLON WILL USE REASONABLE EFFORTS TO CORRECT THE MALFUNCTION. IF BNY MELLON IS UNABLE TO CORRECT THE MALFUNCTION, YOU MAY CEASE ALL USE OF ELECTRONIC ACCESS AND RECEIVE A REFUND OF ANY FEES PAID IN ADVANCE, SPECIFICALLY FOR ELECTRONIC ACCESS, APPLICABLE TO PERIODS AFTER CESSATION OF SUCH USE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF LIABILITY FOR DAMAGES, IN SUCH JURISDICTIONS LIABILITY IS LIMITED TO THE FULLEST EXTENT PERMITTED BY LAW.

c.	The limitation of liability set forth in this Limitation of Liability section and in other provisions in these Terms and Conditions is in addition to any limitation of liability provisions contained in any Services Agreements and will not supersede or be superseded by limitation of liability provisions contained in such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements containing a reference to these Terms and Conditions.

8.	Indemnification:

a.	You agree to indemnify, protect and hold BNY Mellon, BNY Mellon’s Suppliers, Content Providers and Information Providers harmless from and against all liability, claims damages, costs and expenses, including reasonable attorneys’ fees and expenses, resulting from a claim that arises out of (i) any breach by You or Users of these Terms and Conditions, the Terms of Use or the Data Terms Web Site and (ii) any person obtaining access to Electronic Access through You or Users or through use of any password, user-id or secure identification device issued to a User, whether or not You or a User authorized such access. For the avoidance of doubt, and by way of illustration and not by way of limitation, the forgoing indemnity is applicable to disputes between the parties, including the enforcement of these Terms and Conditions. The rights and remedies conferred hereunder will be cumulative and the exercise or waiver of any such right or remedy will not preclude or inhibit the exercise of additional rights or remedies or the subsequent exercise of such right or remedy.

b.

The indemnity provided in herein is in addition to any indemnity and other remedies contained in any Services Agreements and will not supersede or be superseded by such Services Agreements, whether executed prior to or after the execution of these Terms and Conditions, except to the extent specifically set forth in such other Services Agreements and expressly stating an intent to modify this Terms and

Conditions. Nothing contained herein will, or be deemed to, alter or modify the rights and remedies of BNY Mellon as set forth in the Services Agreements.

9.	Choice of Law and Forum: Unless otherwise agreed and specified herein, these Terms and Conditions are governed by and construed in accordance with the laws of the State of New York, without giving effect to any principles of conflicts of law; You expressly and irrevocably agree that exclusive jurisdiction and venue for any claim or dispute with BNY Mellon, its employees, contractors, officers or directors or relating in any way to Your use of Electronic Access resides in the state or federal courts in New York City, New York; and You further irrevocably agree and expressly and irrevocably consent to the exercise of personal jurisdiction in those courts over any action brought with respect to these Terms and Conditions. BNY Mellon and You hereby waive the right of trial by jury in any action arising out of or related to the BNY Mellon or these Terms and Conditions.

10.	Term and Termination:

a.	Either BNY Mellon or You may terminate these Terms and Conditions and the Electronic Access upon thirty (30) days’ written notice to the other party.

b.	In the event of any breach of the provisions of these Terms and Conditions or a breach by any Authorized User of the Terms of Use or the restrictions and requirements concerning the use of Information Providers’ proprietary data that are posted on the Data Terms Web Site, the non-breaching party may terminate these Terms and Conditions and the Electronic Access immediately upon written notice to the breaching party if any breach remains uncured after ten (10) days’ written notice of the breach is sent to the breaching party.

c.	BNY Mellon may immediately terminate access through an Authorized User’s user-id and password and may, at its discretion, also terminate access by an Authorized User, without right of cure, in the event of an unauthorized use of an Authorized User’s user-id or password, or where BNY Mellon believes there is a security risk created by such access.

d.	BNY Mellon may terminate, without advance notice, Your access or the access of Users to any portion or component of Electronic Access or the Sites in the event a BNY Mellon Supplier, Content Provider or Information Provider prohibits BNY Mellon from permitting You or Users to have access to their information or services.

e.	Promptly upon receiving or giving notice of termination, You will notify all Users of the effective date of the termination.

f.	Upon termination of Your access to Electronic Access, You shall return of manuals, documentation, workflow descriptions and the like that are in Your possession or under Your control and all security identification devices.

g.	The Reliance, Disclaimers, Limitation of Liability Indemnification and confidentiality provisions of the Terms and Conditions (and other provision of these Terms and Conditions containing disclaimers, limitation of liability and indemnification) shall survive the termination of these Terms and Conditions.

You represent and warrant to BNY Mellon that these Terms and Conditions and the indemnity contained herein have been duly authorized, executed and delivered on Your behalf, that You have full authority to execute these Terms and Conditions, both for the undersigned entities and for any affiliate with Electronic Access, and that the individual executing these Terms and Conditions has the requisite authority to bind the undersigned entities and each such affiliate to these Terms and Conditions, and that these Terms and Conditions constitute Your binding obligation enforceable in accordance with its terms.

ANNEX A

Fund Names:

EXHIBIT A

CERTIFICATE OF AUTHORIZED PERSONS

(Pledgor/Secured Party)

The undersigned hereby certifies that he/she is the duly elected and acting [Secretary/Assistant Secretary] of                                                                                                                                    (the [“Secured Party”/“Pledgor”]), and further certifies that the following officers or employees of the [Secured Party/Pledgor] have been duly authorized in conformity with [Secured Party’s/Pledgor’s] organizational documents to deliver Oral and Written Instructions to The Bank of New York Mellon (“Securities Intermediary”) pursuant to the Collateral Account Control Agreement by and among [Secured Party/Pledgor], Securities Intermediary and                                          ([“Secured Party”/“Pledgor”]) dated as of                                         , and that the signatures appearing opposite their names are true and correct:

Name	Title	Signature

Very truly yours,
[Secured Party/Pledgor],

By:
Name:
Title:
Date:

EXHIBIT B

EXHIBIT A

[FORM OF NOTICE OF EXCLUSIVE CONTROL]

[Secured Party Letterhead]

The Bank of New York Mellon

301 Bellevue Parkway

Wilmington, Delaware 19809

Facsimile:	(302)-791-3388
Attention:	Legal Department

With a Copy to:

The Bank of New York Mellon

101 Barclay Street, 15th Floor

New York, NY 10286

Facsimile:	877-202-5192
Attention:	Prime Custody Manager

Re:	Notice of Exclusive Control for Account Number [insert number] and Account Number [insert number] (collectively, the “Accounts”)

Ladies and Gentlemen:

As referenced in the Collateral Account Control Agreement dated as of October [    ], 2017 (“Control Agreement”) by and among The Bank of New York Mellon, GSO Diamond Portfolio Fund LP, GSO Diamond Portfolio Feeder Fund LP and NewStar Financial, Inc., we, in our capacity as Secured Party, hereby notify you that we are, as of the date of this notice, exercising our rights to exercise exclusive control over the Accounts and the Collateral maintained therein and the proceeds thereof.

As per the terms of the Control Agreement, we will hereafter exercise exclusive control over the Accounts and the Collateral maintained therein and proceeds thereof. You are instructed not to accept any directions or instructions with respect to the Accounts from any person other than the undersigned.

We hereby instruct you to deliver the Collateral to us as follows:

[Specify Delivery Instructions]

Any capitalized terms not defined herein shall have their respective meanings as assigned in the Control Agreement. The date of this notice shall be the date identified on the signature page below.

Very truly yours,

NewStar Financial, Inc.

By:
Name:
Title:

Date:

cc:	GSO Diamond Portfolio Fund LP

GSO Diamond Portfolio Feeder Fund LP

Annex C

Opinion of Credit Suisse Securities (USA) LLC

October 16, 2017

Board of Directors

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Board of Directors:

You have asked us to advise you in your capacity as the Board of Directors of NewStar Financial, Inc. (“NewStar”) with respect to the fairness, from a financial point of view, to holders of the common stock, par value $0.01 per share (“NewStar Common Stock”), of NewStar, other than as specified herein, of the Merger Consideration (as defined below) provided for pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among First Eagle Holdings, Inc. (“First Eagle Holdings”), an entity affiliated with or managed by First Eagle Investment Management, LLC (“First Eagle”), FE Holdco, LLC, a wholly owned direct subsidiary of First Eagle Holdings (“FE Holdco”), FE Merger Sub, Inc., a wholly owned direct subsidiary of FE Holdco (“Merger Sub”), and NewStar. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into NewStar (the “Merger”) pursuant to which NewStar will become a wholly owned indirect subsidiary of First Eagle Holdings and each outstanding share of NewStar Common Stock will be converted into the right to receive (i) $11.44 in cash (the “Cash Consideration”) and (ii) subject to and in accordance with the terms and conditions of the Merger Agreement, one contractual contingent value right (the “CVR” and, together with the Cash Consideration, the “Merger Consideration”) entitling the holder thereof to a pro rata portion of certain net U.S. federal and state income tax refunds received by NewStar as a result of losses recognized by NewStar for U.S. federal and state income tax purposes from the consummation of the Asset Sale (as defined below). We understand that, pursuant to the Merger Agreement and an Asset Purchase Agreement (the “Asset Purchase Agreement” and, together with the Merger Agreement, the “Agreements”) to be entered into between NewStar and GSO Diamond Portfolio Holdco LLC (“GSO Diamond”), immediately prior to and as a condition to the consummation of the Merger, GSO Diamond or its controlled affiliates will acquire certain assets and assume certain related liabilities of NewStar and its subsidiaries (the “Asset Sale” and, together with the Merger, the “Transaction”), the proceeds from which will fund a portion of the Cash Consideration. The terms and conditions of the Transaction and related transactions are set forth more fully in the Agreements and related documents.

In arriving at our opinion, we have reviewed drafts, dated October 15, 2017 and October 16, 2017, of the Merger Agreement and the Asset Purchase Agreement, respectively, and certain publicly available business and financial information relating to NewStar. We also have reviewed certain other information relating to NewStar provided to or discussed with us by the management of NewStar, including financial forecasts and estimates relating to NewStar prepared by the management of NewStar (the “Forecasts”), as well as certain tax information relating to NewStar provided to us by the management of NewStar as reviewed and discussed by the management of NewStar with NewStar’s tax advisors, including estimates and other information as to certain potential tax attributes of NewStar, potential tax refunds anticipated to be received by NewStar as a result of, and in connection with, the Asset Sale, and underlying assumptions with respect to the CVR (the “Tax Information”), and we have met with the management of NewStar to discuss the businesses and prospects of NewStar. We also have considered certain financial and stock market data of NewStar, and we have compared that data with similar data for companies with publicly traded equity securities in businesses we deemed relevant, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

Board of Directors

NewStar Financial, Inc.

October 16, 2017

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the Forecasts and the Tax Information that we have been directed to utilize in our analyses, we have been advised by the management of NewStar, and we have assumed, with your consent, that such Forecasts and Tax Information have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of NewStar and the other matters covered thereby and are appropriate for our use and reliance for purposes of our analyses and opinion. With respect to the Tax Information, including, without limitation, as to tax filings and potential tax refunds, we also have assumed, with your consent, that (i) all applicable tax filings and claims for refunds will be timely made on behalf of NewStar, (ii) such potential tax refunds will be received by NewStar in full in the amounts and at the times indicated by the management of NewStar, (iii) such potential tax refunds will be paid to NewStar’s stockholders in accordance with the terms of the Merger Agreement in the amounts and at the times contemplated therein without adjustment, delay or condition and (iv) the Tax Information regarding such tax filings, potential tax refunds, including the amounts and timing of such potential tax refunds, and any other tax matters relevant to the CVR or otherwise is consistent with the advice received by NewStar from its tax advisors. We express no opinion as to any Forecasts or Tax Information (including, without limitation, as to potential tax refunds or the amounts or timing thereof) or the assumptions on which they are based. We have relied, with your consent and without independent verification, upon the assessments of the management of NewStar as to, among other things, (A) the Asset Sale, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (B) the financial and other terms associated with the CVR, including, without limitation, the likelihood, amount and timing of payments pursuant to the CVR, (C) the potential impact on NewStar of certain market, competitive, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lending and asset management industries and related credit and financial markets and (D) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key sources of financing, employees and other commercial relationships of NewStar. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect on NewStar or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of NewStar or any other entity, nor have we been furnished for purposes of our analyses or opinion with any such evaluations or appraisals, and our analyses should not be construed as such. We are not appraisers or experts in the evaluation of, nor do we express any view or opinion as to, any loan portfolios or individual credit files or the adequacy or sufficiency of allowances for doubtful accounts and credit losses, provisions for loan losses, loan loss reserves or any other similar matters. We have been advised by the management of NewStar and therefore we have assumed, with your consent, that any such allowances, provisions and reserves are in the aggregate adequate and sufficient to cover such losses. We also have not been requested to make, and we have not made, an evaluation of the solvency or fair value of NewStar, First Eagle or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third-party consents, approvals, agreements or waivers in connection with the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed or occur that would have an adverse effect on NewStar or the Transaction or that otherwise would be meaningful in any respect to our analyses or opinion and that the Transaction will be consummated on or prior to March 31, 2018 and otherwise consummated in accordance with the terms of the Agreements and related documents and in

Board of Directors

NewStar Financial, Inc.

October 16, 2017

compliance with all applicable laws, documents and other requirements without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of NewStar have advised us, and we also have assumed, with your consent, that the terms of the Agreements, when executed, will conform in all material respects to the terms reflected in the drafts reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and have assumed that NewStar has or will obtain such advice or opinions from appropriate professional sources, and we have relied, with your consent, upon the assessments of representatives of NewStar as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without taking into account any premium or discount for control, liquidity or otherwise, including any illiquidity discount with respect to the CVR or any interest income on any undistributed portion of applicable tax refunds, and without regard to individual circumstances of specific holders with respect to any rights or aspects which may distinguish such holders or the securities of NewStar held by such holders. Our opinion does not in any way address any other consideration to be received in connection with the Transaction or related transactions or proportionate allocation or relative fairness. Our opinion also does not address the Asset Sale or any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms of, the Asset Sale, the form of the Merger Consideration or any terms, aspects or implications of any sub-advisory, investment management, servicing or other agreement, arrangement or understanding to be entered into in connection with, related to or contemplated by the Transaction, any related transactions or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation or other consideration to any officers, directors, employees or stockholders of any party to the Transaction or related transactions or any related entities, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. As you are aware, the credit, financial and stock markets, the industries and markets in which NewStar and its customers operate, and the trading prices of NewStar Common Stock, have experienced and continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on NewStar, NewStar Common Stock or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, reaffirm or withdraw this opinion. We are not expressing any opinion as to the actual value of the CVR when issued or actual payment amounts when received pursuant to the CVR or the prices at which NewStar Common Stock or other securities will trade or be transferable at any time, including following consummation of the Transaction. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of NewStar with respect to the acquisition of all or a part of NewStar; however, at the direction of the Board of Directors of NewStar, we have been requested, following public announcement of the Transaction and as contemplated by the terms thereof, to undertake a go-shop process on behalf of NewStar to solicit third-party indications of interest in the acquisition of NewStar. Our opinion does not address the relative merits of the Transaction or related transactions as compared to alternative transactions or strategies that might be available to NewStar, nor does it address the underlying business decision of the Board of Directors of NewStar or NewStar to proceed with the Transaction or related transactions.

We have acted as financial advisor to NewStar in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Transaction. We also became entitled to receive a fee upon the rendering of our opinion and may receive an additional fee payable at the sole

Board of Directors

NewStar Financial, Inc.

October 16, 2017

discretion of NewStar upon consummation of the Transaction. In addition, NewStar has agreed to reimburse our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services unrelated to the Transaction to certain investors in First Eagle, including Corsair Capital LLC (“Corsair”), Arnhold and S. Bleichroeder Holdings Inc. (“Bleichroeder”) and The Blackstone Group L.P. (“Blackstone” and, together with Corsair, Bleichroeder, First Eagle, First Eagle Holdings, FE Holdco and their respective investors, the “First Eagle Group”), and to certain other parties involved in the Transaction and related transactions, and/or certain of their respective affiliates, portfolio companies, sub-advisors, managers and/or managed or related entities, including GSO Capital Partners LP and FS Investment Corporation (all such parties or entities, together with the First Eagle Group, collectively, the “Excluded Holders”), for which services we and our affiliates have received and would expect to receive compensation, including, during the past two years, having acted or acting as (i) with respect to Bleichroeder, lead arranger, administrative agent and an underwriter for certain debt offerings of certain portfolio companies of Bleichroeder and (ii) with respect to Blackstone, (A) financial advisor to certain portfolio companies of Blackstone in connection with merger and acquisition transactions, (B) co-manager, lead or joint bookrunner, joint arranger, administrative agent and/or underwriter for certain equity and debt offerings of Blackstone and/or certain of its affiliates and portfolio companies and (C) co-manager, co-lead manager, joint lead bookrunner, joint arranger and/or administrative agent for, and/or as a lender under or participant in, certain securitization, currency, block trade and derivatives transactions and credit facilities of Blackstone and certain of its portfolio companies. As you also are aware, one of NewStar’s directors currently (i) is a member of the boards of directors of Credit Suisse Group AG and certain of its affiliates and serves as chairman of the board of directors of Credit Suisse Securities (USA) LLC and (ii) serves as a senior advisor and vice chairman of Corsair Investments LLC and as a member of its investment committee. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of NewStar, First Eagle, the other Excluded Holders or any other entity that may be involved in the Transaction or related transactions and certain of their respective affiliates (and portfolio companies or managed or related entities, as applicable), as well as provide investment banking and other financial services to such entities.

It is understood that this letter is for the information of the Board of Directors of NewStar (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of NewStar Common Stock (other than the Excluded Holders and their respective affiliates) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

Annex D

[Letterhead of Houlihan Lokey Capital, Inc.]

October 16, 2017

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, MA 02116

Attn: Board of Directors

Dear Board of Directors:

We understand that NewStar Financial, Inc. (the “Company”) intends to enter into (i) an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and between GSO Diamond Portfolio Holdco LLC (“Asset Buyer”) and the Company pursuant to which, among other things and as described more fully in the Asset Purchase Agreement, the Company will sell (the “Asset Sale”) to the Buyer certain loan and other assets (the “Purchased Assets”) subject to certain liabilities and obligations arising under the Purchased Assets in exchange for $2,370,700,000 in cash (the “Purchase Price for the Purchased Assets”), subject to adjustment as provided in the Asset Purchase Agreement as to which we express no opinion and (ii) an Agreement and Plan of Merger (the “Merger Agreement” and, together with the Asset Purchase Agreement, the “Agreements”) by and among First Eagle Holdings, Inc. (“Parent”), FE Holdco, LLC, a wholly owned subsidiary of Parent (“Buyer”), FE Merger Sub, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and the Company pursuant to which, among other things and as described more fully in the Merger Agreement, immediately following the Asset Sale, (a) Merger Sub will merge with the Company (the “Merger” and, together with the Asset Sale as a single, unitary transaction, the “Transaction”), and (b) each outstanding share of the Common Stock, par value $0.01 per share (“Common Stock”), of the Company will be converted into the right to receive $11.44 in cash (the “Closing Per Share Cash Consideration”) and one contractual contingent value right (a “Contingent Value Right” and, together with the Closing Per Share Cash Consideration, the “Consideration”) representing the right to receive certain contingent payments following the receipt by the Company after the consummation of the Transaction of certain tax refunds as set forth in, and subject to the terms and conditions of, the applicable provisions of the Merger Agreement.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock, other than Corsair Capital LLC (“Corsair”), GSO Capital Partners LP (“GSO”), The Blackstone Group L.P. (“Blackstone”), and their respective affiliates (collectively, the “Excluded Stockholders”), pursuant to the Merger Agreement in connection with the Transaction is fair to such holders (other than the Excluded Stockholders) from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft, dated October 15, 2017, of the Asset Purchase Agreement and a draft, dated October 15, 2017, of the Merger Agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the years ending December 31, 2017 through 2020 (the “Projections”);

4.	reviewed certain estimates prepared by the management of the Company with the assistance of the Company’s tax advisors regarding the probability, timing and amounts of the contingent payments that will be paid pursuant to the Contingent Value Rights (the “CVR Estimates”);

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

6.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant; and

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, we have been advised, and we have assumed, that (i) the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial results and condition of the Company and (ii) the CVR Estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the probability, timing and amounts of the contingent payments that will be paid pursuant to the Contingent Value Rights. We have assumed that the Projections and the CVR Estimates provide a reasonable basis on which to evaluate the Company and the Transaction and, with your approval, used and relied upon the Projections and the CVR Estimates for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections, the CVR Estimates or the respective assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. With your consent, we have assumed that any adjustments to the Purchase Price for the Purchased Assets pursuant to the Agreements or otherwise would not be material to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreements and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Agreements will not differ in any respect from the drafts of the Agreements identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, including, without limitation, the loans being transferred in the Asset Sale, nor were we provided with any such appraisal in connection with this Opinion. We did not make an independent evaluation of the adequacy of the Company’s allowances for loan or credit losses, nor have we reviewed any individual loan files, credit memos or assigned asset values. You have advised us that, in the absence of the Transaction, the Company is not contemplating sales of assets that would generate losses that could be used to offset past or future taxes payable on its income and, at your direction, for purposes of our analyses and this Opinion, we have assumed that such potential losses will not be realized or utilized by the Company on a standalone basis and, consequently, have no current value to the Company. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. We note that, for purposes of this Opinion, we did not rely upon a review of the publicly available financial terms of other transactions because we did not identify a sufficient number of relevant transactions in which we deemed the acquired companies to be sufficiently similar to the Company.

In connection with the rendering of this Opinion, we have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction or any portion or aspect thereof, the securities, assets, business or operations of the Company or any other party, or any alternatives to the Transaction or any portion or aspect thereof, (b) negotiate the terms of the Transaction or any portion or aspect thereof, (c) assist the Company in structuring the Transaction or any portion or aspect thereof, or (d) advise the Board, the Company or any other party with respect to alternatives to the Transaction or any portion or aspect thereof.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, including potential changes in U.S. trade and tax laws, regulations and government policies and the enforcement thereof as have been or may be proposed by parts of the federal government. We are not expressing any opinion as to the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or any portion or aspect thereof or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Asset Buyer, Buyer, Parent or any other party that may be involved in the Transaction or any portion or aspect thereof and their respective affiliates or any currency or commodity that may be involved in the Transaction or any portion or aspect thereof. In addition, we understand that ORIX Corporation, a stockholder of Houlihan Lokey, and/or one or more of its affiliates, is (i) a participant in a syndicated loan to First Eagle (as defined below), (ii) an investor in an investment fund that is a member of the GSO Group (as defined below) and (iii) is a lender or a participant in syndicated loans to, and is a limited partner of, one or more members of the Blackstone Group (as defined below).

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to the Company, First Eagle Investment Management, Inc., an affiliate of Parent (“First Eagle”), or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, First Eagle (collectively, with First Eagle, the “First Eagle Group”), and/or GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, GSO (collectively, with GSO, the “GSO Group”), and/or Blackstone, an affiliate of First Eagle and GSO, or one or more security holders or affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Blackstone (collectively, with Blackstone, the “Blackstone Group”) for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Among other things Houlihan Lokey has (i) acted as financial advisor to the Company in connection with its sale of its equipment finance business, which transaction closed in December 2016, (ii) acted as financial advisor to Seneca Mortgage Servicing LLC (“Seneca”), a member of the GSO Group, in connection with its sale of mortgage servicing rights, which transaction closed in September 2017, (iii) acted as financial advisor to GSO in connection with the sale by Seneca of certain assets, which transaction closed in August 2016, (iv) acted as financial advisor to Multi Corporation, a member of the Blackstone Group, in its sale of a majority interest in OPG Center-Parking GmbH, which transaction closed in February 2016, (v) acted as financial advisor to a member of the Blackstone Group, in connection with its sale of its German real estate portfolio, which occurred in 2016, (vi) acted as a co-manager for a follow-on offering of equity securities by Extended Stay America, a member of the Blackstone Group, in November 2015, and (vii) acted as financial advisor to a creditor group, of which an affiliate of GSO was a member, in connection with its interests as a creditor of Smile Brands Group, Inc., which representation was completed in November 2015. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Asset Buyer, Buyer, Parent, members of the First Eagle Group, the GSO Group, the Blackstone Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders (including, without limitation, Corsair (together with security holders and affiliates of, and/or portfolio companies of investment funds affiliated or associated with, Corsair, the “Corsair Group”) in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by First Eagle, GSO, Blackstone, Corsair, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Asset Buyer, Buyer, Parent, members of the First Eagle Group, the GSO Group, the Blackstone Group or the Corsair Group, other participants in the Transaction or any portion or aspect thereof or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Houlihan Lokey has acted as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In addition, pursuant to the Company’s request, following the execution of the Agreements we will assist the Company in soliciting proposals from third parties regarding a sale, merger, business combination or other similar transaction involving the Company or a revised transaction with Parent and may become entitled to fees upon the rendering of an opinion with respect to, and upon the consummation of, any such transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock other than the Excluded Stockholders of the Consideration to be received by such holders (other than the Excluded Stockholders) pursuant to the Merger Agreement in connection with the Transaction and does not address any other aspect or implication of the Transaction or any portion or aspect thereof, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction or any portion or aspect thereof, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction, including the form and structure of the Consideration, or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Transaction taken separately and not as a single, unitary transaction, including, without limitation, the fairness of the Purchase Price for the Purchased Assets to be received by the Company in the Asset Sale or the fairness of the Consideration to be received by the holders of Common Stock in the Merger taken separately and not as part of a single, unitary transaction, (v) the relative merits of the Transaction or any portion or aspect thereof, as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à -vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vii) whether or not the Company, Asset Buyer, Buyer, Parent, Merger Sub, any of their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, or any portion thereof, (viii) the solvency, creditworthiness or fair value of the Company, Asset Buyer, Buyer, Parent, Merger Sub or any other participant in the Transaction, or any portion or aspect thereof, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, or any portion thereof, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, with the consent of the Board, we have relied on the assessments by the Board, the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction, any portion or aspect of the Transaction, or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock other than the Excluded Stockholders pursuant to the Merger Agreement in connection with the Transaction is fair to such holders (other than the Excluded Stockholders) from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

Annex E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal Rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 001-33211

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-2157878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 848-2500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of June 30, 2016, the last business day of our most recently completed second fiscal quarter, the aggregate market value of the voting stock held by non-affiliates was $194,956,040, based on the number of shares held by non-affiliates of the registrant as of June 30, 2016, and based on the reported last sale price of common stock on June 30, 2016. This calculation does not reflect a determination that persons are affiliates for any other purposes.

As of February 27, 2017, 42,675,647 shares of common stock, par value of $0.01 per share, were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Registrant’s Definitive Proxy Statement to be filed with the Securities and Exchange Commission (“SEC”) pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to the Registrant’s Annual Meeting of Stockholders scheduled to be held May 16, 2017 are incorporated by reference into Part III of this Form 10-K. With the exception of the portions of the Proxy Statement specifically incorporated herein by reference, the Proxy Statement is not deemed to be filed as part of this Form 10-K.

Forward-Looking Statements

Statements in this Annual Report about our anticipated financial condition, results of operations, and growth, as well as about the future development of our products and markets and the future performance of the financial markets in general, are forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events and circumstances, including the timing and amount of any future dividend payments. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors. As you read this Annual Report, you should understand that these statements are not guarantees of performance or results. They involve risks and uncertainties that are beyond our control. Important information about the bases for our assumptions and factors that may cause our actual results and other circumstances to differ materially from those described in the forward-looking statements are discussed in Item 1A. “Risk Factors” and generally throughout this Annual Report.

PART I

Item 1.	Business

Overview

NewStar Financial, Inc. (which is referred to throughout this Annual Report as “NewStar”, “the Company”, “we” and “us”) is an internally-managed, commercial finance company with $6.7 billion of assets managed across two complementary business lines- middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle market by offering a range of flexible debt financing options. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit.

We believe these lending activities require specialized skills and transaction experience, as well as, a significant investment in personnel and operating infrastructure. To meet these demands, our loans and leases are originated directly by teams of credit-trained bankers organized around key industry and market segments. These teams are supported by centralized credit management and operating platforms. This structure enables us to leverage common standards, systems, and industry and professional expertise across multiple businesses.

We target our marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. Our origination network is national in scope and we target companies with business operations across a broad range of industry sectors. We employ highly experienced bankers and credit professionals to identify and structure new lending opportunities and manage customer relationships. We believe that the quality of our professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position us to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

Our emphasis on direct origination is an important aspect of our marketing and credit strategy. Our national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows us to be highly selective in our credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. Our direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides us with direct access to management teams and enhances our ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows us to negotiate transaction terms directly with borrowers and, as a result, advise our customers on financial strategies and capital structures, which we believe benefits our credit performance.

The Company typically provides financing commitments to companies in amounts that range in size from $15 million to $50 million. The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and our role in the transaction. We also selectively arrange larger transactions that we may retain on our balance sheet or syndicate to other lenders, which may include funds that we manage for third party institutional investors. By syndicating loans to other lenders and our managed funds, we are able to provide larger financing commitments to our customers and generate fee income, while limiting our risk exposure to single borrowers. From time to time, however, our balance sheet exposure to a single borrower exceeds $35 million.

Beginning in January 2016, our operations were divided into two reportable segments that represent our core businesses, Commercial Lending and Asset Management.

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers.

The Asset Management segment represents our investment advisory activities which are focused on providing opportunities for qualified investors to invest in a range of credit funds managed by the Company. The Asset Management segment manages a series of private credit funds that co-invest in middle market loans originated through our established direct lending platform. Additionally, in October 2015, NewStar acquired Boston-based Feingold O’Keeffe Capital, LLC (“FOC Partners”), a boutique credit manager with $2.3 billion of assets under management, to expand its existing asset management capabilities. NewStar operates FOC Partners as NewStar Capital. Through this wholly-owned subsidiary, the Company manages over $2 billion in assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

Information regarding revenues, profits and losses and total assets of these segments can be found in the financial statements in Item 8.

NewStar is a Delaware corporation that was incorporated in 2004. Our principal executive office is located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, and our telephone number is (617) 848-2500. We maintain a website at www.newstarfin.com.

Commercial Lending

During 2016, the Company sold its asset based lending business, NewStar Business Credit LLC (“Business Credit”) and the assets of NewStar Equipment Finance (“Equipment Finance”) and the related platform. The sale of these lending platforms demonstrated a continuation of the Company’s transformation from a bank-styled, diversified commercial finance company into a more specialized middle market direct lender with a focus on managing assets for institutional investors. In addition to the sale, the Company has accelerated the disposition of the real estate portfolio. This reflects the Company’s strategic decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding.

Leveraged Finance

Through our Leveraged Finance group, the Company provides senior, secured cash flow loans and, to a lesser extent, first out, second lien and unitranche loans, to middle market companies. These companies are typically backed by established private equity groups that manage large investment funds and have proven investment track records. The proceeds of these loans are used primarily for acquisitions, recapitalizations and refinancing or other general corporate purposes. The Leveraged Finance group also provides senior secured loans to larger middle market companies with greater financing needs by participating in larger credit facilities with other lenders as a member of a syndicate.

We believe that private equity backed companies represent an attractive segment of the overall market for financing middle market companies. Commonly known as sponsored lending, this financing segment is large, often representing 30-40% of total middle market lending measured by new loan volume. Transaction activity in this financing segment is driven by an estimated 600 private equity firms in the US that specialize in investing in middle market companies. By focusing our origination activity on this universe of firms, the Company seeks to leverage its direct origination effort into significant transaction flow, as each firm typically completes several transactions per year.

We believe that NewStar is among the most active lenders focused on financing private equity backed companies in the middle market. We have established a recognized brand in the market with a reputation as a smart, reliable lender that is responsive, consistent and constructive. Since inception, the Company has funded loans totaling more than $13.7 billion related to approximately 650 transactions backed by approximately 250 different financial sponsors. We develop new customer relationships and source our loans primarily through the direct marketing and origination efforts of our bankers. The Company’s bankers call directly on prospective clients and referrals sources from this network of offices. They have established relationships with a wide range of prospective customers and referral sources, including approximately 200 private equity groups with investment strategies focused on the middle market, mid-sized companies, corporate executives, banks, other non-bank “club” lenders, and investment banks. To a lesser extent, we may also source loans and other debt products by participating in larger credit facilities syndicated by other lenders.

We generally compete for lending opportunities on the basis of our reputation and transaction experience. In December of 2014, NewStar formed a strategic relationship with GSO Capital (“GSO”), the credit division of Blackstone, and Franklin Square Capital Partners (“Franklin Square”), one of the largest managers of business development companies. As part of this relationship, funds managed by Franklin Square and sub-advised by GSO purchased $300 million of 8.25% subordinated notes due 2024 with warrants exercisable for 12 million shares of our common stock at an exercise price of $12.62 (the “warrants”). The Company used the proceeds from these issuances to enhance its ability to originate and lead transactions. In addition, our relationship with GSO has resulted in cross-referral and co-lending opportunities, provided us with access to new channels of origination, and enabled us to provide larger capital commitments and a more complete set of financing options to our clients. We believe that our strategic relationship will continue to help us compete more effectively for lending opportunities by enabling us to provide larger credit commitments and “one-stop” financing solutions to customers comprised of unitranche loans or a combination of senior and junior debt capital in partnership with GSO or Franklin Square.

NewStar offers a range of senior debt financing options, including revolving credit facilities, term loans and other debt products secured by a variety of business assets. Loans are typically structured to mature in five to six years and require monthly or quarterly interest payments at variable rates based on a spread to LIBOR or the prime rate, many with interest rate floors. Through our strategic relationship, we also seek to offer a more complete range of debt financing options, including second lien term loans, unitranche term loans, subordinated notes and, to a lesser extent, private equity co-investments.

We target mid-sized companies operating in a broad range of industries and market segments where we believe that we have competitive advantages and significant lending and underwriting experience, including:

•	healthcare;

•	manufacturing and industrial;

•	financial services;

•	energy/chemical services;

•	printing/publishing;

•	consumer, retail and restaurants; and

•	business and technology services.

Our loans and other debt products, which may be part of larger credit facilities, typically range in size from $15 million to $50 million, although we generally limit the size of the loans that we retain to $25 million. In certain cases, however, our loans and debt products exceed $35 million. We also have the capability to arrange significantly larger transactions which we syndicate to other lenders, including funds that we manage. As a result of syndication and asset management activities, our exposure to certain loans and other debt products exceeds $35 million from time to time through “Loans held-for-sale,” which represent amounts in excess of our target hold for investment position.

The Company has well established lending guidelines and transaction parameters. We focus on transactions with established companies that have strong market positions in targeted industry sectors. Our borrowers are typically unrated, but have credit profiles that we believe are comparable to B1/B2/B3 rated companies due to their limited size and use of leverage. The Company’s preference is generally to finance acquisitions and other productive uses of capital subject to structural parameters, such as maximum leverage, that can vary significantly depending on the facts and circumstances of each situation. Substantially all the Company’s loans have significant lender protections, including financial covenants that are set at levels with cushions to projected financial performance. They also typically include restrictive covenants and mandatory prepayment provisions that limit borrowers’ ability to incur additional indebtedness and make acquisitions. Many transactions also include an excess cash flow recapture provision, which is designed to accelerate debt repayment and de-leveraging.

NewStar is also selective in targeting transaction sponsors, focusing on more established firms with between $500 million and several billion dollars of committed capital managed across multiple funds. The Company invests significant resources in developing relationships with target sponsors and understanding their respective investment strategies, performance track records, access to capital, and industry focus, as well as the backgrounds of their investment professionals. Our management believes that a significant factor in the Company’s success has been the quality of its private equity franchise and the breadth of relationships it has developed with private equity firms. In many cases, the relationships that members of our management have with investment professionals at these firms extend from early in their professional careers. We believe the value created by our private equity relationships is reflected in the transaction flow that the Company generates and in the repeat business we have experienced with targeted sponsors.

NewStar’s origination and credit strategies are strongly influenced by industry dynamics. The Company has invested in the development of an experienced staff of portfolio managers with deep industry expertise responsible for covering nine broad industry sectors. These portfolio managers maintain extensive networks of industry contacts in their respective industries and employ a research-driven framework to develop insights into these sectors intended to guide origination strategy and credit selection.

As of December 31, 2016, our Leveraged Finance loan portfolio (including the Arch Street loan portfolio) totaled $3.9 billion in funding commitments and $3.6 billion in balances outstanding, representing 99.7% of our loan portfolio. This represented 388 transactions with an average balance outstanding of approximately $9.3 million. During 2016, we originated $1.9 billion of new loans, of which we retained $1.1 billion and originated $0.8 billion for credit funds. As of December 31, 2016, our exposure to energy (oil & gas) was approximately $41.1 million or 1.2% of balance sheet assets.

Real Estate

We made the strategic decision to exit the real estate line of business in 2016 as we faced increased competition from banks and other lenders with access to lower cost of funding. As of December 31, 2016 our Real Estate loan portfolio totaled $11.0 million in funding commitments and $10.6 million in balances outstanding, representing 0.3% of our total loan portfolio. This represents our only remaining real estate lending relationship. During 2016, we did not originate any new commercial real estate loans.

Asset Management

As a registered investment adviser, NewStar offers investment products for qualified institutions to invest in private credit funds managed by the Company that employ credit oriented strategies, focused on middle market loans and liquid tradeable credit. Through its registered investment adviser subsidiary, NewStar Capital, the Company also manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

The Company’s asset management activities provide important financial and strategic benefits. We earn management fees for our role as the investment manager for funds that we manage. Compensation as investment manager is comprised of both base management fees and incentive fees. We also enjoy important strategic benefits from the management of certain types of credit funds because they allow us to provide more capital to our customers, while limiting our direct balance sheet risk. We believe this enhances our competitive position.

We believe that NewStar was among the first independent commercial finance companies to develop an asset management platform to provide investment strategies targeting middle market loans. The Company launched its first fund in 2005, which was called NewStar Credit Opportunities Fund (“NCOF”) to co-invest in loans originated by the Company. The fund was levered to support an investment portfolio of $600 million using bank credit facilities to support the initial ramp-up followed by a securitization. The Company launched its second fund, the $300 million Arlington Fund in 2013. It was increased to $400 million in 2014, and also employed leverage through a loan securitization. The Company closed its third fund, a $400 million levered fund known as the Clarendon Fund in 2014, with an anchor equity investment from funds sponsored by Franklin Square and sub-advised by GSO. The Company closed its fourth fund, a $505 million levered fund known as the Berkeley Fund during 2016.

In October 2015, we acquired Boston-based FOC Partners, a boutique credit manager and also a registered investment adviser. We operate FOC Partners as a wholly owned subsidiary under the name NewStar Capital. NewStar Capital manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds. During 2016, NewStar Capital completed a $410 million broadly syndicated loan securitization known as Arch Street.

The Company’s managed funds are allocated a portion of the middle market loans we originate based on an established allocation policy that defines a set of rules for managing this activity. We are currently allocating loans to the Arlington, Berkeley and Clarendon Funds.

As of December 31, 2016, NewStar’s managed assets totaled $6.7 billion with $3.2 million managed within commercial lending, $1.3 billion managed within asset management middle market direct lending and $2.2 billion within liquid, tradeable credit.

Our asset management income was approximately $13.4 million in 2016 and $6.7 million in 2015.

Loans and Other Debt Products

Senior secured cash flow loans

Our senior secured cash flow loans are provided by our Leveraged Finance group. We underwrite these loans based on the cash flow, profitability and enterprise value of the borrower, with the value of any tangible assets as secondary protection. These loans are generally secured by a first-priority security interest in all or substantially all of the borrowers’ assets and, in certain transactions, the pledge of their common stock.

As of December 31, 2016, senior secured cash flow loans totaled $3.7 billion in funding commitments and $3.4 billion in balances outstanding, representing 93.6% of our loan portfolio.

Senior secured asset-based loans

Our senior secured asset-based loans are secured by a first-priority lien on tangible assets and have a first-priority in right of payment. Senior secured asset-based loans are typically advanced under revolving credit facilities against a borrowing base comprised of collateral, including eligible accounts receivable, inventories and other long-term assets.

As of December 31, 2016, senior secured asset-based loans totaled $32.8 million in funding commitments and $29.2 million in balances outstanding, representing 0.8% of our loan portfolio.

First mortgage loans

Our first mortgage loans are provided by our Real Estate group and are secured by a mortgage bearing a first lien on the real property serving as collateral. Our first mortgage loans require borrowers to demonstrate satisfactory collateral value at closing through a third party property appraisal and typically contain provisions governing the use of property operating cash flow and disbursement of loan proceeds during the term of the loan.

As of December 31, 2016, first mortgage loans totaled $11.0 million in funding commitments and $10.6 million in balances outstanding, representing 0.3% of our loan portfolio.

Other

Our other loans and debt products are categorized as $110.9 million of senior subordinated asset-based (which are equal as to collateral and subordinate as to right of payment to other senior lenders), $71.6 million of second lien (which are second liens on all or substantially all of a borrower’s assets, and in some cases, junior in right of payment to senior lenders), and $6.6 million of mezzanine/subordinated (which are subordinated as to rights to collateral and right of payment to senior lenders).

Loan Portfolio

The Company’s loan portfolio is comprised of loans, leases and other debt products. As of December 31, 2016, the loan portfolio totaled approximately $3.9 billion of funding commitments, representing $3.6 billion of balances outstanding and $0.3 billion of funds committed but undrawn as of December 31, 2016. Consistent with our strategy to focus on senior secured lending, first lien senior debt represented 94.7% of the portfolio.

As of December 31, 2016, we had 11 loans with outstanding balances greater than $25.0 million. In most of these cases, we either sought to maximize our potential recovery of the outstanding principal by adding to our position through a workout or our hold size increased as a result of a portfolio purchase, syndication or through asset management activities. As of December 31, 2016, we had one impaired loan that had an outstanding balance greater than $20 million. As of December 31, 2016 our largest outstanding loan was 0.84% of our loan portfolio, and the top ten outstanding loans comprised 7.6% of our loan portfolio.

Loan Portfolio Overview

The following tables present information regarding the outstanding balances of our loans and other debt products:

	December 31,
	2016		2015		2014
	($ in thousands)
Composition Type
Senior secured cash flow	$3,362,638	93.6%	$3,008,829	78.6%	$2,044,126	77.9%
Senior secured asset-based	29,213	0.8	534,980	14.0	383,584	14.7
First mortgage	10,624	0.3	100,732	2.6	105,394	4.0
Other	189,091	5.3	185,856	4.8	90,333	3.4

Total	$3,591,566	100.0%	$3,830,397	100.0%	$2,623,437	100.0%

	December 31,
	2016	2015	2014
	($ in thousands)
Composition by Lending Group
Leveraged Finance	$3,580,942	$3,214,131	$2,134,459
Business Credit	—	342,281	286,918
Real Estate	10,624	100,732	105,394
Equipment Finance	—	173,253	96,666

Total	$3,591,566	$3,830,397	$2,623,437

	December 31, 2016
	Percentage of Leveraged Finance	Percentage of Loan Portfolio
Leveraged Finance by Industry
Industrial/other	15.3%	13.5%
Other business services	14.0	12.4
Financial services	14.0	12.4
Auto/Transportation	9.7	8.5
Manufacturing—consumer durable	6.2	5.5
Manufacturing—consumer non-durable	5.8	5.1
Consumer services	5.4	4.8
Healthcare	5.0	4.4
Tech services	4.1	3.7
Energy/Chemical Services	3.6	3.2
Cable/Telecom	3.1	2.7
Environmental services	3.0	2.7
Restaurants	2.9	2.6
Marketing services	2.4	2.2
Retail	2.0	1.8
Printing/Publishing	1.9	1.6
Entertainment/Leisure	0.9	0.8
Building materials	0.7	0.6

Total	100.0%	88.5%

	December 31, 2016
	Percentage of Real Estate	Percentage of Loan Portfolio
Real Estate by Property Type
Retail	100.0%	0.3%

Total	100.0%	0.3%

	December 31, 2016
	Percentage of Asset Management Portfolio	Percentage of Loan Portfolio
Asset Management Balance Sheet Portfolio by Moody’s
High Tech Industries	10.5%	1.2%
Services: Business	10.5	1.2
Retail	10.1	1.1
Healthcare & Pharmaceuticals	8.4	1.0
Chemicals, Plastics, & Rubber	6.3	0.7
Telecommunications	4.9	0.6
Beverage, Food & Tobacco	4.5	0.5
Media: Advertising, Printing & Publishing	4.4	0.5
Construction & Building	4.2	0.5
Media: Broadcasting & Subscription	3.7	0.4
Banking, Finance, Insurance & Real Estate	3.7	0.4
Hotel, Gaming & Leisure	3.2	0.4
Utilities: Electric	3.1	0.4
Consumer goods: Non-durable	3.0	0.3
Automotive	3.0	0.3
Services: Consumer	2.9	0.3
Containers, Packaging & Glass	2.6	0.3
Energy: Oil & Gas	2.1	0.2
Media: Diversified & Production	1.5	0.2
Environmental Industries	1.4	0.1
Consumer goods: Durable	1.2	0.1
Aerospace & Defense	1.2	0.1
Wholesale	0.9	0.1
Transportation: Consumer	0.8	0.1
Capital Equipment	0.7	0.1
Energy: Electricity	0.5	0.1
Transportation: Cargo	0.3	0.0
Metals & Mining	0.2	0.0
Forest Products & Paper	0.2	0.0

Total	100.0%	11.2%

The table below shows the final maturities of our loan portfolio as of December 31, 2016:

	Due in One Year or Less	Due in One to Five Years	Due After Five Years	Total
	($ in thousands)
Senior secured cash flow	$66,852	$2,080,237	$1,215,549	$3,362,638
Senior secured asset-based	9,477	—	19,736	29,213
First mortgage	—	10,624	—	10,624
Other	5,603	32,011	151,477	189,091

Total	$81,932	$2,122,872	$1,386,762	$3,591,566

The table below shows the outstanding balances of fixed-rate and adjustable-rate loans and other debt products as of December 31, 2016:

	Fixed- Rate	Adjustable- Rate(1)(2)	Total
	($ in thousands)
Senior secured cash flow	1,308	3,361,330	3,362,638
Senior secured asset-based	—	29,213	29,213
First mortgage	—	10,624	10,624
Other	—	189,091	189,091

Total	1,308	3,590,258	3,591,566

(1)	As of December 31, 2016, we had interest rate floors on $3.2 billion of adjustable-rate loans outstanding with an average floor of 1.02%.
(2)	As of December 31, 2016, adjustable-rate loans include $99.2 million of non-accrual loans.

Recent Developments

Dividend Policy

On February 14, 2017, our Board of Directors initiated a quarterly cash dividend. The first cash dividend of $0.02 per share is expected to be paid on March 17, 2017 to stockholders of record on March 2, 2017. While it is the Company’s intention to pay quarterly cash dividends for the foreseeable future, the amount, timing and frequency of any future dividend payments remains in the discretion of our Board of Directors, taking into account our financial condition and results of operation, our capital needs, market conditions and other factors that the board considers appropriate at the time. In addition, the indenture governing our senior notes imposes certain limitations on our ability to declare and pay dividends on our common stock or to make other restricted payments, including repurchasing our common stock. Such limitations are calculated in part by reference to our consolidated net income, as calculated under the indenture. Our ability to declare dividends for future periods thus depends on both our earnings and the amount of prior dividends, stock repurchases and other restricted payments.

Stock Repurchase Program

On December 9, 2016, our Board of Directors authorized the repurchase of up to $30.0 million of our common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The new repurchase program, commenced immediately following the expiration of the prior stock repurchase program, which was authorized on October 7, 2015, amended on February 10, 2016 and expired on December 31, 2016. The new repurchase program will expire on December 31, 2017 unless extended by the Board and may be suspended or discontinued at any time without notice.

Sale of NewStar Equipment Finance assets and related platform

On December 1, 2016, the Company sold the assets of Equipment Finance and related platform to a third party and exited the business. The sale of equipment finance portfolio was the result of the Company’s decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding. The sale resulted in a gain of $6.7 million, before transaction related costs of $4.3 million. The net gain is recorded in non-interest income on the accompanying consolidated statement of operations. In connection with the sale of the assets of Equipment Finance, the Company established a contingent liability to cover any potential credit indemnification costs resulting from actual credit losses incurred on the assets sold.

Sale of NewStar Business Credit LLC

On March 31, 2016, the Company sold its asset based lending business, Business Credit to a third party. The Company opted to sell Business Credit because it was faced with challenges from increasing competition with access to lower cost of funding. The sale resulted in a gain of $22.5 million, before transaction related costs of $2.5 million. The net gain is recorded in non-interest income on the accompanying consolidated statement of operations.

Competition

Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We currently compete with a large number of financial services companies, including:

•	specialty and commercial finance companies, including business development companies;

•	private investment funds and hedge funds;

•	national and regional banks;

•	investment banks; and

•	insurance companies.

The markets in which we operate are fragmented. We compete based on the following factors, which vary by industry, asset class and property types:

•	the interest rates and other pricing and/or loan or other debt product terms;

•	the quality of our people and their relationships;

•	our knowledge of our customers’ industries and business needs;

•	the flexibility of our product offering;

•	the responsiveness of our process; and

•	our focus on customer service.

Regulation

Some aspects of our operations are subject to supervision and regulation by state and federal governmental authorities and may be subject to various laws and regulations imposing various requirements and restrictions, which, among other things:

•	regulate credit granting activities, including establishing licensing requirements in some jurisdictions;

•	establish the maximum interest rates, finance charges and other fees we may charge our customers;

•	govern secured transactions;

•	require specified information disclosures to our customers;

•	set collection, foreclosure, repossession and claims handling customer procedures and other trade practices;

•	regulate our customers’ insurance coverage;

•	prohibit discrimination in the extension of credit and administration of our loans; and

•	regulate the use and reporting of information related to a customer’s credit experience.

Many of our competitors are subject to more extensive supervision and regulation. If we were to become subject to similar supervision or regulation in the future, it could impact our ability to conduct our business.

During 2012, we registered as an investment adviser under the Investment Adviser Act of 1940 (the “Advisers Act”) as a result of SEC rules promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Company and its investment management subsidiary, NewStar Capital, are registered investment advisors. The Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, disclosure obligations and record-keeping, operational and marketing requirements. Registered investment advisers are required by the SEC to adopt and implement written policies and procedures designed to prevent violations of the Advisers Act and to designate a chief compliance officer responsible for administering these policies and procedures. The SEC is authorized to institute proceedings and impose sanctions for violations for the Advisers Act, which may include fines, censure or the suspension or termination of an investment adviser’s registration.

Employees

As of December 31, 2016, we employed 69 people compared to 122 people at December 31, 2015. At December 31, 2016, our origination group had 15 employees, including 9 bankers who were either managing directors, directors or vice presidents, and six associates and analysts. Our credit organization had 15 employees, including eight managing directors. We employed 29 people who were involved in operational or administrative roles. NewStar Capital employs 10 employees, including nine investment management professionals. We believe our relations with our employees are good. We had 68 employees as of February 27, 2017.

Available Information

NewStar files Annual, Quarterly and Current Reports, proxy statements and other information with the Securities and Exchange Commission (SEC). These documents are available free of charge at www.newstarfin.com shortly after such material is electronically filed with or furnished to the SEC. In addition, NewStar’s codes of business conduct and ethics as well as the various charters governing the actions of certain of NewStar’s Committees of its Board of Directors, including its Audit Committee, Risk Policy Committee, Compensation Committee and its Nominating and Corporate Governance Committee, are available at www.newstarfin.com. References to our website are not intended to incorporate information on our website into this Annual Report by reference.

We will provide to any shareholder, upon request and without charge, copies of these documents (excluding any applicable exhibits unless specifically requested). Written requests should be directed to: Investor Relations, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, Massachusetts 02116.

Item 1A.	Risk Factors

The following are important risks and uncertainties we have identified that could materially affect our future results. You should consider them carefully when evaluating forward-looking statements contained in this Annual Report and otherwise made by us or on our behalf because these contingencies could cause actual results and circumstances to differ materially from those projected in forward-looking statements. The Company’s actual future results and trends may differ materially depending on a variety of factors including, but not limited to, the risks and uncertainties discussed below. If any of those contingencies actually occurs, our business, financial condition and results of operations could be negatively impacted and the trading price of our common stock could decline.

Risks Related to Our Loan Portfolio and Lending Activities

We may not recover all amounts contractually owed to us by our borrowers resulting in charge-offs, impairments and non-accruals, which may exceed our allowance for credit losses and could negatively impact our financial results and our ability to secure additional funding.

We had net charge offs of $33.0 million of loans during 2016, and expect to have additional credit losses in the future through the normal course of our lending operations. If we were to experience a material increase in credit losses exceeding our allowance for loan losses in the future, our assets, net income and operating results would be adversely impacted, which could also lead to challenges in securing additional financing.

Like other commercial lenders, we experience delinquencies, impairments and non-accruals, which may indicate that our risk of credit loss for a particular loan has materially increased. When a loan is over 90 days past due or if management believes it is probable that we will be unable to collect principal and interest contractually owed to us, it is our policy to place the loan on non-accrual status and classify it as impaired. In certain circumstances, a loan can be classified as impaired, but continue to be performing as a result of a troubled debt restructuring.

As of December 31, 2016, we had delinquent loans of $21.1 million and had loans with an aggregate outstanding balance of $133.4 million classified as impaired. Of these impaired loans, loans with an aggregate outstanding balance of $99.2 million at December 31, 2016 were also on non-accrual status. These non-accrual loans had a carrying value of $92.9 million before specific reserves.

As of December 31, 2016, we had an allowance for credit losses of $51.4 million, including specific reserves of $19.8 million. Management periodically reviews the appropriateness of our allowance for credit losses. However, the history of our loans and leases makes it difficult to judge the expected credit performance of our loans and leases, as it may not be predictive of future losses. Our estimates and judgments with respect to the appropriateness of our allowance for credit losses may not be accurate, and the assumptions we use to make such estimates and judgments may not be accurate. Moreover, the estimates and judgments we make regarding workout loans are more sensitive to our assumptions regarding the appropriateness of our allowance for credit losses. Our allowance may not be adequate to cover credit or other losses related to our loans and leases as a result of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If we were to experience material credit losses related to our loans, such losses could adversely impact our ability to fund future loans and our business and, to the extent losses exceed our allowance for credit losses, our results of operations and financial condition would be adversely affected.

We may have hold positions that exceed our targets which may result in more volatility in the performance of our loan portfolio.

Our loans and other debt products, which may be part of larger credit facilities, typically range in size from $15 million to $50 million, although we generally limit the size of the loans that we retain to $25 million. In certain cases, however, our loans and debt products exceed $35 million. We also have the capability to arrange significantly larger transactions that we syndicate to other lenders, including funds that we manage. As a result of syndication and asset management activities, our exposure to certain loans and other debt products will exceed $35 million from time to time through “Loans held-for-sale,” which represent amounts in excess of our target hold for investment position. As of December 31, 2016, we had 11 loans that had an outstanding balance greater than $25 million. In each of these cases, we either sought to maximize our potential recovery of the outstanding principal by adding to our position through a workout or our hold size increased as a result of a portfolio purchase, syndication or through asset management activities. As of December 31, 2016, we had one impaired loan that had an outstanding balance greater than $20 million. If a borrower in one of these larger hold positions were to experience difficulty in adhering to the repayment terms of its loan with us, the negative impact to our results of operations and financial condition could be greater than a loan within our general size limits.

Disruptions in global financial markets have in the past increased, and may in the future cause, additional charge-offs, impairments and non-accruals in our loan portfolio, which may exceed our allowance for credit losses and could negatively impact our financial results.

Our business, financial condition and results of operations may be adversely affected by the economic and business conditions in the markets in which we operate. Delinquencies, non-accruals and credit losses generally increase during economic slowdowns or recessions. Our loan portfolio primarily consists of loans and leases to medium-sized businesses that may be particularly susceptible to economic slowdowns or recessions and may be unable to make scheduled payments of interest or principal on their borrowings during these periods. Therefore, to the extent that economic and business conditions are or become unfavorable, our non-performing assets are likely to remain elevated and the value of our loan portfolio is likely to decrease. Adverse economic conditions also may decrease the estimated value of the collateral, securing some of our loans or other debt products. Further or prolonged economic slowdowns or recessions could lead to financial losses in our loan portfolio and a decrease in our net interest income, net income and book value.

We make loans primarily to privately-owned, medium-sized companies that may carry more inherent risk and present an increased potential for loss than loans to larger companies.

Our loan portfolio consists primarily of loans to medium-sized, privately-owned companies, most of which do not publicly report their financial condition. Compared to larger, publicly-traded firms, loans to these types of companies may carry more inherent risk. The companies that we lend to generally have more limited access to capital and higher funding costs, may be in a weaker financial position, may need more capital to expand or compete, and may be unable to obtain financing from public capital markets or from traditional sources, such as commercial banks. Accordingly, loans and leases made to these types of customers involve higher risks than loans and leases made to companies that have larger businesses, greater financial resources or are otherwise able to access traditional credit sources. Numerous factors may make these types of companies more vulnerable to variations in results of operations, changes impacting their industry and changes in general market conditions. Companies in this market segment also face intense competition, including from companies with greater financial, technical, managerial and marketing resources. Any of these factors could impair a customer’s cash flow or result in other adverse events, such as bankruptcy, which could limit a customer’s ability to make scheduled payments on our loans and leases, and may lead to losses in our loan portfolio and a decrease in our net interest income, net income and book value.

Additionally, because most of our customers do not publicly report their financial condition, we are more susceptible to a customer’s fraud, which could cause us to suffer losses on our loan portfolio. The failure of a customer to accurately report its financial position, compliance with loan covenants or eligibility for additional borrowings could result in our providing loans, leases or other debt products that do not meet our underwriting criteria, defaults in loan and lease payments, the loss of some or all of the principal of a particular loan or loans, including, in the case of revolving loans, amounts we may not have advanced had we possessed complete and accurate information.

Our concentration of loans and other debt products within a particular industry or region could impair our financial condition or results of operations if that industry or region were to experience adverse changes to economic or business conditions.

We specialize in certain broad industry segments, such as business services, industrial, manufacturing and healthcare in which our bankers have experience and strong networks of proprietary deal sources and our credit personnel have significant underwriting expertise. As a result, our portfolio currently has and may develop other concentrations of risk exposure related to those industry segments. If industry segments in which we have a concentration of investment experience adverse economic or business conditions, our delinquencies, default rate and loan charge-offs in those segments may increase, which may negatively impact our financial condition and results of operations.

Our balloon and bullet transactions may involve a greater degree of risk than other types of loans.

As of December 31, 2016, balloon and bullet transactions represented 82.6% of the outstanding balance of our loan portfolio. Balloon and bullet loans involve a greater degree of risk than other types of transactions because they are structured to allow for either small (balloon) or no (bullet) principal payments over the term of the loan, requiring the borrower to make a large final payment upon the maturity of the loan. The ability of our customers to make this final payment upon the maturity of the loan typically depends upon their ability either to refinance the loan prior to maturity or to generate sufficient cash flow to repay the loan at maturity. The ability of a customer to accomplish any of these goals will be affected by many factors, including the availability of financing at acceptable rates to the customer, the financial condition of the customer, the marketability of the related collateral, the operating history of the related business, tax laws and the prevailing general economic conditions. Consequently, the customer may not have the ability to repay the loan at maturity, and we could lose all or most of the principal of our loan. Given their relative size and limited resources and access to capital, our small and mid-sized customers may have difficulty in repaying or financing their balloon and bullet loans on a timely basis or at all.

Our cash flow transactions are not fully covered by the value of tangible assets or collateral of the customer and, consequently, if any of these transactions become non-performing, we could suffer a loss of some or all of our value in the assets.

Cash flow lending involves lending money to a customer based primarily on the expected cash flow, profitability and enterprise value of a customer, with the value of any tangible assets as secondary protection. In some cases, these loans may have more leverage than traditional bank debt. As of December 31, 2016, cash flow transactions comprised $3.4 billion, or 93.6%, of the outstanding balance of our loan portfolio. In the case of our senior cash flow loans, we generally take a lien on substantially all of a customer’s assets, but the value of those assets is typically substantially less than the amount of money we advance to the customer under a cash flow transaction. In addition, some of our cash flow loans may be viewed as stretch loans, meaning they may be at leverage multiples that exceed traditional accepted bank lending standards for senior cash flow loans. Thus, if a cash flow transaction becomes non-performing, our primary recourse to recover some or all of the principal of our loan or other debt product would be to force the sale of all or part of the company as a going concern. Additionally, we may obtain equity ownership in a borrower as a means to recover some or all of the principal of our loan. The risks inherent in cash flow lending include, among other things:

•	reduced use of or demand for the customer’s products or services and, thus, reduced cash flow of the customer to service the loan and other debt product as well as reduced value of the customer as a going concern;

•	inability of the customer to manage working capital, which could result in lower cash flow;

•	inaccurate or fraudulent reporting of our customer’s positions or financial statements;

•	economic downturns, political events, regulatory changes, litigation or acts of terrorism that affect the customer’s business, financial condition and prospects; and

•	our customer’s poor management of their business.

Additionally, many of our customers use the proceeds of our cash flow transactions to make acquisitions. Poorly executed or poorly conceived acquisitions can tax management, systems and the operations of the existing business, causing a decline in both the customer’s cash flow and the value of its business as a going concern. In addition, many acquisitions involve new management teams taking over control of a business. These new management teams may fail to execute at the same level as the former management team, which could reduce the cash flow of the customer available to service the loan or other debt product, as well as reduce the value of the customer as a going concern.

If interest rates rise, demand for our loans or other debt products may decrease and some of our existing customers may be unable to service interest on their loans or other debt products.

Most of our loans and other debt products bear interest at floating interest rates subject to floors. To the extent interest rates increase, monthly interest obligations owed by our customers to us will also increase. Demand for our loans or other debt products may decrease as interest rates rise or if interest rates are expected to rise in the future. In addition, if prevailing interest rates increase, some of our customers may not be able to make the increased interest payments or refinance their balloon and bullet transaction, resulting in payment defaults and loan impairments. Conversely if interest rates decline, our customers may refinance the loans they have with us at lower interest rates, or with others, leading to lower revenues.

Errors by, or dishonesty of, our employees in making credit decisions or in our loan and other debt product servicing activities could result in credit losses and harm our reputation.

We rely heavily on the performance and integrity of our employees in making our initial credit decisions with respect to our loans and other debt products and in servicing our loans and other debt products after they have closed. Because there is generally little or no publicly available information about our customers, we cannot independently confirm or verify the information our employees provide us for use in making our credit and funding decisions. Errors by our employees in assembling, analyzing or recording information concerning our customers could cause us to originate loans or fund subsequent advances that we would not otherwise originate or fund, which could result in loan losses. Losses could also arise if any of our employees were dishonest, particularly if they colluded with a customer to misrepresent the creditworthiness of a prospective customer or to provide inaccurate reports regarding the customer’s compliance with the covenants in its loan or other debt products agreement. If, based on an employee’s dishonesty, we made a loan or other debt product to a customer that was not creditworthy or failed to exercise our rights under a loan or other debt product agreement against a customer that was not in compliance with covenants in the agreement, we could lose some or all of the principal of the loan or other debt product. Fraud or dishonesty on the part of our employees could also damage our reputation which could harm our competitive position and adversely affect our business.

We are not the sole lender or agent for most of our leveraged finance loans or other debt products. Consequently, we do not have absolute control over how these loans or other debt products are administered or have control over those loans. When we are not the sole lender or agent, we may be required to seek approvals from other lenders before we take actions to enforce our rights.

Our loan originations are comprised of a larger percentage of broadly syndicated deals. As such, a majority of our loan portfolio consists of loans and other debt products in which we are neither the sole lender, the agent for the lending group that receives payments under the loan or other debt product nor the agent that controls the underlying collateral. These loans may not include the same covenants that we generally require of our borrowers. For these loans and other debt products, we may not have direct access to the customer and, as a result, may not receive the same financial or operational information as we receive for loans or other debt products for which we are the agent. This may make it more difficult for us to track or rate these loans or other debt products. Additionally, we may be prohibited or otherwise restricted from taking actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan or other debt product without the agreement of other lenders holding a specified minimum aggregate percentage, generally a majority or two-thirds of the outstanding principal balance. It is possible that an agent for one of these loans or other debt products may choose not to take the same actions to enforce the loan or other debt product or to foreclose upon the collateral securing the loan that we would have taken had we been the agent for the loan or other debt product.

Our commitments to lend additional sums to customers may exceed our resources available to fund these commitments, adversely affecting our financial condition and results of operations.

Our contractual commitments to lend additional sums to our customers may exceed our resources available to fund these commitments. Some of our funding sources are only available to fund a portion of a loan and other funding sources may not be immediately available. Our customers’ ability to borrow these funds may be restricted until they are able to demonstrate, among other things, that they have sufficient collateral to secure the requested additional borrowings or that the borrowing conforms to specific uses or meets certain conditions. We may have miscalculated the likelihood that our customers will request additional borrowings in excess of our readily available funds. If our calculations prove incorrect, we will not have the funds to make these loan advances without obtaining additional financing. Our failure to satisfy our full contractual funding commitment to one or more of our customers could create breach of contract or other liabilities for us and damage our reputation in the marketplace, which could then adversely affect our financial condition and results of operations.

Because there is no active trading market for most of the loans and other debt products in our loan portfolio, we might not be able to sell them at a favorable price or at all. The lack of active secondary markets for some of our investments may also create uncertainty as to the value of these investments.

We may seek to dispose of one or more of our loans and other debt products to obtain liquidity or to reduce or limit potential losses with respect to non-performing assets. There is no established trading market for most of our loans and other debt products. In addition, the fair value of other debt products that have lower levels of liquidity or are not publicly-traded may not be readily determinable and may fluctuate significantly on a monthly, quarterly and annual basis. Because these valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of the fair value of our other debt products may differ materially from the values that we ultimately attain for these debt products or would be able to attain if we have to sell our other debt products. Our determinations regarding the fair value of these investments may be materially higher than the values that we ultimately realize upon their disposal. In addition, given the limited trading market for our loans and other debt products and the uncertainty as to their fair value at any point in time, if we seek to sell a loan or other debt product to obtain liquidity or reduce or limit losses, we may not be able to do so at a favorable price or at all.

We selectively underwrite transactions that we may be unable to syndicate or sell to our credit funds.

On a selective basis, we commit to underwrite transactions that are significantly larger than our internal hold targets and we then seek to syndicate amounts in excess of our target to other lenders or plan to season the loan on our balance sheet to satisfy tax requirements and then sell the excess amounts to our credit funds. If we are unable to syndicate or sell these commitments, we may have to sell the additional exposure to third parties on unfavorable terms, which could adversely affect our financial condition or results of operations. In addition, if we must hold a larger portion of a transaction than we would like, we may not be able to complete other transactions and our loan portfolio may become more concentrated, which could affect our business, financial condition and results of operations.

We provide second lien, subordinated / mezzanine loans, other debt products and equity-linked products that may rank junior to rights of other lenders, representing a higher risk of loss than our other loans and debt products in which we have a first priority position.

Although our loans are usually senior in right of payment, we also provide second lien, subordinated / mezzanine loans, other debt products and equity-linked products, which are often junior in right of payment to obligations to customers’ senior secured lenders and contain either junior or no collateral rights. As a result of their junior nature, we may be limited in our ability to enforce our rights to collect principal and interest on these loans and other debt products or to recover any of their outstanding balance through a foreclosure of collateral. For example, typically we are not contractually entitled to receive payments of principal on a junior loan or other debt product until the senior loan or other debt product is paid in full, and we may only receive interest payments on a second lien or subordinated / mezzanine asset if the customer is not in default under its senior secured loan. In many instances, we are also prohibited from foreclosing on collateral securing a second lien, subordinated / mezzanine loan or other debt product until the senior loan is paid in full. Moreover, any amounts that we might realize as a result of our collection efforts or in connection with a bankruptcy or insolvency proceeding involving a customer under a second lien, subordinated / mezzanine loan or other debt product must generally be turned over to the senior secured lender until the senior secured lender has realized the full value of its own claims. These restrictions may materially and adversely affect our ability to recover the principal of any non-performing senior subordinate, second lien, subordinated / mezzanine loans and other debt product. In addition, on occasion we provide senior loans or other debt products that are contractually subordinated to one or more senior secured loans for the customer. In those cases, we may have a first lien security interest, but one or more creditors have payment priority over us. As of December 31, 2016, our second lien and, subordinated/mezzanine loans totaled $78.2 million.

Risks Related to Our Funding and Leverage

Our ability to grow our business depends on our ability to obtain external financing. If our lenders terminate any of our credit facilities or if we default on our credit facilities, we may not be able to continue to fund our business.

We require a substantial amount of cash to provide new loans and other debt products and to fund our obligations to existing customers. In the past, we have obtained the cash required for our operations through the issuance of equity interests and by borrowing money through credit facilities, term debt securitizations, the issuance of senior notes and subordinated notes, and repurchase agreements. We may not be able to continue to access these or other sources of funds.

During 2016, we completed a term debt securitization of $348.0 million and a $409.8 million broadly syndicated loan securitization. We also increased the commitment amount of one of our credit facilities to fund leveraged finance loans from $475.0 million to $615.0 million. We called a term debt securitization and redeemed the notes at par. In connection with the sale of Business Credit and the assets of Equipment Finance and the related platform, we repaid three of our credit facilities. Additionally, we used the net proceed of the broadly syndicated loan securitization to repay a credit facility that was used to provided transitional financing during the warehouse phase of the securitization.

Our credit facilities contain customary representations and warranties, covenants, conditions, events of default and termination events that if breached, not satisfied or triggered, could result in termination of the facility. These events of default and termination events include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency and charge-off levels. Further, all cash flow generated by our loans and other debt products subject to a particular facility would go to pay down our borrowings thereunder rather than to us if we are in default. Additionally, if the facility were terminated due to our breach, noncompliance or default, our lenders could liquidate or sell all or a portion of our loans and other debt products held in that facility. Also, if we trigger a default or there is a termination event under one facility, or a default under our outstanding notes, and that default or termination results in a payment default or in the acceleration of that facility’s debt or the applicable notes, it may trigger a default or termination event under our other facilities that have cross-acceleration or payment cross-default provisions. Consequently, if one or more of these facilities were to terminate prior to its expected maturity date, our liquidity position would be materially adversely affected, and we may not be able to satisfy our undrawn commitment balances, originate new loans or other debt products or continue to fund our operations. Even if we are able to refinance our debt, we may not be able to do so on favorable terms. If we are not able to obtain additional funding on favorable terms or at all, our ability to grow our business will be impaired.

Our deferred financing fees amortize over the contractual life of credit facilities and over the weighted average expected life of our term debt securitizations.

We have recorded deferred financing fees associated with most of our financing facilities. These deferred financing fees amortize over the contractual life of our credit facilities and over the weighted average expected life of our term debt securitizations. If a credit facility were to terminate before its contractual maturity date or if a term debt securitization were to terminate before its weighted average expected life, we would be required to accelerate amortization of the remaining balance of the deferred financing fees which could have a negative impact our results of operations and financial condition.

Our lenders and noteholders could terminate us as servicer of our loans, which would adversely affect our ability to manage our loan portfolio and reduce our net interest income.

Upon the occurrence of specified servicer termination events, our lenders under our credit facilities and the holders of the notes issued in our term debt securitizations may elect to terminate our role as servicer of the loans and other debt products under the applicable facility and appoint a successor servicer. These servicer termination events include, but are not limited to, maintenance of certain financial covenants and the loss of certain key members of our senior management, including our Chief Executive Officer and Chief Investment Officer. We do not maintain key man life insurance on any of our senior management nor have we taken any other precautions to offset the financial loss we could incur as a result of any of their departures. Certain of our credit facilities include cure rights which would enable us to correct the event of default and maintain our status as servicer.

If we are terminated as servicer, we will no longer receive our servicing fee, but we will continue to receive the excess interest rate spread as long as the term debt securitization does not need to trap the excess spread as a result of defaulted loan collateral. In addition, because any successor servicer may not be able to service our loan portfolio according to our standards, any transfer of servicing to a successor servicer could result in reduced or delayed collections, delays in processing payments and information regarding the loans and other debt products and a failure to meet all of the servicing procedures required by the applicable servicing agreement. Consequently, the performance of our loans and other debt products could be adversely affected and our income generated from those loans and other debt products significantly reduced.

Our liquidity position could be adversely affected if we were unable to complete additional term debt securitizations in the future, or if the reinvestment periods in our term debt securitizations terminate early, which could create a material adverse affect on our financial condition and results of operations.

We have completed ten middle market term debt securitizations and one broadly syndicated securitization to fund our loans and other debt products, all of which we accounted for on our balance sheet. Seven of these balance sheet securitizations were outstanding as of December 31, 2016. Our term debt securitizations consist of asset securitization transactions in which we transfer loans and other debt products to a trust that aggregates our loans and, in turn, sells notes, collateralized by the trust’s assets, to institutional investors. The notes issued by the trusts have been rated by nationally recognized statistical rating organizations. At December 31, 2016, the ratings range from AAA to B by Standard & Poor’s, Inc. and Fitch Ratings, Inc. and Aaa to B2 by Moody’s Investors Service, Inc., depending on the class of notes.

We intend to complete additional term debt securitizations in the future. Several factors will affect demand for, and our ability to complete, additional term debt securitizations, including:

•	disruptions in the capital markets generally, and the asset-backed securities market in particular;

•	disruptions in the credit quality and performance of our loan portfolio, particularly that portion which has been previously securitized and serves as collateral for existing term debt securitizations;

•	regulatory considerations;

•	changes in rating agency methodology;

•	our ability to service our loan portfolio and that ability continuing to be perceived as adequate to make the issued securities attractive to investors; and

•	any material downgrading or withdrawal of ratings given to securities previously issued in our term debt securitizations.

If we are unable to complete additional term debt securitizations, our ability to obtain the capital needed for us to continue to operate and grow our business would be adversely affected. In addition, our credit facilities are only intended to provide short-term financing for our transactions. If we are unable to finance our transactions over the longer term through our term debt securitizations, our credit facilities may not be renewed. Moreover, our credit facilities typically carry a higher interest rate than our term debt securitizations. Accordingly, our inability to complete additional term debt securitizations in the future could have a material adverse effect on our financial condition and results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Market Conditions.”

If a specified default event occurred in a term debt securitization, the reinvestment period would be terminated. This could have an adverse effect on our ability to fund new assets.

The cash flows we receive from the interests we retain in our term debt securitizations could be delayed or reduced due to the requirements of the term debt securitization.

We have retained 100% of the junior-most interests issued in our balance sheet term debt securitizations, totaling $446.7 million in principal amount, issued in each of our seven outstanding balance sheet term debt securitizations as of December 31, 2016. The notes issued in the term debt securitizations that we did not retain are senior to the junior-most interests we did retain. Our receipt of future cash flows on the junior-most interests is governed by provisions that control the distribution of cash flows from the loans and other debt products included in our term debt securitizations. On a quarterly basis, interest cash flows from the loans and other debt products must first be used to pay the interest on the senior notes and expenses of the term debt securitization. Any funds remaining after the payment of these amounts are distributed to us.

Several factors may influence the timing and amount of the cash flows we receive from loans and other debt products included in our term debt securitizations, including:

•	if any loan or other debt product included in a term debt securitization becomes (a) delinquent for a specified period of time as outlined in the indenture, (b) is classified as a non-performing asset, or (c) is charged off, all funds, after paying expenses and interest to the senior notes, go to a reserve account which then pays down an amount of senior notes equal to the amount of the delinquent loan or other debt product or if an overcollateralization test is present, is diverted, and used to de-lever the securitization to bring the ratio back into compliance. Except for specified senior management fees, we will not receive any distributions from funds during this period; and

•	if other specified events occur to the trusts, for example an event of default, our cash flows would be used to reduce the outstanding balance of the senior notes and would not be available to us until the full principal balance of the senior notes had been repaid.

We have obtained a significant portion of our debt financing through a limited number of financial institutions. This concentration of funding sources exposes us to funding risks.

We have obtained our credit facility financing from a limited number of financial institutions. Our reliance on the underwriters of our debt financing and their affiliates for a significant amount of our funding exposes us to funding risks. If these participating lenders decided to terminate our credit facilities, we would need to establish new lending relationships to satisfy our funding needs.

We bear the risk of loss for off balance sheet obligations.

The term “off-balance sheet risk” refers to an unrecorded potential liability that, even though it does not appear on our balance sheet, may result in future obligation or loss. We are party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of our borrowers, including unfunded commitments and standby letters of credit. In addition, we enter into derivative instruments and hedging activities from time to time that are not on our balance that also subject us to off-balance sheet risk.

Risks Related to Our Operations and Financial Results

Our quarterly net interest income and results of operations are difficult to forecast and may fluctuate substantially.

Our quarterly net interest income and results of operations are difficult to forecast. We have experienced and may continue to experience substantial fluctuations in net interest income and results of operations from quarter to quarter. You should not rely on our results of operations in any prior reporting period to be indicative of our performance in future reporting periods. Many different factors could cause our results of operations to vary from quarter to quarter, including:

•	the success of our origination activities;

•	pre-payments on our loan portfolio;

•	credit losses on recent transaction and legacy workouts;

•	default rates;

•	our ability to enter into financing arrangements;

•	competition;

•	seasonal fluctuations in our business, including the timing of transactions;

•	costs of compliance with regulatory requirements;

•	private equity activity;

•	the timing and effect of any future acquisitions;

•	personnel changes;

•	changes in accounting rules;

•	changes in allowance for credit losses methodology;

•	changes in prevailing interest rates;

•	general changes to the U.S. and global economies;

•	political conditions or events; and

•	LIBOR floors.

We base our current and future operating expense levels and our investment plans on estimates of future net interest income, transaction activity and rate of growth. The majority of our loans have LIBOR floors; until the 90 day LIBOR exceeds the level of these floors our net interest margin will be negatively impacted during the early phase of a rising interest rate environment. We expect that our expenses will increase in the future, and we may not be able to adjust our spending quickly enough if our net interest income falls short of our expectations. Any shortfalls in our net interest income or in our expected growth rates would adversely impact our results of operations and could result in decreases in our stock price.

Our business is highly dependent on key personnel.

Our future success depends to a significant extent on the continued services of our Chief Executive Officer and our Chief Investment Officer as well as other key personnel. Our employment agreements with each of these officers will terminate in October of 2018. If we were to lose the services of any of these executives for any reason, including voluntary resignation or retirement, we may not be able to replace them with someone of equal skill or ability and our business may be adversely affected. Moreover, we may not function well without the continued services of these executives.

We may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to originate and underwrite loans and other debt products is dependent on the experience and expertise of our employees. In order to grow our business, we must attract and retain qualified personnel, especially origination and credit personnel who have relationships with referral sources and an understanding of middle-market businesses and the industries in which our borrowers operate. Many of the financial institutions with which we compete for experienced personnel may be able to offer more attractive terms of employment. If any of our key origination personnel leave, our new loan and other debt product volume from their business contacts may decline or cease, regardless of the terms of our loan and other debt product offerings or our level of service. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them and increases the costs of retaining them. As competition for qualified employees grows, our cost of labor could increase, which could adversely impact our results of operations.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. Section 3(a)(1)(C) of the Investment Company Act defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40.0% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities” are, among other things, securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We expect that many of our majority-owned subsidiaries, including those which we have created (or may in the future create) in connection with our term debt securitizations, will rely on exceptions and exemptions from the Investment Company Act available to certain structured finance companies and that our interests in those subsidiaries will not constitute “investment securities” for purposes of the Investment Company Act. Because these exceptions and exemptions may, among other things, limit the types of assets these subsidiaries may purchase or counterparties with which we may deal, we must monitor each subsidiary’s compliance with its applicable exception or exemption.

We must also monitor our loan portfolio to ensure that the value of the investment securities we hold does not exceed 40.0% of our total assets (exclusive of government securities and cash items) on an unconsolidated basis. If the combined value of the investment securities issued by our subsidiaries that are investment companies or that must rely on the exceptions provided by Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act rather than another exception or exemption, together with any other investment securities we may own, exceeds 40.0% of our total assets on an unconsolidated basis, we may be deemed to be an investment company. Because we believe that the interests we hold in our subsidiaries generally will not be investment securities, we do not expect to own nor do we propose to acquire investment securities in excess of 40.0% of the value of our total assets on an unconsolidated basis. We monitor for compliance with the Investment Company Act on an ongoing basis and may be compelled to take or refrain from taking actions, to acquire additional income or loss generating assets or to forgo opportunities that might otherwise be beneficial or advisable, including, but not limited to selling assets that are considered to be investment securities or foregoing sale of assets which are not investment securities, in order to ensure that we (or a subsidiary) may continue to rely on the applicable exceptions or exemptions. These limitations on our freedom of action could have a material adverse effect on our financial condition and results of operations.

If we fail to maintain an exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required to substantially change the manner in which we conduct our operations either to avoid being required to register as an investment company or to register as an investment company. If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to, among other things, our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and our financial condition and results of operations may be adversely affected. If we did not register despite being required to do so, criminal and civil actions could be brought against us, our contracts would be unenforceable unless a court was to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business. In addition, we may be required to prepay certain of our indebtedness if we were required to register as an investment company under the Investment Company Act.

A decline in the growth of our funds or an increase in the amount of transaction and advisory fees we share with our fund investors could result in a reduction in our management fee revenue.

Many factors could cause a decline in the growth of our asset management business, including the ability of our investment professionals to identify attractive investment opportunities, decreased availability of capital on attractive terms, increased regulatory of legal oversight, or a turndown in the U.S. or global economy any of which may significantly limit our ability to grow our asset management business and generate fee revenue.

Full realization of asset management fee income is dependent upon the performance of underlying funds.

We earn both base management fees and incentive fees on our managed funds. While the base fee is calculated as a percentage of assets managed, the incentive fees are based upon the performance of the individual funds. Economic conditions along with other factors beyond our control may impact our ability to earn these incentive fees.

We are in a highly competitive business and may not be able to compete effectively, which could impact our profitability.

The commercial lending industry is highly competitive and includes a number of competitors who provide similar types of loans to our target customers. Our principal competitors include a variety of:

•	specialty and commercial finance companies, including business development companies and real estate investment trusts;

•	private investment funds and hedge funds;

•	national and regional banks;

•	investment banks; and

•	insurance companies.

Some of our competitors offer a broader range of financial, lending and banking services than we do and can leverage their existing customer relationships to offer and sell services that compete directly with our products and services. In addition, some of our competitors have greater financial, technical, marketing, origination and other resources than we do. They may also have greater access to capital than we do and at a lower cost than is available to us. For example, if national and regional banks or other large competitors seek to expand within or enter our target markets, they may provide loans at lower interest rates to gain market share, which could force us to lower our rates and result in decreased returns. As a result of competition, we may not be able to attract new customers, retain existing customers or sustain the rate of growth that we have experienced to date, and our ability to expand our loan portfolio and grow future revenue may decline. If our existing clients choose to use competing sources of credit to refinance their debt, our loan portfolio could be adversely affected.

We are subject to regulation, which limits our activities and exposes us to additional fines and penalties, and any changes in such regulations could affect our business and our profitability.

We are subject to federal, state and local laws and regulations that govern non-depository commercial lenders and businesses generally. In response to SEC rules promulgated under the Dodd-Frank Act, we have registered with the SEC as an investment adviser and conformed our activities to regulation under the Investment Advisers Act of 1940. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many aspects of financial services, including the authority to grant, and, in specific circumstances to cancel, permissions to carry on particular businesses. Our failure to comply with applicable laws or regulations could result in fines, censure, suspensions of personnel or other sanctions, including revocation of any registration that we may be required to hold. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and impair our ability to retain clients and develop new client relationships, which may reduce our revenues.

Furthermore, the regulatory environment in which we operate is subject to further modifications and regulation. Any changes in such laws or regulations could affect our business and profitability. In addition, if we expand our business into areas or jurisdictions that are subject to, or have adopted, more stringent laws and regulations than those that are currently applicable to us and our business, we may have to incur significant additional expense or restrict our operations in order to comply, which could adversely impact our business, results of operations or prospects.

The asset management business is very competitive; we face competition in the pursuit of capital for our funds and in sourcing attractive yielding assets for our managed funds. It is possible that we may experience difficulty in raising capital as funds compete for a limited number of qualified investors. Economic downturns, poor returns in alternative assets and increased volatility may temporarily stop new fund investments, resulting in a smaller pool of available capital. This may cause investors to seek or negotiate reduced fee structures or other modifications to our fund structures before making an investment.

Our common stock may continue to have a volatile public trading price.

Historically, the market price of our common stock has been highly volatile, and the market for our common stock has experienced significant price and volume fluctuations, some of which are unrelated to our company’s operating performance. Since our common stock began trading publicly in 2006, the trading price of our stock has fluctuated from a high of $20.85 to a low of $0.61. It is likely that the market price of our common stock will continue to fluctuate in the future. Factors which may have a significant adverse effect on our common stock’s market price include:

•	the rate of charge-offs, impairments and non-accruals in our loan portfolio;

•	fluctuations in interest rates and the actual or perceived impact of these rates on our current customers and future prospects;

•	changes to the regulatory environment in which we operate;

•	our ability to raise additional capital and the terms on which we can secure such capital;

•	general market and economic conditions; and

•	quarterly fluctuations in our revenues and other financial results.

The reported average daily trading volume of our common stock for the twelve-month period ending December 31, 2016 was approximately 57 thousand shares. Such a low average trading volume may impact our shareholders’ ability to buy and sell shares of our common stock.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Our headquarters is located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116, where we lease 18,628 square feet of office space under a lease that is scheduled to terminate on February 28, 2020. We also maintain additional leased offices in Darien, Connecticut, Chicago, Illinois, and New York, New York. We believe our office facilities are suitable and adequate for us to conduct our business.

Item 3.	Legal Proceedings

The Company from time to time is involved in litigation in the ordinary course of business. We are not currently subject to any material pending legal proceedings.

Item 4.	Mine Safety Disclosures

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

As of February 27, 2017, there were approximately 98 stockholders of record. The number of stockholders does not include individuals or entities who beneficially own shares but whose shares are held of record by a broker or clearing agency, but does include each such broker or clearing agency as one stockholder. American Stock Transfer & Trust Company serves as transfer agent for our shares of common stock.

Our common stock has traded on the NASDAQ Global Select Market under the symbol “NEWS” since December 14, 2006. The quarterly range of the high and low sales price for our common stock during 2016 and 2015 is presented below:

	2016		2015
	High	Low	High	Low
Quarter ended:
December 31	$11.10	$8.03	$10.99	$7.85
September 30	11.37	7.41	12.55	8.12
June 30	10.75	6.53	12.86	9.38
March 31	9.43	4.25	12.88	9.43

On February 27, 2017, the last reported closing price of our common stock on the NASDAQ Global Select Market was $9.94 per share.

The following graph shows a comparison from December 31, 2011 through December 31, 2016 of cumulative total return for our common stock, the S&P 500 Index and the S&P Financials Index. The graph assumes a $100 investment at the closing price on December 31, 2011. Such returns are based on historical results and are not intended to suggest future performance. The following information in this Item 5 of this Annual Report on Form 10-K is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate it by reference into such a filing.

Dividend Policy

On February 14, 2017, our Board of Directors initiated a quarterly cash dividend. The first cash dividend of $0.02 per share is expected to be paid on March 17, 2017 to stockholders of record on March 2, 2017. While it is the Company’s intention to pay quarterly cash dividends for the foreseeable future, the amount, timing and frequency of any future dividend payments remains in the discretion of our Board of Directors, taking into account our financial condition and results of operation, our capital needs, market conditions and other factors that the board considers appropriate at the time. In addition, the indenture governing our senior notes imposes certain limitations on our ability to declare and pay dividends on our common stock or to make other restricted payments, including repurchasing our common stock. Such limitations are calculated in part by reference to our consolidated net income, as calculated under the indenture. Our ability to declare dividends for future periods thus depends on both our earnings and the amount of prior dividends, stock repurchases and other restricted payments.

Issuer Purchases of Equity Securities

The following table sets forth the repurchases of our Common Stock that we made for the three-month period ending on December 31, 2016:

	Total Number of Shares Purchased (1)(2)(3)	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (1)(2)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
Period
October 1-31, 2016	2,500,000	8.93	—	$21,081,400
November 1-30, 2016	586,299	8.55	586,299	16,067,344
December 1-31, 2016	812,246	8.37	812,246	—	(4)

Total: Three months ended December 31, 2016	3,898,545	8.76	1,398,545	—	(4)

(1)	The Company repurchased 1,398,545 shares during the period pursuant to the share repurchase program that we announced on October 7, 2015 (the “Repurchase Program”) and amended on February 10, 2016. Certain of these shares were repurchased on the open market pursuant to a trading plan under Rule 10b5-1 of the Exchange Act.
(2)	The Repurchase Program, as amended in February 2016, provided for the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.
(3)	The Company repurchased 2,500,000 shares in October 2016, in two privately negotiated transactions outside of the Company’s announced stock repurchase program.
(4)	The Repurchase Program, as amended in February 2016, expired on December 31, 2016. On December 9, 2016, the Company’s Board of Directors approved a new stock repurchase program under which the Company may purchase up to $30 million of its common shares, commencing upon the termination of the prior program.

Item 6.	Selected Financial Data

Selected consolidated financial and other data for the periods and at the dates indicated and should be read in conjunction with the consolidated audited financial statements, related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein.

	Years Ended December 31,
	2016	2015	2014	2013	2012
	($ in thousands, except for share and per share data)
Statement of Operations Data:
Interest income	$250,716	$201,785	$136,171	$127,684	$123,945
Interest expense	161,345	120,986	57,775	42,971	35,591

Net interest income	89,371	80,799	78,396	84,713	88,354
Provision for credit losses	27,541	18,387	27,108	9,738	12,651

Net interest income after provision for credit losses	61,830	62,412	51,288	74,975	75,703
Asset management income	13,399	6,661	1,054	2,482	2,984
Fee income	7,278	13,508	2,467	3,670	4,619
Realized loss on derivatives, net	(184)	(29)	(39)	(143)	(315)
Realized (loss) gain on sale of loans, net	(2,095)	467	(230)	72	335
Other miscellaneous income, net	10,352	5,271	8,801	7,431	3,948
Loss on total return swap	(6,062)	(4,953)	(863)	—	—
Gain (loss) on loans held-for-sale, net	2,406	(2,568)	26	—	—
Gain on sale of divested business and assets	29,166	—	—	—	—

Total non-interest income	54,260	18,357	11,216	13,512	11,571
Compensation and benefits	43,344	35,909	30,383	32,672	31,139
General and administrative expenses	24,095	16,019	15,133	16,726	15,158

Total operating expenses	67,439	51,928	45,516	49,398	46,297

Operating income before income taxes	48,651	28,841	16,988	39,089	40,977
Results of Consolidated VIE
Interest income	—	—	5,268	5,321	—
Interest expense—credit facilities	—	—	2,865	1,879	—
Interest expense—Fund membership interest	—	—	1,292	1,353	—
Other income	—	—	229	51	—
Operating expenses	—	—	249	78	—

Net results from consolidated VIE	—	—	1,091	2,062	—
Income before income taxes	48,651	28,841	18,079	41,151	40,977
Income tax expense	20,427	11,951	7,485	16,556	17,000

Net income attributable to NewStar Financial, Inc. common stockholders	$28,224	$16,890	$10,594	$24,595	$23,977

Earnings per share:
Basic	$0.61	$0.37	$0.22	$0.51	$0.51
Diluted	0.61	0.35	0.21	0.46	0.45
Weighted average shares outstanding:
Basic	45,592,320	45,630,867	48,266,731	48,157,319	47,370,095
Diluted	45,618,100	47,535,016	51,575,491	52,941,981	52,733,552
Outstanding shares of common stock	42,820,198	46,527,288	46,620,474	48,658,606	49,311,008

	December 31,
	2016	2015	2014	2013	2012
Balance Sheet Data:
Cash and cash equivalents	$154,480	$35,933	$33,033	$43,401	$27,212
Restricted cash	262,643	153,992	95,411	167,920	208,667
Cash collateral on deposit with custodians	7,564	61,081	38,975	—	—
Investments in debt securities, available-for-sale	119,307	94,177	46,881	22,198	21,127
Loans, held-for-sale, net	144,060	478,785	200,569	14,831	51,602
Loans and leases, net (including loans at fair value of $403,745, $0, $0, $0 and $0, respectively)	3,239,191	3,134,072	2,305,896	2,095,250	1,720,789
Other assets (1)	113,347	93,343	63,730	65,476	108,609

Subtotal (1)	$4,040,592	$4,051,383	$2,784,495	$2,409,076	$2,138,006

Assets of Consolidated VIE
Restricted cash	—	—	—	1,950	—
Loans, net	—	—	—	171,427	—
Other assets	—	—	—	2,025	—

Total assets of Consolidated VIE	—	—	—	175,402	—

Total Assets (1)	$4,040,592	$4,051,383	$2,784,495	$2,584,478	$2,138,006

Credit facilities, net (1)	$445,493	$832,686	$482,818	$326,846	$221,417
Term debt securitizations, net (1)	2,195,064	1,821,519	1,182,760	1,202,565	1,115,324
Senior notes, net (1)	373,919	372,153	—	—	—
Corporate debt	—	—	234,344	194,993	97,037
Subordinated notes, net (1)	241,390	209,509	150,758	—	—
Repurchase agreements, net (1)	55,046	96,224	56,319	66,696	29,446
Other liabilities	82,258	59,814	36,499	26,544	79,965

Subtotal	3,393,170	3,391,905	2,143,498	1,817,644	1,543,189

Liabilities of Consolidated VIE
Credit facilities, net (1)	—	—	—	119,347	—
Subordinated debt	—	—	—	30,000	—
Other liabilities	—	—	—	1,277	—

Total liabilities of Consolidated VIE	—	—	—	150,624	—

Total liabilities (1)	3,393,170	3,391,905	2,143,498	1,968,268	1,543,189

NewStar Financial, Inc. stockholders’ equity	647,422	659,478	640,997	615,552	594,817
Retained earnings of Consolidated VIE	—	—	—	658	—

Total stockholders’ equity	647,422	659,478	640,997	616,210	594,817

Supplemental Data:
Investments in debt securities	$126,050	$100,943	$50,813	$23,995	$23,151
Loans held-for-sale	145,966	485,874	202,369	14,897	52,120
Loans held-for-investment (including loans at fair value of $403,745, $0, $0, $0 and $0)	3,319,550	3,243,580	2,370,255	2,325,144	1,796,845

Loans and investments in debt securities	3,591,566	3,830,397	2,623,437	2,364,036	1,872,116
Deferred fees, net	(38,072)	(65,104)	(27,108)	(18,927)	(29,479)
Allowance for loan losses—general	(31,165)	(31,506)	(22,258)	(18,099)	(19,423)
Allowance for loan losses—specific	(19,771)	(26,753)	(20,725)	(23,304)	(30,213)

Total loans and investments in debt securities, net	$3,502,558	$3,707,034	$2,553,346	$2,303,706	$1,793,001

Unused lines of credit	$326,051	601,805	317,583	326,231	245,483
Standby letters of credit	8,239	8,696	7,911	6,880	4,497

Total funded commitments	$334,290	$610,501	$325,494	$333,111	$249,980

(1)	Prior year amounts have been adjusted to reflect the adoption of ASU 2015-03.

	December 31,
	2016	2015	2014	2013	2012
Managed Portfolio (AUM)
Middle Market Direct Lending
NewStar Financial, Inc. portfolio (1)	$3,187,821	$3,830,397	$2,623,437	$2,193,689	$1,872,116
Arlington Program (2)	402,762	401,794	399,953	—	—
Arlington Fund (2)(3)	—	—	—	173,187	—
Berkeley Fund (2)	502,245	—	—	—	—
Clarendon Fund (2)	399,022	397,852	236,703	—	—
Credit Opportunities Fund (2)	10,661	24,926	36,272	93,263	559,328
Sub-total Middle Market Direct Lending	4,502,511	4,654,969	3,296,365	2,460,139	2,431,444
Liquid/Tradeable Credit
Arch Street (1)(2)	403,745	—	—	—	—
Avery Street (2)	51,556	123,765	—	—	—
Emerson Place (2)	82,660	163,575	—	—	—
Hull Street (2)	495,684	499,428	—	—	—
Lime Street (2)	241,145	251,628	—	—	—
Longfellow Place (2)	500,080	502,038	—	—	—
Staniford Street (2)	398,329	400,074	—	—	—
TRS Fund (1)(3)	—	163,399	85,024	—	—
Other (1)	64,153	190,590	—	—	—
Sub-total Liquid/Tradeable Credit	2,237,352	2,294,497	85,024	—	—

Total Managed Assets	$6,739,863	$6,949,466	$3,381,389	$2,460,139	$2,431,444

Average Balances (4):
Loans and other debt products, gross	$3,871,931	$3,216,805	$2,320,186	$1,988,416	$1,893,571
Interest earning assets (5)	4,081,983	3,380,100	2,508,729	2,223,908	2,036,526
Total assets	4,080,800	3,449,618	2,543,967	2,275,309	2,051,565
Interest bearing liabilities	3,472,392	2,782,044	1,983,516	1,627,816	1,414,967
Equity	659,004	658,600	617,044	604,742	579,083
Assets under management	6,736,247	4,626,098	2,586,986	2,453,868	2,421,406

	Years Ended December 31,
	2016	2015	2014	2013	2012
Performance Ratios (6):
Return on average assets	0.69%	0.49%	0.42%	1.08%	1.17%
Return on average equity	4.28	2.56	1.72	4.07	4.14
Net interest margin, before provision	2.19	2.39	3.17	3.90	4.34
Loan portfolio yield	6.46	6.27	6.09	6.68	6.54
Efficiency ratio	46.95	52.37	50.32	49.30	46.46
Credit Quality and Leverage Ratios (7):
Delinquent loan rate (at period end)	0.64%	0.84%	1.84%	0.22%	3.59%
Non-accrual loan rate (at period end)	2.99%	3.43%	3.70%	3.04%	4.05%
Non-performing asset rate (at period end)	3.45%	3.44%	3.84%	3.60%	4.77%
Net charge off rate (end of period loans)	1.00%	0.10%	1.07%	0.77%	1.49%
Net charge off rate (average period loans)	0.88%	0.11%	1.10%	0.91%	1.43%
Allowance for credit losses ratio (at period end)	1.76%	1.81%	1.84%	1.80%	2.78%
Debt to equity (at period end) (8)	5.11%	5.05%	3.29%	3.15%	2.46%
Equity to assets (at period end) (8)	16.02%	16.28%	23.02%	23.84%	27.82%

(1)

Managed assets owned by NewStar Financial Inc. include investments in debt securities, loans held-for-sale (LHFS) and loans held-for-investment. At December 31, 2015 and 2014, they also include loans referenced by a total return swap managed in the TRS Fund. Cash and other consolidated assets of NewStar Financial Inc. are excluded.
(2)	Managed assets include loans, cash and other investments held by funds and managed by NewStar Financial and its affiliates.
(3)	TRS Fund was structured as a total return swap that references a portfolio of broadly syndicated loans. NewStar earns net interest income and retains the risk of the reference assets. The TRS matured on March 31, 2016.
(4)	Averages are based upon the average daily balance during the period.
(5)	Includes loan portfolio, cash, cash equivalents and restricted cash.
(6)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the calculation of performance ratios.
(7)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information related to our credit quality and leverage ratios.
(8)	Prior year amounts have been adjusted to reflect the adoption of ASU 2015-03.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains forward-looking statements. Important factors that may cause actual results and circumstances to differ materially from those described in such statements are contained below and in Item 1A. “Risk Factors” of this report.

Overview

NewStar Financial, Inc. is an internally-managed, commercial finance company with $6.7 billion of assets managed across two complementary business lines- middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle market through by offering a range of flexible debt financing options. Credit investments are originated directly through teams of experienced, senior bankers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

We target our marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. Our origination network is national in scope and we target companies with business operations across a broad range of industry sectors. We employ highly experienced bankers and credit professionals to identify and structure new lending opportunities and manage customer relationships. We believe that the quality of our professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position us to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

Our emphasis on direct origination is an important aspect of our marketing and credit strategy. Our national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows us to be highly selective in our credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. Our direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides us with direct access to management teams and enhances our ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows us to negotiate transaction terms directly with borrowers and, as a result, advise our customers’ financial strategies and capital structures, which we believe benefits our credit performance.

The Company typically provides financing commitments to companies in amounts that range in size from $15 million to $50 million. The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and our role in the transaction. We also selectively arrange larger transactions that we may retain on our balance sheet or syndicate to other lenders, which may include funds that we manage for third party institutional investors. By syndicating loans to other lenders and our managed funds, we are able to provide larger financing commitments to our customers and generate fee income, while limiting our risk exposure to single borrowers. From time to time, however, our balance sheet exposure to a single borrower will exceed $25 million and we currently have 11 loans in that category.

Beginning in January 2016, the Company’s operations were divided into two reportable segments that represent its core businesses, Commercial Lending and Asset Management.

The Commercial Lending segment represents our middle market direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers.

The Asset Management segment represents our investment advisory activities which are focused on providing opportunities for qualified investors to invest in a range of credit funds managed by the Company. The Asset Management segment manages a series of private credit funds that co-invest in middle market loans originated through its established direct lending platform. Additionally, through its wholly-owned subsidiary, NewStar Capital, the Company also manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

Market Conditions

Market conditions in our primary target loan market were mixed in the fourth quarter of 2016 as middle market loan volume increased and pricing decreased, each as compared to the third quarter of 2016. According to Thomson Reuters, overall middle market loan volume in the fourth quarter was $39 billion versus $36 billion last quarter and versus $40 billion in the same period in 2015. Total middle market loan volume for 2016 was $139 billion versus $143 billion in 2015. The volume represented by new middle market transactions, as opposed to refinancing transactions, increased in the fourth quarter to $21 billion from $19 billion in the prior quarter and from $16 billion in the same quarter in 2015. Refinancing volume increased in the fourth quarter of 2016 to $18 billion from $17 billion in the prior quarter but decreased from $24 billion in the same quarter in 2015. As a percentage of total middle market volume, new transactions increased in the fourth quarter to 54% versus 53% last quarter and versus 39% in the same period last in 2015. Total new transactions for 2016 represented 51% of total middle market volume, versus 42% in 2015.

The pricing environment in our primary target market tightened in the fourth quarter as middle market loan yields were down to 6.4% from 6.7% last quarter and down from 7.1% in the same quarter last year. Middle market loan yields continue to exhibit a premium versus large corporate loans. Yields in the large corporate market were down to 4.9% in the fourth quarter from 5.2% last quarter and down from 5.8% in the same quarter last year.

Our direct lending platforms provide us with certain flexibility to allocate capital and redirect our origination focus to market segments with the most favorable conditions in terms of demand and relative value. We believe that the yields on our new loan origination will continue to reflect a combination of these broad market trends and shifts in the mix of loans we originate.

Conditions in our core funding markets continued to improve through the second half of the year relative to the first half of the year when broader market uncertainty, soft CLO equity demand and regulatory constraints weighed on CLO pricing and volume. Conditions have improved in the fourth quarter and we believe conditions will continue to improve throughout 2017 as industry-specific concerns and regulatory constraints are addressed and investors continue to favor high-yielding, shorter duration floating rate bank loans and CLO bonds over fixed rate debt.

Total U.S. CLO issuance of $72 billion in 2016 represented a decrease relative to $99 billion last year, but throughout the year volume increased in each successive quarter, with the fourth quarter totaling $26 billion, an increase versus $20 billion in the fourth quarter of 2015. Total U.S. CLO issuance in 2014 and 2013 was approximately $124 billion and $81 billion, respectively. Along with the increasing momentum in CLO issuance, CLO credit spreads tightened through the second half of 2016 and beginning of 2017, a trend we anticipate will continue through 2017 as market conditions remain supportive for experienced managers such as NewStar to issue new CLOs. We also believe the availability and cost of warehouse financing among banks remains accommodative as an increasing number of banks are providing this type of financing and existing providers are expanding their lending activity. As a result, we believe that the terms and conditions for financings available to established firms like NewStar will continue to be supportive.

Loan demand in the middle market is strongly influenced by the level of refinancing, acquisition activity and private investment, which is driven largely by changes in the perceived risk environment, prevailing borrowing rates and private investment activity. These factors were generally favorable as we originated $671 million of new loans at attractive yields in the fourth quarter and over $1.9 billion in the year. With attractive pricing, leverage below the broader loan market, and equity contributions higher than the broader market, conditions in our primary target markets continue to remain favorable. We anticipate that demand for loans and leases offered by the Company and conditions in our lending markets will remain supportive through 2017 and continue to provide opportunities for us to increase our origination volume.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

NewStar’s basic and diluted earnings per share for 2016 was $0.61, on net income of $28.2 million compared to basic and diluted earnings per share for 2015 of $0.37 and $0.35, respectively, on net income of $16.9 million, and basic and diluted earnings per share for 2014 of $0.22 and $0.21, respectively, on net income of $10.6 million. Our managed portfolio was $6.7 billion at December 31, 2016 compared to $6.9 billion at December 31, 2015 and $3.4 billion at December 31, 2014.

Loan portfolio yield

Loan portfolio yield, which is interest income on our loans and leases divided by the average balances outstanding of our loans and leases, was 6.46% for 2016, 6.27% for 2015 and 6.09% for 2014. The increase in loan portfolio yield from 2015 to 2016 was primarily driven by an increase in our average yield on interest earning assets from new loan and lease origination, re-pricings and increase in the LIBOR index subsequent to December 31, 2015. The increase in loan portfolio yield from 2014 to 2015 was primarily driven by an increase in our average yield on interest earning assets from new loan and lease origination and re-pricings subsequent to December 31, 2014.

Net interest margin

Net interest margin, which is net interest income divided by average interest earning assets, was 2.19% for 2016, 2.39% for 2015 and 3.17% for 2014. The primary factors impacting net interest margin for 2016 were an increase in costs of borrowings, changes in the three-month LIBOR, and the acceleration of amortization of $3.2 million of deferred financing fees related to the repayment of the financing arrangement with Macquarie Bank Limited, two credit facilities due to the sale of Business Credit and the 2015-1 ABS due to the sale of the assets of Equipment Finance and the related platform. The primary factors impacting net interest margin for 2015 were an increase in costs of borrowings, change in the three-month LIBOR, and the acceleration of amortization of $3.5 million of deferred financing fees related to the repayment of our corporate credit facility with Fortress Credit Corp. The primary factors impacting net interest margin for 2014 were the acceleration of amortization of $1.1 million of deferred financing fees related to the Arlington Fund’s payoff of its credit facility with a portion of the proceeds from the Arlington Program’s term debt securitization, the subordinated notes interest expense, the composition of interest earning assets, non-accrual loans, changes in three-month LIBOR, credit spreads and cost of borrowings.

Efficiency ratio

Our efficiency ratio, which is total operating expenses divided by net interest income before provision for credit losses plus total non-interest income, was 46.95% for 2016, 52.37% for 2015 and 50.32% for 2014. The decrease in our efficiency ratio for 2016 as compared to 2015 is primarily due to an increase in non-interest income. During 2016, we sold Business Credit and the assets of Equipment Finance and the related platform, which resulted in a gain of $29.2 million and asset management income increased $6.7 million from the previous year. This was offset by a $6.2 million decline in fee income. Our efficiency ratio was further impacted by an increase in operating expenses of $15.5 million, comprised primarily of $7.7 million of severance related costs, and an increase of strategic initiative costs of $6.3 million. The increase in our efficiency ratio for 2015 as compared to 2014 is primarily due to increased interest expense driven by an increase in our interest bearing liabilities, and the accelerated amortization of deferred financing fees totaling $3.5 million related to the repayment of our corporate credit facility with Fortress Credit Corp.

Allowance for credit losses ratio

Allowance for credit losses ratio, which is allowance for credit losses divided by the amortized cost outstanding gross loans and leases excluding loans held-for-sale, was 1.76% at December 31, 2016, 1.81% as of December 31, 2015 and 1.84% as of December 31, 2014. The decrease in the allowance for credit losses ratio from 2015 to 2016 is primarily due to a decrease in the specific allowance as a result of an increase in charge-offs primarily related to one credit that was restructured during the year and a slight decrease in the general allowance. The slight decrease in the general provision is primarily related to the release of $1.3 million related to the sale of the equipment finance assets and a smaller amortized cost loan portfolio that is subject to the allowance for loan and lease losses. This decrease was slightly offset by an increase related to ordinary course ratings migration within the portfolio. The decrease in the allowance for credit losses ratio from 2014 to 2015 is primarily due to the increased mix of recently originated loans as a percentage of the overall portfolio and a slight decrease in the general allowance, which was partially offset by the increase in general provision primarily driven by an increase in outstanding loans and leases, and an increase in the specific allowance. During 2016, we recorded $24.8 million of net specific provision for credit losses on impaired loans and had net charge offs totaling $33.0 million. During 2016, we recorded $2.8 million of general provision for credit losses. At December 31, 2016, the specific allowance for credit losses was $19.8 million, and the general allowance for credit losses was $31.6 million. At December 31, 2015, the specific allowance for credit losses was $26.8 million, and the general allowance for credit losses was $31.9 million. We continually evaluate our allowance for credit losses methodology. If we determine that a change in our allowance for credit losses methodology is advisable, as a result of the rapidly changing economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. Moreover, actual losses under our current or any revised methodology may differ materially from our estimate.

Delinquent loan rate

Delinquent loan rate, which is total delinquent loans that are 60 days or more past due, divided by outstanding gross loans and leases, was 0.64% as of December 31, 2016 as compared to 0.84% as of December 31, 2015. We had delinquent loans with an outstanding balance of $21.1 million and $27.2 million as of December 31, 2016 and 2015, respectively. We expect the delinquent loan rate to correlate to current economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase.

Non-accrual loan rate

Non-accrual loan rate is defined as total balances outstanding of loans on non-accrual status divided by the total outstanding balance of our loans and leases held for investment. Loans are put on non-accrual status if they are 90 days or more past due or if management believes it is probable that the Company will be unable to collect contractual principal and interest in the normal course of business. The non-accrual loan rate was 2.99% as of December 31, 2016 and 3.43% as of December 31, 2015. As of December 31, 2016 and 2015, the aggregate outstanding balance of non-accrual loans was $99.2 million and $111.3 million, respectively and total outstanding loans and leases held for investment held at amortized cost was $3.3 billion and $3.2 billion, respectively. As of December 31, 2016 and 2015, these non-accrual loans had a carrying value before specific reserves of $92.9 million and $104.7 million, respectively. We expect the non-accrual loan rate to correlate to economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase, although actual results may vary.

Non-performing asset rate

Non-performing asset rate is defined as the sum of total balances outstanding of loans on non-accrual status, other real estate owned and other repossessed assets, divided by the sum of the total outstanding balance of our loans and leases held for investment and other real estate owned. The non-performing asset rate was 3.45% as of December 31, 2016 and 3.44% as of December 31, 2015. As of December 31, 2016 and 2015, the sum of the aggregate outstanding balance of non-performing assets was $115.0 million and $111.5 million, respectively. We expect the non-performing asset rate to correlate to economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase, although actual results may vary.

Net charge off rate (end of period loans and leases)

Net charge off rate as a percentage of end of period loan and lease portfolio is defined as annualized charge-offs net of recoveries divided by the total outstanding balance of our loans and leases held for investment. A charge-off occurs when management believes that all or part of the principal of a particular loan is no longer recoverable and will not be repaid. Typically, a charge off occurs in a period after a loan has been identified as impaired and a specific allowance has been established. For 2016, 2015 and 2014, the net charge off rate was 1.00%, 0.10% and 1.07% respectively. We expect the net charge-off rate (end of period loans and leases) to correlate to economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase, although actual results may vary.

Net charge off rate (average period loans and leases)

Net charge off rate as a percentage of average period loan and lease portfolio is defined as annualized charge-offs net of recoveries divided by the average total outstanding balance of our loans and leases held for investment for the period. For 2016, 2015 and 2014, the net charge off rate was 0.88%, 0.11% and 1.10% respectively. We expect the net charge-off rate (average period loans and leases) to correlate to economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase, although actual results may vary.

Return on average assets

Return on average assets, which is net income divided by average total assets was 0.69% for 2016, 0.49% for 2015, and 0.42% for 2014.

Return on average equity

Return on average equity, which is net income divided by average equity, was 4.28% for 2016, 2.56% for 2015, and 1.72% for 2014.

Review of Consolidated Results

A summary of NewStar’s consolidated financial results for the years ended December 31, 2016, 2015 and 2014 follows:

	Year Ended December 31,
	2016	2015	2014
	($ in thousands)
Net interest income:
Interest income	$250,716	$201,785	$136,171
Interest expense	161,345	120,986	57,775

Net interest income	89,371	80,799	78,396
Provision for credit losses	27,541	18,387	27,108

Net interest income after provision for credit losses	61,830	62,412	51,288
Non-interest income:
Asset management income	13,399	6,661	1,054
Fee income	7,278	13,508	2,467
Realized loss on derivatives, net	(184)	(29)	(39)
Realized (loss) gain on sale of loans, net	(2,095)	467	(230)
Other miscellaneous income, net	10,352	5,271	8,801
Loss on total return swap	(6,062)	(4,953)	(863)
Gain (loss) on loans held-for-sale, net	2,406	(2,568)	26
Gain on sale of divested business and assets	29,166	—	—

Total non-interest income	54,260	18,357	11,216
Operating expenses:
Compensation and benefits	43,344	35,909	30,383
General and administrative expenses	24,095	16,019	15,133

Total operating expenses	67,439	51,928	45,516

Operating income before income taxes	48,651	28,841	16,988
Results of Consolidated Variable Interest Entity:
Interest income	—	—	5,268
Interest expense—credit facilities	—	—	2,865
Interest expense—Fund membership interest	—	—	1,292
Other income	—	—	229
Operating expenses	—	—	249

Net results from Consolidated Variable Interest Entity	—	—	1,091
Income before income taxes	48,651	28,841	18,079
Income tax expense	20,427	11,951	7,485

Net income	$28,224	$16,890	$10,594

Comparison of the Years Ended December 31, 2016 and 2015

Interest income. Interest income increased $48.9 million, to $250.7 million for 2016 from $201.8 million for 2015. The increase was primarily due to an increase in the average balance of our interest earning assets to $4.1 billion from $3.4 billion and an increase in the yield on average interest earning assets to 6.14% from 5.97% primarily due to an increase in contractual interest rates from new loan origination and re-pricing subsequent to December 31, 2015. In addition, we had a nonperforming loan pay off at par on which we recognized $3.2 million of interest income in 2016.

Interest expense. Interest expense increased $40.3 million, to $161.3 million for 2016 from $121.0 million for 2015. The increase is primarily due to an increase in leverage and higher costs of funds. During 2016, we accelerated amortization of deferred financing fees totaling $3.2 million related to the repayment of the financing arrangement with Macquarie Bank Limited, two credit facilities due to the sale of Business Credit and the 2015-1 ABS due to the sale of the assets of Equipment Finance and the related platform. This compares to the accelerated amortization of deferred financing fees of $3.5 million related to the repayment of our corporate credit facility with Fortress Credit Corp during 2015. The average balance of our interest bearing liabilities increased to $3.5 billion from $2.8 billion, and our average cost of funds increased to 4.65% from 4.35%.

Net interest margin. Net interest margin decreased to 2.19% for 2016 from 2.39% for 2015. The decrease in net interest margin was primarily due to the shift in the mix of debt and the issuance of higher cost long-term debt during the first quarter of 2016. This was partially offset by the increase in the average yield on interest earning assets noted above. The net interest spread, the difference between gross yield on our interest earning assets and the total cost of our interest bearing liabilities, decreased to 1.49% from 1.62%.

The following table summarizes the yield and cost of interest earning assets and interest bearing liabilities for 2016 and 2015:

	Year Ended December 31, 2016			Year Ended December 31, 2015
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
Total interest earning assets	$4,081,983	$250,716	6.14%	$3,380,100	$201,785	5.97%
Total interest bearing liabilities	3,472,392	161,345	4.65	2,782,044	120,986	4.35

Net interest spread		$89,371	1.49%		$80,799	1.62%

Net interest margin			2.19%			2.39%

Provision for credit losses. The provision for credit losses increased to $27.5 million for 2016 from $18.4 million for 2015. The increase in the provision was primarily due to an increase of $15.3 million of net specific provisions, partially off-set by a decrease of $6.2 million of general provisions recorded during 2016 as compared to 2015. During 2016, we recorded net specific provisions for impaired loans of $24.8 million compared to $9.5 million recorded during 2015. The increase in the net specific component of the provision for credit losses was primarily due to the deterioration of five credits during the year. During 2016, we recorded general provisions of $2.7 million compared to general provisions of $8.9 million recorded during 2015. The decrease in the general provision was primarily due to the release of $1.3 million of general provision due to the sale of Equipment Finance assets as well as a smaller amortized loan portfolio balance that is subject to the allowance for loan and leases. Our general allowance for credit losses covers probable losses in our amortized cost loan and lease portfolio with respect to loans and leases that are not impaired and for which no specific impairment has been identified. A specific provision for credit losses is recorded with respect to loans for which it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement for which there is impairment recognized. The Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan and lease losses on outstanding loans and leases held at amortized cost. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to, changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan and lease losses.

On at least a quarterly basis, loans and leases are internally risk-rated based on individual credit criteria, including loan and lease type, loan and lease structures (including balloon and bullet structures common in the Company’s loans), borrower industry, payment capacity, location and quality of collateral if any. Borrowers provide the Company with financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition or profile.

Prior to the sale of Business Credit, our asset based lending business, the Company utilized a proprietary model to risk rate the asset based loans on a monthly basis. This model captured the impact of changes in industry and economic conditions as well as changes in the quality of the borrower’s collateral and financial performance to assign a final risk rating. The Company also evaluated historical net loss trends by risk rating from a comprehensive industry database covering more than twenty-five years of experience of the majority of the asset based lenders operating in the United States. Based upon the monthly risk rating from the model, the reserve was adjusted to reflect the historical average for expected loss from the industry database.

For Real Estate loans, the Company employs two mechanisms to capture the impact of industry and economic conditions. First, a loan’s risk rating, and thereby its assumed default likelihood, can be adjusted to account for overall commercial real estate market conditions. Second, to the extent that economic or industry trends adversely affect a substandard rated borrower’s loan-to-value ratio enough to impact its repayment ability, the Company applies a stress multiplier to the loan’s probability of default. The multiplier is designed to account for default characteristics that are difficult to quantify when market conditions cause commercial real estate prices to decline.

The Company periodically reviews its allowance for credit loss methodology to assess any necessary adjustments based upon changing economic and capital market conditions. If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. In 2015 the Company enhanced its approach for determining the expected exposure at default to more precisely reflect loan and lease exposures at December 31, 2015. Actual losses under the Company’s current or any revised allowance methodology may differ materially from the Company’s estimate.

Additionally, when determining the amount of the general allowance, the Company supplements the base amount with an environmental reserve amount which is governed by a score card system comprised of seven risk factors. In 2015, the scoring system of the environmental reserve risk factors was recalibrated to align with the enhancement made to the approach for determining the exposure at default. The Company also performs a ratio analysis of comparable money center banks, regional banks and finance companies. While the Company does not rely on this peer group comparison to set the level of allowance for credit losses, it does assist management in identifying market trends and serves as an overall reasonableness check on the allowance for credit losses computation.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are troubled debt restructurings. It is the Company’s policy during the reporting period to record a specific provision for credit losses to cover the identified impairment on a loan.

Impaired loans at December 31, 2016 were in Leveraged Finance over a range of industries impacted by the then current economic environment including the following: Media and Communications, Healthcare, Energy, Industrial, Other Business Services, Consumer/Retail, and Building Materials. For impaired Leveraged Finance and Equipment Finance loans (prior to the latter’s sale), the Company measured impairment based on expected cash flows utilizing relevant information provided by the borrower and consideration of other market conditions or specific factors impacting recoverability. Such amounts are discounted based on original loan or lease terms. For impaired Real Estate loans, the Company determined that the loans were collateral dependent and measured impairment based on the fair value of the related collateral utilizing recent appraisals from third-party appraisers, as well as internal estimates of market value. As of December 31, 2016, we had impaired loans with an aggregate outstanding balance of $133.4 million. Impaired loans with an aggregate outstanding balance of $114.8 million have been restructured and classified as troubled debt restructurings. At December 31, 2016, the Company had a $19.8 million specific allowance for impaired loans with an aggregate outstanding balance of $73.5 million. As of December 31, 2016, we had one restructured impaired loan that had an outstanding balance greater than $20.0 million. In this instance, we added to our position to maximize our potential recovery of the outstanding principal. Impaired loans at December 31, 2015 were in Leveraged Finance, Equipment Finance and Real Estate over a range of industries impacted by the then current economic environment including the following: Media and Communications, Industrial, Commercial Real Estate, Other Business Services, Consumer/Retail, and Building Materials. As of December 31, 2015, we had impaired loans with an aggregate outstanding balance of $193.2 million. Impaired loans with an aggregate outstanding balance of $183.6 million had been restructured and classified as troubled debt restructurings. At December 31, 2015, the Company had a $26.8 million specific allowance for impaired loans with an aggregate outstanding balance of $121.1 million. As of December 31, 2015, we had one restructured impaired loan that had an outstanding balance greater than $20.0 million and two restructured impaired loans that had an outstanding balance greater than $30.0 million. In each of these cases, we added to our position to maximize our potential recovery of the outstanding principal.

Non-interest income. Non-interest income increased $35.9 million to $54.3 million for 2016 from $18.4 million for 2015. For 2016, non-interest income was primarily comprised of $29.2 million gain on sale of Business Credit and the assets of Equipment Finance and the related platform, $13.4 million of asset management fees, $7.3 million of fee income, $2.4 million realized gain on loans held-for-sale and a $5.6 million positive mark-to-market adjustment on the loans held at fair value, offset by a $6.1 million loss on the total return swap and a $2.1 million loss on loans sold. For 2015, non-interest income was primarily comprised of $13.5 million of fee income, $6.7 million of asset management fees, $2.6 million of unused fees and a one-time $2.1 million gain on the sale of an equity interest in a restructured credit, offset by a $5.1 million unrealized loss on a total return swap, and a $2.6 million unrealized loss on loans held for sale.

As a result of certain of our troubled debt restructurings, we have received equity interests in several of our impaired borrowers. The equity interest in certain impaired borrowers is initially recorded at fair value when the debt is restructured and is subsequently analyzed at the end of each quarter. In situations where we are deemed to be under the equity method of accounting, we record our ownership share of the borrowers’ results of operations in non-interest income. Additionally, our corresponding share of our borrowers’ results of operations may directly impact the remaining net book value of these respective loans. These equity interests may give rise to potential capital gains or losses, for tax purposes. This could impact future period tax rates depending on our ability to recognize capital losses to the extent of any capital gains.

Operating expenses. Operating expenses increased $15.5 million, to $67.4 million for 2016 from $51.9 million for 2015. Employee compensation and benefits increased $7.4 million primarily the result of severance costs associated with a reduction in staffing level to streamline operations. General and administrative expenses increased $8.1 million primarily associated with an increase of strategic initiative costs of $6.3 million.

Income taxes. For 2016 and 2015, we provided for income taxes based on an effective tax rate of 42% and 41%, respectively. The effective tax rates differed from the federal statutory rate of 35% due largely to state tax expense in both years.

As of December 31, 2016 and 2015, we had net deferred tax assets of $40.8 million and $33.1 million, respectively. In assessing if we will be able to realize our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We considered all available evidence, both positive and negative, in determining the realizability of deferred tax assets at December 31, 2016. We considered carryback availability, the scheduled reversals of deferred tax liabilities, projected future taxable income during the reversal periods, and tax planning strategies in making this assessment. We also considered our recent history of taxable income, trends in our earnings and tax rate, positive financial ratios, and the impact of the downturn in the current economic environment (including the impact of credit on allowance and provision for loan losses; and the impact on funding levels) on the Company. Based upon our assessment, we believe that a valuation allowance was not necessary as of December 31, 2016. As of December 31, 2016, our deferred tax asset was primarily comprised of $23.4 million related to our allowance for credit losses and $9.4 million related to equity compensation, accrued bonus and severance. The increase in our deferred tax asset was primarily the result of the sale of the assets of Equipment Finance and the related platform, which had a deferred tax liability prior to the sale.

Comparison of the Years Ended December 31, 2015 and 2014

Interest income. Interest income increased $60.4 million, to $201.8 million for 2015 from $141.4 million for 2014. The increase was primarily due to an increase in the average balance of our interest earning assets to $3.4 billion from $2.5 billion and an increase in the yield on average interest earning assets to 5.97% from 5.64% primarily due to an increase in contractual interest rates from new loan origination and re-pricing subsequent to December 31, 2014.

Interest expense. Interest expense increased $59.1 million, to $121.0 million for 2015 from $61.9 million for 2014. The increase was primarily due to an increase in the average balance of our interest bearing liabilities to $2.8 billion from $2.0 billion, an increase in the average cost of funds to 4.35% from 3.12%, and the accelerated amortization of deferred financing fees totaling $3.5 million related to the repayment of our corporate credit facility with Fortress Credit Corp during 2015 compared to the accelerated amortization of deferred financing fees totaling $1.1 million related to the repayment of Arlington Fund’s credit facility during 2014.

Net interest margin. Net interest margin decreased to 2.39% for 2015 from 3.17% for 2014. The decrease in net interest margin was primarily due to an increase in our average cost of interest bearing liabilities, an increase in average cost of funds, and the accelerated amortization of deferred financing fees totaling $3.5 million related to the repayment of our corporate credit facility with Fortress Credit Corp. This was partially offset by an increase in the average yield on interest earning assets from 5.64% to 5.97% in 2015. The net interest spread, the difference between gross yield on our interest earning assets and the total cost of our interest bearing liabilities, decreased to 1.62% from 2.52%.

The following table summarizes the yield and cost of interest earning assets and interest bearing liabilities for 2015 and 2014:

	Year Ended December 31, 2015			Year Ended December 31, 2014
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
Total interest earning assets	$3,380,100	$201,785	5.97%	$2,508,729	$141,439	5.64%
Total interest bearing liabilities	2,782,044	120,986	4.35	1,983,516	61,932	3.12

Net interest spread		$80,799	1.62%		$79,507	2.52%

Net interest margin			2.39%			3.17%

Provision for credit losses. The provision for credit losses decreased to $18.4 million for 2015 from $27.1 million for 2014. The decrease in the provision was primarily due to a decrease of $12.6 million of net specific provisions, partially off-set by an increase of $3.9 million of general provisions recorded during 2015 as compared to 2014. During 2015, we recorded net specific provisions for impaired loans of $9.5 million compared to $22.1 million recorded during 2014. The decrease in the net specific component of the provision for credit losses was primarily due to improvement in credit performance related to two impaired loans offset by further negative credit migration related to previously identified impaired loans. Five loans that had been previously identified as impaired had been resolved during 2015 and two loans were identified as impaired during 2015. During 2015, we recorded general provisions of $8.9 million compared to a general provisions of $5.0 million recorded during 2014.

Impaired loans at December 31, 2015 were in Leveraged Finance, Equipment Finance and Real Estate over a range of industries impacted by the then current economic environment including the following: Media and Communications, Industrial, Commercial Real Estate, Other Business Services, Consumer/Retail, and Building Materials. For impaired Leveraged Finance and Equipment Finance loans, the Company measured impairment based on expected cash flows utilizing relevant information provided by the borrower and consideration of other market conditions or specific factors impacting recoverability. Such amounts are discounted based on original loan or lease terms. For impaired Real Estate loans, the Company determined that the loans were collateral dependent and measured impairment based on the fair value of the related collateral utilizing recent appraisals from third-party appraisers, as well as internal estimates of market value. As of December 31, 2015, we had impaired loans with an aggregate outstanding balance of $193.2 million. Impaired loans with an aggregate outstanding balance of $183.6 million had been restructured and classified as troubled debt restructurings. At December 31, 2015, the Company had a $26.8 million specific allowance for impaired loans with an aggregate outstanding balance of $121.1 million. As of December 31, 2015, we had one restructured impaired loan that had an outstanding balance greater than $20.0 million and two restructured impaired loans that had an outstanding balance greater than $30.0 million. In each of these cases, we added to our position to maximize our potential recovery of the outstanding principal. Impaired loans at December 31, 2014 were in Leveraged Finance, Equipment Finance and Real Estate over a range of industries impacted by the then current economic environment including the following: Media and Communications, Industrial, Commercial Real Estate, Other Business Services, Consumer/Retail, and Building Materials. As of December 31, 2014, we had impaired loans with an aggregate outstanding balance of $217.2 million. Impaired loans with an aggregate outstanding balance of $175.6 million had been restructured and classified as troubled debt restructurings. At December 31, 2014, the Company had a $20.7 million specific allowance for impaired loans with an aggregate outstanding balance of $103.2 million. As of December 31, 2014, we had one restructured impaired loan that had an outstanding balance greater than $20.0 million and one restructured impaired loan that had an outstanding balance greater than $30.0 million. In each of these cases, we added to our position to maximize our potential recovery of the outstanding principal.

Non-interest income. Non-interest income increased $7.0 million to $18.4 million for 2015 from $11.4 million for 2014. For 2015, non-interest income was primarily comprised of $13.5 million of fee income, $6.7 million of asset management fees, $2.6 million of unused fees and a one-time gain $2.1 million gain on the sale of an equity interest in a restructured credit, offset by a $5.1 million unrealized loss on a total return swap, and a $2.6 million unrealized loss on loans held for sale. For 2014, non-interest income was primarily comprised of $6.7 million of gains recognized from the sale of equity interests in certain impaired borrowers, $2.5 million of fee income, $2.1 million of income from other real estate owned properties, $1.8 million of unused fees, $1.1 million of asset management fees, $0.8 million of equity method of accounting losses, $0.6 million of net losses on the value of equity interests in certain impaired borrowers, a $0.9 million unrealized loss on a total return swap, and a $0.8 million loss on the creation of a new credit fund.

Operating expenses. Operating expenses increased $6.1 million, to $51.9 million for 2015 from $45.8 million for 2014. Employee compensation and benefits increased $5.5 million primarily due to an increase in the number of employees as a result of the NewStar Capital acquisition. General and administrative expenses increased $0.9 million.

Income taxes. For 2015 and 2014, we provided for income taxes based on an effective tax rate of 41%. The effective tax rates differed from the federal statutory rate of 35% due largely to state tax expense in both years.

As of December 31, 2015 and 2014, we had net deferred tax assets of $33.1 million and $28.1 million, respectively. In assessing if we will be able to realize our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We considered all available evidence, both positive and negative, in determining the realizability of deferred tax assets at December 31, 2015. We considered carryback availability, the scheduled reversals of deferred tax liabilities, projected future taxable income during the reversal periods, and tax planning strategies in making this assessment. We also considered our recent history of taxable income, trends in our earnings and tax rate, positive financial ratios, and the impact of the downturn in the current economic environment (including the impact of credit on allowance and provision for loan losses; and the impact on funding levels) on the Company. Based upon our assessment, we believe that a valuation allowance was not necessary as of December 31, 2015. As of December 31, 2015, our deferred tax asset was primarily comprised of $29.1 million related to our allowance for credit losses and $13.7 million related to equity compensation, which was partially offset by deferred tax liabilities related the Equipment Finance portfolio.

Segment Reporting

NewStar manages its operations through two business segments, Commercial Lending and Asset Management.

Commercial Lending

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers.

The following table sets forth selected information with respect to assets within the Commercial Lending segment.

	December 31, 2016	December 31, 2015
	($ in thousands)
Loans and leases, gross	$2,915,805	$3,243,580
Loans held-for-sale, gross	145,966	485,874

Total Commercial Lending Assets	$3,061,771	$3,729,454

The following table sets forth selected information with respect to the results of financial operations for the Commercial Lending segment.

	Twelve Months Ended December 31,
	2016	2015	2014
	($ in thousands)
Net interest income	$84,454	$81,005	$83,663
Provision for loan losses	27,541	18,387	27,108

Net interest income after provision	56,913	62,618	56,555
Noninterest income:
Other lending fees	7,141	13,508	2,466
Gain/(loss) on sale of loans and equipment	(1,598)	1,108	(201)
Other noninterest income (loss)	29,298	(2,982)	8,585

Total noninterest income:	34,841	11,634	10,850
Non-interest expense	55,177	46,873	45,363

Income before income taxes	$36,577	$27,379	$22,042

Comparison of the Years Ended December 31, 2016 and 2015

The Commercial Lending segment reported income before taxes of $36.6 million for the twelve months ended December 31, 2016, compared to $27.4 million for the same period in 2015. Net interest income increased $3.5 million for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015, primarily as a result of the recognition of interest income on a nonperforming loan that was paid off at par, as well as an increase in average interest earning assets due to originations subsequent to December 31, 2015. This was offset by an increase in average interest bearing liabilities and an increase in costs of borrowings. The provision for loan loss amounted to $27.5 million for the twelve months ended December 31, 2016 compared to $18.4 million for the twelve months ended December 31, 2015. Noninterest income derived from the Commercial Lending segment totaled $34.8 million for the twelve months ended December 31, 2016, up from $11.6 million from the twelve months ended December 31, 2015. The increase in noninterest income was primarily the result of the sale of Business Credit and the assets of Equipment Finance and the related platform. This was offset by a decrease of other lending fees of $6.4 million from the same period in 2015. Commercial Lending noninterest expenses for the twelve months ended December 31, 2016 increased by $8.3 million from the same period in 2015, primarily related to strategic initiative costs and severance related cost savings initiatives.

Comparison of the Years Ended December 31, 2015 and 2014

The Commercial Lending segment reported income before taxes of $27.4 million for the twelve months ended December 31, 2015, compared to $22.0 million for the same period in 2014. Net interest income decreased $2.7 million for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014, primarily due to an increase in our average cost of interest bearing liabilities and increase in average cost of funds. This was offset by an increase in average balances of our interest earning assets and an increase in yield on average earning assets. The provision for loan loss amounted to $18.4 million for the twelve months ended December 31, 2015 compared to $27.1 million for the twelve months ended December 31, 2014. Noninterest income derived from the Commercial Lending segment totaled $11.6 million for the twelve months ended December 31, 2015, up from $10.9 million from the twelve months ended December 31, 2014. The increase in noninterest income was primarily the result of an increase of $11.0 million in fee income, which was offset by an increase in losses on the total return swap of $4.1 million and an increase in losses on loans held-for-sale of $2.6 million. Commercial Lending noninterest expenses for the twelve months ended December 31, 2015 increased by $1.5 million from the same period in 2015 primarily related to employee compensation.

Asset Management

The Asset Management segment includes credit funds managed by the Company and NewStar Capital. Credit funds managed by the Company focus on middle market loans, liquid tradeable credit and liquid loan strategies. NewStar Capital manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

The following table sets forth selected information with respect to assets within the Asset Management segment.

	December 31, 2016	December 31, 2015
	($ in thousands)
Loans and leases, gross (at fair value)	$403,745	$—
Investments in debt securities, available-for-sale, net of mark (1)	126,050	100,942
Illiquid Credit *	1,314,690	824,573
Liquid/Tradeable Credit *	1,833,607	2,294,497

Total Asset Management Assets	$3,678,092	$3,220,012

(1)	Investment in debt securities gross of amortization of deferred fees, net of fair value adjustment.
*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.

The following table sets forth selected information with respect to the results of financial operations for the Asset Management segment.

	Twelve Months Ended December 31,
	2016	2015	2014
	($ in thousands)
Net interest income (loss)	$4,917	$(206)	$(4,156)

Noninterest income:
Management fees	11,665	6,661	1,054
Performance fees	1,734	—	—
Other lending fees	137	—	1
Gain on sale of loans and equipment	307	—	—
Other noninterest income (loss) (1)	5,576	62	(460)

Total noninterest income	19,419	6,723	595
Non-interest expense	12,262	5,055	402

Income (loss) before income taxes	$12,074	$1,462	$(3,963)

(1)	Includes mark to mark adjustment on fair value portfolio.

Comparison of the Years Ended December 31, 2016 and 2015

The Asset Management segment reported income before taxes of $12.1 million for the twelve months ended December 31, 2016, compared to $1.5 million for the same period in 2015. Net interest income increased $5.1 million for the twelve months ended December 31, 2016 compared to the twelve months ended December 31, 2015, primarily as a result of the completion of the Arch Street CLO. Noninterest income derived from the Asset Management segment was $19.4 million for the twelve months ended December 31, 2016, up from $6.7 million, for the same period in 2015. This increase is the result of our continued expansion of our asset management activities through new fund formation and the acquisition of NewStar Capital during the fourth quarter of 2015. Noninterest expense increased by $7.2 million for the twelve months ended December 31, 2016 as the result of a full year of compensation costs associated with NewStar Capital, which was acquired in the fourth quarter of 2015.

Comparison of the Years Ended December 31, 2015 and 2014

The Asset Management segment reported income before taxes of $1.5 million for the twelve months ended December 31, 2015, compared to a loss before taxes of $4.0 million for the same period in 2014. Net interest income increased $4.0 million for the twelve months ended December 31, 2015 compared to the twelve months ended December 31, 2014, primarily as a result of the completion of the Clarendon Fund. Noninterest income derived from the Asset Management segment was $6.7 million for the twelve months ended December 31, 2015, up from $0.6 million in 2014. This increase is the result of our continued expansion of our asset management activities through new fund formation and the acquisition of NewStar Capital during the fourth quarter of 2015. Noninterest expense increased by $4.7 million for the twelve months ended December 31, 2015 primarily as the result of compensation and strategic costs associated with NewStar Capital.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity consist of cash flow from operations, credit facilities, term debt securitizations and proceeds from equity and debt offerings. We believe that these sources will be sufficient to fund our current operations, lending activities and other short-term liquidity needs. In addition, we had $144.1 million in net loans held-for-sale on our balance sheet at December 31, 2016, which we have the ability to sell to generate additional liquidity. In addition to opportunistic funding related to potential growth initiatives, our future liquidity needs will be determined primarily based on prevailing market and economic conditions, the credit performance of our loan portfolio and loan origination volume. We may need to raise additional capital in the future based on various factors including, but not limited to: faster than expected increases in the level of non-accrual loans; lower than anticipated recoveries or cash flow from operations; and unexpected limitations on our ability to fund certain loans with credit facilities. We may not be able to raise debt or equity capital on acceptable terms or at all. The incurrence of additional debt will increase our leverage and interest expense, and the issuance of any equity or securities exercisable, convertible or exchangeable into Company common stock may be dilutive for existing shareholders.

During the fourth quarter of 2016, the U.S. economy continued to exhibit slow-to-moderate growth. Despite lingering uncertainty surrounding a number of economic issues and a new administration, the fourth quarter saw largely positive results from leading economic indicators. Positive signals were seen in consumer spending, consumer confidence, business equipment investment, housing, equities and manufacturing with stable signals shown in labor and inflation. We expect stable trends and slow-to-moderate growth in the U.S. to continue and monetary policy to remain conducive to gradual growth in the near term. We expect Treasury and investment grade bond rates to gradually increase, but remain relatively low in the near term, leading investors to continue to focus on allocating capital to riskier, higher yielding, fixed and floating rate asset classes in order to generate additional yield from their investments. In addition, we believe that the CLO market, which the Company partially relies upon for funding, will improve in 2017 and remain supportive for experienced managers such as NewStar to issue CLOs. We believe the Company has substantially greater financial flexibility and increased financing options due to our market experience and improvement in our financial performance.

We believe that our ability to access the capital markets, secure new credit facilities, and renew and/or amend our existing credit facilities continues to demonstrate an overall improvement in the market conditions for funding and indicates progress in our ability to obtain financings on improved terms in the future. Despite these signs of improving market conditions and relative stability in recent years, we cannot assure that these conditions will continue, and it is possible that the financial markets could experience stress, volatility, and/or illiquidity. If they do, we could face materially higher financing costs and reductions in leverage, which would affect our operating strategy and could materially and adversely affect our financial condition.

Cash and Cash Equivalents

As of December 31, 2016 and 2015, we had $154.5 million and $35.9 million, respectively, in cash and cash equivalents. We may invest a portion of cash on hand in short-term liquid investments. From time to time, we may use a portion of our unrestricted cash to pay down our credit facilities creating undrawn capacity which may be redrawn to meet liquidity needs in the future or to equity fund loans.

Restricted Cash

Separately, we had $262.6 million and $154.0 million of restricted cash as of December 31, 2016 and 2015, respectively. The restricted cash represents the balance of the principal and interest collections accounts and pre-funding amounts in our credit facilities, our term debt securitizations and customer holdbacks and escrows. The use of the principal collection accounts’ cash is limited to funding the growth of our loans and portfolio within the facilities or paying down related credit facilities or term debt securitizations. As of December 31, 2016, we could use $183.6 million of restricted cash to fund new or existing loans. The interest collection account cash is limited to the payment of interest, servicing fees and other expenses of our credit facilities and term debt securitizations and, if either a ratings downgrade or failure to receive ratings confirmation occurs on the rated notes in a term debt securitization at the end of the funding period or if coverage ratios are not met, paying down principal with respect thereto. Cash to fund the growth of our loan portfolio and to pay interest on our term debt securitizations represented a large portion of our restricted cash balance at December 31, 2016.

Asset Quality and Allowance for Loan and Lease Losses

If a loan is 90 days or more past due, or if management believes it is probable we will be unable to collect contractual principal and interest in the normal course of business, it is our policy to place the loan on non-accrual status. If a loan placed on non-accrual status is financed in a term debt securitization which has an overcollateralization test and the overcollateralization test is out of compliance, then excess interest spread cash is diverted and used to de-lever the securitization to bring the test back into compliance. If no overcollateralization test is present in the term debt securitization, the loan may remain in the term debt securitization and excess interest spread cash distributions to us will cease until cash accumulated in the term debt securitization equals the outstanding balance of the non-accrual loan. When a loan is on non-accrual status, accrued interest previously recognized as interest income subsequent to the last cash receipt in the current year will be reversed, and the recognition of interest income on that loan will stop until factors indicating doubtful collection no longer exist and the loan has been brought current. We may make exceptions to this policy if the loan is well secured and is in the process of collection. As of December 31, 2016 we had impaired loans with an aggregate outstanding balance of $133.4 million. Impaired loans with an aggregate outstanding balance of $114.8 million have been restructured and classified as troubled debt restructurings. Impaired loans with an aggregate outstanding balance of $99.2 million were on non-accrual status. These non-accrual loans had a carrying value of $92.9 million before specific reserves. During 2016, $33.0 million of impaired loans were charged-off. Impaired loans of $21.1 million were greater than 60 days past due and classified as delinquent. During 2016, we recorded $24.8 million of net specific provisions for impaired loans. Included in our specific allowance for impaired loans was $7.9 million related to delinquent loans. During 2016, we recorded $2.7 million of general provision which reflected the release of $1.3 million of general provisions due to the sale of Equipment Finance assets. We closely monitor the credit quality of our loans and leases which are partly reflected in our credit metrics such as loan delinquencies, non-accruals, and charge-offs. Changes to these credit metrics are largely due to changes in economic conditions and seasoning of the loan and lease portfolio.

We have provided an allowance for loan and lease losses to provide for probable losses inherent in our loan and lease amortized cost portfolio. Our allowance for loan and lease losses as of December 31, 2016 and 2015 was $50.9 million and $58.3 million, respectively, or 1.75% and 1.80% of loans and leases, gross, respectively. As of December 31, 2016, we also had a $0.5 million allowance for unfunded commitments, resulting in an allowance for credit losses of 1.76%.

The allowance for credit losses is based on a review of the appropriateness of the allowance for credit losses and its two components on a quarterly basis. The estimate of each component is based on observable information and on market and third-party data believed to be reflective of the underlying credit losses being estimated.

It is the Company’s policy to record a specific provision for credit losses for all loans which we have identified impairments during the reporting period. Subsequently, we may charge-off the portion of the loan for which a specific provision was recorded. All of these loans are classified as impaired (if they have not been so classified already as a result of a troubled debt restructuring) and are disclosed in the Allowance for Credit Losses footnote to the financial statements.

Activity in the allowance for loan and lease losses for the years ended December 31, 2016, 2015 and 2014 was as follows:

	Years Ended December 31,
	2016	2015	2014
	($ in thousands)
Balance as of beginning of period	$58,259	$42,983	$41,403
General provision for loan and lease losses	2,746	9,135	4,779
Specific provision for loan losses	24,790	9,495	22,070
Net charge offs	(33,040)	(3,354)	(25,269)
Reversal due to sale of Business Credit	(1,819)	—	—

Balance as of end of period	50,936	58,259	42,983
Allowance for losses on unfunded loan commitments	472	467	710

Allowance for credit losses	$51,408	$58,726	$43,693

During 2016 we recorded a total provision for credit losses of $27.5 million. The Company decreased its allowance for credit losses five basis points to 1.76% of gross loans at December 31, 2016 from 1.81% at December 31, 2015.

Borrowings and Liquidity

As of December 31, 2016 and 2015, we had outstanding borrowings totaling $3.4 billion. Borrowings under our various credit facilities and term debt securitizations are used to partially fund our positions in our loan portfolio.

As of December 31, 2016, our funding sources, maximum debt amounts, amounts outstanding and unused debt capacity, subject to certain covenants and conditions, are summarized below:

	Maximum Debt Amount	Amounts Outstanding	Unused Debt Capacity	Maturity
	($ in thousands)
Funding Source
Credit facilities	$865,000	$454,300	$410,700	2020
Term debt securitizations (1)	2,218,302	2,215,840	2,462	2023 – 2028
Repurchase agreements	55,046	55,046	—	2017
Senior notes	380,000	380,000	—	2020
Subordinated notes	300,000	300,000	—	2024

Total	$3,818,348	$3,405,186	$413,162

(1)	Maturities for term debt are based on contractual maturity dates. Actual maturities may occur earlier.

We must comply with various covenants. The breach of certain of these covenants could result in a termination event and the exercise of remedies if not cured. At December 31, 2016, we were in compliance with all such covenants. These covenants are customary and vary depending on the type of facility. These covenants include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants, key person events and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency, charge-off levels, and overcollateralization tests.

Credit Facilities

As of December 31, 2016 we had two credit facilities through certain of our wholly-owned subsidiaries: (i) a $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association

(“Wells Fargo”) to fund leveraged finance loans and (ii) a $250.0 million credit facility with Citibank, N.A. (“Citibank”) to fund leveraged finance loans.

We have a $615.0 million credit facility with Wells Fargo to fund leveraged finance loans. The credit facility had an outstanding balance of $401.1 million and unamortized deferred financing fees of $6.4 million as of December 31, 2016. In February 2016 and June 2016, the Company upsized this facility, which increased the commitment amount from $475.0 million to $615.0 million. Interest on this facility accrues at a variable rate per annum. The facility matures on August 10, 2020. The facility provides for a revolving reinvestment period which ends on August 10, 2018, with a two-year amortization period.

The Company has a $250.0 million credit facility with Citibank to fund leveraged finance loans. The credit facility had an outstanding balance of $53.2 million and unamortized deferred financing fees of $2.4 million as of December 31, 2016. Interest on this facility accrues at a variable rate per annum. The facility provides for a revolving reinvestment period that ends on May 5, 2018, with a two-year amortization period.

On December 1, 2016, the Company sold the assets of NewStar Equipment Finance (“Equipment Finance”) and the related platform. In connection with the sale, the Company repaid all outstanding indebtedness of Equipment Finance, including amounts outstanding under the $75.0 million note purchase agreement with Wells Fargo, with an outstanding balance of $16.9 million.

On September 15, 2016, the Company repaid the $350.0 million note purchase agreement with Credit Suisse that provided the financing to fund the purchase of broadly syndicated bank loans during the warehouse phase of the Arch Street CLO. The supplemental junior note commitment by NewStar Capital was also repaid in full. The notes were repaid from proceeds of the Arch Street CLO bond issuance.

On March 31, 2016, the Company sold its membership interest in NewStar Business Credit LLC (“Business Credit”). In connection with the sale, the Company repaid all outstanding indebtedness of Business Credit, including amounts outstanding under the $175.0 million credit facility with a syndicate of lenders agented by DZ Bank AG Deutsche Zentral-Genossenschaftbank Frankfurt (“DZ Bank”) with an outstanding balance of $102.0 million and the $165.0 million credit facility with a syndicate of lenders agented by Wells Fargo with an outstanding balance of $135.4 million, each of which was terminated. The Company accelerated and recognized deferred financing fees of $1.1 million and $0.7 million, respectively, related to the warehouse facilities during the first quarter of 2016.

Senior notes

On April 22, 2015, the Company issued $300.0 million in aggregate principal amount of 7.25% Senior Notes due 2020 (the “2020 Notes”). On November 9, 2015, the Company issued an additional $80.0 million in aggregate principal amount of 2020 Notes. The 2020 Notes were issued on November 9, 2015, were issued at a debt discount of $0.8 million which will amortize over the life of the 2020 Notes. The Company used a portion of the net proceeds from the April notes offering to repay in full its corporate credit facility with Fortress Credit Corp. The 2020 Notes mature on May 1, 2020, and bear interest at a rate of 7.25% per annum, which is payable semi-annually on May 1 and November 1 of each year. At any time prior to May 1, 2017, the Company may redeem up to 35% of the aggregate principal amount of the 2020 Notes with the net cash proceeds of certain public equity offerings at a price equal to 107.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon provided that immediately following the redemption, at least 65% of the 2020 Notes that were originally issued remain outstanding. Additionally, at any time prior to May 1, 2017, the Company may redeem some or all of the 2020 Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after May 1, 2017, the Company may redeem the 2020 Notes, in whole or in part, at redemption prices specified in the 2020 Notes plus accrued and unpaid interest thereon. In addition, if the Company undergoes a change of control, the Company will be required to make an offer to purchase each holder’s 2020 Notes at a price equal to 101% of the principal amount of the 2020 Notes, plus accrued and unpaid interest. As of December 31, 2016 unamortized deferred financing fees were $5.5 million.

We must comply with certain covenants and restrictions related to the 2020 Notes. Subject to certain exceptions as detailed therein, the indenture relating to the 2020 Notes restricts our ability to incur additional Non-Funding Indebtedness (as defined in the indenture) but permits the incurrence of indebtedness if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), our Consolidated Non-Funding Debt to Equity Ratio (together with our Restricted Subsidiaries) is not greater than 1.75 to 1.00. Consolidated Non-Funding Debt to Equity Ratio is defined, with respect to any person on any determination date, as the ratio of Consolidated Non-Funding Debt (as defined in the indenture) of such person as of such determination date to the Consolidated Stockholders Equity (as defined in the indenture) of such person as of such determination date. If we fail to comply with this and certain other covenants included in the senior notes indenture, it could constitute an event of default that could result in the acceleration of the payment of the aggregate principal amount of 2020 Notes then outstanding and accrued interest. At December 31, 2016 and currently, we were in compliance with all such covenants under the 2020 Notes indenture.

As market conditions warrant and subject to our liquidity requirements, contractual restrictions and other factors, we may from time to time seek to retire or repurchase our outstanding senior notes through cash purchases and/or exchanges for other debt or equity securities in open market transactions, privately negotiated transactions, by tender offer or otherwise. Any such cash repurchases by us may be funded by cash on hand or incurring new debt. The amounts involved in any such transactions, individually or in the aggregate, may be material to us. Furthermore, any such repurchases or exchanges may result in our acquiring and retiring a substantial amount of indebtedness, which may impact the trading liquidity of such indebtedness.

Subordinated notes

On December 4, 2014, the Company completed the initial closing of an investment of long-term capital from funds sponsored by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by GSO Capital Partners at which the Franklin Square funds purchased $200.0 million of 10-year subordinated notes (the “Subordinated Notes”), which rank junior to the Company’s existing and future senior debt. During 2015, the Company drew an additional $75 million of these Subordinated Notes. The Company drew the remaining $25 million in January 2016. The Subordinated Notes were recorded at par less the initial relative fair value of the warrants issued in connection with the investment on December 4, 2014 and January 23, 2015 which was $53.7 million as of December 31, 2016 and $60.0 million as of December 31, 2015. The debt discount will amortize over the life of the notes and will be recorded as non-cash interest expense as the Subordinated Notes accrete to par value. As of December 31, 2016, unamortized deferred financing fees were $4.9 million. The Subordinated Notes bear interest at 8.25% and include a Payment-in-Kind (“PIK Toggle”) feature that allows the Company, at its option, to elect to have interest accrued at a rate of 8.75% added to the principal of the Subordinated Notes instead of paying it in cash. The Subordinated Notes have a ten year term and mature on December 4, 2024. They are callable during the first three years with payment of a make-whole premium. The prepayment premium decreases to 103% and 101% after the third and fourth anniversaries of the closing, respectively. They are callable at par after December 4, 2019. The Subordinated Notes require a mandatory payment at the end of each accrual period, beginning on December 5, 2019. The Company is required to make a cash payment of principal plus accrued interest in an amount required to prevent the Subordinated Notes from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Events of default under the Subordinated Notes include failure to pay interest or principal when due subject to applicable grace periods, material uncured breaches of the terms of the Subordinated Notes, and bankruptcy/insolvency events.

Term Debt Securitizations

2012-2 CLO. On December 18, 2012, we completed a term debt securitization transaction. In conjunction with this transaction we established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2012-2 LLC (the “2012-2 CLO”) and sold and contributed $325.9 million in loans and investments (including unfunded commitments), or portions thereof, to the 2012-2 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2012-2 CLO issued $263.3 million of notes to institutional investors. We retained $62.6 million, comprising 100% of the 2012-2 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. On June 12, 2015, we sold 100% of the 2012-2 CLO’s Class E Notes totaling $16.3 million to institutional investors. At December 31, 2016, the $233.0 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $279.2 million. At December 31, 2016, deferred financing fees were $0.7 million. The 2012-2 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended in January 2016.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2012-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2012-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2012-2 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2012-2 CLO
Class A	$190,700	$144,053	1.90%
Class B	26,000	26,000	3.25%
Class C	35,200	35,200	4.25%
Class D	11,400	11,400	6.25%
Class E	16,300	16,300	6.75%

Total notes	279,600	232,953
Class F	24,100	24,100	N/A
Subordinated notes	22,183	22,183	N/A

Total for 2012-2 CLO	$325,883	$279,236

2013-1 CLO. On September 11, 2013, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2013-1 LLC (the “2013-1 CLO”) and sold and contributed $247.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2013-1 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2013-1 CLO issued $338.6 million of notes to institutional investors. We retained $61.4 million, comprising 100% of the 2013-1 CLO’s membership interests, Class F notes, Class G notes, and subordinated notes. At December 31, 2016, the $321.9 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $383.3 million. At December 31, 2016, deferred financing fees were $2.6 million. The 2013-1 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended in September 2016.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2013-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2013-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2013-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2013-1 CLO
Class A-T	$202,600	$188,349	1.65%
Class A-R	35,000	32,538	(1)
Class B	38,000	38,000	2.30%
Class C	36,000	36,000	3.80%
Class D	21,000	21,000	4.55%
Class E	6,000	6,000	5.30%

Total notes	338,600	321,887
Class F	17,400	17,400	N/A
Class G	15,200	15,200	N/A
Subordinated notes	28,800	28,800	N/A

Total for 2013-1 CLO	$400,000	$383,287

(1)	Class A-R Notes accrue interest at the Class A-R CP Rate so long as they are held by a CP Conduit, and otherwise will accrue interest at the Class A-R LIBOR Rate or, in certain circumstances, the Class A-R Base Rate, but in no event shall interest rate payable pari passu with the Class A-T Notes exceed the Class A-R Waterfall Rate Cap.

2014-1 CLO. On April 17, 2014, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2014-1 LLC (the “2014-1 CLO”) and sold and contributed $249.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2014-1 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2014-1 CLO issued $289.5 million of notes to institutional investors. We retained $58.9 million, comprising 100% of the 2014-1 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. At December 31, 2016, the $289.5 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.4 million. At December 31, 2016, deferred financing fees were $2.0 million. The 2014-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2018. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2014-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2014-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2014-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2014-1 CLO
Class A	$202,500	$202,500	1.80%
Class B-1	20,000	20,000	2.60%
Class B-2	13,250	13,250	(1)
Class C	30,250	30,250	3.60%
Class D	23,500	23,500	4.75%

Total notes	289,500	289,500
Class E	18,500	18,500	N/A
Class F	14,000	14,000	N/A
Subordinated notes	26,375	26,375	N/A

Total for 2014-1 CLO	$348,375	$348,375

(1)	Class B-2 Notes accrue interest at a fixed rate of 4.902%.

2015-1 CLO. On March 20, 2015, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-1 LLC (the “2015-1 CLO”) and sold and contributed $336.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-1 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-1 CLO issued $410.3 million of notes to institutional investors. We retained $85.8 million, comprising 100% of the 2015-1 CLO’s membership interests and subordinated notes. At December 31, 2016, the $410.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $496.1 million. At December 31, 2016, deferred financing fees were $3.2 million. The 2015-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2019. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes it owns in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-1 CLO may not be distributed if the overcollateralization ratio, or if other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2015-1 CLO
Class A-1	$253,500	$253,500	1.80%
Class A-2	35,000	35,000	(1)
Class B	50,000	50,000	2.80%
Class C	38,500	38,500	3.85%
Class D	33,250	33,250	5.50%

Total notes	410,250	410,250
Subordinated notes	85,815	85,815	N/A

Total for 2015-1 CLO	$496,065	$496,065

(1)	Class A-2 Notes accrue interest at a spread over Libor of 1.65% from the closing date to, but excluding March 20, 2017, and 2.00% thereafter.

2015-2 CLO. On September 15, 2015, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-2 LLC (the “2015-2 CLO”) and sold and contributed $298.4 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-2 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-2 CLO issued $327.8 million of notes to institutional investors. We retained $70.1 million, comprising 100% of the 2015-2 CLO’s membership interests and a portion of the Class E notes. At December 31, 2016, the $327.8 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $397.8 million. At December 31, 2016, deferred financing fees were $2.9 million. The 2015-2 CLO permits reinvestment of collateral principal repayments for a four-year period ending in August 2019. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-2 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2015-2 CLO
Class A-1	$205,000	$205,000	2.00%
Class A-2	23,000	23,000	(1)
Class B	40,000	40,000	2.90%
Class C	26,250	26,250	3.95%
Class D	28,500	28,500	5.25%
Class E	5,000	5,000	7.50%

Total notes	327,750	327,750
Class E (retained)	23,250	23,250	7.50%
Subordinated notes	46,806	46,806	N/A

Total for 2015-2 CLO	$397,806	$397,806

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.461%.

2016-1 CLO. On March 2, 2016, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2016-1 LLC (the “2016-1 CLO”) and sold and contributed $247.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2016-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2016-1 CLO issued $255.8 million of notes to institutional investors. The Company retained $92.2 million, comprising 100% of the 2016-1 CLO’s membership interests, and the Class D and Class E notes. During the fourth quarter of 2016, the Company sold $7.5 million of the Class D notes. At December 31, 2016, the $263.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.0 million. At December 31, 2016, unamortized deferred financing fees were $2.4 million. The 2016-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in February 2020. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

The following table sets forth selected information with respect to the 2016-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
2016-1 CLO
Class A-1	$176,500	$176,500	2.30%
Class A-2	20,000	20,000	(1)
Class B	36,750	36,750	3.75%
Class C	22,500	22,500	5.40%
Class D	7,500	7,500	5.50%

Total notes	263,250	263,250
Class D (retained)	16,250	16,250	5.50%
Class E (retained)	23,000	23,000	7.50%
Subordinated notes	45,506	45,506	N/A

Total for 2016-1 CLO	$348,006	$348,006

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.44%.

Arch Street CLO. On September 15, 2016, NewStar Capital LLC completed a $409.8 million broadly syndicated loan securitization. The notes offered in the collateralized loan obligation (“Arch Street CLO”) were issued by Arch Street CLO, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (with the exception of the Class E and F notes) by Arch Street CLO, LLC, a Delaware limited liability company (each a subsidiary of NewStar Capital and collectively, “Arch Street”). The Arch Street CLO notes are backed by a diversified portfolio of broadly syndicated loans purchased and serviced by the Company. Investors purchased approximately $370.3 million of the Arch Street CLO notes, representing approximately 90.4% of the total capitalization of Arch Street. The Company retained all of the Class F notes and subordinated notes which together totaled approximately $39.5 million, representing approximately 9.6% of the total capitalization of Arch Street. At December 31, 2016, the outstanding note balance was $370.3 million and unamortized deferred financing fees were $4.2 million. The reinvestment period is expected to end in October 2020 and scheduled to mature in October 2028.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the Arch Street CLO is in default under the terms of the indenture, the excess interest spread from the Arch Street CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the Arch Street CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Borrowing spread to LIBOR
	($ in thousands)
Arch Street CLO
Class X	$2,500	$2,500	1.25%
Class A	256,000	256,000	1.65%
Class B	48,000	48,000	2.24%
Class C	20,000	20,000	3.00%
Class D	22,750	22,750	4.20%
Class E	21,000	21,000	6.95%

Total notes	370,250	370,250
Class F (retained)	5,500	5,500	8.60%
Subordinated notes	34,000	34,000	N/A

Total for Arch Street CLO	$409,750	$409,750

2007-1 CLO. In June 2007, we completed a term debt securitization transaction. In conjunction with this transaction we established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Trust 2007-1 (the “2007-1 CLO Trust”) and sold and contributed $600 million in loans and investments (including unfunded commitments), or portions thereof, to the 2007-1 CLO Trust. We remained the servicer of the loans. Simultaneously with the initial sale and contribution, the 2007-1 CLO Trust issued $546.0 million of notes to institutional investors. We retained $54.0 million, comprising 100% of the 2007-1 CLO Trust’s trust certificates. During 2012, we purchased $0.2 million of the 2007-1 CLO Trust’s Class C notes. During 2010, we purchased $5.0 million of the 2007-1 CLO Trust’s Class D notes. During 2009, we purchased $1.0 million of the 2007-1 CLO Trust’s Class D notes. On November 30, 2016, we called the 2007-1 CLO Trust and redeemed the notes at par. In conjunction with the call, we received a principal distribution of $35.8 million.

2015-1 ABS. On September 1, 2015, NewStar Equipment Finance I, LLC, our subsidiary, completed a static asset-backed securitization transaction through a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Lease Funding 2015-1 LLC (the “2015-1 ABS”) and sold and contributed $100.1 million in leases and equipment loans (including unfunded commitments), or portions thereof, to the 2015-1 ABS. Simultaneously with the initial sale and contribution, the 2015-1 ABS issued $70.0 million of notes to institutional investors. We retained all of the 2015-1 ABS’s membership interest and the Class B notes, totaling $40.6 million. On October 17, 2016, the Company called the 2015-1 ABS and redeemed the notes at par. In conjunction with the call, the Company received a principal distribution of $12.8 million. The Company accelerated and recognized deferred financing fees of $1.1 million related to the repayment of the 2015-1 ABS.

2006-1 CLO. In June 2006 we completed a term debt securitization transaction. In conjunction with this transaction we established a separate single-purpose bankruptcy remote subsidiary, NewStar Commercial Loan Trust 2006-1 (the “2006 CLO Trust”) and sold and contributed $500 million in loans and investments (including unfunded commitments), or portions thereof, to the 2006 CLO Trust. Simultaneously with the initial sale and contribution, the 2006 CLO Trust issued $456.3 million of notes to institutional investors. We retained $43.8 million, comprising 100% of the 2006 CLO Trust’s trust certificates. The 2006 CLO Trust permitted reinvestment of collateral principal repayments for a five-year period which ended in June 2011. During 2011, we purchased $7.0 million of the 2006 CLO Trust’s Class C notes, $6.0 million of the 2006 CLO Trust’s Class D notes and $2.0 million of the 2006 CLO Trust’s Class E notes. During 2010, we purchased $3.0 million of the 2006 CLO Trust’s Class D notes and $3.0 million of the 2006 CLO Trust’s Class E notes. During 2009, we purchased $6.5 million of the 2006 CLO Trust’s Class D notes and $1.8 million of the 2006 CLO Trust’s Class E notes. During 2008, we purchased $3.3 million of the 2006 CLO Trust’s Class D and $2.5 million of the 2006

CLO Trust’s Class E notes, respectively. On September 30, 2014, we called the 2006 CLO Trust and redeemed the notes at par. In conjunction with the call, we received a principal distribution of $9.7 million.

Corporate Credit Facility

On January 5, 2010, we entered into a note agreement with Fortress Credit Corp., which was subsequently amended on August 31, 2010, January 27, 2012, November 5, 2012, and December 4, 2012. The agreement was amended and restated on May 13, 2013 and further amended on June 3, 2013. The credit facility, as amended, consisted of a $238.5 million term note with Fortress Credit Corp. as agent, which consisted of the existing outstanding balance of $100.0 million (the “Existing Funding”), an initial funding of $98.5 million (the “Initial Funding”), and three subsequent borrowings, of $5.0 million (the “Delay Draw Term A”), $25.0 million (the “Delay Draw Term B”) and the $10.0 million Term C Loan. On April 22, 2015, we repaid in full the term note with Fortress Credit Corp.

Repurchase Agreements

We entered into a repurchase transaction with Deutsche Bank AG, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of February 13, 2015 between Deutsche Bank AG and NS Bond Funding I LLC (the “Deutsche Bank Repurchase Agreement”). Pursuant to the Deutsche Bank Repurchase Agreement, Deutsche Bank AG will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the Deutsche Bank Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was zero. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with Citigroup Global Markets, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of March 16, 2015 between Citigroup Global Markets and NS Loan Originator LLC (the “Citigroup Repurchase Agreement”). Pursuant to the Citigroup Repurchase Agreement, Citigroup Global Markets will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the Citigroup Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was $31.3 million. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with JP Morgan Chase Bank pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of April 2, 2015 between JP Morgan Chase Bank and NS Bond Funding II LLC (the “JP Morgan Repurchase Agreement”). Pursuant to the JP Morgan Repurchase Agreement, JP Morgan Chase Bank will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the JP Morgan Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. A portion of the proceeds from our senior notes offering in November 2015 were used to pay down this facility. As of December 31, 2016, the outstanding balance was $22.0 million. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with Natixis Securities Americas LLC pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of October 14, 2015 between Natixis Securities Americas LLC and NS Bond Funding III LLC (the “Natixis Repurchase Agreement”). Pursuant to the Natixis Repurchase Agreement, Natixis Securities Americas LLC will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the Natixis Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was $1.7 million. We have made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

On June 7, 2011, we entered into a five-year, $68.0 million financing arrangement with Macquarie Bank Limited backed primarily by a portfolio of commercial mortgage loans previously originated by us. The financing was structured as a master repurchase agreement under which we sold the portfolio of commercial mortgage loans to Macquarie for an aggregate purchase price of $68.0 million. We also agreed to repurchase the commercial mortgage loans from time to time (including a minimum quarterly amount), and agreed to repurchase all of the commercial mortgage loans by June 7, 2016. On October 2, 2013, we entered into an amendment to this financing arrangement which, among other things, extended the date by which we had agreed to repurchase all of the commercial mortgage loans by one year to June 7, 2017, provided for $25.5 million of additional advances for existing eligible assets owned by us, allowed for the advance of up to $15.0 million to fund an additional commercial mortgage loan, and released $41.1 million of principal payments to us as unrestricted cash. On August 29, 2016, the Company redeemed in full the five-year, $68.0 million financing arrangement with Macquarie Bank Limited with an outstanding balance of $10.7 million. The Company accelerated and recognized deferred financial fees of $0.3 million related to repurchase facility during 2016.

Stock Repurchase Program

On December 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The new repurchase program, commenced immediately following the expiration of the prior stock repurchase program, which was authorized on October 7, 2015, amended on February 10, 2016 and expired on December 31, 2016. The new repurchase program will expire on December 31, 2017 unless extended by the Board and may be suspended or discontinued at any time without notice.

On October 21, 2016, the Company’s Board of Directors authorized the repurchase of 2,500,000 shares of our common stock in privately negotiated transactions outside of the Company’s previously announced stock repurchase program.

On October 7, 2015, our Board of Directors authorized the repurchase of up to $5.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. On February 10, 2016, our Board of Directors authorized an increase to this stock repurchase program to authorize the repurchase of up to an aggregate of $30.0 million of the Company’s common stock (inclusive of approximately $4.9 million remaining under the existing program). The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. We completed this repurchase program on December 31, 2016. Under this stock repurchase program, we repurchased 2,640,544 shares of our common stock under this program at a weighted average priced per share of $7.85, of which 1,000,000 shares were repurchased in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $7.0 million.

On March 24, 2015, the Company repurchased 1,000,000 shares of its common stock in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $10.3 million.

On December 22, 2014, we repurchased 1,000,000 shares of the Company’s common stock in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $10.2 million.

On August 13, 2014, our Board of Directors authorized the repurchase of up to $10.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased are determined by our management based on its evaluation of market conditions and other factors. We completed this repurchase program during August 2015. Under this stock repurchase program, we repurchased 892,911 shares of our common stock at a weighted average price per share of $11.20.

On May 5, 2014, our Board of Directors authorized the repurchase of up to $20.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased were determined by our management based on its evaluation of market conditions and other factors. We completed this repurchase program during July 2014. Under this stock repurchase program, we repurchased 1,519,615 shares of our common stock at a weighted average price per share of $13.13 in the aggregate.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of December 31, 2016:

	Payments due by period
	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
	($ in thousands)
Credit facilities (1)	$—	$—	$454,300	$—	$454,300
Term debt (1)	—	—	—	2,215,840	2,215,840
Senior Notes	—	—	380,000	—	380,000
Subordinated notes	—	—	—	300,000	300,000
Repurchase agreement	55,046	—	—	—	55,046
Non-cancelable operating leases	1,567	3,291	—	—	4,858

Total	$56,613	$3,291	$834,300	$2,515,840	$3,410,044

(1)	Amounts for credit facilities and term debt presented represent principal amounts due based on contractual maturity dates and do not include interest amounts owed. The actual timing of payments will ultimately vary from the above data due to future fundings and repayments we expect to occur.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We maintain an overall risk management strategy that may incorporate the use of derivative instruments to minimize significant unplanned fluctuations in earnings caused by interest rate volatility. Our operations are subject to risks resulting from interest rate fluctuations on our interest-earning assets and our interest-bearing liabilities. We seek to provide maximum levels of net interest income, while maintaining acceptable levels of interest rate and liquidity risk. As such, we may enter into interest rate swap and interest rate cap agreements to hedge interest rate exposure to interest rate fluctuations. Under the interest rate swap contracts, we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. We record the exchanged amount in net interest income in our statements of operations. Under the interest rate cap contracts, we agree to exchange, at specified intervals, the difference between a specified fixed interest (the cap) and floating interest amounts calculated on an agreed-upon notional principal amount, but only if the floating interest rate exceeds the cap rate. The interest rate caps may not be matched to specific assets or liabilities and would not qualify for hedge accounting.

Interest rate risk mitigation products are offered to enable customers to meet their financing and risk management objectives. Derivative financial instruments consist predominantly of interest rate swaps, interest rate caps and floors. The interest rate risks to the Company of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties consisting primarily of large financial institutions. The interest rate mitigation products do not qualify for hedge accounting treatment.

Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are reported as gain or (loss) on derivatives in our consolidated statements of operations.

OFF BALANCE SHEET ARRANGEMENTS

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our borrowers. These financial instruments include unfunded commitments, standby letters of credit and interest rate mitigation products. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

Unused lines of credit are commitments to lend to a borrower if certain conditions have been met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. We evaluate each borrower’s creditworthiness on a case-by-case basis. The amount of collateral required is based on factors that include management’s credit evaluation of the borrower and the borrower’s compliance with financial covenants. Due to their nature, we cannot know with certainty the aggregate amounts that will be required to fund our unfunded commitments. The aggregate amount of these unfunded commitments may exceed our available funds. At December 31, 2016, we had $326.1 million of unused lines of credit. Of these unused lines of credit, unfunded commitments related to revolving credit facilities were $257.5 million and unfunded commitments related to delayed draw term loans were $68.6 million. These commitments may expire without being drawn upon, and as such the total commitment does not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by us to guarantee the performance by a borrower to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to our borrowers. At December 31, 2016 we had $8.2 million of standby letters of credit.

On December 4, 2014, we entered into a total return swap (“TRS”) for senior floating rate loans with Citibank, N.A. (“Citibank”). The TRS with Citibank enabled us, through a wholly owned financing subsidiary, to obtain the economic benefits of the loans subject to the TRS, despite the fact that such loans would not be directly owned by us, in return for an interest payment to Citibank. The underlying loan portfolio of the TRS was typically large, liquid broadly syndicated loans. We acted as the manager of the TRS and selected the specific loans to be subject to the TRS. The TRS did not qualify for hedge accounting treatment as it did not offset the risks of another investment position. The initial maximum market value (determined at the time such loans became subject to the TRS) of the portfolio of loans subject to the TRS was $75.0 million. On each of December 15, 2014, March 2, 2015 and July 14, 2015, we entered into amendments to increase the maximum value of the TRS to $125.0 million, $150.0 million and $175.0 million, respectively. Interest accrued at one-month LIBOR+1.60% per annum. We were required to cash collateralize a specified percentage of each loan included under the TRS in accordance with margin requirements. On March 31, 2016, the TRS matured. At maturity we purchased approximately $138.9 million of the loans that were referenced by the TRS. The majority of these loans were purchased to fund future CLOs.

Critical Accounting Policies

Accounting policies involving significant estimates and assumptions by management, which have, or could have, a material impact on our financial statements, are considered critical accounting policies. The following are our critical accounting policies:

Allowance for credit losses

A general allowance is provided for loans and leases held at amortized cost that are not impaired. The Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan and lease losses on outstanding loans and leases within our amortized cost portfolio. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to, changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan and lease losses.

On at least a quarterly basis, loans and leases are internally risk-rated based on individual credit criteria, including loan and lease type, loan and lease structures (including balloon and bullet structures common in the Company’s Leveraged Finance and Real Estate cash flow loans), borrower industry, payment capacity, location and quality of collateral if any (including the Company’s Real Estate loans). Borrowers provide the Company with financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition and/or profile.

For Leveraged Finance loans and Equipment Finance (prior to the latter’s sale) loans and leases, the data set used to construct probabilities of default in its allowance for loan losses model, Moody’s CRD Private Firm Database, primarily contains middle market loans that share attributes similar to the Company’s loans. The Company also considers the quality of the loan or lease terms and lender protections in determining a loan loss in the event of default.

Prior to the sale of Business Credit, the Company utilized a proprietary model to risk rate the asset based loans on a monthly basis. This model captured the impact of changes in industry and economic conditions as well as changes in the quality of the borrower’s collateral and financial performance to assign a final risk rating. The Company also evaluated historical net loss trends by risk rating from a comprehensive industry database covering more than twenty-five years of experience of the majority of the asset based lenders operating in the United States. Based upon the monthly risk rating from the model, the reserve was adjusted to reflect the historical average for expected loss from the industry database. For Real Estate loans, the Company employs two mechanisms to capture the impact of industry and economic conditions. First, a loan’s risk rating, and thereby its assumed default likelihood, can be adjusted to account for overall commercial real estate market conditions. Second, to the extent that economic or industry trends adversely affect a substandard rated borrower’s loan-to-value ratio enough to impact its repayment ability, the Company applies a stress multiplier to the loan’s probability of default. The multiplier is designed to account for default characteristics that are difficult to quantify when market conditions cause commercial real estate prices to decline.

The Company periodically reviews its allowance for credit loss methodology to assess any necessary adjustments based upon changing economic and capital market conditions. If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. In the fourth quarter of 2015, the Company enhanced its approach for determining the expected exposure at default to more precisely reflect loan and lease exposures at December 31, 2015. Given uncertain market conditions, actual losses under the Company’s current or any revised allowance methodology may differ materially from the Company’s estimate.

Additionally, when determining the amount of the general allowance, the Company supplements the base amount with an environmental reserve amount which is governed by a score card system comprised of seven risk factors. In the fourth quarter of 2015, the scoring system of the environmental reserve risk factors was recalibrated to align with the enhancement made to the approach for determining the exposure at default. The Company also performs a ratio analysis of comparable money center banks, regional banks and finance companies. While the Company does not rely on this peer group comparison to set the level of allowance for credit losses, it does assist management in identifying market trends and serves as an overall reasonableness check on the allowance for credit losses computation.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are Troubled Debt Restructurings. It is the Company’s policy during the reporting period to record a specific provision for credit losses to cover the identified impairment on a loan.

Impaired loans at December 31, 2016 were in Leveraged Finance over a range of industries impacted by the then current economic environment including the following: Media and Communications, Healthcare, Energy, Industrial, Other Business Services, Consumer/Retail, and Building Materials. For impaired Leveraged Finance and Equipment Finance loans (prior to the latter’s sale), the Company measured impairment based on expected cash flows utilizing relevant information provided by the borrower and consideration of other market conditions or specific factors impacting recoverability. Such amounts are discounted based on original loan terms. For impaired Real Estate loans, the Company determined that the loans were collateral dependent and measured impairment based on the fair value of the related collateral utilizing recent appraisals from third-party appraisers, as well as internal estimates of market value.

Loans deemed to be uncollectible are charged off and the allowance is reduced by the charged off balance of the loan. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

Valuation of deferred tax assets

We recognize deferred tax assets and liabilities resulting from the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We regularly review our deferred tax assets to assess their potential realization and whether or not a valuation allowance is necessary. In performing these reviews we make estimates about future profits and tax planning strategies that would affect future taxable income and the realization of these deferred tax assets. A change in these assumptions could result in a difference in valuation and impact our results of operations. Based upon our assessment, we believe that a valuation allowance was not necessary as of December 31, 2016.

ASC 740, Accounting for Uncertainty in Income Taxes—An interpretation of FASB Statement No. 109 provides that a company can only recognize the tax position in the financial statements if the position is more likely than not to be upheld on audit, based only on the technical merits of the tax position. If the recognition threshold is met, the tax benefit is measured at the largest amount that is more than 50% likely of being realized upon ultimate settlement.

ASC 740 also addresses how interest and penalties should be accrued for uncertain tax positions, requiring that interest expense should be recognized in the first period interest would be accrued under the tax law. The Company classifies all interest and penalties on recognized tax benefits as a part of income tax expense.

The Company files U.S. federal and state income tax returns. As of December 31, 2016, the Company is subject to examination by the Internal Revenue Service and most state tax authorities for tax years after December 31, 2012. A few states remain subject to examination for the year ended December 31, 2011.

Revenue recognition

Interest income is recorded on the accrual basis in accordance with the terms of the respective loan and debt product. The accrual of interest on loans and other debt products is discontinued when principal or interest payments are past due by 90 days or more or when, in the opinion of management, it is probable we will be unable to collect contractual principal and interest in the normal course of business. If loans are placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income on non-accrual loans is subsequently recognized only to the extent that cash is received and the principal balance is deemed collectible.

Nonrefundable fees and related direct costs associated with the origination or purchase of loans and other debt products are deferred and netted against balances outstanding. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the effective interest method. In connection with the prepayment of a loan or other debt product, a partial amount of the remaining unamortized net deferred fees, costs, premiums or discounts are accelerated and recognized as interest income. The amortization of fees is discontinued on non-accrual loans. Depending on the terms of a loan or other debt product, we may charge a prepayment fee and recognize it in the period of the prepayment. We accrete any discount and amortize any premium from purchased debt products or acquired loans in a business combination into interest income as a yield adjustment over the contractual life. Syndication, arrangement and structuring fees are recognized in the period the service is completed as a component of non-interest income.

Valuation of investments in debt securities

We review the fair value of our other debt products quarterly. The fair value of our investments in debt securities, non-investment grade securities and residual securities, are based on independent third-party quoted market prices, when available, at the reporting date for those or similar investments. When no market is available, we estimate fair value using various valuation methodologies, including cash flow analysis and internally generated financial models that incorporate significant assumptions and judgments, as well as qualitative factors.

Even if the general accuracy of our valuation models are validated, there are no assurances that our valuations are accurate because of the high number of variables that affect cash flows associated with these complex cash flow structures, which differ on each securitization. Valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the model. Because of the inherent uncertainty of determining the fair value of investments that do not have a readily ascertainable market value, the fair value of investments may differ significantly from the values that would have been used had a market existed for the investments, and the differences could be material. In addition, if our estimates or assumptions with respect to these assets prove to be incorrect, we may be required to write down some or all of the value of these assets.

A debt product is considered impaired when the fair value of the debt product declines below its amortized cost. The cost basis of the investment is then written down to fair value. If management determines the impairment to be temporary, it is recorded in other comprehensive income, a component of stockholders’ equity. If management determines the impairment to be other than temporary, it is recorded as an offset to other income on our statements of operations. From time to time we may become aware of cash flow or credit issues with respect to our other debt products and these other debt products are then monitored by management to determine if a write-down is appropriate.

Although we view write-downs of our other debt products as a normal and anticipated aspect of our business, material write-downs of the fair value of our other debt products could adversely affect our results of operations and financial condition. Our allowance for credit losses does not cover write-downs because we classify these assets as available-for-sale securities.

The description of certain instruments as “debt securities” is intended to describe the accounting treatment of those instruments and is not a characterization of those instruments as securities for any other purpose.

Goodwill and Identified Intangible Assets

We record the excess of the cost of an acquisition over the fair value of the net assets acquired. Our goodwill impairment assessment is performed annually, or more frequently, should circumstances suggest fair value has declined below the related carrying value. If we determine that the fair value has declined below our related carrying value, an impairment is recognized to reduce the carrying value to its fair value.

Identified intangible assets are comprised of customer contracts and related customer relationships and are amortized over their estimated useful lives. We monitor the useful lives of these assets and revise them, if necessary. We review historical and projected attrition rates and other events that may influence our projections of the future economic benefit that we will derive from these relationships. Significant judgment is required to estimate the period that these assets will contribute to our cash flows and the pattern over which these assets will be consumed. We are currently amortizing our identified intangible assets over an average useful life of approximately one year.

Loans Held-for-Sale

Loans classified as held-for-sale consist of loans originated by the Company, intended to be sold or syndicated to third parties (including credit funds managed by the Company) or impaired loans for which a sale of the loan is expected as a result of a workout strategy. These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or fair value.

Total Return Swap

We were party to a total return swap (“TRS”) through March 31, 2016. A TRS is a contract in which one party agrees to make periodic payments to another party based on the change in the market value of the assets underlying the TRS, in return for periodic payments based on a fixed or variable interest rate. The TRS effectively added leverage to our portfolio by providing investment exposure to underlying loans without owning or taking physical custody, in return for an interest-type payment to Citi. The TRS was recorded at fair value as an asset or liability with changes in fair value recorded as unrealized appreciation or depreciation. Realized gains or losses were recognized at the termination of the contract.

Valuation of debt and equity linked instruments

We account for the subordinated notes and associated warrants issued to Franklin Square as debt and equity-linked instruments. The warrants are freestanding, indexed to the Company’s common stock and are classified as equity. They were initially recorded at relative fair value, with no subsequent re-measurement. The allocation of the proceeds from the issuance of debt and warrants to Franklin Square was determined using the relative fair value method. The allocation of proceeds to the warrants created a debt discount to the subordinated debt and will be amortized over the life of the subordinated notes. The subordinated debt is presented net of the debt discount.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We are exposed to changes in market values of our loans for which we elected to apply fair value option accounting, loans held-for-sale, which are carried at lower of cost or market, and our investment in debt securities, available-for-sale and derivatives, which are carried at fair value. Fair value is defined as the market price for those securities for which a market quotation is readily available and for all other investments and derivatives, fair value is determined pursuant to a valuation policy and a consistent valuation process. Where a market quotation is not readily available, we estimate fair value using various valuation methodologies, including cash flow analysis, as well as qualitative factors.

As of December 31, 2016, loans at fair value totaled $403.7 million. At December 31, 2016, we recorded a gain of $5.5 million related to the change in fair value which was recorded in other miscellaneous income, net. We did not have any loans at fair value as of December 31, 2015.

As of December 31, 2016 and 2015, loans held-for-sale totaled $144.1 million and $478.8 million, respectively. At December 31, 2016 and 2015, we recorded a $2.4 million gain and a $2.6 million loss, respectively on loans held-for-sale.

As of December 31, 2016 and 2015, investments in debt securities available-for-sale totaled $119.3 million and $94.2 million, respectively. At December 31, 2016 and 2015, we had a net unrealized loss of $6.4 million and $10.1 million, respectively on those debt securities. Any unrealized gain or loss on these investments is included in Other Comprehensive Income in the equity section of the balance sheet, until realized.

Interest rate risk represents a market risk exposure to us. Interest rate risk is measured as the potential volatility to our net interest income caused by changes in market interest rates.

As of December 31, 2016, substantially all of the loans in our portfolio were at variable rates. For the loans at variable rates, approximately 91.8% contain an interest rate floor, with an average floor of 1.02%. Our credit facilities and term debt securitizations all bear interest at variable rates without interest rate floors. Our senior and subordinated notes are fixed rate.

The presence of interest rate floors in our loan agreements results in assets with hybrid fixed and floating rate loan characteristics. Provided that the contractual interest rate remains at or below the interest rate floor, a performing loan will typically behave as a fixed rate instrument. If contractual interest rates are in excess of the interest rate floor, a performing loan will typically behave as a floating rate instrument. In a low interest rate environment, floors provide a benefit as we are able to earn additional income equal to the difference between the stated rate of the interest rate floor and the corresponding contractual rate. If interest rates rise, the potential benefit provided by interest rate floors would decrease resulting in lower net interest income. The cost of our variable rate debt would increase, while interest income from loans with interest rate floors would not change until interest rates exceed the stated rate of the interest rate floors or upon the re-pricing or principal repayment of the loans.

The following table shows the hypothetical estimated change in net interest income over a 12-month period based on a static, instantaneous parallel shift in interest rates applied to our portfolio and cash and cash equivalents as of December 31, 2016. Our modeling is based on contractual terms and does not consider prepayment or changes in the composition of our portfolio or our current capital structure. It further generalizes that both variable rate assets and liabilities are indexed to a flat 3 month LIBOR yield curve. Although we believe these measurements are representative of our interest rate sensitivity, we can give no assurance that actual results would not differ materially from our modeled outcomes.

	Rate Change (Basis Points)	Estimated Change in Net Interest Income Over 12 Months
		($ in thousands)
Decrease of	100	$19,921
Increase of	100	11,905
Increase of	200	24,363
Increase of	300	36,822

The estimated changes in net interest income reflect the potential effect of interest rate floors on loans totaling approximately $3.2 billion. Due to the presence of these interest rate floors, as interest rates begin to rise from current levels, the cost of our variable rate debt increases. The interest rate on performing loans will remain fixed until the contractual rate exceeds the stated rate on the interest rate floors. Consequently, the result may be a negative net interest income impact as interest rates initially increase until they reach an inflection point. Beyond this inflection point, which is typically close to the portfolios weighted average stated floor rate, the benefit of rising rates begins to accrue to us as the interest rate on performing loans starts to adjust upward.

Item 8.	Financial Statements and Supplementary Data

NEWSTAR FINANCIAL, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NewStar Financial, Inc.:

We have audited NewStar Financial Inc.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). NewStar Financial Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, NewStar Financial Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of NewStar Financial Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and our report dated March 2, 2017 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2017

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NewStar Financial Inc.:

We have audited the accompanying consolidated balance sheets of NewStar Financial Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NewStar Financial Inc. and subsidiaries as of December 31, 2016 and 2015 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2017 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2017

NEWSTAR FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	($ in thousands, except share and par value amounts)
Assets:
Cash and cash equivalents	$154,480	$35,933
Restricted cash	262,643	153,992
Cash collateral on deposit with custodians	7,564	61,081
Investments in debt securities, available-for-sale	119,307	94,177
Loans held-for-sale, net	144,060	478,785
Loans and leases, net (including loans at fair value of $403,745 and $0, respectively)	3,239,191	3,134,072
Interest receivable	14,622	13,932
Property and equipment, net	274	638
Deferred income taxes, net	40,807	33,133
Income tax receivable	—	5,342
Goodwill	17,884	17,884
Identified intangible assets, net	572	910
Other assets	39,188	21,504

Total assets	$4,040,592	$4,051,383

Liabilities:
Credit facilities, net	$445,493	$832,686
Term debt securitizations, net	2,195,064	1,821,519
Senior notes, net	373,919	372,153
Subordinated notes, net	241,390	209,509
Repurchase agreements, net	55,046	96,224
Accrued interest payable	21,319	18,073
Income tax payable	12,562	—
Other liabilities	48,377	41,741

Total liabilities	3,393,170	3,391,905

Stockholders’ equity:
Preferred stock, par value $0.01 per share (5,000,000 shares authorized; no shares outstanding)
Common stock, par value $0.01 per share:
Shares authorized: 145,000,000 in 2016 and 2015;
Shares outstanding 42,820,198 in 2016 and 46,527,288 in 2015	428	465
Additional paid-in capital	743,783	742,970
Retained earnings	59,577	31,353
Common stock held in treasury, at cost $0.01 par value; 14,352,904 in 2016 and 9,154,548 in 2015	(152,720)	(109,245)
Accumulated other comprehensive loss, net	(3,646)	(6,065)

Total stockholders’ equity	647,422	659,478

Total liabilities and stockholders’ equity	$4,040,592	$4,051,383

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	($ in thousands, except per share amounts)
Net interest income:
Interest income	$250,716	$201,785	$136,171
Interest expense	161,345	120,986	57,775

Net interest income	89,371	80,799	78,396
Provision for credit losses	27,541	18,387	27,108

Net interest income after provision for credit losses	61,830	62,412	51,288
Non-interest income:
Asset management income	13,399	6,661	1,054
Fee income	7,278	13,508	2,467
Realized loss on derivatives, net	(184)	(29)	(39)
Realized (loss) gain on sale of loans, net	(2,095)	467	(230)
Other miscellaneous income, net	10,352	5,271	8,801
Loss on total return swap	(6,062)	(4,953)	(863)
Gain (loss) on loans held-for-sale, net	2,406	(2,568)	26
Gain on sale of divested business and assets	29,166	—	—

Total non-interest income	54,260	18,357	11,216
Operating expenses:
Compensation and benefits	43,344	35,909	30,383
General and administrative expenses	24,095	16,019	15,133

Total operating expenses	67,439	51,928	45,516

Operating income before income taxes	48,651	28,841	16,988
Results of Consolidated Variable Interest Entity:
Interest income	—	—	5,268
Interest expense—credit facilities	—	—	2,865
Interest expense—Fund membership interest	—	—	1,292
Other income	—	—	229
Operating expenses	—	—	249

Net results from Consolidated Variable Interest Entity	—	—	1,091
Income before income taxes	48,651	28,841	18,079
Income tax expense	20,427	11,951	7,485

Net income	$28,224	$16,890	$10,594

Basic Earnings per share	$0.61	$0.37	$0.22
Diluted Earnings per share	0.61	0.35	0.21

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2016	2015	2014
	($ in thousands, except per share amounts)
Net income	$28,224	$16,890	$10,594
Other comprehensive income (loss), net of tax:
Net unrealized securities gains (losses), net of tax expense (benefit) of $1,613, $(4,112) and $(401), respectively	2,329	(5,985)	(583)
Net unrealized derivative gains (losses), net of tax expense (benefit) of $62, $(33) and $(10), respectively	90	(47)	(19)

Other comprehensive income (loss)	2,419	(6,032)	(602)

Comprehensive income	$30,643	$10,858	$9,992

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	NewStar Financial, Inc. Stockholders’ Equity
	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive Income (Loss), net	Retained Earnings of Consolidated VIE	Common Stockholders’ Equity
	($ in thousands)
Balance at December 31, 2013	$—	$487	$655,143	$2,624	$(43,271)	$569	$658	$616,210
Net income	—	—	—	9,952	—	—	642	10,594
Other comprehensive loss	—	—	—	—	—	(602)	—	(602)
Issuance of restricted stock	—	1	(1)	—	—	—	—	—
Net shares reacquired from employee transactions	—	—	—	—	(533)	—	—	(533)
Tax benefit from vesting of restricted common stock awards	—	—	1,819	—	—	—	—	1,819
Repurchase of common stock	—	(29)	29	—	(34,672)	—	—	(34,672)
Issuance of warrants	—	—	41,785	—	—	—	—	41,785
Exercise of warrants	—	3	15,244	—	(14,248)	—	—	999
Exercise of common stock options, net	—	4	300	—	—	—	—	304
Tax benefit form exercise of common stock awards	—	—	1,920	—	—	—	—	1,920
Reclassification of VIE dividend	—	—	—	—	—	—	587	587
Deconsolidation of VIE	—	—	—	1,887	—	—	(1,887)	—
Amortization of restricted common stock awards	—	—	2,532	—	—	—	—	2,532
Amortization of stock option awards	—	—	54	—	—	—	—	54

Balance December 31, 2014	—	466	718,825	14,463	(92,724)	(33)	—	640,997
Net income	—	—	—	16,890	—	—	—	16,890
Other comprehensive loss	—	—	—	—	—	(6,032)	—	(6,032)
Issuance of restricted stock	—	4	(4)	—	—	—	—	—
Net shares reacquired from employee transactions	—	(1)	1	—	(603)	—	—	(603)
Tax expense from vesting of restricted common stock awards	—	—	(164)	—	—	—	—	(164)
Repurchase of common stock	—	(15)	15	—	(15,918)	—	—	(15,918)
Issuance of warrants	—	—	21,766	—	—	—	—	21,766
Exercise of warrants	—	—	—	—	—	—	—	—
Exercise of common stock options, net	—	11	(2,843)	—	—	—	—	(2,832)
Tax benefit from exercise of common stock awards	—	—	2,101	—	—	—	—	2,101
Amortization of restricted common stock awards	—	—	3,273	—	—	—	—	3,273

Balance December 31, 2015	—	465	742,970	31,353	(109,245)	(6,065)	—	659,478
Net income	—	—	—	28,224	—	—	—	28,224
Other comprehensive income	—	—	—	—	—	2,419	—	2,419
Issuance of restricted stock	—	6	(6)	—	—	—	—	—
Net shares reacquired from employee transactions	—	(1)	1	—	(445)	—	—	(445)
Tax benefit from vesting of restricted common stock awards	—	—	(473)	—	—	—	—	(473)
Repurchase of common stock	—	(51)	51	—	(43,030)	—	—	(43,030)
Exercise of common stock options, net	—	9	(1,003)	—	—	—	—	(994)
Tax expense from exercise of common stock awards	—	—	(1,499)	—	—	—	—	(1,499)
Amortization of restricted common stock awards	—	—	3,742	—	—	—	—	3,742

Balance December 31, 2016	$—	$428	$743,783	$59,577	$(152,720)	$(3,646)	$—	$647,422

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	($ in thousands)
Cash flows from operating activities:
Net income	$28,224	$16,890	$10,594
Adjustments to reconcile net income to net cash used for operations:
Provision for credit losses	27,541	18,387	27,108
Depreciation and amortization and accretion, net	(14,550)	(9,431)	(9,381)
Amortization of debt issuance costs	19,201	19,330	6,938
Equity compensation expense	3,742	3,273	2,586
Gain on sale of Business Credit	(22,511)	—	—
Gain on sale of Equipment Finance assets	(6,655)	—	—
Loss (gain) on sale of loans, net	2,095	(467)	230
Gain on repurchase of debt	—	—	—
Losses (gains) on other real estate owned	—	82	(15)
Gains on lease equipment	(798)	(601)	—
Gains from equity method investments, net	—	—	(1,625)
Loss from total return swap	6,062	4,953	863
Net change in deferred income taxes	(9,348)	(905)	2,573
Loans held-for-sale originated	(437,252)	(677,445)	(328,157)
Proceeds from sale and repayment of loans held-for-sale	826,815	396,661	174,985
Unrealized (gain) loss on loans held-for-sale	(2,406)	2,568	—
Net change in interest receivable	(2,133)	(6,455)	(62)
Net change in other assets	(12,477)	(6,970)	(10,462)
Net change in accrued interest payable	3,246	11,497	243
Net change in other liabilities	3,065	11,258	9,867
Consolidated Variable Interest Entity:
Amortization of debt issuance costs	—	—	1,247
Depreciation and amortization and accretion	—	—	(315)
Net change in interest receivable	—	—	1,079
Net change in other assets	—	—	946
Net change in accrued interest payable	—	—	(606)
Net change in accounts payable	—	—	587

Net cash provided by (used in) operating activities	411,861	(217,375)	(110,777)

Cash flows from investing activities:
Payment for acquisition, net of cash acquired	—	(19,183)	—
Net change in restricted cash	(108,651)	(58,581)	72,509
Net change in loans and leases	(125,658)	(836,347)	(261,756)
Purchase of equity investments	(3,637)	—	—
Proceeds from sale of other real estate owned	—	3,211	10,276
Purchase of debt securities available-for-sale	(26,313)	(89,602)	(38,255)
Proceeds from repayments of debt securities available-for-sale	6,000	33,000	14,000
Acquisition of property and equipment	(19)	(218)	(80)
Consolidated Variable Interest Entity:
Net change in loans	—	—	171,427
Net change in restricted cash	—	—	1,950
VIE cash dividends	—	—	(671)

Net cash used in investing activities	(258,278)	(967,720)	(30,600)

(continued)

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

	Years Ended December 31,
	2016	2015	2014
	($ in thousands)
Cash flows from financing activities:
Proceeds from exercise of stock options, net	(994)	(2,843)	300
Proceeds from exercise of warrants	—	—	999
Tax (expense) benefit from exercise of stock options	(1,499)	2,101	1,920
Tax (expense) benefit from vesting of restricted stock	(473)	(164)	1,819
Advances on credit facilities	1,574,022	2,701,016	1,557,162
Repayment of borrowings on credit facilities	(1,963,618)	(2,344,888)	(1,401,552)
Issuance of term debt	43,447	824,163	289,500
Borrowings on term debt	600,250	61,500	77,900
Repayment of borrowings on term debt	(268,684)	(241,010)	(386,587)
Borrowings on corporate debt	—	—	38,500
Repayment of corporate debt	—	(238,500)	—
Issuance of senior notes	—	379,208	—
Issuance of subordinated notes	24,500	73,500	200,000
Borrowings on repurchase agreements	19,998	139,744	—
Repayment of borrowings on repurchase agreements	(61,741)	(100,182)	(10,727)
Release (posting) of cash collateral	53,517	(22,106)	(38,975)
Payment of deferred financing costs	(10,286)	(27,023)	(13,451)
Purchase of treasury stock	(43,475)	(16,521)	(35,205)
Consolidated Variable Interest Entity:
Advances on credit facilities	—	—	17,156
Repayment of borrowings on credit facilities	—	—	(137,500)
Borrowings on subordinated debt	—	—	—
Repayment of borrowings on subordinated debt	—	—	(30,000)
Payment of deferred financing costs	—	—	(250)

Net cash (used in) provided by financing activities	(35,036)	1,187,995	131,009
Net increase (decrease) in cash during the period	$118,547	$2,900	$(10,368)
Cash and cash equivalents at beginning of period	35,933	33,033	43,401

Cash and cash equivalents at end of period	$154,480	$35,933	$33,033

Supplemental cash flows information:
Interest paid	$158,099	$109,489	$57,532
Interest paid by VIE	—	—	4,763
Taxes paid, net of refund	13,841	12,631	2,554
Transfers of loans held-for-sale to loans, net	—	7,740	—
Transfers of loans, net to loans held-for-sale, at fair value	72,091	34,387	32,567
Transfers of LHFS, net to other real estate owned, at fair value	15,272	250	—
Unsettled trades payable	14,000	—	—
Issuance of warrants	—	21,766	41,785
Fair value of assets acquired, net of cash acquired	—	3,464	—
Fair value of liabilities assumed	—	2,165	—

The accompanying notes are an integral part of these consolidated financial statements.

NEWSTAR FINANCIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

NewStar Financial, Inc. is an internally-managed, commercial finance company with $6.7 billion of assets managed across two complementary business lines- middle market direct lending and asset management. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle market through by offering a range of flexible debt financing options. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

These lending activities require specialized skills and transaction experience, as well as a significant investment in personnel and operating infrastructure. To meet these demands, our loans and leases are originated directly by teams of credit-trained bankers organized around key industry and market segments. These teams are supported by centralized credit management and operating platforms. This structure enables us to leverage common standards, systems, and industry and professional expertise across multiple businesses.

The Company targets its marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. The Company’s origination network is national in scope and it targets companies with business operations across a broad range of industry sectors. The Company employs highly experienced bankers and credit professionals to identify and structure new lending opportunities and manage customer relationships. The Company believes that the quality of its professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position it to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

The Company’s emphasis on direct origination is an important aspect of its marketing and credit strategy. The Company’s national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows the Company to be highly selective in its credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. The Company’s direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides the Company with direct access to management teams and enhances its ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows the Company to negotiate transaction terms directly with borrowers and, as a result, advise its customers on financial strategies and capital structures, which it believes benefits its credit performance.

The Company typically provides financing commitments to companies in amounts that range in size from $15 million to $50 million. The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and the Company’s role in the transaction. The Company also selectively arranges larger transactions that it may retain on its balance sheet or syndicate to other lenders, which may include funds that it manages for third party institutional investors. By syndicating loans to other lenders and the Company’s managed funds, it is able to provide larger financing commitments to its customers and generate fee income, while limiting our risk exposure to single borrowers. From time to time, however, the Company’s balance sheet exposure to a single borrower exceeds $35 million.

Beginning in January 2016, the Company’s operations were divided into two reportable segments that represent its core businesses, Commercial Lending and Asset Management.

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers.

The Asset Management segment represents our investment advisory activities which are focused on providing opportunities for qualified investors to invest in a range of credit funds managed by the Company. The Asset Management segment manages a series of private credit funds that co-invest in middle market loans originated through its established direct lending platform. Additionally, through its wholly-owned subsidiary, NewStar Capital, the Company also manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

Note 2. Summary of Significant Accounting Policies

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, “NewStar”) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). All material intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Estimates most susceptible to change in the near-term are the Company’s estimates of the allowance for credit losses, impairment of loans, recorded amounts of deferred income taxes, contingent liability and impairment of goodwill and identifiable intangible assets.

Prior Period Reclassifications

Certain prior period disclosure amounts have been reclassified to conform to current period presentation.

Cash and Cash Equivalents

Cash and cash equivalents include all demand deposits held in banks and certain highly liquid instruments with original maturities of 90 days or less.

Investments in Debt Securities

Management determines the classification of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity. Investment securities held-to-maturity are stated at amortized cost. Securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long-term basis, are classified as available-for-sale and carried at fair value with unrealized gains or losses reported in other comprehensive income (loss), net of applicable income taxes. The fair value of debt securities are based on quoted market prices, when available, at the reporting date. When no market is available, the Company estimates fair value using various valuation tools, including cash flow analyses that utilize financial statements, business plans, as well as qualitative factors. The carrying values of all securities are adjusted for amortization of premiums and accretion of discounts over the shorter of the period to call or maturity of the related security using a method that approximates the interest method. Realized gains or losses on the sale of securities, if any, are determined using the amortized cost of the specific securities sold. Management evaluates securities for other-than-temporary impairment (“OTTI”) on a periodic basis. Factors considered in determining whether an impairment is OTTI include: (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) projected future cash flows, (3) the financial condition and near-term prospects of the issuers and (4) the intent and ability of the Company to hold the investment for a period of time sufficient to allow for recovery in fair value which may be until maturity. The Company records an OTTI loss in an amount equal to the entire difference between the fair value and amortized cost if (1) the Company intends to sell an impaired investment security, (2) it is more likely than not that the Company will be required to sell the investment security before its amortized costs are recovered or (3) for debt securities, the present value of expected future cash flows is not sufficient to recover the entire amortized cost basis. If an investment security is determined to be OTTI but the Company does not intend to sell the investment security, only the credit portion of the estimated loss is recognized in earnings, with the non-credit portion of the loss recognized in other comprehensive income.

Loans Held-for-Sale

Loans classified as held-for-sale consist of loans originated by the Company, intended to be sold or syndicated to third parties (including credit funds managed by the Company) or impaired loans for which a sale of the loan is expected as a result of a workout strategy. These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or fair value.

Loans

Loans are stated at the principal amount outstanding or fair value when fair value option accounting has been elected. The Company has elected to apply fair value option accounting to loans designated to the credit funds managed by NewStar Capital. Interest income is recorded on the accrual basis in accordance with the terms of the respective loan. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is typically discontinued when principal or interest payments are past due 90 days or when, in the opinion of management, it is probable it will be unable to collect contractual principal and interest in the normal course of business. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible.

Nonrefundable loan fees and related direct costs associated with the origination of loans are deferred and included in loans, net in the consolidated balance sheet. The net deferred fees or costs are recognized as an adjustment to interest income over the contractual life of the loans using a method which approximates the interest method or taken into income when the related loans are paid off or sold. The Company accretes any discount from purchased loans into loan fee income as a yield adjustment over the contractual life of the loan. The amortization of loan fees is discontinued on non-accrual loans.

Provision and Allowance for Credit Losses

Our general allowance for credit losses covers probable losses incurred in our loan and lease amortized cost portfolio with respect to loans and leases that are not impaired and for which no specific impairment has been identified. A specific provision for credit losses is recorded with respect to loans for which it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. The

Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan and lease losses on outstanding loans and leases within our amortized cost portfolio. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to, changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan and lease losses.

The Company periodically reviews its allowance for credit loss methodology to assess any necessary adjustments based upon changing economic and capital market conditions. If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. In 2015, the Company enhanced its approach for determining the expected exposure at default to more precisely reflect loan and lease exposures at December 31, 2015. Given uncertain market conditions, actual losses under the Company’s current or any revised allowance methodology may differ materially from the Company’s estimate.

Additionally, when determining the amount of the general allowance, the Company supplements the base amount with an environmental reserve amount which is governed by a score card system comprised of seven risk factors. In 2015, the scoring system of the environmental reserve risk factors was recalibrated to align with the enhancement made to the approach for determining the exposure at default. The Company also performs a ratio analysis of comparable money center banks, regional banks and finance companies. While the Company does not rely on this peer group comparison to set the level of allowance for credit losses, it does assist management in identifying market trends and serves as an overall reasonableness check on the allowance for credit losses computation.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are Troubled Debt Restructurings (see Note 4). It is the Company’s policy during the reporting period to record a specific provision for credit losses to cover the identified impairment on a loan.

Impaired loans at December 31, 2016 were in Leveraged Finance over a range of industries impacted by the current economic environment including the following: Media and Communications, Healthcare, Energy, Industrial, Other Business Services, Consumer/Retail and Building Materials. For impaired Leveraged Finance loans, the Company measured impairment based on expected cash flows utilizing relevant information provided by the borrower and consideration of other market conditions or specific factors impacting recoverability. Such amounts are discounted based on original loan terms.

Loans deemed to be uncollectible are charged off and the allowance is reduced by the charged off balance of the loan. The provision for credit losses and recoveries on loans previously charged off are added to the allowance.

Deferred Financing Costs

Deferred financing costs represent fees and other direct incremental costs incurred in connection with borrowings and term debt securitizations. These amounts are amortized using the straight-line method into earnings as interest expense ratably over the contractual term of the facility or the estimated life of the term debt securitization.

Debt and equity linked instruments

We account for the subordinated notes and associated warrants issued to Franklin Square as debt and equity-linked instruments. The warrants are freestanding, indexed to the Company’s common stock and are classified as equity. They were initially recorded at relative fair value, with no subsequent re-measurement. The allocation of the proceeds from the issuance of debt and warrants to Franklin Square was determined using the relative fair value method. The allocation of proceeds to the warrants created a debt discount to the subordinated debt and will be amortized over the life of the subordinated notes. The subordinated debt is presented net of the debt discount.

Property and Equipment

Property and equipment are carried at cost and depreciated or amortized on a straight-line basis over the following useful lives:

Leasehold improvements	Shorter of estimated life or remaining lease term
Furniture, fixtures and equipment	3-5 years

Goodwill and Identified Intangible Assets

Goodwill represents the excess of the consideration paid of an acquisition over the fair value of the net assets acquired. Goodwill is not subject to amortization but tested for impairment at least annually utilizing a qualitative or quantitative approach or more frequently if events or circumstances occur that indicate that impairment may have occurred. Factors that could trigger an impairment review include significant underperformance relative to historical or projected operating results, significant changes in the use of acquired assets or significant negative industry or economic trends.

The Company performs its assessment for impairment of goodwill annually. As part of this evaluation, the Company makes a qualitative assessment of whether it is more likely than not that the fair value of an acquired asset is greater than its carrying amount. If the Company qualitatively concludes that it is more likely than not that the fair value of an acquired asset is greater than its carrying amount, no further testing is necessary. If, however, the Company qualitatively concludes that it is more likely than not that the fair value of an acquired asset is less than its carrying value, the Company performs a two-step quantitative impairment test to determine whether the asset is impaired. If impairment is deemed to have occurred, then an impairment loss would be recognized for the amount by which the carrying amount exceeds its fair value.

Identified intangible assets are assets resulting from acquisitions that are being amortized over their estimated useful lives. The recoverability of identified intangible assets is evaluated for impairment at least annually. If impairment is deemed to have occurred, then an impairment loss would be recognized for the amount by which the carrying amount exceeds fair value.

Earnings Per Share (“EPS”)

The Company utilizes the two-class method to calculate earnings per share, which requires that unvested share-based awards be treated as participating securities in the computation of EPS. Under the two-class method, earnings are allocated to common shareholders and participating securities based upon the proportion of each to the total weighted average shares available. Basic earnings per common share is computed by dividing net earnings allocated to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings reflect the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability is not adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities. Market participants are buyers and sellers in the principal market that are independent, knowledgeable, able to transact and willing to transact. ASC 820, Fair Value Measurement, establishes a framework for measuring fair value and provides disclosures about fair value measurements. The required disclosures about fair value measurements have been included in Note 18.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company classifies all interest and penalties on recognized tax benefits as a part of income tax expense.

Fee Income Recognition

Origination fees and costs are deferred and amortized as yield adjustments over the contractual life of the loans and investments. In connection with the prepayment of a loan or other debt product, any remaining unamortized net deferred fees for that loan are accelerated and, depending on the terms of the loan, there may be an additional fee charged based upon the prepayment and recognized in the period of the prepayment. Syndication and structuring fees are recognized in the period the service is completed and funds received as fee income.

Asset Management Income

NewStar Financial, Inc. earns asset management income for investment management services performed for managed credit funds that co-invest in middle market loans originated through its established direct lending platform and managed assets across a series of CLOs that investment primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts. NewStar accrues this income when earned, on a monthly basis, and classifies it as asset management income in the consolidated statements of operations.

Stock Based Compensation

The Company follows ASC 718, Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values on the grant date.

For awards granted, modified, repurchased or cancelled after January 1, 2006, the Company estimates the fair value of stock-based awards using the Black-Scholes valuation model, which requires the input of subjective assumptions, including expected term and expected price volatility. Changes in these assumptions can materially affect the calculated fair value of stock-based compensation and the related expense to be recognized. Further, for awards that contain performance measures and conditions, the Company makes an assessment, based on management’s judgment, of the probability of these conditions being satisfied, which affects the timing and the amount of expense to be recognized. If the Company’s judgment as to whether these conditions are probable of occurrence are not appropriate, the financial statements could be materially affected.

Gain (loss) on sale of loans

All loans sold to date have been sold without recourse. When loans are sold, a gain or loss is recognized to the extent that the sales proceeds net of deferred fees and costs exceed or are less than the carrying value of the loans. Gains and losses are determined using the specific identification method.

Equity and Cost Method Investments

The Company may acquire a portion of the equity in borrowers. In cases where the Company has the ability to exercise significant influence over the borrower, it accounts for its equity interest under the equity method of accounting. Under the equity method of accounting, the Company recognizes its proportional share of the borrower’s GAAP net income in its results of operations. In cases where the equity of the underlying company has no value, and the borrower incurs losses, the Company will apply its proportional share of the GAAP loss against the principal of the outstanding loan to the borrower. In circumstances where we do not have substantial influence over the company, we account for the equity interest under the cost method of accounting. The equity interest is recorded at its historical cost within other assets on our consolidated balance sheet. The Company evaluates its equity and cost method investments for impairment by assessing whether the fair value of the equity interest has declined below its carrying value for a period we consider other-than-temporary. If it determines that a decline in fair value below our carrying value is other-than-temporary, an impairment is recognized to reduce the carrying value of the investment to its fair value.

Derivative Instruments and Hedging Activities

The Company accounts for derivatives and hedging activities on the consolidated balance sheet in either other assets or other liabilities at their respective fair values.

On the date a derivative contract is entered into, the Company designates the derivative as either (1) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge) or as (2) a derivative trading instrument. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities on the balance sheet or to forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as a hedge, until earnings are affected by the variability in cash flows of the designated hedged item. The ineffective portion of the change in fair value of a derivative instrument that qualifies as a cash-flow hedge is reported in earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument because it is unlikely that a forecasted transaction will occur, or management determines that designation of the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued or was never applied, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any subsequent changes in its fair value in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur by the date (or within the time period) originally specified or within an additional two-month period of time thereafter, the Company recognizes immediately in earnings, gains and losses that were accumulated in other comprehensive income. Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are reported as gain (loss) on derivatives in the accompanying consolidated statements of operations.

Total Return Swap

The Company was party to a total return swap (“TRS”) through March 31, 2016. A TRS is a contract in which one party agrees to make periodic payments to another party based on the change in the market value of the assets underlying the TRS, in return for periodic payments based on a fixed or variable interest rate. The TRS effectively added leverage to our portfolio by providing investment exposure to underlying loans without owning or taking physical custody, in return for an interest-type payment to Citi. The TRS was recorded at fair value as an asset or liability with changes in fair value recorded as unrealized appreciation or depreciation. Realized gains or losses are recognized at the maturity of the contract.

Comprehensive Income (Loss), net of tax

The Company records the change in fair value of cash flow hedge derivatives and unrealized gains and losses on available-for-sale securities in other comprehensive income (loss), net of tax. Gains and losses on available-for-sale securities are reclassified to net income as the gains and losses are realized upon sale of the securities. Other than temporary impairment charges are reclassified to earnings at the time of the charge.

Recently Adopted Accounting Standards

In September 2015, the FASB issued ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments in Business Combinations (Topic 805). ASU 2015-16 eliminated the requirement to retrospectively adjust the financial statements for measurement-period adjustments that occur in periods after a business combination is consummated. ASU 2015-16 is effective for annual periods and interim periods within that period beginning after December 15, 2015. The Company adopted ASU 2015-16 on January 1, 2016. The adoption of ASU 2015-16 did not have a material impact on our results from operations or financial position.

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability, consistent with debt discounts. ASU 2015-03 is effective for the interim or annual period beginning after December 15, 2015. The Company adopted ASU 2015-03 on January 1, 2016 and applied the standard retrospectively. The balance sheet presented has been adjusted to reflect the period specific effects of the adoption of the guidance. The adoption of ASU 2015-03 had the following impact on the Condensed Consolidated Balance Sheet as of December 31, 2015.

(in thousands)	December 31, 2015
As previously reported under GAAP applicable at the time
Deferred financing costs, net	40,733
Credit facilities	843,896
Term debt securitizations, net	1,837,889
Senior notes, net	379,232
Subordinated notes, net	215,018
Repurchase agreements	96,789

As currently reported under ASU 2015-03
Deferred financing costs, net	—
Credit facilities, net	832,686
Term debt securitizations, net	1,821,519
Senior notes, net	372,153
Subordinated notes, net	209,509
Repurchase agreements, net	96,224

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements- Going Concern (Subtopic 205-40). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company adopted ASU 2014-15 on December 31, 2016. The adoption of ASU 2014-15 did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Standards not yet required to be adopted as of December 31, 2016

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to annual and interim periods beginning after December 15, 2017, while earlier application is permitted only for annual and interim periods beginning after December 31, 2016. In March, 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), that clarifies how to apply revenue recognition guidance related to whether an entity is a principal or an agent. The update clarifies that an entity is a principal when it controls the specified good or service before that good or service is transferred to the customer, and is an agent when it does not control the specified good or service before it is transferred to the customer. The effective date and transition of ASU 2016-08 is the same as the effective date and transition of ASU 2014-09. The Company has established a team which continues to evaluate and document the possible impacts of the standard, including potential changes to the accounting for investment management services performed, and also considering any reporting, tax and operational implications. The Company has not yet finalized a decision regarding a transition method and does not expect the provisions of ASU 2014-09 to result in any material changes to the timing of when revenue is recognized. The Company will adopt this standard effective January 1, 2018.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740). ASU 2015-17 eliminates the requirement to separate deferred income tax liabilities into current and non-current classification in a classified balance sheet. It further requires that all deferred income taxes be classified as non-current in a classified balance sheet. ASU 2015-17 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2016, with early adoption permitted. ASU 2015-17 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2016. ASU 2015-17 may be applied prospectively or retrospectively. The Company does not classify its deferred income tax liabilities into current and non-current in its Consolidated Balance Sheet. As a result, there is no impact of the adoption of ASU 2015-17 to the Company.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825-10). ASU 2016-01 amends existing guidance related to the accounting for certain financial assets and liabilities. These amendments, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-01 will have on results from operations and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 amends existing guidance related to the accounting for leases. These amendments, among other things, require lessees to account for most leases on the balance sheet while recognizing expense on the income statement in a manner similar to existing guidance. For lessors the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. ASU 2016-02 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2018, with early adoption permitted. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company has performed a preliminary analysis of ASU 2016-02. The Company typically categorizes its leases as either office space leases or as other leases. The adoption of ASU 2016-02 is expected to have an impact on the balance sheet of the Company, as both the value of the leased office space as well as the current value of future lease liabilities will be recorded. The Company does not expect there to be a material impact to financial position for all other leases due to the limited volume and size of transactions; however the evaluation has yet to be performed. The Company plans to adopt this standard effective January 1, 2019.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting (Topic 323). ASU 2016-07 eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. ASU 2016-07 is effective for interim and annual periods in fiscal years beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-07 will have on results from operations and financial position.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of related amounts within the statement of cash flows. ASU 2016-09 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-09 will have on results from operations and financial position.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). ASU 2016-13 sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. ASU 2016-13 requires enhanced disclosures, including qualitative and quantitative requirements, to help understand significant estimates and judgments used in estimating credit losses, as well as provide additional information about the amounts recorded in the financial statements. ASU 2016-13 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2019, with early adoption permitted after annual and interim periods within that reporting period beginning after December 31, 2018. ASU 2016-13 mandates a modified retrospective transition method for all entities. The Company is currently in the scoping and evaluating phase of the adoption of ASU 2016-13.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 provides guidance on the classification of certain cash receipts and cash payments for presentation in the statement of cash flows. ASU 2016-15 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-15 will have on results from operations or financial position.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810), Interest Held Through Related Parties That Are Under Common Control. ASU 2016-17 changes the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a reporting entity that is a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU 2016-17 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2016-17 on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that the statement of cash flows include restricted cash in the beginning and end-of-period total amounts shown on the statement of cash flows and that the statement of cash flows explain changes in restricted cash during the period. ASU 2016-18 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. However, adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect the adoption of ASU 2016-18 to have an impact on its financial position or result of operations and expects the impact to be disclosure only.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the measurement of goodwill impairment by eliminating Step 2 from the goodwill impairment test. Under ASU 2017-04 an entity should perform its annual or interim goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount, and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value with the loss not exceeding the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2017-04 on our consolidated financial statements.

Note 3. Acquisitions and Disposition Activities

Sale of NewStar Equipment Finance assets and related platform

On December 1, 2016, the Company sold the assets of NewStar Equipment Finance (“Equipment Finance”) and related platform to a third party and exited the business. The sale of Equipment Finance assets was the result of the Company’s decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding. The sale resulted in a gain of $6.7 million, before transaction related costs of $4.3 million. The net gain is recorded in non-interest income on the accompanying consolidated statement of operations. In connection with the sale of the assets of Equipment Finance, the Company established a contingent liability to cover any potential credit indemnification costs resulting from actual credit losses incurred on the assets sold. As of December 31, 2016 a $1.4 million liability was recorded to cover any potential credit losses. This liability reflects management’s best estimate of losses, taking into consideration the individual credit quality and borrower activity since origination and the anticipated residual value of the assets sold. The initial indemnification is capped at $10.0 million of actual credit losses and is reduced to $8.0 million at December 31, 2017, further reduced to $5.0 million at December 31, 2018, $3.0 million at December 31, 2019 and zero as of December 31, 2020.

Sale of NewStar Business Credit LLC

On March 31, 2016, the Company sold its asset based lending business, NewStar Business Credit LLC (“Business Credit”) to a third party. The Company opted to sell Business Credit because it was faced with challenges from increasing competition with access to lower cost of funding. The sale resulted in a gain of $22.5 million, before transaction related costs of $2.5 million. The net gain is recorded in non-interest income on the accompanying consolidated statement of operations.

Acquisition

On October 7, 2015 (the “Acquisition Date”), the Company acquired 100% of the outstanding limited liability company interests of Boston-based Feingold O’Keeffe Capital, LLC (“FOC Partners”), a boutique credit manager. The Company operates FOC Partners as NewStar Capital, a wholly owned subsidiary of the Company. The primary reason for the acquisition was to expand the Company’s existing asset management capabilities.

Total consideration paid in the FOC Partners acquisition consisted of $20.8 million in cash. The assets acquired and the liabilities assumed in the acquisition were recorded by the company at their estimated fair values as of the Acquisition Date. The excess of consideration paid over the fair value of identifiable net assets was recorded as goodwill in the consolidated financial statements. As of the Acquisition Date, the Company recorded $17.9 million of goodwill and $1.4 million of identified intangible assets in connection with the acquisition of FOC Partners.

Note 4. Loans Held-for-Sale, Loans and Leases, and Allowance for Credit Losses

As of December 31, 2016 and 2015, loans held-for-sale consisted of the following:

	December 31, 2016	December 31, 2015
	($ in thousands)
Leveraged Finance	$145,966	$485,874

Gross loans held-for-sale	145,966	485,874
Deferred loan fees, net	(1,906)	(7,089)

Total loans, net	$144,060	$478,785

These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or fair value.

At December 31, 2016, loans held-for-sale consisted of loans with an aggregate outstanding balance of $146.0 million that were intended to be sold to credit funds managed by the Company. The Company sold loans with an outstanding balance totaling $638.3 million for an aggregate loss of $0.9 million to credit funds managed by the Company during 2016. The Company sold loans with an outstanding balance totaling $188.2 million for an aggregate loss of $1.5 million to entities other than credit funds during 2016. The Company sold loans with an aggregate outstanding balance of $105.3 million for a gain of $0.5 million to entities other than credit funds during 2015. The Company sold loans with an aggregate outstanding balance of $59.0 million for a gain of $0.2 million to entities other than credit funds during 2014.

As of December 31, 2016 and 2015, loans and leases consisted of the following:

	December 31,
	2016	2015
	($ in thousands)
Leveraged Finance (1)	$3,308,926	$2,627,314
Business Credit	—	342,281
Real Estate	10,624	100,732
Equipment Finance	—	173,253

Gross loans and leases	3,319,550	3,243,580
Deferred loan fees, net	(29,423)	(51,249)
Allowance for loan and lease losses	(50,936)	(58,259)

Total loans and leases, net	$3,239,191	$3,134,072

(1)	Includes loans at fair value of $403.7 and $0, respectively.

The Company provides commercial loans and commercial real estate loans to customers throughout the United States. The Company’s borrowers may be susceptible to economic slowdowns or recessions and, as a result, may have a lower capacity to make scheduled payments of interest or principal on their borrowings during these periods. Adverse economic conditions also may decrease the estimated value of the collateral, particularly real estate, securing some of the Company’s loans. Although the Company has a diversified loan portfolio, certain events may occur, including, but not limited to, adverse economic conditions and adverse events affecting specific clients, industries or markets, that could adversely affect the ability of borrowers to make timely scheduled principal and interest payments on their loans.

The Company internally risk rates loans based on individual credit criteria on at least a quarterly basis. Borrowers provide the Company with financial information on either a quarterly or monthly basis. Loan ratings as well as identification of impaired loans are dynamically updated to reflect changes in borrower condition or profile. A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due to it according to the contractual terms of the loan agreement. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are troubled debt restructurings (“TDR”).

The Company utilizes a number of analytical tools for the purpose of estimating probability of default and loss given default for its lending groups. The quantitative models employed by the Company in its Leveraged Finance business utilize Moody’s KMV RiskCalc credit risk model in combination with a proprietary qualitative model, which generates a rating that maps to a probability of default estimate. The Real Estate lending group utilizes a proprietary model that has been developed to capture risk characteristics unique to the lending activities in that line of business. The model produces an obligor risk rating which corresponds to a probability of default and also produces a loss given default. In each case, the probability of default and the loss given default are used to calculate an expected loss for those lending groups. Prior to the sale of the Equipment Finance assets, management used similar models for its Equipment Finance portfolio as its Leveraged Finance group. Prior to the sale of Business Credit, management utilized a proprietary model that produced a rating that corresponded to an expected loss, for the Business Credit portfolio.

Loans and leases which are rated at or below a specified threshold are typically classified as “Pass”, and loans and leases rated above that threshold are typically classified as “Criticized”, a characterization that may apply to impaired loans, including TDR. As of December 31, 2016, $118.7 million of the Company’s loans were classified as “Criticized”, all of which were impaired loans, and $3.2 billion were classified as “Pass”. As of December 31, 2015, $152.1 million of the Company’s loans were classified as “Criticized”, including $143.6 million of the Company’s impaired loans, and $3.1 billion were classified as “Pass”.

When the Company determines a loan is impaired, the Company will evaluate the loan individually and if necessary establish a specific allowance. The loan will be analyzed and may be placed on non-accrual status. If the asset deteriorates further, the specific allowance may increase, and ultimately may result in a loss and charge-off.

A TDR that performs in accordance with the terms of the restructuring may improve its risk profile over time. While the concessions in terms of pricing or amortization may not have been reversed and further amended to “market” levels, the financial condition of the borrower may improve over time to the point where the rating improves from the “Criticized” classification that was appropriate immediately prior to, or at, restructuring.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. It is the Company’s policy during the reporting period to record a specific provision for credit losses for all loans for which we have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

As of December 31, 2016, the Company had impaired loans with an aggregate outstanding balance of $133.4 million. Impaired loans with an aggregate outstanding balance of $114.8 million have been restructured and classified as TDR. As of December 31, 2016, the aggregate carrying value of equity investments in certain of the Company’s borrowers in connection with TDRs totaled $9.9 million. Impaired loans with an aggregate outstanding balance of $99.2 million were also on non-accrual status. These non-accrual loans had a carrying value of $92.9 million before specific reserves. For impaired loans on non-accrual status, the Company’s policy is to reverse the accrued interest previously recognized as interest income subsequent to the last cash receipt in the current year. The recognition of interest income on the loan only resumes when factors indicating doubtful collection no longer exist and the non-accrual loan has been brought current. During 2016, the Company charged off $25.7 million of outstanding non-accrual loans. During 2016, the Company placed loans with an aggregate outstanding balance of $27.1 million on non-accrual status and no loans were returned to performing status. During 2016, the Company recorded $24.8 million of net specific provisions for impaired loans. At December 31, 2016, the Company had a $19.8 million specific allowance for impaired loans with an aggregate outstanding balance of $73.5 million. At December 31, 2016, additional funding commitments for impaired loans totaled $11.9 million. The Company’s obligation to fulfill the additional funding commitments on impaired loans is generally contingent on the borrower’s compliance with the terms of the credit agreement and the borrowing base availability for asset-based loans, or if the borrower is not in compliance additional funding commitments may be made at the Company’s discretion. As of December 31, 2016, loans to two borrowers totaling approximately $21.1 million were on non-accrual status and were greater than 60 days past due and classified as delinquent by the Company. Included in the $19.8 million specific allowance for impaired loans was $7.9 million related to delinquent loans.

During 2016, the Company foreclosed on a held-for-sale impaired real estate loan. Simultaneous with the foreclosure, the Company sold a portion of the property for $8.5 million and applied the proceeds to the principal loan balance. The remaining $15.8 million was transferred to Other Real Estate Owned (“OREO”). During 2015, the Company sold one commercial real estate OREO property for $3.0 million resulting in a loss on sale of $0.01 million. During 2014, the Company sold one commercial real estate OREO property for $9.5 million resulting in a gain on sale of $0.01 million.

As of December 31, 2015, the Company had impaired loans with an aggregate outstanding balance of $193.2 million. Impaired loans with an aggregate outstanding balance of $183.6 million had been restructured and classified as TDR. As of December 31, 2015, the aggregate carrying value of equity investments in certain of the Company’s borrowers in connection with TDRs totaled $11.4 million. Impaired loans with an aggregate outstanding balance of $111.3 million were also on non-accrual status. These non-accrual loans had a carrying value of $104.7 million before specific reserves. During 2015, the Company charged off $4.0 million of outstanding non-accrual loans. During 2015, the Company placed loans with an aggregate outstanding balance of $38.2 million on non-accrual status and returned loans with an aggregate outstanding balance of $0.9 million to performing status. During 2015, the Company recorded $9.5 million of net specific provisions for impaired loans. At December 31, 2015, the Company had a $26.8 million specific allowance for impaired loans with an aggregate outstanding balance of $121.1 million. At December 31, 2015, additional funding commitments for impaired loans totaled $10.9 million. As of December 31, 2015, $18.6 million of loans on non-accrual status were greater than 60 days past due and classified as delinquent by the Company. Included in the $26.8 million specific allowance for impaired loans was $2.8 million related to delinquent loans.

A summary of impaired loans is as follows:

	Investment, Net of Charge-offs	Investment, Net of Unamortized Discount/Premium	Unpaid Principal
	($ in thousands)
December 31, 2016
Leveraged Finance	$133,413	$126,839	$154,879
Real Estate	—	—	—

Total	$133,413	$126,839	$154,879

December 31, 2015
Leveraged Finance	$157,446	$150,692	$188,453
Business Credit	—	—	—
Real Estate	34,941	34,915	38,286
Equipment Finance	772	709	772

Total	$193,159	$186,316	$227,511

	Recorded Investment with a Related Allowance for Credit Losses	Recorded Investment, net, with a Related Allowance for Credit Losses	Recorded Investment without a Related Allowance for Credit Losses	Recorded Investment, net, without a Related Allowance for Credit Losses
	($ in thousands)
December 31, 2016
Leveraged Finance	$73,499	$68,924	$59,914	$57,915

Total	$73,499	$68,924	$59,914	$57,915

December 31, 2015
Leveraged Finance	$113,397	$106,762	$44,049	$43,930
Real Estate	7,705	7,705	27,236	27,210
Equipment Finance	—	—	772	709

Total	$121,102	$114,467	$72,057	$71,849

During 2016, 2015 and 2014 the Company recorded net charge-offs of $33.0 million, $3.4 million and $25.3 million, respectively. During 2016, 2015 and 2014 the Company recorded recoveries of previously charged-off loans of $0.4 million, $0.8 million and $0.1 million, respectively.

When a loan is determined to be uncollectible, the specific allowance is charged off, which reduces the gross investment in the loan. The Company may record the initial specific allowance related to an impaired loan in the same period as it records a partial charge-off in certain circumstances such as if the terms of a restructured loan are finalized during that period.

While charge-offs typically have no net impact on the carrying value of net loans and leases, charge-offs lower the level of the allowance for loan and lease losses; and, as a result, reduce the percentage of allowance for loans and leases to total loans and leases, and the percentage of allowance for loan and leases losses to non-performing loans.

Below is a summary of the Company’s evaluation of its amortized cost portfolio and allowance for loan and lease losses by impairment methodology:

	Leveraged Finance		Real Estate
December 31, 2016	Investment	Allowance	Investment	Allowance
	($ in thousands)
Collectively evaluated (1)(2)	$2,771,768	$31,073	$10,624	$92
Individually evaluated (3)	133,413	19,771	—	—

Total	$2,905,181	$50,844	$10,624	$92

	Leveraged Finance		Business Credit		Real Estate		Equipment Finance
December 31, 2015	Investment	Allowance	Investment	Allowance	Investment	Allowance	Investment	Allowance
	($ in thousands)
Collectively evaluated (1)	$2,469,868	$27,874	$342,281	$1,991	$65,791	$350	$172,481	$1,291
Individually evaluated (3)	157,446	26,447	—	—	34,941	306	772	—

Total	$2,627,314	$54,321	$342,281	$1,991	$100,732	$656	$173,253	$1,291

(1)

Represents loans and leases collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies, and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans and leases. These loans had a weighted average risk rating of 5.2 at December 31, 2016, based on the Company’s internally developed 12 point scale for the Leveraged Finance and Real Estate loans. These loans and leases had a weighted average risk rating of 5.1 at December 31, 2015, based on the Company’s internally developed 12 point scale for the Leveraged Finance, Real Estate and Equipment Finance loans and leases. Business Credit Loans had a weighted average risk rating of 5.0 at December 31, 2015 based on the Company’s internally developed 10 point scale for Business Credit loans.
(2)	Excludes $403.7 million Leveraged Finance loans which the Company elected to record at fair value.
(3)	Represents loans individually evaluated for impairment in accordance with ASU 310-10, Receivables, and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans and leases.

Below is a summary of the Company’s net investment in nonaccrual loans:

Recorded Investment in Nonaccrual Loans	December 31, 2016	December 31, 2015
	($ in thousands)
Leveraged Finance	$99,233	$103,563
Real Estate	—	7,705

Total	$99,233	$111,268

Less: Deferred fees	(6,485)	(6,616)
Add back: Interest Receivable	116	34

Total	$92,864	$104,686

Loans being restructured typically develop adverse performance trends as a result of internal or external factors, the result of which is an inability to comply with the terms of the applicable credit agreement governing their obligations to the Company. In order to mitigate default risk and/or liquidation, assuming that liquidation proceeds are not viewed as a more favorable outcome to the Company and other lenders, the Company will enter into negotiations with the borrower and its shareholders on the terms of a restructuring. When restructuring a loan, the Company undertakes an extensive diligence process which typically includes (i) construction of a financial model that runs through the tenor of the restructuring term, (ii) meetings with management of the borrower, (iii) engagement of third party consultants and (iv) internal analysis. Once a restructuring proposal is developed, it is subject to approval by both the Company’s Underwriting Committee and the Company’s Investment Committee. Loans will be removed from TDR classification after a period of performance following the refinancing of outstanding obligations on terms which are determined to be “market” in all material respects, or upon full payoff of the loan. The Company may modify loans that are not determined to be a TDR. Where a loan is modified or restructured but loan terms are considered market and no concessions were given on the loan terms, including price, principal amortization or obligation, or other restrictive covenants, a loan will not be classified as a TDR.

The Company has made the following types of concessions in the context of a TDR:

Group I:

•	extension of principal repayment term

•	principal holidays

•	interest rate adjustments

Group II:

•	partial forgiveness

•	conversion of debt to equity

A summary of the types of concessions that the Company made with respect to TDRs at December 31, 2016 and 2015 is provided below:

($ in thousands)	Group I	Group II
December 31, 2016	$114,803	$77,061
December 31, 2015	$183,573	$162,986

Note: A loan may be included in both restructuring groups, but not repeated within each group.

For 2016 and 2015, the Company had net charge-offs totaling $26.7 million and $4.0 million, respectively, related to loans previously classified as a TDR. As of December 31, 2016, the Company had not removed the TDR classification from any loan previously identified as such, but had charged-off, sold and received repayments of outstanding TDRs.

The Company measures TDRs similarly to how it measures all loans for impairment. The Company performs a discounted cash flow analysis on cash flow dependent loans and assesses the underlying collateral value less reasonable costs of sale for collateral dependent loans. Management analyzes the projected performance of the borrower to determine if it has the ability to service principal and interest payments based on the terms of the restructuring. Loans will typically not be returned to accrual status until at least six months of contractual payments have been made in a timely manner or the borrower shows significant ability to maintain servicing of the restructured debt. Additionally, at the time of a restructuring and quarterly thereafter, an impairment analysis is undertaken to determine the measurement of specific reserve, if any, on each impaired loan.

Below is a summary of the Company’s loans which were classified as TDR:

For the Year Ended December 31, 2016	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$49,536	$27,216	$18,916
Real Estate (1)	—	—	4,483

Total	$49,536	$27,216	$23,399

(1)	Amount reflects charge-off on an impaired Real Estate TDR that was taken prior to transfer to held-for-sale.

For the Year Ended December 31, 2015	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$13,650	$13,650	$29,339
Business Credit	—	—	—
Real Estate	27,704	27,704	—
Equipment Finance	922	922	—

Total	$42,276	$42,276	$29,339

The following sets forth a breakdown of TDRs at December 31, 2016 and 2015:

As of December 31, 2016 ($ in thousands)	Accrual Status		Impaired Balance	Specific Allowance	For the year
Loan Type	Accruing	Nonaccrual			Charged-off
Leveraged Finance	$24,367	$90,436	$114,803	$15,939	$26,684

Total	$24,367	$90,436	$114,803	$15,939	$26,684

As of December 31, 2015 ($ in thousands)	Accrual Status		Impaired Balance	Specific Allowance	For the year
Loan Type	Accruing	Nonaccrual			Charged-off
Leveraged Finance	$53,883	$93,977	$147,860	$24,958	$4,000
Real Estate	27,236	7,705	34,941	—	—
Equipment Finance	772	—	772	—	—

Total	$81,891	$101,682	$183,573	$24,958	$4,000

The Company classifies a loan as Past Due when it is over 60 days delinquent.

An aged analysis of the Company’s past due receivables is as follows:

	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans and Leases	Investment in > 60 Days & Accruing
	($ in thousands)
December 31, 2016
Leveraged Finance	$—	$21,135	$21,135	$3,287,791	$3,308,926	$—
Real Estate	—	—	$—	10,624	10,624	—

Total	$—	$21,135	$21,135	$3,298,415	$3,319,550	$—

December 31, 2015
Leveraged Finance	$—	$27,165	$27,165	$2,600,149	$2,627,314	$8,530
Business Credit	—	—	—	342,281	342,281	—
Real Estate	—	—	—	100,732	100,732	—
Equipment Finance	—	—	—	173,253	173,253	—

Total	$—	$27,165	$27,165	$3,216,415	$3,243,580	$8,530

A general allowance is provided for loans and leases within the amortized portfolio that are not impaired. The Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan and lease losses on outstanding loans and leases held at amortized cost. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to, changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan and lease losses. The Company continually evaluates the appropriateness of its allowance for credit losses methodology. Based on the Company’s evaluation process to determine the level of the allowance for loan and lease losses, management believes the allowance to be adequate as of December 31, 2016 in light of the estimated known and inherent risks identified through its analysis.

The Company closely monitors the credit quality of its loans and leases which is partly reflected in its credit metrics such as loan delinquencies, non-accruals and charge-offs. Changes in these credit metrics are largely due to changes in economic conditions and seasoning of the loan and lease portfolio.

On at least a quarterly basis, loans and leases are internally risk-rated based on individual credit criteria, including loan and lease type, loan and lease structures (including balloon and bullet structures common in the Company’s Leveraged Finance and Real Estate cash flow loans), borrower industry, payment capacity, location and quality of collateral if any (including the Company’s Real Estate loans). Borrowers provide the Company with financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition and/or profile.

For Leveraged Finance loans and Equipment Finance loans and leases (prior to the latter being sold), the data set used to construct probabilities of default in its allowance for loan losses model, Moody’s CRD Private Firm Database, primarily contains middle market loans that share attributes similar to the Company’s loans. The Company also considers the quality of the loan or lease terms and lender protections in determining a loan loss in the event of default.

For Real Estate loans, the Company employs two mechanisms to capture the impact of industry and economic conditions. First, a loan’s risk rating, and thereby its assumed default likelihood, can be adjusted to account for overall commercial real estate market conditions. Second, to the extent that economic or industry trends adversely affect a substandard rated borrower’s loan-to-value ratio enough to impact its repayment ability, the Company applies a stress multiplier to the loan’s probability of default. The multiplier is designed to account for default characteristics that are difficult to quantify when market conditions cause commercial real estate prices to decline.

Prior to the sale of Business Credit, the Company utilized a proprietary model to risk rate the loans on a monthly basis. This model captured the impact of changes in industry and economic conditions as well as changes in the quality of the borrower’s collateral and financial performance to assign a final risk rating. The Company also evaluated historical net loss trends by risk rating from a comprehensive industry database covering more than twenty-five years of experience of the majority of the asset based lenders operating in the United States. Based upon the monthly risk rating from the model, the reserve was adjusted to reflect the historical average for expected loss from the industry database.

For consolidated VIEs to which the Company had provided transitional capital, we utilized a qualitative analysis which considered the business plans related to the entity, including expected hold periods, the terms of the agreements related to the entity, the Company’s historical credit experience, the credit migration of the entity’s loans to determine expected loss, as well as conditions in the capital markets.

The Company provided capital on a transitional basis to the Arlington Fund, prior to the completion of its term debt securitization on June 26, 2014. During the transitional hold period, the expected and actual loss on the Arlington Fund was zero and no allowance was recorded. The Company deconsolidated the Arlington Fund on June 26, 2014. The Company did not recognize any losses on loans on the date of deconsolidation.

If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. Moreover, given uncertain market conditions, actual losses under the Company’s current or any revised allowance methodology may differ materially from the Company’s estimate.

A summary of the activity in the allowance for credit losses is as follows:

	Year Ended December 31, 2016
	Leveraged Finance	Business Credit	Real Estate	Equipment Finance	Total
	($ in thousands)
Balance, beginning of period	$54,788	$1,991	$656	$1,291	$58,726
Provision for credit losses—general	3,204	(172)	1,010	(1,291)	2,751
Provision for credit losses—specific	20,483	—	4,307	—	24,790
Reversal due to sale of Business Credit	—	(1,819)	—	—	(1,819)
Loans charged off, net of recoveries	(27,159)	—	(5,881)	—	(33,040)

Balance, end of period	$51,316	$—	$92	$—	$51,408

Balance, end of period—specific	$19,771	$—	$—	$—	$19,771

Balance, end of period—general	$31,545	$—	$92	$—	$31,637

Average balance of impaired loans	$176,286	$—	$24,595	$—	$200,881
Average net book value of impaired leases	—	—	—	542	542
Interest recognized from impaired loans and leases	$9,679	$—	$1,220	$12	$10,911
Loans and leases (1)
Loans individually evaluated with specific allowance	$73,499	$—	$—	$—	$73,499
Loans individually evaluated with no specific allowance	59,914	—	—	—	59,914
Loans and leases collectively evaluated without specific allowance	2,771,768	—	10,624	—	2,782,392

Total loans and leases	$2,905,181	$—	$10,624	$—	$2,915,805

(1)	Excludes $403.7 million of Leveraged Finance loans which the Company elected to record at fair value.

	Year Ended December 31, 2015
	Leveraged Finance	Business Credit	Real Estate	Equipment Finance	Total
	($ in thousands)
Balance, beginning of period	$41,480	$1,334	$257	$622	$43,693
Provision for credit losses—general	7,473	657	93	669	8,892
Provision for credit losses—specific	9,043	—	306	146	9,495
Loans charged off, net of recoveries	(3,208)	—	—	(146)	(3,354)

Balance, end of period	$54,788	$1,991	$656	$1,291	$58,726

Balance, end of period—specific	$26,447	$—	$306	$—	$26,753

Balance, end of period—general	$28,341	$1,991	$350	$1,291	$31,973

Average balance of impaired loans	$172,578	$—	$36,106	$—	$208,684
Average net book value of impaired leases	—	—	—	863	863
Interest recognized from impaired loans and leases	$11,370	$—	$1,584	$36	$12,990
Loans and leases
Loans individually evaluated with specific allowance	$113,397	$—	$7,705	$—	$121,102
Loans individually evaluated with no specific allowance	44,049	—	27,236	772	72,057
Loans and leases collectively evaluated without specific allowance	2,469,868	342,281	65,791	172,481	3,050,421

Total loans and leases	$2,627,314	$342,281	$100,732	$173,253	$3,243,580

Included in the allowance for credit losses at December 31, 2016 and 2015 is an allowance for unfunded commitments of $0.5 million, which is recorded as a component of other liabilities on the Company’s consolidated balance sheet with changes recorded in the provision for credit losses on the Company’s consolidated statement of operations. The methodology for determining the allowance for unfunded commitments is consistent with the methodology for determining the allowance for loan and lease losses.

During 2016, the Company recorded a total provision for credit losses of $27.5 million. The Company decreased its allowance for credit losses to $51.4 million as of December 31, 2016 from $58.7 million at December 31, 2015. The Company had $33.0 million of net charge-offs and increased its general allowance for credit losses by 10 basis points during 2016, and recorded new specific provisions for credit losses of $24.8 million. The general allowance for credit losses covers probable losses incurred in the Company’s loan and lease amortized cost portfolio with respect to loans and leases for which no specific impairment has been identified. When a loan is classified as impaired, the loan is evaluated for a specific allowance and a specific provision may be recorded, thereby removing it from consideration under the general component of the allowance analysis. Loans that are deemed to be uncollectible are charged off and deducted from the allowance, and recoveries on loans previously charged off are netted against loans charged off. A specific provision for credit losses is recorded with respect to impaired loans for which it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement for which there is impairment recognized. The outstanding balance of impaired loans, which include all of the outstanding balances of the Company’s delinquent loans and its TDRs, as a percentage of “Loans and leases, net” was 4% as of December 31, 2016 and 6% as of December 31, 2015.

Note 5. Restricted Cash

Restricted cash as of December 31, 2016 and 2015 was as follows:

	December 31,
	2016	2015
	($ in thousands)
Collections on loans pledged to credit facilities	$43,822	$67,892
Principal and interest collections on loans held in trust and prefunding amounts	216,501	85,823
Customer escrow accounts	2,320	277

Total	$262,643	$153,992

As of December 31, 2016, the Company had the ability to use $183.6 million of restricted cash to fund new or existing loans.

Note 6. Investments in Debt Securities, Available-for-Sale

Amortized cost of investments in debt securities as of December 31, 2016 and 2015 was as follows:

	December 31,
	2016	2015
	($ in thousands)
Investments in debt securities—gross	$132,180	$111,020
Unamortized discount	(6,743)	(6,765)

Investments in debt securities—amortized cost	$125,437	$104,255

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities at December 31, 2016 and 2015 were as follows:

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2016
Collateralized loan obligations	$125,437	$286	$(6,416)	$119,307

	$125,437	$286	$(6,416)	$119,307

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2015
Collateralized loan obligations	$104,255	$—	$(10,078)	$94,177

	$104,255	$—	$(10,078)	$94,177

During 2016, the Company purchased $26.3 million of debt securities and a $6.0 million investment in debt securities was redeemed at par.

The Company did not sell any debt securities during 2016, 2015 or 2014.

The following is an analysis of the continuous periods during which the Company has held investment positions which were carried at an unrealized loss as of December 31, 2016 and 2015:

	December 31, 2016
	Less than 12 Months	Greater than or Equal to 12 Months	Total
	($ in thousands)
Number of positions	3	17	20
Fair value	$4,811	$68,737	$73,548
Amortized cost	4,885	75,079	79,964

Unrealized loss	$(74)	$(6,342)	$(6,416)

	December 31, 2015
	Less than 12 Months	Greater than or Equal to 12 Months	Total
	($ in thousands)
Number of positions	20	3	23
Fair value	$86,245	$7,932	$94,177
Amortized cost	95,624	8,631	104,255

Unrealized loss	$(9,379)	$(699)	$(10,078)

As a result of the Company’s evaluation of the securities, management concluded that the unrealized losses at December 31, 2016 and 2015 were caused by changes in market prices driven by interest rates and credit spreads. The Company’s evaluation of impairment include quotes from third party pricing services, adjustments to prepayment speeds, delinquency, an analysis of expected cash flows, interest rates, market discount rates, other contract terms, and the timing and level of losses on the loans and leases within the underlying trusts. At December 31, 2016, the Company has determined that it is not more likely than not that it will be required to sell the securities before the Company recovers its amortized cost basis in the security. The Company has also determined that there has not been an adverse change in the cash flows expected to be collected. Based upon the Company’s impairment review process, and the Company’s ability and intent to hold these securities until maturity or a recovery of fair value, the decline in the value of these investments is not considered to be Other Than Temporary. The Company did not record any net OTTI during 2016, 2015 or 2014.

Maturities of debt securities classified as available-for-sale were as follows at December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
	Amortized cost	Fair value	Amortized cost	Fair value
	($ in thousands)
Available-for-sale:
Due one year or less	$91	$20	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	53,177	48,404	34,017	30,470
Due after ten years through fifteen years	72,169	70,883	70,238	63,707

Total	$125,437	$119,307	$104,255	$94,177

Actual maturities of debt securities may differ from those presented above since certain obligations amortize and provide the issuer of the individual debt securities the right to call or prepay the obligation prior to the scheduled final stated maturity without penalty.

Note 7. Fixed Assets

	December 31,
	2016	2015
	($ in thousands)
Leasehold improvements	$1,954	$2,271
Non-depreciable assets	20	20
Furniture and equipment	651	941
Software	390	492

	3,015	3,724
Less: Accumulated depreciation and amortization	2,741	3,086

	$274	$638

Depreciation expense for 2016, 2015, and 2014 was $0.2 million, $0.2 million and $0.3 million, respectively.

Note 8. Goodwill and Identified Intangibles Assets

The following table presents the carrying value of goodwill at the reporting unit level:

	December 31,
	2016	2015
	($ in thousands)
Goodwill	$17,884	$17,884

Total	$17,884	$17,884

The balance of goodwill at December 31, 2016 and 2015 is a result of the October 7, 2015 FOC Partners acquisition (Note 3).

Identified intangible assets consist of customer contracts resulting from the FOC Partners acquisition. The gross carrying amount of the identified intangible assets at December 31, 2016 was $0.6 million. The identified intangible assets are being amortized over their expected economic useful life which we estimate to be approximately 33 months. Amortization expense for the years ended December 31, 2016 and 2015, amounted to $0.3 million and $0.5 million, respectively. There was no amortization expense for the same period in 2014.

Note 9. Borrowings

Credit Facilities

As of December 31, 2016 the Company had two credit facilities through certain of its wholly owned subsidiaries: (i) a $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association (“Wells Fargo”) to fund leveraged finance loans and (ii) a $250.0 million credit facility with Citibank, N.A. (“Citibank”) to fund leveraged finance loans.

The Company must comply with various covenants under these facilities. The breach of certain of these covenants could result in a termination event and the exercise of remedies if not cured. At December 31, 2016, the Company was in compliance with all such covenants. These covenants are customary and vary depending on the type of facility. These covenants include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency, charge-off levels, and overcollateralization tests.

The Company has a $615.0 million credit facility with syndicated lenders agented by Wells Fargo to fund leveraged finance loans. The credit facility had an outstanding balance of $401.1 million and unamortized deferred financing fees of $6.4 million as of December 31, 2016. In February 2016 and June 2016, the Company upsized this facility, which increased the commitment amount from $475.0 million to $615.0 million. Interest on this facility accrues at a variable rate per annum. The facility matures on August 10, 2020. The facility provides for a revolving reinvestment period which ends on August 10, 2018, with a two-year amortization period.

The Company has a $250.0 million credit facility with Citibank to fund leveraged finance loans. The credit facility had an outstanding balance of $53.2 million and unamortized deferred financing fees of $2.4 million as of December 31, 2016. Interest on this facility accrues at a variable rate per annum. The facility provides for a revolving reinvestment period that ends on May 5, 2018, with a two-year amortization period.

On December 1, 2016, the Company sold the assets of Equipment Finance and the related platform. In connection with the sale, the company repaid all outstanding indebtedness of Equipment Finance, including amounts outstanding under its $75.0 million note purchase agreement with Wells Fargo, with an outstanding balance of $16.9 million.

In September 15, 2016, the Company repaid the $350.0 million note purchase agreement with Credit Suisse that provided the financing to fund the purchase of broadly syndicated bank loans during the warehouse phase of the Arch Street CLO. The supplemental junior note commitment by NewStar Capital was also repaid in full. The notes were repaid from proceeds of the Arch Street CLO bond issuance.

On March 31, 2016, the Company sold its membership interest in Business Credit. In connection with the sale, the Company repaid all outstanding indebtedness of Business Credit, including amounts outstanding under the $175.0 million credit facility with a syndicate of lenders agented by DZ Bank AG Deutsche Zentral-Genossenschaftbank Frankfurt (“DZ Bank”) with an outstanding balance of $102.0 million and the $165.0 million credit facility with a syndicate of lenders agented by Wells Fargo with an outstanding balance of $135.4 million, each of which was terminated. The Company accelerated and recognized deferred financing fees of $1.1 million and $0.7 million, respectively, related to the warehouse facilities during the first quarter of 2016.

Senior notes

On April 22, 2015, the Company issued $300.0 million in aggregate principal amount of 7.25% Senior Notes due 2020 (the “2020 Notes”). On November 9, 2015, the Company issued an additional $80.0 million in aggregate principal amount of 2020 Notes. The 2020 Notes issued on November 9, 2015, were issued at a debt discount of $0.8 million which will amortize over the life of the 2020 Notes. The Company used a portion of the net proceeds from the April notes offering to repay in full its corporate credit facility with Fortress Credit Corp. The 2020 Notes mature on May 1, 2020, and bear interest at a rate of 7.25% per annum, which is payable semi-annually on May 1 and November 1 of each year. At any time prior to May 1, 2017, the Company may redeem up to 35% of the aggregate principal amount of the 2020 Notes with the net cash proceeds of certain public equity offerings at a price equal to 107.25% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon provided that immediately following the redemption, at least 65% of the 2020 Notes that were originally issued remain outstanding. Additionally, at any time prior to May 1, 2017, the Company may redeem some or all of the 2020 Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after May 1, 2017, the Company may redeem the 2020 Notes, in whole or in part, at redemption prices specified in the 2020 Notes plus accrued and unpaid interest thereon. In addition, if the Company undergoes a change of control, the Company will be required to make an offer to purchase each holder’s 2020 Notes at a price equal to 101% of the principal amount of the 2020 Notes, plus accrued and unpaid interest. As of December 31, 2016 unamortized deferred financing fees were $5.5 million.

Subordinated notes

On December 4, 2014, the Company completed the initial closing of an investment of long-term capital from funds sponsored by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by GSO Capital Partners at which the Franklin Square funds purchased $200.0 million of 10-year subordinated notes (the “Subordinated Notes”), which rank junior to the Company’s existing and future senior debt. During 2015, the Company drew an additional $75 million of these Subordinated Notes. The Company drew the remaining $25 million in January 2016. The Subordinated Notes were recorded at par less the initial relative fair value of the warrants issued in connection with the investment on December 4, 2014 and January 23, 2015 which was $53.7 million as of December 31, 2016 and $60.0 million as of December 31, 2015. The debt discount will amortize over the life of the notes and will be recorded as non-cash interest expense as the Subordinated Notes accrete to par value. As of December 31, 2016, unamortized deferred financing fees were $4.9 million. The Subordinated Notes bear interest at 8.25% and include a Payment-in-Kind (“PIK Toggle”) feature that allows the Company, at its option, to elect to have interest accrued at a rate of 8.75% added to the principal of the Subordinated Notes instead of paying it in cash. The Subordinated Notes have a ten-year term and mature on December 4, 2024. They are callable during the first three years with payment of a make-whole premium. The prepayment premium decreases to 103% and 101% after the third and fourth anniversaries of the closing, respectively. They are callable at par after December 4, 2019. The Subordinated Notes require a mandatory payment at the end of each accrual period, beginning on December 5, 2019. The Company is required to make a cash payment of principal plus accrued interest in an amount required to prevent the Subordinated Notes from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Events of default under the Subordinated Notes include failure to pay interest or principal when due subject to applicable grace periods, material uncured breaches of the terms of the Subordinated Notes, and bankruptcy/insolvency events.

Term Debt Securitizations

2012-2 CLO. On December 18, 2012, the Company completed a term debt securitization transaction. In conjunction with this transaction the Company established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2012-2 LLC (the “2012-2 CLO”) and sold and contributed $325.9 million in loans and investments (including unfunded commitments), or portions thereof, to the 2012-2

CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2012-2 CLO issued $263.3 million of notes to institutional investors. The Company retained $62.6 million, comprising 100% of the 2012-2 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. On June 12, 2015, the Company sold 100% of the 2012-2 CLO’s Class E Notes totaling $16.3 million to institutional investors. At December 31, 2016, the $233.0 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $279.2 million. At December 31, 2016, deferred financing fees were $0.7 million. The 2012-2 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended January 2016.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2012-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2012-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2012-2 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2012-2 CLO
Class A	$190,700	$144,053	Libor+1.90%	January 20, 2023
Class B	26,000	26,000	Libor+3.25%	January 20, 2023
Class C	35,200	35,200	Libor+4.25%	January 20, 2023
Class D	11,400	11,400	Libor+6.25%	January 20, 2023
Class E	16,300	16,300	Libor+6.75%	January 20, 2023

	$279,600	$232,953

2013-1 CLO. On September 11, 2013, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2013-1 LLC (the “2013-1 CLO”) and sold and contributed $247.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2013-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2013-1 CLO issued $338.6 million of notes to institutional investors. The Company retained $61.4 million, comprising 100% of the 2013-1 CLO’s membership interests, Class F notes, Class G notes, and subordinated notes. At December 31, 2016, the $321.9 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $383.3 million. At December 31, 2016, deferred financing fees were $2.6 million. The 2013-1 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended in September 2016.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2013-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2013-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2013-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2013-1 CLO
Class A-T	$202,600	$188,349	Libor+1.65%	September 20, 2023
Class A-R	35,000	32,538	(1)	September 20, 2023
Class B	38,000	38,000	Libor+2.30%	September 20, 2023
Class C	36,000	36,000	Libor+3.80%	September 20, 2023
Class D	21,000	21,000	Libor+4.55%	September 20, 2023
Class E	6,000	6,000	Libor+5.30%	September 20, 2023

	$338,600	$321,887

(1)	Class A-R Notes accrue interest at the Class A-R CP Rate so long as they are held by a CP Conduit, and otherwise will accrue interest at the Class A-R LIBOR Rate or, in certain circumstances, the Class A-R Base Rate, but in no event shall the interest rate payable pari passu with the Class A-T Notes exceed the Class A-R Waterfall Rate Cap.

2014-1 CLO. On April 17, 2014, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2014-1 LLC (the “2014-1 CLO”) and sold and contributed $249.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2014-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2014-1 CLO issued $289.5 million of notes to institutional investors. The Company retained $58.9 million, comprising 100% of the 2014-1 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. At December 31, 2016, the $289.5 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.4 million. At December 31, 2016, deferred financing fees were $2.0 million. The 2014-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2018. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2014-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2014-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2014-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2014-1 CLO
Class A	$202,500	$202,500	Libor+1.80%	April 20, 2025
Class B-1	20,000	20,000	Libor+2.60%	April 20, 2025
Class B-2	13,250	13,250	(1)	April 20, 2025
Class C	30,250	30,250	Libor+3.60%	April 20, 2025
Class D	23,500	23,500	Libor+4.75%	April 20, 2025

	$289,500	$289,500

(1)	Class B-2 Notes accrue interest at a fixed rate of 4.902%.

2015-1 CLO. On March 20, 2015, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-1 LLC (the “2015-1 CLO”) and sold and contributed $336.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-1 CLO issued $410.3 million of notes to institutional investors. The Company retained $85.8 million, comprising 100% of the 2015-1 CLO’s membership interests and subordinated notes. At December 31, 2016, the $410.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $496.1 million. At December 31, 2016, deferred financing fees were $3.2 million. The 2015-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2019. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2015-1 CLO
Class A-1	$253,500	$253,500	Libor+1.80%	January 20, 2027
Class A-2	35,000	35,000	(1)	January 20, 2027
Class B	50,000	50,000	Libor+2.80%	January 20, 2027
Class C	38,500	38,500	Libor+3.85%	January 20, 2027
Class D	33,250	33,250	Libor+5.50%	January 20, 2027

	$410,250	$410,250

(1)	Class A-2 Notes accrue interest at a spread over Libor of 1.65% from the closing date to, but excluding March 20, 2017, and 2.00% thereafter.

2015-2 CLO. On September 15, 2015, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-2 LLC (the “2015-2 CLO”) and sold and contributed $298.4 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-2 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-2 CLO issued $327.8 million of notes to institutional investors. The Company retained $70.1 million, comprising 100% of the 2015-2 CLO’s membership interests and a portion of the Class E notes. At December 31, 2016, the $327.8 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $397.8 million. At December 31, 2016, deferred financing fees were $2.9 million. The 2015-2 CLO permits reinvestment of collateral principal repayments for a four-year period ending in August 2019. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-2 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2015-2 CLO
Class A-1	$205,000	$205,000	Libor+2.00%	August 25, 2027
Class A-2	23,000	23,000	(1)	August 25, 2027
Class B	40,000	40,000	Libor+2.90%	August 25, 2027
Class C	26,250	26,250	Libor+3.95%	August 25, 2027
Class D	28,500	28,500	Libor+5.25%	August 25, 2027
Class E	5,000	5,000	Libor+7.50%	August 25, 2027

	$327,750	$327,750

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.461%.

2016-1 CLO. On March 2, 2016, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2016-1 LLC (the “2016-1 CLO”) and sold and contributed $247.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2016-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2016-1 CLO issued $255.8 million of notes to institutional investors. The Company retained $92.2 million, comprising 100% of the 2016-1 CLO’s membership interests, and the Class D and Class E notes. During the fourth quarter of 2016, the Company sold $7.5 million of the Class D notes. At December 31, 2016, the $263.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.0 million. At December 31, 2016, unamortized deferred financing fees were $2.4 million. The 2016-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in February 2020. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes.

The following table sets forth selected information with respect to the 2016-1 CLO:

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
2016-1 CLO
Class A-1	$176,500	$176,500	Libor+2.30%	February 25, 2028
Class A-2	20,000	20,000	(1)	February 25, 2028
Class B	36,750	36,750	Libor+3.75%	February 25, 2028
Class C	22,500	22,500	Libor+5.40%	February 25, 2028
Class D	7,500	7,500	Libor+5.50%	February 25, 2028

	$263,250	$263,250

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.44%.

Arch Street CLO. On September 15, 2016, NewStar Capital LLC completed a $409.8 million broadly syndicated loan securitization. The notes offered in the collateralized loan obligation (“Arch Street CLO”) were issued by Arch Street CLO, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (with the exception of the Class E and F notes) by Arch Street CLO, LLC, a Delaware limited liability company (each a subsidiary of NewStar Capital and collectively, “Arch Street”). The Arch Street CLO notes are backed by a diversified portfolio of broadly syndicated loans purchased and serviced by the Company. Investors purchased approximately $370.3 million of the Arch Street CLO notes, representing approximately 90.4% of the total capitalization of Arch Street. The Company retained all of the Class F notes and subordinated notes which together totaled approximately $39.5 million, representing approximately 9.6% of the total capitalization of Arch Street. At December 31, 2016, the outstanding note balance was $370.3 million and unamortized deferred financing fees were $4.2 million. The reinvestment period is expected to end in October 2020 and scheduled to mature in October 2028.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the Arch Street CLO is in default under the terms of the indenture, the excess interest spread from the Arch Street CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

	Notes originally issued	Outstanding balance December 31, 2016	Interest rate	Legal final maturity
	($ in thousands)
Arch Street CLO
Class X	$2,500	$2,500	Libor+1.25%	October 20, 2028
Class A	256,000	256,000	Libor+1.65%	October 20, 2028
Class B	48,000	48,000	Libor+2.24%	October 20, 2028
Class C	20,000	20,000	Libor+3.00%	October 20, 2028
Class D	22,750	22,750	Libor+4.20%	October 20, 2028
Class E	21,000	21,000	Libor+6.95%	October 20, 2028

	$370,250	$370,250

2007-1 CLO. In June 2007, the Company completed a term debt securitization transaction. In conjunction with this transaction the Company established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Trust 2007-1 (the “2007-1 CLO Trust”) and sold and contributed $600 million in loans and investments (including unfunded commitments), or portions thereof, to the 2007-1 CLO Trust. The Company remained the servicer of the loans. Simultaneously with the initial sale and contribution, the 2007-1 CLO Trust issued $546.0 million of notes to institutional investors. The Company retained $54.0 million, comprising 100% of the 2007-1 CLO Trust’s trust certificates. The 2007-1 CLO Trust permitted reinvestment of collateral principal repayments for a six-year period which ended in May 2013. During 2012, the Company purchased $0.2 million of the 2007-1 CLO Trust’s Class C notes. During 2010, the Company purchased $5.0 million of the 2007-1 CLO Trust’s Class D notes. During 2009, the Company purchased $1.0 million of the 2007-1 CLO Trust’s Class D notes. On November 30, 2016, the Company called the 2007 CLO Trust and redeemed the notes at par. In conjunction with the call, the Company received a principal distribution of $35.8 million.

2015-1 ABS. On September 1, 2015, NewStar Equipment Finance I, LLC, a subsidiary of the Company, completed a static asset-backed securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Lease Funding 2015-1 LLC (the “2015-1 ABS”) and sold and contributed $100.1 million in leases and equipment loans (including unfunded commitments), or portions thereof, to the 2015-1 ABS. The Company remained the servicer of the leases and equipment loans. Simultaneously with the initial sale and contribution, the 2015-1 ABS issued $70.0 million of notes to institutional investors. The Company retained all of the 2015-1 ABS’s membership interest and the Class B notes, totaling $40.6 million. On October 17, 2016, the Company called the 2015-1 ABS and redeemed the notes at par. In conjunction with the call, the Company received a principal distribution of $12.8 million. The Company accelerated and recognized deferred financing fees of $1.1 million related to the repayment of the 2015-1 ABS.

Corporate Credit Facility

On January 5, 2010, the Company entered into a note agreement with Fortress Credit Corp., which was subsequently amended on August 31, 2010, January 27, 2012, November 5, 2012, and December 4, 2012. The agreement was amended and restated on May 13, 2013 and further amended on June 3, 2013. The credit facility, as amended, consisted of a $238.5 million term note with Fortress Credit Corp. as agent, which consisted of the existing outstanding balance of $100.0 million (the “Existing Funding”), an initial funding of $98.5 million (the “Initial Funding”), and three subsequent borrowings of $5.0 million (the “Delay Draw Term A”), $25.0 million (the “Delay Draw Term B”) and the $10.0 million Term C Loan. On April 22, 2015, the Company repaid in full the term note with Fortress Credit Corp.

Debt Maturities

The contractual obligations under credit facilities and term debt as of December 31, 2016 were as follows:

	Credit facilities	Term debt (1)	Senior notes	Subordinated notes	Total
	($ in thousands)
2017	$—	$—	$—	$—	$—
2018	—	—	—	—	—
2019	—	—	—	—	—
2020	454,300	—	380,000	—	834,300
2021	—	—	—	—	—
Thereafter	—	2,215,840	—	300,000	2,515,840

Total	$454,300	$2,215,840	$380,000	$300,000	$3,350,140

(1)	Maturities for term debt are based on contractual maturity dates. Actual maturities may occur earlier.

Note 10. Repurchase Agreements

The Company has entered into a repurchase transaction with Deutsche Bank AG, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of February 13, 2015 between Deutsche Bank AG and NS Bond Funding I LLC (the “Deutsche Bank Repurchase Agreement”). Pursuant to the Deutsche Bank Repurchase Agreement, Deutsche Bank AG will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Deutsche Bank Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was zero. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with Citigroup Global Markets, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of March 16, 2015 between Citigroup Global Markets and NS Loan Originator LLC (the “Citigroup Repurchase Agreement”). Pursuant to the Citigroup Repurchase Agreement, Citigroup Global Markets will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Citigroup Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was $31.3 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with JP Morgan Chase Bank pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of April 2, 2015 between JP Morgan Chase Bank and NS Bond Funding II LLC (the “JP Morgan Repurchase Agreement”). Pursuant to the JP Morgan Repurchase Agreement, JP Morgan Chase Bank will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the JP Morgan Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. A portion of the proceeds from our senior notes offering in November 2015 were used to pay down this facility. As of December 31, 2016, the outstanding balance was $22.0 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with Natixis Securities Americas LLC pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of October 14, 2015 between Natixis Securities Americas LLC and NS Bond Funding III LLC (the “Natixis Repurchase Agreement”). Pursuant to the Natixis Repurchase Agreement, Natixis Securities Americas LLC will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Natixis Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of December 31, 2016, the outstanding balance was $1.7 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

On June 7, 2011, the Company entered into a five-year, $68.0 million financing arrangement with Macquarie Bank Limited backed primarily by a portfolio of commercial mortgage loans previously originated by the Company. The financing was structured as a master repurchase agreement under which the Company sold the portfolio of commercial mortgage loans to Macquarie for an aggregate purchase price of $68.0 million. The Company also agreed to repurchase the commercial mortgage loans from time to time (including a minimum quarterly amount), and agreed to repurchase all of the commercial mortgage loans by June 7, 2016. Upon the repurchase of a commercial mortgage loan, the Company was obligated to repay the principal amount related to such mortgage loan plus accrued interest (at a rate based on LIBOR plus a margin) to the date of repurchase. On October 2, 2013, the Company entered into an amendment to this financing arrangement which, among other things, extended the date by which we had agreed to repurchase all of the commercial mortgage loans by one year to June 7, 2017, provided for $25.5 million of additional advances for existing eligible assets owned by the Company, allowed for the advance of up to $15.0 million to fund an additional commercial mortgage loan, and released $41.1 million of principal payments to the Company as unrestricted cash. On August 29, 2016, the Company redeemed in full the five-year, $68.0 million financing arrangement with Macquarie Bank Limited with an outstanding balance of $10.7 million. The Company accelerated and recognized deferred financial fees of $0.3 million related to repurchase facility during 2016.

Note 11. Commitments

The Company has non-cancelable operating leases for office space and office equipment and furniture. These leases expire over the next five years and contain provisions for certain annual rental escalations. Future minimum lease payments under non-cancelable operating leases as of December 31, 2016 were as follows:

($ in thousands)
2017	$1,567
2018	1,409
2019	1,306
2020	576
2021	—
Thereafter	—

Rent expense was $2.1 million, $2.2 million and $2.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The Company’s office space lease at its corporate headquarters in Boston, MA is scheduled to terminate on February 28, 2020.

Note 12. Stockholders’ Equity

Stockholders’ Equity

As of December 31, 2016 and 2015, the Company’s authorized capital consists of preferred and common stock and the following was authorized and outstanding:

	December 31, 2016		December 31, 2015
	Shares authorized	Shares outstanding	Shares authorized	Shares outstanding
	(In thousands)
Preferred stock	5,000	—	5,000	—
Common stock	145,000	42,820	145,000	46,527

Preferred Stock

The Company’s authorized capital stock has included 5,000,000 shares of preferred stock with a par value of $0.01 per share, all of which remain undesignated.

Common Stock

On May 5, 2014, the Company’s Board of Directors authorized the repurchase of up to $20.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased were determined by the Company’s management based on its evaluation of market conditions and other factors. The Company completed the repurchase program during July 2014. Under this stock repurchase program, the Company repurchased 1,519,615 shares of its common stock at a weighted average price per share of $13.13.

On August 13, 2014, the Company’s Board of Directors authorized the repurchase of up to $10.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased were determined by the Company’s management based on its evaluation of market conditions and other factors. The Company completed the repurchase program during July 2015. Upon completion of the stock repurchase program, the Company had repurchased 892,911 shares of its common stock at a weighted average price per share of $11.20.

On December 22, 2014, the Company repurchased 1,000,000 shares of its common stock in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $10.2 million.

On March 24, 2015, the Company repurchased 1,000,000 shares of its common stock in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $10.3 million.

On October 7, 2015, the Company’s Board of Directors authorized the repurchase of up to $5.0 million of the Company’s common stock from time to time in open market or in privately negotiated transactions. On February 10, 2016, the Company’s Board of Directors authorized an increase to this stock repurchase program to authorize the repurchase of up to an aggregate of $30.0 million of the Company’s common stock (inclusive of approximately $4.9 million remaining under the existing program). The timing and amount of any shares purchased was determined by the Company’s management based on its evaluation of market conditions and other factors. The repurchase program expired on December 31, 2016. Upon completion of the stock repurchase program, the Company had repurchased 2,640,544 shares of its common stock under this program at a weighted average price per share of $7.85, of which 1,000,000 shares were repurchased in a privately negotiated transaction with an unaffiliated third party for an aggregate purchase price of $7.0 million.

On October 21, 2016, the Company’s Board of Directors authorized the repurchase of 2,500,000 shares of the Company’s common stock in privately negotiated transactions outside of the Company’s previously announced stock repurchase program.

On December 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program, will commence immediately following the expiry of the stock repurchase program authorized on October 7, 2015 and amended on February 10, 2016. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The new repurchase program, commenced immediately following the expiration of the prior stock repurchase program, which was authorized on October 7, 2015 amended on February 10, 2016 and expired on December 31, 2016. The new repurchase program will expire on December 31, 2017 unless extended by the Board and may be suspended or discontinued at any time without notice.

Warrants

On December 4, 2014, the Company issued warrants to purchase 9,500,000 million shares of its common stock as part of the strategic relationship with Franklin Square Capital Partners (“Franklin Square”). Each warrant allows the warrant holder to purchase one share of the Company’s common stock at a purchase price equal to $12.62 per share. The warrants were deemed to be freestanding and indexed to the Company’s common stock. As such they were recorded at relative fair value, with no required subsequent re-measurement. The warrants expire on December 4, 2024. At December 31, 2016, the warrants had a fair value of $63.6 million, net of assumed transaction costs.

On January 23, 2015, the Company completed its issuance of warrants as part of the strategic relationship with Franklin Square. The Company issued additional warrants to purchase 2,500,000 million shares of its common stock subject to the same terms as the warrants that were issued on December 4, 2014.

Restricted Stock

During 2014, the Company issued 91,360 shares of restricted stock to certain employees of the Company pursuant to the Company’s 2006 Incentive Plan, as amended and 43,648 shares of restricted stock to non-employee members of the Board of Directors. The fair value of the shares of restricted stock is equal to the closing price of the Company’s stock on the date of issuance. The shares of restricted stock vest in three equal installments on each of the first three anniversaries of the date of grant.

During 2015, the Company issued 355,876 shares of restricted stock to certain employees of the Company pursuant to the Company’s 2006 Incentive Plan, as amended and 51,352 shares of restricted stock to non-employee members of the Board of Directors. The fair value of the shares of restricted stock is equal to the closing price of the Company’s stock on the date of issuance. The shares of restricted stock vest in three equal installments on each of the first three anniversaries of the date of grant.

During 2016, the Company issued 523,903 shares of restricted stock to certain employees of the Company pursuant to the Company’s 2006 Incentive Plan, as amended and 74,020 shares of restricted stock to non-employee members of the Board of Directors. The fair value of the shares of restricted stock is equal to the closing price of the Company’s stock on the date of issuance. The shares of restricted stock issued to employees of the Company vest in three equal installments on each of the first three anniversaries of the date of grant.

Restricted stock activity for 2016 and 2015 was as follows:

	Shares	Grant-date fair value
		($ in thousands)
Non-vested as of December 31, 2014	315,338	$4,091
Granted	407,228	4,322
Vested	(219,802)	(2,710)
Forfeited	(6,060)	(74)

Non-vested as of December 31, 2015	496,704	5,629
Granted	597,923	3,835
Vested	(250,846)	(2,876)
Forfeited	(2,947)	(24)

Non-vested as of December 31, 2016	840,834	6,564

The Company’s compensation expense related to its restricted stock was $3.7 million, $3.3 million and $2.5 million for 2016, 2015 and 2014, respectively. The unrecognized compensation cost of $2.3 million at December 31, 2016 is expected to be recognized over approximately the next three years.

Stock Options

Under the Company’s 2006 Incentive Plan, the Company’s compensation committee may grant options to purchase shares of common stock. Stock options may either be incentive stock options (“ISOs”) or non-qualified stock options. ISOs may only be granted to officers and employees. The compensation committee will, with regard to each stock option, determine the number of shares subject to the stock option, the manner and time of exercise, vesting, and the exercise price, which will not be less than 100% of the fair market value of the common stock on the date of the grant. The shares of common stock issuable upon exercise of options or other awards or upon grant of any other award may be either previously authorized but unissued shares or treasury shares.

On May 12, 2010, stock options exercisable for an aggregate of 629,105 shares of common stock were issued to certain employees of the Company. The stock options have an exercise price of $8.28, which is equal to the closing price of the Company’s common stock on the date of issuance. The options granted vested in three equal installments on each of the first three anniversaries of the May 12, 2010 grant date and have a seven-year life.

On November 1, 2010, stock options exercisable for an aggregate of 60,000 shares of common stock were issued to certain employees of the Company. The stock options have an exercise price of $7.52, which is equal to the closing price of the Company’s common stock on the date of issuance. The options granted vested in two equal installments on each of the first two anniversaries of the November 1, 2010 grant date and have a seven-year life.

On December 1, 2010, stock options exercisable for an aggregate of 50,000 shares of common stock were issued to certain employees of the Company. The stock options have an exercise price of $8.74, which is equal to the closing price of the Company’s common stock on the date of issuance. The options granted vested in two equal installments on each of the first two anniversaries of the December 1, 2010 grant date and have a seven-year life.

During 2011, stock options exercisable for an aggregate of 52,500 shares of common stock were issued to certain employees of the Company pursuant to the Company’s 2006 Equity Incentive Plan, as amended and stock options exercisable for an aggregate of 55,000 shares were issued to certain members of its Board of Directors. The stock options have exercise prices between $10.11 and $10.59, representing the closing prices of the common stock on the respective dates of issuance. The options granted to employees vested in three equal installments on each of the first three anniversaries of the date of grant and have a seven-year life. The options granted to directors vested in full on the one-year anniversary of the date of grant and have a seven–year life.

Stock option activity for 2016 and 2015 was as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual life (in years)
Outstanding as of December 31, 2014	4,628,439	5.00	2
Granted	—	—	0
Exercised	(2,092,092)	3.22	0
Forfeited	(22,815)	14.02	1

Outstanding as of December 31, 2015	2,513,532	5.75	1
Granted	—	—	0
Exercised	(1,761,926)	3.04	0
Forfeited	(329,914)	16.37	0

Outstanding as of December 31, 2016	421,692	8.72	1

Vested and exercisable as of December 31, 2016	421,692	8.72	1

The Company did not grant any options during 2016 or 2015. As of December 31, 2016 and 2015, the Company has recognized all compensation costs related to options granted. During 2014, the Company recognized compensation expense of $0.1 million, respectively related to its stock options.

Note 13. Earnings Per Share

The Company utilizes the two-class method to calculate earnings per share. The two-class method allocates net income to each class of common stock and participating security. Unvested share-based payment awards granted to certain employees and board members entitle holders to the same rights as outstanding and vested common stock. These securities are considered to be participating securities and are included in the allocation for computing earnings per share under this method. Income is allocated to common shareholders and participating securities under the two-class method based upon the proportion of each to the total weighted average shares available.

The computations of basic and diluted earnings per share for the periods ended December 31, 2016, 2015 and 2014 are as follows:

	December 31,
	2016	2015	2014
	(In thousands)
Numerator:
Net income to common shareholders	$28,224	$16,890	$10,594
Net income allocated to participating securities—basic and diluted	490	182	72
Net income allocated to common shareholders—basic and diluted	$27,734	$16,708	$10,522

Denominator:
Denominator for basic earnings per common share	45,592	45,631	48,267
Denominator for diluted earnings per common share:
Potentially dilutive securities—options	26	1,904	3,229
Potentially dilutive securities—restricted stock	—	—	—
Potentially dilutive securities—warrants	—	—	79

Total weighted average diluted shares	45,618	47,535	51,575

Earnings per common share
Basic	$0.61	$0.37	$0.22
Diluted	0.61	0.35	0.21

Warrants to purchase common stock totaling 12,000,000 were not included in the computation of earnings per share for the years ended December 31, 2016 and 2015 due to the fact that the results would be anti-dilutive.

Note 14. Variable Interest Entity

On October 1, 2015, the Company adopted ASU 2015-2, Consolidation—Amendments to the Consolidation Analysis which revised the existing consolidation guidance and required the Company to re-evaluate its consolidation conclusions under the new model. The new consolidation model revised the conditions required for consolidation, the criteria to be considered a variable interest entity and the determination of the primary beneficiary. The Company’s involvement in VIEs includes term debt securitizations and sponsored funds.

The Company sponsors the formation of various entities that are considered to be VIEs. The majority of these VIEs were formed to issue term debt securitizations. The assets of the VIEs are primarily comprised of senior secured loans and the liabilities are primarily comprised of debt. The Company’s determination of whether it is the primary beneficiary of the VIE is based in part on an assessment of whether or not the Company is exposed to the majority of the risks and rewards of the entity. In instances where the Company retains a significant portion of the equity and remains the servicer of the loans, it was determined that the Company has the power to direct the activities that most significantly impact the economic performance of these VIEs. Additionally, the Company determined that the potential fees that it could receive directly or indirectly from these VIEs represent rights to returns that could potentially be significant to the VIEs. As a result, the Company was deemed the primary beneficiary and therefore has consolidated these entities. VIEs that have been consolidated are disclosed in Note 9.

Unconsolidated VIEs

In November 2016, NewStar closed a new managed credit fund, NewStar Berkeley Fund CLO LLC (the “Berkeley Fund”), a $505 million term debt securitization. The Berkeley Fund is the fourth credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with European Union (“EU”) risk retention rules, the Company holds 5% of each class of notes in the securitization (vertical strip), totaling $25.3 million. The Berkeley Fund employs an independent investment professional who is responsible for investment decision making on behalf of the fund. The Company has determined that it is not the primary beneficiary of the Berkeley Fund and will not consolidate the Berkeley Fund’s operating results or statements of financial position; however, the Company has determined that it has a variable interest in the Berkeley Fund as it holds notes of the securitization.

In January 2015, NewStar closed a new managed credit fund, NewStar Clarendon Fund CLO LLC (the “Clarendon Fund”), a $400.0 million term debt securitization. The Clarendon Fund is the third credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of notes in the securitization (vertical strip), totaling $20.4 million. The Clarendon Fund employs an independent investment professional who is responsible for investment decision making on behalf of the fund. The Company has determined that it is not the primary beneficiary of the Clarendon Fund and will not consolidate the Clarendon Fund’s operating results or statements of financial position; however, the Company has determined it has a variable interest in the Clarendon Fund as it holds notes of the securitization.

In October 2015, NewStar acquired FOC Partners, which now operates as NewStar Capital. At acquisition, NewStar Capital was the investment manager for six collateralized loan obligations and two sponsored funds and provided discretionary services to a series of separately managed accounts. The Company determined that it was not the primary beneficiary of any of acquired CLOs, sponsored funds or separately managed accounts; however, the Company determined that it had a variable interest in a fund as it holds approximately one percent of the interest of the fund.

The following table sets forth the information with respect to the unconsolidated VIEs for which the Company holds a variable interest in as of December 31, 2016 and 2015:

	December 31, 2016	December 31, 2015
	($ in thousands)
Unconsolidated VIE assets	$912,900	$483,581
Unconsolidated VIE liabilities	810,030	362,383
Equity interest included on the Consolidated Balance Sheet	50,386	23,910
Maximum risk of loss (1)	50,794	24,327

(1)	Includes equity investment the Company has made, or is required to make, and any earned but uncollected management and incentive fees. The Company does not record performance and incentive allocations until the respective measurement period has ended.

Former Unconsolidated VIEs

In April 2013, the Company formed a new managed credit fund, NewStar Arlington Fund LLC (“Arlington Fund”) in partnership with an institutional investor to co-invest in middle market commercial loans originated by the Company’s Leveraged Finance group. As the managing member of the Arlington Fund, the Company retained full discretion over Arlington Fund’s investment decisions, subject to usual and customary limitations, and earned management fees as compensation for its services. For 2014, the management fee was $0.5 million.

On April 4, 2013, Arlington Fund entered into an agreement establishing $147.0 million of Class A variable funding notes (the “Class A Notes”) and $28.0 million of Class B variable funding notes (the “Class B Notes”) to partially fund eligible middle market loan origination for Arlington Fund. Wells Fargo Bank, National

Association funded the Class A Notes as the initial Class A lender and the Company funded the Class B Notes as the initial Class B lender. For 2014, interest expense on the Class B Notes totaled $0.7 million. For 2014, the Fund distributed excess cash to its institutional investor totaling $0.7 million.

From inception, the Company was deemed to be the primary beneficiary of Arlington Fund and, therefore, consolidated the financial results of Arlington Fund with the Company’s results of operations and statements of financial position since April 2013.

On June 26, 2014, the NewStar Arlington Senior Loan Program LLC (the “Arlington Program”) completed a $409.4 million term debt securitization comprised of all of the Arlington Fund’s loans as well as a portion of the Company’s loans classified as held-for-sale. A portion of the proceeds from this term debt securitization were used to repay all advances under the Class A Notes and the Class B Notes. Following repayment, the Class A Notes and the Class B Notes were redeemed. As a result, the amortization of $1.1 million of deferred financing fees was accelerated and recognized during the three months ended June 30, 2014. The Company’s membership interests in Arlington Fund were also redeemed and new membership interests in the Arlington Program were issued to its equity investors. The Company did not recognize a gain or a loss on the redemption of its membership interests in the Arlington Fund. The Company acts as collateral manager for the Arlington Program. As a result of the repayment of the Company’s advances as the Class B lender under the warehouse facility and the redemption of its membership interests in the Arlington Fund, the Company has no ownership or financial interests in the Arlington Fund or its successors except to the extent that it receives management fees as collateral manager of the Arlington Program. Additionally, the Arlington Program employs an independent investment professional who is responsible for investment decision making on behalf of the program. As a result, the Company deconsolidated the Arlington Fund from its statements of financial position beginning on June 26, 2014. The Company determined that it is not the primary beneficiary of the Arlington Program and will not consolidate the Arlington Program’s operating results or statements of financial position as of that date.

Although the Company consolidated all of the assets and liabilities of Arlington Fund during the period from April 4, 2013 through June 26, 2014, its maximum exposure to loss was limited to its investments in membership interests in Arlington Fund, its Class B Note receivable, as well as the management fee receivable from Arlington Fund. These items defined the Company’s economic relationship with Arlington Fund but were eliminated upon consolidation. The Company managed the assets of Arlington Fund solely for the benefit of its lenders and investors. If the Company were to have liquidated, the assets of Arlington Fund would not have been available to the Company’s general creditors. Conversely, the investors in the debt of Arlington Fund had no recourse to the Company’s general assets. Therefore, the Company did not consider this debt its obligation.

During the period from April 4, 2013 through June 26, 2014 when the Company consolidated the Arlington Fund as a VIE, the membership interests representing equity ownership of Arlington Fund were characterized as debt in the Company’s consolidated statement of financial position. The Company applied an imputed interest rate to that debt and recorded the resulting interest expense in its consolidated statement of operations. In the consolidation, the Company eliminated the economic results of its related portion of the membership interests and the applied interest expense from its results of operations and statements of financial position. As a result of the re-evaluation of the Company’s VIEs, the Arlington Program is no longer considered a VIE.

Note 15. Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments include unfunded commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The

Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unused lines of credit are commitments to lend to a borrower if certain conditions have been met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each borrower’s creditworthiness on a case-by-case basis. The amount of collateral required is based on factors that include management’s credit evaluation of the borrower and the borrower’s compliance with financial covenants. Due to their fluctuating nature, the Company cannot know with certainty the aggregate amounts that will be required to fund its unfunded commitments. The aggregate amount of these unfunded commitments may exceed the Company’s available funds.

At December 31, 2016, the Company had $326.1 million of unused lines of credit. Of these unused lines of credit, unfunded commitments related to revolving credit facilities were $257.5 million and unfunded commitments related to delayed draw term loans were $68.6 million. These commitments may expire without being drawn upon as such the total commitment does not necessarily represent future cash requirements.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to our borrowers. Standby letters of credit are conditional commitments issued by us to guarantee the performance by a borrower to a third party.

Financial instruments with off-balance sheet risk are summarized as follows:

	December 31,
	2016	2015
	($ in thousands)
Unused lines of credit	$326,051	$601,805
Standby letters of credit	8,239	8,696

Note 16. Total Return Swap

The Company was a participant in a Total Return Swap (“TRS”), which matured on March 31, 2016. We acted as the manager of the TRS and selected the specific loans to be subject to the TRS. The TRS did not qualify for hedge accounting treatment as it did not offset the risks of another investment position.

The underlying referenced loan portfolio of the TRS was primarily large, liquid, broadly syndicated senior secure floating rate loans with Citibank, N.A. as the counterparty. The TRS effectively added leverage to the Company’s portfolio by providing economic benefits of the loans subject to the TRS, despite the fact that such loans were not directly owned the Company, in return for an interest-type payment to Citibank.

On December 4, 2014, NewStar TRS I LLC, a newly-formed subsidiary of the Company, entered into a total return swap of senior secured floating rate loans with Citibank, N.A. The initial maximum market value (determined at the time such loan became subject to the TRS) of the portfolio of loans subject to the TRS was $75.0 million. On March 2, 2015, we entered into an amendment to the TRS that increased the maximum value to $150.0 million, and on July 14, 2015, we entered into an additional amendment to the TRS that increased the maximum value to $175.0 million.

Upon maturity of the TRS on March 31, 2016, the Company purchased $138.9 million of the loans in the referenced portfolio. The majority of these loans were purchased to fund future CLOs of the Company and its wholly owned subsidiary NewStar Capital. The Company recorded these loans at fair value which was determined by using the midpoint of the bid-ask spread provided by an independent third-party pricing service.

The Company recorded interest income from the TRS portfolio of $2.2 million, interest expense from the TRS portfolio of $0.8 million, and a realized loss on the TRS of $6.1 million in the consolidated statement of operations for the year ended December 31, 2016.

At December 31, 2015, the receivable and realized loss on the total return swap on the consolidated balance sheet and consolidated statements of operations consisted of the following:

	Net Receivable	Net Realized Gains/(Losses)
	($ in thousands)
Interest income from TRS portfolio	$—	$8,667
TRS interest expense	—	2,652
Realized loss on TRS	(5,816)	(4,822)
TRS receivable	1,377	—

The fair value of the TRS was reflected as an unrealized gain or loss on the total return swap on the consolidated balance sheet, within other assets or liabilities. The change in value of the TRS was reflected in the consolidated statements of operations as loss on total return swap.

As of December 31, 2015, the fair value of the underlying referenced portfolio was $155.6 million.

The Company’s obligations under the TRS were non-recourse to it, and its exposure was limited to the value of the cash collateral which fluctuated from time to time depending on the market value of the underlying loans. The Company was required to cash collateralize a specified percentage of each loan included under the TRS in accordance with margin requirements. As of December 31, 2016 and 2015, the Company had cash collateral on deposit with Citibank of $0 and $56.5 million, respectively.

The Company paid interest to Citibank for each loan at a rate equal to one-month LIBOR plus 1.60% per annum. Upon the termination or repayment of any loan under the TRS Agreement, the Company would deduct the appreciation of such loan’s value from any interest owed to Citibank or pay the depreciation amount to Citibank in addition to remaining interest payments.

Note 17. Income Taxes

The components of income tax expense are as follows:

	December 31,
	2016	2015	2014
	($ in thousands)
Current tax expense:
Federal	$25,300	$8,613	$3,245
State	4,475	4,006	1,667

Total current	29,775	12,619	4,912

Deferred tax expense (benefit):
Federal	(9,883)	426	2,440
State	535	(1,094)	133

Total deferred	(9,348)	(668)	2,573

Income tax expense	$20,427	$11,951	$7,485

The Company’s effective tax rate for 2016 and 2015 reflects the impact of tax filing in additional states and changes in the tax rate on cumulative temporary differences.

The effective tax rate differed from the statutory federal corporate rate of 35% as follows:

	December 31,
	2016	2015	2014
	($ in thousands)
Federal statutory rate	$17,028	$10,094	$6,328
State income taxes, net of federal tax benefit	3,256	1,893	1,170
Other	143	(36)	(13)

	$20,427	$11,951	$7,485

Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and income tax purposes. As of December 31, 2016 and 2015, components of deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015
	($ in thousands)
Deferred tax asset:
Allowance for credit losses	$23,353	$29,105
Capitalized startup costs	—	103
Other	4,243	1,483
Securities fair value adjustments	2,491	4,166
Equity compensation	2,505	6,950
Accrued bonus and severance	6,886	6,728
Income from non-performing assets	4,329	4,325
Equity positions	1,272	—
Other real estate owned	73	—
Intangible Assets	293	196

Gross deferred tax asset	45,445	53,056

Deferred tax liability:
Prepaid expenses	1,091	1,226
Mark-to-market loans	294	420
Deferred loan costs	1,488	1,971
Cancellation of term debt income	1,185	1,778
Equity positions	—	2,498
Equipment leasing	—	11,113
Goodwill	580	917

Gross deferred tax liability	4,638	19,923

Net deferred tax asset	$40,807	$33,133

As of December 31, 2016 and 2015, we had net deferred tax assets of $40.8 million and $33.1 million, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company’s management considered all available evidence, both positive and negative, in determining the realizability of deferred tax assets at December 31, 2016. Management considered carryback availability, the scheduled reversals of deferred tax liabilities, projected future taxable income during the reversal periods, and tax planning strategies in making this assessment. Management also considered our recent history of taxable income, trends in our earnings, positive financial ratios, and the impact of the downturn in the current economic environment (including the impact of credit on allowance and provision for loan losses) on the Company. Based upon its assessment, management believes that a valuation allowance was not necessary as of December 31, 2016.

As of December 31, 2016 and 2015, the Company did not have any material accrued interest, penalties or uncertain tax positions.

The Company files U.S. federal and various state income tax returns. As of December 31, 2016, the Company is subject to examination by the Internal Revenue Service and most state tax authorities for tax years after December 31, 2012. A few states remain subject to examination for the year ended December 31, 2011. During 2016, the Company received an examination notification from the Internal Revenue Service for the 2014 tax year. There have been no significant issues identified and the examination is still in process at December 31, 2016.

Note 18. Fair Value

ASC 820, Fair Value Measurements and disclosures, establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a description of the valuation methodologies used for instruments measured at fair value, including the general classification of such instruments pursuant to the valuation hierarchy.

Items Recorded at Fair Value on a Recurring Basis

Investments in debt securities, available-for-sale

Investments in debt securities available-for-sale are recorded at fair value on a recurring basis. The fair value measurement of investments in debt securities is based on third party pricing services or by using internally developed financial models. For securities in less liquid markets where there is limited activity and little transparency around broker quotes used to value such securities, the Company classifies securities valued using broker quotes as Level 3. If quoted prices are not available, then fair value is estimated by using internally developed financial models. These securities are not actively traded and require a private sale, and the valuation involves application of significant management judgment. Inputs into the model-based valuations can include changes in market indexes, selling prices of similar securities, management’s assumptions related to the credit rating of the security, prepayment assumptions and other factors such as credit loss assumptions and management’s assessment of the current market conditions. Such securities are classified as Level 3, as the valuation models are based on significant inputs that are unobservable in the market.

Loans

Loans designated to Credit Funds managed by NewStar Capital are recorded at fair value on a recurring basis. The Company has elected to apply fair value option accounting to these loans which is consistent with the manner in which the Credit Funds are managed. The fair value of these loans are based on third party pricing services. These loans are classified as Level 2. During the twelve months ended December 31, 2016, the Company recorded a $5.5 million gain from the change in fair value which was recorded in other miscellaneous income, net.

Total return swap

The fair value of the total return swap was based on third party pricing services who collect prices through a variety of methods including dealer runs, indicative sheets and online posts. The Company recorded the total return swap with Citibank as Level 2. At December 31, 2016, the Company no longer participated in the TRS. At December 31, 2015, the TRS was included within Other liabilities on the consolidated balance sheet. The TRS had a maximum notional amount of $175.0 million and was carried at an estimated fair value of $(4.4) million, comprised of $1.4 million of interest receivable and an unrealized loss of $5.8 million on the underlying loan portfolio.

Contingent Liability

The contingent liability relating to potential credit indemnification obligations in connection with the Equipment Finance sale is recorded at fair value on a recurring basis. The measurement of the contingent liability is based on the Company’s periodic portfolio review of the then outstanding loans and leases sold. The Company has an agreement with the third party buyer to provide a review of the portfolio on a periodic basis. The Company uses the portfolio review, historical knowledge of the portfolio, changes in market indexes, management’s assumptions related to the credit rating, prepayment and collateral value assumptions and other factors such as current market conditions to calculate management’s best estimate of expected losses. This contingent liability is classified as a Level 3.

Items Measured at Fair Value on a Nonrecurring Basis

Collateral dependent impaired loans

Collateral dependent loans that are deemed to be impaired are valued based upon the fair value of the underlying collateral. For collateral dependent loans for which repayment is dependent on the sale of the collateral, management adjusts the fair value for estimated costs to sell. For collateral dependent loans for which repayment is dependent on the operation of the collateral, management may also adjust values to reflect estimated market value declines or apply other discounts to appraised values. Collateral dependent impaired loans are categorized as Level 3. During the twelve months ended December 31, 2016, the Company recorded $4.3 million of specific allowance for credit losses related to “Collateral dependent impaired loans” measured at fair value at December 31, 2016, of which $4.2 million was subsequently charged off when the impaired loans were transferred to the held-for-sale portfolio. During 2015, the Company recorded $0.3 million of specific allowance for credit losses related to “Collateral dependent impaired loans” measured at fair value.

Loans held-for-sale

Loans held-for-sale are carried at the lower of cost or fair value. Loans held-for-sale measured at fair value may consist of loans that have had credit downgrades and/or have remained in the loans held-for-sale portfolio for a significant period of time. When fair value is determined to be the carrying value, the fair values of these loans are obtained through a third party pricing service or by using internally developed financial models. Inputs into the model-based valuations can include changes in market indexes, selling prices of similar loans, management’s assumption related to the credit rating of the loan, prepayment assumptions and other factors, such as credit loss assumptions. Where quoted market prices are obtained through dealer quotes, broker indicative prices or online posts, loans held-for-sale are classified as Level 2. Loans held-for-sale are classified as Level 3 in instances where valuation models are based on significant inputs that are unobservable in the market. During the twelve months ended December 31, 2016, the Company recorded a $2.4 million gain related to “Loans, held-for-sale” measured at fair value. During 2015, the Company recorded a $2.6 million loss related to “Loans, held-for-sale” measured at fair value.

Other real estate owned or repossessed assets

The fair value of other real estate owned or repossessed assets is estimated using one of several methods, including collateral value, market value of similar properties, liquidation value and discounted cash flows.

Management may adjust the fair value for estimated costs to sell or adjust values to reflect estimated market value declines or apply other discounts to values. The Company records the other real estate owned and repossessed assets as Level 3. During the twelve months ended December 31, 2016, the Company recorded a $0.3 million expense to write down other real estate owned to fair value.

The following table presents recorded amounts of assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2016, by caption in the consolidated balance sheet and by ASC 820 valuation hierarchy (as described above).

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in Consolidated Balance Sheet
	($ in thousands)
Recurring Basis:
Assets:
Investments in debt securities, available-for-sale	$—	$—	$119,307	$119,307
Loans	—	403,745	—	403,745

Total assets recorded at fair value on a recurring basis	$—	$403,745	$119,307	$523,052

Liabilities:
Contingent liability	$—	$—	$1,350	$1,350

Total liabilities recorded at fair value on a recurring basis	$—	$—	$1,350	$1,350

Nonrecurring Basis:
Assets:
Loans, held-for-sale	$—	$69,875	$75,531	$145,406
Other real estate owned/repossessed assets	—	—	15,750	15,750

Total assets recorded at fair value on a nonrecurring basis	$—	$69,875	$91,281	$161,156

The following table presents recorded amounts of assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2015, by caption in the consolidated balance sheet and by ASC 820 valuation hierarchy (as described above).

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in Consolidated Balance Sheet
	($ in thousands)
Recurring Basis:
Assets:
Investments in debt securities, available-for-sale	$—	$—	$94,177	$94,177

Total assets recorded at fair value on a recurring basis	$—	$—	$94,177	$94,177

Liabilities:
TRS	$—	$4,439	$—	$4,439

Total liabilities recorded at fair value on a recurring basis	$—	$4,439	$—	$4,439

Nonrecurring Basis:
Assets:
Collateral dependent impaired loans	$—	$—	$27,473	$27,473
Loans, held-for-sale	—	140,151	—	140,151
Other real estate owned/repossessed assets	—	—	250	250

Total assets recorded at fair value on a nonrecurring basis	$—	$140,151	$27,723	$167,874

The following table presents a summary of significant unobservable inputs and valuation techniques of the Company’s Level 3 fair value measurements at December 31, 2016.

	Fair value	Valuation Techniques	Unobservable Input	Range
	($ in thousands)
Financial assets:
Investments in debt securities, available-for-sale
	$119,307	Broker quotes	Pricing assumptions such as prepayment rates, interest rates, loss assumptions, cash flow projections, and comparisons to similar financial instruments
Loans and leases, net	75,531	Market comparables	Cost to sell	3%—7%
		Valuation model	Marketability discount	5%—30%
Other real estate owned/repossessed assets	15,750	Appraisal	Cost to sell	3%—7%

Total Assets:	$210,588

Financial liabilities:
Contingent liability	$1,350	Valuation model	PoD/LGD

Total Liabilities:	$1,350

The following table presents a summary of significant unobservable inputs and valuation techniques of the Company’s Level 3 fair value measurements at December 31, 2015.

	Fair value	Valuation Techniques	Unobservable Input	Range
	($ in thousands)
Financial assets:
Investments in debt securities, available-for-sale
	$94,177	Broker quotes	Pricing assumptions such as prepayment rates, interest rates, loss assumptions, cash flow projections, and comparisons to similar financial instruments
Loans and leases, net	27,473	Market comparables	Cost to sell	3%—7%
	250	Valuation model	Marketability discount	5%—30%

Total:	$121,900

Changes in Level 3 recurring fair value measurements

The table below illustrates the change in balance sheet amounts during 2016 and 2015 (including the change in fair value), for financial instruments measured on a recurring basis and classified by the Company as Level 3 in the valuation hierarchy. When a determination is made to classify a financial instrument as Level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. The Company did not transfer any financial instruments in or out of Level 1, 2, or 3 during 2016 and 2015.

For the year ended December 31, 2016:

	Investments in Debt Securities, Available- for-sale	Contingent Liability
	($ in thousands)
Balance as of December 31, 2015	$94,177	$—
Total gains or losses (realized/unrealized)
Included in earnings	875	—
Included in other comprehensive income	3,942	—
Initial recognition		1,350
Purchases	26,313	—
Issuances	—	—
Settlements	(6,000)	—

Balance as of December 31, 2016	$119,307	$1,350

For the year ended December 31, 2015:

Investments in Debt Securities, Available- for-sale
($ in thousands)
Balance as of December 31, 2014	$46,881
Total gains or losses (realized/unrealized)
Included in earnings	791
Included in other comprehensive income	(10,097)
Purchases	89,602
Issuances	—
Settlements	(33,000)

Balance as of December 31, 2015	$94,177

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2016 and 2015. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

	December 31, 2016		December 31, 2015
	Carrying amount	Fair value	Carrying amount	Fair value
	($ in thousands)
Financial assets:
Cash and cash equivalents	$154,480	$154,480	$35,933	$35,933
Restricted cash	262,643	262,643	153,992	153,992
Cash collateral on deposit with custodians	7,564	7,564	61,081	61,081
Investments in debt securities available-for-sale	119,307	119,307	94,177	94,177
Loans and leases, net	3,239,191	3,241,910	3,134,072	3,147,117
Loans held-for-sale	144,060	145,406	478,785	483,781
Other assets	15,954	15,954	14,255	14,255
Financial liabilities:
Credit facilities (1)	$445,493	$445,493	$832,686	$832,686
Term debt (1)	2,195,064	2,230,102	1,821,519	1,819,344
Repurchase agreements (1)	55,046	55,046	96,224	101,433
Senior notes (1)	373,919	380,000	372,153	368,600
Subordinated notes (1)	241,390	303,916	209,509	266,857
Other liabilities	1,350	1,350	4,439	4,439

(1)	Prior year has been adjusted to reflect the adoption of ASU 2015-03.

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The following table presents the carrying amounts, estimated fair values, and placement in the fair value hierarchy of the Company’s financial instruments at December 31, 2016 and 2015. The table excludes financial instruments for which the carrying amount approximates fair value such as cash and cash equivalents, restricted cash, cash collateral on deposit with custodians, investments in debt securities, available-for-sale, and financial information disclosed above.

			Fair Value Measurements
December 31, 2016	Carrying amount	Fair value	Level 1	Level 2	Level 3
	($ in thousands)
Financial assets:
Loans and leases, net	$3,239,191	$3,241,910	$—	$—	$3,241,910
Loans held-for-sale	144,060	145,406	—	69,875	75,531
Other assets	15,954	15,954	—	—	15,954
Financial liabilities:
Credit facilities	445,493	445,493	—	445,493	—
Term debt securitizations	2,195,064	2,230,102	—	2,230,102	—
Repurchase agreements	55,046	55,046	—	55,046	—
Senior notes	373,919	380,000	—	380,000	—
Subordinated notes	241,390	303,916	—	—	303,916
Other liabilities	1,350	1,350	—	—	1,350

December 31, 2015	Carrying amount	Fair value	Level 1	Level 2	Level 3
	($ in thousands)
Financial assets:
Loans and leases, net	$3,134,072	$3,147,117	$—	$—	$3,147,117
Loans held-for-sale	478,785	483,781	—	483,781	—
Other assets	14,255	14,255	—	—	14,255
Financial liabilities:
Credit facilities (1)	832,686	832,686	—	832,686	—
Term debt securitizations (1)	1,821,519	1,819,344	—	1,819,344	—
Repurchase agreements (1)	96,224	101,433	—	101,433	—
Senior notes (1)	372,153	368,600	—	368,600	—
Subordinated notes (1)	209,509	266,857	—	—	266,857
Other liabilities	4,439	4,439	—	4,439	—

(1)	Prior year has been adjusted to reflect the adoption of ASU 2015-03.

The methodologies for estimating the fair value of financial instruments that are measured at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for other financial instruments are discussed below.

Cash and cash equivalents, restricted cash and cash collateral on deposit with custodians: The carrying amounts approximate fair value because of the short maturity of these instruments.

Credit facilities: Due to the adjustable rate nature of the borrowings, the fair values of the credit facilities are estimated to approximate their carrying values. Rates currently are comparable to those offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

Term debt securitizations: The fair value was determined by applying prevailing term debt securitization market interest rates to the Company’s current term debt securitization structure.

Repurchase agreements: The fair value was determined by applying prevailing repurchase agreement market interest rates to the Company’s current repurchase agreement structure.

Senior notes: The fair value was based on available quoted market prices.

Subordinated notes: The fair value was estimated as the present value of expected future cash flows discounted at market interest rates on similar debt instruments, issued by companies with comparable credit ratings.

Other assets/other liabilities: Comprised of non-public investments, contingent liability and through March 31, 2016, the total return swap. The non-public investments are carried within other assets at $16.0 million and $14.3 million, as of December 31, 2016 and 2015, respectively. These investments are in the form of equity or warrants and are obtained as part of the loan origination process. The investments are initially recorded at cost and reviewed quarterly. If the fair value is less than cost then the investment is written down to fair value with the necessary adjustment recorded through current earnings. Fair value is determined using internally developed valuation models. Where sufficient data exists, a market approach method is utilized to estimate the current value of the underlying company. The estimated fair value of the underlying securities for warrants requiring valuation at fair value is adjusted for discounts related to lack of liquidity. The Company classifies equity and warrants as Level 3. The contingent liability was included in other liabilities as of December 31, 2016. Its fair value was based on periodic portfolio review and various assumptions used by management. The Company classifies the contingent liability as Level 3. The total return swap, which was included in other liabilities as of December 31, 2015, was based on third party pricing services who collect prices through a variety of methods including dealer runs, indicative sheets and online posts. The Company classified the total return swap as Level 2.

Note 19. Employee Benefit Plans

The Company maintains a contributory 401(k) plan covering all full-time employees. The Company matches 100% of an employee’s voluntary contributions up to a limit of 6% of the employee’s base salary, subject to IRS guidelines. Expense for 2016, 2015 and 2014 was $0.7 million, $0.8 million and $0.7 million, respectively.

Note 20. Segment Reporting

Beginning in 2016, the Company has two reportable segments, Commercial Lending and Asset Management. Segment information is derived from the internal reporting system utilized by management. Revenues and expenses for segments reflect those revenue and expenses which can be specifically identified and have been assigned based on internally developed allocation methods. Results may be restated, when necessary, to reflect changes in organizational structure or allocation methodology. Any changes in allocations that may affect the reported results of any business segment will not affect the consolidated financial position or results of operations of the Company as a whole.

Commercial Lending

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers.

Asset Management

The Asset Management segment represents our investment advisory activities which include credit funds managed by the Company and NewStar Capital. Credit funds managed by the Company focus on middle market loans, liquid tradeable credit and liquid loan strategies. NewStar Capital manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

The following tables presents the statement of operations and total assets for the Company’s reportable segments:

	Twelve Months Ended December 31, 2016
	Commercial Lending	Asset Management	Consolidated Total
	($ in thousands)
Net interest income	$84,454	$4,917	$89,371
Provision for loan losses	27,541	—	27,541

Net interest income after provision	56,913	4,917	61,830
Noninterest income:
Management fees	—	11,665	11,665
Performance fees	—	1,734	1,734
Other lending fees	7,141	137	7,278
Gain/(loss) on sale of loans and equipment	(1,598)	307	(1,291)
Other noninterest income (1)	29,298	5,576	34,874

Total noninterest income	34,841	19,419	54,260
Non-interest expense	55,177	12,262	67,439

Income before income taxes	$36,577	$12,074	$48,651

Income tax expense			20,427

Net income			$28,224

(1)	Includes fair value adjustment on Loans held-for-sale.

	Twelve months ended December 31, 2015
	Commercial Lending	Asset Management	Consolidated Total
	($ in thousands)
Net interest income (loss)	$81,005	$(206)	$80,799
Provision for loan losses	18,387	—	18,387

Net interest income after provision	62,618	(206)	62,412
Noninterest income:
Management fees	—	6,661	6,661
Other lending fees	13,508	—	13,508
Gain on sale of loans and equipment	1,108	—	1,108
Other noninterest (loss) income (1)	(2,982)	62	(2,920)

Total noninterest income	11,634	6,723	18,357
Non-interest expense	46,873	5,055	51,928

Income before income taxes	$27,379	$1,462	$28,841

Income tax expense			11,951

Net income			$16,890

(1)	Includes fair value adjustment on Loans held-for-sale.

	Twelve Months Ended December 31, 2014
	Commercial Lending	Asset Management	Consolidated Total
	($ in thousands)
Net interest income (loss)	$83,663	$(4,156)	$79,507
Provision for loan losses	27,108	—	27,108

Net interest income after provision	56,555	(4,156)	52,399
Noninterest income:
Management fees	—	1,054	1,054
Other lending fees	2,466	1	2,467
Loss on sale of loans and equipment	(201)	—	(201)
Other noninterest income (loss)	8,585	(460)	8,125

Total noninterest income	10,850	595	11,445
Non-interest expense	45,363	402	45,765

Income (loss) before income taxes	$22,042	$(3,963)	$18,079

Income tax expense			7,485

Net income			$10,594

December 31, 2016	Commercial Lending	Asset Management	Total
	($ in thousands)
Loans and leases, gross (including loans at fair value of $403,745)	$2,915,805	$403,745	$3,319,550
Loans held-for-sale, gross	145,966	—	145,966
Investments in debt securities, available-for-sale	—	119,307	119,307
Other	374,851	80,918	455,769

Total Balance Sheet Assets	3,436,622	603,970	4,040,592
Illiquid Credit funds *	—	1,314,690	1,314,690
Liquid/Tradeable Credit *	—	1,833,607	1,833,607

Total Assets	3,436,622	3,752,267	7,188,889

Less: Non Managed assets (1)	374,851	74,175	449,026

Total Managed Assets	$3,061,771	$3,678,092	$6,739,863

*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.
(1)	Other less unamortized discount on investment in debt securities, available-for-sale.

December 31, 2015	Commercial Lending	Asset Management	Total
	($ in thousands)
Loans and leases, gross	$3,243,580	$—	$3,243,580
Loans held-for-sale, gross	485,874	—	485,874
Investments in debt securities, available-for-sale	—	94,177	94,177
Other	205,256	22,496	227,752

Total Balance Sheet Assets	3,934,710	116,673	4,051,383
Illiquid Credit funds *	—	824,573	824,573
Liquid/Tradeable Credit *	—	2,294,497	2,294,497

Total Assets	3,934,710	3,235,743	7,170,453

Less: Non Managed assets (1)	205,256	15,731	220,987

Total Managed Assets	$3,729,454	$3,220,012	$6,949,466

*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.
(1)	Other less unamortized discount on investment in debt securities, available-for-sale.

Note 21. Related-Party Transactions

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd. (the “Fund”), a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. Prior to December 6, 2013 when the Fund called the notes of its term debt securitization, the Fund paid the Company a management fee, payable monthly in arrears, based on the carrying value of the total gross assets attributable to the applicable series of each class of shares at the end of each month. Subsequent to December 6, 2013, the Fund pays the Company a fee when cash is distributed to its investors. For 2016 and 2015, the Fund paid the Company $0.06 million and $0.05 million, respectively.

Pursuant to a Collateral Management Agreement dated June 26, 2014, the Company serves as collateral manager of the Arlington Program. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For 2016 and 2015, the Arlington Program’s collateral management fee was $2.0 million and $2.0 million, respectively.

On January 15, 2015, the Company announced the closing of the Clarendon Fund, a $400.0 million term debt securitization. The Clarendon Fund is the third credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of note in the securitization, totaling $20.4 million. The Clarendon Fund employs an independent investment professional who is responsible for investment decision making on behalf of the program. The Company has determined that it is not the primary beneficiary of the Clarendon Fund and will not consolidate the Clarendon Fund’s operating results or statements of financial position. Pursuant to a Collateral Management Agreement dated January 15, 2015, the Company serves as collateral manager of the Clarendon Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For 2016 and 2015, the Clarendon Fund’s collateral management fee was $2.0 million and $2.0 million, respectively.

On November 30, 2016, the Company announced the closing of the Berkeley Fund, a $505.0 million term debt securitization. The Berkeley Fund is the fourth credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of note in the securitization, totaling $25.3 million. The Berkeley Fund employs an independent investment professional who is responsible for investment decision making on behalf of the program. The Company has determined that it is not the primary beneficiary of the Berkeley Fund and will not consolidate the Berkeley Fund’s operating results or statements of financial position. Pursuant to a Collateral Management Agreement dated November 29, 2016, the Company serves as collateral manager of the Berkeley Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date.

In October 2016, the Company repurchased 2,000,000 shares of its common stock from Capital Z Financial Services Fund II, L.P. and a related fund in a privately negotiated transaction for an aggregate purchase price of $17,860,000. The Company also repurchased 500,000 shares of its common stock in a privately negotiated transaction from a former executive officer at an aggregate purchase price of $4,465,000. The transactions were executive outside of the Company’s previously announced stock repurchase program.

Note 22. Selected Quarterly Financial Data (Unaudited)

Unaudited quarterly information for 2016 and 2015 is shown in the following table.

	For the three months ended
	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	March 31, 2016	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	March 31, 2015
	($ in thousands)
Summary Results of Operations Data:
Interest income	$64,217	$65,155	$59,392	$61,952	$60,591	$54,574	$46,871	$39,749
Interest expense	43,529	39,897	38,486	39,433	36,222	31,345	31,085	22,334

Net interest income	20,688	25,258	20,906	22,519	24,369	23,229	15,786	17,415
Provision for credit losses	2,635	3,570	3,623	17,713	3,667	4,534	3,208	6,978

Net interest income after provision for credit losses	18,053	21,688	17,283	4,806	20,702	18,695	12,578	10,437
Total non-interest income	19,783	10,966	4,359	19,152	3,310	3,492	7,429	4,126
Total operating expenses	19,462	18,069	12,840	17,068	16,872	13,380	11,444	10,232

Income before income taxes	18,374	14,585	8,802	6,890	7,140	8,807	8,563	4,331
Income tax expense	8,044	5,941	3,561	2,881	2,931	3,665	3,563	1,792

Net income	$10,330	$8,644	$5,241	$4,009	$4,209	$5,142	$5,000	$2,539

Net income per share:
Basic	$0.23	$0.19	$0.11	$0.09	$0.09	$0.11	$0.11	$0.05
Diluted	0.23	0.19	0.11	0.09	0.09	0.11	0.10	0.05

Note 23. Subsequent Events

Dividend Policy

On February 14, 2017, the Company’s Board of Directors initiated a quarterly cash dividend. The first cash dividend of $0.02 per share is expected to be paid on March 17, 2017 to stockholders of record on March 2, 2017. While it is the Company’s intention to pay quarterly cash dividends for the foreseeable future, the amount, timing and frequency of any future dividend payments remains in the discretion of the Company’s Board of Directors, taking into account the Company’s financial condition and results of operation, its capital needs, market conditions and other factors that the board considers appropriate at the time. In addition, the indenture governing the Company’s senior notes imposes certain limitations on the Company’s ability to declare and pay dividends on its common stock or to make other restricted payments, including repurchasing its common stock.

Such limitations are calculated in part by reference to our consolidated net income, as calculated under the indenture. Our ability to declare dividends for future periods thus depends on both its earnings and the amount of prior dividends, stock repurchases and other restricted payments.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting of the Company, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission 2013. Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2016. The effectiveness of our internal control over financial reporting as of December 31, 2016 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is included on page 57 of this Annual Report.

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act as of the end of the period covered by this Annual Report (the “Evaluation Date”). Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the Evaluation Date, these disclosure controls and procedures are effective.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) identified in connection with the evaluation of our internal control that occurred during the fourth quarter of 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

Information required by Item 10 is incorporated by reference from the information responsive thereto contained in the sections in our Proxy Statement for the Annual Meeting of Stockholders to be held on May 16, 2017 (the “2017 Proxy Statement”) captioned “Proposal 1: Election of Directors,” “Corporate Governance—Board Committees,” and “Section 16(a) Beneficial Ownership Reporting Compliance.”

Executive Officers of the Registrant

Name	Age	Position
Timothy J. Conway	62	Chairman, Chief Executive Officer and President
John K. Bray	60	Chief Financial Officer
Daniel D. McCready	60	Chief Investment Officer
Patrick F. McAuliffe	59	Head- Leveraged Finance Origination
Mark du Four	52	Head- Capital Markets

Timothy J. Conway, is our Chief Executive Officer and President and was elected to serve as Chairman of our Board of Directors in September 2006. He has been our Chief Executive Officer and President and has served on our Board of Directors since our inception in June 2004. From July 2002 to June 2004, Mr. Conway worked full-time on our founding. From 1996 to July 2002, Mr. Conway was a Managing Director at FleetBoston Financial Corporation or its predecessors responsible for Corporate Finance and Capital Markets. From 1987 to 1996, Mr. Conway held various senior management positions at Citicorp Securities, Inc. He was a Managing Director and Senior Securities Officer and was responsible for the bank’s private placement, loan syndication and acquisition finance businesses. Mr. Conway received his undergraduate degree from Fairfield University and his masters of business administration from the University of Connecticut.

John K. Bray, has served as our Chief Financial Officer since January 2005. From April 2004 to October 2004, Mr. Bray was the Business Financial Officer at Bank of America. From August 1979 to April 2004, Mr. Bray held various positions at FleetBoston Financial Corporation or its predecessors, most recently as Director of Finance—Line of Businesses. Mr. Bray received his undergraduate degree from the College of the Holy Cross and his masters of business administration from the University of Hartford.

Daniel D. McCready, has served as our Chief Investment Officer since July 2016, prior to which he served as our Chief Credit Officer since March 2013. He chairs the Investment and Underwriting Committees and is also a member of NewStar’s Management Committee. Mr. McCready has over thirty years of experience in leveraged finance, asset based finance and sponsor coverage. He joined the company from CIT Group, where he was Chief Credit Officer of Corporate Finance, and a member of the Credit Policy Committee. Mr. McCready has held risk leadership positions for over fourteen years, including credit management and restructuring at GE Capital and CIBC World Markets. His previous experience includes sponsor finance origination and debt capital markets at Bankers Trust/Deutsche Bank and Bank of America. Mr. McCready received his undergraduate degree from the US Naval Academy and his masters of business administration from George Washington University.

Patrick F. McAuliffe, has served as a Managing Director of the Company since 2005 and Head of its Middle Market lending division since 2012. He also serves as a member of the firm’s Management Committee. Prior to joining NewStar Financial in April 2005, he was a Regional Executive in Bank of America’s Metro New York Region, and prior to the merger of FleetBoston Financial and Bank of America, Mr. McAuliffe held numerous positions at FleetBoston Financial between 1984-2004.

Mark du Four has served as Head of our Capital Markets division since 2010. Prior to joining NewStar in 2004, he was a Managing Director in Fleet Securities’ Loan Sales and Trading Group, and previously held positions at BMO Nesbitt Burns, and Chase Securities Global Syndicated Finance Group and Global Oil Group. Mr. du Four received his undergraduate degree from Virginia Tech University and his masters of business administration from the University of Texas at Austin.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, and certain other senior officers. A copy of the code is publicly available on the Investor Relations page of our website at www.newstarfin.com. If you would like to receive a copy of our Code of Ethics, free of charge, a request should be directed to: Investor Relations, NewStar Financial, Inc., 500 Boylston St., Suite 1250, Boston, Massachusetts 02116.

In addition, we also have a Code of Business Conduct and Ethics, which applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. A copy of the code is posted on the Company’s website at www.newstarfin.com.

Item 11.	Executive Compensation

Information required by Item 11 is incorporated by reference from the information responsive thereto contained in the sections of the 2017 Proxy Statement captioned “Board of Directors—Director Compensation” and “Executive Compensation.”

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information required by Item 12 is incorporated by reference from the information responsive thereto contained in the sections of the 2017 Proxy Statement captioned “Shares held by Principal Stockholders and Management” and “Executive Compensation—Equity Plan Information.”

Item 13.	Certain Relationships and Related Transactions, and Director Independence

Information required by Item 13 is incorporated by reference from the information responsive thereto contained in the sections of the 2017 Proxy Statement captioned “Corporate Governance” and “Corporate Governance—Certain Relationships and Transactions.”

Item 14.	Principal Accounting Fees and Services

Information required by Item 14 is incorporated by reference from the information responsive thereto contained in the section of the 2017 Proxy Statement in the proposal titled “Ratification of Independent Registered Public Accounting Firm.”

PART IV

Item 15.	Exhibits, Financial Statement Schedule

a.	Documents Filed as Part of the Report

The consolidated financial statements and reports of independent auditors have been filed as part of this Annual Report on Form 10-K as indicated in the Index to Financial Statements appearing on page 56 of this report.

b.	Exhibits

The exhibits filed with this Annual Report on Form 10-K are listed in the Exhibit Index immediately following the signature page hereof, which Exhibit Index is incorporated herein by reference.

c.	Financial Statement Schedules

Financial Statement Schedules have been omitted because the required information is not present, or not present in amounts sufficient to require submission of the schedules, or because the required information is provided in consolidated financial statements or notes thereto.

Item 16.	Form 10-K Summary

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: March 2, 2017	By:	/s/ John K. Bray
John K. Bray
Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy J. Conway Timothy J. Conway	Chairman, Chief Executive Officer and President (Principal Executive Officer)	March 2, 2017

/s/ John K. Bray John K. Bray	Chief Financial Officer (Principal Financial and Accounting Officer)	March 2, 2017

/s/ Charles N. Bralver Charles N. Bralver	Director	March 2, 2017

/s/ Bradley E. Cooper Bradley E. Cooper	Director	March 2, 2017

/s/ Brian L.P. Fallon Brian L.P. Fallon	Director	March 2, 2017

/s/ Frank R. Noonan Frank R. Noonan	Director	March 2, 2017

/s/ Maureen P. O’Hara Maureen P. O’Hara	Director	March 2, 2017

/s/ Richard E. Thornburgh Richard E. Thornburgh	Director	March 2, 2017

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

2(a)	Interest Purchase Agreement by and among NewStar Financial, Inc. (the “Company”), Core Financial Holdings, LLC and Core Business Credit, LLC dated as of November 1, 2010.	Previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 2, 2010 and incorporated herein by reference.

2(b)	Purchase Agreement, dated as of September 16, 2015, by and among the Company, Andrea S. Feingold, and R. Ian O’Keeffe.	Previously filed as Exhibit 2(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (File No. 001-33211) filed on November 5, 2015 and incorporated herein by reference.

3(a)	Amended and Restated Certificate of Incorporation of the Company.	Previously filed as Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

3(b)	Amended and Restated Bylaws of the Company.	Previously filed as Exhibit 3(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

4(a)	Stockholders’ Agreement, dated as of June 18, 2004, among the Company (f/k/a Novus Capital, Inc.) and the Stockholders party thereto.	Previously filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on September 21, 2006, and incorporated herein by reference.

4(a)(1)	First Amendment to Stockholders’ Agreement, dated as of August 22, 2005, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.	Previously filed as Exhibit 4(a)(1) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

4(a)(2)	Second Amendment to Stockholders’ Agreement, dated as of June 5, 2006, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.	Previously filed as Exhibit 4(a)(2) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

4(a)(3)	Third Amendment to Stockholders’ Agreement, dated as of December 12, 2006, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.	Previously filed as Exhibit 4(a)(3) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(a)(4)	Fourth Amendment to Stockholders’ Agreement, dated as of March 26, 2007, entered in connection with the Stockholders’ Agreement, dated as of June 18, 2004.	Previously filed as Exhibit 4(a)(4) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33211) filed on March 10, 2008 and incorporated herein by reference.

4(b)	Form of Common Stock Certificate.	Previously filed as Exhibit 4.2 to Amendment No. 5 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on November 30, 2006 and incorporated herein by reference.

4(c)	Indenture, dated as of April 22, 2015, between the Company and U.S. Bank National Association, as trustee (including the Form of Note attached as Exhibit A thereto).	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 28, 2015 and incorporated herein by reference.

4(d)	Indenture, dated as of June 5, 2007, by and between NewStar Commercial Loan Trust 2007-1, as Issuer, and U.S. Bank National Association, as Trustee.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on June 7, 2007 and incorporated herein by reference.

4(e)	Indenture, dated as of December 18, 2012, by and between NewStar Commercial Loan Funding 2012-2 LLC, as Issuer, and U.S. Bank National Association, as Trustee.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 19, 2012 and incorporated herein by reference.

4(f)	Indenture, dated as of September 11, 2013, by and between the NewStar Commercial Loan Funding 2013-1 LLC and U.S. Bank National Association.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 13, 2013 and incorporated herein by reference.

4(g)	Indenture by and between NewStar Commercial Loan Funding 2014-1 LLC, as Issuer, and U.S. Bank National Association, as Trustee, dated as of April 17, 2014.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 23, 2014 and incorporated herein by reference.

4(h)	Indenture by and between NewStar Commercial Loan Funding 2015-1 LLC, as Issuer, and U.S. Bank National Association, as Trustee, dated as of March 20, 2015.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 24, 2015 and incorporated herein by reference.

4(i)	Indenture by and between NewStar Commercial Lease Funding 2015-1 LLC, as Issuer, and Wells Fargo Bank, National Association as Trustee and Custodian, dated as of September 1, 2015.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 3, 2015 and incorporated herein by reference.

4(j)	Indenture by and between NewStar Commercial Loan Funding 2015-2 LLC, as Issuer, and U.S. Bank National Association, as Trustee, dated as of September 15, 2015.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 21, 2015 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

4(k)	Indenture by and between NewStar Commercial Loan Funding 2016-1 LLC, as Issuer, and U.S. Bank National Association, as Trustee, dated as of March 2, 2016.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 4, 2016 and incorporated herein by reference.

4(l)	Indenture by and between Arch Street CLO, LTD., as Issuer, Arch Street CLO, LLC., as Co-Issuer, and U.S. Bank National Association, as Trustee, dated as of September 15, 2016.	Previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 21, 2016 (File No. 001-33211) and incorporated herein by reference.

10(a)(1)	Lease, dated as of October 31, 2012, between Five Hundred Boylston West Venture, as Landlord, and the Company, as Tenant.	Previously filed as Exhibit 10(a)(1) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-33211) filed on March 13, 2014 and incorporated herein by reference.

10(a)(2)	First Amendment to Lease dated as of September 12, 2013, between Five Hundred Boylston West Venture, as Landlord, and the Company, as Tenant	Previously filed as Exhibit 10(a)(2) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-33211) filed on March 13, 2014 and incorporated herein by reference.

10(b)(1)(a)	Amended and Restated Sale and Servicing Agreement, dated as of April 5, 2006, by and among NewStar CP Funding LLC, as Seller, the Company, as Originator and Servicer, Wachovia Bank, National Association, as Swingline Purchaser, Wachovia Capital Markets, LLC, as Administrative Agent and VFCC Agent, U.S. Bank National Association, as Trustee, Lyon Financial Services, Inc. as Backup Servicer and each of the conduit purchaser and purchaser agents thereto from time to time.	Previously filed as Exhibit 10.7.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on October 26, 2006 and incorporated herein by reference.

10(b)(1)(b)	Amendment No. 1 to the Amended and Restated Sale and Servicing Agreement dated as of June 7, 2006.	Previously filed as Exhibit 10.7.2 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(b)(1)(c)	Amendment No. 2 to the Amended and Restated Sale and Servicing Agreement, dated as of July 10, 2006.	Previously filed as Exhibit 10(b)(1)(c) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

10(b)(1)(d)	Amendment No. 3 to the Amended and Restated Sale and Servicing Agreement, dated as of August 9, 2006.	Previously filed as Exhibit 10.7.4 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(1)(e)	Amended, Restated and Substituted Variable Funding Certificate, dated as of August 9, 2006.	Previously filed as Exhibit 10.7.5 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(b)(1)(f)	Amendment No. 4 and Waiver to the Amended and Restated Sale and Servicing Agreement, dated as of October 30, 2006.	Previously filed as Exhibit 10.7.6 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(b)(1)(g)	Amendment No. 5 to the Amended and Restated Sale and Servicing Agreement, dated as of January 26, 2007.	Previously filed as Exhibit 10(b)(1) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (File No. 001-33211) filed on May 10, 2007 and incorporated herein by reference.

10(b)(1)(h)	Amendment No. 6 to the Amended and Restated Sale and Servicing Agreement, dated as of February 16, 2007.	Previously filed as Exhibit 10(b)(2) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 (File No. 001-33211) filed on May 10, 2007 and incorporated herein by reference.

10(b)(1)(i)	Amendment No. 7 and Waiver to the Amended and Restated Sale and Servicing Agreement, dated as of June 4, 2007.	Previously filed as Exhibit 10(b)(1)(i) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33211) filed on March 10, 2008 and incorporated herein by reference.

10(b)(1)(j)	Amendment No. 8 and Waiver to the Amended and Restated Sale and Servicing Agreement, dated as of June 27, 2007.	Previously filed as Exhibit 10(b)(1)(j) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33211) filed on March 10, 2008 and incorporated herein by reference.

10(b)(1)(k)	Amendment No. 9 to the Amended and Restated Sale and Servicing Agreement, dated as of August 8, 2007.	Previously filed as Exhibit 10(h) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 (File No. 001-33211) filed on August 8, 2007 and incorporated herein by reference.

10(b)(1)(l)	Amendment No. 10 and Waiver to the Amended and Restated Sale and Servicing Agreement, dated as of September 28, 2007.	Previously filed as Exhibit 10(b)(1)(l) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (File No. 001-33211) filed on March 10, 2008 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(1)(m)	Second Amended and Restated Sale and Servicing Agreement, dated as of April 18, 2008, by and among NewStar CP Funding LLC, as Seller, the Company, as Originator and Servicer, Wachovia Bank, National Association, as Swingline Purchaser, Wachovia Capital Markets, LLC, as Administrative Agent and WBNA Agent, U.S. Bank National Association, as Trustee, Lyon Financial Services, Inc. as Backup Servicer and each of the conduit purchaser and purchaser agents thereto from time to time.	Previously filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 (File No. 001-33211) filed on August 6, 2008 and incorporated herein by reference.

10(b)(1)(n)	Amendment No. 1 to the Second Amended and Restated Sale and Servicing Agreement, dated as of December 30, 2008.	Previously filed as Exhibit 10(b)(1)(n) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-33211) filed on March 10, 2009 and incorporated herein by reference.

10(b)(1)(o)	Amendment No. 2 to the Second Amended and Restated Sale and Servicing Agreement, dated as of April 17, 2009.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 20, 2009 and incorporated herein by reference.

10(b)(1)(p)	Amendment No. 3 to the Second Amended and Restated Sale and Servicing Agreement, dated as of May 22, 2009.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on May 27, 2009 and incorporated herein by reference.

10(b)(1)(q)	Third Amended and Restated Sale and Servicing Agreement, dated as of July 15, 2009, by and among NewStar CP Funding LLC, as Seller, the Company, as Originator and Servicer, Wachovia Bank, National Association, as Swingline Purchaser, Wachovia Capital Markets, LLC, as Administrative Agent and WBNA Agent, U.S. Bank National Association, as Trustee, Lyon Financial Services, Inc. as Backup Servicer and each of the conduit purchaser and purchaser agents thereto from time to time.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on July 17, 2009 and incorporated herein by reference.

10(b)(1)(r)	Fourth Amended and Restated Sale and Servicing Agreement, dated as of July 12, 2011, by and among NewStar CP Funding LLC, the Company, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and U.S. Bank National Association.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on July 14, 2011 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(1)(s)	First Amendment to the Fourth Amended and Restated Sale and Servicing Agreement, dated as of November 4, 2011, by and among NewStar CP Funding LLC, the Company, Wells Fargo, National Association, and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 8, 2011 and incorporated herein by reference.

10(b)(1)(t)	Fifth Amended and Restated Loan and Servicing Agreement, dated as of November 5, 2012, by and among NewStar CP Funding LLC, NewStar Financial, Inc., Wells Fargo Bank, National Association, each of the institutional lenders, conduit lenders, and agents party thereto as lenders, Wells Fargo Securities, LLC, and U.S. Bank National Association.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 6, 2012 and incorporated herein by reference.

10(b)(1)(u)	First Amendment to Fifth Amended and Restated Loan and Servicing Agreement, dated as of April 16, 2013, by and among NewStar CP Funding LLC, NewStar Financial, Inc., and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10(b)(1)(u) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-33211) filed on March 13, 2014 and incorporated herein by reference.

10(b)(1)(v)	Second Amendment to Fifth Amended and Restated Loan and Servicing Agreement, dated as of November 26, 2013, by and among NewStar CP Funding LLC, NewStar Financial, Inc., and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 3, 2013 and incorporated herein by reference.

10(b)(1)(w)	Third Amendment to Fifth Amended and Restated Loan and Servicing Agreement, dated as of January 13, 2015, by and among NewStar CP Funding LLC, the Company, Wells Fargo Bank, National Association, Capital One, National Association, and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on January 16, 2015 and incorporated herein by reference.

10(b)(1)(x)	Fourth Amendment to Fifth Amended and Restated Loan and Servicing Agreement, dated as of March 6, 2015, by and among NewStar CP Funding LLC, the Company, Wells Fargo Bank, National Association, Capital One, National Association, and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 11, 2015 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(1)(y)	Sixth Amended and Restated Loan and Servicing Agreement, dated as of August 10, 2015, by and among NewStar CP Funding LLC, the Company, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, US. Bank National Association and certain lenders from time to time party thereto.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on August 13, 2015 and incorporated herein by reference.

10(b)(1)(z)	First Amendment to Sixth Amended and Restated Servicing Agreement dated as of January 26, 2016, by and among NewStar CP Funding, LLC, NewStar Financial, Inc., and Wells Fargo Securities, LLC.	Previously filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 001-33211) filed on May 5, 2016 and incorporated herein by reference.

10(b)(2)	Sale and Servicing Agreement, dated as of November 30, 2005, by and among NewStar Credit Opportunities Funding I Ltd., as Seller, NewStar Credit Opportunities Fund, Ltd., as the Fund, the Company, as Collateral Manager, IXIS Financial Products Inc., as Administrative Agent and Swingline Purchaser, Wachovia Capital Markets, LLC, as Documentation Agent, U.S. Bank National Association as Collateral Administrator and Collateral Custodian, Lyon Financial Services, Inc., as Backup Collateral Manager, and the conduit purchasers party thereto.	Previously filed as Exhibit 10.9.1.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on October 26, 2006 and incorporated herein by reference.

10(b)(3)(a)	Sale and Servicing Agreement, dated as of June 5, 2007, by and among NewStar Commercial Loan Trust 2007-1, as Issuer, NewStar Commercial Loan LLC 2007-1, as Trust Depositor, the Company, as Originator and Servicer, U.S. Bank N.A., as Trustee, Lyon Financial Services, Inc., as Backup Servicer and Wilmington Trust Company as Owner Trustee.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on June 7, 2007 and incorporated herein by reference.

10(b)(3)(b)	Commercial Loan Sale Agreement, dated as of June 5, 2007, by and between the Company, as Originator and NewStar Commercial Loan LLC 2007-1 as Trust Depositor.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on June 7, 2007 and incorporated herein by reference.

10(b)(3)(c)	Note Purchase Agreements, dated as of June 5, 2007, by NewStar Commercial Loan Trust 2007-1.	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on June 7, 2007 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(3)(d)	Class A-2 Note Purchase Agreement, dated as of June 5, 2007, among NewStar Commercial Loan Trust 2007-1, as Issuer, U.S. Bank N.A., as Class A-2 Agent and the Class A-2 Holders party thereto.	Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on June 7, 2007 and incorporated herein by reference.

10(b)(4)(a)	Revolving Credit and Security Agreement, dated as of February 16, 2012, by and among NewStar Commercial Funding 2012-1 LLC, the lenders from time to time party hereto, Natixis, New York Branch, and U.S. Bank National Association.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on February 21, 2012 and incorporated herein by reference.

10(b)(4)(b)	First Amendment to the Revolving Credit and Security Agreement, dated as of July 26, 2012, by and among NewStar Commercial Funding 2012-1 LLC, Versailles Assets LLC, Natixis, New York Branch, and the Company.	Previously filed as Exhibit 10(b)(16)(b) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (File No. 001-33211) filed on March 13, 2014 and incorporated herein by reference.

10(b)(4)(c)	Second Amendment to the Revolving Credit and Security Agreement, dated as of May 17, 2013, by and among NewStar Commercial Funding 2012-1 LLC, Versailles Assets LLC, Natixis, New York Branch, and the Company.	Previously filed as Exhibit 10(c) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 (File No. 001-33211) filed on August 7, 2013 and incorporated herein by reference.

10(b)(4)(d)	Third Amendment to the Revolving Credit and Security Agreement, dated as of August 20, 2013, by and among NewStar Commercial Funding 2012-1 LLC, Versailles Assets LLC, Natixis, New York Branch, and the Company.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on August 21, 2013 and incorporated herein by reference.

10(b)(5)(a)	Master Loan Sale Agreement, dated as of December 18, 2012, by and between the Company, as Transferor, NewStar Commercial Loan Depositor 2012-2 LLC, as Depositor and NewStar Commercial Loan Funding 2012-2 LLC, as Issuer.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 19, 2012 and incorporated herein by reference.

10(b)(5)(b)	Collateral Management Agreement, dated as of December 18, 2012, by and between the Company, as Collateral Manager, and NewStar Commercial Loan Funding 2012-2 LLC, as Issuer.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 19, 2012 and incorporated herein by reference.

10(b)(6)	Loan and Security Agreement, dated as of April 4, 2013, by and among the Company, NewStar Arlington Funding LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, and U.S. Bank National Association.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 8, 2013 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(7)(a)	Master Loan Sale Agreement, dated as of September 11, 2013, by and among the Company, NewStar Commercial Loan Depositor 2013-1 LLC, and NewStar Commercial Loan Funding 2013-1 LLC.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 13, 2013 and incorporated herein by reference.

10(b)(7)(b)	Collateral Management Agreement, dated as of September 11, 2013, by and among the Company and NewStar Commercial Loan Funding 2013-1 LLC.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 13, 2013 and incorporated herein by reference.

10(b)(8)(a)	Master Loan Sale Agreement by and between the Company, as Transferor, NewStar Commercial Loan Depositor 2014-1 LLC, as Depositor and NewStar Commercial Loan Funding 2014-1 LLC as Issuer, dated as of April 17, 2014.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 23, 2014 and incorporated herein by reference.

10(b)(8)(b)	Collateral Management Agreement by and between the Company, as Collateral Manager, and NewStar Commercial Loan Funding 2014-1 LLC, as Issuer, dated as of April 17, 2014.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 23, 2014 and incorporated herein by reference.

10(b)(9)(a)	Master Loan Sale Agreement by and among the Company, NewStar Commercial Loan Depositor 2015-1 LLC, and NewStar Commercial Loan Funding 2015-1 LLC, dated as of March 20, 2015.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 24, 2015 and incorporated herein by reference.

10(b)(9)(b)	Collateral Management Agreement by and between the Company and NewStar Commercial Loan Funding 2015-1 LLC, dated as of March 20, 2015.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 24, 2015 and incorporated herein by reference.

10(b)(9)(c)	Purchase and Contribution Agreement by and between NewStar Equipment Finance I, LLC, as seller and NewStar Commercial Lease Funding 2015-1 LLC, as purchaser, dated as of September 1, 2015.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 3, 2015 and incorporated herein by reference.

10(b)(10)(a)	Master Loan Sale Agreement by and among the Company, as Transferor, NewStar Commercial Loan Depositor 2015-2 LLC, as Retention Holder, and NewStar Commercial Loan Funding 2015-2 LLC, as Issuer, dated as of September 15, 2015.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 21, 2015 and incorporated herein by reference.

10(b)(10)(b)	Collateral Management Agreement by and between the Company, as Collateral Manager, and NewStar Commercial Loan Funding 2015-2 LLC, as Issuer, dated as of September 15, 2015.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on September 21, 2015 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(b)(11)(a)	Master Loan Sale Agreement by and among the Company, as Transferor, NewStar Commercial Loan Depositor 2016-1 LLC, as Retention Holder, and NewStar Commercial Loan Funding 2016-1 LLC, as Issuer, dated as of March 2, 2016.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 4, 2016 and incorporated herein by reference.

10(b)(11)(b)	Collateral Management Agreement by and between the Company, as Collateral Manager, and NewStar Commercial Loan Funding 2016-1 LLC, as Issuer, dated as of March 2, 2016.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 4, 2016 and incorporated herein by reference.

10(b)(12)(a)	Note Purchase Agreement by and among NewStar Capital LLC, Credit Suisse, AG, Cayman Islands Branch, Credit Suisse Securities (USA), LLC, Arch Street CLO, Ltd., and U.S. Bank National Association, dated as of March 28, 2016.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 1, 2016 and incorporated herein by reference.

10(b)(12)(b)	Amendment dated as of June 15, 2016 to Note Purchase Agreement, dated as of March 28, 2016, by and among NewStar Capital LLC, Credit Suisse, AG, Cayman Islands Branch, Credit Suisse Securities (USA), LLC, Arch Street CLO, Ltd., and U.S. Bank National Association.	Previously filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016 (File No. 001-33211) filed on August 4, 2016 and incorporated herein by reference.

10(b)(12)(c)	Warehouse Collateral Administration Agreement by and among Arch Street CLO, Ltd. as Issuer, NewStar Capital LLC, as Portfolio Manager, Credit Suisse AG, Cayman Islands Branch as Senior Commitment Party and U.S. Bank National Association, as Warehouse Collateral Administrator and Trustee, dated March 28, 2016.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 1, 2016 and incorporated herein by reference.

10(b)(12)(d)	Collateral Management Agreement by and between Arch Street CLO, LTD., as Issuer, and NewStar Capital LLC, as Collateral Manager, dated as of September 15, 2016	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 21, 2016 (File No. 001-33211) and incorporated herein by reference.

10(c)	Unit Purchase Agreement by and among Sterling National Bank, NewStar Business Credit LLC, and NewStar Financial, Inc., dated as of March 31, 2016.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 31, 2016 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(d)	Asset Purchase Agreement by and among NewStar Equipment Finance I, LLC, NewStar Commercial Lease Funding I, LLC, NewStar Commercial Lease Funding 2015-1 LLC, Radius Bank and, for the limited purposes specified therein, NewStar Financial, Inc., dated as of December 1, 2016.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 2, 2016 (File No. 001-33211) and incorporated herein by reference.

10(e)	Management Agreement, dated as of August 3, 2005, by and between NewStar Credit Opportunities Fund, Ltd. and the Company, as Manager.†	Previously filed as Exhibit 10.14.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on October 27, 2006 and incorporated herein by reference.

10(f)(1)(a)	Securities Purchase Agreement dated November 12, 2007 by and among the Company and the Investors named therein.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 19, 2007 and incorporated herein by reference.

10(f)(1)(b)	Registration Rights Agreement dated November 12, 2007 by and among the Company and the Purchasers named therein.	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 19, 2007 and incorporated herein by reference.

10(f)(1)(c)	Nomination Rights Letter dated November 12, 2007 between the Company and Union Square Partners, L.P.	Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 19, 2007 and incorporated herein by reference.

10(f)(1)(d)	Management Rights Letter dated November 12, 2007 between the Company and Union Square Partners, L.P.	Previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 19, 2007 and incorporated herein by reference.

10(g)(1)	Employment Agreement dated and effective as of October 9, 2016 between the Company and Timothy J. Conway.*	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on October 11, 2016 and incorporated herein by reference.

10(g)(2)	Form of 2013 Restated Tier I Employment Agreement dated as of October 9, 2013, between the Company and John Kirby Bray*	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on October 11, 2013 and incorporated herein by reference.

10(g)(3)	Form of 2015 Restated Tier II Employment Agreement dated as of October 2, 2015, between the Company, and each of its executive officers (excluding Timothy J. Conway and John Kirby Bray).*	Previously filed as Exhibit 10(i)(2) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-33211) filed on March 4, 2016 and incorporated herein by reference.

10(h)	Amended and Restated 2006 Incentive Plan, as amended.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on May 14, 2010 and incorporated herein by reference

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(i)	Form of Restricted Stock Award Agreement under the 2006 Incentive Plan.	Previously filed as Exhibit 10.17.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(j)	Form of Stock Option Award Agreement under the 2006 Incentive Plan.	Previously filed as Exhibit 10.18.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(k)(1)	Amended and Restated Restricted Stock Agreement, dated as of December 13, 2006, between the Company and Timothy J. Conway.*	Previously filed as Exhibit 10(h)(1) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

10(k)(2)	Amended and Restated Restricted Stock Agreement, dated as of December 13, 2006, between the Company and Peter A. Schmidt-Fellner.*	Previously filed as Exhibit 10(h)(2) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

10(k)(3)	Amended and Restated Restricted Stock Agreement, dated as of December 13, 2006, between the Company and John Kirby Bray.*	Previously filed as Exhibit 10(h)(3) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 001-33211) filed on April 2, 2007 and incorporated herein by reference.

10(l)	Lock Up Agreement, dated March 18, 2009 by and among the Company and the management stockholders named therein.*	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on March 20, 2009 and incorporated herein by reference.

10(m)	Form of Restricted Stock Agreement.	Previously filed as Exhibit 10.21.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(n)	Form of Management Restricted Stock Agreement.	Previously filed as Exhibit 10.20.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

10(o)	Form of Director Restricted Stock Agreement.	Previously filed as Exhibit 10.22.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-137513) filed on December 11, 2006 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(p)	Termination Agreement and General Release effective as of July 14, 2016 between NewStar Financial, Inc. and Peter A. Schmidt-Fellner.*	Previously filed as Exhibit 10(1) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (File No. 001-33211) filed on November 6, 2016 and incorporated herein by reference.

10(q)	Early Retirement Agreement and General Release effective as of September 30, 2016 between NewStar Financial, Inc. and John J. Frishkopf.*	Previously filed as Exhibit 10(2) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 (File No. 001-33211) filed on November 6, 2016 and incorporated herein by reference.

10(r)(1)	Investment Agreement among the Company and the Investors named therein, dated November 4, 2014 (including forms of Note and Warrant).	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 10, 2014 and incorporated herein by reference.

10(r)(2)	Standstill Agreement between the Company and GSO Capital Partners LP, dated November 4, 2014.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 10, 2014 and incorporated herein by reference.

10(r)(3)	Form of Voting Agreement.	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on November 10, 2014 and incorporated herein by reference.

10(r)(4)	Amendment No. 1, dated as of December 4, 2014, to the Investment Agreement among the Company and the Investors named therein, dated November 4, 2014 (including Form of Warrant).	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 8, 2014 and incorporated herein by reference.

10(s)(1)	ISDA 2002 Master Agreement, together with the Schedule thereto and Credit Support Annex to such Schedule, each dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 9, 2014 and incorporated herein by reference.

10(s)(2)	Confirmation Letter Agreement, dated as of December 4, 2014, by and between NewStar TRS I LLC and Citibank, N.A.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 9, 2014 and incorporated herein by reference.

10(s)(3)	Confirmation Letter Agreement dated as of December 4, 2014 (amended and restated as of December 15, 2014), by and between NewStar TRS I LLC and Citibank, N.A.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on December 18, 2014 and incorporated herein by reference.

EXHIBIT NUMBER	DESCRIPTION	METHOD OF FILING

10(t)	Registration Rights Agreement, dated as of April 22, 2015, the Company and J.P. Morgan Securities LLC, as representative for the Initial Purchasers.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on April 28, 2015 and incorporated herein by reference.

10(u)(1)	Loan and Servicing Agreement, dated as of May 5, 2015, by and among NewStar Warehouse Funding I LLC, NewStar Financial, Inc., Citibank, N.A., U.S. Bank National Association, and each of the lenders from time to time party to the Agreement.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on May 11, 2015 and incorporated herein by reference.

10(u)(2)	First Amendment to Loan and Servicing Agreement dated as of August 5, 2015, by and among NewStar Warehouse Funding I, LLC, the Company, and Citibank, N.A.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-33211) filed on August 7, 2015 and incorporated herein by reference.

10(v)	Repurchase Agreement, dated as of October 21, 2016, by and among the Company, Capital Z Financial Services Fund II, L.P. and Capital Z Financial Services Private Fund II, L.P.	Filed herewith.

21	Subsidiaries of the Company.	Filed herewith.

23	Consent of KPMG LLP.	Filed herewith.

31(a)	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

31(b)	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

32	Certifications pursuant to 18 U.S.C. Section 1350.	Filed herewith.

101.INS	XBRL Instance Document	Filed herewith.

101.SCH	XBRL Taxonomy Extension Schema Document	Filed herewith.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document	Filed herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith.

†	Pursuant to a request for confidential treatment, portions of the exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.
*	Indicates management contracts and compensatory arrangements.

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                  to

Commission File Number: 001-33211

NewStar Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	54-2157878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 848-2500

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 1, 2017, the registrant had 41,555,754 shares of common stock, $0.01 par value per share, outstanding.

Note Regarding Forward Looking Statements

This Quarterly Report on Form 10-Q of NewStar Financial, Inc., contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These are statements that relate to future periods and include statements about:

•	our anticipated financial condition, including estimated loan losses;

•	our expected results of operation;

•	our growth and market opportunities;

•	trends and conditions in the financial markets in which we operate;

•	our future funding needs and sources and availability of funding;

•	our involvement in capital-raising transactions;

•	our ability to meet draw requests under commitments to borrowers under certain conditions;

•	our competitors;

•	our provision for credit losses;

•	our future development of our products and markets;

•	our ability to compete;

•	our stock price or dividend policy; and

•	the consummation of the transactions contemplated by our definitive merger agreement with First Eagle Holdings, Inc. (First Eagle) and our asset purchase agreement with GSO Diamond Portfolio Holdco LLC (GSO), each of which is described in more detail in this Quarterly Report.

Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•	risk of deterioration in credit quality that could result in levels of delinquent or non-accrual loans that would force us to realize credit losses exceeding our allowance for credit losses and deplete our cash position;

•	risks and uncertainties relating to the financial markets generally, including disruptions in the global financial markets;

•	uncertainties relating to the market price of our common stock prevailing from time to time;

•	risk and uncertainties related to our ability to obtain external financing;

•	risk and uncertainties relating to the regulation of the commercial lending industry by federal, state and local governments;

•	our ability to minimize losses, achieve profitability, and realize our deferred tax asset;

•	the competitive nature of the commercial lending industry and our ability to effectively compete;

•	the failure to obtain the approval of the Company’s stockholders or required regulatory approvals or the failure to satisfy any other closing conditions to the Merger Agreement or the Asset Purchase Agreement as defined and described under Note 17 in this Quarterly Report;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or Asset Purchase Agreement; and

•	potential disruption of management’s attention from our ongoing business operations due to the transactions contemplated by the Merger Agreement and Asset Purchase Agreement, the effect of the announcement of these transactions and the effect of the operating restrictions in the transaction agreements on the ongoing operations of the Company and its relationship with its investors, funding sources, borrowers and others with whom it does business.

For a further description of these and other risks and uncertainties, we encourage you to carefully read section Item 1A. “Risk Factors” of our Annual Report on Form 10-K, for the year ended December 31, 2016, as supplemented by the risks outline under Part II, Item 1A of this Quarterly Report on Form 10-Q.

The forward-looking statements contained in this Quarterly Report on Form 10-Q speak only as of the date of this report. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this Quarterly Report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based, except as may be required by law. Statements relating to past dividends or our current dividend policy should not be construed as a guarantee that any future dividends will be paid.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

	September 30, 2017	December 31, 2016
	($ in thousands, except per share and par value amounts)
Assets:
Cash and cash equivalents	$62,538	$154,480
Restricted cash	251,653	262,643
Cash collateral on deposit with custodians	7,564	7,564
Investments in debt securities, available-for-sale	175,837	119,307
Loans held-for-sale, net	371,941	144,060
Loans, net (including loans at fair value of $407,465 and $403,745, respectively)	2,995,997	3,239,191
Interest receivable	15,496	14,622
Property and equipment, net	212	274
Deferred income taxes, net	32,081	40,807
Income tax receivable	6,606	—
Goodwill	17,884	17,884
Identified intangible asset, net	5,318	572
Other assets	59,507	39,188

Total assets	$4,002,634	$4,040,592

Liabilities:
Credit facilities, net	$456,961	$445,493
Term debt, net	16,973	—
Term debt securitizations, net	2,085,733	2,195,064
Senior notes, net	375,287	373,919
Subordinated notes, net	246,929	241,390
Repurchase agreements, net	80,569	55,046
Accrued interest payable	34,435	21,319
Income tax payable	—	12,562
Other liabilities	59,995	48,377

Total liabilities	3,356,882	3,393,170

Stockholders’ equity:
Preferred stock, par value $0.01 per share (5,000,000 shares authorized; no shares outstanding)	—	—
Common stock, par value $0.01 per share:
Shares authorized: 145,000,000 in 2017 and 2016;
Shares outstanding 41,480,754 in 2017 and 42,820,198 in 2016	415	428
Additional paid-in capital	747,438	743,783
Retained earnings	67,173	59,577
Common stock held in treasury, at cost; 16,182,143 in 2017 and 14,352,904 in 2016	(171,288)	(152,720)
Accumulated other comprehensive income (loss), net	2,014	(3,646)

Total stockholders’ equity	645,752	647,422

Total liabilities and stockholders’ equity	$4,002,634	$4,040,592

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands, except per share amounts)
Net interest income:
Interest income	$58,752	$65,155	$170,747	$186,499
Interest expense	43,145	39,897	126,144	117,816

Net interest income	15,607	25,258	44,603	68,683
Provision for credit losses	1,494	3,570	10,341	24,906

Net interest income after provision for credit losses	14,113	21,688	34,262	43,777
Non-interest income:
Asset management income	3,544	3,353	11,017	10,337
Fee income	1,025	2,946	6,379	5,836
Realized loss on derivatives, net	—	(13)	—	(31)
Realized gain (loss) on sale of loans, net	294	(19)	1,501	36
Other miscellaneous income, net	1,984	794	5,330	3,490
Mark to market adjustment on fair value loans	(867)	3,437	(6,817)	3,705
Loss on total return swap	—	—	—	(6,062)
Unrealized (loss) gain on loans held-for-sale, net	(457)	468	(557)	(5,345)
Gain on sale of Business Credit, net	—	—	—	22,511

Total non-interest income	5,523	10,966	16,853	34,477
Operating expenses:
Compensation and benefits	7,480	13,175	21,664	32,640
General and administrative expenses	4,420	4,894	12,172	15,337

Total operating expenses	11,900	18,069	33,836	47,977

Income before income taxes	7,736	14,585	17,279	30,277
Income tax expense	3,151	5,941	7,160	12,383

Net income	$4,585	$8,644	$10,119	$17,894

Basic Earnings per share	$0.11	$0.19	$0.24	$0.38
Diluted Earnings per share	$0.11	$0.19	$0.24	$0.38
Dividends declared per common share	$0.02	$—	$0.06	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands, except per share amounts)
Net income	$4,585	$8,644	$10,119	$17,894
Other comprehensive income (loss), net of tax:
Net unrealized securities gains (losses), net of tax expense (benefit) of $604, $2,044, $3,871 and $789, respectively	884	3,028	5,664	1,193
Net unrealized derivative gains, net of tax expense (benefit) of $[—], $5, $(3) and $2, respectively	—	8	(4)	(3)

Other comprehensive income (loss)	884	3,036	5,660	1,190

Comprehensive income	$5,469	$11,680	$15,779	$19,084

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Unaudited

	NewStar Financial, Inc. Stockholders’ Equity For the Nine Months Ended September 30, 2017
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss, net	Common Stockholders’ Equity
	($ in thousands)
Balance at January 1, 2017	$428	$743,783	$59,577	$(152,720)	$(3,646)	$647,422
Net income	—	—	10,119	—	—	10,119
Other comprehensive income	—	—	—	—	5,660	5,660
Common stock dividends of $0.06 per share	—	—	(2,523)	—	—	(2,523)
Issuance of restricted stock	4	(4)	—	—	—	—
Net shares reacquired from employee transactions	(1)	1	—	(829)	—	(829)
Repurchase of common stock	(18)	18	—	(17,739)	—	(17,739)
Exercise of common stock options, net	2	1,039	—	—	—	1,041
Amortization of restricted common stock awards	—	2,601	—	—	—	2,601

Balance at September 30, 2017	$415	$747,438	$67,173	$(171,288)	$2,014	$645,752

	NewStar Financial, Inc. Stockholders’ Equity For the Nine Months Ended September 30, 2016
	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, net	Common Stockholders’ Equity
	($ in thousands)
Balance at January 1, 2016	$465	$742,970	$31,353	$(109,245)	$(6,065)	$659,478
Net income	—	—	17,894	—	—	17,894
Other comprehensive income	—	—	—	—	1,190	1,190
Issuance of restricted stock	6	(6)	—	—	—	—
Net Shares reacquired from employee transactions	(1)	1	—	(445)	—	(445)
Tax benefit (expense) from vesting of restricted stock	—	(473)	—	—	—	(473)
Repurchase of common stock	(12)	12	—	(8,862)	—	(8,862)
Exercise of common stock options, net	9	(1,108)	—	—	—	(1,099)
Tax benefit from exercise of stock options	—	1,225	—	—	—	1,225
Amortization of restricted common stock awards	—	2,822	—	—	—	2,822

Balance at September 30, 2016	$467	$745,443	$49,247	$(118,552)	$(4,875)	$671,730

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

	Nine Months Ended September 30,
	2017	2016
	($ in thousands)
Cash flows from operating activities:
Net income	$10,119	$17,894
Adjustments to reconcile net income to net cash used for operations:
Provision for credit losses	10,341	24,906
Depreciation, amortization and accretion, net	(9,609)	(9,159)
Amortization of debt issuance costs	12,818	13,720
Equity compensation expense	2,601	2,822
Gain on sale of Business Credit, net	—	(22,511)
Gain on sale of loans, net	(1,501)	(36)
Loss on total return swap	—	6,062
Gain on sale of equipment, net	—	(724)
Loss on sale of CLO bonds	2	—
Net change in deferred income taxes	4,859	2,466
Loans held-for-sale originated	(765,180)	(217,132)
Proceeds from sale of loans held-for-sale	568,288	313,287
Unrealized loss on loans held-for-sale, net	557	5,345
Net change in interest receivable	(874)	(2,340)
Net change in other assets	(17,406)	(15,090)
Net change in accrued interest payable	13,116	13,086
Net change in other liabilities	(32,505)	(11,165)

Net cash (used in) provided by operating activities	(204,374)	121,431

Cash flows from investing activities:
Net change in restricted cash	10,991	(240,397)
Net change in loans and leases	233,681	(92,685)
Purchase of equity investments	(5,222)	(4,052)
Return of capital—equity investments	793	—
Purchase of debt securities, available-for-sale	(39,709)	—
Proceeds from debt securities, available-for-sale	6,226	6,000
Purchase of property and equipment	(20)	(9)

Net cash provided by (used in) investing activities	206,740	(331,143)

Cash flows from financing activities:
Inputs from exercise of stock options, net	1,041	(1,099)
Tax benefit from exercise of stock options	—	1,225
Tax expense from vesting of restricted stock	—	(473)
Payment of dividends on common stock	(2,523)	—
Advances on credit facilities	431,100	1,282,522
Repayment of borrowings on credit facilities	(421,500)	(1,602,978)
Issuance of term debt securitization	303,000	623,197
Borrowings on term debt securitization	—	37,600
Repayment of borrowings on term debt securitization	(415,057)	(142,155)
Borrowing of term debt	4,000	—
Borrowing on subordinated notes	—	24,500
Borrowings on repurchase agreements	29,539	3,496
Repayment of borrowings on repurchase agreements	(4,016)	(47,694)
Release of cash collateral	—	53,517
Payment of deferred financing costs	(1,324)	(10,240)
Purchase of treasury stock	(18,568)	(9,307)

Net cash (used in) provided by financing activities	(94,308)	212,111

Net decrease in cash during the period	(91,942)	2,399
Cash and cash equivalents at beginning of period	154,480	35,933
Less cash of Equipment Finance held-for-sale	—	(2,066)

Cash and cash equivalents at end of period	$62,538	$36,266

NEWSTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

Unaudited

	Nine Months Ended September 30,
	2017	2016
	($ in thousands)
Supplemental cash flows information:
Interest paid	$113,078	$104,731
Taxes paid, net of refund	21,478	5,201
Assumed debt related to acquisition of investment in available for sale securities	12,973	—
Transfer of loans, net to other real estate owned	—	15,781
Transfer of loans, net to loans-held-for-sale, at fair value	31,546	67,704
Transfer of Equipment Finance assets to held-for-sale	—	160,735
Transfer of Equipment Finance liabilities to held-for-sale	—	44,158
Unsettled trades payable	21,488	138,639

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEWSTAR FINANCIAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1. Organization

NewStar Financial, Inc. (“NewStar”), together with its consolidated subsidiaries (collectively, the “Company”), is an internally-managed, middle market direct lender and credit-oriented asset manager headquartered in Boston, MA. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle market by offering a range of flexible debt financing options. The Company also offers a range of investment management products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $7.2 billion of assets, $3.6 billion held in consolidated subsidiaries of the Company and $3.6 billion in off balance sheet credit funds.

NewStar operates its business through two reportable segments: Commercial Lending and Asset Management.

Commercial Lending

These lending activities require specialized skills and transaction experience, as well as a significant investment in personnel and operating infrastructure. To meet these demands, our loans are originated directly by teams of credit-trained bankers. These teams are supported by centralized credit management and operating platforms. This structure enables us to leverage common standards, systems, and industry and professional expertise across the two segments.

The Company targets its marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. The Company’s origination network is national in scope and it targets companies with business operations across a broad range of industry sectors. The Company employs highly experienced bankers and credit professionals to identify and structure new lending opportunities and manage customer relationships. The Company believes that the quality of its professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position it to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

The Company’s emphasis on direct origination is an important aspect of its marketing and credit strategy. The Company’s national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows the Company to be highly selective in its credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. The Company’s direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides the Company with direct access to management teams and enhances its ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows the Company to negotiate transaction terms directly with borrowers and, as a result, advise its customers on financial strategies and capital structures, which it believes benefits its credit performance.

The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and the Company’s role in the transaction. The Company also arranges larger transactions that it may retain on its balance sheet or syndicate to other lenders, which include off balance sheet managed credit funds managed by the Company for third party institutional investors. By syndicating loans to other lenders and the Company’s off balance sheet managed credit funds, it is able to provide larger financing commitments to its customers and generate fee income, while limiting its risk exposure to single borrowers.

Asset Management

As a registered investment adviser, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid tradeable credit. The Company manages a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform. Through its registered investment adviser subsidiary, NewStar Capital, the Company also manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

These interim condensed consolidated financial statements include the accounts of the Company and its subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary. These interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. All significant intercompany transactions have been eliminated in consolidation. In the opinion of Management, all adjustments (consisting of normal recurring adjustments) considered necessary for the fair presentation of the interim condensed consolidated financial statements have been included. These interim condensed financial statements may not be indicative of financial results for the full year. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosure of contingent assets and liabilities. Actual results could differ from those estimates. The estimates most susceptible to change in the near-term are the Company’s estimates of its (i) allowance for credit losses, (ii) recorded amounts of deferred income taxes, (iii) fair value measurements used to record fair value adjustments to certain financial instruments, (iv) valuation of investments, (v) determination of other than temporary impairments and temporary impairments and (vi) impairment of goodwill and identified intangible assets. The interim condensed consolidated financial statements and notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

As discussed in Note 17, the Company entered into a definitive agreement with First Eagle Holdings, Inc. and certain of its direct and indirect subsidiaries, as a result of which the Company will become an indirect wholly-owned subsidiary of First Eagle. The closing of the transactions contemplated by the agreement is subject to the approval of our stockholders, regulatory approvals, and other conditions. As a result, none of the condensed consolidated financial statements and related disclosures in this Form 10-Q consider the potential impact of the pending merger and related transactions.

Principles of Consolidation

The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest under ASC Topic 810, as amended by ASU No. 2015-02, Consolidation—Amendments to the Consolidation Analysis, which revised the existing consolidation guidance and required the Company to re-evaluate whether to consolidate certain types of entities. The Company evaluates (1) whether it holds a variable interest in an entity, (2) whether the entity is a VIE, and (3) whether the Company’s involvement would make it the primary beneficiary.

Investments in Consolidated Variable Interest Entities

The Company sponsors the formation of various entities that are considered to be VIEs. The majority of these VIEs were formed to issue term debt securitizations used to fund the Company’s lending activities. The assets of the VIEs are primarily comprised of senior secured loans and the liabilities are primarily comprised of asset backed securities. In instances where the Company retains 100% of the equity interests and services the loans, the Company is considered the primary beneficiary of the VIE and consolidates the entities.

Investments in Unconsolidated Variable Interest Entities and Other Unconsolidated Entities

The Company also holds variable interests in certain VIEs that are not consolidated because the Company is not considered the primary beneficiary, including its investments in certain managed credit funds and CLOs. The Company’s involvement with such entities is in the form of equity interests that the Company has deemed more than insignificant and/or asset management fees for services provided. In instances where the Company holds equity interests, those interests are held on our balance sheet and included in Investments in Debt Securities, Available-for-Sale.

The Company manages a series of other entities and separately managed accounts for third parties. The Company receives fees for services performed with respect to such entities, which the Company has determined are not variable interests. These fees earned by the Company are included in asset management income.

Investments in unconsolidated variable interest entities and other unconsolidated entities are referred to in this Quarterly Report as off balance sheet managed credit funds.

Prior Period Reclassification

Prior period amounts are reclassified wherever necessary to conform with current period presentation.

Recently Adopted Accounting Standards

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740). ASU 2015-17 eliminates the requirement to separate deferred income tax liabilities into current and non-current classification in a classified balance sheet. It further requires that all deferred income taxes be classified as non-current in a classified balance sheet. ASU 2015-17 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2016. The Company adopted ASU 2015-17 on January 1, 2017. The adoption of ASU 2015-17 did not have an impact on its consolidated financial statements as the Company does not classify its deferred income tax liabilities into current and non-current on its Consolidated Balance Sheet.

In March 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting (Topic 323). ASU 2016-07 eliminates the requirement for an investor to retroactively apply the equity method when its increase in ownership interest (or degree of influence) in an investee triggers equity method accounting. ASU 2016-07 is effective for interim and annual periods in fiscal years beginning after December 15, 2016. The Company adopted ASU 2016-07 on January 1, 2017. The adoption of ASU 2016-07 did not impact its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (Topic 718). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification of related amounts within the statement of cash flows. ASU 2016-09 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2016. The Company adopted ASU 2016-09 on January 1, 2017 and elected to continue to estimate forfeitures. The Company’s adoption was prospective, therefore, prior periods have not been adjusted. The adoption of

ASU 2016-09 could result in increased volatility to reported income tax expense related to excess tax benefits and tax deficiencies for employee share-based transactions, however, the actual amounts recognized in income tax expense will be dependent on the amount of employee share-based transactions and the stock price at the time of vesting or exercise. For the first quarter of 2017, the adoption of ASU 2016-09 resulted in a decrease to the provision for income taxes, primarily due to the tax benefit from the exercise of stock options and the vesting of restricted stock. The presentation of excess tax benefits in the statement of cash flows shifted to an operating activity from the prior classification as a financing activity.

In December 2016, the FASB issued ASU 2016-19, Technical Corrections and Improvements. ASU 2016-19 includes amendments to provide guidance clarification and references corrections and provide minor structural changes to headings or minor editing to text to improve usefulness and understandability. ASU 2016-19 is effective for annual periods and interim periods within that reporting period beginning after December 31, 2016. The Company adopted ASU 2016-19 as of January 1, 2017. The adoption of ASU 2016-19 did not have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 clarifies the definition of a business to assist with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. ASU 2017-01 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company early adopted ASU 2017-01 as a result of the Fifth Street CLO Management LLC acquisition. The adoption of ASU 2017-01 did not have a material impact on its consolidated financial statements.

Issued Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The standard permits the use of either the retrospective or cumulative effect transition method. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to annual and interim periods beginning after December 15, 2017, while earlier application is permitted only for annual and interim periods beginning after December 31, 2016. In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net), that clarifies how to apply revenue recognition guidance related to whether an entity is a principal or an agent. The update clarifies that an entity is a principal when it controls the specified good or service before that good or service is transferred to the customer, and is an agent when it does not control the specified good or service before it is transferred to the customer. The effective date and transition of ASU 2016-08 is the same as the effective date and transition of ASU 2014-09. In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, which provides additional clarification and improvements for the following areas: loan guarantee fees, contract costs-impairment testing, provision for losses on construction-type and production-type contracts, cost capitalization guidance, and disclosure requirements. The effective date and transition of ASU 2016-20 is the same as the effective date and transition of ASU 2014-09. The Company has established a team which continues to evaluate and document the possible impacts of the standard, including potential changes to the accounting for investment management services performed, and also consider any reporting, tax and operational implications. The Company has not yet finalized its transition method, but does not expect, under either method, the provisions of ASU 2014-09 to result in any material changes to the timing of when revenue is recognized. The Company plans to adopt this standard effective January 1, 2018.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825-10). ASU 2016-01 amends existing guidance related to the accounting for certain financial assets and liabilities. These amendments, among other things, require equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income, require public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes, require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset and eliminate the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. ASU 2016-01 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-01 will have on results from operations and financial position.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 amends existing guidance related to the accounting for leases. These amendments, among other things, require lessees to account for most leases on the balance sheet while recognizing expense on the income statement in a manner similar to existing guidance. For lessors the guidance modifies the classification criteria and the accounting for sales-type and direct finance leases. ASU 2016-02 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2018, with early adoption permitted. ASU 2016-02 mandates a modified retrospective transition method for all entities. The Company has performed a preliminary analysis of ASU 2016-02. The adoption of ASU 2016-02 is expected to impact the balance sheet of the Company, as both the value of the leased office space as well as the current value of future lease liabilities will be recorded, however the evaluation has not yet been completed. The Company plans to adopt this standard effective January 1, 2019.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326). ASU 2016-13 sets forth a “current expected credit loss” (CECL) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. ASU 2016-13 requires enhanced disclosures, including qualitative and quantitative requirements, to help understand significant estimates and judgments used in estimating credit losses, as well as provide additional information about the amounts recorded in the financial statements. ASU 2016-13 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2019, with early adoption permitted after annual and interim periods within that reporting period beginning after December 31, 2018. ASU 2016-13 mandates a modified retrospective transition method for all entities. The Company is currently in the scoping and evaluating phase of the adoption of ASU 2016-13.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). ASU 2016-15 provides guidance on the classification of certain cash receipts and cash payments for presentation in the statement of cash flows. ASU 2016-15 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-15 will have on results from operations or financial position.

In October 2016, the FASB issued ASU 2016-17, Consolidation (Topic 810), Interest Held Through Related Parties That Are Under Common Control. ASU 2016-17 changes the evaluation of whether a reporting entity is the primary beneficiary of a VIE by changing how a reporting entity that is a single decision maker of a VIE treats indirect interests in the entity held through related parties that are under common control with the reporting entity. ASU 2016-17 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2016-17 on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that the statement of cash flows include restricted cash in the beginning and end-of-period total amounts shown on the statement of cash flows and that the statement of cash flows explain changes in restricted cash during the period. ASU 2016-18 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2017, with early adoption permitted. However, adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company does not expect the adoption of ASU 2016-18 to have a material impact on its financial statements and expects the impact to be disclosure only.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the measurement of goodwill impairment by eliminating Step 2 from the goodwill impairment test. Under ASU 2017-04 an entity should perform its annual or interim goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount, and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value with the loss not exceeding the total amount of goodwill allocated to that reporting unit. ASU 2017-04 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the potential impact of ASU 2017-04 on our consolidated financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables—Nonrefundable Fees and Other Costs (Topic 310): Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 amends the amortization period for certain purchased callable debt securities held at a premium, shortening such period to the earliest call date. ASU 2017-08 is effective for annual periods and interim periods within that reporting period beginning after December 15, 2018, with early adoption permitted. ASU 2017-08 will be adopted using a modified retrospective approach, with the cumulative effect adjustment recognized to retained earnings as of the beginning of the period of adoption. Entities are also required to provide disclosures about a change in accounting principle in the period of adoption. The Company is currently evaluating the potential impact of ASU 2017-08 on our consolidated financial statements.

Note 3. Acquisition and Disposition Activities

Acquisition of Fifth Street CLO Management LLC

On July 20, 2017, the Company acquired 100% of the limited liability company interests of Fifth Street CLO Management LLC (“FSCM”), a wholly-owned subsidiary of Fifth Street Holdings L.P. The purchase included contracts to manage two off balance sheet middle market CLOs and certain interests in the CLOs which will be held on the balance sheet of NewStar after the acquisition to comply with risk retention requirements. FSCM was subsequently rebranded and now operates as NewStar Commercial Loan Originator II LLC, a wholly-owned subsidiary of the Company. The Company evaluated the transaction under ASU 2017-01 and concluded that it does not meet the definition of a business and therefore is treated as an asset acquisition.

The purchase price was $16.6 million, net of $13.1 million of assumed indebtedness. The assets acquired and the liabilities assumed in the acquisition were recorded by the company at their estimated fair values as of the acquisition date.

Fair Value
($ in thousands)
Assets Acquired
Investment in available for sale securities	$23,068
Identified intangible assets	5,394
Other assets	1,221

Total assets acquired	$29,683

Liabilities Assumed
Accrued expenses	$125
Term Debt	12,973

Total Liabilities Assumed	$13,098

Identified, net assets acquired	$16,585

Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:

The fair value of investments in available for sale securities was determined based upon the value of notes of the CLO’s determined through a third party appraisal. The majority of these notes were retained for European Union (“EU”) risk retention rules.

The fair value of the customer contracts and related customer relationships included in identified intangible assets above, was determined using the excess earnings method under the income approach per ASC 820. Management projected net cash flows of each investment / collateral management agreement acquired to estimate the useful life of the respective contracts. These net after-tax cash flows were discounted to present value as of the acquisition date. The fair value of customer contracts and related customer relationships was estimated at $5.4 million. The intangible assets are being amortized over their expected economic useful life, which we estimate at 3.5 years.

The fair value of other assets included accrued management fees, prepaid expenses and miscellaneous receivables which the Company believes approximated carrying value.

The fair value of the accrued expenses approximated the carrying value of these accounts.

The fair value of the term debt was recorded at the outstanding amount due to the third party as of the acquisition date which the Company believes approximated carrying value.

Sale of NewStar Equipment Finance assets and related platform

On December 1, 2016, the Company sold the assets of NewStar Equipment Finance (“Equipment Finance”) and related platform to a third party and exited the business. The sale of Equipment Finance assets was the result of the Company’s decision to exit businesses with economic models increasingly challenged by competition from banks and other lenders with access to lower cost funding. The sale resulted in a gain of $6.7 million, before transaction related costs of $4.3 million. The net gain was recorded in non-interest income on the consolidated statement of operations. In connection with the sale of the assets of Equipment Finance, the Company established a $1.4 million contingent liability to cover any potential credit indemnification costs resulting from actual credit losses incurred on the assets sold. As of September 30, 2017, this amount was reduced to $1.0 million. This liability reflects management’s best estimate of losses, taking into consideration the individual credit quality and borrower activity since origination and the anticipated residual value of the assets sold. As of September 30,

2017, the Company had not been notified or required to pay for any credit losses on the assets sold. The initial indemnification is capped at $10.0 million of actual credit losses and is reduced to $8.0 million at December 31, 2017, then further reduced to $5.0 million at December 31, 2018, $3.0 million at December 31, 2019 and zero as of December 31, 2020.

Sale of NewStar Business Credit LLC

On March 31, 2016, the Company sold its asset based lending business, NewStar Business Credit LLC (“Business Credit”) to a third party. The sale resulted in a gain of $22.5 million, before transaction related costs of $2.5 million. The net gain was recorded in non-interest income on the accompanying consolidated statement of operations.

Note 4. Loans Held-for-Sale, Loans, Leases and Allowance for Credit Losses

As of September 30, 2017 and December 31, 2016, loans held-for-sale consisted of the following:

	September 30, 2017	December 31, 2016
	($ in thousands)
Leveraged Finance	$376,276	$146,126
Lower cost or market adjustment	(716)	(160)

Gross loans held-for-sale	375,560	145,966
Deferred loan fees, net	(3,619)	(1,906)

Loans held-for-sale, net	$371,941	$144,060

These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or fair value.

At September 30, 2017, loans held-for-sale consisted of loans with an aggregate outstanding balance of $376.3 million that were intended to be sold to off balance sheet managed credit funds. The Company sold loans with an outstanding balance totaling $48.3 million to entities other than off balance sheet managed credit funds for an aggregate gain of $0.1 million during the nine months ended September 30, 2017. The Company sold loans with an outstanding balance of $105.0 million for a net loss of $0.04 million to entities other than off balance sheet managed credit funds during the nine months ended September 30, 2016.

As of September 30, 2017, and December 31, 2016, loans consisted of the following:

	September 30, 2017	December 31, 2016
	($ in thousands)
Leveraged Finance (1)	$3,049,574	$3,308,926
Real Estate	10,716	10,624

Gross loans	3,060,290	3,319,550
Deferred loan fees and discount, net	(24,534)	(29,423)
Allowance for loan losses	(39,759)	(50,936)

Total loans, net	$2,995,997	$3,239,191

(1)	Includes loans at fair value of $407.5 million and $403.7 million, respectively.

The Company holds broadly syndicated loans in our fair value portfolio as part of our liquid credit strategy, which by nature tend to experience higher prepayment and refinancing rates compared to our middle market loans. As a result this portfolio may be more actively managed to optimize performance.

The Company provides commercial loans to customers throughout the United States. The Company’s borrowers may be susceptible to economic slowdowns or recessions and, as a result, may have a lower capacity to make scheduled payments of interest or principal on their borrowings during these periods. Although the Company has a diversified loan portfolio, certain events may occur, including, but not limited to, adverse economic conditions and adverse events affecting specific clients, industries or markets, that could adversely affect the ability of borrowers to make timely scheduled principal and interest payments on their loans.

The Company internally risk rates loans based on individual credit criteria on at least a quarterly basis. Borrowers provide the Company with financial information on either a quarterly or monthly basis. Loan ratings as well as identification of impaired loans are dynamically updated to reflect changes in borrower condition or profile. A loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due to it according to the contractual terms of the loan agreement. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are troubled debt restructuring (“TDR”).

The Company utilizes a number of analytical tools for the purpose of estimating probability of default and loss given default for its lending groups. The quantitative models employed by the Company in its Leveraged Finance business utilize Moody’s KMV RiskCalc credit risk model in combination with a proprietary qualitative model, which generates a rating that maps to a probability of default estimate. For real estate loans, the Company utilizes a proprietary model that has been developed to capture risk characteristics unique to the lending activities in that line of business. Together, these models produce a suggested obligor risk rating which corresponds to a probability of default and also produces a loss given default. In each case, the probability of default and the loss given default are used to calculate an expected loss for those lending groups. Prior to the sale of the Equipment Finance assets, management used similar models for its Equipment Finance portfolio as its Leveraged Finance group. Prior to the sale of Business Credit, management utilized a proprietary model that produced a rating that corresponded to an expected loss, for the Business Credit portfolio.

Loans which are rated at or better than a specified threshold are typically classified as “Pass”, and loans rated worse than that threshold are typically classified as “Criticized”, a characterization that may apply to impaired loans, including TDR. As of September 30, 2017, $106.8 million of the Company’s loans were classified as “Criticized,” all of which were impaired loans, and $3.0 billion were classified as “Pass”. As of December 31, 2016, $118.7 million of the Company’s loans were classified as “Criticized” all of which were impaired loans, and $3.2 billion were classified as “Pass”.

When the Company determines a loan is impaired, the Company will evaluate the loan individually and, if necessary, establish a specific allowance. The loan will be analyzed and may be placed on non-accrual status. If the asset deteriorates further, the specific allowance may increase, and ultimately may result in a loss and charge-off.

A TDR that performs in accordance with the terms of its restructuring may improve its risk profile over time. While the concessions in terms of pricing or amortization may not have been reversed and further amended to “market” levels, the financial condition of the borrower may improve over time to the point where the rating improves from the “Criticized” classification that was appropriate immediately prior to, or at, restructuring.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. It is the Company’s policy during the reporting period to record a specific provision for credit losses and/or partial or full charge off for all loans for which we have serious doubts as to the ability of the borrowers to comply with the present loan repayment terms.

As of September 30, 2017, the Company had investments, net of charge-offs in impaired loans with a balance of $153.7 million. Impaired loans with an aggregate outstanding balance of $85.1 million have been restructured and classified as TDRs. At September 30, 2017, additional funding commitments for TDRs totaled $4.1 million. As of September 30, 2017, the aggregate carrying value of equity investments in certain of the Company’s borrowers in connection with troubled debt restructurings totaled $10.9 million. Impaired loans with an aggregate outstanding balance of $103.8 million were also on non-accrual status. These non-accrual loans had a carrying value of $97.4 million before specific reserves. For impaired loans on non-accrual status, the Company’s policy is to reverse the accrued interest previously recognized as interest income subsequent to the last cash receipt in the current year. The recognition of interest income on the loan only resumes when factors indicating doubtful collection no longer exist and the non-accrual loan payment status has been brought current. During the three and nine months ended September 30, 2017, the Company charged off $8.6 million and $21.5 million, respectively of non-accruing loan balances. During the three months ended September 30, 2017, the Company placed one new relationship on non-accrual status with an aggregate outstanding balance of $26.9 million. During the nine months ended September 30, 2017, the Company placed loans with an aggregate outstanding balance of $35.5 million on non-accrual status. During the three and nine months ended September 30, 2017, the Company recorded $3.9 million and $13.4 million, respectively, of net specific provisions for impaired loans. At September 30, 2017, the Company had a $11.7 million specific allowance for impaired loans with an aggregate outstanding balance of $100.1 million. At September 30, 2017, additional funding commitments for impaired loans totaled $14.1 million. The Company’s obligation to fulfill the additional funding commitments on impaired loans is generally contingent on the borrower’s compliance with the terms of the credit agreement. If the borrower is not in compliance additional funding commitments may be made at the Company’s discretion. As of September 30, 2017, the Company had loans totaling $36.7 million which were greater than 60 days past due and classified as delinquent of which $4.0 million were on non-accrual status. Included in the $11.7 million specific allowance for impaired loans was $5.1 million related to delinquent loans.

As of December 31, 2016, the Company had investments, net of charge offs in impaired loans with a balance of $133.4 million. At that date, impaired loans with an aggregate outstanding balance of $114.8 million had been restructured and classified as TDR. As of December 31, 2016, the aggregate carrying value of equity investments in certain of the Company’s borrowers in connection with troubled debt restructurings totaled $9.9 million. Impaired loans with an aggregate outstanding balance of $99.2 million were also on non-accrual status. These non-accrual loans had a carrying value of $92.9 million before specific reserves. During 2016, the Company charged off $25.7 million of outstanding non-accrual loans. During 2016, the Company placed loans with an aggregate outstanding balance of $27.1 million on non-accrual status and no loans were returned to performing status. During 2016, the Company recorded $24.8 million of net specific provisions for impaired loans. At December 31, 2016, the Company had a $19.8 million specific allowance for impaired loans with an aggregate outstanding balance of $73.5 million. At December 31, 2016, additional funding commitments for impaired loans totaled $11.9 million. As of December 31, 2016, loans to two borrowers totaling approximately $21.1 million were on non-accrual status and were greater than 60 days past due and classified as delinquent by the Company. Included in the $19.8 million specific allowance for impaired loans was $7.9 million related to delinquent loans.

A summary of impaired loans is as follows:

	Investment, Net of Charge-offs	Investment, Net of Unamortized Discount/Premium	Unpaid Principal
	($ in thousands)
September 30, 2017

Impaired loans	$153,716	$146,742	$179,471

December 31, 2016

Impaired loans	$133,413	$126,839	$154,879

	Recorded Investment with a Related Allowance for Credit Losses	Recorded Investment, net, with a Related Allowance for Credit Losses	Recorded Investment without a Related Allowance for Credit Losses	Recorded Investment, net, without a Related Allowance for Credit Losses
	($ in thousands)
September 30, 2017

Impaired loans	$100,085	$93,176	$53,631	$53,566

December 31, 2016

Impaired loans	$73,499	$68,924	$59,914	$57,915

During the three and nine months ended September 30, 2017, the Company recorded net partial charge-offs of $8.6 million and $21.5 million, respectively. During the three months ended September 30, 2016, the Company recorded a net recovery of $0.05 million on loans previously charged-off, and during the nine months ended September 30, 2016, the Company recorded net charge-offs of $14.2 million.

When a loan is determined to be uncollectible, the specific allowance is charged off, which reduces the gross investment in the loan. The Company may record the initial specific allowance related to an impaired loan in the same period as it records a partial charge-off in certain circumstances such as if the terms of a restructured loan are finalized during that period.

While charge-offs typically have no net impact on the carrying value of net loans, charge-offs lower the level of the allowance for loan losses, and, as a result, reduce the percentage of allowance for loans to total loans, and the percentage of allowance for loan losses to non-performing loans.

Below is a summary of the Company’s evaluation of its amortized cost portfolio and allowance for loan losses by impairment methodology:

	Leveraged Finance		Real Estate
September 30, 2017	Investment	Allowance	Investment	Allowance
	($ in thousands)
Collectively evaluated (1)(2)	$2,488,393	$28,001	$10,716	$93
Individually evaluated (3)	153,716	11,665	—	—

Total	$2,642,109	$39,666	$10,716	$93

	Leveraged Finance		Real Estate
December 31, 2016	Investment	Allowance	Investment	Allowance
	($ in thousands)
Collectively evaluated (1)(2)	$2,771,768	$31,073	$10,624	$92
Individually evaluated (3)	133,413	19,771	—	—

Total	$2,905,181	$50,844	$10,624	$92

(1)	Represents loans collectively evaluated for impairment in accordance with ASC 450-20, Loss Contingencies, and pursuant to amendments by ASU 2010-20 regarding allowance for unimpaired loans. These loans had a weighted average risk rating of 5.3 and 5.2 at September 30, 2017 and December 31, 2016, respectively, based on the Company’s internally developed 12 point scale for the Leveraged Finance and Real Estate loans.
(2)	Excludes $407.5 million at September 30, 2017 and $403.7 million at December 31, 2016 of Leveraged Finance loans which the Company elected to record at fair value.
(3)	Represents loans individually evaluated for impairment in accordance with ASU 310-10, Receivables, and pursuant to amendments by ASU 2010-20 regarding allowance for impaired loans.

Below is a summary of the Company’s investment in nonaccrual loans.

Recorded Investment in Nonaccrual Loans	September 30, 2017	December 31, 2016
	($ in thousands)
Nonaccrual loans	$103,819	$99,233

Less: Deferred loan fees	(6,533)	(6,485)
Add back: Interest receivable	73	116

Total	$97,359	$92,864

Loans being restructured have typically developed adverse performance trends as a result of various factors, the result of which is an inability to comply with the terms of the applicable credit agreement governing the borrowers’ obligations to the Company. In order to mitigate default risk and/or liquidation, assuming that liquidation proceeds are not viewed as a more favorable outcome to the Company and other lenders, the Company will enter into negotiations with the borrower and its shareholders on the terms of a restructuring. When restructuring a loan, the Company undertakes an extensive diligence process which typically includes (i) development of a financial model with a forecast horizon that matches the term of the proposed restructuring, (ii) meetings with management of the borrower, (iii) engagement of third party consultants and (iv) other internal analyses. Once a restructuring proposal is developed, it is subject to approval by both the Company’s Underwriting and Investment Committee. Loans are only removed from TDR classification after a period of performance following the refinancing of outstanding obligations on terms which are determined to be “market” in all material respects. The Company may modify loans that are not determined to be a TDR. Where a loan is modified or restructured but loan terms are considered market and no concessions were given on the loan terms, including price, principal amortization or obligation, or other restrictive covenants, a loan will not be classified as a TDR.

The Company has made the following types of concessions in the context of a TDR:

Group I:

•	extension of principal repayment term

•	principal holidays

•	interest rate adjustments

Group II:

•	partial forgiveness

•	conversion of debt to equity

A summary of the types of concessions that the Company made with respect to TDRs at September 30, 2017 and December 31, 2016 is provided below:

	Group I	Group II
	($ in thousands)
September 30, 2017	$85,095	$54,392
December 31, 2016	$114,803	$77,061

Note: A loan may be included in both restructuring groups, but not repeated within each group.

For the three and nine months ended September 30, 2017, the Company recorded $8.6 million and $21.6 million, respectively, of partial charge-offs related to loans previously classified as TDR. As of September 30, 2017, the Company had not removed the TDR classification from any loan previously identified as such during the quarter, but had charged-off, sold and received repayments of outstanding TDRs.

The Company measures TDRs similarly to how it measures all loans for impairment. The Company performs a discounted cash flow analysis on cash flow dependent loans and assesses the underlying collateral value less reasonable costs of sale for collateral dependent loans. Management analyzes the projected performance of the borrower to determine if it has the ability to service principal and interest payments based on the terms of the restructuring. Loans will typically not be returned to accrual status until at least six months of contractual payments have been made in a timely manner or the borrower shows significant ability to maintain servicing of the restructured debt. Additionally, at the time of a restructuring and quarterly thereafter, an impairment analysis is undertaken to determine the measurement of specific reserve, if any, on each impaired loan.

Below is a summary of the Company’s loans which were newly classified as TDR and existing TDR loans which subsequently defaulted, in each during the periods presented.

As of the Three Months Ended September 30, 2017	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$5,815	$5,277	$5,277

Total	$5,815	$5,277	$5,277

As of the Nine Months Ended September 30, 2017	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$5,815	$5,277	$34,735

Total	$5,815	$5,277	$34,735

As of the Three Months Ended September 30, 2016	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$8,372	$8,473	$—
Real Estate	—	—	—
Total	$8,372	$8,473	$—

As of the Nine Months Ended September 30, 2016	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment	Investment in TDR Subsequently Defaulted
	($ in thousands)
Leveraged Finance	$10,147	$9,781	$—
Real Estate (1)	—	—	4,483

Total	$10,147	$9,781	$4,483

(1)	Amount reflects charge-off on an impaired Real Estate TDR that was taken prior to transfer to held-for-sale.

The following sets forth a breakdown of troubled debt restructurings at September 30, 2017 and December 31, 2016:

As of September 30, 2017	Accrual Status				For the nine months
($ in thousands) Loan Type	Accruing	Nonaccrual	TDR Balance	Specific Allowance	Charged-off
Leveraged Finance	$16,025	$69,070	$85,095	$5,279	$21,554

Total	$16,025	$69,070	$85,095	$5,279	$21,554

As of December 31, 2016	Accrual Status				For the year
($ in thousands) Loan Type	Accruing	Nonaccrual	Impaired Balance	Specific Allowance	Charged-off
Leveraged Finance	$24,367	$90,436	$114,803	$15,939	$26,684

Total	$24,367	$90,436	$114,803	$15,939	$26,684

The Company classifies a loan as delinquent when it is over 60 days past due. An age analysis of the Company’s delinquent receivables is as follows:

	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Investment in > 60 Days & Accruing
	($ in thousands)
September 30, 2017
Leveraged Finance	$—	$36,656	$36,656	$3,012,918	$3,049,574	$22,596
Real Estate	—	—	—	10,716	10,716	—

Total	$—	$36,656	$36,656	$3,023,634	$3,060,290	$22,596

	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	Total Loans	Investment in > 60 Days & Accruing
	($ in thousands)
December 31, 2016
Leveraged Finance	$—	$21,135	$21,135	$3,287,791	$3,308,926	$—
Real Estate	—	—	—	10,624	10,624	—

Total	$—	$21,135	$21,135	$3,298,415	$3,319,550	$—

A general allowance is provided for loans within the amortized portfolio that are not impaired. The Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan losses on outstanding loans held at amortized cost. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to, changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan losses. The Company continually evaluates the appropriateness of its allowance for credit losses methodology. Based on the Company’s evaluation process to determine the level of the allowance for loan losses, management believes the allowance to be adequate as of September 30, 2017 in light of the estimated known and inherent risks identified through its analysis.

The Company closely monitors the credit quality of its loans which is partly reflected in its credit metrics such as loan delinquencies, non-accruals and charge-offs. Changes in these credit metrics are largely due to changes in economic conditions and seasoning of the loan portfolio.

On at least a quarterly basis, loans are internally risk-rated based on individual credit criteria, including loan type, loan structures (including balloon and bullet structures common in the Company’s Leveraged Finance and Real Estate cash flow loans), borrower industry, payment capacity, location and quality of collateral if any (including the Company’s Real Estate loans). Borrowers provide the Company with financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition and/or profile.

For Leveraged Finance loans and Equipment Finance loans and leases (prior to the sale of the latter), the data set used to construct probabilities of default in its allowance for loan losses model, Moody’s CRD Private Firm Database, primarily contains middle market loans that share attributes similar to the Company’s loans. The Company also considers the quality of the loan terms and lender protections in determining a loan loss in the event of default.

For Real Estate loans, the Company employs two mechanisms to capture the impact of industry and economic conditions. First, a loan’s risk rating, and thereby its assumed default likelihood, can be adjusted to account for overall commercial real estate market conditions. Second, to the extent that economic or industry trends adversely affect a substandard rated borrower’s loan-to-value ratio enough to impact its repayment ability, the Company applies a stress multiplier to the loan’s probability of default. The multiplier is designed to account for default characteristics that are difficult to quantify when market conditions cause commercial real estate prices to decline.

Prior to the sale of Business Credit, the Company utilized a proprietary model to risk rate the loans on a monthly basis. This model captured the impact of changes in industry and economic conditions as well as changes in the quality of the borrower’s collateral and financial performance to assign a final risk rating. The Company also evaluated historical net loss trends by risk rating from a comprehensive industry database covering more than twenty-five years of experience of the majority of the asset based lenders operating in the United States. Based upon the monthly risk rating from the model, the reserve was adjusted to reflect the historical average for expected loss from the industry database.

The Company periodically reviews its allowance for credit loss methodology to assess any necessary adjustments based upon changing economic and capital market conditions. If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance.

Additionally, when determining the amount of the general allowance, the Company supplements the base amount with an environmental reserve amount which is governed by a score card system comprised of seven risk factors. The risk factors are designed based on those outlined in the Comptrollers of the Currency’s Allowance for Loan and Lease Losses Handbook. The Company also performs a ratio analysis of comparable money center banks, regional banks and finance companies. While the Company does not rely on this peer group comparison to set the level of allowance for credit losses, use of the peer group does assist management in identifying market trends and serves as an overall reasonableness check on the allowance for credit losses computation.

A summary of the activity in the allowance for credit losses is as follows:

	Three Months Ended September 30, 2017
	Leveraged Finance	Real Estate	Total
	($ in thousands)
Balance, beginning of period	$47,192	$92	$47,284
Provision (reversal) for credit losses—general	(2,369)	1	(2,368)
Provision for credit losses—specific	3,862	—	3,862
Loans charged off, net of recoveries	(8,560)	—	(8,560)

Balance, end of period	$40,125	$93	$40,218

Balance, end of period—specific	$11,665	$—	$11,665

Balance, end of period—general	$28,460	$93	$28,553

Average balance of impaired loans	$131,888	$—	$131,888
Interest recognized from impaired loans	$1,499	$—	$1,499
Loans (1)
Loans individually evaluated with specific allowance	$100,085	$—	$100,085
Loans individually evaluated with no specific allowance	53,631	—	53,631
Loans collectively evaluated with general allowance	2,488,393	10,716	2,499,109

Total loans	$2,642,109	$10,716	$2,652,825

(1)	Excludes $407.6 million of Leveraged Finance loans which the Company elected to record at fair value.

	Nine Months Ended September 30, 2017
	Leveraged Finance	Real Estate	Total
	($ in thousands)
Balance, beginning of period	$51,316	$92	$51,408
Provision for credit losses—general	(3,085)	1	(3,084)
Provision for credit losses—specific	13,424	—	13,424
Loans charged off, net of recoveries	(21,530)	—	(21,530)

Balance, end of period	$40,125	$93	$40,218

Balance, end of period—specific	$11,665	$—	$11,665

Balance, end of period—general	$28,460	$93	$28,553

Average balance of impaired loans	$149,552	$—	$149,552
Interest recognized from impaired loans	$5,400	$—	$5,400

	Three Months Ended September 30, 2016
	Leveraged Finance	Real Estate	Equipment Finance	Total
	($ in thousands)
Balance, beginning of period	$62,645	$91	$1,307	$64,043
Provision for credit losses—general	349	1	(14)	336
Provision for credit losses—specific	3,234	—	—	3,234
Reclass of Equipment Finance to Assets held-for-sale	—	—	(1,293)	(1,293)
Loans charged off, net of recoveries	46	—	—	46

Balance, end of period	$66,274	$92	$—	$66,366

Balance, end of period—specific	$36,160	$—	$—	$36,160

Balance, end of period—general	$30,114	$92	$—	$30,206

Average balance of impaired loans	$154,695	$21,942	$—	$176,637
Average net book value of impaired leases	$—	$—	$623	$623
Interest recognized from impaired loans	$1,627	$296	$—	$1,923
Loans (1)
Loans individually evaluated with specific allowance	$105,099	$—	$—	$105,099
Loans individually evaluated with no specific allowance	44,598	7,160	—	51,758
Loans collectively evaluated with general allowance	2,725,028	10,582	—	2,735,610

Total loans	$2,874,725	$17,742	$—	$2,892,467

(1)	Excludes $389.3 million of Leveraged Finance loans which the Company elected to record at fair value.

	Nine Months Ended September 30, 2016
	Leveraged Finance	Business Credit	Real Estate	Equipment Finance	Total
	($ in thousands)
Balance, beginning of period	$54,788	$1,991	$656	$1,291	$58,726
Provision for credit losses—general	1,774	(172)	1,010	2	2,614
Provision for credit losses—specific	18,115	—	4,177	—	22,292
Reversal due to sale of Business Credit	—	(1,819)	—	(1,293)	(3,112)
Loans charged off, net of recoveries	(8,403)	—	(5,751)	—	(14,154)

Balance, end of period	$66,274	$—	$92	$—	$66,366

Balance, end of period—specific	$36,160	$—	$—	$—	$36,160

Balance, end of period—general	$30,114	$—	$92	$—	$30,206

Average balance of impaired loans	$169,690	$—	$30,699	$—	$200,389
Average net book value of impaired leases	$—	$—	$—	$698	$698
Interest recognized from impaired loans	$6,606	$—	$1,128	$12	$7,746

Included in the allowance for credit losses at September 30, 2017 and December 31, 2016 is an allowance for unfunded commitments of $0.5 million, which is recorded as a component of other liabilities on the Company’s consolidated balance sheet with changes recorded in the provision for credit losses on the Company’s consolidated statement of operations. The methodology for determining the allowance for unfunded commitments is consistent with the methodology for determining the allowance for loan losses.

During the nine months ended September 30, 2017, the Company recorded a total provision for credit losses of $10.3 million. The Company decreased its allowance for credit losses to $40.2 million as of September 30, 2017 from $51.4 million at December 31, 2016. The general allowance for credit losses covers probable incurred losses in the Company’s loan portfolio with respect to loans for which no specific impairment has been identified. When a loan is classified as impaired, the loan is evaluated for a specific allowance and a specific provision may be recorded, thereby removing it from consideration under the general component of the allowance analysis. Loans that are deemed to be uncollectible are charged off and deducted from the allowance, and recoveries on loans previously charged off are netted against loans charged off. A specific provision for credit losses is recorded with respect to impaired loans for which it is probable that the Company will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement for which there is impairment recognized. The outstanding balance of impaired loans, which include all of the outstanding balances of the Company’s delinquent loans and its troubled debt restructurings, as a percentage of “Loans, net” was 5% and 4% as of September 30, 2017 and December 31, 2016, respectively.

Note 5. Restricted Cash

Restricted cash as of September 30, 2017 and December 31, 2016 was as follows:

	September 30, 2017	December 31, 2016
	($ in thousands)
Collections on loans pledged to credit facilities	$49,694	$43,822
Principal and interest collections on loans held in trust and prefunding amounts	199,156	216,501
Customer escrow accounts	2,803	2,320

Total	$251,653	$262,643

As of September 30, 2017, the Company had the ability to use $170.7 million of restricted cash to fund new or existing loans.

Note 6. Investments in Debt Securities, Available-for-Sale

Amortized cost of investments in debt securities as of September 30, 2017 and December 31, 2016 was as follows:

	September 30, 2017	December 31, 2016
	($ in thousands)
Investments in debt securities—gross	$182,422	$132,180
Unamortized discount	(9,974)	(6,743)

Investments in debt securities—amortized cost	$172,448	$125,437

At September 30, 2017 and December 31, 2016 investments in non-NewStar managed issuers totaled $74.0 million and $75.8 million, respectively. NewStar managed issuers are off balance sheet credit funds in which NewStar holds 5% of each class of notes of a securitization to comply with European Union (“EU”) risk retention rules. These managed issuers are considered unconsolidated VIEs and are discussed in Note 11.

The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value of available-for-sale securities at September 30, 2017 and December 31, 2016 were as follows:

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
September 30, 2017
Collateralized loan obligations	$172,448	$4,350	$(961)	$175,837

Investment in debt securities	$172,448	$4,350	$(961)	$175,837

	Amortized cost	Gross unrealized holding gains	Gross unrealized holding losses	Fair value
	($ in thousands)
December 31, 2016
Collateralized loan obligations	$125,437	$286	$(6,416)	$119,307

Investment in debt securities	$125,437	$286	$(6,416)	$119,307

During the three and nine months ended September 30, 2017, the Company purchased $23.1 million and $52.7 million of debt securities, $21.5 million were purchased to satisfy EU risk retention rules, redeemed a $5.9 million par value investment in debt securities, and made a $0.5 million par paydown. During the nine months ended September 30, 2016, the Company did not purchase or sell any debt securities available for sale and a $6.0 million investment in debt securities was redeemed at par.

The Company did not record any net “Other-Than-Temporary Impairment” charges during the three and nine months ended September 30, 2017.

The following is an analysis of the continuous periods during which the Company has held investment positions which were carried at an unrealized loss as of September 30, 2017 and December 31, 2016:

	September 30, 2017
	Less than 12 Months	Greater than or Equal to 12 Months	Total
	($ in thousands)
Number of positions	6	2	8
Fair value	$19,895	$3,519	$23,414
Amortized cost	20,598	3,777	24,375

Unrealized loss	$(703)	$(258)	$(961)

	December 31, 2016
	Less than 12 Months	Greater than or Equal to 12 Months	Total
	($ in thousands)
Number of positions	3	17	20
Fair value	$4,811	$68,737	$73,548
Amortized cost	4,885	75,079	79,964

Unrealized loss	$(74)	$(6,342)	$(6,416)

As a result of the Company’s evaluation of the securities, management concluded that the unrealized losses at September 30, 2017 and December 31, 2016 were caused by changes in market prices driven by interest rates and credit spreads. The Company’s evaluation of impairment include quotes from third party pricing services, adjustments to prepayment speeds, delinquency, an analysis of expected cash flows, interest rates, market discount rates, other contract terms, and the timing and level of losses on the loans and leases within the underlying trusts. At September 30, 2017, the Company has determined that it is not more likely than not that it will be required to sell the securities before the Company recovers its amortized cost basis in the security. The Company has also determined that there has not been an adverse change in the cash flows expected to be collected. Based upon the Company’s impairment review process, and the Company’s ability and intent to hold these securities until maturity or a recovery of fair value, the decline in the value of these investments is not considered to be “Other Than Temporary.”

Maturities of debt securities classified as available-for-sale were as follows at September 30, 2017 and December 31, 2016:

	September 30, 2017		December 31, 2016
	Amortized cost	Fair value	Amortized cost	Fair value
	($ in thousands)
Available-for-sale:
Due one year or less	$—	$—	$91	$20
Due after one year through five years	—	—	—	—
Due after five years through ten years	120,183	123,592	53,177	48,404
Due after ten years through fifteen years	52,265	52,245	72,169	70,883

Total	$172,448	$175,837	$125,437	$119,307

Actual maturities of debt securities may differ from those presented above since certain obligations amortize and provide the issuer of the individual debt securities the right to call or prepay the obligation prior to the scheduled final stated maturity without penalty.

Note 7. Borrowings

Credit Facilities

As of September 30, 2017 the Company had two credit facilities through certain of its wholly owned subsidiaries: (i) a $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association (“Wells Fargo”) to fund leveraged finance loans, and (ii) a $250.0 million credit facility with Citibank, N.A. (“Citibank”) to fund leveraged finance loans.

The Company must comply with various covenants under these facilities. The breach of certain of these covenants could result in a termination event and the exercise of remedies if not cured. At September 30, 2017, the Company was in compliance with all such covenants. These covenants are customary and include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency, charge-off levels, and overcollateralization tests.

The Company’s $615.0 million credit facility with syndicated lenders agented by Wells Fargo to fund leveraged finance loans had an outstanding balance of $368.9 million and unamortized deferred financing fees of $5.0 million as of September 30, 2017. Interest on this facility accrues at a variable rate per annum. The facility matures on August 10, 2020. The facility provides for a revolving reinvestment period which ends on August 10, 2018, with a two-year amortization period.

The Company’s $250.0 million credit facility with Citibank to fund leveraged finance loans had a $95.0 million outstanding balance and unamortized deferred financing fees of $1.9 million as of September 30, 2017. Interest on this facility accrues at a variable rate per annum. The facility matures on May 5, 2020. It provides for a revolving reinvestment period which ends on May 5, 2018, with a two-year amortization period.

Senior notes

On April 22, 2015, the Company issued $300.0 million in aggregate principal amount of 7.25% Senior Notes due 2020 (the “2020 Notes”). On November 9, 2015, the Company issued an additional $80.0 million in aggregate principal amount of 2020 Notes, at a debt discount of $0.8 million which will amortize over the life of the 2020 Notes. The Company used a portion of the net proceeds from the April notes offering to repay in full its corporate credit facility with Fortress Credit Corp. The 2020 Notes mature on May 1, 2020, and bear interest at a rate of 7.25% per annum, which is payable semi-annually on May 1 and November 1 of each year. On or after May 1, 2017, the Company may redeem the 2020 Notes, in whole or in part, at redemption prices specified in the 2020 Notes plus accrued and unpaid interest thereon. In addition, if the Company undergoes a change of control, the Company will be required to make an offer to purchase each holder’s 2020 Notes at a price equal to 101% of the principal amount of the 2020 Notes, plus accrued and unpaid interest. As of September 30, 2017, unamortized deferred financing fees were $4.3 million.

Subordinated notes

On December 4, 2014, the Company completed the initial closing of an investment of long-term capital from funds sponsored by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by GSO Capital Partners at which the Franklin Square funds purchased $200.0 million of 10-year subordinated notes (the “Subordinated Notes”), which rank junior to the Company’s existing and future senior debt. During 2015, the Company drew an additional $75 million of these Subordinated Notes. The Company drew the remaining $25 million in January 2016. The Subordinated Notes were recorded at par less the initial relative fair value of the warrants issued in connection with the investment in December 2014 and January 2015, which was $48.6 million as of September 30, 2017 and $53.7 million as of December 31, 2016. The debt discount will amortize over the life of the notes and will be recorded as non-cash interest expense as the Subordinated Notes accrete to par value. As of September 30, 2017, unamortized deferred financing fees were $4.4 million. The Subordinated Notes bear interest at 8.25% and include a Payment-in-Kind (“PIK Toggle”) feature that allows the Company, at its option, to elect to have interest accrued at a rate of 8.75% added to the principal of the Subordinated Notes instead of paying it in cash. The Subordinated Notes have a ten-year term and mature on December 4, 2024. They are callable during the first three years with payment of a make-whole premium. The prepayment premium decreases to 103% and 101% after the third and fourth anniversaries of the closing, respectively. They are callable at par after December 4, 2019. Beginning on December 5, 2019, the Company is required to make a cash payment of principal plus accrued interest in an amount required to prevent the Subordinated Notes from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Events of default under the Subordinated Notes include failure to pay interest or principal when due subject to applicable grace periods, material uncured breaches of the terms of the Subordinated Notes, and bankruptcy/insolvency events.

Term Debt

On July 20, 2017, in connection with the acquisition of FSCM, the Company assumed the indebtedness associated with the Natixis credit agreement dated September 28, 2015. The proceeds under this credit agreement were used solely to purchase the interests held in a FSCM-managed CLO to comply with risk retention requirements. The credit agreement matures on September 29, 2027.

The following table sets forth selected information with respect to the Natixis Term Debt:

	Outstanding balance September 30, 2017	Interest rate
	($ in thousands)
Natixis Term Debt
Class A-1 Notes	$12,972	Libor + 1.92%
Class A-2 Notes	1,597	Libor + 2.81%
Class B Notes	1,552	Libor + 3.72%
Class C Notes	852	Libor + 4.85%

	$16,973

Term Debt Securitizations

2012-2 CLO. On December 18, 2012, the Company completed a term debt securitization transaction. In conjunction with this transaction the Company established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2012-2 LLC (the “2012-2 CLO”) and sold and contributed $325.9 million in loans and investments (including unfunded commitments), or portions thereof, to the 2012-2 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2012-2 CLO issued $263.3 million of notes to institutional investors. The Company retained $62.6 million, comprising 100% of the 2012-2 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. On June 12, 2015, the Company sold 100% of the 2012-2 CLO’s Class E Notes totaling $16.3 million to institutional investors. At September 30, 2017, the $142.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $188.6 million. At September 30, 2017, unamortized deferred financing fees were $0.2 million. The 2012-2 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended in January 2016.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2012-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2012-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2012-2 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2012-2 CLO
Class A	$190,700	$53,383	Libor+1.90%	January 20, 2023
Class B	26,000	26,000	Libor+3.25%	January 20, 2023
Class C	35,200	35,200	Libor+4.25%	January 20, 2023
Class D	11,400	11,400	Libor+6.25%	January 20, 2023
Class E	16,300	16,300	Libor+6.75%	January 20, 2023

	$279,600	$142,283

2014-1 CLO. On April 17, 2014, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2014-1 LLC (the “2014-1 CLO”) and sold and contributed $249.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2014-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2014-1 CLO issued $289.5 million of notes to institutional investors. The Company retained $58.9 million, comprising 100% of the 2014-1 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. At September 30, 2017, the $289.5 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.4 million. At September 30, 2017, unamortized deferred financing fees were $1.5 million. The 2014-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2018. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2014-1 CLO following the expiration of the non-call period which occurred on the payment date in April 2016.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2014-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2014-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2014-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2014-1 CLO
Class A	$202,500	$202,500	Libor+1.80%	April 20, 2025
Class B-1	20,000	20,000	Libor+2.60%	April 20, 2025
Class B-2	13,250	13,250	(1)	April 20, 2025
Class C	30,250	30,250	Libor+3.60%	April 20, 2025
Class D	23,500	23,500	Libor+4.75%	April 20, 2025

	$289,500	$289,500

(1)	Class B-2 Notes accrue interest at a fixed rate of 4.902%.

2015-1 CLO. On March 20, 2015, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-1 LLC (the “2015-1 CLO”) and sold and contributed $336.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-1 CLO issued $410.3 million of notes to institutional investors. The Company retained $85.8 million, comprising 100% of the 2015-1 CLO’s membership interests and subordinated notes. At September 30, 2017, the $410.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $496.1 million. At September 30, 2017, unamortized deferred financing fees were $2.6 million. The 2015-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2019. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2015-1 CLO following the expiration of the non-call period which occurred on the payment date in April 2017.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2015-1 CLO
Class A-1	$253,500	$253,500	Libor+1.80%	January 20, 2027
Class A-2	35,000	35,000	(1)	January 20, 2027
Class B	50,000	50,000	Libor+2.80%	January 20, 2027
Class C	38,500	38,500	Libor+3.85%	January 20, 2027
Class D	33,250	33,250	Libor+5.50%	January 20, 2027

	$410,250	$410,250

(1)	Class A-2 Notes accrue interest at a spread over Libor of 1.65% from the closing date to, but excluding March 20, 2017, and 2.00% thereafter.

2015-2 CLO. On September 15, 2015, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-2 LLC (the “2015-2 CLO”) and sold and contributed $298.4 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-2 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-2 CLO issued $327.8 million of notes to institutional investors. The Company retained $70.1 million, comprising 100% of the 2015-2 CLO’s membership interests and a portion of the Class E notes. At September 30, 2017, the $327.8 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $397.8 million. At September 30, 2017, unamortized deferred financing fees were $2.4 million. The 2015-2 CLO permits reinvestment of collateral principal repayments for a four-year period ending in August 2019. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2015-2 CLO following the expiration of the non-call period which occurred on the payment date in August 2017.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-2 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2015-2 CLO
Class A-1	$205,000	$205,000	Libor+2.00%	August 25, 2027
Class A-2	23,000	23,000	(1)	August 25, 2027
Class B	40,000	40,000	Libor+2.90%	August 25, 2027
Class C	26,250	26,250	Libor+3.95%	August 25, 2027
Class D	28,500	28,500	Libor+5.25%	August 25, 2027
Class E	5,000	5,000	Libor+7.50%	August 25, 2027

	$327,750	$327,750

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.461%.

2016-1 CLO. On March 2, 2016, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2016-1 LLC (the “2016-1 CLO”) and sold and contributed $247.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2016-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2016-1 CLO issued $255.8 million of notes to institutional investors. The Company retained $92.2 million, comprising 100% of the 2016-1 CLO’s membership interests, and the Class D and Class E notes. At September 30, 2017, the $263.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.0 million. At September 30, 2017, unamortized deferred financing fees were $2.1 million. The 2016-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in February 2020. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2016-1 CLO following the expiration of the non-call period on the payment date in February 2018.

The following table sets forth selected information with respect to the 2016-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2016-1 CLO
Class A-1	$176,500	$176,500	Libor+2.30%	February 25, 2028
Class A-2	20,000	20,000	(1)	February 25, 2028
Class B	36,750	36,750	Libor+3.75%	February 25, 2028
Class C	22,500	22,500	Libor+5.40%	February 25, 2028
Class D	7,500	7,500	Libor+5.50%	February 25, 2028

	$263,250	$263,250

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.44%.

Arch Street CLO. On September 15, 2016, NewStar Capital LLC completed a $409.8 million broadly syndicated loan securitization. The notes offered in the collateralized loan obligation (“Arch Street CLO”) were issued by Arch Street CLO, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (with the exception of the Class E and F notes) by Arch Street CLO, LLC, a Delaware limited liability company (each a subsidiary of NewStar Capital and collectively, “Arch Street”). The Arch Street CLO notes are backed by a diversified portfolio of broadly syndicated loans purchased and serviced by the Company. Investors purchased approximately $370.3 million of the Arch Street CLO notes, representing approximately 90.4% of the total capitalization of Arch Street. The Company retained all of the Class F notes and subordinated notes which together totaled approximately $39.5 million, representing approximately 9.6% of the total capitalization of Arch Street. At September 30, 2017, the outstanding note balance was $367.8 million and unamortized deferred financing fees were $3.7 million. The reinvestment period is expected to end in October 2020 and scheduled to mature in October 2028.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the Arch Street CLO is in default under the terms of the indenture, the excess interest spread from the Arch Street CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the Arch Street CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
Arch Street CLO
Class X	$2,500	$—	Libor+1.25%	October 20, 2028
Class A	256,000	256,000	Libor+1.65%	October 20, 2028
Class B	48,000	48,000	Libor+2.24%	October 20, 2028
Class C	20,000	20,000	Libor+3.00%	October 20, 2028
Class D	22,750	22,750	Libor+4.20%	October 20, 2028
Class E	21,000	21,000	Libor+6.95%	October 20, 2028

	$370,250	$367,750

2017-1 CLO. On March 20, 2017, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2017-1 LLC (the “2017-1 CLO”). This securitization was a refinance of the NewStar Commercial Loan Funding 2013-1 LLC term debt securitization completed on September 11, 2013. The Company remains the servicer of the loans. In connection with the refinance the Company accelerated and recognized deferred financing fees of $0.3 million related to the 2013-1 CLO. Simultaneously with the refinance, the 2017-1 CLO issued $328.0 million of replacement notes to institutional investors. The Company retained the Class E-N replacement notes and all of the equity which together totaled $69.3 million. At September 30, 2017, the $303.0 million of outstanding drawn replacement notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $372.3 million. At September 30, 2017, unamortized deferred financing fees were $3.0 million. The reinvestment period is expected to end in March 2019 and the replacement notes are scheduled to mature in October 2027. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2017-1 CLO following the expiration of the non-call period on the payment date in March 2019.

The Company receives a loan collateral management fee and excess interest spread. The Company also receives payments with respect to the classes of notes it owns in accordance with the transaction documents. The

Company expects to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2017-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2017-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2017-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Interest rate	Legal final maturity
	($ in thousands)
2017-1 CLO
Class A-T-N	$207,000	$207,000	Libor+1.78%	September 22, 2027
Class A-R-N	25,000	—	Libor+1.78%	September 22, 2027
Class B-N	40,000	40,000	Libor+2.50%	September 22, 2027
Class C-N	32,000	32,000	Libor+3.50%	September 22, 2027
Class D-N	24,000	24,000	Libor+5.10%	September 22, 2027

	$328,000	$303,000

2013-1 CLO. On March 20, 2017, the Company refinanced the 2013-1 LLC and issued the 2017-1 CLO Replacement Notes. The Company accelerated and recognized deferred financing fees of $0.3 million related to the refinancing of the 2013-1 CLO.

Note 8. Repurchase Agreements

The Company has entered into a repurchase transaction with Deutsche Bank AG, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of February 13, 2015 between Deutsche Bank AG and NS Bond Funding I LLC (the “Deutsche Bank Repurchase Agreement”). Pursuant to the Deutsche Bank Repurchase Agreement, Deutsche Bank AG will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Deutsche Bank Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, there was no outstanding balance under the Deutsche Bank Repurchase Agreement. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with Citigroup Global Markets, pursuant to the terms of a Global Master Repurchase Agreement (1996 version), dated as of March 16, 2015 between Citigroup Global Markets and NS Loan Originator LLC (the “Citigroup Repurchase Agreement”). Pursuant to the Citigroup Repurchase Agreement, Citigroup Global Markets will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Citigroup Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $49.6 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with JP Morgan Chase Bank pursuant to the terms of a Global Master Repurchase Agreement (1996 version), dated as of May 1, 2015 between JP Morgan Chase Bank and NS Bond Funding II LLC (the “JP Morgan Repurchase Agreement”). Pursuant to the JP Morgan Repurchase Agreement, JP Morgan Chase Bank will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the JP Morgan Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $29.1 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

The Company has entered into a repurchase transaction with Natixis Securities Americas LLC pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of October 14, 2015 between Natixis Securities Americas LLC and NS Bond Funding III LLC (the “Natixis Repurchase Agreement”). Pursuant to the Natixis Repurchase Agreement, Natixis Securities Americas LLC will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Natixis Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $1.9 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

Note 9. Stockholders’ Equity

Stockholders’ Equity

As of September 30, 2017 and December 31, 2016, the Company’s authorized capital consists of preferred and common stock and the following was authorized and outstanding:

	September 30, 2017		December 31, 2016
	Shares authorized	Shares outstanding	Shares authorized	Shares outstanding
	(In thousands)
Preferred stock	5,000	—	5,000	—
Common stock	145,000	41,481	145,000	42,820

Preferred Stock

The Company’s authorized capital stock includes 5,000,000 shares of preferred stock with a par value of $0.01 per share, all of which remain undesignated.

Common Stock

On December 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program commenced immediately following the expiration of the prior stock repurchase program on December 31, 2016. The repurchase program will expire on December 31, 2017 unless extended by the Board and may be suspended or discontinued at any time without notice. As of September 30, 2017, the Company had repurchased 1,740,154 shares of common stock under this program at a weighted average price per share of $10.17.

On February 14, 2017, our Board of Directors declared a quarterly cash dividend of $0.02 per share which was paid on March 17, 2017. On May 2, 2017, the Board of Directors declared a quarterly cash dividend of $0.02 per share which was paid on June 15, 2017. On July 31, 2017, the Board of Directors declared a quarterly cash dividend of $0.02 per share which was paid on September 15, 2017 to stockholders of record on August 29, 2017.

Warrants

On January 23, 2015, the Company completed its December 4, 2014 issuance of warrants as part of the strategic relationship with Franklin Square Capital Partners (“Franklin Square”). The Company issued the second tranche of warrants to purchase 2,500,000 shares of its common stock subject to the same terms as the warrants that were issued on December 4, 2014, bringing the total warrants to purchase shares of common stock to 12,000,000.

The terms of the warrants contain standard adjustments to the exercise price and warrant shares to adjust for the effect of certain distributions, including cash dividends. No adjustments are required until cumulative adjustments would result in a one percent change to the exercise price or number of warrant shares. To date, the cash dividends declared and paid by the Company have not resulted in any adjustment to the warrants’ exercise price or the number of shares underlying the warrants, because such distributions have not exceeded the minimum adjustment amounts.

Restricted Stock

During the nine months ended September 30, 2017, the Company issued 284,241 shares of restricted stock to certain employees of the Company pursuant to the Company’s 2006 Incentive Plan, as amended and 56,698 shares of restricted stock to certain members of its Board of Directors. The fair value of the shares of restricted stock is equal to the closing price of the Company’s stock on the date of issuance. The shares of restricted stock issued to employees of the Company vest in three equal installments on each of the first three anniversaries of the date of grant.

Restricted stock activity for the nine months ended September 30, 2017 was as follows:

	Shares	Grant-date fair value
		($ in thousands)
Non-vested as of December 31, 2016	840,834	$6,564
Granted	340,939	3,350
Vested	(384,473)	(3,209)
Forfeited	(7,333)	(65)

Non-vested as of September 30, 2017	789,967	$6,640

The Company’s compensation expense related to restricted stock was $0.9 million and $2.6 million, respectively, for the three and nine months ended September 30, 2017 and $1.0 million and $2.8 million, respectively, for the three and nine months ended September 30, 2016. The unrecognized compensation cost of $2.9 million at September 30, 2017 is expected to be recognized over the next three years.

Stock Options

Under the Company’s 2006 Incentive Plan, the Company’s compensation committee may grant options to purchase shares of common stock. Stock options may either be incentive stock options (“ISOs”) or non-qualified stock options. ISOs may only be granted to officers and employees. The compensation committee will, with regard to each stock option, determine the number of shares subject to the stock option, the manner and time of exercise, vesting, and the exercise price, which will not be less than 100% of the fair market value of the common stock on the date of the grant. The shares of common stock issuable upon exercise of options or other awards or upon grant of any other award may be either previously authorized but unissued shares or treasury shares.

Stock option activity for the nine months ended September 30, 2017 was as follows:

Options
Outstanding as of December 31, 2016	421,692
Granted	—
Exercised	(286,692)
Forfeited	(10,000)

Outstanding as of September 30, 2017	125,000

Vested and exercisable as of September 30, 2017	125,000

As of September 30, 2017 and December 31, 2016, the Company has recognized all compensation costs related to options granted.

Note 10. Earnings Per Share

The Company utilizes the two-class method to calculate earnings per share. The two-class method allocates net income to each class of common stock and participating security. Unvested share-based payment awards granted to certain employees and board members entitle holders to same rights as outstanding and vested common stock. These securities are considered to be participating securities and are included in the allocation for computing earnings per share under this method. Income is allocated to common shareholders and participating securities under the two-class method based upon the proportion of each to the total weighted average shares available.

The computations of basic and diluted income per share for the three and nine months ended September 30, 2017 and 2016 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(In thousands)
Numerator:
Net income to common shareholders	$4,585	$8,644	$10,119	$17,894
Net income allocated to participating securities—basic and diluted	87	157	191	302
Net income allocated to common shareholders—basic and diluted	4,498	8,487	9,928	17,592
Denominator:
Denominator for basic earnings per common share	40,786	45,812	41,269	46,216

Denominator for diluted earnings per common share:
Denominator for basic earnings per common share	40,786	45,812	41,269	46,216
Potentially dilutive securities—options	21	—	20	—

Total weighted average diluted shares	40,807	45,812	41,289	46,216

Earnings per common share
Basic	$0.11	$0.19	$0.24	$0.38
Diluted	$0.11	$0.19	$0.24	$0.38

Warrants to purchase 12,000,000 shares of common stock were not included in the computation of earnings per share for the three and nine months ended September 30, 2017 and 2016 due to the fact that the effect would be anti-dilutive. Stock options representing 741,845 shares were not included in the computation of earnings per share for the nine months ended September 30, 2016 due to the fact that the effect would be anti-dilutive.

Note 11. Variable Interest Entities

The Company sponsors the formation of various entities that are considered to be VIEs. The majority of these VIEs were formed to issue term debt securitizations. The assets of the VIEs are primarily comprised of senior secured loans and the liabilities are primarily comprised of debt. The Company’s determination of whether it is the primary beneficiary of the VIE is based in part on an assessment of whether or not the Company is exposed to the majority of the risks and rewards of the entity. In instances where the Company retains a significant portion of the equity and remains the servicer of the loans, it was determined that the Company has the power to direct the activities that most significantly impact the economic performance of these VIEs. Additionally, the Company determined that the potential fees that we could receive directly or indirectly from these VIEs represent rights to returns that could potentially be significant to the VIEs. As a result, the Company was deemed the primary beneficiary and therefore has consolidated these entities. Liabilities of the consolidated VIEs are disclosed in Note 7.

Unconsolidated VIEs

In July 2017, NewStar acquired Fifth Street CLO Management LLC, which was rebranded and now operates as NewStar Commercial Loan Originator II LLC, a wholly owned subsidiary of the Company. The purchase included contracts to manage two off balance sheet middle market CLOs, which have been renamed NewStar Exeter Fund CLO LLC (“Exeter Fund”) and NewStar Fairfield Fund CLO LTD (“Fairfield Fund”). The Company holds $3.9 million of Class F and subordinated notes of Exeter Fund and $21.5 million (vertical strip) of the notes of Fairfield Fund. Interests in the Fairfield Fund were retained to satisfy EU risk retention rules. The Company has determined that it is not the primary beneficiary of the either the Exeter Fund or Fairfield Fund and will not consolidate the operating results or statements of financial position; however, the Company has determined that it has a variable interest in the both the Exeter Fund and Fairfield Fund as it holds notes of the securitization.

On April 18, 2017, NewStar refinanced its managed credit fund, Longfellow Place CLO, Ltd. (the “Longfellow Fund”), under a $516.9 million term debt securitization. The Longfellow Fund is a credit fund established in February 2013 to finance the purchase of a broadly syndicated bank loan portfolio through the issuance of debt and equity. To comply with EU risk retention rules, the Company holds 5% of each class of notes in the securitization (vertical strip), totaling $27.5 million. The Company has determined that it is not the primary beneficiary of the Longfellow Fund and will not consolidate the Longfellow Fund’s operating results or statements of financial position; however, the Company has determined that it has a variable interest in the Longfellow Fund as it holds notes of the securitization.

In November 2016, NewStar closed a new managed credit fund, NewStar Berkeley Fund CLO LLC (the “Berkeley Fund”), a $505.0 million term debt securitization. The Berkeley Fund is the fourth credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of notes in the securitization (vertical strip), totaling $25.3 million. The Company has determined that it is not the primary beneficiary of the Berkeley Fund and will not consolidate the Berkeley Fund’s operating results or statements of financial position; however, the Company has determined that it has a variable interest in the Berkeley Fund as it holds notes of the securitization.

In January 2015, NewStar closed a new managed credit fund, NewStar Clarendon Fund CLO LLC (the “Clarendon Fund”), a $400.0 million term debt securitization. The Clarendon Fund is the third credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of notes in the securitization (vertical strip), totaling $20.4 million. The Company has determined that it is not the primary beneficiary of the Clarendon Fund and will not consolidate the Clarendon Fund’s operating results or statements of financial position; however, the Company has determined that it has a variable interest in the Clarendon Fund as it holds notes of the securitization.

In October 2015, NewStar acquired FOC Partners, which now operates as NewStar Capital. At acquisition, NewStar Capital was the investment manager for six collateralized loan obligations and two sponsored funds and provided discretionary services to a series of separately managed accounts. The Company determined that it was not the primary beneficiary of any of acquired CLOs, sponsored funds or separately managed accounts; however, the Company determined that it had a variable interest in the Secured Value sponsored fund as it holds approximately one percent of the interest of the fund. The Secured Value sponsored fund was liquated on September 29, 2017.

The following table sets forth the information with respect to the unconsolidated VIEs for which the Company holds a variable interest in as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
	($ in thousands)
Unconsolidated VIE assets	$2,104,050	$912,900
Unconsolidated VIE liabilities	1,903,200	810,030
Equity interest included on the Consolidated Balance Sheet	103,602	50,386
Maximum risk of loss (1)	105,570	50,794

(1)	Includes equity investment the Company has made, or is required to make, and any earned but uncollected management and incentive fees. The Company does not record performance and incentive allocations until the respective measurement period has ended.

Note 12. Financial Instruments with Off-Balance Sheet Risk

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments include unfunded commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unused lines of credit are commitments to lend to a borrower if certain conditions have been met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each borrower’s creditworthiness on a case-by-case basis. The amount of collateral required is based on factors that include management’s credit evaluation of the borrower and the borrower’s compliance with financial covenants. Due to their fluctuating nature, the Company cannot know with certainty the aggregate amounts that will be required to fund its unfunded commitments. The aggregate amount of these unfunded commitments may exceed the Company’s available funds.

The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to our borrowers. Standby letters of credit are conditional commitments issued by us to guarantee the performance by a borrower to a third party.

Financial instruments with off-balance sheet risk are summarized as follows:

	September 30, 2017	December 31, 2016
	($ in thousands)
Unused lines of credit	$303,861	$326,051
Standby letters of credit	6,776	8,239

Note 13. Total Return Swap

The Company was a participant in a Total Return Swap (“TRS”), which matured on March 31, 2016. We acted as the manager of the TRS and selected the specific loans to be subject to the TRS. The TRS did not qualify for hedge accounting treatment as it did not offset the risks of another investment position.

The underlying referenced loan portfolio of the TRS was primarily large, liquid, broadly syndicated senior secure floating rate loans with Citibank, N.A. as the counterparty. The TRS effectively added leverage to the Company’s portfolio by providing economic benefits of the loans subject to the TRS, despite the fact that such loans were not directly owned the Company, in return for an interest-type payment to Citibank.

On December 4, 2014, NewStar TRS I LLC, a newly-formed wholly owned subsidiary of the Company, entered into the TRS. The initial maximum market value (determined at the time such loan becomes subject to the TRS) of the portfolio of loans subject to the TRS was $75.0 million. On December 15, 2014, we entered into an amendment to the TRS that increased the maximum value to $125.0 million, on March 2, 2015, we entered into an amendment that increased the maximum value to $150.0 million, and on July 14, 2015, we entered into an additional amendment to the TRS that increased the maximum value to $175.0 million.

Upon maturity of the TRS on March 31, 2016, the Company purchased $138.9 million of the loans in the referenced portfolio. The majority of these loans were purchased to fund future CLOs of the Company and its wholly owned subsidiary NewStar Capital. The Company recorded these loans at fair value which was determined by using the midpoint of the bid-ask spread provided by an independent third-party pricing service.

At March 31, 2016, the receivable and realized loss on the total return swap on the consolidated balance sheet and consolidated statements of operations consisted of the following:

	Net Receivable	Net Realized Gains/(Losses)
	($ in thousands)
Interest income from TRS portfolio	$—	$2,355
TRS interest expense	—	848
Realized loss on TRS	—	(6,122)
Due to Citibank	(10,984)	—
TRS receivable	1,145	—

The fair value of the TRS was reflected as an unrealized gain or loss on the total return swap on the consolidated balance sheet, within other assets or liabilities. The change in value of the TRS was reflected in the consolidated statements of operations as loss on total return swap.

The Company’s obligations under the TRS were non-recourse to it, and its exposure was limited to the value of the cash collateral which fluctuated from time to time depending on the market value of the underlying loans. The Company was required to cash collateralize a specified percentage of each loan included under the TRS in accordance with margin requirements. As of September 30, 2017 and December 31, 2016, the Company had no cash collateral on deposit with Citibank.

The Company paid interest to Citibank for each loan at a rate equal to one-month LIBOR plus 1.60% per annum. Upon the termination or repayment of any loan under the TRS Agreement, the Company would deduct the appreciation of such loan’s value from any interest owed to Citibank or pay the depreciation amount to Citibank in addition to remaining interest payments.

Note 14. Fair Value

ASC 820, Fair Value Measurements and disclosures (“ASC 820”) establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

•	Level 1—inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2—inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3—inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Items Recorded at Fair Value on a Recurring Basis

Investments in debt securities, available-for-sale

Investments in debt securities available-for-sale are recorded at fair value on a recurring basis. The fair value measurement of investments in debt securities is based on third party pricing services or by using internally developed financial models. For securities in less liquid markets where there is limited activity and little transparency around broker quotes used to value such securities, the Company classifies securities valued using broker quotes as Level 3. If quoted prices are not available, then fair value is estimated by using internally developed financial models. These securities are not actively traded and require a private sale, and the valuation involves application of significant management judgment. Inputs into the model-based valuations can include changes in market indexes, selling prices of similar securities, management’s assumptions related to the credit rating of the security, prepayment assumptions and other factors such as credit loss assumptions and management’s assessment of the current market conditions. Such securities are classified as Level 3, as the valuation models are based on significant inputs that are unobservable in the market.

Loans

Loans designated to credit funds managed by NewStar Capital are recorded at fair value on a recurring basis. The Company has elected to apply fair value option accounting to these loans which is consistent with the manner in which the credit funds are managed. The fair value of these loans is based on third party pricing services. These loans are classified as Level 2. During the three months and nine months ended September 30, 2017, the Company recorded $0.9 million and $6.8 million, respectively, of losses from the change in fair value.

Items Measured at Fair Value on a Nonrecurring Basis

Collateral dependent impaired loans

Collateral dependent loans that are deemed to be impaired are valued based upon the fair value of the underlying collateral. For collateral dependent loans for which repayment is dependent on the sale of the collateral, management adjusts the fair value for estimated costs to sell. For collateral dependent loans for which repayment is dependent on the operation of the collateral, management may also adjust values to reflect estimated market value declines or apply other discounts to appraised values. Collateral dependent impaired loans are categorized as Level 3. During the nine months ended September 30, 2017, the Company did not record any specific allowance for credit losses related to “Collateral dependent impaired loans” measured at fair value. During 2016, the Company recorded $4.3 million of specific allowance for credit losses related to “Collateral dependent impaired loans” measured at fair value at December 31, 2016, of which $4.2 million was subsequently charged off when the impaired loans were transferred to the held-for-sale portfolio.

Loans held-for-sale

Loans held-for-sale are carried at the lower of cost or fair value. Loans held-for-sale measured at fair value consist of loans that have had credit downgrades and/or have remained in the loans held-for-sale portfolio for a significant period of time. When fair value is determined to be the carrying value, the fair values of these loans are obtained through a third party pricing service or by using internally developed financial models. Inputs into the model-based valuations can include changes in market indexes, selling prices of similar loans, management’s assumption related to the credit rating of the loan, prepayment assumptions and other factors, such as credit loss assumptions. Where quoted market prices are obtained through dealer quotes, broker indicative prices or online posts, loans held-for-sale are classified as Level 2. Loans held-for-sale are classified as Level 3 in instances where valuation models are based on significant inputs that are unobservable in the market. During the three months and nine months ended September 30, 2017, the Company recorded a loss of $0.5 million and a loss of $0.6 million, respectively, related to “Loans, held-for-sale” measured at fair value. During 2016, the Company recorded a $2.4 million gain related to “Loans, held-for-sale” measured at fair value.

Other real estate owned or repossessed assets

The fair value is estimated using one of several methods, including collateral value, market value of similar properties, liquidation value and discounted cash flows. Management may adjust the fair value for estimated costs to sell or adjust values to reflect estimated market value declines or apply other discounts to values. The Company records the other real estate owned and repossessed assets as Level 3. During the nine months ended September 30, 2017, the Company recorded a $0.1 million expense to write down repossessed assets owned to fair value. During 2016, the Company recorded a $0.3 million expense to write down other real estate owned to fair value.

The following table presents recorded amounts of assets and liabilities measured at fair value on a recurring and nonrecurring basis as of September 30, 2017, by caption in the consolidated balance sheet and by ASC 820 valuation hierarchy.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in Consolidated Balance Sheet
	($ in thousands)
Recurring Basis:
Assets:
Investments in debt securities, available-for-sale	$—	$—	$175,837	$175,837
Loans	—	407,465	—	407,465

Total assets recorded at fair value on a recurring basis	$—	$407,465	$175,837	$583,302

Nonrecurring Basis:
Assets:
Loans held-for-sale	$—	$25,219	$10,538	$35,757
Other real estate owned/repossessed assets	—	—	15,600	15,600

Total assets recorded at fair value on a nonrecurring basis	$—	$25,219	$26,138	$51,357

The following table presents recorded amounts of assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 31, 2016, by caption in the consolidated balance sheet and by ASC 820 valuation hierarchy.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value in Consolidated Balance Sheet
	($ in thousands)
Recurring Basis:
Assets:
Investments in debt securities, available-for-sale	$—	$—	$119,307	$119,307
Loans	—	403,745	—	403,745

Total assets recorded at fair value on a recurring basis	$—	$403,745	$119,307	$523,052

Liabilities:
Contingent liability	—	—	1,350	$1,350

Total liabilities recorded at fair value on a recurring basis	$—	$—	$1,350	$1,350

Nonrecurring Basis:
Assets:
Loans held-for-sale	$—	$4,465	$2,459	$6,924
Other real estate owned/repossessed assets	—	—	15,750	15,750

Total assets recorded at fair value on a nonrecurring basis	$—	$4,465	$18,209	$22,674

The following table presents a summary of significant unobservable inputs and valuation techniques of the Company’s Level 3 fair value measurements at September 30, 2017.

	Fair value	Valuation Techniques	Unobservable Input	Range
	($ in thousands)
Financial assets:
Investments in debt securities, available-for-sale	$175,837	Third-party pricing	Pricing assumptions such as prepayment rates, interest rates, loss assumptions, cash flow projections, and comparisons to similar financial instruments
Loans held-for-sale	10,538	Market comparables	Cost to Sell	3%-7%
		Valuation model	Marketability discount	5%-30%
Other real estate/repossessed assets	15,600	Appraisal	Cost to sell	3%- 7%

Total Assets:	$201,975

The following table presents a summary of significant unobservable inputs and valuation techniques of the Company’s Level 3 fair value measurements at December 31, 2016.

	Fair value	Valuation Techniques	Unobservable Input	Range
	($ in thousands)
Financial assets:
Investments in debt securities, available-for-sale	$119,307	Third-party pricing	Pricing assumptions such as prepayment rates, interest rates, loss assumptions, cash flow projections, and comparisons to similar financial instruments
Loans held-for-sale	2,459	Market comparables	Cost to sell	3%-7%
		Valuation model	Marketability discount	5%-30%
Other real estate owned/repossessed assets	15,750	Appraisal	Cost to sell	3%-7%

Total Assets:	$137,516

Financial liabilities:
Contingent liability	1,350	Valuation model	PoD/LGD

Total Liability:	$1,350

Changes in Level 3 recurring fair value measurements

The table below illustrates the change in balance sheet amounts during the three and nine months ended September 30, 2017 and 2016 (including the change in fair value), for financial instruments measured on a recurring basis and classified by the Company as Level 3 in the valuation hierarchy. When a determination is made to classify a financial instrument as Level 3, the determination is based upon the significance of the unobservable parameters to the overall fair value measurement. However, Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources); accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. The Company did not transfer any financial instruments in or out of Level 1, 2, or 3 during the three and nine months ended September 30, 2017 and 2016. As of June 30, 2017 it was determined that the contingent liability was no longer measured at fair value.

For the three months ended September 30, 2017:

Investments in Debt Securities, Available-for- sale
($ in thousands)
Balance as of June 30, 2017	$151,426
Total gains or losses (realized/unrealized)
Included in earnings	161
Included in other comprehensive income (loss)	1,488
Purchases	23,069
Issuances	—
Settlements	(307)

Balance as of September 30, 2017	$175,837

For the three months ended September 30, 2016:

Investments in Debt Securities, Available-for- sale
($ in thousands)
Balance as of June 30, 2016	$91,400
Total gains or losses (realized/unrealized)
Included in earnings	342
Included in other comprehensive income (loss)	5,072
Purchases	—
Issuances	—
Settlements	(6,000)

Balance as of September 30, 2016	$90,814

For the nine months ended September 30, 2017:

Investments in Debt Securities, Available-for- sale
($ in thousands)
Balance as of December 31, 2016	$119,307
Total gains or losses (realized/unrealized)
Included in earnings	539
Included in other comprehensive income (loss)	9,535
Purchases	52,682
Issuances	—
Settlements	(6,226)

Balance as of September 30, 2017	$175,837

For the nine months ended September 30, 2016:

Investments in Debt Securities, Available-for- sale
($ in thousands)
Balance as of December 31, 2015	$94,177
Total gains or losses (realized/unrealized)
Included in earnings	655
Included in other comprehensive income (loss)	1,982
Purchases	—
Issuances	—
Settlements	(6,000)

Balance as of September 30, 2016	$90,814

The following table presents the carrying amounts, estimated fair values and placement in the fair value hierarchy of the Company’s financial instruments at September 30, 2017 and December 31, 2016. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

Estimated Fair Value of Financial Instruments September 30, 2017			Fair Value Measurements
	Carrying amount	Fair value	Level 1	Level 2	Level 3
	($ in thousands)
Financial assets:
Investments in debt securities available-for-sale	175,837	175,837			175,837
Loans held-for-sale, net	371,941	376,833		196,977	179,856
Loans, net	2,995,997	2,995,619		407,465	2,588,154
Other assets	20,383	20,383			20,383
Financial liabilities:
Credit facilities, net	$456,961	$456,961		$456,961
Term debt, net	16,973	16,973		16,973
Term debt securitizations, net	2,085,733	2,162,702		2,162,702
Senior notes, net	375,287	390,450		390,450
Subordinated notes, net	246,929	325,001			325,001
Repurchase agreements, net	80,569	80,569		80,569
Other liabilities	1,000	1,000		1,000

Estimated Fair Value of Financial Instruments December 31, 2016			Fair Value Measurements
	Carrying amount	Fair value	Level 1	Level 2	Level 3
	($ in thousands)
Financial assets:
Investments in debt securities available-for-sale	119,307	119,307			119,307
Loans held-for-sale, net	144,060	145,406		69,875	75,531
Loans, net	3,239,191	3,241,910		403,745	2,838,165
Other assets	15,954	15,954			15,954
Financial liabilities:
Credit facilities, net	$445,493	$445,493		$445,493
Term debt securitizations, net	2,195,064	2,230,102		2,230,102
Senior notes, net	373,919	380,000		380,000
Subordinated notes, net	241,390	303,916			303,916
Repurchase agreements, net	55,046	55,046		55,046
Other liabilities	1,350	1,350			1,350

Valuation of Other Financial Instruments

The methodologies for estimating the fair value of financial instruments that are measured at fair value on a recurring or nonrecurring basis are discussed above. The methodologies for other financial instruments are discussed below.

Credit facilities, net: Due to the adjustable rate nature of the borrowings and comparable market spreads, the fair values of the credit facilities are estimated to approximate their carrying values. Rates currently are comparable to those offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

Term debt, net: The fair value of the term debt is estimated to approximate the carrying value. Rates currently are comparable to those offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders.

Term debt securitizations, net: The fair value was determined by applying prevailing term debt securitization market interest rates to the Company’s current term debt securitization structure.

Repurchase agreements, net: The fair value was determined by applying prevailing repurchase agreement market interest rates to the Company’s current repurchase agreement structure.

Senior notes, net: The fair value was based on available quoted market prices.

Subordinated notes, net: The fair value was estimated as the present value of expected future cash flows discounted at market interest rates on similar debt instruments, issued by companies with comparable credit ratings.

Other assets/other liabilities: Comprised of non-public investments carried within other assets at $20.4 million and $16.0 million, as of September 30, 2017 and December 31, 2016, respectively. These investments are in the form of equity or warrants and are obtained as part of the loan origination process. The investments are initially recorded at cost and reviewed quarterly. If the fair value is less than cost then the investment is written down to fair value with the necessary adjustment recorded through current earnings. Fair value is determined using internally developed valuation models. Where sufficient data exists, a market approach method is utilized to estimate the current value of the underlying company. The estimated fair value of the underlying securities for warrants requiring valuation at fair value is adjusted for discounts related to lack of liquidity. The Company classifies equity and warrants as Level 3. The contingent liability for potential indemnification obligations from the sale of Equipment Finance was included in other liabilities as of September 30, 2017 and December 31, 2016. Its fair value was based on periodic portfolio review and various assumptions used by management. The Company classifies the contingent liability as Level 3.

Note 15. Segment Reporting

Beginning in 2016, the Company has two reportable segments, Commercial Lending and Asset Management. Segment information is derived from the internal reporting system utilized by management. Revenues and expenses for segments reflect those revenue and expenses which can be specifically identified and have been assigned based on internally developed allocation methods. Results may be restated, when necessary, to reflect changes in organizational structure or allocation methodology. Any changes in allocations that may affect the reported results of any business segment will not affect the consolidated financial position or results of operations of the Company as a whole.

Commercial Lending

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers. The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and the Company’s role in the transaction. The Company may retain these loans on its balance sheet or allocate these loans to off balance sheet managed credit funds managed by the Company or other lenders. By allocating these loans to the Company’s off balance sheet managed credit funds and other lenders, it is able to provide larger financing commitments to its customers and generate fee income, while limiting its risk exposure to single borrowers.

Asset Management

The Asset Management segment represents our investment advisory activities which include credit funds managed by the Company and NewStar Capital. Credit funds managed by the Company focus on co-invest middle market loans originated through our leveraged finance lending platform, liquid tradeable credit and liquid loan strategies. NewStar Capital manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

The following tables presents the statement of operations and total assets for the Company’s reportable segments:

	Three Months Ended September 30, 2017
	Commercial Lending	Asset Management	Consolidated Total
Net interest income:	$14,495	$1,112	$15,607
Provision for loan losses	1,494	—	1,494

Net interest income after provision	13,001	1,112	14,113
Noninterest income:
Management fees	—	3,474	3,474
Performance fees	—	70	70
Other lending fees	988	37	1,025
Gain on sale of loans and equipment	27	247	274
Other noninterest income (1)	1,837	(1,157)	680

Total noninterest income:	2,852	2,671	5,523
Non-interest expense	9,371	2,529	11,900

Income before income taxes	$6,482	$1,254	$7,736

Income tax expense			3,151

Net income			$4,585

(1)	Includes fair value adjustments on Loans held-for-sale and fair value portfolio.

	Nine Months Ended September 30, 2017
	Commercial Lending	Asset Management	Consolidated Total
Net interest income:	$41,136	$3,467	$44,603
Provision for loan losses	10,341	—	10,341

Net interest income after provision	30,795	3,467	34,262
Noninterest income:
Management fees	—	9,602	9,602
Performance fees	—	1,415	1,415
Other lending fees	6,257	122	6,379
Gain on sale of loans and equipment	246	1,235	1,481
Other noninterest income (1)	5,146	(7,170)	(2,024)

Total noninterest income:	11,649	5,204	16,853
Non-interest expense	27,229	6,607	33,836

Income before income taxes	$15,215	$2,064	$17,279

Income tax expense			7,160

Net income			$10,119

(1)	Includes fair value adjustments on Loans held-for-sale and fair value portfolio.

	Three months ended September 30, 2016
	Commercial Lending	Asset Management	Consolidated Total
	($ in thousands)
Net interest income	$24,135	$1,123	$25,258
Provision for loan losses	3,570	—	3,570

Net interest income after provision	20,565	1,123	21,688
Noninterest income:
Management fees	—	2,888	2,888
Performance fees	—	465	465
Other lending fees	2,871	75	2,946
Gain on sale of loans and equipment	83	69	152
Other noninterest income (1)	1,059	3,456	4,515

Total Noninterest income:	4,013	6,953	10,966
Non-interest expense	14,833	3,236	18,069

Income before income taxes	$9,745	$4,840	$14,585

Income tax expense			5,941

Net income			$8,644

(1)	Includes fair value adjustment on Loans held-for-sale.

	Nine months ended September 30, 2016
	Commercial Lending	Asset Management	Consolidated Total
	($ in thousands)
Net interest income	$65,752	$2,931	$68,683
Provision for loan losses	24,906	—	24,906

Net interest income after provision	40,846	2,931	43,777
Noninterest income:
Management fees	—	9,031	9,031
Performance fees	—	1,306	1,306
Other lending fees	5,729	107	5,836
Gain on sale of loans and equipment	545	220	765
Other noninterest income (1)	13,819	3,720	17,539

Total Noninterest income:	20,093	14,384	34,477
Non-interest expense	40,027	7,950	47,977

Income before income taxes	$20,912	$9,365	$30,277

Income tax expense			12,383

Net income			$17,894

(1)	Includes fair value adjustments on Loans held-for-sale and fair value portfolio.

September 30, 2017	Commercial Lending	Asset Management	Total
	($ in thousands)
Loans and leases, gross (including loans at fair value of $407,465)	$2,652,825	$407,465	$3,060,290
Loans held-for-sale, gross	375,560	—	375,560
Investments in debt securities, available-for-sale	—	175,837	175,837
Other	314,780	76,167	390,947

Total Balance Sheet Assets	3,343,165	659,469	4,002,634
Illiquid Credit funds *	—	2,018,397	2,018,397
Liquid/Tradeable Credit *	—	1,541,582	1,541,582

Total Assets	3,343,165	4,219,448	7,562,613

Less: Non Managed assets (1)	314,780	66,193	380,973

Total Managed Assets	$3,028,385	$4,153,255	$7,181,640

*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.
(1)	Other less unamortized discount on investment in debt securities, available-for-sale.

December 31, 2016	Commercial Lending	Asset Management	Total
	($ in thousands)
Loans and leases, gross (including loans at fair value of $403,745)	$2,915,805	$403,745	$3,319,550
Loans held-for-sale, gross	145,966	—	145,966
Investments in debt securities, available-for-sale	—	119,307	119,307
Other	374,851	80,918	455,769

Total Balance Sheet Assets	3,436,622	603,970	4,040,592
Illiquid Credit funds *	—	1,314,690	1,314,690
Liquid/Tradeable Credit *	—	1,833,607	1,833,607

Total Assets	3,436,622	3,752,267	7,188,889

Less: Non Managed assets (1)	374,851	74,175	449,026

Total Managed Assets	$3,061,771	$3,678,092	$6,739,863

*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.
(1)	Other less unamortized discount on investment in debt securities, available-for-sale.

Note 16. Related-Party Transactions

Pursuant to an Investment Management Agreement dated August 3, 2005, the Company serves as investment manager of the NewStar Credit Opportunities Fund, Ltd., a Cayman Islands exempted company limited by shares incorporated under the provisions of The Companies Law of the Cayman Islands. This Fund pays the Company a fee when cash is distributed to its investors. For the three and nine months ended September 30, 2017, the fund paid the Company $0.01 million, and for the three and nine months ended September 30, 2016, the Fund paid the Company zero and $0.01 million, respectively.

Pursuant to a Collateral Management Agreement dated June 26, 2014, the Company serves as collateral manager of the Arlington Program. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For the three and nine months ended

September 30, 2017 the Arlington Program’s collateral management fee was $0.5 million and $1.5 million, respectively and for the three and nine months ended September 30, 2016, the Arlington Program’s collateral management fee was $0.5 million and $1.5 million, respectively.

On January 15, 2015, the Company closed the NewStar Clarendon Fund CLO LLC (the “Clarendon Fund”), a $400.0 million term debt securitization. The Clarendon Fund is the third credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of note in the securitization, totaling $20.4 million. The Clarendon Fund employs an independent investment professional who is responsible for reviewing and approving investment recommendations made to the Clarendon Fund by the Company. The Company has determined that it is not the primary beneficiary of the Clarendon Fund and will not consolidate the Clarendon Fund’s operating results or statements of financial position. Pursuant to a Collateral Management Agreement dated January 15, 2015, the Company serves as collateral manager of the Clarendon Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For the three and nine months ended September 30, 2017, the Clarendon Fund’s collateral management fee was $0.5 million and $1.5 million, respectively and for the three and nine months ended September 30, 2016, the Clarendon Fund’s collateral management fee was $0.5 million and $1.5 million, respectively.

On November 29, 2016, the Company closed the Berkeley Fund, a $505.0 million term debt securitization. The Berkeley Fund is the fourth credit fund established by the Company to co-invest in directly originated middle market commercial loans. To comply with EU risk retention rules, the Company holds 5% of each class of note in the securitization, totaling $25.3 million. The Berkeley Fund employs an independent investment professional who is responsible for investment decision making on behalf of the program. The Company has determined that it is not the primary beneficiary of the Berkeley Fund and will not consolidate the Berkeley Fund’s operating results or statements of financial position. Pursuant to a Collateral Management Agreement dated November 29, 2016, the Company serves as collateral manager of the Berkeley Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For the three and nine months ended September 30, 2017, the Berkeley Fund’s collateral management fee was $0.5 million and $1.6 million, respectively.

On April 18, 2017, the Company refinanced its managed credit fund, Longfellow Place CLO Ltd. (the “Longfellow Fund”), under a $516.9 million term debt securitization. The Longfellow fund is a credit fund established in February 2013 to finance the purchase of a broadly syndicated bank loan portfolio through the issuance of debt and equity. To comply with EU risk retention rules, the Company holds 5% of each class of note in the securitization, totaling $27.5 million. The Company has determined that it is not the primary beneficiary of the Longfellow Fund and will not consolidate the Longfellow Fund’s operating results or statements of financial position. Pursuant to a Collateral Management Agreement dated January 15, 2015, the Company serves as collateral manager of the Longfellow Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For the three and nine months ended September 30, 2017, the Longfellow Fund’s collateral management fee was $0.4 million and $1.1 million, respectively.

On July 20, 2017, the Company acquired contracts to manage two off balance sheet middle market CLOs, which have been renamed to the Exeter Fund and Fairfield Fund, from FSCM. The Company also acquired $3.9 million of Class F and subordinated notes of the Exeter Fund and approximately 5% of each asset class of notes totaling $21.5 million of the Fairfield Fund. Interests in the Fairfield Fund were retained to comply with EU risk retention rules. The Company has determined that it is not the primary beneficiary of either the Exeter or Fairfield Fund and will not consolidate the operating results or statements of financial position. Pursuant to Collateral Management Agreements dated February 19, 2015 and September 29, 2015, respectively the Company serves as collateral manager of the Exeter and Fairfield Fund. The Company is entitled to receive a fee, which will accrue quarterly based on the fee basis amount in arrears payable on each payment date. For the three and nine months ended September 30, 2017, the Exeter Fund’s collateral management fee was

$0.2 million. For the three and nine months ended September 30, 2017, the Fairfield Fund’s collateral management fee was $0.3 million.

Note 17. Subsequent Events

On October 16, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc. (“First Eagle”), FE Holdco, LLC, a wholly-owned subsidiary of First Eagle (“FE Holdco”), and a newly formed wholly-owned merger subsidiary of FE Holdco, pursuant to which the merger subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of FE Holdco. Subject to the terms and conditions set forth in the Merger Agreement, stockholders are expected to receive $11.44 in upfront cash and one non-transferable contingent value right (CVR) for each share of Company common stock held at closing of the transaction. Each CVR will entitle its holder to receive pro-rata distributions of any tax refunds received by the Company following the closing as a result of a carryback of the Company’s losses generated primarily from the sale of assets to the Asset Buyer (as defined below). The Company estimates these refunds to total $1.00 per share if the transaction closes in 2017, or $0.88 per share if the transaction closes in 2018. In a related transaction, NewStar has entered into a definitive agreement (the “Asset Purchase Agreement”) to sell a portfolio of investment assets, including approximately $2.4 billion of middle-market loans and other credit investments, to a newly formed investment fund sponsored by GSO Capital Partners LP, the global credit investment platform of Blackstone Group L.P. (the “Asset Buyer”). The closing of First Eagle’s acquisition of NewStar is conditioned upon, and will occur immediately following, the Asset Buyer’s completion of the acquisition of such assets. In addition to the closing of the asset sale, completion of the merger is subject to certain additional conditions, including the receipt of the necessary approval of the Company’s stockholders, the satisfaction of certain regulatory approvals and specified client consents, and other customary closing conditions. In addition to stockholder approval, completion of the asset sale is subject to the satisfaction of the conditions precedent to closing under the definitive merger agreement, the satisfaction of certain regulatory approvals and other customary closing conditions.

On November 1, 2017, our Board of Directors declared a dividend of $0.02 per share, to be paid on December 15, 2017 to stockholders of record on November 29, 2017.

2012-1 CLO. On October 20, 2017, we called the 2012-2 CLO Trust and redeemed the notes at par. In conjunction with the redemption, we received a cash principal distribution of $22.6 million.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion contains forward-looking statements. Important factors that may cause actual results and circumstances to differ materially from those described in such statements are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016, [as supplemented by the risks outline under Part II, Item 1A of this Quarterly Report on Form 10-Q,] as well as throughout this Item 2. You are cautioned not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise these statements, except as may be required by law.

Overview

NewStar Financial, Inc. (which is referred to throughout this Quarterly Report as “NewStar”, “the Company”, “we” and “us”) is an internally-managed, middle market direct lender and credit-oriented asset manager headquartered in Boston, MA. The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle market by offering a range of flexible debt financing options. The Company also offers a range of investment management products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $7.2 billion of assets, $3.6 billion held in consolidated subsidiaries of the Company and $3.6 billion in off balance sheet credit funds. The Company continues to transition from an on balance sheet commercial lender towards an asset manager for third parties, as a result the growth is primarily focused on off-balance sheet managed funds.

Below is a summary of where our Assets Under Management (“AUM”) are held as of September 30, 2017.

NewStar operates its business through two reportable segments: Commercial Lending and Asset Management.

Commercial Lending

We believe our commercial lending activities require specialized skills and transaction experience, as well as a significant investment in personnel and operating infrastructure. To meet these demands, our loans are originated directly by teams of credit-trained bankers. These teams are supported by centralized credit management and operating platforms. This structure enables us to leverage common standards, systems, and industry and professional expertise across multiple businesses.

We target our marketing and origination efforts at private equity firms, mid-sized companies, corporate executives, banks and a variety of other referral sources and financial intermediaries to develop new customer relationships and source lending opportunities. Our origination network is national in scope and we target companies with business operations across a broad range of industry sectors. We employ highly experienced bankers and credit professionals to identify and structure new lending opportunities and manage customer relationships. We believe that the quality of our professionals, the breadth of their relationships and referral networks, and their ability to develop creative solutions for customers position us to be a valued partner and preferred lender for mid-sized companies and private equity funds with middle market investment strategies.

The Company’s emphasis on direct origination is an important aspect of our marketing and credit strategy. The Company’s national network is designed around specialized origination channels intended to generate a large set of potential lending opportunities. That allows the Company to be highly selective in our credit process and to allocate capital to market segments that we believe represent the most attractive opportunities. Our direct origination network also generates proprietary lending opportunities with yield characteristics that we believe would not otherwise be available through intermediaries. In addition, direct origination provides us with direct access to management teams and enhances our ability to conduct detailed due diligence and credit analysis of prospective borrowers. It also allows us to negotiate transaction terms directly with borrowers and, as a result, advise our customers on financial strategies and capital structures, which we believe benefits our credit performance.

The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and our role in the transaction. We also selectively arrange larger transactions that we may retain on our balance sheet or syndicate to other lenders, which include off balance sheet managed credit funds managed for third party institutional investors. By syndicating loans to other lenders and the Company’s off balance sheet managed credit funds, we are able to provide larger financing commitments to our customers and generate fee income, while limiting our risk exposure to single borrowers.

Asset Management

As a registered investment adviser, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid tradeable credit. The Company manages a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform. Through its registered investment adviser subsidiary, NewStar Capital, the Company also manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

Recent Developments

On October 16, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Eagle Holdings, Inc. (“First Eagle”), FE Holdco, LLC, a wholly-owned subsidiary of First Eagle (“FE Holdco”), and a newly formed wholly-owned merger subsidiary of FE Holdco, pursuant to which the merger subsidiary will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of FE Holdco. Subject to the terms and conditions set forth in the Merger Agreement, stockholders are expected to receive $11.44 in upfront cash and one non-transferable contingent value right (CVR) for each share of Company common stock held at closing of the transaction. Each CVR will entitle its holder to receive pro-rata distributions of any tax refunds received by the Company following the closing as a result of a carryback of the Company’s losses generated primarily from the sale of assets to the Asset Buyer (as defined below). The Company estimates these refunds to total $1.00 per share if the transaction closes in 2017, or $0.88 per share if the transaction closes in 2018. In a related transaction, NewStar has entered into a definitive agreement (the “Asset Purchase Agreement”) to sell a portfolio of investment assets, including approximately $2.4 billion of middle-market loans and other credit investments, to a newly formed investment fund sponsored by GSO Capital Partners LP, the global credit investment platform of Blackstone Group L.P. (the “Asset Buyer”). The closing of First Eagle’s acquisition of NewStar is conditioned upon, and will occur immediately following, the Asset Buyer’s completion of the acquisition of such assets. In addition to the closing of the asset sale, completion of the merger is subject to certain additional conditions, including the receipt of the necessary approval of the Company’s stockholders, the satisfaction of certain regulatory approvals and specified client consents, and other customary closing conditions. In addition to stockholder approval, completion of the asset sale is subject to the satisfaction of the conditions precedent to closing under the definitive merger agreement, the satisfaction of certain regulatory approvals and other customary closing conditions.

On November 1, 2017, our Board of Directors declared a dividend of $0.02 per share, to be paid on December 15, 2017 to stockholders of record on November 29, 2017.

2012-1 CLO. On October 20, 2017, we called the 2012-2 CLO Trust and redeemed the notes at par. In conjunction with the call, we received a principal distribution of $22.6 million.

Market Conditions

Market conditions in our primary target loan market tightened in the third quarter of 2017 as middle market loan volume and pricing decreased versus last quarter. According to Thomson Reuters, overall middle market loan volume in the third quarter was $31.8 billion versus $45.4 billion last quarter (revised upward) and versus $35.8 billion in the same period last year. The volume represented by new middle market transactions, as opposed to refinancing transactions, decreased in the third quarter to $15.9 billion from $19.9 billion in the prior quarter and versus $18.9 billion in the same quarter last year. Refinancing volume also decreased in the third quarter of 2017 to $14.9 billion from $19.9 billion in the prior quarter, and versus $16.9 billion in the same quarter last year. As a percentage of total middle market volume, new transactions increased slightly in the third quarter to 52% versus 50% last quarter, but decreased slightly versus 53% in the same period last year.

The pricing environment in our primary target market tightened in the third quarter as middle market loan yields were down to 6.0% from 6.2% last quarter and down from 6.7% in the same quarter last year. Middle market loan yields continue to exhibit a premium versus large corporate loans although yields in the large corporate market widened to 5.0% in the third quarter from 4.8% last quarter, but tightened versus 5.2% in the same quarter last year.

Our direct lending platforms provide us with certain flexibility to allocate capital and redirect our origination focus to market segments with the most favorable conditions in terms of demand and relative value. We believe that the yields on our new loan origination will continue to reflect a combination of these broad market trends and shifts in the mix of loans we originate.

Conditions in our core funding markets have improved in 2017 and continued to improve through the third quarter. We believe conditions will continue to improve throughout the year as comfort grows with regulatory issues and investors continue to favor high-yielding, shorter duration floating rate bank loans and CLO bonds over fixed rate debt.

Total U.S. CLO year-to-date issuance through the third quarter of $82.0 billion represents a significant increase relative to $46.0 billion in the same period last year. For reference, total U.S. CLO issuance in 2016, 2015 and 2014 was approximately $72.0 billion, $99.0 billion and $124.0 billion, respectively. Along with the increasing momentum in CLO issuance, CLO credit spreads tightened throughout 2017, a trend we anticipate will continue through the year as market conditions remain supportive for experienced managers such as NewStar to issue new CLOs. We also believe the availability and cost of warehouse financing among banks remains accommodative as an increasing number of banks are providing this type of financing and existing providers are expanding their lending activity. As a result, we believe that the terms and conditions for financings available to established firms like NewStar will continue to be supportive.

Loan demand in the middle market is strongly influenced by the level of refinancing, acquisition activity and private investment, which is driven largely by changes in the perceived risk environment, prevailing borrowing rates and private investment activity. These factors were generally favorable as we originated $317 million of new loans at attractive yields in the third quarter. With attractive pricing, leverage below the broader loan market, and equity contributions higher than the broader market, conditions in our primary target markets continue to remain favorable. We anticipate that demand for loans and leases offered by the Company and conditions in our lending markets will remain supportive through 2017 and continue to provide opportunities for us to increase our origination volume

RESULTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

NewStar’s basic and diluted income per share for the three months ended September 30, 2017 was $0.11, on net income of $4.6 million. Our basic and diluted income per share was $0.24 for the nine months ended September 30, 2017 on net income of $10.1 million. This compares to basic and diluted income per share for the three months ended September 30, 2016 of $0.19, on net income of $8.6 million and basic and diluted income per share for the nine months ended September 30, 2016 of $0.38 on net income of $17.9 million. Our managed portfolio was $7.2 billion at September 30, 2017 compared to $6.7 billion at December 31, 2016.

Loan portfolio yield

Loan portfolio yield, which is interest income on our loans divided by the average balances outstanding of our loans and leases, was 6.44% and 6.38% for the three and nine months ended September 30, 2017 and 6.77% and 6.38%, for the three and nine months ended September 30, 2016, respectively. The loan portfolio yield in the three months ended September 30, 2017 decreased from the same period in the prior year, primarily related to a pay-off of a nonperforming loan at par on which we recognized $3.2 million of interest income during the third quarter of 2016. The loan portfolio yield in the nine months ended September 30, 2017 was consistent with the prior year. It was positively impacted during the period by increasing LIBOR rates and the sale of Equipment Finance and Business Credit, which was partially offset by an increase in the volume of our broadly syndicated loans which are lower yielding.

Net interest margin

Net interest margin, which is net interest income divided by average interest earning assets, was 1.61% and 1.54% for the three and nine months ended September 30, 2017 and 2.50% and 2.25% for the three and nine months ended September 30, 2016, respectively. The primary factors impacting the net interest margin for the three and nine months ended September 30, 2017 were liabilities re-pricing faster than assets due to the LIBOR floor on assets, higher levels of liquidity due to the sale of Equipment Finance and Business Credit and a change in the composition of interest earning assets to include a greater amount of broadly syndicated loans, which typically are lower yielding. In addition to the change in loan composition, loans represented a smaller portion of the average interest earning asset balance as the Company continues to transition from an on balance sheet commercial lender towards an asset manager. The net interest margin was also impacted by lower amortization of deferred loans fees due to decreased prepayments, and an increase in the LIBOR.

Operating expenses as a percentage of average total assets

Operating expenses as a percentage of average total assets was 1.20% and 1.14% for the three and nine months ended September 30, 2017 and 1.76% and 1.58% for the three and nine months ended September 30, 2016. The decrease period over period was primarily due to a decrease in operating expenses, specifically compensation and strategic initiative expenses, as a result of cost saving targets and sales of Equipment Finance and Business Credit, implemented during the prior year, while average total assets slightly declined from the same period in the prior year. Decline in average total assets is the result of the Company’s transition from an on balance sheet commercial lender towards an asset manager for third parties.

Operating expenses as a percentage of average assets under management

Operating expenses as a percentage of average assets under management was 0.67% and 0.66% for the three and nine months ended September 30, 2017 and 1.09% and 0.95% for the three and nine months ended September 30, 2016. The decrease for the three and nine months ended September 30, 2017 as compared to the comparable periods in 2016 was primarily due to a reduction of compensation and strategic initiative expenses and the sale of Equipment Finance and Business Credit.

Efficiency ratio

Our efficiency ratio, which is total operating expenses divided by net interest income before provision for credit losses plus total non-interest income, was 56.32% and 55.06% for the three and nine months ended September 30, 2017 and 49.88% and 46.51% for the three and nine months ended September 30, 2016, respectively. The decrease in our efficiency ratio for the three and nine months ended September 30, 2017, as compared to the three and nine months ended September 30, 2016, was primarily related to non-interest income activity. Our year to date non-interest income activity decreased $17.6 million from the previous year, which was primarily related to the gain on sale of Business Credit recognized in 2016 and negative mark to market adjustments recognized during the current year, offset by the loss on total return swap and loss on loans held-for-sale during 2016.

Allowance for credit losses ratio

Allowance for credit losses ratio, which is allowance for credit losses divided by outstanding gross loans excluding loans held-for-sale and fair value portfolios, was 1.52% at September 30, 2017 and 1.76% as of December 31, 2016. During the three months ended September 30, 2017, we recorded $3.9 million of specific provision for credit losses bringing the year to date specific provision for credit losses on impaired loans to $13.4 million. During the three months ended September 30, 2017, we had charge offs of $8.6 million bringing the year to date charge offs to $21.5 million. At September 30, 2017, the specific allowance for credit losses was $11.7 million, and the general allowance for credit losses was $28.5 million. At December 31, 2016, the specific allowance for credit losses was $19.8 million, and the general allowance for credit losses was $31.6 million.

Delinquent loan rate

Delinquent loan rate, which is total delinquent loans net of charge offs with outstanding cash receivables that are 60 days or more past due, divided by outstanding gross loans, was 1.20% as of September 30, 2017 as compared to 0.64% as of December 31, 2016. We had delinquent loans with an outstanding balance of $36.7 million and $21.1 million as of September 30, 2017 and December 31, 2016, respectively. The delinquent loan rate increased as the result of one new borrower during the quarter and a smaller on balance sheet loan portfolio. We expect the delinquent loan rate to correlate to current economic conditions. During times of economic expansion we expect the rate to decline, and during times of economic contraction, we expect the rate to increase, although actual results may vary.

Non-accrual loan rate

Non-accrual loan rate is defined as total balances outstanding of loans on non-accrual status divided by the total outstanding balance of our loans held for investment. Loans are put on non-accrual status if they are 90 days or more past due or if management believes it is probable that the Company will be unable to collect contractual principal and interest in the normal course of business. The non-accrual loan rate was 3.39% as of September 30, 2017 and 2.99% as of December 31, 2016. As of September 30, 2017 and December 31, 2016, the aggregate outstanding balance of non-accrual loans was $103.8 million and $99.2 million, respectively and total outstanding loans held for investment was $3.1 billion at September 30, 2017 and $3.3 billion at December 31, 2016. As of September 30, 2017 and December 31, 2016, these non-accrual loans had a carrying value before specific reserves of $97.4 million and $92.9 million, respectively.

Non-performing asset rate

Non-performing asset rate is defined as the sum of total balances outstanding of loans on non-accrual status, other real estate owned (“OREO”) and other repossessed assets, divided by the sum of the total outstanding balance of our loans held for investment and other real estate owned. The non-performing asset rate was 3.88% as of September 30, 2017 and 3.45% as of December 31, 2016. As of September 30, 2017 and December 31, 2016, the sum of the aggregate outstanding balance of non-performing assets was $119.4 million and $115.0 million, respectively.

Net charge off rate (end of period loans and leases)

Net charge off rate as a percentage of end of period loan and lease portfolio is defined as annualized charge-offs net of recoveries divided by the total outstanding balance of our loans and leases held for investment. A charge-off occurs when management believes that all or part of the principal of a particular loan is no longer recoverable and will not be repaid. Typically a charge-off occurs in a period after a loan has been identified as impaired and a specific allowance has been established. The net charge-off rate was 1.11% and 0.94% for the three and nine months ended September 30, 2017 and (0.01%) and 0.58% for the three and nine months ended September 30, 2016. During the three and nine months ended September 30, 2017, we had net charge offs of $8.6 million and $21.5 million, respectively. During the three and nine months ended September 30, 2016, we had a small recovery and net charge offs of $14.2 million, respectively.

Net charge off rate (average period loans and leases)

Net charge off rate as a percentage of average period loan and lease portfolio is defined as annualized charge-offs net of recoveries divided by the average total outstanding balance of our loans and leases held for investment for the period. The net charge-off rate was 0.99% and 0.84% for the three and nine months ended September 30, 2017 respectively, and zero and 0.50% for the three and nine months ended September 30, 2016 respectively.

Return on average assets

Return on average assets, which is net income divided by average total assets, was 0.46% and 0.34% for the three and nine months ended September 30, 2017, respectively, and 0.84% and 0.59% for the three and nine months ended September 30, 2016 respectively.

Return on average equity

Return on average equity, which is net income divided by average equity, was 2.82% and 2.10% for the three and nine months ended September 30, 2017 respectively, and 5.16% and 3.61% for the three and nine months ended September 30, 2016 respectively.

Review of Consolidated Results

A summary of our consolidated financial results for the three and nine months ended September 30, 2017 and 2016 follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)
Net interest income:
Interest income	$58,752	$65,155	$170,747	$186,499
Interest expense	43,145	39,897	126,144	117,816

Net interest income	15,607	25,258	44,603	68,683
Provision for credit losses	1,494	3,570	10,341	24,906

Net interest income after provision for credit losses	14,113	21,688	34,262	43,777

Non-interest income:
Asset management income	3,544	3,353	11,017	10,337
Fee income	1,025	2,946	6,379	5,836
Realized loss on derivatives, net	—	(13)	—	(31)
Realized gain (loss) on sale of loans, net	294	(19)	1,501	36
Other miscellaneous income, net	1,984	794	5,330	3,490
Mark to market adjustment on fair value loans	(867)	3,437	(6,817)	3,705
Loss on total return swap	—	—	—	(6,062)
Unrealized (loss) gain on loans held-for-sale, net	(457)	468	(557)	(5,345)
Gain on sale of Business Credit, net	—	—	—	22,511

Total non-interest income	5,523	10,966	16,853	34,477

Operating expenses:
Compensation and benefits	7,480	13,175	21,664	32,640
General and administrative expenses	4,420	4,894	12,172	15,337

Total operating expenses	11,900	18,069	33,836	47,977

Income before income taxes	7,736	14,585	17,279	30,277
Income tax expense	3,151	5,941	7,160	12,383

Net income	$4,585	$8,644	$10,119	$17,894

Comparison of the Three Months Ended September 30, 2017 and 2016

Interest income. Interest income decreased $6.4 million, to $58.8 million for the three months ended September 30, 2017 from $65.2 million for the three months ended September 30, 2016. The decrease was primarily due to a decrease in the average balance of our interest earning assets to $3.8 billion from $4.0 billion and a decrease in the yield on average interest earning assets to 6.07% from 6.45%. Decline in the average balance of interest earning assets is the result of the Company’s transition from an on balance sheet commercial lender towards an asset manager for third parties. In addition to the decline in the average balance the composition of average interest earning assets has changed from the third quarter of 2016 due to the sale of Equipment Finance and an increase in broadly syndicated loans, which typically are lower yielding. During the quarter ended September 30, 2016 we had a nonperforming loan pay off at par on which we recognized $3.2 million of interest income.

Interest expense. Interest expense increased $3.2 million, to $43.1 million for the three months ended September 30, 2017 from $39.9 million for the three months ended September 30, 2016. The increase is primarily due to the increase in LIBOR over the past year. The average cost of funds increased to 5.21% from 4.62%.

Net interest margin. Net interest margin decreased to 1.61% for the three months ended September 30, 2017 from 2.50% for the three months ended September 30, 2016. The primary factors impacting the net interest margin for the three months ended September 30, 2017 were liabilities repricing faster than assets due to the LIBOR floor on assets, higher levels of liquidity due to the sale of Equipment Finance and Business Credit and a change in the composition of interest earning assets to include a greater amount of broadly syndicated loans, which typically are lower yielding. In addition to the change in loan composition, loans represented a smaller portion of the average interest earning asset balance. The net interest margin was also impacted by lower amortization of deferred loans fees due to decreased prepayments, and an increase in the LIBOR.

The following table summarizes the yield and cost of interest earning assets and interest bearing liabilities for the three months ended September 30, 2017 and 2016:

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
Total interest earning assets	$3,842,343	$58,752	6.07%	$4,019,721	$65,155	6.45%
Total interest bearing liabilities	3,287,069	43,145	5.21%	3,399,977	39,897	4.67%

Net interest spread		$15,607	0.86%		$25,258	1.78%

Net interest margin			1.61%			2.50%

Provision for credit losses. The provision for credit losses decreased $2.1 million to $1.5 million for the three months ended September 30, 2017 from $3.6 million for the three months ended September 30, 2016. During the three months ended September 30, 2017, we recorded net specific provisions for impaired loans of $3.9 million compared to $3.2 million for the three months ended September 30, 2016. Our general allowance for credit losses covers estimated incurred losses in our loan portfolio with respect to loans that are not impaired and for which no specific impairment has been identified. A specific provision for credit losses is recorded with respect to loans for which it is probable that we will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement for which there is impairment recognized. The Company employs a variety of internally developed and third-party modeling and estimation tools for measuring credit risk, which are used in developing an allowance for loan losses on outstanding loans. The Company’s allowance framework addresses economic conditions, capital market liquidity and industry circumstances from both a top-down and bottom-up perspective. The Company considers and evaluates a number of factors, including but not limited to changes in economic conditions, credit availability, industry, loss emergence period, and multiple obligor concentrations, in assessing both probabilities of default and loss severities as part of the general component of the allowance for loan and losses.

On at least a quarterly basis, loans are internally risk-rated based on individual credit criteria, including loan type, loan structures (including balloon and bullet structures common in the Company’s Leveraged Finance and Real Estate loans), borrower industry, payment capacity, location and quality of collateral if any (including the Company’s Real Estate loans). Borrowers provide the Company with financial information on either a monthly or quarterly basis. Ratings, corresponding assumed default rates and assumed loss severities are dynamically updated to reflect any changes in borrower condition or profile.

For Leveraged Finance loans and Equipment Finance (prior to the sale of the latter) loans, the data set used to construct probabilities of default in its allowance for loan losses model, Moody’s CRD Private Firm Database, primarily contains middle market loans that share attributes similar to the Company’s loans. The Company also considers the quality of the loan terms and lender protections in determining a loan loss in the event of default.

Prior to the sale of Business Credit, the Company utilized a proprietary model to risk rate the asset based loans on a monthly basis. This model captured the impact of changes in industry and economic conditions as well as changes in the quality of the borrower’s collateral and financial performance to assign a final risk rating. The Company also evaluated historical net loss trends by risk rating from a comprehensive industry database covering more than twenty-five years of experience of the majority of the asset based lenders operating in the United States. Based upon the monthly risk rating from the model, the reserve was adjusted to reflect the historical average for expected loss from the industry database.

For real estate loans, the Company employs two mechanisms to capture the impact of industry and economic conditions. First, a loan’s risk rating, and thereby its assumed default likelihood, can be adjusted to account for overall commercial real estate market conditions. Second, to the extent that economic or industry trends adversely affect a substandard rated borrower’s loan-to-value ratio enough to impact its repayment ability, the Company applies a stress multiplier to the loan’s probability of default. The multiplier is designed to account for default characteristics that are difficult to quantify when market conditions cause commercial real estate prices to decline.

The Company periodically reviews its allowance for credit loss methodology to assess any necessary adjustments based upon changing economic and capital market conditions. If the Company determines that changes in its allowance for credit losses methodology are advisable, as a result of changes in the economic environment or otherwise, the revised allowance methodology may result in higher or lower levels of allowance. Actual losses under the Company’s current or any revised allowance methodology may differ materially from the Company’s estimate.

Additionally, when determining the amount of the general allowance, the Company supplements the base amount with an environmental reserve amount which is governed by a score card system comprised of seven risk factors. The Company also performs a ratio analysis of comparable money center banks, regional banks and finance companies. While the Company does not rely on this peer group comparison to set the level of allowance for credit losses, it does assist management in identifying market trends and serves as an overall reasonableness check on the allowance for credit losses computation.

A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impairment of a loan is based upon (i) the present value of expected future cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price, or (iii) the fair value of the collateral if the loan is collateral dependent, depending on the circumstances and our collection strategy. Impaired loans are identified based on the loan-by-loan risk rating process described above. Impaired loans include all non-accrual loans, loans with partial charge-offs and loans which are troubled debt restructurings. It is the Company’s policy during the reporting period to record a specific provision for credit losses to cover the identified impairment on a loan.

Impaired loans at September 30, 2017 were in Leveraged Finance over a range of industries impacted by the current economic environment including the following: Media and Communications, Healthcare, Energy, Industrial, Other Business Services, Consumer/Retail, and Building Materials. The Company measured impairment based on expected cash flows utilizing relevant information provided by the borrower and consideration of other market conditions or specific factors impacting recoverability. Such amounts are discounted based on original loan terms. As of September 30, 2017, we had impaired loans with an aggregate outstanding balance of $153.7 million. Impaired loans with an aggregate outstanding balance of $85.1 million have been restructured and classified as TDRs. At September 30, 2017, the Company had a $11.7 million specific allowance for impaired loans with an aggregate outstanding balance of $100.1 million. As of September 30, 2017, we had two restructured impaired loans that had an outstanding balance greater than $20 million. In each of these cases, we added to our position to maximize our potential recovery of the outstanding principal.

Non-interest income. Non-interest income decreased $5.5 million, to $5.5 million for the three months ended September 30, 2017 from $11.0 million for the three months ended September 30, 2016. The decrease in non-interest income was primarily the result of negative mark-to-market adjustment on loans held at fair value for the three months ended September 30, 2017.

Operating expenses. Operating expenses decreased $6.2 million, to $11.9 million for the three months ended September 30, 2017 from $18.1 million for the three months ended September 30, 2016. Compensation and benefits expense decreased $5.7 million reflecting targeted cost savings from actions taken over the last twelve months to streamline operations. General and administrative expenses decreased $0.5 million, primarily related to a decrease in strategic initiative costs.

Income taxes. For the three months ended September 30, 2017 and 2016, we provided for income taxes based on an effective tax rate of 41% in each period.

As of September 30, 2017 and December 31, 2016, we had net deferred tax assets of $32.1 million and $40.8 million, respectively. In assessing if we will be able to realize our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We considered all available evidence, both positive and negative, in determining the realizability of deferred tax assets at September 30, 2017. We considered carryback availability, the scheduled reversals of deferred tax liabilities, projected future taxable income during the reversal periods, and tax planning strategies in making this assessment. We also considered our recent history of taxable income, trends in our earnings and tax rate, positive financial ratios, and the current economic environment (including the impact of credit on allowance and provision for loan losses, and the impact on funding levels). Based upon our assessment, we believe that a valuation allowance was not necessary as of September 30, 2017. As of September 30, 2017, our deferred tax asset was primarily comprised of $19.2 million related to our allowance for credit losses, $5.6 million related to income from non-performing loans and $7.0 million related to compensation.

Equity positions. In addition to receiving an equity interest in a borrower as a result of certain of our troubled debt restructurings, we may from time to time make an immaterial equity investment alongside our loan to a borrower. These equity interests are initially recorded at fair value. In situations where we determine the fair value has declined from the initial fair value recorded, we write-down the value of the equity interest in non-interest income. These equity interests may give rise to potential capital gains or losses, for tax purposes. This could impact future period tax rates depending on our ability to recognize capital losses to the extent of any capital gains.

Comparison of the Nine Months Ended September 30, 2017 and 2016

Interest income. Interest income decreased $15.8 million, to $170.7 million for the nine months ended September 30, 2017 from $186.5 million for the nine months ended September 30, 2016. The decrease was primarily due to a decrease in the average balance of our interest earning assets and a decrease in yield. Decline in the average balance of interest earning assets is the result of the Company’s transition from an on balance sheet commercial lender towards an asset manager for third parties. In addition to the decline in the average balance the composition of our interest earning assets changed as a result of our sale of Business Credit and Equipment Finance. These assets were primarily replaced by broadly syndicated loans which are lower yielding.

Interest expense. Interest expense increased $8.3 million, to $126.1 million for the nine months ended September 30, 2017 from $117.8 million for the nine months ended September 30, 2016. The increase is primarily due to the increasing interest rate environment as well as the average cost of funds increasing to 5.09% from 4.62%.

Net interest margin. Net interest margin decreased to 1.54% for the nine months ended September 30, 2017 from 2.25% for the nine months ended September 30, 2016. The decrease in net interest margin was primarily due to liabilities re-pricing faster than assets due to the LIBOR floor on assets, higher levels of liquidity due to sale of Business Credit and Equipment Finance and a change in composition of interest earning assets to include a greater amount of broadly syndicated loans.

The following table summarizes the yield and cost of interest earning assets and interest bearing liabilities for the nine months ended September 30, 2017 and 2016:

	Nine Months Ended September 30, 2017			Nine Months Ended September 30, 2016
	($ in thousands)
	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
Total interest earning assets	$3,875,594	$170,747	5.89%	$4,082,501	$186,499	6.10%
Total interest bearing liabilities	3,312,287	126,144	5.09%	3,405,781	117,816	4.62%

Net interest spread		$44,603	0.80%		$68,683	1.48%

Net interest margin			1.54%			2.25%

Provision for credit losses. The provision for credit losses decreased $14.6 million to $10.3 million for the nine months ended September 30, 2017 from $24.9 million for the nine months ended September 30, 2016. The decrease in the provision was due to a decrease of $8.9 million in specific provisions recorded during the nine months ended September 30, 2017 as compared to the nine months ended September 30, 2016 and a release of $3.1 million of general provision during the current year compared to providing a general provision of $2.6 million during the same period in the prior year.

Non-interest income. Non-interest income decreased $17.6 million, to $16.9 million for the nine months ended September 30, 2017 from $34.5 million for the nine months ended September 30, 2016. The decrease in non-interest income was primarily driven by a $22.5 million gain on the sale of Business Credit that occurred during the first quarter of 2016, partially offset by a $6.1 million loss on the TRS portfolio in 2016, and a $4.8 million decrease in loss recognized on loans held-for-sale in 2017.

Operating expenses. Operating expenses decreased $14.2 million, to $33.8 million for the nine months ended September 30, 2017 from $48.0 million for the nine months ended September 30, 2016. Compensation and benefits expense decreased $11.0 million primarily due to severance costs associated with a reduction in staffing levels to streamline operations in 2016. General and administrative expenses decreased $3.2 million, primarily related to a decrease in strategic initiative costs associated with the sale of Equipment Finance and other short term projects during 2016.

Income taxes. For the nine months ended September 30, 2017 and 2016, we provided for income taxes based on an effective tax rate of approximately 41% in each period.

Equity positions. In addition to receiving an equity interest in a borrower as a result of certain of our troubled debt restructurings, we may from time to time make an immaterial equity investment alongside our loan to a borrower. These equity interests are initially recorded at fair value. In situations where we determine the fair value has declined from the initial fair value recorded, we write-down the value of the equity interest in non-interest income. These equity interests may give rise to potential capital gains or losses, for tax purposes. This could impact future period tax rates depending on our ability to recognize capital losses to the extent of any capital gains.

Segment Reporting

NewStar manages its operations through two business segments, Commercial Lending and Asset Management.

Commercial Lending

The Commercial Lending segment represents our direct lending activities which are focused on providing a range of flexible senior secured debt options to mid-sized companies with annual cash flow (EBITDA) typically between $15 million and $50 million owned by private equity investment funds and managed by established professional alternative asset managers. The size of financing commitments depends on various factors, including the type of loan, the credit characteristics of the borrower, the economic characteristics of the loan, and the Company’s role in the transaction. The Company may retain these loans on its balance sheet or allocate these loans to off balance sheet managed credit funds managed the Company or other lenders. By allocating these loans to the Company’s off balance sheet managed credit funds and other lenders, it is able to provide larger financing commitments to its customers and generate fee income, while limiting its risk exposure to single borrowers.

The following table sets forth selected information with respect to assets within the Commercial Lending segment.

	September 30, 2017	December 31, 2016
	($ in thousands)
Loans and leases, gross	$2,652,825	$2,915,805
Loans held-for-sale, gross	375,560	145,966

Total Commercial Lending Assets	$3,028,385	$3,061,771

The following table sets forth selected information with respect to the results of financial operations for the Commercial Lending segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)
Net interest income:	$14,495	$24,135	$41,136	$65,752
Provision for loan losses	1,494	3,570	10,341	24,906

Net interest income after provision	13,001	20,565	30,795	40,846
Noninterest income:
Other lending fees	988	2,871	6,257	5,729
Gain on sale of loans and equipment	27	83	246	545
Other noninterest income	1,837	1,059	5,146	13,819

Total noninterest income:	2,852	4,013	11,649	20,093
Non-interest expense	9,371	14,833	27,229	40,027

Income before income taxes	$6,482	$9,745	$15,215	$20,912

Comparison of the Three Months Ended September 30, 2017 and 2016

The Commercial Lending segment reported income before taxes of $6.5 million for the three months ended September 30, 2017, compared to $9.7 million for the same period in 2016. Net interest income decreased $9.6 million for the three months ended September 30, 2017 compared to the three months ended September 30, 2016, primarily as a result of a decrease in average interest earning assets and a decrease in the average yield on interest earning assets. In addition, during the quarter ended September 30, 2016 we had a nonperforming loan pay off at par on which we recognized $3.2 million of interest income. The provision for loan loss amounted to $1.5 million for the three months ended September 30, 2017 compared to $3.6 million for the three months ended September 30, 2016. Noninterest income derived from the Commercial Lending segment totaled $2.9 million for the three months ended September 30, 2017, down from $4.0 million from the three months ended September 30, 2016.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The Commercial Lending segment reported income before taxes of $15.2 million for the nine months ended September 30, 2017, compared to $20.9 million for the same period in 2016. Net interest income decreased $24.6 million for the nine months ended September 30, 2017 compared to the nine months ended September 30, 2016, primarily as a result of a decrease in average interest earning assets driven by the sale of Business Credit and Equipment Finance during 2016 and a decrease in the average yield on interest earning assets. The provision for loan loss amounted to $10.3 million for the nine months ended September 30, 2017 compared to $24.9 million for the nine months ended September 30, 2016. Noninterest income derived from the Commercial Lending segment totaled $11.6 million for the nine months ended September 30, 2017, down from $20.1 million for the nine months ended September 30, 2016. The decrease of $8.4 million in noninterest income was primarily due to a $22.5 million gain on the sale of Business Credit in 2016 offset by higher lending fees and lower marks on loans held-for-sale in 2017 as compared to the same period in 2016.

Asset Management

The Asset Management segment represents our investment advisory activities which include credit funds managed by the Company and NewStar Capital. Credit funds managed by the Company focus on co-invest middle market loans originated through our leveraged finance lending platform, liquid tradeable credit and liquid loan strategies. NewStar Capital manages assets across a series of CLOs that invest primarily in broadly syndicated loans, as well as other sponsored funds and managed accounts that invest across various liquid, non-investment grade asset classes, including broadly syndicated loans and bonds.

The following table sets forth selected information with respect to assets within the Asset Management segment.

	September 30, 2017	December 31, 2016
	($ in thousands)
Loans and leases, gross (at fair value)	$407,465	$403,745
Investments in debt securities, available-for-sale, net of mark (1)	185,811	126,050
Illiquid Credit *	2,018,397	1,314,690
Liquid/Tradeable Credit *	1,541,582	1,833,607

Total Asset Management Assets	$4,153,255	$3,678,092

(1)	Investment in debt securities gross of amortization of deferred fees, net of fair value adjustment.
*	Assets managed by the Company for the Illiquid Credit and Liquid/Tradeable Credit Funds are not assets of the Company and are not included in the Consolidated Total Assets as reflected in the Condensed Consolidated Balance Sheet.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in thousands)
Net interest income	$1,112	$1,123	$3,467	$2,931
Provision for loan losses	—	—	—	—

Net interest income after provision	1,112	1,123	3,467	—
Noninterest income:				—
Management fees	3,474	2,888	9,602	9,031
Performance fees	70	465	1,415	1,306
Other lending fees	37	75	122	107
Gain on sale of loans and equipment	247	69	1,235	220
Other noninterest (loss) income (1)	(1,157)	3,456	(7,170)	3,720

Total Noninterest income:	2,671	6,953	5,204	14,384
Non-interest expense	2,529	3,236	6,607	7,950

Income before income taxes	$1,254	$4,840	$2,064	$9,365

(1)	Includes mark to mark adjustment on fair value portfolio.

Comparison of the Three Months Ended September 30, 2017 and 2016

The Asset Management segment reported income before taxes of $1.3 million for the three months ended September 30, 2017, compared to $4.8 million for the same period in 2016 primarily due to non-interest income. Noninterest income was primarily the result of asset management and performance fee income of $3.5 million for the three months ended September 30, 2017, an increase of $0.2 million compared to the same period in 2016. This was offset by a negative mark to market adjustment of $0.9 million on loans held at fair value during the three months ended September 30, 2017 compared to a $3.4 million positive mark to market adjustment for the same period in 2016.

Comparison of the Nine Months Ended September 30, 2017 and 2016

The Asset Management segment reported income before taxes of $2.1 million for the nine months ended September 30, 2017, compared to $9.4 million for the same period in 2016 primarily due to non-interest income. Noninterest income was primarily the result of asset management and performance fee income of $11.0 million for the nine months ended September 30, 2017, an increase of $0.7 million compared to the same period in 2016. This was offset by a negative mark to market adjustment of $6.8 million on loans held at fair value during the nine months ended September 30, 2017 compared to a $3.7 million positive mark to market adjustment for the same period in 2016.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our primary sources of liquidity consist of cash flow from operations, credit facilities, term debt securitizations and proceeds from equity and debt offerings. We believe that these sources will be sufficient to fund our current operations, lending activities, stock repurchases, dividends and other short-term liquidity needs. In addition, we had $371.9 million in net loans held-for-sale on our balance sheet at September 30, 2017, which we have the ability to sell to generate additional liquidity. Subject to market conditions, we continue to explore opportunities for the Company to increase its leverage, including through the issuance of high yield debt securities, convertible debt securities, share repurchases, secured or unsecured senior debt or revolving credit facilities, to support loan portfolio growth and/or strategic acquisitions, which may be material to us. In addition to opportunistic funding related to potential growth initiatives, our future liquidity needs will be determined primarily based on prevailing market and economic conditions, the credit performance of our loan portfolio and loan origination volume. We may need to raise additional capital in the future based on various factors including, but not limited to: faster than expected increases in the level of non-accrual loans; lower than anticipated recoveries or cash flow from operations; and unexpected limitations on our ability to fund certain loans with credit facilities. We may not be able to raise debt or equity capital on acceptable terms or at all. The incurrence of additional debt will increase our leverage and interest expense, and the issuance of any equity or securities exercisable, convertible or exchangeable into Company common stock may be dilutive for existing shareholders.

During the third quarter of 2017, the U.S. economy continued to exhibit slow-to-moderate growth. Despite uncertainty surrounding a number of economic issues and a new administration, the third quarter saw generally positive results from leading economic indicators in the labor market, housing, manufacturing, equipment spending and equities. We expect stable trends and slow-to-moderate growth in the U.S. to continue and monetary policy to remain conducive to gradual growth in the near term. We expect Treasury and investment grade bond rates to gradually increase, but remain relatively low in the near term, leading investors to continue to focus on allocating capital to riskier, higher yielding, fixed and floating rate asset classes in order to generate additional yield from their investments. In addition, we believe that the CLO market, which the Company partially relies upon for funding, will continue to improve in 2017 and remain supportive for experienced managers such as NewStar to issue CLOs. We believe the Company has substantially greater financial flexibility and increased financing options due to our market experience and improvement in our financial performance.

We believe that our ability to access the capital markets, secure new credit facilities, and renew, reset and/or amend our existing credit facilities continues to demonstrate an overall improvement in the market conditions for funding and indicates progress in our ability to obtain financings on improved terms in the future. Despite these signs of improving market conditions and relative stability in recent years, we cannot assure these conditions will continue, and it is possible that the financial markets could experience stress, volatility, and/or illiquidity. If they do, we could face materially higher financing costs and reductions in leverage, which would affect our operating strategy and could materially and adversely affect our financial condition.

Cash and Cash Equivalents

As of September 30, 2017 and December 31, 2016, we had $62.5 million and $154.5 million, respectively, in cash and cash equivalents. We may invest a portion of cash on hand in short-term liquid investments. From time to time, we may use a portion of our unrestricted cash to pay down our credit facilities creating undrawn capacity which may be redrawn to meet liquidity needs in the future. The change in cash and cash equivalents from December 31, 2016 relates to cash received from the sale of Equipment Finance within the December 31, 2016 balance. Subsequent to year end we paid down our warehouse facilities as well as equity funded a portion of our newly originated loans.

Restricted Cash

Separately, we had $251.7 million and $262.6 million of restricted cash as of September 30, 2017 and December 31, 2016, respectively. The restricted cash represents the balance of the principal and interest collections accounts and pre-funding amounts in our credit facilities, our term debt securitizations and customer holdbacks and escrows. The use of the principal collection accounts’ cash is limited to funding the growth of our loan portfolio within the facilities or paying down related credit facilities or term debt securitizations. As of September 30, 2017, we could use $170.7 million of restricted cash to fund new or existing loans. The interest collection account cash is limited to the payment of interest, servicing fees and other expenses of our credit facilities and term debt securitizations and, if either a ratings downgrade or failure to receive ratings confirmation occurs on the rated notes in a term debt securitization at the end of the funding period or if coverage ratios are not met, paying down principal with respect thereto. Cash to fund the growth of our loan portfolio and to pay interest on our term debt securitizations represented a large portion of our restricted cash balance at September 30, 2017.

Cash Collateral on Deposit with Custodians

We had $7.6 million of cash collateral posted with custodians at September 30, 2017 and December 31, 2016. These amounts represent cash posted as collateral for our repurchase agreements. At September 30, 2017 and December 31, 2016, we had $7.1 million posted against our JP Morgan Chase Bank repurchase agreement, $0.3 million posted against our Citibank Global Markets repurchase agreement and $0.2 million posted against our Natixis repurchase agreement. The amount of cash posted as collateral under these credit agreements will vary from time to time as the market value of the underlying assets fluctuates with the changes in the market.

Investment in Debt Securities, Available- for- Sale

The fair value of investment in debt securities, available for sale is based on prices received from third parties and reviewed by our pricing and valuation committee. Our investment in debt securities, available for sale is considered Level 3. During the nine months ended September 30, 2017, we purchased $52.7 million of debt securities available-for-sale, a $5.9 million par value investment debt securities was redeemed, and we received a $0.2 million par paydown.

At September 30, 2017, the fair value of investment in debt securities, available for sale was $175.8 million with a net unrealized gain of $3.4 million, compared to a fair value of $119.3 million and an unrealized loss of $6.1 million at December 31, 2016.

As a result of our evaluation of the securities, we concluded that the unrealized losses at September 30, 2017 and December 31, 2016 were caused by changes in market prices driven by interest rates and credit spreads. Our evaluation of impairment include quotes from third parties, adjustments to prepayment speeds, delinquency, an analysis of expected cash flows, interest rates, market discount rates, other contract terms, and the timing and level of losses on the loans and leases within the underlying trusts. At September 30, 2017, we determined that it is not more likely than not that we will be required to sell the securities before we recover the amortized cost basis in the security. We have also determined that there has not been an adverse change in the cash flows expected to be collected. Based upon our impairment review process, and our ability and intent to hold these securities until maturity or a recovery of fair value, the decline in the value of these investments is not considered to be “Other Than Temporary.”

Loans-Held-for-Sale

Loans classified as held-for-sale consist of loans originated by us and intended to be sold to third parties (including off balance sheet credit funds managed by the Company).

These loans are carried at the lower of aggregate cost, net of any deferred origination costs or fees, or market value.

As of September 30, 2017 and December 31, 2016, loans held-for-sale consisted of the following:

	September 30, 2017	December 31, 2016
	($ in thousands)
Leveraged Finance	$376,276	$146,126
Lower cost or market adjustment	(716)	(160)

Gross loans held-for-sale	375,560	145,966
Deferred loan fees, net	(3,619)	(1,906)

Loans held-for-sale, net	$371,941	$144,060

At September 30, 2017, loans held-for-sale include loans with an aggregate outstanding balance of $376.3 million that were intended to be sold to off balance sheet credit funds managed by the Company.

Asset Quality and Allowance for Loan and Lease Losses

If a loan is 90 days or more past due, or if management believes it is probable we will be unable to collect contractual principal and interest in the normal course of business, it is our policy to place the loan on non-accrual status. If a loan financed by a term debt securitization is placed on non-accrual status, the loan may remain in the term debt securitization and excess interest spread cash distributions to us will cease until cash accumulated in the term debt securitization equals the outstanding balance of the non-accrual loan, or if an overcollateralization test is present and the overcollateralization ratio is (or was previously) out of compliance with the target, excess interest spread cash is diverted, and used to de-lever the securitization to bring the ratio back into compliance. When a loan is on non-accrual status, accrued interest previously recognized as interest income subsequent to the last cash receipt in the current year will be reversed, and the recognition of interest income on that loan will stop until factors indicating doubtful collection no longer exist and the loan has been brought current. We may make exceptions to this policy if the loan is well secured and is in the process of collection. As of September 30, 2017, we had impaired loans with a balance of $153.7 million. Impaired loans with an aggregate outstanding balance of $85.1 million have been restructured and classified as troubled debt restructurings. Impaired loans with an aggregate outstanding balance of $103.8 million were on non-accrual status. During the nine months ended September 30, 2017, we had net charge-offs totaling $21.5 million of impaired loans. Impaired loans of $36.7 million were greater than 60 days past due and classified as delinquent. During the nine months ended September 30, 2017, we recorded $13.4 million of net specific provisions for impaired loans. Included in our specific allowance for impaired loans was $5.1 million related to delinquent loans.

We closely monitor the credit quality of our loans which are partly reflected in our credit metrics such as loan delinquencies, non-accruals, and charge-offs. Changes to these credit metrics are largely due to changes in economic conditions and seasoning of the loan portfolio.

We have provided an allowance for loan losses to provide for probable losses inherent in our loan portfolio. Our allowance for loan losses as of September 30, 2017 and December 31, 2016 was $39.8 million and $50.9 million, respectively, or 1.50% and 1.75% of loans, gross, respectively. As of September 30, 2017 and December 31, 2016, we also had a $0.5 million allowance for unfunded commitments, resulting in an allowance for credit losses of 1.52% of loans, gross at September 30, 2017 compared to 1.76% at December 31, 2016.

The allowance for credit losses is based on a review of the appropriateness of the allowance for credit losses and its two components on a quarterly basis. The estimate of each component is based on observable information and on market and third-party data believed to be reflective of the underlying credit losses being estimated.

It is the Company’s policy to record a specific provision for credit losses for all loans for which we have identified impairments during the reporting period. We may charge-off the portion of the loan for which a specific provision was recorded. All of these loans are classified as impaired (if they have not been so classified already as a result of a troubled debt restructuring) and are disclosed in the Allowance for Credit Losses footnote to the financial statements.

Activity in the allowance for loan losses for the nine months ended September 30, 2017 and for the year ended December 31, 2016 was as follows:

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	($ in thousands)
Balance as of beginning of period	$50,936	$58,259
General (release) provision for loan and lease losses	(3,070)	2,746
Specific provision for loan losses	13,423	24,790
Net charge offs	(21,530)	(33,040)
Reversal due to sale of Business Credit	—	(1,819)

Balance as of end of period	39,759	50,936
Allowance for losses on unfunded loan commitments	459	472

Allowance for credit losses	$40,218	$51,408

Borrowings and Liquidity

As of each of September 30, 2017 and December 31, 2016, we had net outstanding borrowings totaling $3.3 billion. Borrowings under our various credit facilities and term debt securitizations are used to partially fund our positions in our loan portfolio.

As of September 30, 2017 our funding sources, maximum debt amounts, amounts outstanding and unused debt capacity, subject to certain covenants and conditions, are summarized below:

Funding Source	Maximum Debt Amount	Amounts Outstanding	Unused Debt Capacity	Maturity
	($ in thousands)
Credit facilities	$865,000	$463,900	$401,100	2020
Term debt securitizations(1)	2,349,726	2,103,783	245,943	2023-2028
Term debt	16,973	16,973	—	2027
Repurchase agreements	80,569	80,569	—	2017
Senior notes	380,000	380,000	—	2020
Subordinated notes	300,000	300,000	—	2024

Total	$3,992,268	$3,345,225	$647,043

(1)	Maturities for term debt are based on contractual maturity dates. Actual maturities may occur earlier.

We must comply with various covenants in our debt facilities. The breach of certain of these covenants could result in a termination event and the exercise of remedies if not cured. At September 30, 2017, we were in compliance with all such covenants. These covenants are customary and include, but are not limited to, failure to service debt obligations, failure to meet liquidity covenants and tangible net worth covenants, and failure to remain within prescribed facility portfolio delinquency, charge-off levels, and overcollateralization tests.

Credit Facilities

As of September 30, 2017 we had two credit facilities through certain of our wholly-owned subsidiaries: (i) a $615.0 million credit facility with syndicated lenders agented by Wells Fargo Bank, National Association (“Wells Fargo”) to fund leveraged finance loans, and (ii) a $250.0 million credit facility with Citibank, N.A. (“Citibank”) to fund leveraged finance loans.

Our $615.0 million credit facility with syndicated lenders agented by Wells Fargo to fund leveraged finance loans had an outstanding balance of $368.9 million and unamortized deferred financing fees of $5.0 million as of September 30, 2017. Interest on this facility accrues at a variable rate per annum. This facility matures on August 10, 2020. The facility provides for a revolving reinvestment period which ends on August 10, 2018, with a two-year amortization period.

Our $250.0 million credit facility with Citibank to fund leveraged finance loans had a $95.0 million outstanding balance and unamortized deferred financing fees of $1.9 million as of September 30, 2017. Interest on this facility accrues at a variable rate per annum. The facility matures on May 5, 2020. It provides for a revolving reinvestment period which ends on May 5, 2018, with a two-year amortization period.

Senior notes

On April 22, 2015, we issued $300.0 million in aggregate principal amount of 7.25% Senior Notes due 2020 (the “2020 Notes”). On November 9, 2015, we issued an additional $80.0 million in aggregate principal amount of 2020 Notes at a debt discount of $0.8 million which will amortize over the life of the 2020 Notes. We used a portion of the net proceeds from the April 2015 notes offering to repay in full our corporate credit facility with Fortress Credit Corp. The 2020 Notes mature on May 1, 2020, and bear interest at a rate of 7.25% per annum, which is payable semi-annually on May 1 and November 1 of each year. On or after May 1, 2017, we may redeem the 2020 Notes, in whole or in part, at redemption prices specified in the 2020 Notes plus accrued and unpaid interest thereon. In addition, if we undergo a change of control, we will be required to make an offer to purchase each holder’s 2020 Notes at a price equal to 101% of the principal amount of the 2020 Notes, plus accrued and unpaid interest. As of September 30, 2017, unamortized deferred financing fees were $4.3 million.

We must comply with certain covenants and restrictions related to the 2020 Notes. Subject to certain exceptions, the indenture relating to the 2020 Notes restricts our ability to incur additional Non-Funding Indebtedness (as defined in the indenture) but permits the incurrence of indebtedness if on the date of such incurrence and after giving pro forma effect thereto, our Consolidated Non-Funding Debt to Equity Ratio (together with our Restricted Subsidiaries) is not greater than 1.75 to 1.00. Our Consolidated Non-Funding Debt to Equity Ratio is defined as the ratio of our Consolidated Non-Funding Debt (as defined in the indenture) of such person as of such determination date to our Consolidated Stockholders Equity (as defined in the indenture). If we fail to comply with this and certain other covenants included in the senior notes indenture, it could constitute an event of default that could result in the acceleration of the payment of the aggregate principal amount of 2020 Notes then outstanding and accrued interest. At September 30, 2017 and currently, we were in compliance with all such covenants under the 2020 Notes indenture.

Subordinated notes

On December 4, 2014, we completed the initial closing of an investment of long-term capital from funds sponsored by Franklin Square Capital Partners (“Franklin Square”) and sub-advised by GSO Capital Partners at which the Franklin Square funds purchased $200.0 million of 10-year subordinated notes (the “Subordinated Notes”), which rank junior to our existing and future senior debt. During 2015, we drew an additional $75 million of Subordinated Notes. We drew the remaining $25 million in January 2016. The Subordinated Notes were recorded at par less the initial relative fair value of the warrants issued in connection with the investment in December 2014 and January 2015, which was $48.6 million as of September 30, 2017 and $53.7 million as of December 31, 2016. The debt discount will amortize over the life of the notes and will be recorded as non-cash interest expense as the Subordinated Notes accrete to par value. As of September 30, 2017, unamortized deferred financing fees were $4.4 million. The Subordinated Notes bear interest at 8.25% and include a Payment-in-Kind (“PIK Toggle”) feature that allows us, at our option, to elect to have interest accrued at a rate of 8.75% added to the principal of the Subordinated Notes instead of paying it in cash. The Subordinated Notes have a ten year term and mature on December 4, 2024. They are callable during the first three years with payment of a make-whole premium. The prepayment premium decreases to 103% and 101% after the third and fourth anniversaries of the closing, respectively. They are callable at par after December 4, 2019. Beginning on December 5, 2019, we are required to make a cash payment of principal plus accrued interest in an amount required to prevent the Subordinated Notes from being treated as an “Applicable High Yield Discount Obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. Events of default under the Subordinated Notes include failure to pay interest or principal when due subject to applicable grace periods, material uncured breaches of the terms of the Subordinated Notes, and bankruptcy/insolvency events.

We are subject to certain covenants for so long as Franklin Square holds at least $50 million aggregate principal amount of Subordinated Notes. During this period, (i) the percentage of our gross revenue derived from investment and asset management fees in any fiscal year may not exceed 15% of our gross revenues for such fiscal year and (ii) we may not incur or permit any subsidiary of ours to incur any Indebtedness (as defined in the Investment Agreement related to the Subordinated Notes), if on the date of such incurrence and after giving effect thereto on a pro forma basis, our Total Leverage Ratio would be greater than 5.50 to 1.00. Total Leverage Ratio is defined as the ratio of (i) all of our Indebtedness and the Indebtedness of our consolidated subsidiaries, except for Indebtedness of non-majority owned finance subsidiaries and the Subordinated Notes and other pari passu subordinated debt to (ii) our shareholders’ equity plus the Subordinated Notes and such other pari passu subordinated debt.

Term Debt

On July 20, 2017, in connection with the acquisition of FSCM, the Company assumed the indebtedness associated with the Natixis credit agreement dated September 28, 2015. The proceeds under this credit agreement were used solely to purchase the interest held in a FSCM managed CLO to comply with risk retention requirements. The credit agreement matures on September 29, 2027.

The following table sets forth selected information with respect to the Natixis Term Debt:

	Outstanding balance September 30, 2017	Interest rate
	($ in thousands)
Natixis Term Debt
Class A-1 Notes	$12,972	Libor + 1.92%
Class A-2 Notes	1,597	Libor + 2.81%
Class B Notes	1,552	Libor + 3.72%
Class C Notes	852	Libor + 4.85%

	$16,973

Term Debt Securitizations

2012-2 CLO. On December 18, 2012, we completed a term debt securitization transaction. In conjunction with this transaction we established a separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2012-2 LLC (the “2012-2 CLO”) and sold and contributed $325.9 million in loans and investments (including unfunded commitments), or portions thereof, to the 2012-2 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2012-2 CLO issued $263.3 million of notes to institutional investors. We retained $62.6 million, comprising 100% of the 2012-2 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. On June 12, 2015, we sold 100% of the 2012-2 CLO’s Class E Notes totaling $16.3 million to institutional investors. At September 30, 2017, the $142.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $188.6 million. At September 30,

2017, unamortized deferred financing fees were $0.2 million. The 2012-2 CLO permitted reinvestment of collateral principal repayments for a three-year period which ended in January 2016.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2012-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2012-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2012-2 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2012-2 CLO
Class A	$190,700	$53,383	1.90%
Class B	26,000	26,000	3.25%
Class C	35,200	35,200	4.25%
Class D	11,400	11,400	6.25%
Class E	16,300	16,300	6.75%

Total notes	279,600	142,283
Class F	24,100	24,100	N/A
Subordinated notes	22,183	22,183	N/A

Total for 2012-2 CLO	$325,883	$188,566

2014-1 CLO. On April 17, 2014, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2014-1 LLC (the “2014-1 CLO”) and sold and contributed $249.6 million in loans and investments (including unfunded commitments), or portions thereof, to the 2014-1 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2014-1 CLO issued $289.5 million of notes to institutional investors. We retained $58.9 million, comprising 100% of the 2014-1 CLO’s membership interests, Class E notes, Class F notes, and subordinated notes. At September 30, 2017, the $289.5 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.4 million. At September 30, 2017, unamortized deferred financing fees were $1.5 million. The 2014-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2018. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2014-1 CLO following the expiration of the non-call period which occurred on the payment date in April 2016.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2014-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2014-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2014-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2014-1 CLO
Class A	$202,500	$202,500	1.80%
Class B-1	20,000	20,000	2.60%
Class B-2	13,250	13,250	(1)
Class C	30,250	30,250	3.60%
Class D	23,500	23,500	4.75%

Total notes	289,500	289,500
Class E	18,500	18,500	N/A
Class F	14,000	14,000	N/A
Subordinated notes	26,375	26,375	N/A

Total for 2014-1 CLO	$348,375	$348,375

(1)	Class B-2 Notes accrue interest at a fixed rate of 4.902%.

2015-1 CLO. On March 20, 2015, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-1 LLC (the “2015-1 CLO”) and sold and contributed $336.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-1 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-1 CLO issued $410.3 million of notes to institutional investors. We retained $85.8 million, comprising 100% of the 2015-1 CLO’s membership interests and subordinated notes. At September 30, 2017, the $410.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $496.1 million. At September 30, 2017, unamortized deferred financing fees were $2.6 million. The 2015-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in April 2019. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2015-1 CLO following the expiration of the non-call period which occurred on the payment date in April 2017.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes it owns in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-1 CLO may not be distributed if the overcollateralization ratio, or if other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2015-1 CLO
Class A-1	$253,500	$253,500	1.80%
Class A-2	35,000	35,000	(1)
Class B	50,000	50,000	2.80%
Class C	38,500	38,500	3.85%
Class D	33,250	33,250	5.50%

Total notes	410,250	410,250
Subordinated notes	85,815	85,815	N/A

Total for 2015-1 CLO	$496,065	$496,065

(1)	Class A-2 Notes accrue interest at a spread over Libor of 1.65% from the closing date to, but excluding March 20, 2017, and 2.00% thereafter.

2015-2 CLO. On September 15, 2015, we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2015-2 LLC (the “2015-2 CLO”) and sold and contributed $298.4 million in loans and investments (including unfunded commitments), or portions thereof, to the 2015-2 CLO. We remain the servicer of the loans. Simultaneously with the initial sale and contribution, the 2015-2 CLO issued $327.8 million of notes to institutional investors. We retained $70.1 million, comprising 100% of the 2015-2 CLO’s membership interests and a portion of the Class E notes. At September 30, 2017, the $327.8 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $397.8 million. At September 30, 2017, unamortized deferred financing fees were $2.4 million. The 2015-2 CLO permits reinvestment of collateral principal repayments for a four-year period ending in August 2019. Should we determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2015-2 CLO following the expiration of the non-call period which occurred on the payment date in August 2017.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2015-2 CLO is in default under the terms of the indenture, the excess interest spread from the 2015-2 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, are not satisfied.

The following table sets forth selected information with respect to the 2015-2 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2015-2 CLO
Class A-1	$205,000	$205,000	2.00%
Class A-2	23,000	23,000	(1)
Class B	40,000	40,000	2.90%
Class C	26,250	26,250	3.95%
Class D	28,500	28,500	5.25%
Class E	5,000	5,000	7.50%

Total notes	327,750	327,750
Class E (retained)	23,250	23,250	7.50%
Subordinated notes	46,806	46,806	N/A

Total for 2015-2 CLO	$397,806	$397,806

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.461%.

2016-1 CLO. On March 2, 2016, the Company completed a term debt securitization transaction through its separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2016-1 LLC (the “2016-1 CLO”) and sold and contributed $247.3 million in loans and investments (including unfunded commitments), or portions thereof, to the 2016-1 CLO. The Company remains the servicer of the loans. Simultaneously with the initial sale and contribution, the 2016-1 CLO issued $255.8 million of notes to institutional investors. The Company retained $92.2 million, comprising 100% of the 2016-1 CLO’s membership interests and, the Class D and Class E notes. At September 30, 2017, the $263.3 million of outstanding drawn notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $348.0 million. At September 30, 2017, unamortized deferred financing fees were $2.1 million. The 2016-1 CLO permits reinvestment of collateral principal repayments for a four-year period ending in February 2020. Should the Company determine that reinvestment of collateral principal repayments are impractical in light of market conditions or if collateral principal repayments are not reinvested within a prescribed timeframe, such funds may be used to repay the outstanding notes. Subject to the terms of the Indenture, the Company has the right to redeem the 2016-1 CLO following the expiration of the non-call period on the payment date in February 2018.

The following table sets forth selected information with respect to the 2016-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2016-1 CLO
Class A-1	$176,500	$176,500	2.30%
Class A-2	20,000	20,000	(1)
Class B	36,750	36,750	3.75%
Class C	22,500	22,500	5.40%
Class D	7,500	7,500	5.50%

Total notes	263,250	263,250
Class D (retained)	16,250	16,250	5.50%
Class E (retained)	23,000	23,000	7.50%
Subordinated notes	45,506	45,506	N/A

Total for 2016-1 CLO	$348,006	$348,006

(1)	Class A-2 Notes accrue interest at a fixed rate of 3.44%.

Arch Street CLO. On September 15, 2016, NewStar Capital LLC completed a $409.8 million broadly syndicated loan securitization. The notes offered in the collateralized loan obligation (“Arch Street CLO”) were issued by Arch Street CLO, Ltd., an exempted company incorporated under the laws of the Cayman Islands, and (with the exception of the Class E and F notes) by Arch Street CLO, LLC, a Delaware limited liability company (each a subsidiary of NewStar Capital and collectively, “Arch Street”). The Arch Street CLO notes are backed by a diversified portfolio of broadly syndicated loans purchased and serviced by the Company. Investors purchased approximately $370.3 million of the Arch Street CLO notes, representing approximately 90.4% of the total capitalization of Arch Street. The Company retained all of the Class F notes and subordinated notes which together totaled approximately $39.5 million, representing approximately 9.6% of the total capitalization of Arch Street. At September 30, 2017, the outstanding note balance was $367.8 million and unamortized deferred financing fees were $3.7 million. The reinvestment period is expected to end in October 2020 and scheduled to mature in October 2028.

The following table sets forth selected information with respect to the Arch Street CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
Arch Street CLO
Class X	$2,500	$—	1.25%
Class A	256,000	256,000	1.65%
Class B	48,000	48,000	2.24%
Class C	20,000	20,000	3.00%
Class D	22,750	22,750	4.20%
Class E	21,000	21,000	6.95%

Total notes	370,250	367,750
Class F (retained)	5,500	5,500	8.60%
Subordinated notes	34,000	34,000	N/A

Total for Arch Street CLO	$409,750	$407,250

2017-1 CLO. On March 20, 2017 we completed a term debt securitization transaction through our separate single-purpose bankruptcy-remote subsidiary, NewStar Commercial Loan Funding 2017-1 LLC (the “2017-1 CLO”). This securitization was a refinance of the NewStar Commercial Loan Funding 2013-1 LLC term debt securitization completed on September 11, 2013. The Company remains the servicer of the loans. Simultaneously with the refinance, the 2017-1 CLO issued $328.0 million of replacement notes to institutional investors. The Company retained the Class E-N replacement notes and all of the equity which together totaled $69.3 million. At September 30, 2017, the $303.0 million of outstanding drawn replacement notes were collateralized by the specific loans and investments, principal collection account cash and principal payment receivables totaling $372.3 million. At September 30, 2017, unamortized deferred financing fees were $3.0 million. The reinvestment period is expected to end in March 2019 and the replacement notes are expected scheduled to mature in October 2027. Subject to the terms of the Indenture, the Company has the right to redeem the 2017-1 CLO following the expiration of the non-call period on the payment date in March 2019.

We receive a loan collateral management fee and excess interest spread. We also receive payments with respect to the classes of notes we own in accordance with the transaction documents. We expect to receive a principal distribution as owner of the membership interests when the term debt is retired. If loan collateral in the 2017-1 CLO is in default under the terms of the indenture, the excess interest spread from the 2017-1 CLO may not be distributed if the overcollateralization ratio, or other collateral quality tests, is not satisfied.

The following table sets forth selected information with respect to the 2017-1 CLO:

	Notes originally issued	Outstanding balance September 30, 2017	Borrowing spread to LIBOR
	($ in thousands)
2017-1 CLO
Class A-T-N	$207,000	$207,000	1.78%
Class A-R-N	25,000	—	1.78%
Class B-N	40,000	40,000	2.50%
Class C-N	32,000	32,000	3.50%
Class D-N	24,000	24,000	5.10%

Total refinanced notes	328,000	303,000
Class E-N	20,000	20,000	7.75%
Subordinated notes	49,250	49,250	N/A

Total for 2017-1 CLO	$397,250	$372,250

2013-1 CLO. On March 20, 2017, the Company refinanced the 2013-1 LLC and issued the 2017-1 CLO Replacement Notes. We accelerated and recognized deferred financing fees of $0.3 million related to the refinance of the 2013-1 CLO.

On certain CLOs the Company, as collateral manager, is required to retain a prescribed interest in the securitization concerned in order to be in compliance with EU Capital Requirements and the Dodd-Frank Act risk retention rules. The U.S. credit risk retention rules generally require that for each CLO, the collateral manager retain at least 5% of the credit risk of the assets that underlie an asset backed securitization. This can be achieved either through the retention of an “eligible vertical interest” (commonly referred to as a vertical strip), the retention of an “eligible horizontal residual interest” (commonly referred to as a horizontal strip) or a combination of the two. The rule applies to CLOs maintained on balance sheet as well as CLOs considered VIEs.

U.S. credit risk retention rules permit for the financing of a required retention interest, provided that such financing be on a full recourse basis. To the extent that we employ leverage on our risk retention investments, that could cause losses to be larger than they would have been if leverage were not employed.

Risk retention and certain limitations placed on some banks’ ability to hold CLO securities may inhibit future CLO creations, limit future lending to middle market companies and also have broad implications for the senior secured loan marketplace and for middle market borrowers.

Repurchase Agreements

We entered into a repurchase transaction with Deutsche Bank AG, pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of February 13, 2015 between Deutsche Bank AG and NS Bond Funding I LLC (the “Deutsche Bank Repurchase Agreement”). Pursuant to the Deutsche Bank Repurchase Agreement, Deutsche Bank AG will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the Deutsche Bank Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, there was no balance under the Deutsche Bank Repurchase Agreement. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with Citigroup Global Markets, pursuant to the terms of a Global Master Repurchase Agreement (1996 version), dated as of March 16, 2015 between Citigroup Global Markets and NS Loan Originator LLC (the “Citigroup Repurchase Agreement”). Pursuant to the Citigroup Repurchase Agreement, Citigroup Global Markets will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the Citigroup Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $49.6 million. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with JP Morgan Chase Bank pursuant to the terms of a Global Master Repurchase Agreement (1996 version), dated as of May 1, 2015 between JP Morgan Chase Bank and NS Bond Funding II LLC (the “JP Morgan Repurchase Agreement”). Pursuant to the JP Morgan Repurchase Agreement, JP Morgan Chase Bank will purchase securities and simultaneously agree to sell the securities back to us at a specified date. Under the terms of the JP Morgan Repurchase Agreement, we are required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $29.1 million. We have made certain representations and warranties and are required to comply with various covenants and requirements customary for financing arrangements of this nature.

We entered into a repurchase transaction with Natixis Securities Americas LLC pursuant to the terms of a Global Master Repurchase Agreement (2000 version), dated as of October 14, 2015 between Natixis Securities Americas LLC and NS Bond Funding III LLC (the “Natixis Repurchase Agreement”). Pursuant to the Natixis Repurchase Agreement, Natixis Securities Americas LLC will purchase securities and simultaneously agree to sell the securities back to the Company at a specified date. Under the terms of the Natixis Repurchase Agreement, the Company is required at all times to maintain a level of overcollateralization for the obligations, which is maintained through daily margining. As of September 30, 2017, the outstanding balance was $1.9 million. The Company has made certain representations and warranties and is required to comply with various covenants and requirements customary for financing arrangements of this nature.

Stock Repurchase Program

On December 9, 2016, the Company’s Board of Directors authorized the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions. The timing and amount of any shares purchased under the repurchase program will be determined by our management based on its evaluation of market conditions and other factors. The repurchase program commenced immediately following the expiration of the prior stock repurchase program on December 31, 2016. The repurchase program will expire on December 31, 2017 unless extended by the Board and may be suspended or discontinued at any time without notice. As of September 30, 2017, the Company had repurchased 1,740,154 shares of common stock at a weighted average price per share of $10.17.

Dividend Policy

On February 14, 2017, our Board of Directors declared a dividend of $0.02 per share paid on March 17, 2017 to stockholders of record on March 2, 2017. On May 2, 2017, our Board of Directors declared a dividend of $0.02 per share paid on June 15, 2017 to stockholders of record on May 30, 2017. On July 31, 2017, our Board of Directors declared a dividend of $0.02 per share paid on September 15, 2017 to stockholders of record on August 29, 2017.

Our definitive merger agreement with First Eagle prohibits us from declaring cash dividends other than our regular quarterly cash dividend for the fourth quarter 2017.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We maintain an overall risk management strategy that may incorporate the use of derivative instruments to minimize significant unplanned fluctuations in earnings caused by interest rate volatility. Our operations are subject to risks resulting from interest rate fluctuations on our interest-earning assets and our interest-bearing liabilities. We seek to provide maximum levels of net interest income, while maintaining acceptable levels of interest rate and liquidity risk. As such, we may enter into interest rate swap and interest rate cap agreements to hedge interest rate exposure to interest rate fluctuations on floating rate funding agreement liabilities that are matched with fixed rate securities. Under the interest rate swap contracts, we agree to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount. We record the exchanged amount in net interest income in our statements of operations. Under the interest rate cap contracts, we agree to exchange, at specified intervals, the difference between a specified fixed interest (the cap) and floating interest amounts calculated on an agreed-upon notional principal amount, but only if the floating interest rate exceeds the cap rate. The interest rate caps may not be matched to specific assets or liabilities and would not qualify for hedge accounting.

Gains and losses on derivatives not designated as hedges, including any cash payments made or received, are reported as gain or (loss) on derivatives in our consolidated statements of operations.

OFF BALANCE SHEET ARRANGEMENTS

We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our borrowers. These financial instruments include unfunded commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments.

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for standby letters of credit is represented by the contractual amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance sheet instruments.

Unused lines of credit are commitments to lend to a borrower if certain conditions have been met. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We evaluate each borrower’s creditworthiness on a case-by-case basis. The amount of collateral required is based on factors that include management’s credit evaluation of the borrower and the borrower’s compliance with financial covenants. Due to their nature, we cannot know with certainty the aggregate amounts that will be required to fund our unfunded commitments. The aggregate amount of these unfunded commitments currently exceeds our available funds and will likely continue to exceed our available funds in the future. At September 30, 2017, we had $303.9 million of unused lines of credit.

Standby letters of credit are conditional commitments issued by us to guarantee the performance by a borrower to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending credit to our borrowers. At September 30, 2017, we had $6.8 million of standby letters of credit.

On December 4, 2014, we entered into a total return swap (“TRS”) for senior floating rate loans with Citibank, N.A. (“Citibank”). The TRS with Citibank enabled us, through a wholly owned financing subsidiary, to obtain the economic benefits of the loans subject to the TRS, despite the fact that such loans would not be directly owned by us, in return for an interest payment to Citibank. The underlying loan portfolio of the TRS was typically large, liquid broadly syndicated loans. We acted as the manager of the TRS and selected the specific loans to be subject to the TRS. The TRS did not qualify for hedge accounting treatment as it did not offset the risks of another investment position. The initial maximum market value (determined at the time such loans became subject to the TRS) of the portfolio of loans subject to the TRS was $75.0 million. On December 15, 2014, we entered into an amendment to the TRS that increased the maximum value to $125.0 million. On March 2, 2015, we entered into an amendment that increased the maximum value to $150.0 million, and on July 14, 2015, we entered into an additional amendment that increased the maximum value to $175.0 million. Interest accrued at one-month LIBOR+1.60% per annum. We were required to cash collateralize a specified percentage of each loan included under the TRS in accordance with margin requirements. On March 31, 2016, the TRS matured. At maturity we purchased approximately $138.9 million of the loans that were referenced by the TRS. The majority of these loans were purchased to fund future CLOs.

CRITICAL ACCOUNTING POLICIES

The Company’s consolidated financial statements are prepared based on the application of accounting policies, the most significant of which are described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated in Note 2 to the unaudited consolidated financial statements in this Quarterly Report. These policies require numerous estimates and assumptions, which may prove inaccurate or subject to variations. Changes in underlying factors, assumptions or estimates could have a material impact on the Company’s future financial condition and results of operations. The most critical of these significant accounting policies are the policies for revenue recognition, allowance for credit losses, income taxes, stock compensation, valuation of investments, fair value measurements used to record fair value adjustment to certain financial instruments, determination of other than temporary impairments and temporary impairments, and impairment of goodwill and identified intangible assets. As of the date of this report, the Company does not believe that there has been a material change in the nature or categories of its critical accounting policies or its estimates and assumptions from those discussed in its Annual Report on Form 10-K for the year ended December 31, 2016.

The Company continues to evaluate and document the impacts of recently issued accounting standards, including but not limited to the revenue recognition standard. The team established by the Company to evaluate and document the impact of the standard have completed the scoping phase and identified three revenue streams to be in-scope under the new standard. Upon completion of the initial assessment of the three revenue streams, we believe two of these streams will not result in any changes to revenue recognition upon adoption. The implementation team continues to assess the potential impact, if any, of the remaining in-scope revenue stream. The Company has not yet finalized a decision regarding a transition method and does not expect the provisions of ASU 2014-09 to result in any material changes to the timing of when revenue is recognized. The Company will adopt this standard effective January 1, 2018.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to changes in market values of our portfolio of loans for which the fair value option was elected, loans held-for-sale, which are carried at lower of cost or fair value, and our investment in debt securities, available-for-sale and derivatives, which are carried at fair value. Fair value is defined as the market price for those securities for which a market quotation is readily available and for all other investments and derivatives, fair value is determined pursuant to a valuation policy and a consistent valuation process. Where a market quotation is not readily available, we estimate fair value using various valuation methodologies, including cash flow analysis, as well as qualitative factors.

As of September 30, 2017 and December 31, 2016, investments in debt securities available-for-sale totaled $175.8 million and $119.3 million, respectively. At September 30, 2017, our net unrealized gain on those debt securities totaled $3.4 million and at December 31, 2016, our net unrealized loss on debt securities totaled $6.1 million. Any unrealized gain or loss on these investments is included in Other Comprehensive Income in the equity section of the balance sheet, until realized.

Interest rate risk represents a market risk exposure to us. Interest rate risk is measured as the potential volatility to our net interest income caused by changes in market interest rates.

As of September 30, 2017, substantially all of the loans in our portfolio were at variable rates and had interest rate floors. Majority of loans are currently priced above floors. Our credit facilities and term debt securitizations all bear interest at variable rates without interest rate floors.

The presence of interest rate floors in our loan agreements results in assets with hybrid fixed and floating rate loan characteristics. Provided that the contractual interest rate remains at or below the interest rate floor, a performing loan will typically behave as a fixed rate instrument. If contractual interest rates are in excess of the interest rate floor, a performing loan will typically behave as a floating rate instrument. In a low interest rate environment, floors provide a benefit as we are able to earn additional income equal to the difference between the stated rate of the interest rate floor and the corresponding contractual rate. If interest rates rise, the potential benefit provided by interest rate floors would decrease resulting in lower net interest income. The cost of our variable rate debt would increase, while interest income from loans with interest rate floors would not change until interest rates exceed the stated rate of the interest rate floors or upon the re-pricing or principal repayment of the loans.

The following table shows the hypothetical estimated change in net interest income over a 12-month period based on a static, instantaneous parallel shift in interest rates applied to our portfolio and cash and cash equivalents as of September 30, 2017. Our modeling is based on contractual terms and does not consider prepayment or changes in the composition of our portfolio or our current capital structure. It further generalizes that both variable rate assets and liabilities are indexed to a flat 3 month LIBOR yield curve. Although we believe these measurements are representative of our interest rate sensitivity, we can give no assurance that actual results would not differ materially from our modeled outcomes.

	Rate Change (Basis Points)	Estimated Change in Net Interest Income Over 12 Months
		($ in thousands)
Decrease of	100	$7,905
Increase of	100	12,838
Increase of	200	25,842
Increase of	300	38,857

As interest rates have risen above the floors in our loans, the Company has transitioned from being liability sensitive to asset sensitive. As of September 30, 2017 the net gap was $1.3 billion.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Quarterly Report (the “Evaluation Date”). Based on this evaluation, our principal executive officer and principal financial officer concluded that, as of the Evaluation Date, these disclosure controls and procedures are effective.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) identified in connection with the evaluation of our internal control over financial reporting that occurred during the third quarter of 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time we expect to be party to legal proceedings. We are not currently subject to any material legal proceedings.

Item 1A. Risk Factors.

The risk factors set forth below relate to the Company’s contemplated merger with First Eagle Holdings, Inc. and its contemplated related asset sale, and should be read in conjunction with the risk factors previously disclosed in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the risks described elsewhere in this Quarterly Report on Form 10-Q.

We may not be able to complete our merger with First Eagle and our asset sale to GSO. The failure to complete these transactions, or delays or uncertainty concerning completion of these transactions, may adversely affect our business operations and financial results.

As described elsewhere in this Quarterly Report on Form 10-Q, on October 16, 2017, we signed a merger agreement with First Eagle Holdings, Inc. (“First Eagle”), FE Holdco, LLC, a wholly-owned subsidiary of First Eagle (“FE Holdco”), and a newly formed wholly-owned merger subsidiary of FE Holdco, pursuant to which we will merge with the merger subsidiary and become a wholly-owned subsidiary of FE Holdco. In a related transaction, we also entered into an asset purchase agreement to sell a portfolio of investment assets, including approximately $2.4 billion of middle-market loans and other credit investments, to a newly formed investment fund sponsored by GSO Capital Partners LP (the “Asset Buyer”). The closing of the merger with First Eagle is conditioned upon, and will occur immediately following, the Asset Buyer’s completion of the acquisition of assets under the asset purchase agreement. In addition to the closing of the asset sale, completion of the merger is subject to certain additional conditions, including the receipt of the necessary approval of our stockholders, the satisfaction of certain regulatory approvals and specified client consents, and other customary closing conditions, including the accuracy of the representations and warranties made in the agreement. In addition to stockholder approval, completion of the asset sale is subject to the satisfaction of the conditions precedent to closing under the definitive merger agreement, the satisfaction of certain regulatory approvals and other customary closing conditions. Many of the conditions are beyond our control. We cannot be certain that we will be able to obtain stockholder approval or required regulatory approvals, or satisfy or obtain a waiver of the other conditions to completion of the merger or the asset sale, in which case the merger and asset sale may not be completed. If the merger and the asset purchase transactions are not consummated, our stock price may decline to the extent that the current market price of our common stock reflects an assumption that such transactions will be completed.

In addition, the merger agreement may be terminated by the Company or First Eagle, and the asset purchase agreement may be terminated by the Company or the Asset Buyer, under certain circumstances. If the merger agreement is terminated under certain specified circumstances (including if our board of directors terminates the merger agreement to accept a superior proposal), we will be required to pay First Eagle and the Asset Buyer termination fees in the aggregate of either $10 million (if the termination is made in connection with a superior proposal from a third party which provides us with an acquisition proposal during a thirty day go-shop period) or $15 million (if the agreements are terminated under certain other conditions).

The restrictions on the conduct of our business prior to the consummation of the merger and the asset sale, and the uncertainties and risks concerning completion of these transactions, may cause our business, lending activities, operations and financial results to suffer during the pendency of the transactions or in the event the transactions are not completed. The transaction agreements require us to conduct business in the ordinary course and have limitations on the operations of our business, subject to specific exceptions, which may delay or prevent us from undertaking business opportunities that, absent the merger agreement, we might have pursued. Among other restrictions, the merger agreement prohibits us from paying any dividends other than our regular quarterly cash dividend on our common stock payable in the fourth quarter of 2017 at a rate not in excess of $0.02 per share, and both agreements place certain restrictions on our ability to purchase or originate new loans or increase any loan commitments or incur additional indebtedness. The announcement of the transactions and any delay in completing the transactions may divert management’s attention from ongoing business operations, affect our ability to retain or recruit key employees and negatively impact our business relationships with borrowers and financing sources.

We will incur costs, expenses and fees for professional services and other transaction costs in connection with the merger and the asset purchase transaction, for which we will have received little or no benefit if these transactions are not completed. Many of these fees and costs will be payable by us even if the transactions are not completed and may relate to activities that we would not have undertaken other than to complete the transactions. Additionally, we may be subject to class action lawsuits initiated by shareholders or other litigation in connection with the transactions. While we will evaluate and defend against any actions vigorously, such litigation could delay the timing for completing the transaction and the costs of the defense of such lawsuits and other effects of such litigation could be significant.

The value of the contingent value rights that our stockholders will receive in the merger will depend, upon other things, on the amount and timing of certain net tax refunds we expect to receive for the two taxable years prior to, and the interim period ending on, the consummation of the transactions. If the transactions are not consummated in calendar year 2017, our stockholders are expected to receive less under their contingent value rights than they would if the transactions close prior to year-end.

Under the merger agreement with First Eagle, our stockholders will receive $11.44 in upfront cash and one non-transferable contingent value right (“CVR”) for each NewStar share held at the closing of the transaction. Each CVR will entitle its holder to receive pro-rata distributions of any net tax refunds received by NewStar following the closing as a result of a carryback of NewStar’s losses generated primarily from the sale of assets to GSO, for the two taxable years prior to, and the interim period ending on, the closing of the transaction. Under the terms of the merger agreement, 30% of any such net tax refund will be distributed to the CVR holders promptly upon receipt, with the remainder to be held in escrow. Upon approval from the Congressional Joint Committee on Taxation (JCT), 60% of any net tax refund plus any interest earned on such amount in the escrow account will be distributed to the CVR holders, with the remainder distributed to the CVR holders upon the completion of applicable tax audits or the expiration of applicable statutes of limitations. We currently estimate these refunds to total $1.00 per share if the transaction closes in 2017 or $0.88 per share if the transaction closes in 2018. We expect to be able to file for these refunds by the third quarter of 2018. Actual timing of receipt and disbursement of these tax refunds to CVR holders will depend on the timing of potential IRS audits and JCT approval and other factors not within our control. The amount of tax refunds received will depend, among other things, on the timing of the closing of the merger, which is subject to the satisfaction of numerous conditions, including many beyond our control.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

The following table sets forth the repurchases we made for the three-month period ending on September 30, 2017:

Period	Total Number of Shares Purchased (1)(2)	Average Price Paid Per Share (1)(2)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (2)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
July 1-31, 2017	138,677	$10.80	138,054	$14,056,792
August 1-31, 2017	117,216	10.80	117,216	12,790,628
September 1-30, 2017	46,508	10.81	46,508	12,287,956

Total: Three months ended September 30, 2017	302,401	$10.80	301,778	$12,287,956

(1)	The Company repurchased 1,740,154 shares during the period pursuant to the share repurchase program that we announced on December 9, 2016 (the “Repurchase Program”). Certain of these shares were repurchased on the open market pursuant to a trading plan under Rule 10b5-1 of the Exchange Act.
(2)	The Repurchase Program provides for the repurchase of up to $30.0 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

Item 6. Exhibits.

Exhibit Number	Description	Method of Filing

3(a)	Amended and Restated Certificate of Incorporation of the Company.	Previously filed as Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 2, 2007 (File No. 001-33211) and incorporated herein by reference.

3(b)	Amended and Restated Bylaws of the Company.	Previously filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 20, 2017 (File No. 001-33211) and incorporated herein by reference.

10(a)	Purchase Agreement by and between NewStar Financial, Inc., as Buyer, and Fifth Street Holdings L.P. as Seller, dated as of July 1, 2017.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 7, 2017 (File No. 001-33211) and incorporated herein by reference.

10(b)	Credit Agreement among Fifth Street CLO Management LLC, as Borrower Bleachers Finance 1 Limited, and the other Lender Parties hereto, as Lenders and Natixis, New York Branch, as Agent, dated September 28, 2015.	Filed herewith.

10(c)	Co-Investment Plan Award Agreement executed April 14, 2016 between NewStar Financial, Inc. and Mark du Four.	Filed herewith.

10(d)	Co-Investment Plan Award Agreement executed April 14, 2016 between NewStar Financial, Inc. and Patrick F. McAuliffe.	Filed herewith.

31(a)	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

31(b)	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.	Filed herewith.

32	Certifications pursuant to 18 U.S.C. Section 1350.	Filed herewith.

101	The following materials from the Quarterly Report of NewStar Financial, Inc. on Form 10-Q for the quarter ended September 30, 2017, formatted in XBRL (eXtensible Business Reporting Language): (i) Condensed Consolidated Balance Sheets as of September 30, 2017 and December 31, 2016, (ii) Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2017 and 2016, (iii) Condensed Consolidated Statements of Comprehensive	Filed herewith.

Exhibit Number	Description	Method of Filing
Income for the three and nine months ended September 30, 2017 and 2016, (iv) Condensed Consolidated Statements of Changes in Stockholders’ Equity for the nine months ended September 30, 2017 and 2016, (v) Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2017 and 2016, and (vi) Notes to the Condensed Consolidated Financial Statements.

101.INS	XBRL Instance Documents

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Label Linkbase Document

101.PRE	XBRL Taxonomy Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: November 3, 2017	By:	/S/ JOHN KIRBY BRAY
John Kirby Bray
Chief Financial Officer

SPECIAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

December 21, 2017

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             00030303030000000000  6                                                                                                  122117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, as it may be amended from time to time, by and among NewStar Financial, Inc., First Eagle Holdings, Inc., FE Holdco, LLC, and FE Merger Sub, Inc.	☐	☐	☐
		2.	Proposal to approve the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017, as it may be amended from time to time, by and between NewStar Financial, Inc. and GSO Diamond Portfolio Holdco LLC.	☐	☐	☐
		3.	Proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar Financial Inc. in connection with the merger.	☐	☐	☐
		4.	Proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of Proposals 1, 2, 3 and 4.

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SPECIAL MEETING OF STOCKHOLDERS OF

NEWSTAR FINANCIAL, INC.

December 21, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With
e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 21, 2017

This proxy statement to security holders

is available at www.proxydocs.com/news

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.  i

                                        00030303030000000000  6                                                                                                  122117

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
		1.	Proposal to adopt the Agreement and Plan of Merger, dated as of October 16, 2017, as it may be amended from time to time, by and among NewStar Financial, Inc., First Eagle Holdings, Inc., FE Holdco, LLC, and FE Merger Sub, Inc.	☐	☐	☐
		2.	Proposal to approve the transactions contemplated by the Asset Purchase Agreement, dated as of October 16, 2017, as it may be amended from time to time, by and between NewStar Financial, Inc. and GSO Diamond Portfolio Holdco LLC.	☐	☐	☐
		3.	Proposal to approve, on an advisory (non-binding) basis, specified compensation that may be paid or become payable to the named executive officers of NewStar Financial Inc. in connection with the merger.	☐	☐	☐
		4.	Proposal to approve the adjournment of the special meeting from time to time, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or the proposal to approve the transactions contemplated by the asset purchase agreement.	☐	☐	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each of Proposals 1, 2, 3 and 4.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

NEWSTAR FINANCIAL, INC.

Proxy Solicited on Behalf of the Board of Directors for Special Meeting on December 21, 2017.

The undersigned stockholder of NewStar Financial, Inc. (“NewStar”), hereby appoints Timothy J. Conway and Robert K. Brown, or either of them, each with full power of substitution, to be the attorneys and proxies of the undersigned at the Special Meeting of Stockholders of NewStar to be held at 10:00 a.m. on December 21, 2017 at the offices of Locke Lord LLP, 111 Huntington Avenue, Boston, Massachusetts, or at any adjournment or postponement thereof, on the proposals contained in the Notice of the Special Meeting of Stockholders, with all powers the undersigned would possess if personally present at said meeting, or at the postponement or adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side.)

 COMMENTS:

1.1	14475